As filed with the Securities and Exchange Commission on April 27, 2009

Registration No. 333-158264

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

IPC HOLDINGS, LTD.

(Exact name of registrant as specified in its charter)

Bermuda	6311	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

American International Building 29 Richmond Road Pembroke HM 08 Bermuda (441) 298-5100	CT Corporation System 111 Eighth Avenue New York, New York 10011 (212) 590-9200
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Andrew S. Rowen, Esq. Melissa Sawyer, Esq. Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004 (212) 558-4000	Sarene A. Bourdages, Esq. Executive Vice President and General Counsel Max Capital Group Ltd. Max House 2 Front Street, Hamilton HM 11 Bermuda (441) 295-8800	Kerry E. Berchem, Esq. Jeffrey L. Kochian, Esq. Akin Gump Strauss Hauer & Feld LLP One Bryant Park New York, New York 10036 (212) 872-1000

Approximate date of commencement of proposed sale of securities to the public: As soon as practicable after the date hereof and upon completion of the amalgamation described in the enclosed document.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (check one):

Large accelerated filer  ☒    Accelerated filer  ☐    Non-accelerated filer  ☐    Smaller reporting company  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant will file a further amendment that specifically states that this Registration Statement will thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement will become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

PRELIMINARY COPY — SUBJECT TO COMPLETION, DATED APRIL 27, 2009

The information in this joint proxy statement/prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is declared effective. This joint proxy statement/prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale of these securities is not permitted.

AN AMALGAMATION PROPOSAL—YOUR VOTE IS VERY IMPORTANT

To the shareholders of IPC Holdings, Ltd., which we refer to as “IPC,” and the shareholders of Max Capital Group Ltd., which we refer to as “Max”:

On March 1, 2009, IPC, IPC Limited, a direct wholly owned subsidiary of IPC, and Max entered into an Agreement and Plan of Amalgamation, which, as amended and together with the Amalgamation Agreement, to be dated as of the closing date, among IPC, IPC Limited and Max, we refer to as the “amalgamation agreement.”

Subject to shareholder approval as described herein and satisfaction or waiver of the other conditions specified in the amalgamation agreement, on the date the amalgamation is consummated, which we refer to as the “closing date” or “closing,” Max will amalgamate with IPC Limited, and immediately thereafter IPC will change its name to “Max Capital Group Ltd.” We refer to IPC after the amalgamation with Max as the “combined entity.” Pursuant to the amalgamation agreement, after the effective time of the amalgamation, which we refer to as the “effective time,” Max shareholders (including the shareholders that do not vote in favor of the amalgamation) will have the right to receive 0.6429 common shares of IPC and cash in lieu of fractional shares in exchange for each Max common share they hold, unless they exercise appraisal rights pursuant to Bermuda law.

The IPC Annual General Meeting. IPC will hold its annual general meeting of shareholders, which we refer to as the “IPC meeting,” on —, 2009, at —, Atlantic time, at the registered office of IPC, located at the American International Building, 29 Richmond Road, Pembroke HM 08, Bermuda. IPC shareholders will be asked at the IPC meeting:

•

Proposals 1-5: to approve amendments to IPC’s bye-laws to be effective as of the effective time, which we refer to collectively as the “IPC bye-law amendments,” to: (1) increase the maximum number of directors on the board of directors from nine to 12, (2) modify the indemnity provisions, (3) add provisions regarding advance notice of shareholder nominees for director and other shareholder proposals, (4) remove provisions regarding alternate directors and cumulative voting in the election of directors, and (5) add certain conditions to the conduct of director meetings;

•

Proposal 6: to approve effective as of the effective time the increase in IPC’s authorized share capital from $1,850,000 to $2,350,000 by the creation of an additional 50,000,000 common shares, par value $0.01 per share, ranking pari passu with the existing common shares of IPC, which we refer to as the “authorized share capital increase”;

•	Proposal 7: to approve effective as of the effective time a change in IPC’s name to “Max Capital Group Ltd.,” which we refer to as the “name change”;

•	Proposal 8: to approve the issuance of common shares pursuant to the amalgamation agreement, which we refer to as the “share issuance”;

•	Proposal 9: to elect the directors of IPC and of the combined entity, whom we refer to as the “post-closing directors”;

•	Proposal 10: to approve effective as of the effective time a revised plan of remuneration for the combined entity’s board of directors, which we refer to as the “director compensation plan”;

•

Proposal 11: to appoint KPMG as IPC’s independent auditors until the close of the next annual general meeting and to authorize the audit committee of IPC’s board of directors to set the compensation of such independent auditors, which we refer to as the “appointment of KPMG”; and

•

to transact such further business, if any, as may be lawfully brought before the meeting, including to approve the adjournment of the meeting for the solicitation of additional proxies in favor of any of the above proposals, which we refer to as an “adjournment proposal.”

The affirmative vote of a majority of the votes cast at the IPC meeting, at which a quorum is present in accordance with IPC’s bye-laws, is required to approve each IPC bye-law amendment, the authorized share capital increase, the name change, the share issuance and the director compensation plan. IPC shareholders will vote cumulatively in the election of the post-closing directors. The IPC bye-law amendments, the name change, the share issuance and the director compensation plan will become effective only if each of them is approved by IPC shareholders and all of the other conditions to the amalgamation are satisfied or waived and the amalgamation closes. The affirmative vote of a majority of the votes cast at the IPC meeting is required to approve each other matter to be acted on at the IPC meeting, including the appointment of KPMG and the adjournment proposal. The appointment of KPMG will become effective upon the approval of IPC shareholders whether or not the closing occurs.

IPC shareholders will be asked at the IPC meeting to elect 12 director nominees to hold office until IPC’s next annual general meeting or until their successors are elected or appointed or their offices are otherwise vacated. Of these 12 nominees, six currently serve as independent directors of IPC, five currently serve as independent directors of Max and one is Max’s Chief Executive Officer and Chairman of its board of directors. The terms of the elected IPC post-closing directors will begin as of the close of the IPC meeting whether or not the closing of the amalgamation occurs; however, the term of any elected Max post-closing directors is contingent on the closing and will begin only as of the effective time. If for any reason the amalgamation does not close, the IPC bye-law amendments will not become effective, none of the Max post-closing directors will serve on IPC’s board of directors, and IPC’s board of directors will be composed of the six IPC director nominees until the next annual general meeting of shareholders or until their successors are elected or appointed or their offices are otherwise vacated.

Under IPC’s bye-laws, with limited exceptions, any shareholder owning, directly, indirectly or, in the case of any U.S. person, constructively or by attribution, shares of IPC with 10% or more of the total combined voting power of all shares entitled to vote will have the voting rights attached to such shares reduced so that it may not exercise more than 10% of the total voting rights. The reduction in votes is generally applied in declining order based on the number of such shares owned by each shareholder. Under these provisions of IPC’s bye-laws, certain shareholders may have their voting rights limited to less than one vote per share. Moreover, these provisions could have the effect of reducing the voting power of certain shareholders who would not otherwise be subject to the limitation by virtue of their direct share ownership.

The Max Special Meeting. Max will hold a special meeting of shareholders, which we refer to as the “Max special meeting,” on —, 2009, at —, Atlantic time, at Max House, 2 Front Street, Hamilton HM 11, Bermuda. Max shareholders will be asked at the Max special meeting:

•

Proposal 1: to approve an amendment to Max’s bye-laws to reduce the shareholder vote required to approve an amalgamation with any other company from the affirmative vote of three-fourths of the votes cast thereon at a general meeting of the shareholders to a simple majority, which we refer to as the “Max bye-law amendment”;

•	Proposal 2: to adopt the amalgamation agreement and approve the amalgamation;

•	to approve an adjournment proposal in respect of the Max special meeting for the solicitation of additional proxies in favor of any of the above proposals, if necessary; and

•	to transact such other business, if any, as may lawfully be brought before the meeting.

The affirmative vote of a majority of the votes cast at the Max special meeting, at which a quorum is present in accordance with Max’s bye-laws, is required to approve the Max bye-law amendment, which will become immediately effective if so approved. If the Max bye-law amendment is approved, the affirmative vote of a majority of the votes cast at the Max special meeting is required to adopt the amalgamation agreement and approve the amalgamation. If the Max bye-law amendment is not approved, the affirmative vote of three-fourths of the votes cast at the Max special meeting shall be required to adopt the amalgamation agreement and approve the amalgamation. The affirmative vote of a majority of the votes cast at the Max special meeting is required to approve each other matter to be acted on, including the approval of any adjournment proposal.

Each common share held by a shareholder of Max entitles such shareholder to one vote on each matter that is voted upon by poll at the Max special meeting or any adjournments thereof, subject to certain provisions of the bye-laws that reduce the total voting power of any U.S. shareholder owning, directly or indirectly, beneficially or otherwise, as described in Max’s bye-laws, 9.5% or more of the common shares to less than 9.5% of the total voting power of Max’s capital stock. In addition, the board of directors of Max may limit a shareholder’s voting rights where it deems it necessary to do so to avoid adverse tax, legal or regulatory consequences.

* * *

Before the amalgamation can close, IPC shareholders must approve each IPC bye-law amendment, the authorized share capital increase, the name change and the share issuance and have elected the post-closing directors at the IPC meeting (or any adjournment thereof), and Max shareholders must adopt the amalgamation agreement and approve the amalgamation at the Max special meeting (or any adjournment thereof).

Following closing of the amalgamation, based on IPC’s and Max’s present capitalization and the exchange ratio of 0.6429, Max shareholders will own approximately 42% of the issued and outstanding shares of the combined entity on a fully diluted basis. IPC will issue approximately 36,440,847 common shares in connection with the amalgamation. IPC will apply to list these common shares on the Nasdaq Global Select Market, which we refer to as “Nasdaq,” subject to official notice of issuance.

IPC common shares are quoted on Nasdaq under the symbol “IPCR” and the Bermuda Stock Exchange under the symbol “IPCR BH.” The closing price of an IPC common share on Nasdaq on —, 2009, was $—. Max common shares, which are currently quoted on Nasdaq under the symbol “MXGL” and the Bermuda Stock Exchange under the symbol “MXGL BH,” will be delisted upon completion of the amalgamation. The closing price of a Max common share on —, 2009, was $—. Upon the closing of the amalgamation, the combined entity will continue to trade on Nasdaq under its new name “Max Capital Group Ltd.” and ticker symbol “MXCP”.

IPC’s board of directors has adopted the amalgamation agreement, authorized and approved the IPC bye-law amendments, the authorized share capital increase, the name change, the share issuance, the director compensation plan and the appointment of KPMG, and has nominated each post-closing director to IPC’s board of directors, and deems it fair, advisable and in the best interests of IPC to enter into the amalgamation agreement and to consummate the share issuance and the other transactions contemplated by the amalgamation agreement. IPC’s board of directors recommends that IPC shareholders vote “FOR” each proposal submitted to IPC shareholders, and each post-closing director identified, on the attached IPC proxy card.

Max’s board of directors has adopted the amalgamation agreement and authorized and approved the amalgamation of Max with IPC Limited upon the terms and subject to the conditions set forth in the amalgamation agreement, authorized and approved the Max bye-law amendment, and deems it fair to, advisable to and in the best interests of Max to enter into the amalgamation agreement and to consummate the amalgamation and the other transactions contemplated by the amalgamation agreement. Max’s board of directors recommends that Max shareholders vote “FOR” each proposal submitted to Max shareholders on the attached Max proxy card.

This joint proxy statement/prospectus provides IPC and Max shareholders with detailed information about the IPC meeting, the Max special meeting and the proposed amalgamation. You can also obtain information from publicly available documents filed by IPC and Max with the Securities and Exchange Commission, which we refer to as the “SEC.” IPC and Max encourage you to read this entire document carefully, including the section entitled Risk Factors beginning on page 25.

Your vote is very important. Whether or not you plan to attend the IPC meeting or the Max special meeting, please take time to vote on the proposal by completing and mailing your enclosed proxy card.

Sincerely,

James (Jim) P. Bryce	W. Marston (Marty) Becker
Chief Executive Officer IPC Holdings, Ltd.	Chairman and Chief Executive Officer Max Capital Group Ltd.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of the securities to be issued in connection with the amalgamation, approved or disapproved of the amalgamation, passed upon the merits or fairness of the amalgamation or determined if this joint proxy statement/prospectus is adequate, accurate or complete. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated —, 2009

and is first being mailed to IPC and Max shareholders on or about —, 2009

SOURCES OF ADDITIONAL INFORMATION

This joint proxy statement/prospectus includes information also set forth in documents filed by IPC and Max with the SEC, and those documents include information about each company that is not included in or delivered with this joint proxy statement/prospectus. You can obtain any of the documents filed by IPC or Max, as the case may be, with the SEC from the SEC or, without charge, from the SEC’s website at http://www.sec.gov. IPC and Max shareholders also may obtain documents filed with the SEC or documents incorporated by reference in this joint proxy statement/prospectus free of cost, by directing a written or oral request to the appropriate company at:

IPC Holdings, Ltd. American International Building 29 Richmond Road Pembroke HM 08 Bermuda Attention: Melanie J. Saunders (441) 298-5100	Max Capital Group Ltd. Max House 2 Front Street, Hamilton HM 11 Bermuda Attention: Secretary (441) 295-8800

If you would like to request documents, in order to ensure timely delivery, you must do so at least five business days before the date of the relevant meeting. This means you must request this information no later than —, 2009. IPC or Max, as the case may be, will mail properly requested documents to requesting shareholders by first class mail, or another equally prompt means, within one business day after receipt of such request.

In this joint proxy statement/prospectus, we refer to the Securities Act of 1933, as amended, as the “Securities Act” and the Securities Exchange Act of 1934, as amended, as the “Exchange Act.”

See Where You Can Find More Information on page 194.

American International Building

29 Richmond Road

Pembroke HM 08, Bermuda

NOTICE OF 2009 ANNUAL GENERAL MEETING

TO BE HELD ON —, 2009

—, 2009

Dear Shareholder:

The 2009 annual general meeting of IPC Holdings, Ltd. (“IPC”) will be held on —, 2009, at —, Atlantic time, at the registered office of IPC, located at the American International Building, 29 Richmond Road, Pembroke HM 08, Bermuda, for the following purposes:

•

Proposal 1: to approve an amendment to IPC’s bye-laws effective as of the effective time of the amalgamation (the “effective time”) pursuant to the Agreement and Plan of Amalgamation, dated as of March 1, 2009, between IPC, IPC Limited and Max Capital Group Ltd. (the “amalgamation agreement”) to increase the maximum number of directors on IPC’s board of directors from nine to 12, pursuant to the amalgamation agreement;

•	Proposal 2: to approve an amendment to IPC’s bye-laws effective as of the effective time of the amalgamation to modify the indemnity provisions, pursuant to the amalgamation agreement;

•

Proposal 3: to approve an amendment to IPC’s bye-laws effective as of the effective time of the amalgamation to add provisions regarding advance notice of shareholder nominees for director and other shareholder proposals, pursuant to the amalgamation agreement;

•

Proposal 4: to approve an amendment to IPC’s bye-laws effective as of the effective time of the amalgamation to remove provisions for alternate directors and to remove the provision permitting cumulative voting in the election of directors, pursuant to the amalgamation agreement;

•

Proposal 5: to approve an amendment to IPC’s bye-laws effective as of the effective time of the amalgamation to add certain conditions to the conduct of director meetings, pursuant to the amalgamation agreement;

•

Proposal 6: to approve, effective as of the effective time of the amalgamation, the increase in IPC’s authorized share capital from $1,850,000 to $2,350,000 by the creation of an additional 50,000,000 common shares, par value $0.01 per share, ranking pari passu with the existing common shares of IPC, pursuant to the amalgamation agreement;

•	Proposal 7: to approve a change in IPC’s name effective as of the effective time of the amalgamation to “Max Capital Group Ltd.,” pursuant to the amalgamation agreement;

•	Proposal 8: to approve the issuance of common shares pursuant to the amalgamation agreement;

•

Proposal 9: to elect six of the 12 directors of the combined entity effective as of the effective time of the amalgamation, pursuant to the amalgamation agreement, and to elect six directors of IPC to hold office from the close of the IPC meeting until IPC’s next annual general meeting of shareholders or until their successors are elected or appointed or their office otherwise vacated;

•	Proposal 10: to approve a revised plan of remuneration for the combined entity’s board of directors effective as of the effective time of the amalgamation;

•

Proposal 11: to appoint KPMG as IPC’s independent auditors until the close of the next annual general meeting and to authorize the audit committee of IPC’s board of directors to set the compensation of such independent auditors;

•	to receive the audited consolidated financial statements of IPC for the fiscal year ended December 31, 2008; and

•

to transact such other further business, if any, as may lawfully be brought before the meeting, including to approve an adjournment of the meeting for the solicitation of additional IPC proxies in favor of any of the above proposals.

For further information concerning the individuals nominated as directors and the other matters to be acted upon at the IPC meeting, you are urged to read the joint proxy statement/prospectus on the following pages.

If you are a shareholder of record, please sign, date and return the enclosed proxy in the return envelope furnished for that purpose, as promptly as possible, whether or not you plan to attend the meeting, or follow the instructions on the IPC proxy card to complete your proxy card on the Internet at the website indicated or by telephone. If you own your shares through a bank or brokerage firm, you will receive instructions from that institution on how to instruct them to vote your shares, including by completing a proxy card, or providing instructions by Internet or telephone. If you later desire to revoke your proxy for any reason, you may do so in the manner described in the attached joint proxy statement/prospectus. Only shareholders of record, as shown on IPC’s register of members or branch register, at the close of business on April 28, 2009, will be entitled to notice of, and to vote at, the IPC meeting or any adjournments thereof. See The IPC Meeting beginning on page 120 in the accompanying joint proxy statement/prospectus for more information.

By Order of the Board of Directors,

Melanie J. Saunders
Secretary

Important Notice Regarding the Availability of Proxy Materials for the Shareholder

Meeting to Be Held on —, 2009.

The Proxy Statement and Annual Report to Shareholders are available at

www.ipcre.bm/proxy/proxy.html

Max House

2 Front Street

Hamilton HM 11

Bermuda

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD —, 2009

—, 2009

Notice is hereby given that a Special Meeting of Shareholders of Max Capital Group Ltd. (“Max”) will be held at Max House, 2 Front Street, Hamilton HM 11, Bermuda, on —, 2009, at — Atlantic Time, for the following purposes:

•

Proposal 1: to approve an amendment to Max’s bye-laws to reduce the shareholder vote required to approve an amalgamation with any other company from the affirmative vote of three-fourths of the votes cast thereon at a general meeting of the shareholders to a simple majority, pursuant to the Agreement and Plan of Amalgamation, dated as of March 1, 2009, between IPC Holdings, Ltd., IPC Limited and Max (as amended and together with the Amalgamation Agreement, to be dated as of the closing date, among IPC, IPC Limited and Max, the “amalgamation agreement”);

•	Proposal 2: to adopt the amalgamation agreement and approve the resulting amalgamation;

•	to approve an adjournment of the meeting for the solicitation of additional Max proxies in favor of any of the above proposals, if necessary; and

•	to transact such other further business, if any, as may lawfully be brought before the meeting.

Information concerning the matters to be acted upon at the Max meeting is set forth in the accompanying joint proxy statement/prospectus.

Under the terms of the amalgamation agreement, each outstanding Max common share (including any shares held by Max shareholders that do not vote in favor of the amalgamation, but excluding any shares as to which appraisal rights have been exercised pursuant to Bermuda law), will be cancelled and converted into the right to receive 0.6429 common shares of IPC upon closing of the amalgamation.

Under Bermuda law, in the event of an amalgamation of a Bermuda company with another company or corporation, any shareholder of the Bermuda company is entitled to receive fair value for its shares. Max’s board of directors considers the fair value for each Max common share to be 0.6429 of one IPC common share, providing Max shareholders with a value of $16.3360 for each Max common share as of the close of the trading day immediately preceding the public announcement of the proposed amalgamation.

Any Max shareholder who is not satisfied that it has been offered fair value for its Max common shares and whose shares are not voted in favor of the amalgamation agreement and the amalgamation may exercise its appraisal rights under the Companies Act 1981 of Bermuda, as amended, which we refer to as the “Companies Act,” to have the fair value of its Max common shares appraised by the Supreme Court of Bermuda, which we refer to as the “Court.” Any Max shareholder intending to exercise appraisal rights MUST file its application for appraisal of the fair value of its Max common shares with the Court within ONE MONTH after the date the notice convening the Max special meeting is deemed to have been received (which in any event will be before the Max special meeting).

Only shareholders of record, as shown on Max’s register of members or branch register, at the close of business on April 28, 2009, will be entitled to notice of, and to vote at, the Max special meeting or any adjournments thereof, or to exercise the appraisal rights conferred on dissenting shareholders by Bermuda law.

IF YOU WERE A MAX SHAREHOLDER OF RECORD ON APRIL 28, 2009, PLEASE VOTE IN ONE OF THE FOLLOWING THREE WAYS, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING OF SHAREHOLDERS: (1) BY FOLLOWING THE INSTRUCTIONS CONTAINED IN THE NOTICE OF INTERNET AVAILABILITY OF MAX PROXY MATERIALS; (2) BY COMPLETING, SIGNING AND DATING THE ACCOMPANYING MAX PROXY CARD AND RETURNING IT IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE; OR (3) BY COMPLETING YOUR MAX PROXY ON THE INTERNET AT THE ADDRESS LISTED ON THE MAX PROXY CARD. IF YOU LATER DESIRE TO REVOKE YOUR MAX PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE JOINT PROXY STATEMENT/PROSPECTUS. YOUR SHARES WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS, IF ANY, CONTAINED IN THE PROXY CARD. IF A PROXY IS PROPERLY EXECUTED AND RETURNED AND NO INSTRUCTION IS GIVEN, YOUR SHARES WILL BE VOTED “FOR” ITEMS 1 & 2 IN THE MAX PROXY. FOR FURTHER INFORMATION CONCERNING THE USE OF THE MAX PROXY AND OTHER RELATED MATTERS, YOU ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS ON THE FOLLOWING PAGES.

By order of the Board of Directors,

W. Marston Becker
Chairman of the Board
—, 2009
Hamilton, Bermuda

QUESTIONS AND ANSWERS ABOUT THE AMALGAMATION AND THE MEETINGS

The following questions and answers highlight selected information from this joint proxy statement/prospectus and may not contain all the information that is important to you. We encourage you to read this entire document carefully.

Q:	When and where are the shareholder meetings?

A1: The IPC annual general meeting of shareholders, which we refer to as the “IPC meeting,” will take place at —, Atlantic Time, on —, 2009, at the American International Building, 29 Richmond Road, Pembroke HM 08, Bermuda.

A2: The Max Special Meeting of Shareholders, which we refer to as the “Max special meeting,” will take place at —, Atlantic Time, on —, 2009, at Max House, 2 Front Street, Hamilton HM 11, Bermuda.

Q:	What is happening at the shareholder meetings?

A1: At the IPC meeting, IPC shareholders will be asked:

•

Proposals 1-5: to approve amendments to IPC’s bye-laws to be effective as of the effective time of the amalgamation, which we refer to collectively as the “IPC bye-law amendments,” to: (1) increase the maximum number of directors on the board of directors from nine to 12, (2) modify the indemnity provisions, (3) add provisions regarding advance notice of shareholder nominees for director and other shareholder proposals, (4) remove provisions regarding alternate directors and cumulative voting in the election of directors, and (5) add certain conditions to the conduct of director meetings;

•

Proposal 6: to approve effective as of the effective time of the amalgamation, which we refer to as the “effective time,” the increase in IPC’s authorized share capital from $1,850,000 to $2,350,000 by the creation of an additional 50,000,000 common shares, par value $0.01 per share, ranking pari passu with the existing common shares of IPC, which we refer to as the “authorized share capital increase”;

•	Proposal 7: to approve effective as of the effective time a change in IPC’s name to “Max Capital Group Ltd.,” which we refer to as the “name change”;

•	Proposal 8: to approve the issuance of common shares pursuant to the amalgamation agreement, which we refer to as the “share issuance”;

•	Proposal 9: to elect the directors of IPC and of the combined entity, whom we refer to as the “post-closing directors”;

•	Proposal 10: to approve effective as of the effective time a revised plan of remuneration for the combined entity’s board of directors, which we refer to as the “director compensation plan”;

•

Proposal 11: to appoint KPMG as IPC’s independent auditors until the close of the next annual general meeting and to authorize the audit committee of IPC’s board of directors to set the compensation of such independent auditors, which we refer to as the “appointment of KPMG”; and

•	to approve the adjournment of the shareholder meeting for the solicitation of additional proxies in favor of any of the above proposals, which we refer to as an “adjournment proposal.”

Even if shareholders approve the IPC bye-law amendments, the authorized share capital increase, the name change, the share issuance and the director compensation plan, and elect each post-closing director, in each case with the required vote, those matters will take effect, and the post-closing director nominees (in the case of directors that are currently Max directors) will serve as directors of IPC, only if and when the amalgamation closes.

A2: At the Max special meeting, Max shareholders will be asked:

•	Proposal 1: to approve an amendment to Max’s bye-laws to reduce the shareholder vote required to approve an amalgamation with any other company from the affirmative vote of three-fourths of the

i

votes cast thereon at a general meeting of the shareholders to a simple majority, which we refer to as the “Max bye-law amendment,”

•	Proposal 2: to adopt the amalgamation agreement and approve the amalgamation; and

•	to approve an adjournment proposal in respect of the Max special meeting for the solicitation of additional Max proxies in favor of the foregoing proposals, if necessary.

Q:	What will happen in the amalgamation?

A: If IPC shareholders approve the IPC bye-law amendments, the name change and the share issuance, and elect each post-closing director, and if Max shareholders adopt the amalgamation agreement and approve the amalgamation, and all other conditions to the amalgamation have been satisfied or waived, Max will amalgamate with IPC Limited, a direct, wholly owned subsidiary of IPC, upon the terms and subject to the conditions set forth in the amalgamation agreement. Immediately following the amalgamation, IPC will change its name to “Max Capital Group Ltd.” We refer to IPC after the amalgamation with Max as the “combined entity.” Upon the closing of the amalgamation, the separate corporate existence of Max and IPC Limited will cease and they will continue as an amalgamated company and subsidiary of IPC, which we refer to as the “amalgamated company.” The combined entity will serve as the Bermuda-based holding company for the existing global specialty insurance and reinsurance operating subsidiaries of Max (through the amalgamated company) and IPCRe Limited, which we refer to as “IPCRe.” IPCRe is IPC’s existing Bermuda-based property catastrophe reinsurance subsidiary. IPCRe will be renamed Max IPC Re Ltd. and the amalgamated company will be renamed “Max Holdings Ltd.”

Q:	Why are the parties proposing the amalgamation? Why is IPC changing its name?

A1: Based on a number of factors described below under The Amalgamation—Reasons Why IPC’s Board of Directors Recommends Approval of the Amalgamation, IPC’s board of directors believes that the amalgamation will create a specialty insurance and reinsurance company that will be better positioned for long-term success and the creation of superior shareholder value. In particular, IPC’s board of directors believes that the combined entity will benefit from the combined financial resources, management and personnel of IPC and Max and will be able to better capitalize on opportunities in the reinsurance and insurance industry. In addition, IPC’s board of directors believes that the amalgamation will permit the combined entity to derive significant advantages from the more efficient use of capital. Please see The Amalgamation—Reasons Why IPC’s Board of Directors Recommends Approval of the Amalgamation on page 43 for more information. IPC agreed in the amalgamation agreement to change its name to “Max Capital Group Ltd.” in order to leverage the “Max” name and its widespread recognition among retail customers throughout the world.

A2: Based on a number of factors described below under The Amalgamation—Reasons Why Max’s Board of Directors Recommends Approval of the Amalgamation, Max’s board of directors believes that the increased capital size and stronger underwriting platform of the combined entity will translate into enhanced financial flexibility, particularly in light of current economic conditions, and thereby enhance shareholder value. In addition, Max’s board of directors believes that the greater scale and addition of capital created by the amalgamation should enhance the combined entity’s ability to capitalize on emerging opportunities in the property and casualty market. Please see The Amalgamation—Reasons Why Max’s Board of Directors Recommends Approval of the Amalgamation on page 53 for more information. IPC and Max have agreed that, in order to leverage the “Max” name and its widespread recognition among retail customers throughout the world, it is in the best interests of the combined entity that it be named “Max Capital Group Ltd.”

Q:	What will Max shareholders receive in the amalgamation?

A: Under the terms of the amalgamation agreement, each outstanding Max common share (including any shares held by Max shareholders that do not vote in favor of the amalgamation, but excluding any dissenting shares as to which appraisal rights have been properly exercised pursuant to Bermuda law), will be cancelled and converted into the right to receive 0.6429 common shares of IPC upon closing of the amalgamation. We refer to this fraction of an IPC common share as the “exchange ratio.” Max shareholders will not receive any fractional IPC shares in the amalgamation. Instead, Max shareholders will be paid cash in lieu of the fractional share interest to which such shareholders would otherwise be entitled as described under The Amalgamation Agreement—Amalgamation Consideration below. We refer to the exchange ratio and the cash in lieu of fractional shares as the “amalgamation consideration.”

Q:	Are shareholders able to exercise appraisal rights?

A1: The IPC shareholders will not be entitled to exercise appraisal rights with respect to any matter to be voted upon at the IPC meeting.

A2: The Max shareholders who do not vote in favor of the amalgamation agreement and the amalgamation and who are not satisfied that they have been offered fair value for their Max common shares may exercise, within one month after the date the notice convening the Max special meeting is deemed to have been received (which in any event will be before the Max special meeting), appraisal rights under Bermuda law to have the fair value of their Max common shares appraised by the Supreme Court of Bermuda, which we refer to as the “Court,” subject to compliance with all of the required procedures, as described under The Amalgamation—Dissenters’ Rights of Appraisal for Max Shareholders below on page 81. IPC may terminate the amalgamation agreement if the total number of Max common shares for which appraisal rights have been exercised pursuant to Bermuda law exceeds 15% of the Max common shares outstanding on the business day immediately following the last day on which Max shareholders may require appraisal of their Max common shares pursuant to Bermuda law.

Q:	When do the parties expect to complete the amalgamation?

A: The parties expect to complete the amalgamation in the second quarter of 2009, although there can be no assurance that the parties will be able to do so. The closing of the amalgamation is subject to customary closing conditions, including shareholder approvals and receipt of certain insurance and other regulatory approvals. Please see The Amalgamation Agreement—Conditions to the Amalgamation on page 93.

Q:	What will be the composition of the board of directors of IPC following the amalgamation?

A: The combined entity’s board of directors will have 12 directors, consisting of the six current IPC independent directors (Messrs. Kenneth L. Hammond (Chairman), Mark R. Bridges, Michael J. Cascio, Peter S. Christie, L. Anthony Joaquin and Antony P.D. Lancaster), five current Max independent directors (Messrs. Mario P. Torsiello, Willis T. King, Jr., Gordon Cheesbrough, James L. Zech and K. Bruce Connell) and W. Marston Becker, Max’s current Chairman of the Board of Directors and Chief Executive Officer. Kenneth L. Hammond, non-executive Chairman of IPC’s board of directors, will assume the non-executive Chairmanship of the board of directors of the combined entity. Mario P. Torsiello will assume the non-executive Deputy Chairmanship of the board of directors of the combined entity.

Q:	How will the combined entity be managed?

A: The combined entity will serve as the Bermuda-based holding company for the existing global specialty insurance and reinsurance operating subsidiaries of Max and for IPCRe. Upon the closing of the amalgamation, W. Marston Becker, currently Max’s Chief Executive Officer and Chairman of Max’s board of directors, will become the President and Chief Executive Officer of the combined entity. James P. Bryce, currently IPC’s Chief Executive Officer and a director, will commence a long contemplated retirement as of June 30, 2009, although he will continue in a non-executive role as Chairman of Max IPC Re Ltd. and will be active in client relations and marketing. Peter A. Minton, Max’s Chief Operating Officer, and Joseph W. Roberts, Max’s Chief Financial Officer, will hold their respective titles at the combined entity and IPC’s Chief Financial Officer, John R. Weale, will become Executive Vice President & Treasurer of the combined entity. If the transaction has not been consummated by June 30, 2009, Mr. Weale will become acting Chief Executive Officer of IPC following James P. Bryce’s retirement and pending closing of the amalgamation.

Q:	What are the U.S. federal income tax consequences of the amalgamation?

A: The conversion of Max common shares into IPC common shares pursuant to the amalgamation generally will be a tax-free reorganization for U.S. federal income tax purposes for U.S. holders (as defined in Material

U.S. Federal Income Tax Consequences on page 179) who will own less than five percent of the issued IPC common shares following the amalgamation. Accordingly, a U.S. holder who will own after the amalgamation less than five percent of the issued IPC common shares generally will not recognize any gain or loss for U.S. federal income tax purposes on the conversion of its Max common shares into IPC common shares in the amalgamation, but may recognize gain or loss for U.S. federal income tax purposes with respect to any cash received instead of fractional IPC common shares.

YOU SHOULD READ MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES BELOW FOR A MORE DETAILED DISCUSSION OF THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE AMALGAMATION. TAX MATTERS ARE COMPLICATED AND THE TAX CONSEQUENCES OF THE AMALGAMATION TO YOU WILL DEPEND UPON THE FACTS OF YOUR PARTICULAR SITUATION. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, THE PARTIES URGE YOU TO CONSULT WITH YOUR TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE AMALGAMATION TO YOU, INCLUDING THE APPLICABILITY OF U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS.

Q:	What shareholder vote is required to approve the items to be voted on at each shareholder meeting, including the amalgamation?

A1: With respect to the IPC meeting, the affirmative vote of a majority of the votes cast at the IPC meeting, at which a quorum is present in accordance with IPC’s bye-laws, is required to approve each IPC bye-law amendment, the authorized share capital increase, the name change, the share issuance and the director compensation plan. IPC shareholders currently vote cumulatively in the election of directors. The IPC bye-law amendments, the name change, the share issuance and the director compensation plan will become effective, and the Max post-closing director nominees will serve on the combined entity’s board of directors, only if each of the foregoing items is duly approved by shareholders, and all of the other conditions to the amalgamation are satisfied or waived and the amalgamation closes. The affirmative vote of a majority of the votes cast at the IPC meeting is required to approve each other matter to be acted on, including the appointment of KPMG and any adjournment proposal. The term of office of each duly elected IPC post-closing director nominee will begin as of the close of the IPC meeting regardless of the outcome of any other proposal. As of April 9, 2009, 1.4% of the outstanding IPC common shares were held by IPC’s directors and executive officers.

A2: With respect to the Max special meeting, the affirmative vote of a majority of the votes cast at the Max special meeting, at which a quorum is present in accordance with Max’s bye-laws, is required to approve the Max bye-law amendment, which will become immediately effective if so approved. If the Max bye-law amendment is approved, the affirmative vote of a majority of the votes cast at the Max special meeting is required to adopt the amalgamation agreement and approve the amalgamation. If the Max bye-law amendment is not approved, the affirmative vote of three-fourths of the votes cast at the Max special meeting will be required to adopt the amalgamation agreement and approve the amalgamation. The affirmative vote of a majority of the votes cast at the Max special meeting is required to approve each other matter to be acted on, including the appointment of any adjournment proposal. As of April 9, 2009, approximately 3.7% of the outstanding Max common shares were held by Max’s directors and executive officers.

Q:	Do the boards of directors recommend approval of the proposals?

A1: Yes. IPC’s board of directors, taking into consideration the reasons discussed under The Amalgamation—Reasons Why IPC’s Board of Directors Recommends Approval of the Amalgamation, adopted the amalgamation agreement, authorized and approved the IPC bye-law amendments, the authorized share capital increase, the name change, the share issuance, the director compensation plan and the appointment of KPMG and has nominated each post-closing director nominee. IPC’s board of directors deems it fair, advisable and in the best interests of IPC to enter into the amalgamation agreement and to consummate the share issuance and the other transactions contemplated by the amalgamation agreement. IPC’s board of directors recommends that you vote “FOR” each matter submitted on the IPC proxy card.

A2: Yes. Max’s board of directors, taking into consideration the reasons discussed under The Amalgamation—Reasons Why Max’s Board of Directors Recommends Approval of the Amalgamation, has adopted the amalgamation agreement and authorized and approved the amalgamation of Max with IPC Limited upon the terms and subject to the conditions set forth in the amalgamation agreement, authorized and approved the Max bye-law amendment and deems it fair to, advisable to and in the best interests of Max to enter into the amalgamation agreement and to consummate the amalgamation and the other transactions contemplated thereby. Max’s board of directors recommends that Max shareholders vote “FOR” each matter submitted on the Max proxy card.

Q:	What is the record date for each special meeting?

A1: The record date for the IPC meeting is April 28, 2009, which we refer to as the “IPC record date.” Only IPC shareholders at the close of business on the IPC record date will be entitled to notice of, and to vote at, the IPC meeting or any adjournment thereof.

A2: The record date for the Max special meeting is April 28, 2009, which we refer to as the “Max record date.” Only Max shareholders at the close of business on the Max record date will be entitled to notice of, and to vote at, the Max special meeting or any adjournment or postponement thereof.

Q:	What do I need to do now?

A: The parties urge you to read carefully this joint proxy statement/prospectus, including its annexes and the documents incorporated by reference herein. You also may want to review the documents referenced under Where You Can Find More Information on page 194 and consult with your accounting, legal and tax advisors.

Q:	How do I vote my shares if I am a shareholder of record?

A1: IPC shareholders of record can indicate how they want to vote on their IPC proxy card and then sign, date and mail their proxy card in the enclosed return envelope as soon as possible so that their shares may be represented at the IPC meeting, or follow the instructions on the IPC proxy card to complete their proxy card on the Internet at the website indicated or by telephone. IPC shareholders may also attend the IPC meeting in person instead of submitting a proxy. Abstentions and “broker non-votes” will be counted toward the presence of a quorum at, but will not be considered votes cast on any proposal brought before, the IPC meeting. Therefore, abstentions and “broker non-votes” will have no effect on the outcome of any proposal. See also The IPC Meeting—What if I Own in Excess of 10% of the Common Shares?

A2: Max shareholders of record can indicate how they want to vote on their Max proxy card and then sign, date and mail their proxy card in the enclosed return envelope as soon as possible so that their shares may be represented at the Max meeting, or follow the instructions on the Max proxy card to complete their proxy card on the Internet at the website indicated or by telephone. Max shareholders may also attend the Max meeting in person instead of submitting a proxy. Abstentions and “broker non-votes” will be counted toward the presence of a quorum at, but will not be considered votes cast on any proposal brought before, the Max meeting. Therefore, abstentions and “broker non-votes” will have no effect on the outcome of any proposal.

Q:	If my IPC common shares or Max common shares are held in a brokerage account or in “street name,” will my broker vote my shares for me?

A: If you are an IPC shareholder or Max shareholder, and, in either case, if you do not provide your bank or broker with instructions on how to vote your street name shares, your bank or broker will not be permitted to vote them unless your bank or broker already has discretionary authority to vote such street name shares. Please review the voting form used by your broker to see if you can submit your voting instructions by telephone or the Internet. Also, if your bank or broker has indicated on the relevant proxy that it does not have discretionary authority to vote such street name shares, your bank or broker will not be permitted to vote them. Either of these situations results in a “broker non-vote.”

v

A “broker non-vote” with respect to the IPC meeting and the Max special meeting will not be considered as entitled to vote with respect to any matter presented at the respective meeting, but will be counted for purposes of establishing a quorum, provided that your broker, bank or nominee is in attendance in person or by proxy. A broker non-vote with respect to any proposal or matter to be voted on at the shareholder meetings will have no effect on the outcome of such proposal or matter.

You should, therefore, provide your bank or broker with instructions on how to vote your shares or arrange to attend the IPC meeting and/or the Max special meeting, as the case may be, and vote your shares in person to avoid a broker non-vote. If your bank or broker holds your shares and you attend the special meeting in person, you should bring a letter from your bank or broker identifying you as the beneficial owner of the shares and authorizing you to vote your shares at the meeting.

Q:	What do I do if I want to change my vote?

A: You may change your vote at any time before the vote takes place at the IPC meeting and/or the Max special meeting, as the case may be. To do so, you may either complete and submit a new proxy card with a later date or send a written notice stating that you would like to revoke your proxy, you may also complete and submit a new proxy card by telephone or the Internet. In addition, you may elect to attend the IPC meeting and/or the Max special meeting, as the case may be, and vote in person, as described above. If you are an IPC shareholder or a Max shareholder and you hold your shares through a bank, broker or other nominee, you may revoke the instructions only by informing the bank, broker or nominee in accordance with any procedures established by that nominee.

Q:	Should I send in my Max share certificates now?

A: No. If the amalgamation closes, written instructions will be sent to Max shareholders with respect to the exchange of their share certificates for the amalgamation consideration.

Q:	What is Validus’s offer with respect to the amalgamation?

A: IPC has received an unsolicited acquisition proposal from Validus Holdings, Ltd., which we refer to as “Validus.” Validus’s offer contemplated an acquisition of IPC by Validus pursuant to a share-for-share exchange in which each IPC common share would be exchanged for 1.2037 Validus common shares. Validus common shares, par value $0.175 per share, are quoted on the New York Stock Exchange under the symbol “VR.” The closing price of a Validus common share on the New York Stock Exchange on March 30, 2009, the day prior to Validus’s offer, was $24.91, resulting in an implied premium for Validus’s offer to IPC’s market price of 18.0%, and the closing price of a Validus common share on the New York Stock Exchange on April 24, 2009 was $22.76, resulting in an implied premium for Validus’s offer to IPC’s market price of 10.7%. Validus’s offer is based on the amalgamation agreement between IPC and Max, but with certain differences. In particular:

•

Validus is not required to close the proposed acquisition unless all of the waivers or amendments that Validus, in its sole discretion, deems to be necessary under any of IPC’s or Validus’s credit facilities have been obtained. The amalgamation agreement with Max does not have such a closing condition and, in any event, IPC and Max have already obtained all requisite amendments required under their respective syndicated credit facilities.

•

Validus is not bound (although IPC would be bound) by certain deal protection and non-solicitation provisions of the Validus agreement, whereas IPC and Max are reciprocally bound under those provisions in their amalgamation agreement (in other words, the non-solicitation provision in the proposed Validus amalgamation agreement only applies to IPC and not to Validus).

•	Validus’s offer does not provide for any of IPC’s directors to serve on the board of directors of Validus or any of its subsidiaries after the consummation of the acquisition, nor does it provide for IPC’s management to have any role in the management of Validus or its subsidiaries after the consummation of the acquisition. By contrast, under the amalgamation agreement with Max, IPC and Max have agreed to provide for representation from both companies’ independent directors on the combined entity’s board of directors (including IPC’s chairman as chairman of the combined entity) and for IPC’s management to have senior positions in the management of the combined entity, to seek to ensure the achievement of the objectives of the combined IPC/Max business plan. Validus stated in a press release dated April 2, 2009 that it would be willing to discuss continued board representation in the potential Validus-IPC combined entity for members of IPC’s board of directors; however, Validus has made no binding commitment in this regard. The board of directors of IPC unanimously determined that Validus’s offer did not constitute a superior proposal, as defined in the amalgamation agreement, and reaffirmed its recommendation that IPC shareholders approve the amalgamation with Max. Validus is soliciting proxies from IPC shareholders in opposition to the amalgamation with Max. IPC recommends that IPC shareholders not give their proxies to Validus.

Q:	Who can I contact with any additional questions?

A1: IPC shareholders:

If you have additional questions about the amalgamation, you should contact Innisfree M&A Incorporated at:

Innisfree M&A Incorporated

501 Madison Avenue

20th Floor

New York, NY 10022

Toll-Free for Shareholders: (877) 825-8621

Banks and Brokers Call Collect: (212) 750-5834

If you would like additional copies of this joint proxy statement/prospectus, or if you need assistance voting your shares, you should contact Innisfree M&A Incorporated at:

Innisfree M&A Incorporated

501 Madison Avenue

20th Floor

New York, NY 10022

Toll-Free for Shareholders: (877) 825-8621

Banks and Brokers Call Collect: (212) 750-5834

A2: Max shareholders:

If you have additional questions about the amalgamation, you should contact Mackenzie Partners, Inc. at:

Mackenzie Partners, Inc.

105 Madison Avenue

New York, New York 10016

proxy@mackenziepartners.com

Call Collect: (212) 929-5500 or

Toll-Free: (800) 322-2885

If you would like additional copies of this joint proxy statement/prospectus, or if you need assistance voting your shares, you should contact Mackenzie Partners, Inc. at:

Mackenzie Partners, Inc.

105 Madison Avenue

New York, New York 10016

proxy@mackenziepartners.com

Call Collect: (212) 929-5500 or

Toll-Free: (800) 322-2885

Q:	Where can I find more information about the companies?

A: You can find more information about IPC and Max in the documents described under Where You Can Find More Information on page 194.

SUMMARY

This summary highlights the material information in this joint proxy statement/prospectus. To fully understand IPC’s and Max’s proposals, and for a more complete description of the legal terms of the amalgamation, you should read carefully this entire document, including the annexes and documents incorporated by reference herein, and the other documents to which the parties have referred you. For information on how to obtain the documents that the parties have filed with the SEC, see Where You Can Find More Information on page 194.

IPC (page 100)

IPC Holdings, Ltd. (“IPC”), a Bermuda exempted company, provides property catastrophe reinsurance and, to a limited extent, property-per-risk excess, aviation (including satellite) and other short-tail reinsurance on a worldwide basis. During 2008, approximately 93% of its gross premiums written, excluding reinstatement premiums, covered property catastrophe reinsurance risks. Property catastrophe reinsurance covers against unpredictable events such as hurricanes, windstorms, hailstorms, earthquakes, volcanic eruptions, fires, industrial explosions, freezes, riots, floods and other man-made or natural disasters. The substantial majority of the reinsurance written by IPCRe, IPC’s Bermuda-based property catastrophe reinsurance subsidiary, has been, and continues to be, written on an excess of loss basis for primary insurers rather than reinsurers, and is subject to aggregate limits on exposure to losses. During 2008, IPC had approximately 258 clients from whom it received either annual/deposit or adjustment premiums, including many of the leading insurance companies around the world. In 2008, approximately 36% of those clients were based in the United States, and approximately 53% of gross premiums written, excluding reinstatement premiums, related primarily to U.S. risks. IPC’s non-U.S. clients and its non-U.S. covered risks are located principally in Europe, Japan, Australia and New Zealand. During 2008, no single ceding insurer accounted for more than 3.7% of its gross premiums written, excluding reinstatement premiums. At December 31, 2008, IPC had total shareholders’ equity of $1,851 million and total assets of $2,389 million.

IPC’s common shares are quoted on the Nasdaq Global Select Market (“Nasdaq”) under the ticker symbol “IPCR” and the Bermuda Stock Exchange under the symbol “IPCR BH.” IPC’s principal executive offices are located at American International Building, 29 Richmond Road, Pembroke HM 08, Bermuda and its telephone number is (441) 298-5100. IPC Limited, a Bermuda exempted company, is a direct wholly owned subsidiary of IPC.

Max (page 100)

Max Capital Group Ltd. (“Max”) is a Bermuda headquartered global provider of specialty insurance and reinsurance products for the property and casualty market, with underwriting operations based in Bermuda, Ireland, the United States and the United Kingdom. Max underwrites a diversified portfolio of risks and serves clients ranging from Fortune 1000 companies to small owner-operated businesses. Max also provides reinsurance for the life and annuity market when opportunities arise.

Max has approximately $1,280.3 million in consolidated shareholders’ equity as of December 31, 2008. Its principal operating subsidiary is Max Bermuda Ltd. (“Max Bermuda”). Max conducts its non-Lloyd’s European activities through Max Europe Holdings Ltd. (“Max Europe”) and its operating subsidiaries, Max Re Europe Ltd. (“Max Re Europe”) and Max Insurance Europe Ltd. (“Max Insurance Europe”). Its United Kingdom Lloyd’s operations are conducted through Max UK Holdings Ltd. (“Max UK”) and its operating subsidiary Max at Lloyd’s Ltd. It conducts its U.S. operations through Max USA Holdings Ltd. (“Max USA”) and its operating subsidiaries, Max Specialty Insurance Company and Max America Insurance Company (“Max America”). Max holds all material alternative investments in Max Diversified Strategies Ltd. Max houses certain personnel and assets within its global service companies, which it believes improves the efficiency of certain corporate services across the group. The global service companies comprise Max Capital Services Limited and its two subsidiaries, Max Capital Services USA LLC and Max Capital Services BDA Ltd.

Max’s common shares are quoted on Nasdaq under the ticker symbol “MXGL” and the Bermuda Stock Exchange under the symbol “MXGL BH.” Max’s principal executive offices are located at Max House, 2 Front Street, Hamilton HM 11, P.O. Box HM 2565, Hamilton HM KX, Bermuda and its telephone number is (441) 295-8800.

The IPC Meeting (page 120)

The IPC meeting will be held on —, 2009, at —, Atlantic time, at the registered office of IPC, located at the American International Building, 29 Richmond Road, Pembroke HM 08, Bermuda. IPC shareholders will be asked at the IPC meeting:

•

Proposals 1-5: to approve amendments to IPC’s bye-laws to be effective as of the effective time to: (1) increase the maximum number of directors on the board of directors from nine to 12, (2) modify the indemnity provisions, (3) add provisions regarding advance notice of shareholder nominees for director and other shareholder proposals, (4) remove provisions regarding alternate directors and cumulative voting in the election of directors, and (5) add certain conditions to the conduct of director meetings;

•

Proposal 6: to approve effective as of the effective time the increase in IPC’s authorized share capital from $1,850,000 to $2,350,000 by the creation of an additional 50,000,000 common shares, par value $0.01 per share, ranking pari passu with the existing common shares of IPC;

•	Proposal 7: to approve effective as of the effective time a change in IPC’s name to “Max Capital Group Ltd.”;

•	Proposal 8: to approve the issuance of common shares pursuant to the amalgamation agreement;

•

Proposal 9: to elect six of the 12 directors of the combined entity effective as of the effective time of the amalgamation, pursuant to the amalgamation agreement, and to elect six directors of IPC to hold office from the close of the IPC meeting until IPC’s next annual general meeting of shareholders or until their successors are elected or appointed or their office otherwise vacated;

•	Proposal 10: to approve effective as of the effective time a revised plan of remuneration for the combined entity’s board of directors;

•

Proposal 11: to appoint KPMG as IPC’s independent auditors until the close of the next annual general meeting and to authorize the audit committee of IPC’s board of directors to set the compensation of such independent auditors; and

•

to transact such further business, if any, as may be lawfully brought before the meeting, including to approve the adjournment of the meeting for the solicitation of additional proxies in favor of any of the above proposals.

You can vote at the IPC meeting only if you are a shareholder of record, as shown on IPC’s register of members or branch register, at the close of business on April 28, 2009, which is the record date for the IPC meeting.

The Max Special Meeting (page 124)

The Max special meeting will be held on —, 2009, at —, Atlantic time, at Max House, 2 Front Street, Hamilton HM 11, Bermuda. Max shareholders will be asked at the Max special meeting:

•

Proposal 1: to approve an amendment to Max’s bye-laws to reduce the shareholder vote required to approve an amalgamation with any other company from the affirmative vote of three-fourths of the votes cast thereon at a general meeting of the shareholders to a simple majority;

•	Proposal 2: to adopt the amalgamation agreement and approve the amalgamation;

•	to approve an adjournment of the meeting for the solicitation of additional Max proxies in favor of any of the above proposals, if necessary; and

•	to transact such other further business, if any, as may lawfully be brought before the meeting.

You can vote at the Max special meeting only if you are a shareholder of record, as shown by the transfer books of Max, at the close of business on April 28, 2009, which is the record date for the Max special meeting.

The Amalgamation (page 32)

General Description (page 32)

Pursuant to the amalgamation agreement, Max will amalgamate with IPC Limited, a direct, wholly owned subsidiary of IPC, with the amalgamated company continuing as the surviving company and succeeding to and assuming all of the rights, properties, liabilities and obligations of Max and IPC Limited, if the amalgamation is consummated. Immediately following the amalgamation, IPC will change its name to “Max Capital Group Ltd.” Upon the closing of the amalgamation, the separate corporate existence of Max and IPC Limited will cease and they will continue as an amalgamated company and subsidiary of IPC. The combined entity will serve as the Bermuda-based holding company for the existing global specialty insurance and reinsurance operating subsidiaries of Max (through the amalgamated company) and IPCRe. IPCRe is IPC’s existing Bermuda-based property catastrophe reinsurance subsidiary. IPCRe will be renamed Max IPC Re Ltd. and the amalgamated company will be renamed “Max Holdings Ltd.” Following the effective time, the combined entity will continue to trade on Nasdaq under its new name and ticker symbol “MXCP”.

Following closing of the amalgamation, based on IPC’s and Max’s present capitalization and the exchange ratio of 0.6429, Max shareholders will own approximately 42% of the issued and outstanding shares of the combined entity on a fully diluted basis, and IPC will issue approximately 36,440,847 common shares in connection with the amalgamation. The amalgamation agreement is attached as Annex A, and an amendment thereto as Annex B, to this joint proxy statement/prospectus. You should read the amalgamation agreement in its entirety because it, and not this joint proxy statement/prospectus, is the legal document that governs the amalgamation.

Recommendations of the IPC Board of Directors (page 126)

On March 1, 2009, IPC’s board of directors unanimously adopted the amalgamation agreement and deemed it fair, advisable and in the best interests of IPC to enter into the amalgamation agreement and to consummate the other transactions contemplated thereby. IPC’s board of directors has adopted the amalgamation agreement, authorized and approved the IPC bye-law amendments, the authorized share capital increase, the name change, the share issuance, the director compensation plan and the appointment of KPMG, and has nominated each post-closing director to IPC’s board of directors, and deems it fair, advisable and in the best interests of IPC to enter into the amalgamation agreement and to consummate the share issuance and the other transactions contemplated by the amalgamation agreement. IPC’s board of directors recommends that IPC shareholders vote “FOR” each proposal submitted to IPC shareholders, and each post-closing director identified, on the attached IPC proxy card.

Recommendations of the Max Board of Directors (page 147)

On March 1, 2009, Max’s board of directors unanimously adopted the amalgamation agreement and authorized and approved the amalgamation of Max with IPC Limited upon the terms and subject to the conditions set forth in the amalgamation agreement and deemed it fair to, advisable to and in the best interests of Max to enter into the amalgamation agreement and to consummate the amalgamation and the other transactions contemplated thereby. Max’s board of directors has adopted the amalgamation agreement and authorized and approved the amalgamation of Max with IPC Limited upon the terms and subject to the conditions set forth in the amalgamation agreement, authorized and approved the Max bye-law amendment, and deems it fair to, advisable to and in the best interests of Max to enter into the amalgamation agreement and to consummate the amalgamation and the other transactions contemplated by the amalgamation agreement. Max’s board of directors recommends that Max shareholders vote “FOR” each proposal submitted to Max shareholders on the attached Max proxy card.

Reasons Why IPC’s Board of Directors Recommends Approval of the Amalgamation (page 43)

IPC’s board of directors believes that the amalgamation will create a specialty insurance and reinsurance company that will be well positioned for long-term success and the creation of superior shareholder value. In particular, IPC’s board of directors believes that the combined entity will benefit from the combined financial resources, management and personnel of IPC and Max and will be able to better capitalize on opportunities in the reinsurance and insurance industry. In addition, IPC’s board of directors believes that the amalgamation will permit the combined entity to derive significant advantages from the more efficient use of capital. IPC’s board of directors also believes that IPC and Max have compatible cultures that will help to ease the process of integrating the two companies, and that IPC and Max share a common focus on underwriting, claims and actuarial disciplines, on controlling expenses, and on running their businesses as meritocracies, with an emphasis on performance and accountability at each level.

In reaching these conclusions and in determining that the amalgamation agreement and the share issuance are fair, advisable and in the best interests of IPC, and in recommending the approval of the amalgamation agreement, the IPC bye-law amendments, the authorized share capital increase, the name change, the share issuance, the election of the post-closing directors, the director compensation plan and the appointment of KPMG, IPC’s board of directors consulted with IPC management as well as legal and financial advisors and considered a number of factors. Those factors included, but were not limited to, those set forth under The Amalgamation—Reasons Why IPC’s Board of Directors Recommends Approval of the Amalgamation below.

Reasons Why Max’s Board of Directors Recommends Approval of the Amalgamation (page 53)

In deciding to approve the amalgamation agreement and to recommend approval of the amalgamation to Max’s shareholders, Max’s board of directors considered a number of factors. In particular, Max’s board of directors considered the benefit from the combined financial resources of Max and IPC, including increased capital size and stronger underwriting platform, which Max’s board of directors believes will enhance financial flexibility. This greater scale and addition of capital should enhance the combined entity’s ability to capitalize on emerging opportunities in the property and casualty market. The Max board believed these benefits outweighed the risks associated with the transaction, including the increased risks related to IPC’s property catastrophe reinsurance business until the combined entity’s overall catastrophe exposures can be reduced to Max’s existing risk standards.

In the course of making the above determinations and recommendations, Max’s board of directors considered a number of potential benefits of the amalgamation, each of which Max’s board of directors believes supported its decision, including those set forth under The Amalgamation—Reasons Why Max’s Board of Directors Recommends Approval of the Amalgamation.

Opinion of J.P. Morgan Securities Inc., Financial Advisor to IPC’s Board (page 57)

At the meeting of IPC’s board of directors on March 1, 2009, J.P. Morgan Securities Inc. (“JPMorgan”) rendered its oral opinion, subsequently confirmed in writing on the same day, to IPC’s board of directors that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the exchange ratio in the proposed amalgamation was fair, from a financial point of view, to IPC.

The full text of the written opinion of JPMorgan dated March 1, 2009, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Annex D to this joint proxy statement/prospectus and is incorporated herein by reference. IPC’s shareholders are urged to read the opinion in its entirety. JPMorgan’s written opinion is addressed to IPC’s board of directors, addresses only the fairness, from a financial point of view, to IPC of the exchange ratio in the amalgamation and does not constitute a recommendation to any shareholder of IPC as to how such shareholder should vote at the IPC meeting.

Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”), Financial Advisor to Max’s Board (page 65)

On March 1, 2009, Merrill Lynch rendered an oral opinion, which it later confirmed in writing on the same date, that, as of that date, and based upon and subject to the various assumptions and limitations described in the opinion, the exchange ratio was fair from a financial point of view to the Max shareholders, other than IPC and its affiliates.

The full text of Merrill Lynch’s opinion, dated as of March 1, 2009, is attached as Annex E and is incorporated into this joint proxy statement/prospectus by reference. Max shareholders are encouraged to read Merrill Lynch’s opinion carefully in its entirety. Merrill Lynch’s opinion was provided to the board of directors of Max in connection with its evaluation of the amalgamation. It relates only to the fairness, from a financial point of view, of the exchange ratio to the Max shareholders, other than IPC and its affiliates, and does not constitute a recommendation to any Max shareholder as to how such shareholder should vote or act with respect to any matters relating to the amalgamation.

Interests of IPC Directors and Executive Officers in the Amalgamation (page 75)

In considering the recommendations of IPC’s board of directors that IPC shareholders vote “FOR” the proposals regarding the IPC bye-law amendments, the authorized share capital increase, the name change, the share issuance, the director compensation plan and the election of the post-closing directors, IPC shareholders should be aware that James P. Bryce, John R. Weale, Peter J. A. Cozens, and Stephen F. Fallon, individually, and all the members of IPC’s board of directors as a group, have interests in the plan of amalgamation that are different from, and/or in addition to, the interests of IPC shareholders generally. As described under The Amalgamation—Interests of IPC Directors and Executive Officers in the Amalgamation below on page 75, Mr. Bryce has decided to commence a long contemplated retirement from IPC, both as an employee and as a member of IPC’s board of directors, not later than June 30, 2009, and has entered into a Retirement and Consulting Agreement (the “Retirement and Consulting Agreement”) to help accomplish an efficient transition in connection with the amalgamation. Additionally, Messrs. Weale, Cozens, and Fallon have each entered into an employment agreement with IPC. Messrs. Bryce, Weale, Cozens and Fallon have rights to indemnification by virtue of their positions as officers and/or directors of IPC. IPC’s board of directors was aware of and considered these differing interests and potential conflicts, among other matters, in evaluating and negotiating the amalgamation agreement with Max and in recommending that the IPC shareholders approve the proposals to be voted upon at the IPC meeting.

The rights of IPC’s executive officers under the Retirement and Consulting Agreement (in the case of Mr. Bryce) or the applicable employment agreements (in the case of Messrs. Weale, Cozens and Fallon), and the rights of IPC’s directors and officers to indemnification and the maintenance of directors’ and officers’ liability insurance are described under The Amalgamation—Interests of IPC Directors and Executive Officers in the Amalgamation below.

Interests of Max Directors and Executive Officers in the Amalgamation (page 77)

In considering the recommendations of Max’s board of directors that Max shareholders vote “FOR” the proposals regarding the Max bye-law amendments, the adoption of the amalgamation agreement and approval of the amalgamation and approval of the adjournment proposal, Max shareholders should be aware that certain of Max’s executive officers and Max’s directors have interests in the plan of amalgamation that are different from, and/or in addition to, the interests of the Max shareholders generally. Max’s board of directors was aware of and considered these differing interests and potential conflicts, among other matters, in evaluating and negotiating the amalgamation agreement with IPC and in recommending that the Max shareholders approve the proposals to be voted upon at the Max meeting.

The rights of Max’s directors and executive officers with respect to outstanding equity awards, the rights of Max’s named executive officers under their respective employment agreements, and the rights of Max’s directors and officers to indemnification and the maintenance of directors’ and officers’ liability insurance are described below under The Amalgamation—Interests of Max Directors and Executive Officers in the Amalgamation.

Dividends and Distributions (page 80)

Each of IPC and Max regularly pays a quarterly cash dividend. Under the terms of the amalgamation agreement, before the amalgamation closes, IPC and Max are permitted to declare and pay ordinary course quarterly dividends on their common shares with record and payment dates consistent with past practice; provided that any such dividend is at a rate no greater than the rate it paid during the fiscal quarter immediately preceding the date of the amalgamation agreement, i.e., $0.22 per share in IPC’s case and $0.09 per share in Max’s case.

Pursuant to the amalgamation agreement, IPC and Max have agreed to coordinate the declaration of, and setting of record dates and payment dates for, dividends on IPC common shares and Max common shares so that the Max shareholders do not receive dividends on both the Max common shares and the IPC common shares received in the amalgamation in respect of any calendar quarter or fail to receive a dividend in respect of any calendar quarter.

Anticipated Accounting Treatment (page 80)

The amalgamation will be accounted for under the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141R, “Business Combinations,” under which the total consideration paid in the amalgamation will be allocated among acquired assets and assumed liabilities based on the fair values of the assets acquired and liabilities assumed. In the event there is an excess of the total consideration paid in the amalgamation over the fair values, the excess will be accounted for as goodwill. Intangible assets with definite lives will be amortized over their estimated useful lives. Goodwill resulting from the amalgamation will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present). In the event that management of IPC determines that the value of goodwill has become impaired, an accounting charge will be taken in the fiscal quarter in which such determination is made. In the event there is an excess of the fair values of the acquired assets and liabilities assumed over the total consideration paid in the amalgamation, the excess will be accounted for as a bargain purchase. The bargain purchase resulting from the amalgamation will be recognized in earnings as a gain attributable to the acquirer on the acquisition date.

The Amalgamation Agreement (page 83)

The amalgamation agreement is attached as Annex A, and an amendment thereto as Annex B, to this joint proxy statement/prospectus. You should read the amalgamation agreement in its entirety because it, and not this joint proxy statement/prospectus, is the legal document that governs the amalgamation.

Amalgamation Consideration (page 84)

Under the amalgamation agreement, each outstanding Max common share (including any shares held by Max shareholders that do not vote in favor of the amalgamation, but excluding any shares as to which appraisal rights have been exercised pursuant to Bermuda law) will be cancelled and converted into the right to receive 0.6429 IPC common shares upon closing of the amalgamation and cash consideration in lieu of any fractional IPC common shares.

IPC will not issue any fractional IPC common shares in connection with the amalgamation. Instead, any Max shareholder who would otherwise have been entitled to a fraction of an IPC common share in connection with the amalgamation will be paid an amount in cash determined by multiplying such fraction by the average IPC share price (such average IPC common share price is determined by valuing IPC common shares based on the volume weighted average price per IPC common share on the Nasdaq for the five consecutive trading days immediately preceding the second trading day prior to the closing of the amalgamation).

Restrictions on Change in Recommendation by the Boards of Directors of IPC or Max (page 90)

Pursuant to the amalgamation agreement, the boards of directors of IPC or Max may not withdraw or modify, in any manner adverse to the other party, its recommendations in connection with the amalgamation except if such board has concluded in good faith, after consultation with its outside counsel and financial advisors, that such action is reasonably likely to be required in order for the directors to comply with their fiduciary duties under applicable law, and such party has not materially breached its obligations with respect to changing its recommendation. Before a party can change its recommendation with respect to the amalgamation, it must provide advance written notice of such change to the other party and give the other party five days to agree to alter the terms and conditions of the amalgamation agreement in a manner that removes the need for the applicable board of directors to change its recommendation in order to prevent a breach of its fiduciary duties. Even if IPC or Max has had a change in recommendation, each will still be required to submit such matters to the respective shareholders’ meeting. See The Amalgamation Agreement—Restrictions on Change in Recommendation by the Boards of IPC or Max below.

Restrictions on Solicitation of Acquisition Proposals by IPC and Max (page 90)

The amalgamation agreement precludes each of IPC and Max and their respective subsidiaries and advisors from, directly or indirectly, initiating, soliciting, encouraging or facilitating (including by providing information) any effort or attempt to make or implement any proposal or offer with respect to an amalgamation, reorganization, consolidation, business combination or similar transaction involving it or any of its subsidiaries or any purchase or sale involving 10% or more of its consolidated assets (including, without limitation, shares of its subsidiaries), or 10% or more of its total voting power or the voting power of any of its subsidiaries. There are certain exceptions, including if the board of directors of IPC or Max, as the case may be, concludes that an unsolicited bona fide written acquisition proposal in respect of such party is a superior proposal, as described under The Amalgamation Agreement—Restrictions on Solicitation of Acquisition Proposals by IPC and Max below.

Conditions to the Amalgamation (page 93)

Max’s and IPC’s respective obligations to complete the amalgamation are subject to the fulfillment or waiver (by both Max and IPC) of certain conditions, including:

•	receipt of the required IPC vote and the required Max shareholder approval to adopt the amalgamation agreement and approve the amalgamation;

•	approval for listing on Nasdaq of the IPC common shares to be issued or reserved for issuance in connection with the amalgamation, subject to official notice of issuance;

•	certain regulatory filings, approvals or exemptions will have been made, will have occurred or will have been obtained;

•

the registration statement of which this joint proxy statement/prospectus is a part will have become effective under the Securities Act of 1933, as amended (the “Securities Act”), and will not be the subject of any stop order or proceedings seeking a stop order;

•	no injunction or other legal restraints or prohibitions preventing the closing of the amalgamation will be in effect;

•

subject to the materiality standards provided in the amalgamation agreement, the representations and warranties of each other party in the amalgamation agreement will be true and correct, and each party will have performed its obligations under the amalgamation agreement (and each party will have received a certificate from the other party to such effect);

•

no governmental entity will have imposed any term, condition, obligation or restriction that would reasonably be expected to have a material adverse effect on IPC and its subsidiaries (including the amalgamated entity) after the effective time of the amalgamation; and

•	each of IPC and Max will have received a tax opinion with respect to certain U.S. federal income tax consequences of the amalgamation.

At any time prior to the effective time of the amalgamation, the parties may, to the extent legally permissible, waive compliance with any of the conditions contained in the amalgamation agreement, as described under The Amalgamation Agreement—Amendments and Waiver of the Amalgamation Agreement below.

Termination of the Amalgamation Agreement (page 94)

The amalgamation agreement may be terminated, at any time prior to the effective time, by mutual written consent of IPC and Max, and, subject to certain limitations described in the amalgamation agreement, by either IPC or Max, if any of the following occurs:

•

a regulatory approval required by the amalgamation agreement to be obtained has been denied or any governmental authority has taken any action permanently restraining or prohibiting the amalgamation, and such denial or action has become final and non-appealable (unless the failure to complete the amalgamation by that date is due to a breach by the party seeking to terminate the amalgamation agreement);

•

the amalgamation has not been consummated on or before November 30, 2009 (unless the failure to complete the amalgamation by that date is due to a breach by the party seeking to terminate the amalgamation agreement);

•

the other party’s board of directors has (1) changed its recommendation to its shareholders, (2) failed to include such recommendation in this joint proxy statement/prospectus, or (3) materially breached certain of the non-solicitation obligations applicable to it under the amalgamation agreement;

•

the other party has breached a covenant, agreement, representation or warranty that would preclude the satisfaction of certain closing conditions and such breach is not remedied in the 45 days following written notice to the breaching party or is not capable of being so remedied;

•

the IPC shareholders have not approved any of the matters for which their approval is solicited for the required IPC vote or the Max shareholders have not approved and adopted the amalgamation agreement and approved the amalgamation at the Max special meeting;

•

the other party’s good-faith estimate of such party’s book value as of the day prior to the requesting party’s shareholder meeting indicates that since December 31, 2008, either (1) the other party’s book value has declined by more than 50%, or (2) the other party’s book value has declined by more than 20 percentage points greater than the decline in the terminating party’s book value during the same period (with any increase in a party’s book value since December 31, 2008, deemed to be no change for purposes of measuring the 20 percentage point differential).

In addition, IPC may terminate the amalgamation agreement if the total number of dissenting Max common shares for which appraisal rights have been properly exercised in accordance with Bermuda law exceeds 15% of the issued and outstanding Max common shares on the business day immediately following the last day on which Max shareholders can require appraisal of their common shares. See The Amalgamation Agreement—Termination of the Amalgamation Agreement.

Effects of Termination, Remedies (page 95)

If either of the parties terminates the amalgamation agreement, the non-terminating party will be required to pay the other a termination fee of $50 million in certain circumstances, as described under The Amalgamation Agreement—Termination of the Amalgamation Agreement—Effect of Terminations; Remedies below.

Validus’s Offer

On March 31, 2009, the board of directors of IPC received an unsolicited acquisition proposal from Validus (which we refer to as “Validus’s offer”). On April 7, 2009, after consulting with IPC management and its outside legal and financial advisors and upon consideration of a variety of factors, the board of directors of IPC unanimously determined that Validus’s offer did not constitute a superior proposal, as defined in the amalgamation agreement, and reaffirmed its recommendation that IPC shareholders approve the amalgamation with Max. On April 9, 2009, Validus filed a preliminary proxy statement with the SEC for the solicitation of proxies in opposition to the amalgamation. See Risk Factors—Validus’s offer may negatively impact our ability to consummate the amalgamation and may cause disruption to the ongoing business of IPC and Max. IPC recommends that IPC shareholders not give their proxies to Validus.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF IPC

Set forth below is certain selected historical consolidated financial data relating to IPC. The financial data has been derived from the audited financial statements filed as part of IPC’s Annual Report on Form 10-K for the year ended December 31, 2008. This financial data should be read in conjunction with the financial statements and the related notes and other financial information contained in the Annual Report on Form 10-K for the year ended December 31, 2008, which is incorporated by reference into this joint proxy statement/prospectus. More comprehensive financial information, including management’s discussion and analysis of financial condition and results of operations, is contained in other documents filed by IPC with the SEC, and the following summary is qualified in its entirety by reference to such other documents and all of the financial information and notes contained in those documents. See Where You Can Find More Information on page 194.

	Year Ended December 31,
	2008	2007	2006	2005	2004
	(dollars in millions, except percentages and share and per share amounts)
Statement of Income (Loss) Data:
Gross premiums written	$403.4	$404.1	$429.9	$472.4	$378.4
Net premiums earned	387.4	391.4	397.1	452.5	354.9
Net investment income	94.1	121.8	109.7	71.8	51.2
Net (losses) gains on investments	(168.2)	67.6	12.1	(10.6)	5.9
Other income	—	1.1	3.5	5.2	4.3
Net loss and loss adjustment expenses incurred	155.6	124.9	58.5	1,072.7	215.6
Net acquisition costs	36.4	39.9	37.5	39.2	37.7
General and administrative expenses	26.3	30.5	34.4	27.4	23.2
Interest expense	2.7	—	—	—	—
Net foreign exchange loss (gain)	1.9	1.2	(2.6)	3.0	1.3
Net income (loss)	90.4	385.4	394.6	(623.4)	138.6
Preferred dividend	14.9	17.1	17.2	2.7	—
Net income (loss), available to common shareholders	75.5	368.3	377.4	(626.1)	138.6
Net income (loss) per common share (1)	1.45	5.53	5.54	(12.30)	2.87
Weighted average shares outstanding (1)	59,301,939	69,728,229	71,212,287	50,901,296	48,376,865
Cash dividend per common share	$0.88	$0.80	$0.64	$0.88	$0.88
Other Data:
Loss and loss adjustment expense ratio (2)	40.2%	31.9%	14.7%	237.0%	60.8%
Expense ratio (2)	16.2%	18.0%	18.1%	14.8%	17.1%
Combined ratio (2)	56.4%	49.9%	32.8%	251.8%	77.9%
Return on average equity (3)	4.2%	20.1%	24.0%	(38.0)%	8.6%
Balance Sheet Data (at end of period):
Total cash and investments	$2,235.2	$2,473.2	$2,485.5	$2,560.1	$1,901.1
Reinsurance premiums receivable	108.0	91.4	113.8	180.8	85.1
Total assets	2,388.7	2,627.7	2,645.4	2,778.3	2,028.3
Reserve for losses and loss adjustment expenses	355.9	395.2	548.6	1,072.1	274.5
Unearned premiums	85.5	76.0	80.0	66.3	68.5
Total shareholders’ equity	1,850.9	2,125.7	1,991.0	1,616.4	1,668.4
Diluted book value per common share (4)	32.85	32.42	27.94	22.26	34.44

(1)	Net income per common share is calculated upon the weighted average number of common shares outstanding during the relevant year. The weighted average number of shares includes common shares and the dilutive effect of employee stock options and stock grants, using the treasury stock method and convertible preferred shares. The net loss per common share for the year ended December 31, 2005, is calculated on the weighted average number of shares outstanding during the year, excluding the anti-dilutive effect of employee stock options, stock grants and convertible preferred shares. The net income per common share for the year ended December 31, 2008, is calculated on the weighted average number of shares outstanding during the year, excluding the anti-dilutive effect of stock-based compensation and convertible preferred shares.

(2)	The loss and loss adjustment expense ratio is calculated by dividing the net losses and loss expenses incurred by the net premiums earned. The expense ratio is calculated by dividing the sum of acquisition costs and general and administrative expenses by net premiums earned. The combined ratio is the sum of the loss and loss expense ratio and the expense ratio.

(3)	Return on average equity is calculated as the annual net income (loss), available to common shareholders divided by the average of the common shareholders’ equity, which is total shareholders’ equity, excluding convertible preferred shares, on the first and last day of the respective year.

(4)	Diluted book value per common share is calculated as shareholders’ equity divided by the number of common shares outstanding on the balance sheet date, after considering the dilutive effects of stock-based compensation, calculated using the treasury stock method. At December 31, 2008, the diluted number of shares outstanding, including the dilutive effect of employee stock-based compensation using the treasury stock method was 56,348,698.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF MAX

Set forth below is certain selected historical consolidated financial data relating to Max. The financial data has been derived from the audited financial statements filed as part of Max’s Annual Report on Form 10-K for the year ended December 31, 2008. This financial data should be read in conjunction with the financial statements and the related notes and other financial information contained in the Annual Report on Form 10-K for the year ended December 31, 2008, which is incorporated by reference into this joint proxy statement/prospectus. More comprehensive financial information, including management’s discussion and analysis of financial condition and results of operations, is contained in other documents filed by Max with the SEC, and the following summary is qualified in its entirety by reference to such other documents and all of the financial information and notes contained in those documents. See Where You Can Find More Information on page 194.

	Year Ended December 31,
	2008	2007	2006	2005	2004
	(dollars in millions, except percentages and per-share data)
Gross premiums written	$1,254.3	$1,078.3	$865.2	$1,246.0	$1,043.6
Net premiums earned	813.5	817.9	665.0	1,053.5	899.9
Net investment income	181.6	188.2	150.0	106.8	82.8
Net (losses) gains on alternative investments	(233.0)	186.7	84.8	39.9	81.6
Net (loss) income	(175.3)	303.2	216.9	9.5	141.8
Fixed maturities and cash	4,603.3	4,060.9	3,470.0	2,996.9	2,395.2
Alternative investments	753.7	1,061.7	1,065.9	1,230.9	1,119.0
Total assets	7,252.0	6,538.5	5,849.0	5,305.2	4,319.4
Shareholders’ equity	1,280.3	1,583.9	1,390.1	1,185.7	902.7
Book value per share	22.94	27.54	23.06	20.16	19.70
Diluted book value per share(1)	22.46	25.59	21.55	18.65	18.38
Diluted earnings per share	(3.10)	4.75	3.43	0.18	2.92
Cash dividends per share	0.36	0.32	0.24	0.18	0.12
Return on average shareholders’ equity	(12.2)%	20.4%	16.8%	0.9%	17.0%

(1)	Diluted book value per share is calculated as shareholders’ equity divided by the number of common shares outstanding on the balance sheet date, after considering the dilutive effects of stock-based compensation and warrants, calculated using the treasury stock method. At December 31, 2008, the diluted number of shares outstanding, including the dilutive effect of employee stock-based compensation and warrants using the treasury stock method, was 57,009,398.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION OF IPC

The preliminary unaudited pro forma condensed consolidated balance sheet at December 31, 2008, combines the historical consolidated balance sheets of IPC and Max, giving effect to the amalgamation as if it had been consummated on December 31, 2008. The preliminary unaudited pro forma condensed consolidated income statement for the year ended December 31, 2008, combine the historical consolidated statements of income of IPC and Max, giving effect to the amalgamation as if it had occurred on January 1, 2008. We have adjusted the historical consolidated financial information to give effect to pro forma events that are (1) directly attributable to the amalgamation, (2) factually supportable, and (3) with respect to the statement of income, expected to have a continuing impact on the consolidated results. You should read this information in conjunction with:

•	the accompanying notes to the preliminary unaudited pro forma condensed consolidated financial information;

•	IPC’s separate historical audited financial statements as of and for the year ended December 31, 2008, included in IPC’s Annual Report on Form 10-K for the year ended December 31, 2008; and

•	Max’s separate historical audited financial statements as of and for the year ended December 31, 2008, included in Max’s Annual Report on Form 10-K for the year ended December 31, 2008.

The preliminary unaudited pro forma condensed consolidated financial information has been prepared for informational purposes only. The preliminary unaudited pro forma adjustments represent management’s estimates based on information available at this time. The preliminary unaudited pro forma condensed consolidated financial information is not necessarily indicative of what the financial position or results of operations actually would have been had the amalgamation been completed at the dates indicated. In addition, the preliminary unaudited pro forma condensed consolidated financial information does not purport to project the future financial position or operating results of the combined entity. The preliminary unaudited pro forma condensed consolidated financial information does not give consideration to the impact of possible revenue enhancements, expense efficiencies, synergies or asset dispositions that may result from the amalgamation.

The preliminary unaudited pro forma condensed consolidated financial information has been prepared using the purchase method of accounting with IPC treated as the accounting acquirer. Accordingly, IPC’s cost to acquire Max has been allocated to the acquired assets, liabilities and commitments based upon their estimated fair values at December 31, 2008. The allocation of the purchase price is preliminary and is dependent upon certain valuations and other studies that have not progressed to a stage where there is sufficient information to make a definitive allocation. Accordingly, the final purchase accounting adjustments may be materially different from the preliminary unaudited pro forma adjustments presented herein.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

	At December 31, 2008
	Historical IPC	Historical Max	Pro Forma Adjustments (Note 2)		Pro Forma Combined

	(dollars in millions)
ASSETS
Cash and cash equivalents	$77.0	$949.4	$—		$1,026.4
Fixed maturities, trading at fair value	1,793.0	61.8	—		1,854.8
Fixed maturities, available for sale at fair value	—	3,592.0	—		3,592.0
Equity investments, trading at fair value	205.4	—	—		205.4
Alternative investments, at fair value	159.7	753.7	—		913.4
Accrued investment income	27.7	52.9	—		80.6
Premiums receivable	108.0	554.8	(9.4	)(a)	653.4
Loss and loss adjustment expenses recoverable	2.8	846.6	—		849.4
Deferred acquisition costs	9.0	51.3	(51.3	)(b)	9.0
Deferred premiums ceded	2.2	192.9	(5.2	)(c)	189.9
Trades pending settlement	—	85.7	—		85.7
Prepaid expenses and other assets	3.5	110.8	(12.0	)(d)	102.3

Total assets	$2,388.3	$7,251.9	$(77.9)		$9,562.3

LIABILITIES
Reserve for property and casualty losses and loss adjustment expenses	$355.9	$2,938.2	$60.0	(e)	$3,354.1
Life and annuity benefits	—	1,367.0	70.0	(f)	1,437.0
Deposit liabilities	—	219.2	—		219.2
Funds withheld from reinsurers	—	164.1	—		164.1
Unearned property and casualty premiums	85.5	574.1	(60.5	)(g)	599.1
Reinsurance premiums payable	0.6	160.7	(4.9	)(h)	156.4
Accounts payable and accrued liabilities	20.4	81.9	40.0	(i)	142.3
Bank loans	75.0	375.0	—		450.0
Senior notes	—	91.4	(24.6	)(j)	66.8

Total liabilities	537.4	5,971.6	80.0		6,589.0
SHAREHOLDERS’ EQUITY
Preferred shares	—	—	—		—
Common shares	$0.6	$55.8	$(55.5	)(k)	$0.9
Additional paid-in capital	1,089.0	763.4	140.1	(l)	1,992.5
Accumulated other comprehensive loss	(0.9)	(45.4)	45.4	(m)	(0.9)
Retained earnings	762.2	506.5	(287.9	)(n)	980.8

Total shareholders’ equity	1,850.9	1,280.3	(157.9)		2,973.3

Total liabilities and shareholders’ equity	$2,388.3	$7,251.9	$(77.9)		$9,562.3

See Accompanying Notes to the Unaudited Pro Forma Condensed Consolidated Financial Information.

Unaudited Pro Forma Condensed Consolidated Income Statement

	For the Year Ended December 31, 2008
	Historical IPC	Historical Max	Pro Forma Adjustments (Note 2)		Pro Forma Combined
	(dollars in millions, except per-share data, and shares in thousands)
Revenues:
Net premiums earned	$387.4	$813.5	$(0.5	)(o)	$1,200.4
Net investment income	94.1	181.6	—		275.7
Net (losses) gains on equity investments	(114.0)	—	—		(114.0)
Net (losses) gains on alternative investments	(33.1)	(233.0)	—		(266.1)
Net realized and unrealized losses on fixed maturities	(21.1)	(18.8)	—		(39.9)
Other income	—	3.7	—		3.7

Total revenues	313.3	747.0	(0.5)		1,059.8

Expenses:
Net property and casualty losses and loss expenses	155.6	393.7	(10.0	)(p)	539.3
Claims and policy benefits	—	301.5	(3.0	)(q)	298.5
Net acquisition costs	36.4	52.4	—		88.8
Interest expense	2.7	36.1	1.5	(r)	40.3
Net foreign exchange loss (gain)	1.9	9.9	(23.5	)(s)	(11.7)
General and administrative expenses	26.3	127.5	(9.7	)(t)	144.1

Total expenses	222.9	921.1	(44.7)		1,099.3

Income (loss) before income taxes and preferred share dividends	90.4	(174.1)	44.2		(39.5)
Income tax expense	—	1.2	—		1.2

Net income (loss)	90.4	(175.3)	44.2		(40.7)
Dividend on preferred shares	14.9	—	—		14.9

Net income (loss) available to common shareholders	$75.5	$(175.3)	$44.2		$(55.6)

Per common share information
Net income (loss) per common share:
Basic (Note 3)	$1.45	$(3.10)			$(0.63)
Diluted (Note 3)	1.45	(3.10)			(0.63)
Weighted average number of common shares outstanding:
Basic (Note 3)	52,124	56,566			88,515
Diluted (Note 3)	52,124	56,566			88,515

See Accompanying Notes to the Unaudited Pro Forma Condensed Consolidated Financial Information.

Notes to the Unaudited Pro Forma Condensed Consolidated Financial Information

Note 1—Basis of Pro Forma Presentation

On March 1, 2009, IPC entered into an agreement and plan of amalgamation with Max. The transaction will be treated as a purchase business combination by IPC of Max under accounting principles generally accepted in the United States of America. In this amalgamation, IPC will issue the equity interests. Each Max common share will be exchanged for 0.6429 IPC common shares (the exchange ratio).

The preliminary unaudited pro forma condensed consolidated balance sheet at December 31, 2008, reflects the amalgamation as if it occurred on December 31, 2008. The preliminary unaudited pro forma condensed consolidated income statement for the year ended December 31, 2008, reflects the amalgamation as if it occurred on January 1, 2008. The pro forma adjustments herein reflect an exchange ratio of 0.6429 IPC common shares for each of the 53,784,442 outstanding and unrestricted common shares of Max at December 31, 2008, along with 0.6429 IPC common shares for each Max restricted share and restricted stock unit in connection with the amalgamation (see Note 3).

The share price used in determining the preliminary estimated purchase price is based on an average of the closing prices of IPC common shares for the two trading days before through the two trading days after IPC and Max announced their amalgamation agreement on March 2, 2009. The preliminary estimated purchase price also includes the fair value of the Max stock options, and is calculated as follows:

Number of Max common shares outstanding, restricted shares and restricted stock units as of December 31, 2008 (in thousands)	56,253
Exchange ratio	0.6429

Total IPC common shares issued (in thousands)	36,165
IPC’s average share price for the two trading days before through the two trading days after March 2, 2009, the day IPC and Max announced their amalgamation agreement	$24.6025

Estimated purchase price before adjustments for stock based compensation (in millions)	$889.7
Estimated fair value of approximately 6.6 million Max stock options outstanding as of December 31, 2008 (in millions)	17.4
Unrecognized compensation on unvested stock options and restricted shares (in millions)	(3.3)

Estimated purchase price (in millions)	$903.8

The preliminary estimated purchase price has been allocated as follows based upon purchase accounting adjustments as of December 31, 2008 (in millions):

Net book value of net assets acquired prior to fair value adjustments (1)	$1,280.3
Preliminary adjustments for fair value
Adjustment to deferred acquisition costs (2)	(51.3)
Adjustment to goodwill and intangible assets (3)	(12.0)
Adjustment to reserve for property and casualty losses and loss adjustment expenses (4)	(60.0)
Adjustment to life and annuity benefits (4)	(70.0)
Adjustment to unearned property and casualty premiums (5)	51.3
Adjustment to senior notes (6)	24.6

Fair value of net assets acquired	$1,162.9
Purchase price	903.8

Negative goodwill (7)	$(259.1)

(1)	Represents historical net book value of Max.

(2)	Represents adjustment to reduce the deferred acquisition costs of Max to their estimated fair value at December 31, 2008.

(3)	Represents adjustment to reduce goodwill and intangible assets of Max to their estimated fair value at December 31, 2008.

(4)	The fair value of Max’s reserve for property and casualty losses and loss adjustment expenses, life and annuity benefits, and loss and loss adjustment expenses recoverable were estimated based on the present value of the underlying cash flows of the loss reserves and recoverables. In determining the fair value estimate, IPC’s management estimated a risk premium deemed to be reasonable and consistent with expectations in the marketplace given the nature and the related degree of uncertainty of such reserves. Such risk premium exceeded the discount IPC’s management would use to determine the present value of the underlying cash flows. In determining the fair value of Max’s reserve for property and casualty losses and loss adjustment expenses, and life and annuity benefits, there were no changes made in the ultimate amount of losses and loss adjustment expenses or benefit amounts as shown in Max’s financial statements and the related notes and other financial information contained in Max’s Annual Report on Form 10-K for the year ended December 31, 2008. The purchase accounting adjustments reflect the discount rates applied to the underlying cash flows and an estimated risk premium associated with such reserves and benefit amounts in order to determine their fair values. The fair value adjustments will be amortized into income each year, increasing the amount of net income each year during the amortization period, as shown in Note 2.

(5)	Represents the estimated fair value of the profit within Max’s unearned property and casualty premiums. In determining fair value, IPC’s management estimated the combined ratio associated with Max’s net unearned property and casualty premiums.

(6)	Represents adjustment to record Max’s senior notes to their estimated fair value at December 31, 2008.

(7)	Represents pro forma negative goodwill. This pro forma amount is recorded as a gain on bargain purchase upon closing of the amalgamation and accordingly is reflected as an increase in retained earnings in the December 31, 2008, pro forma balance sheet.

The preliminary unaudited pro forma condensed consolidated financial information presented herein is not necessarily indicative of the results of operations or the consolidated financial position that would have resulted had the amalgamation been completed at the dates indicated, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined entity.

The preliminary unaudited pro forma condensed consolidated financial information has been prepared assuming that the amalgamation is accounted for under the purchase method of accounting (referred to as purchase accounting) with IPC as the acquiring entity. Accordingly, under purchase accounting, the assets, liabilities and commitments of Max are adjusted to their fair value. For purposes of these preliminary unaudited pro forma condensed consolidated financial information, consideration has also been given to the impact of conforming Max’s accounting policies to those of IPC. Additionally, certain amounts in the historical consolidated financial statements of IPC and Max have been reclassified to conform to the combined entity pro forma financial statement presentation. The preliminary unaudited pro forma condensed consolidated financial information does not give consideration to the impact of possible revenue enhancements, expense efficiencies, synergies or asset dispositions. Also, possible adjustments related to restructuring charges are yet to be determined and are not reflected in the preliminary unaudited pro forma condensed consolidated financial information. Charges or credits not expected to have a continuing impact and the related tax effects which result directly from the transaction and which will be included in income within 12 months succeeding the transaction were not considered in the preliminary unaudited pro forma condensed consolidated income statement, including an estimated gain of $259.1 million as a result of negative goodwill associated with the excess of fair market value of assets and liabilities over the estimated purchase price, but were included in the preliminary unaudited pro forma condensed consolidated balance sheet.

The preliminary unaudited pro forma adjustments represent management’s estimates based on information available at this time. Actual adjustments to the consolidated balance sheet and income statement will differ, perhaps materially, from those reflected in this preliminary unaudited pro forma condensed consolidated financial information because the assets and liabilities of Max will be recorded at their respective fair values on the date the amalgamation is consummated, and the preliminary assumptions used to estimate these fair values may change between now and the completion of the amalgamation.

The preliminary unaudited pro forma adjustments included herein are subject to other updates as additional information becomes available and as additional analyses are performed. The final allocation of the purchase price will be determined after the amalgamation is consummated and after completion of a thorough analysis to determine the fair values of Max’s tangible and identifiable intangible assets and liabilities. Accordingly, the final purchase accounting adjustments, including conforming of Max’s accounting policies to those of IPC, could be materially different from the preliminary unaudited pro forma adjustments presented herein. Any increase or decrease in the fair value of Max’s assets, liabilities, commitments, contracts and other items as compared to the information shown herein will change the purchase price allocable to negative goodwill and may impact the consolidated income statement due to adjustments in yield and/or amortization or accretion related to the adjusted assets or liabilities.

Note 2—Pro Forma Adjustments

The pro forma adjustments related to the preliminary unaudited pro forma condensed consolidated balance sheet at December 31, 2008, assume the amalgamation took place on December 31, 2008. The pro forma adjustments to the preliminary unaudited pro forma condensed consolidated income statement for the year ended December 31, 2008, assumes the amalgamation took place on January 1, 2008.

The following pro forma adjustments result from the allocation of the purchase price for the acquisition based on the fair value of the assets, liabilities and commitments acquired from Max. The amounts and descriptions related to the preliminary adjustments are as follows:

Increase (Decrease) as of December 31, 2008
(dollars in millions)
Unaudited Pro Forma Condensed Consolidated Balance Sheet
Assets
a) To eliminate intercompany reinsurance balances between IPC and Max	$(9.4)
b) To reflect the adjustment of deferred acquisition costs to their estimated fair value	(51.3)
c) To eliminate intercompany reinsurance balances between IPC and Max	(5.2)
d) To reflect the adjustment of goodwill and intangible assets to their estimated fair value	(12.0)

(77.9)

Liabilities
e) Adjustment to reflect the reserve for property and casualty losses and loss adjustment expenses at estimated fair value	60.0
f) Adjustment to reflect life and annuity benefits at estimated fair value	70.0
g) Unearned property and casualty premiums
i. Adjustment to reflect the estimated fair value of unearned property and casualty premiums	(51.3)
ii. To eliminate intercompany reinsurance balances between IPC and Max	(9.2)

(60.5)

h) To eliminate intercompany reinsurance balances between IPC and Max	(4.9)
i) Adjustment to reflect the estimated liability for amalgamation-related transaction costs	40.0
j) Adjustment to reflect the senior notes at fair value	(24.6)

80.0

Increase (Decrease) as of December 31, 2008
(dollars in millions)
Shareholders’ Equity
k) Common shares
i. Adjustment to reflect the elimination common shares of Max	$(55.8)
ii. Adjustment to reflect the issuance of IPC common shares	0.3

(55.5)

l) Additional paid-in capital
i. Adjustment to reflect the elimination additional paid-in capital of Max	(763.4)
ii. Adjustment to reflect the issuance of IPC common shares	906.8
iii. Unearned compensation on unvested Max stock options and restricted shares	(3.3)

140.1

m) Adjustment to reflect the elimination of the accumulated other comprehensive loss of Max	45.4
n) Retained earnings
i. Adjustment to reflect the elimination of retained earnings of Max	(506.5)
ii. Adjustment to reflect the gain related to the negative goodwill	259.1
iii. Adjustment to record the estimated amalgamation-related transaction costs	(40.0)
iv. To eliminate earnings on intercompany reinsurance transactions between IPC and Max	(0.5)

(287.9)

$(157.9)

Revenues
o) To eliminate intercompany reinsurance transactions between IPC and Max	$(0.5)

(0.5)

Unaudited Pro Forma Condensed Consolidated Income Statement
Losses and Expenses
p) Adjustment to accrete the fair value adjustment for reserve for property and casualty losses and loss adjustment expenses to net income	(10.0)
q) Adjustment to accrete the fair value adjustment for life and annuity benefits to net income	(3.0)
r) Adjustment to record additional amortization expense on senior notes resulting from the fair value adjustment	1.5
s) Adjustment to conform to IPC’s accounting policy with respect to functional currencies	(23.5)
t) Adjustment to reflect the estimated reduction to compensation expense resulting from the accelerated vesting of stock-based awards	(9.7)

(44.7)

Certain other assets and liabilities of Max will also be subject to adjustment to their respective fair values at the time of the amalgamation. Pending further analysis, no pro forma adjustments are included herein for these assets and liabilities.

Note 3—Net Income Per Share, Weighted Shares and Shares Outstanding

Pro forma shares outstanding at December 31, 2008, consist of the following:

(in thousands)
Max common shares outstanding, restricted shares and restricted stock units	56,253
Exchange ratio	0.6429

Common shares issued by IPC at closing of the amalgamation	36,165
Unvested common shares issued by IPC at closing of the amalgamation	(199)

35,966
Historical IPC common shares outstanding	56,094

Pro forma IPC common shares outstanding	92,060

For December 31, 2008, the pro forma net income per common share data has been computed based on the combined historical income of IPC and Max and the impact of purchase accounting adjustments. Weighted average shares outstanding were calculated using IPC’s historical weighted average common shares outstanding and Max’s weighted average common shares outstanding multiplied by the exchange ratio.

Pro forma weighted average shares outstanding for the year ended December 31, 2008, consists of the following:

	Basic	Diluted (1)
	(in thousands)
Historical Max weighted average shares outstanding	56,566	56,566
Max restricted shares and restricted stock units that will vest at closing of the amalgamation	39	39

	56,605	56,605

Exchange ratio	0.6429	0.6429

Pro forma Max weighted average shares outstanding	36,391	36,391
Historical IPC weighted average shares outstanding	52,124	52,124

Pro forma IPC weighted average shares outstanding	88,515	88,515

(1)	Anti-dilution provisions apply to 2008. There is no effect of stock-based compensation and preference shares because they are anti-dilutive.

The pro forma adjustments reflect the effect of accelerated vesting of certain share-based compensation. See additional discussion in Note 4.

Note 4—Stock Based Compensation

Upon the closing of the amalgamation, all Max equity awards outstanding as of the effective time of the amalgamation will be converted into equivalent equity awards of IPC. Each outstanding vested and unvested option to acquire Max common shares will be automatically converted into an option to acquire a number of whole common shares of IPC equal to the product of the number of Max common shares that were subject to the original Max stock option multiplied by the exchange ratio, (rounded down to the nearest whole share) at a per share exercise price of the original Max stock option divided by the exchange ratio (rounded up to the nearest whole cent). All unvested Max stock options, restricted share awards and restricted stock units will be accelerated upon closing of the amalgamation, except for grants made after October 31, 2008, and those for which waivers to acceleration were elected. Each converted Max stock option will otherwise continue unaltered and have substantially the same terms and conditions as were in effect immediately prior to the completion of the transactions, including, as applicable, vesting and term of exercise. The unvested number of shares in a restricted stock grant will be converted into a number of whole common shares of an IPC restricted share grant equal to the product of the number of unvested Max shares that were subject to the original Max restricted stock grant multiplied by the exchange ratio (rounded to the nearest whole share). No fractional shares will be issued and no cash payment for fractional shares will be made to holders of unvested restricted stock grants. No other change will be made to each unvested restricted stock grant, and the terms and conditions in effect immediately before the completion of the transactions, including vesting, will be unchanged.

COMPARATIVE PER-SHARE DATA

The historical earnings per share, dividends, and book value of IPC and Max shown in the table below are derived from their respective audited consolidated financial statements as of and for the year ended December 31, 2008. The unaudited pro forma comparative basic and diluted earnings per share data give effect to the amalgamation using the purchase method of accounting as if the amalgamation had been completed on January 1, 2008. The unaudited pro forma book value per share information was computed as if the amalgamation had been completed on December 31, 2008. You should read this information in conjunction with the historical financial information of IPC and of Max included or incorporated elsewhere in this joint proxy statement/prospectus, including IPC’s and Max’s financial statements and related notes. The unaudited pro forma per share information assumes that 56,252,985 Max common shares and restricted stock units are converted into shares of IPC common stock at the exchange ratio. The unaudited pro forma data is not necessarily indicative of actual results had the amalgamation occurred during the period indicated. The unaudited pro forma data is not necessarily indicative of future operations of the combined entity.

Year Ended December 31, 2008
Basic earnings per common share
IPC historical	$1.45
Max historical	(3.10)
Pro forma combined	(0.63)

Diluted earnings per common share
IPC historical (1)	$1.45
Max historical (1)	(3.10)
Pro forma combined (1)	(0.63)

Cash dividends declared per common share
IPC historical	$0.88
Max historical	0.36
Pro forma combined	0.73

Book value per common share (at period end)
IPC historical	$33.00
Max historical	22.94
Pro forma combined	32.30

(1)	Anti-dilution provisions apply to 2008. There is no effect of stock-based compensation and preference shares because they are anti-dilutive.

MARKET PRICE AND DIVIDEND INFORMATION

IPC’s and Max’s common shares are quoted on Nasdaq under the ticker symbol “IPCR” and “MXGL,” respectively. The following table sets out the high and low prices for each company’s common shares for the periods indicated as reported by Nasdaq. These prices reflect inter-dealer prices, without retail mark-up, mark-down or commission, and do not necessarily represent actual transactions.

	IPC			Max
	High	Low	Dividend	High	Low	Dividend
Year ended December 31, 2009
First Quarter	$30.36	$20.52	$0.22	$19.50	$13.00	$0.09
Year ended December 31, 2008
First Quarter	$29.10	$24.67	$0.22	$30.61	$25.72	$0.09
Second Quarter	$31.11	$26.51	$0.22	$26.85	$21.30	$0.09
Third Quarter	$33.75	$26.29	$0.22	$31.00	$20.70	$0.09
Fourth Quarter	$31.40	$19.01	$0.22	$26.10	$9.56	$0.09
Year ended December 31, 2007
First Quarter	$34.35	$27.64	$0.20	$25.90	$23.59	$0.07
Second Quarter	$32.67	$28.41	$0.20	$29.24	$25.14	$0.07
Third Quarter	$33.18	$23.30	$0.20	$29.05	$23.25	$0.09
Fourth Quarter	$30.45	$26.67	$0.20	$30.14	$25.49	$0.09
Year ended December 31, 2006
First Quarter	$28.70	$25.71	$0.16	$26.74	$21.35	$0.05
Second Quarter	$28.25	$23.81	$0.16	$25.76	$21.65	$0.05
Third Quarter	$30.63	$24.50	$0.16	$24.37	$21.23	$0.07
Fourth Quarter	$31.97	$29.11	$0.16	$25.00	$22.16	$0.07

The following table sets out the trading information for IPC common shares and Max common shares on February 27, 2009, the last full trading day before the public announcement of the proposed amalgamation, and —, 2009, the last practicable trading day for which information was available before first mailing of this joint proxy statement/prospectus.

	IPC common shares close		Max common shares close		Equivalent Per-Share Price
February 27, 2009	$25.41		$16.50		$16.34
—, 2009		$—		$—		$—

Equivalent per-share amounts are calculated by multiplying IPC per-share amounts by the exchange ratio of 0.6429.

Max shareholders are encouraged to obtain current market quotations for Max common shares before making any decision with respect to the amalgamation. No assurance can be given concerning the market price for IPC common shares before or after the date on which the amalgamation will close. The market price for IPC common shares will fluctuate between the date of this joint proxy statement/prospectus and the date on which the amalgamation closes and thereafter.

RECENT DEVELOPMENTS

IPC – Unaudited First Quarter Earnings

On April 23, 2009, IPC announced first quarter net income of $8.3 million, or $0.15 per diluted common share, compared to $86.8 million, or $1.31 per diluted common share, for the first quarter of 2008. IPC’s first quarter earnings were impacted by, among other things, higher net losses and loss adjustment expenses, higher net loss on investments, and increased general administrative expenses, largely associated with IPC’s review of strategic alternatives designed to enhance shareholder value, which resulted in the amalgamation agreement with Max.

FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus includes statements about future economic performance, finances, expectations, plans and prospects of both IPC and Max that constitute forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those suggested by such statements. For further information regarding cautionary statements and factors affecting future results, please refer to the most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q filed subsequent to the most recent Annual Report and other documents filed by each of IPC or Max, as the case may be, with the Securities and Exchange Commission (“SEC”). Neither IPC nor Max undertakes any obligation to update or revise publicly any forward-looking statement whether as a result of new information, future developments or otherwise.

This joint proxy statement/prospectus contains certain forward-looking statements within the meaning of the U.S. federal securities laws. Statements that are not historical facts, including statements about our beliefs, plans or expectations, are forward-looking statements. These statements are based on our current plans, estimates and expectations. Some forward-looking statements may be identified by our use of terms such as “believes,” “anticipates,” “intends,” “expects,” “projections” and similar statements of a future or forward-looking nature. In light of the inherent risks and uncertainties in all forward-looking statements, the inclusion of such statements in this joint proxy statement/prospectus should not be considered as a representation by us or any other person that our objectives or plans will be achieved. A non-exclusive list of important factors that could cause actual results to differ materially from those in such forward-looking statements includes the following: (a) the occurrence of natural or man-made catastrophic events with a frequency or severity exceeding our expectations; (b) the adequacy of our loss reserves and the need to adjust such reserves as claims develop over time; (c) any lowering or loss of financial ratings of any wholly owned operating subsidiary; (d) the effect of competition on market trends and pricing; (e) changes in general economic conditions, including changes in interest rates and/or equity values in the United States of America and elsewhere and continued instability in global credit markets; and (f) other factors set forth in the most recent reports on Form 10-K, Form 10-Q and other documents of IPC or Max, as the case may be, on file with the SEC. Risks and uncertainties relating to the proposed transaction include the risks that: the parties will not obtain the requisite shareholder or regulatory approvals for the transaction; the anticipated benefits of the transaction will not be realized; and/or the proposed transactions will not close. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We do not intend, and are under no obligation, to update any forward-looking statement contained in this joint proxy statement/prospectus.

RISK FACTORS

In addition to the other information included or incorporated by reference in this joint proxy statement/prospectus (including the matters addressed under Forward-Looking Statements above), you should carefully consider the following risk factors before deciding whether to vote (as an IPC shareholder, to approve the IPC bye-law amendments; to approve the authorized share capital increase; to approve the name change; to approve the share issuance; to elect the post-closing directors; to approve the director compensation plan; and to approve the appointment of KPMG; or if you are a Max shareholder, to approve the Max bye-law amendment and to adopt the amalgamation agreement and approve the amalgamation). Each of these proposals is described in this joint proxy statement/prospectus under Proposals to be Submitted to IPC Shareholders; Voting Requirements and Recommendations beginning on page 126 and Proposals to be Submitted to Max Shareholders; Voting Requirements and Recommendations beginning on page 147, respectively. In addition to the risk factors set forth below, you should read and consider other risk factors specific to each of the IPC and Max businesses that will also affect the combined entity after the amalgamation, described in Item 1A of each company’s annual report on Form 10-K for the year ended December 31, 2008, each of which is filed with the SEC and all of which are incorporated by reference into this joint proxy statement/prospectus. If any of the risks described below or in the reports incorporated by reference into this joint proxy statement/prospectus actually occurs, the respective businesses, financial results, financial conditions, operating results or share prices of IPC or Max or the combined entity could be materially adversely affected.

Risks Related to the Amalgamation

Failure to complete the amalgamation could negatively impact the share prices and the future business and financial results of IPC and Max.

The amalgamation agreement contains a number of conditions precedent that must be satisfied or waived prior to the closing of the amalgamation. In addition, the amalgamation agreement may be terminated by one or more of the parties under certain circumstances. In addition to customary termination provisions contained in agreements of this nature, IPC may terminate the amalgamation agreement if the total number of dissenting Max common shares for which appraisal rights have been exercised pursuant to Bermuda law exceeds 15% of the issued and outstanding Max common shares on the business day immediately following the last day on which Max shareholders can require appraisal for their common shares. See The Amalgamation Agreement—Termination of the Amalgamation Agreement below. Additionally, each of IPC or Max may terminate the amalgamation agreement if the other party’s good-faith estimate of such party’s book value as of the day prior to the requesting party’s shareholder meeting indicates that since December 31, 2008, either (1) the other party’s book value has declined by more than 50%, or (2) the other party’s book value has declined by more than 20 percentage points greater than the decline in the terminating party’s book value during the same period (with any increase in a party’s book value since December 31, 2008, deemed to be no change for purposes of measuring the 20 percentage point differential). See The Amalgamation Agreement—Termination of the Amalgamation Agreement on page 94 for a complete description of the circumstances under which the amalgamation agreement can be terminated.

If the amalgamation is not completed, the ongoing business of Max and IPC may be adversely affected as follows:

•

the manner in which brokers, insurers, cedants and other third parties perceive IPC and Max may be negatively impacted, which in turn could affect the ability of IPC or Max to compete for or to win new business or obtain renewals in the marketplace;

•

current and prospective employees of the two companies may experience uncertainty about their future roles with the companies, which may adversely affect the ability of IPC and Max to attract and retain key personnel;

•

the attention of management of IPC and Max will have been diverted to the amalgamation instead of being directed solely to each company’s own operations and pursuit of other opportunities that could have been beneficial to such company;

•	either IPC or Max may have to pay certain costs relating to the amalgamation, including certain legal, accounting and financial advisory fees; and

•	either IPC or Max may be required, in certain circumstances, to pay a termination fee of $50 million to the other party.

Validus’s offer may negatively impact our ability to consummate the amalgamation and may cause disruption to the ongoing business of IPC and Max.

On March 31, 2009, the board of directors of IPC received an unsolicited acquisition proposal from Validus Holdings, Ltd. On April 7, 2009, after consulting with IPC management and its outside legal and financial advisors and upon consideration of a variety of factors, the board of directors of IPC unanimously determined that Validus’s offer did not constitute a superior proposal, as defined in the amalgamation agreement. See The Amalgamation—Reasons Why IPC’s Board of Directors Recommends Approval of the Amalgamation below. While the board of directors of IPC unanimously reaffirmed its recommendation that IPC shareholders approve the amalgamation, Validus’s offer may still pose potential risks to the closing of the amalgamation. On April 8, 2009, Validus announced that it intended to file proxy solicitation materials opposing the amalgamation and that it was commencing litigation to reduce the $50 million termination fee payable in certain circumstances under the amalgamation agreement. On April 9, 2009, Validus filed a preliminary proxy statement with the SEC for the solicitation of proxies in opposition to the amalgamation. Both IPC and Max intend to vigorously defend the terms of the amalgamation agreement and their respective boards’ recommendations of the amalgamation. It is unclear what actions Validus may take to further its proposal and prevent the amalgamation of IPC and Max from occurring. However, any legal action or other proceedings in which IPC, Max or their respective boards of directors would have to defend themselves may be expensive, time-consuming and disruptive to the ongoing business of each company. Even if ultimately unsuccessful, actions taken by Validus could negatively impact the expected timing of the closing of the amalgamation, which is expected to occur in the second quarter of 2009. In addition, there is a risk that shareholders of IPC may vote against proposals relating to the amalgamation as a result of Validus’s offer and that, consequently, the required IPC vote may not be obtained. See—Failure to complete the amalgamation could negatively impact the share prices and the future business and financial results of IPC and Max above. In that case, it is possible that IPC may decide not to enter into a transaction with Validus or any other party. Moreover, because Validus’s offer is not contractually binding on Validus, and because Validus may withdraw or modify its offer at any time, if the amalgamation with Max does not occur, it is possible that Validus could decline to enter into a transaction with IPC on the terms set forth in Validus’s offer, or at all. It is also possible that a combination between IPC and any other party, including Validus, could not be negotiated and completed before September. In that case, IPC would be entering the hurricane season with continued uncertainty with respect to its strategic direction, which may impair IPC’s ability to access capital markets at a time when IPC may be most in need of capital.

IPC and Max may waive one or more of the conditions to the amalgamation without resoliciting or seeking additional shareholder approval for the amalgamation.

Each of the conditions to IPC’s and Max’s obligations to complete the amalgamation may be waived, in whole or in part, to the extent permitted by applicable law, by the other party. The boards of directors of IPC and Max may evaluate the materiality of any such waiver to determine whether amendment of this joint proxy statement/prospectus and resolicitation of proxies is necessary, or if shareholder approval has been received, whether further shareholder approval is necessary. IPC and Max do not presently expect any such waiver to be sufficiently significant as to require resolicitation or additional approval of shareholders. In the event that any such waiver is not determined to be significant enough to require resolicitation or additional approval of shareholders, the companies may complete the amalgamation without seeking further shareholder approval.

Once a party’s shareholder meeting has taken place and the shareholders have approved the proposals relating to the amalgamation, the party may be required to close the amalgamation even if an event which causes a significant decline in the other party’s book value has occurred or even if the party has received a superior acquisition proposal from a third party.

On the first business day after a party’s shareholder meeting, it may request that the parties exchange estimates of their book values as of the business day prior to the shareholder meeting. Each of IPC or Max may terminate the amalgamation agreement if the other party’s good-faith estimate of such party’s book value as of the day prior to the requesting party’s shareholder meeting indicates that since December 31, 2008, either (1) the other party’s book value has declined by more than 50%, or (2) the other party’s book value has declined by more than 20 percentage points greater than the decline in the terminating party’s book value during the same period (with any increase in a party’s book value since December 31, 2008, deemed to be no change for purposes of measuring the 20 percentage point differential). See The Amalgamation Agreement—Book Value Calculations below. However, it may not terminate the amalgamation agreement on account of events occurring after the business day prior to the shareholder meeting that would result in declines in the other party’s book value. As a result, once a party’s shareholder meeting has occurred it may be required to close the amalgamation even if an event has subsequently occurred which causes a significant decline in the other party’s book value.

In addition, the ability of each company’s board of directors to change its recommendation as to the amalgamation in response to a superior acquisition proposal from a third party will cease upon shareholder approval of the proposals relating to the amalgamation. As a result, if all the other conditions to closing are satisfied, once a party’s shareholders have approved the proposals relating to the amalgamation, the party may be required to close the amalgamation even if a superior acquisition proposal is subsequently received from a third party.

IPC and Max may experience difficulties integrating their businesses, which could cause the combined entity to fail to realize the anticipated cost savings and other benefits of the amalgamation.

IPC and Max entered into the amalgamation agreement because each company believes that the amalgamation will be beneficial to each of IPC, Max and their respective shareholders. Achieving the anticipated benefits of the amalgamation will depend in part upon whether the two companies integrate their businesses in an efficient and effective manner. The companies may not be able to accomplish this integration process smoothly or successfully. The integration of certain operations following the amalgamation will take time and will require the dedication of significant management resources, which may temporarily distract management’s attention from the routine business of the combined entity. Any delay or inability of management to successfully integrate the operations of the two companies could compromise the combined entity’s potential to achieve the long-term strategic benefits of the amalgamation and could have a material adverse effect on the business, financial condition, operating results and market value of the combined entity’s common shares after the amalgamation.

The success of the combined entity after the amalgamation will depend in part upon the ability of IPC and Max to retain key employees of both companies. Competition for qualified personnel can be intense. In addition, key employees may depart because of issues relating to the uncertainty or difficulty of integration or a desire not to remain with the combined entity. Accordingly, no assurance can be given that IPC and Max will be able to retain key employees.

IPC and Max must obtain various governmental, regulatory and other consents to complete the amalgamation, which, if delayed, not granted, or granted with unacceptable conditions, may jeopardize or delay the completion of the amalgamation, result in additional expenditures or resources and/or reduce the anticipated benefits of the amalgamation.

The parties must obtain certain approvals and consents in a timely manner from governmental agencies, including in the U.S., Ireland, Singapore and the United Kingdom prior to the completion of the amalgamation. If the parties do not receive these approvals, or do not receive them on terms that satisfy the conditions set forth in the amalgamation agreement, then the parties will not be obligated to complete the amalgamation. The governmental agencies from which the parties will seek these approvals have broad discretion in administering the governing regulations. As a condition to the approval of the amalgamation, these agencies may impose terms, conditions, obligations or restrictions that could negatively affect the way the combined entity conducts business following the amalgamation. The terms, conditions, obligations or restrictions of such approvals could jeopardize or delay the completion of the amalgamation. If IPC or Max agrees to any material term, condition, obligation or restriction in order to obtain any approval required to complete the amalgamation, these terms, conditions, obligations or restrictions could adversely affect the ability to integrate Max’s operations into IPC’s operations or could reduce the anticipated benefits of the amalgamation. This could result in a material adverse effect on the parties’ respective businesses, financial condition and operating results following the amalgamation, as well as the market value of the combined entity’s common shares after the amalgamation.

Certain directors and executive officers of IPC and Max have interests in the amalgamation that are different from, or in addition to, the interests of IPC and Max shareholders generally.

In considering the recommendations of the IPC board of directors and the Max board of directors with respect to the amalgamation, shareholders should be aware that, as discussed below under The Amalgamation—Interests of IPC Directors and Executive Officers in the Amalgamation and The Amalgamation—Interests of Max Directors and Executive Officers in the Amalgamation, certain of IPC’s and Max’s directors and executive officers have financial interests in the amalgamation that are different from, or in addition to, the interests of shareholders generally.

Failure to obtain effective consents of Max’s or IPC’s creditors and/or reinsurance counterparties to the amalgamation could materially adversely affect the amalgamation or the business of the combined entity.

IPC has entered into an amendment to its $500 million credit facility with Wachovia Bank, N.A. and various other lenders with respect to the amalgamation, which is subject to certain conditions to its effectiveness. Max has entered into an amendment to its $600 million credit facility with Bank of America, N.A. and various other lenders with respect to the amalgamation, which is subject to certain conditions to its effectiveness. In each case, the conditions to effectiveness include, among others, that there be no material adverse effect since December 31, 2008, on the business of the companies, taken as a whole, and that the lenders thereunder have received satisfactory confirmation from A.M. Best Company (“A.M. Best”) that the current financial strength rating of Max Bermuda and IPCRe, either individually or on a group basis, is “A-minus” (stable) or better. In addition, the amalgamation constitutes a “change of control” under the $20 million letter of credit reimbursement agreement with ING Bank N.V., the $75 million credit agreement with the Bank of Nova Scotia and the £90 million credit facility agreement with ING Bank, N.V. of Max and its subsidiaries. If IPC and Max are unable to obtain the consent of the lenders under the credit facilities to the amalgamation, the combined entity may be required to pay down the outstanding obligations. If the conditions to the effectiveness of the lenders’ consents are not met, or the combined entity is required to pay down any obligations, the combined entity may be forced to find alternative sources of liquidity, which may not be available, or if available, may be on unfavorable terms. With regards to both companies’ reinsurance arrangements, many of IPC’s and Max’s in-force reinsurance contracts contain change of control provisions. In addition, many of these reinsurance contracts are annually renewable and whether or not they may be terminated in a change of control, reinsurance cedants may choose not to renew these contracts with the combined entity. Termination and failure to renew reinsurance agreements by contractual counterparties could result in a material adverse effect on the combined entity’s business, financial condition and operating results, as well as on the market value of the combined entity’s common shares.

The value of the common shares of IPC that the Max shareholders receive in the amalgamation will vary as a result of the fixed exchange ratio and possible fluctuations in the price of IPC’s common shares.

At the effective time, each Max common share issued and outstanding immediately prior to the effective time (other than dissenting shares) will be converted into the right to receive IPC common shares equal to the exchange ratio and cash in lieu of fractional shares. Because the exchange ratio is fixed at 0.6429 of an IPC common share for each common share of Max, the market value of the IPC’s common shares issued in the amalgamation will depend upon the market price of an IPC common share at the effective time. The price of IPC’s common shares on the close of business on the business day before the amalgamation agreement (February 27, 2009) was $25.41, and the price of IPC’s common shares on —, 2009, the most recent practical date before filing this joint proxy statement/prospectus, is $—. If the price of IPC common shares declines, Max shareholders could receive less value for their shares upon the closing of the amalgamation than the value calculated pursuant to the exchange ratio on the business day before the date the amalgamation agreement was signed, or on the date of the Max shareholders meeting. Share price changes may result from a variety of factors that are beyond the companies’ control, including general market conditions, changes in business prospects, catastrophic events, both natural and man-made, and regulatory considerations. Accordingly, shareholders cannot be sure of the market value of the IPC common shares that will be issued in the amalgamation or the market value of the IPC common shares at any time after the amalgamation.

The amalgamation agreement contains provisions that restrict each of IPC and Max from pursuing alternative transactions or engaging in discussions with third parties as to alternative transactions.

The amalgamation agreement contains detailed provisions that restrict both IPC and Max and their respective subsidiaries and advisors’ ability to initiate, solicit, encourage (including by providing information) or facilitate proposals regarding any amalgamation or similar transaction with another party or participate or otherwise engage in any discussions or negotiations relating to such an alternative transaction. Although each of the IPC and Max board of directors is permitted to change its recommendation in response to a bona fide unsolicited superior proposal, such a change in its recommendation gives the other party the right to terminate the amalgamation agreement and receive a termination fee of $50 million. In addition, a $50 million termination fee would also be payable by the non-terminating party if (1) the amalgamation agreement is terminated for failure to complete the amalgamation on or before November 30, 2009, and within 12 months of the termination date, the non-terminating party enters into or consummates an acquisition transaction with the person (or affiliate) that made an acquisition proposal that was publicly announced or otherwise communicated to the officers or directors of the non-terminating party prior to November 30, 2009, (2) the amalgamation agreement is terminated on the basis of certain specified breaches (as provided therein) and within 12 months, the non-terminating party enters into or consummates an acquisition transaction with the person (or affiliate) that made an acquisition proposal that was publicly announced or otherwise communicated to the officers or directors of the non-terminating party prior to the non-terminating party’s shareholder meeting or (3) the amalgamation agreement is terminated for failure of a party to obtain its required vote and within 12 months of the termination date, such party or any of its subsidiaries enters into or consummates an acquisition transaction with the person (or affiliate) that made an acquisition proposal that was publicly announced or otherwise communicated to such party’s officers or directors prior to the date of its shareholder meeting. For more information please see the following sections: The Amalgamation Agreement—Restrictions on Change in Recommendation by the Boards of Directors of IPC or Max and—Restrictions on Solicitation of Acquisition Proposals by IPC and Max on page 90 and The Amalgamation Agreement—Termination of Amalgamation Agreement—Effects of Termination; Remedies on page 95.

These provisions could discourage third parties from considering or proposing alternative transactions, even if they would constitute superior proposals, or might result in any such superior proposal being less favorable to IPC or Max, as the case may be, than if the third party had been provided with such information or because of the added expense of the termination fee.

Potential payments made to dissenting Max shareholders in respect of their rights to appraisal of their shares could exceed the amount of consideration otherwise due to them under the terms of the amalgamation agreement and would allow IPC to terminate the amalgamation agreement if more than 15% of Max shareholders exercise such rights.

Any Max shareholder may apply, within one month after the date of giving of notice convening the Max special meeting, for an appraisal of the fair value of its Max common shares. See The Amalgamation—

Dissenters’ Rights of Appraisal for Max Shareholders below. Unless IPC has terminated the amalgamation agreement because the number of dissenting shares is greater than 15% of the issued and outstanding Max common shares (see The Amalgamation Agreement—Termination of the Amalgamation Agreement on page 89), then depending upon whether the appraisal proceedings brought by a dissenting Max shareholder are concluded before or after the amalgamation has been made effective, either IPC or the combined entity may be required to pay the fair value appraised by the court to such dissenting shareholder. Any such payments may have a material adverse effect on IPC’s or the combined entity’s business, financial condition and operating results, as well as the market price of IPC’s or the combined entity’s shares.

The financial analyses and forecasts considered by IPC and Max and their respective financial advisors may not be realized, which may adversely affect the market price of the combined entity’s common shares following the amalgamation.

In performing their financial analyses and rendering their opinions regarding the fairness from a financial perspective of the consideration in the amalgamation, each of the respective financial advisors to IPC and Max independently reviewed and relied on, among other things, internal stand-alone (in the case of IPC) and pro forma (for both IPC and Max) financial analyses and forecasts as separately provided to each respective financial advisor by IPC or Max. See The Amalgamation—Projected Financial Information. These analyses and forecasts were prepared by, or as directed by, the managements of IPC and Max and were also considered by IPC and Max’s boards of directors. None of these analyses or forecasts was prepared with a view towards public disclosure or compliance with the published guidelines of the SEC or the American Institute of Certified Public Accountants regarding projections and forecasts. These projections are inherently based on various estimates and assumptions that are subject to the judgment of those preparing them. These projections are also subject to significant economic, competitive, industry and other uncertainties and contingencies, all of which are difficult or impossible to predict and many of which are beyond the control of IPC and Max. Accordingly, there can be no assurance that IPC’s or Max’s financial condition or results of operations will not be significantly worse than those set forth in such analyses and forecasts. Significantly worse financial results could have a material adverse effect on the market price of the combined entity’s common shares following the amalgamation.

Risks Related to the Combined Entity Following the Amalgamation

The price of IPC common shares after the amalgamation may be affected by factors different from those affecting the price of common shares of IPC or common shares of Max before the amalgamation.

Following the completion of the amalgamation, holders of IPC common shares prior to the amalgamation will own shares in the combined entity that includes the operations of Max, and the former shareholders of Max will own shares in the combined entity that includes the operations of IPC. As the businesses of IPC and Max are different, the results of operations as well as the price of IPC common shares following the amalgamation may be affected by factors different from those factors affecting IPC or Max as independent stand-alone entities. For a discussion of IPC’s and Max’s businesses and certain risk factors to consider in connection with their respective businesses, see the respective sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in each of IPC’s and Max’s annual reports on Form 10-K for the year ended December 31, 2008, and other documents incorporated by reference into this joint proxy statement/prospectus.

The amalgamation may result in a ratings downgrade of the combined entity or its insurance subsidiaries (including the newly acquired Max insurance and reinsurance operating companies) which may result in a material adverse effect on the combined entity’s business, financial condition and operating results, as well as the market price of its common shares.

Ratings with respect to claims paying ability and financial strength are important factors in maintaining customer confidence in the combined entity and its ability to market insurance products and compete with other insurance and reinsurance companies. Rating organizations regularly analyze the financial performance and condition of insurers and reinsurers. On March 2, 2009, Moody’s Investor Service affirmed Max’s “A3” financial strength rating citing a now-enhanced business profile for Max in the property-catastrophe arena from the IPC deal, a capital base now commensurate with Bermuda peers, lower consolidated debt as percentage of capital, and better overall asset quality relative to total capital. Separately, Standard & Poor’s Ratings Services affirmed IPCRe’s “A-minus” rating with a stable outlook on March 3, 2009, noting decreased earnings and capital volatility of the consolidated entity among factors driving the ratings statement. A.M. Best placed its “A” financial strength rating for IPCRe under review with negative implications March 3, 2009, while keeping its “A-minus” on Max’s operations unchanged. Explaining the “under review” status of IPCRe, A.M. Best said the IPC-Max combination will be largely influenced by Max from a multitude of perspectives—including premium volume, liabilities, operating platforms and information technology systems. Following the amalgamation, any ratings downgrades, or the potential for ratings downgrades, of the combined entity or its subsidiaries (including the newly acquired Max insurance and reinsurance operating companies) could adversely affect the combined entity’s ability to market and distribute products and services and successfully compete in the marketplace, which could have a material adverse effect on its business, financial condition and operating results, as well as the market price for IPC common shares.

The occurrence of severe catastrophic events may cause the combined entity’s financial results to be volatile and may affect the financial results of the combined entity differently than such an event would have affected the financial results of either IPC or Max on a stand-alone basis.

Because the combined entity will, among other things, underwrite property catastrophe reinsurance and have large aggregate exposures to natural and man-made disasters, management expects that the combined entity’s loss experience generally will include infrequent events of great severity. Consequently, the occurrence of losses from catastrophic events is likely to cause substantial volatility in the combined entity’s financial results. In addition, because catastrophes are an inherent risk of the combined entity’s business, a major event or series of events can be expected to occur from time to time and to have a material adverse effect on the combined entity’s financial condition and results of operations, possibly to the extent of eliminating the combined entity’s shareholders’ equity. Increases in the values and concentrations of insured property and the effects of inflation have resulted in increased severity of industry losses in recent years, and those factors are expected to increase the severity of catastrophe losses in the future. Upon closing of the amalgamation, the combined entity’s exposure to natural and man-made disasters will be different than the exposure of either IPC or Max prior to the amalgamation. Accordingly, the amalgamation may exacerbate the exposure described above.

A limited number of reinsurance and insurance brokers and broker transactions account for a large portion of the combined entity’s revenues, and a loss of all or a substantial portion of this brokered business could have a significant and negative effect on the combined entity’s business and results of operations.

A substantial portion of the combined entity’s reinsurance and insurance business is placed through brokered transactions, which involve a limited number of reinsurance and insurance brokers. Loss of all or a substantial portion of the brokered business provided through one or more of these brokers could have a significant and negative effect on the combined entity’s business and results of operations. Upon closing of the amalgamation, the extent of the combined entity’s dependence on a limited number of reinsurance and insurance brokers will be different than the dependence of either IPC or Max prior to the amalgamation. Accordingly, the amalgamation may exacerbate the risk described above.

THE AMALGAMATION

General Description

On March 1, 2009, IPC, IPC Limited and Max entered into an Agreement and Plan of Amalgamation, which, as amended and together with the Amalgamation Agreement, to be dated as of the closing date, among IPC, IPC Limited and Max, we refer to as the “amalgamation agreement.” IPC’s board of directors unanimously adopted the amalgamation agreement on that date and deemed it fair, advisable and in the best interests of IPC to enter into the amalgamation agreement and to consummate the other transactions contemplated thereby. Max’s board of directors unanimously adopted the amalgamation agreement on that date and authorized and approved the amalgamation of Max with IPC Limited upon the terms and subject to the conditions set forth in the amalgamation agreement and deemed it fair to, advisable to and in the best interests of Max and its shareholders to enter into the amalgamation agreement and to consummate the amalgamation and the other transactions contemplated thereby.

Subject to shareholder approval as described in this joint proxy statement/prospectus and the satisfaction or waiver of the other conditions specified in the amalgamation agreement, on the closing date of the amalgamation, which we refer to as the “closing date” or “closing,” Max will amalgamate with IPC Limited, and immediately thereafter IPC will change its name to “Max Capital Group Ltd.” Pursuant to the amalgamation agreement, after the effective time, Max shareholders (including the shareholders that do not vote in favor of the amalgamation) will have the right to receive 0.6429 common shares of IPC and cash in lieu of fractional shares in exchange for each Max common share they hold, unless they exercise appraisal rights pursuant to Bermuda law.

Further details relating to the structure of the amalgamation and the amalgamation consideration are described in The Amalgamation Agreement—Structure of the Amalgamation and The Amalgamation Agreement —Amalgamation Consideration below.

Background of the Amalgamation

Since its inception in 1993, IPC has successfully operated as a monoline company focused on property catastrophe reinsurance. IPC has periodically reviewed ways to enhance its performance and prospects in light of conditions in the reinsurance and insurance markets, economic conditions, regulatory developments and competitive and other factors. Following the losses from the 2005 Atlantic hurricanes, the rating agencies increased the capital requirements for monoline property catastrophe reinsurers. By October 2007, it was evident to IPC’s management and IPC’s board of directors that if IPC continued to follow the monoline property catastrophe model IPC had previously pursued, it might be more challenging to optimize shareholder value in the future as compared to following a more diversified business model. IPC’s board of directors, with input from IPC’s management, decided that strategic options should be developed and evaluated. To drive this process forward, on October 23, 2007 IPC’s board of directors established IPC’s business development committee to assist IPC’s management in developing such options for review by IPC’s board of directors.

Max, which was formed in December 1999, successfully operates as a diversified global provider of specialty insurance and reinsurance products. Max regularly evaluates its competitive positioning in the market as it has expanded its business over time, establishing a U.S. specialty insurance platform in 2007 and entering the Lloyd’s market through the acquisition of Imagine Group (UK) Limited in 2008. As Max’s insurance and reinsurance operations continue to expand, Max has recognized the benefits of increased size and scale to support a global insurance and reinsurance business, including increased capital to support continued expansion of underwriting operations. As part of its evaluation of its competitive positioning in the market, Max regularly evaluates the benefits and risks of selected business combinations, assessing the strategic and financial implications of such transactions. Additionally, from time to time, Max has received unsolicited and preliminary inquiries from other insurance and reinsurance companies or industry investors that have sought to explore Max’s possible interest in various transactions.

In the fourth quarter of 2007, Max received an inquiry from a reinsurance company (“Party Y”) regarding a possible business combination with Max. Max entered into a confidentiality agreement with Party Y and had discussions with Party Y through the first quarter of 2008. The discussions with Party Y did not progress and ultimately ceased during the second quarter of 2008. Another inquiry was received by Max during the early part of the fourth quarter of 2008 from another reinsurance company (“Party Z”), for the potential acquisition by Max of Party Z. On or around November 26, 2008, Max and Party Z entered into a confidentiality agreement and Max’s management held meetings with the management of Party Z during the fourth quarter of 2008, but such discussions did not result in any agreements with Party Z.

In the first quarter of 2008, IPC engaged JPMorgan to assist IPC with a strategic review process. As part of that strategic review process, IPC’s board of directors and IPC’s management confirmed their preliminary conclusion that it would be in IPC’s interest to diversify beyond its monoline property catastrophe business model. IPC’s board of directors and IPC’s management determined to consider achieving these objectives by investigating the opportunities to do so through internal growth or a business combination with a company with diversified business lines and platforms with a market capitalization of a similar size to IPC’s market capitalization.

In March of 2008, IPC’s business development committee asked IPC’s management to develop two business plans in order to assist IPC’s directors in their strategic review: a “monoline” plan that assumed IPC would continue as a monoline property catastrophe reinsurer, and an “organic growth” plan, consisting of an organic diversification of business lines and platforms over time leveraging existing resources of the company. During the summer of 2008, IPC’s management, after discussion with IPC’s board of directors, also began consideration of a “run-off” scenario which assumed that IPC would cease to write new business and return capital to its shareholders over time as reserves were paid out.

From July through early November 2008, IPC’s business development committee began considering early versions of the organic growth case developed by IPC’s management for diversifying IPC’s business lines. In addition, IPC, with JPMorgan’s assistance, started to identify and evaluate potential counterparties, including Validus, that were of a similar size to IPC, and with whom a combination potentially could diversify IPC’s business lines and platforms for the purpose of reducing the volatility inherent in focusing on catastrophe reinsurance and spreading IPC’s risk base across less correlated risks. IPC’s business development committee, with assistance from JPMorgan, designed a process to narrow the field of potential counterparties to a select list and to meet with, exchange information with and select potential counterparties to continue in IPC’s strategic process. In early October, after discussions among IPC management, IPC’s board of directors and JPMorgan, IPC’s board of directors authorized JPMorgan to contact a select list of third parties from among the potential counterparties and peer companies that IPC initially considered. The parties on the select list were those that IPC determined were most likely to satisfy IPC’s strategic objectives, and it excluded parties that IPC believed were not appropriate potential counterparties for a business combination. For example, although IPC had previously identified Validus as a potential counterparty because of its similar size to IPC, after careful consideration IPC did not include Validus in its select list of potential counterparties for JPMorgan to contact because IPC determined that a business combination with Validus was not likely to satisfy IPC’s strategic objectives. Specifically, IPC’s business development committee determined, based on publicly available information and after consultation with IPC management and JPMorgan, that a business combination with Validus would not be likely to achieve IPC’s strategic objectives due to Validus’s catastrophe exposure, the level of its goodwill and intangible assets and, given its formation in 2005 and acquisition of substantial assets in 2007, Validus’s relative lack of seasoning as compared to other alternatives. With respect to lack of seasoning, IPC noted that, in Validus’s Annual Report on Form 10-K for the year ended December 31, 2007, Validus described itself as a “recently formed company” and stated that it has “a limited operating and financial history” available to help evaluate “[its] past performance” and noted that, as a result of these risks, Validus “may not be successful in the continued implementation of [its] business strategy.”

Subsequently, JPMorgan and IPC management received an unsolicited oral indication of interest from a party (“Party H”) that IPC’s board of directors and management had previously decided not to consider inviting into IPC’s strategic process after determining that a transaction with Party H would not meet IPC’s strategic goal. IPC management also received an informal indication of interest from a party (“Party I”), discussions with whom IPC determined not to be in the best interest of IPC to pursue further.

During the last half of October 2008 and first half of November, IPC entered into confidentiality and standstill agreements with eight of these potential counterparties: Party A, Party B, Party C, Party D, Party E, Party F, Party G and Max.

The initial contact between IPC and Max was made on October 14, 2008. Representatives from JPMorgan placed a call to Max’s chief executive officer, W. Marston Becker, and informed him that they had been engaged to assist with a strategic review of IPC and that Max had been identified as a potential counterparty for a business combination transaction. Mr. Becker provided an informal update to Max’s board of directors regarding the inquiry from IPC.

On October 26, 2008, Max and IPC entered into the confidentiality and standstill agreement mentioned above in order for the parties to continue discussions and exchange information. At that time, Max’s management asked Merrill Lynch to assist in conducting a preliminary analysis of a potential business combination with IPC.

On October 27, 2008, JPMorgan and Merrill Lynch had a conference call to discuss the next steps in the process of a potential transaction between IPC and Max.

On October 31, 2008, Max’s board of directors met and were apprised by Max’s management of the status of discussions regarding a potential business combination with IPC.

During this time, JPMorgan also had preliminary discussions with each of Party A, Party B, Party C, Party D, Party E and Party G to assess their interest in a combination with IPC and their fit with the strategic goals of IPC’s board of directors. In the course of these discussions, Party A indicated that it was not interested in engaging in discussions regarding any transaction until after January 1, 2009 when the period in which most reinsurance contracts are renewed had ended. Party F failed to schedule any meetings with IPC or its advisors and showed little interest in further pursuing a transaction with IPC. IPC ceased discussions with Party F shortly thereafter.

On November 3, 2008, IPC received an unsolicited letter from a large, publicly traded insurance company (“Party J”) proposing that IPC and Party J enter into an exclusivity agreement to discuss an acquisition of IPC by Party J in a stock-for-stock transaction that was based on an unsatisfactory valuation of IPC’s book value and was subject to detailed due diligence.

IPC’s business development committee met on November 6, 2008 with JPMorgan and IPC’s outside legal counsel to consider the terms contained in Party J’s letter. IPC’s business development committee determined that it was not in IPC’s best interest to enter into an exclusivity agreement with Party J and authorized IPC’s management to respond to Party J’s letter by declining to enter into an exclusivity agreement but offering to allow Party J to otherwise participate in IPC’s on-going strategic process. On November 7, 2008, IPC responded to Party J’s offer by sending it a letter proposing that IPC and Party J enter into a confidentiality and standstill agreement and that Party J participate in IPC’s on-going strategic process on the same basis as the other parties already in discussions with IPC. Party J responded in a letter on November 10, 2008 withdrawing its original offer and declining to participate in IPC’s strategic process.

At the same meeting on November 6, 2008, IPC’s business development committee also determined that it was not in IPC’s best interest to delay further discussions of a business combination until after January 1, 2009 and decided to continue moving ahead in the strategic process without Party A.

From the beginning of November through December 10, 2008, IPC management engaged in discussions regarding potential business combinations of IPC with Party B, Party C, Party D, Party E and Party G. On November 10, 2008, Mr. Becker, Peter A. Minton, Max’s chief operating officer, Joseph W. Roberts, Max’s chief financial officer and Merrill Lynch, met with IPC’s directors, Mr. Bridges and Mr. Christie and with James P. Bryce, IPC’s chief executive officer, John R. Weale, IPC’s chief financial officer and JPMorgan, to discuss the process and to present Max’s preliminary views regarding a potential business combination. Max and IPC each provided updates on their respective business and operations, including an assessment of the then current business climate. On November 26, 2008, Messrs. Becker and Minton met with Messrs. Hammond and Bridges to further discuss the potential business combination between IPC and Max. Max was invited to submit a proposal for a business combination with IPC by December 8, 2008. During this time, Mr. Becker continually provided informal updates to Max’s board of directors after such meetings on the progress with IPC and the invitation to submit a proposal to IPC. JPMorgan and Merrill Lynch held various calls to discuss the potential amalgamation.

On December 5, 2008, after consulting with Merrill Lynch, Max developed and submitted a preliminary proposal for a business combination transaction between IPC and Max structured as a stock-for-stock transaction with an exchange ratio based on the relative book values of the two companies. Max also provided information regarding its intentions with respect to the combined business, the board of directors, and the roles of management.

During this time period, IPC’s officers and directors met several times among themselves and with IPC’s outside advisors to discuss the status of negotiations with each party and worked to develop the specific terms upon which IPC would be willing to enter into a business combination. IPC also asked Party B, Party C, Party D, Party E and Party G to submit formal business combination proposals before December 8, 2008.

At a meeting on December 10, 2008, IPC’s directors and management reconfirmed their view that Party H did not meet IPC’s strategic objectives and determined not to pursue further discussions with Party H.

Also during the meeting on December 10, 2008, IPC’s directors and management reviewed the business combination proposals that had been received from other potential counterparties. In addition to Max, IPC had received formal written proposals from Party B, Party C and Party D. Party E submitted an oral proposal. After a discussion among IPC’s directors and management, with input from JPMorgan and IPC’s outside counsel, IPC determined not to pursue further discussions with Party E because the oral proposal did not satisfy the criteria IPC had established. Party G had communicated that a business combination with IPC did not fit within Party G’s strategic plan at that time and that Party G no longer wished to continue to be considered a potential counterparty to a business combination. IPC determined to cease further negotiations with Party G.

On December 16, 2008, Merrill Lynch and JPMorgan had a conference call to review Max’s proposal and provide IPC additional information regarding Max and its proposal.

Between December 10 and December 17, 2008, IPC’s management and JPMorgan continued discussions with Party B, Party C and Party D and worked to further develop proposals from these parties.

On December 17, 2008, IPC’s business development committee met to discuss the proposals received from Max as well as from Party B, Party C and Party D. IPC’s business development committee found the proposals from Party C, Party D and Max to be in line with the rationale and goals IPC had set for entering into a business combination. The proposal received from Party B, despite repeated negotiations with IPC’s management and JPMorgan, failed to satisfy many of IPC’s desired characteristics, and included terms in which IPC’s shareholders would receive non-U.S. listed stock as consideration along with a complex debt security. Accordingly, IPC determined to cease pursuing a potential transaction with Party B as that proposal was not deemed to be in the best interests of IPC.

On December 17, 2008, members of IPC’s business development committee met with a group of individuals (“Party K”) who had expressed an interest in a transaction with IPC to pursue a strategy of transformational organic growth by diversifying IPC’s business lines under a new senior management team.

On December 19, 2008, IPC’s board of directors met and discussed the proposals from Party C, Party D and Max with IPC’s management and IPC’s advisors in conjunction with discussing IPC’s monoline and organic growth business plans. IPC’s board of directors approved IPC continuing discussions regarding a business combination with Party C, Party D and Max. IPC’s board of directors also instructed IPC’s management to finalize a formal presentation regarding the monoline plan, the organic growth plan and the run-off scenario. IPC’s board of directors also asked IPC’s management to benchmark projected growth under the monoline plan, the organic growth plan and potential business combinations against the growth achieved by selected Bermuda reinsurance companies that had pursued a transformational organic growth strategy in the past. During this meeting, one of IPC’s directors, Peter Christie, confirmed a prior informal disclosure to IPC’s other directors that he owned 10,667 Max common shares.

On December 22, 2008, Merrill Lynch and JPMorgan had a conference call in which JPMorgan relayed concerns from IPC’s board of directors relating to the preliminary proposal submitted by Max, including the fact that Max’s proposed exchange ratio did not account for the market prices of the companies at that time.

Between December 19, 2008 and January 6, 2009, IPC’s management and JPMorgan engaged in several meetings and other discussions with Party C, Party D and Max to further explore issues surrounding a business combination with each party. IPC and its advisors also engaged in an assessment of the members of senior management of Party C, Party D and Max, evaluating the capabilities and qualifications of such management to manage a combined company.

On January 6, 2009, IPC’s board of directors met to discuss IPC’s business development committee’s meeting with Party K. IPC management and JPMorgan also discussed the results of further discussions with Party C, Party D and Max, including that Max and IPC continued to be engaged in negotiations regarding the valuation methodology to be used for valuing the respective companies in a business combination transaction.

During this time, Max and its advisors conducted business and financial due diligence on IPC. On January 6, 2009, after consultation and discussions with Merrill Lynch, Max submitted a revised proposal to IPC. The revised proposal continued to be based on a stock-for-stock transaction, but the exchange ratio was amended to consider both the relative book values and the relative market values of the companies by basing the exchange ratio on the average of the two companies’ market value per share and book value per share. On the following day Merrill Lynch had a conference call with JPMorgan to review and answer clarifying questions on Max’s revised proposal.

On or around January 7, 2009, Party Y contacted Max to determine Max’s interest in resuming discussions regarding a potential business combination transaction, but no agreement was reached regarding the basis for any such transaction.

On January 8, 2009, Max, IPC, Merrill Lynch and JPMorgan had a meeting to review and discuss IPC financial information. Following this meeting, Max had a meeting with IPC on January 12, 2008 to review its financial information.

On January 11, 2009, IPC received a formal, written proposal from Party K.

On January 13, 2009, IPC’s business development committee met to discuss setting timelines for completing the process of evaluating potential transactions with Party C, Party D, Party K and Max and developed formal counterproposals with regard to Party C, Party D and Max.

On January 15, 2009, Merrill Lynch and JPMorgan had calls, where JPMorgan provided an update on the process and reviewed next steps. On January 15, 2009, Max’s board of directors had a meeting in Toronto to review the proposed combination between Max and IPC. At the meeting, the board of directors, among other things, reviewed the benefits and risks of a combination with IPC and the status of the negotiations with IPC, and discussed the current terms of a proposal regarding a business combination. The board of directors also reviewed the history of discussions with Party Y and Z and the benefits and risks associated with successfully reaching agreements with such parties. Max considered the monoline nature of IPC and determined that as part of a combination, Max’s global operating platform provided the resources and capabilities to diversify the business of IPC over time to be generally in line with that of Max. The board of directors determined that exploring a business combination transaction with IPC provided Max with additional capital to expand its business and satisfied its objectives of providing size and scale with limited integration challenges given the monoline business of IPC, and authorized management to continue discussions with IPC.

IPC’s board of directors met on January 16, 2009 and reviewed the revised proposal received from Max and revised proposals IPC had received from Party C and Party D. IPC’s board of directors, in conjunction with IPC’s management, developed counterproposals for Party C, Party D and Max and authorized JPMorgan to communicate the respective counterproposals to each party. IPC’s board of directors also discussed the written proposal that had been received from Party K, determined that it was not in IPC’s best interest to pursue a transaction with Party K at that time and authorized IPC’s business development committee to communicate that determination to Party K.

From January 16 until January 29, 2009, IPC and its outside advisors (including an independent consulting firm, an independent investment advisory firm, an independent accounting firm and IPC’s legal advisors) engaged in due diligence on Party C, and Max. IPC’s management met separately several times with the management teams of Max and Party C, along with their respective advisors, and worked together with Max and Party C to develop views on preliminary business plans for potential combined companies and conduct preliminary due diligence on key threshold items. IPC also continued negotiating the terms of a business combination with Party C and Max during this time and prepared and negotiated term sheets with each of Party C and Max. During the course of those negotiations IPC and Party D, a non-publicly traded company, could not come to an agreement over the proper method for valuing Party D. As a result, IPC and Party D determined not to engage in further discussions regarding a business combination.

IPC provided a term sheet to Max on January 17, 2009 and had organizational due diligence calls with Max and Merrill Lynch on January 19, 2009 and in-person due diligence meetings with Max and Merrill Lynch on January 21, 2009. During this time Max’s management and its advisors continued their financial and business due diligence review of IPC. Max’s management regularly updated Max’s board of directors regarding the continued discussions and communications with IPC.

On January 23, 2009, Max and Merrill Lynch provided comments to IPC’s draft non-binding term sheet to JPMorgan and Merrill Lynch had conference calls with JPMorgan to discuss the comments.

On January 27, 2009, Messrs. Becker, Minton and Roberts met with Messrs. Hammond and Bridges to review each companies’ respective financial information as well as preliminary views as to how the businesses can be combined.

During January 2009, Max and Party Z continued to discuss potential transaction structures. In late January 2009, Party Z contacted Max and informed Max that it was no longer interested in continuing to pursue a transaction at that time.

On January 29, 2009, IPC’s board of directors met to discuss the ongoing strategic review process. IPC’s management presented its formal monoline and organic growth plans to IPC’s board of directors. IPC’s board of directors, with input from management and IPC’s outside advisors, then discussed the results of the due diligence investigations into Party C and Max and the status of ongoing negotiations with each party. IPC’s board of directors also discussed its views of Party C’s and Max’s respective management teams. At the conclusion of the meeting, IPC’s board of directors concluded that while no decision had been made to enter into a definitive transaction agreement with any party, pursuing such a transaction with Max (including performing additional due diligence and negotiating a definitive transaction agreement) would be more in IPC’s interest than pursuing such a transaction with Party C. IPC’s board of directors authorized IPC management to finalize a non-binding term sheet with Max, including the valuation methodology upon which the definitive transaction agreement would be entered into, and also to enter into an exclusivity agreement with Max. On January 30, 2009, Mr. Hammond informed Mr. Becker about IPC’s proposal to enter into an exclusivity agreement with Max.

IPC’s and Max’s management, along with their respective advisors, negotiated the exclusivity agreement and the non-binding term sheet between January 30 and February 2, 2009. On February 2, 2009, Max and IPC finalized the non-binding term sheet and entered into a 28-day exclusivity agreement. The non-binding term sheet provided, among other things, for the basic framework for the transaction structure, governance for the combined company and a methodology to arrive at an exchange ratio for the transaction, based on an average of the two companies’ market value per share and book value per share. After executing the exclusivity agreement, Max contacted Party Y to formally terminate discussions between Party Y and Max.

On January 31, 2009, while IPC and Max were in discussions regarding the exclusivity agreement and the non-binding term sheet, Party C notified IPC that it no longer wished to engage in discussions regarding a business combination with IPC.

In the period from February 2 to February 20, 2009, representatives of management of IPC and its advisors and independent consultants, and representatives of management of Max and its financial and legal advisors, worked to continue IPC’s due diligence investigation into Max and Max’s due diligence investigation into IPC. IPC’s outside legal advisor provided to Max and Max’s outside legal advisor, a form of amalgamation agreement, and worked with Max’s outside legal advisor to negotiate definitive transaction documentation.

On February 10, 2009, Max’s board of directors held a regularly scheduled meeting in which the board of directors discussed the status of the IPC transaction and the terms of the proposed transaction. At that meeting, Max’s board of directors determined that board member Mario Torsiello would serve as a liaison between Max’s management, outside advisors and Max’s board of directors. On February 11, 2009, Mr. Torsiello and representatives of Max’s management met with Merrill Lynch and Max’s outside legal counsel to review and discuss the proposed amalgamation agreement. Between February 11, 2009 and February 27, 2009, Max’s management and Mr. Torsiello held additional meetings and conference calls with Max’s financial and outside legal advisors to receive updates and discuss the revised material terms of the amalgamation agreement as negotiations progressed. Mr. Torsiello reported to the other members of Max’s board of directors periodically on such progress and the material terms of the amalgamation agreement.

On February 11, 2009, Max announced its financial results for the fiscal quarter and year ended December 31, 2008 and Max’s management held a conference call with analysts and other interested parties to discuss such results.

On February 11 and February 12, 2009, IPC and Max made joint presentations to A.M. Best Company, Standard & Poor’s Financial Services LLC, and Moody’s Investors Service regarding IPC’s and Max’s managements’ views of the potential financial strength of a potential combined company.

Max and Merrill Lynch began discussions with Bank of America, National Association, which we refer to as “Bank of America,” on or around February 4, 2009 regarding an amendment to Max’s syndicated credit facility to allow Max to consummate an amalgamation transaction with IPC without potentially causing any default under Max’s syndicated credit facility. IPC contacted Wachovia Bank, National Association, which we refer to as “Wachovia,” on February 13, 2009, to begin discussions regarding amending IPC’s syndicated credit facility to permit IPC to enter into and consummate an amalgamation agreement with Max without potentially causing any default under the syndicated credit facility. After discussions with IPC’s and Max’s management and their advisors, Wachovia, Bank of America and several other banks who were members of IPC’s and Max’s respective loan syndicates signed confidentiality agreements with IPC and Max during the week of February 16, 2009. Between February 16 and March 1, 2009, IPC, Max and their advisors negotiated the terms of the amendments to both Max’s and IPC’s respective syndicated credit facilities.

On February 17, 2009, IPC announced its financial results for the fiscal quarter and year ended December 31, 2008 and IPC’s management held a conference call on the morning of February 18, 2009 with analysts and other interested parties to discuss such results.

On February 18, 2009, directors from IPC met with Max’s directors and certain of Max’s officers. Max’s chief executive officer made a presentation to the members of both boards of directors regarding the potential benefits of a combination of IPC and Max and described Max’s management’s vision for the combined company and the role that a combined Max-IPC management team would have in achieving that vision.

Also on February 18, 2009, Messrs. Becker and Minton met with Mr. Torsiello, reported to Mr. Torsiello on the results of the business and legal due diligence that had been performed by Max and its advisors on IPC and updated Mr. Torsiello on the status of the discussions and negotiations with IPC. Through February 28, 2009, Messrs. Becker and Minton continued to regularly discuss with, and report to Mr. Torsiello on, the status and results of the negotiations with and due diligence on IPC. Mr. Torsiello continued to perform his role as a liaison between Max’s management, outside advisors and Max’s board of directors and periodically updated the other members of Max’s board of directors regarding the status of the negotiations with IPC and the results of Max’s due diligence of IPC.

On February 20, 2009, IPC’s board of directors met, along with JPMorgan and other of IPC’s advisors, and discussed with Mr. Roberts, Max’s chief financial officer, and Max’s and IPC’s independent accounting firm to discuss potential purchase accounting adjustments that could result from a combination of IPC and Max. Following this discussion, Mr. Roberts and Max’s independent accounting firm left the meeting. Representatives of Sullivan & Cromwell LLP and Mello Jones & Martin discussed with IPC’s directors each director’s legal duties in connection with considering a transaction with Max. IPC management presented a run-off scenario to IPC’s directors, as well as the results of a benchmarking of the book value growth achieved by selected Bermuda reinsurance companies that had implemented a transformational organic growth strategy between 2002 and the first half of 2005. The benchmarking analysis compared these book value growth rates to projected book value growth under the monoline case, the organic growth case and a potential combination with Max. IPC management also presented a business plan for the combined company that had been developed together with Max. IPC’s directors also received due diligence reports from IPC’s advisors, including an independent consulting firm, an independent investment advisory firm, an independent accounting firm and IPC’s legal advisors, and discussed the results of such advisors’ due diligence.

Between February 20 and February 27, 2008, IPC’s and Max’s officers and advisors continued to engage in negotiations and due diligence on the other company, including negotiations regarding transaction protection provisions to be contained in any definitive amalgamation agreement.

On February 25, 2009, IPC’s board of directors convened by telephone along with IPC’s advisors, to discuss the results of further negotiations with Max. IPC’s board of directors discussed a number of transaction terms that were still being negotiated, including extensive discussions regarding the transaction protections, closing conditions and termination rights to be included in the definitive amalgamation agreement.

On February 27, 2009, a meeting of IPC’s board of directors was held. JPMorgan made a presentation to IPC’s board of directors regarding its financial analysis. IPC’s management, JPMorgan and Sullivan & Cromwell LLP provided an overview of events since IPC’s board of directors’ telephonic meeting on February 25, 2009. IPC’s management and outside advisors, including an independent consulting firm, an independent investment advisory firm, an independent accounting firm and IPC’s legal advisors, reported the final results of their in-depth due diligence review of Max and its business. IPC’s board of directors discussed prevailing market conditions and IPC’s strategic alternatives. Representatives of Sullivan & Cromwell LLP and Mello Jones & Martin discussed with IPC’s board of directors their legal duties in connection with any consideration of a possible strategic transaction. Sullivan & Cromwell LLP also presented a summary of the legal terms of the most recent draft of the amalgamation agreement, including the shareholder and regulatory approvals that would be required to complete the transaction and the possible timeframe for obtaining such approvals. During the remainder of February 27, February 28 and the morning of March 1, 2009, IPC’s business development committee and representatives of IPC’s and Max’s management and their respective legal and financial advisors worked to finalize the amalgamation agreement and related definitive documentation.

On March 1, 2009, IPC and Max reached an agreement, subject to their respective board of directors’ approval, on an exchange ratio by which the holders of Max common shares would receive 0.6429 IPC common shares in exchange for each Max common share held by Max shareholders.

IPC’s board of directors met again on March 1, 2009. JPMorgan presented an analysis of the financial terms of the Max proposal. IPC’s management also updated IPC’s directors on the results of negotiations with the banks in IPC’s syndicated credit facility and described the terms of the amendment that would need to be entered into if IPC intended to execute an amalgamation agreement with Max.

JPMorgan then delivered to IPC’s board of directors its oral opinion, subsequently confirmed in writing on the same day, that based upon and subject to the factors and assumptions stated in that opinion, as of March 1, 2009, the exchange ratio of 0.6429 IPC common shares to be exchanged in respect of each Max common share in the transaction was fair, from a financial point of view, to IPC, as described in—Opinion of J.P. Morgan Securities Inc., Financial Advisor to IPC’s Board.

Following these discussions, and extensive review and discussion among IPC’s directors, including consideration of the factors described under—Reasons Why IPC’s Board of Directors Recommends Approval of the Amalgamation, IPC’s board of directors unanimously approved the amalgamation agreement with Max and the transactions contemplated thereby and declared the amalgamation and other transactions contemplated in the amalgamation agreement, including the amendments proposed to IPC’s credit facilities, to be advisable and in the best interests of IPC. IPC’s board of directors resolved that a meeting of the IPC common shareholders be convened to consider to approve the bye-law amendments, approve the name change, approve the issuance of IPC shares to Max shareholders as contemplated by the amalgamation agreement, and elect the directors named in The Amalgamation Agreement—Structure of the Amalgamation. IPC’s board of directors then directed that management sign the definitive amalgamation agreement as soon as reasonably practicable.

Max’s board of directors met on March 1, 2009 in Bermuda. Mr. Torsiello provided a final oral report to the board members regarding the discussions with IPC. Merrill Lynch provided an analysis of the financial terms of the amalgamation agreement with IPC. Max’s management presented to Max’s directors the final due diligence reports regarding IPC and discussed the results of such reports. Max’s management also updated Max’s directors on the results of negotiations with the banks in Max’s syndicated credit facility and described the terms of the amendment that would need to be entered into by Max if Max were to execute an amalgamation agreement with IPC. The board of directors also reviewed with Max’s outside legal counsel the directors’ legal duties in connection with considering and voting on a transaction with IPC, the material terms of the amalgamation agreement as well as the shareholder and regulatory approvals that would be required to complete the transaction and the possible timeframe for obtaining such approvals.

Merrill Lynch then delivered to Max’s board of directors its oral opinion, which was subsequently confirmed in writing on March 1, 2009, that based upon and subject to the factors and assumptions stated in that opinion, as of such date, the exchange ratio of 0.6429 IPC common shares to be exchanged in respect of each Max common share in the proposed transaction was fair, from a financial point of view, to Max shareholders (other than IPC and its affiliates) as described in —Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Financial Advisor to Max’s Board.

Following extensive discussions among Max’s directors, including consideration of the factors described under —Reasons Why Max’s Board of Directors Recommends Approval of the Amalgamation, Max’s board of directors unanimously approved the amalgamation agreement with IPC and the transactions contemplated thereby and declared the amalgamation and other transactions contemplated in the amalgamation agreement, including the amendments proposed to Max’s credit facilities and Max’s bye-laws, to be fair to, advisable and in the best interests of Max and its shareholders. Max’s board of directors authorized and directed management to sign the definitive amalgamation agreement and resolved that a meeting of the Max common shareholders be convened to consider and approve the amendment to Max’s bye-laws and the amalgamation agreement, all as described in Proposals to Be Submitted to Max Shareholders; Voting Requirements and Recommendations.

In the afternoon of March 1, 2009, the parties executed the amalgamation agreement. The transaction was announced prior to the opening of the financial markets in New York City on March 2, 2009.

On March 31, 2009, IPC received an unsolicited offer from Validus pursuant to which IPC would amalgamate with a wholly owned subsidiary of Validus and each issued and outstanding IPC common share would be cancelled and converted into the right to receive 1.2037 Validus common shares. Validus’s offer contemplated an acquisition of IPC by Validus pursuant to a share-for-share exchange in which each IPC common share would be exchanged for 1.2037 Validus common shares. Validus common shares, par value $0.175 per share, are quoted on the New York Stock Exchange under the symbol “VR.” The closing price of a Validus common share on the New York Stock Exchange on March 30, 2009, the day prior to Validus’s offer, was $24.91, resulting in an implied premium for Validus’s offer to IPC’s market price of 18.0%, and the closing price of a Validus common share on the New York Stock Exchange on April 24, 2009 was $22.76, resulting in an implied premium for Validus’s offer to IPC’s market price of 10.7%. Validus’s offer is based on the amalgamation agreement between IPC and Max, but with certain differences. In particular:

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Validus is not required to close the proposed acquisition unless all of the waivers or amendments that Validus, in its sole discretion, deems to be necessary under any of IPC’s or Validus’s credit facilities have been obtained. The amalgamation agreement with Max does not have such a closing condition and, in any event, IPC and Max have already obtained all requisite amendments required under their respective syndicated credit facilities.

•

Validus is not bound (although IPC would be bound) by certain deal protection and non-solicitation provisions of the Validus agreement, whereas IPC and Max are reciprocally bound under those provisions in their amalgamation agreement (in other words, the non-solicitation provision in the proposed Validus amalgamation agreement only applies to IPC and not to Validus).

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Validus’s offer does not provide for any of IPC’s directors to serve on the board of directors of Validus or any of its subsidiaries after the consummation of the acquisition, nor does it provide for IPC’s management to have any role in the management of Validus or its subsidiaries after the consummation of the acquisition. By contrast, under the amalgamation agreement with Max, IPC and Max have agreed to provide for representation from both companies’ independent directors on the combined entity’s board of directors (including IPC’s chairman as chairman of the combined entity) and for IPC’s management to have senior positions in the management of the combined entity, to seek to ensure the achievement of the objectives of the combined IPC/Max business plan. Validus stated in a press release dated April 2, 2009 that it would be willing to discuss continued board representation in the potential Validus-IPC combined entity for members of IPC’s board of directors; however, Validus has made no binding commitment in this regard.

On that same day, IPC issued a press release announcing that IPC’s board of directors would review the terms of the proposal submitted by Validus in a manner consistent with its obligations under the amalgamation agreement with Max and applicable law.

On April 1, 2009, IPC’s board of directors met to discuss Validus’s offer. During this meeting, IPC’s outside legal advisors reviewed with IPC’s board of directors the directors’ fiduciary duties under Bermuda law and related legal considerations applicable to IPC’s board of directors’ review of Validus’s offer, including an analysis of the applicable requirements of the amalgamation agreement with Max. IPC’s board of directors considered certain information regarding Validus and certain financial aspects of Validus’s offer including the following (which to the extent relating to Validus, was based on publicly available information, including information contained in Validus’s SEC filings): an overview of Validus’s current and historical share price and trading multiples; IPC’s trading multiples implied by Validus’s offer; implied premiums and discounts to IPC’s common share price represented by Validus’s offer over different time periods; Validus’s historical financial performance; rating agency reviews; and commentary of sell-side analysts regarding Validus.

On April 2, 2009, IPC’s board of directors received a letter from Max describing several reasons Max did not believe Validus’s offer to be a superior proposal within the meaning of the amalgamation agreement with Max. Later that same day, IPC’s board of directors received a letter from Validus disputing statements made in Max’s letter to IPC’s board of directors.

On April 5, 2009, IPC’s board of directors received another letter from Validus claiming that Max had made errors in certain calculations contained in its letter of April 2, 2009. On April 6, 2009, Max sent IPC’s board of directors a letter reconfirming Max’s calculations contained in its April 2, 2009, letter and providing supporting information. Later that same day, IPC’s board of directors received another letter from Validus further disputing Max’s calculations.

Between April 1, 2009 and April 6, 2009, members of IPC’s business development committee met several times, either telephonically or in person, with IPC management and IPC’s advisors to discuss Validus’s offer.

On April 6, 2009, IPC’s board of directors met again to further review Validus’s offer. IPC’s outside legal advisors reviewed with IPC’s board of directors their fiduciary duties under Bermuda law, the related legal considerations resulting from the amalgamation agreement with Max, Validus’s reservation of rights to withdraw its offer and certain other legal, regulatory and timing aspects of Validus’s offer. IPC’s board of directors considered certain information regarding Validus and certain financial aspects of Validus’s offer, including the following (which, to the extent relating to Validus, was based on publicly available information, including information contained in Validus’s SEC filings): business mix; historical operating performance and benchmarking against peers; review of losses from hurricanes Ike and Gustav; estimates of risk exposure to certain catastrophe events; current balance sheet; investment portfolio and historical investment returns; rating agency and equity analyst information; an overview of Validus’s current and historical share price, trading multiples, trading volume and float; IPC’s trading multiples implied by Validus’s offer over different time periods; implied premiums and discounts to IPC’s common share price represented by Validus’s offer; implied premiums and discounts represented by the exchange ratio in Validus’s offer over the exchange ratio implied by market prices, exchange ratio implied by book value and exchange ratio implied by tangible book value; an illustration of potential value creation that could result from an acquisition of IPC by Validus at various price to book value trading multiples; and a preliminary analysis of the accretion (or dilution) that would result from an acquisition of IPC by Validus. In certain instances, the information presented was on a comparative basis to Max and IPC or to the amalgamation with Max. IPC’s board of directors did not request, and JPMorgan did not provide, an opinion as to the fairness or inadequacy of Validus’s offer.

IPC’s board of directors met again on the morning of April 7, 2009. After thoroughly reviewing Validus’s offer and after consulting with management and its outside legal and financial advisors and upon consideration of a variety of factors, including the reasons described under The Amalgamation—Reasons Why IPC’s Board of Directors Recommends Approval of the Amalgamation, IPC’s board of directors unanimously determined that Validus’s offer did not constitute a superior proposal as defined in the amalgamation agreement with Max and reaffirmed its recommendation of the Max amalgamation.

On April 7, 2009, following IPC’s board of directors meeting, IPC advised Max of the determination of IPC’s board of directors that Validus’s offer did not represent a superior proposal under the terms of the amalgamation agreement with Max.

Also on April 7, 2009, IPC issued a press release announcing that IPC’s board of directors, after thorough consideration and consultation with management and its legal and financial advisors, determined that Validus’s offer did not constitute a superior proposal under the terms of the amalgamation agreement with Max, and reaffirming its recommendation that IPC shareholders approve the amalgamation with Max. IPC’s board of directors also sent a letter to Validus setting forth several of the reasons why IPC’s board did not determine Validus’s offer to be a superior proposal.

On April 8, 2009, IPC’s board of directors received a letter from Validus stating that Validus intended to file proxy solicitation materials opposing the amalgamation and that it was commencing litigation to reduce the $50 million termination fee payable in certain circumstances under the amalgamation agreement.

On April 9, 2009, Validus filed a preliminary proxy statement with the SEC for the solicitation of proxies in opposition to the amalgamation.

On April 16, 2009, Validus filed a preliminary proxy statement with the SEC for the solicitation of proxies from Validus shareholders to approve the issuance of additional Validus common shares in exchange for the common shares of IPC at an exchange ratio no less favorable to Validus shareholders than the exchange ratio proposed in Validus’s offer.

On April 21, 2009, Validus filed an amendment to its preliminary proxy statement soliciting proxies in opposition to the amalgamation.

Reasons Why IPC’s Board of Directors Recommends Approval of the Amalgamation

IPC’s board of directors believes that the amalgamation will create a specialty insurance and reinsurance company that will be well positioned for long-term success and the creation of superior shareholder value. In particular, IPC’s board of directors believes, based on the preliminary business plan for the combined entity as described above in –Background of the Amalgamation on page 32 and IPC’s board of directors’ experience with and understanding of opportunities in the reinsurance and insurance industry, that the combined entity will benefit from the combined financial resources, management and personnel of IPC and Max and will be able to better capitalize on opportunities in the reinsurance and insurance industry. In addition, IPC’s board of directors believes that the amalgamation will permit the combined entity to derive significant advantages from the more efficient use of capital, based on IPC’s understanding of the rating agencies’ methodology for determining capital requirements. IPC’s board of directors also believes, based on IPC’s interactions with Max during the due diligence process and negotiations related to the amalgamation and based on Max’s careful approach to underwriting and the experience of Max’s management team, that IPC and Max have compatible cultures that will help to ease the process of integrating the two companies, and that IPC and Max share a common focus on underwriting, claims and actuarial disciplines, on controlling expenses, and on running their businesses as meritocracies, with an emphasis on performance and accountability at each level. In reaching these conclusions and in determining that the amalgamation agreement and the share issuance are fair, advisable and in the best interests of IPC, and in recommending the approval of the amalgamation agreement, the IPC bye-law amendments, the authorized share capital increase, the name change, the share issuance, the election of the post-closing directors, the director compensation plan and the appointment of KPMG, IPC’s board of directors consulted with IPC management as well as legal and financial advisors and considered a number of factors. The factors included, but were not limited to, the following:

•

IPC’s board of directors’ analysis and understanding of the business, operations, financial performance, financial condition, earnings and future prospects of the combined entity and IPC’s board of directors’ assessment, based on such analysis and understanding, that the combined entity will have:

•

enhanced size and scope, with shareholders’ equity of approximately $3 billion (as of December 31, 2008), leading to improved financial strength, a greater “margin of safety” in managing capital, and flexibility to deploy additional capital in other underwriting opportunities;

•

a diversified specialty insurance/reinsurance business, with significant product depth, leading to a strong franchise servicing both property and casualty markets. In addition, a larger and more diversified earnings base and a mix of insurance and reinsurance earnings should decrease IPC’s current earnings volatility resulting from property catastrophe events;

•	global and diversified operating platforms, with underwriting facilities in Bermuda, Dublin, at Lloyd’s and in six major U.S. cities;

•	experienced management and underwriting teams with long-standing industry knowledge and relationships;

•

highly complementary businesses with limited overlap between IPC’s strength in property catastrophe reinsurance and Max’s diversified insurance/reinsurance platforms, as demonstrated by Max having approximately 69% of its 2008 gross premiums written from casualty business, agriculture and short-tail lines which IPC does not underwrite. Even in its property catastrophe business, since Max is not an active underwriter of international property catastrophe exposure, there is little overlap between IPC and Max in IPC’s international property catastrophe underwritings in terms of clients or regions; and

•

the opportunity to reduce costs associated with running two separate public companies, consisting of Max’s Nasdaq listing fees, transfer agent fees, legal and accounting fees related to SEC filings and shareholder mailings, printing and mailing expenses for periodic reports and proxy statements, annual meeting expenses and other investor relations related expenses;

•

the view of IPC’s board of directors, after consulting with IPC’s management, that based upon the results of IPC’s review of its strategic alternatives, it would be in IPC’s interest to diversify beyond its monoline property catastrophe business model and that the proposed transaction meets that goal;

•

the view of IPC’s board of directors that the process described in—Background of the Amalgamation, which process was conducted with the assistance of JPMorgan, was a sound basis for the board’s determination that it was unlikely that an alternative transaction that would be more in the long-term interests of IPC would be available;

•

IPC’s board of directors’ analysis and understanding of the business, operations, financial performance, financial condition, earnings and future prospects of IPC on a stand-alone basis (whether as a monoline property catastrophe business, an organically diversified business or a run-off business), and IPC’s board of directors’ assessment, based on such analysis and understanding, that the amalgamation would be more favorable to IPC in the long-term in light of the potential rewards, risks and uncertainties associated with IPC continuing to operate as a monoline company or diversifying through organic growth. Those risks and uncertainties included IPC’s ability to achieve its business plan and projected future financial performance, the risk associated with the availability and accessibility of business diversification opportunities, and the risks related to IPC’s business identified in IPC’s Annual Report on Form 10-K for the year ended December 31, 2008;

•

IPC’s board of directors’ consideration of IPC’s due diligence in connection with the amalgamation, including its consideration of the potential volatility inherent in Max’s loss reserves; the collectibility of Max’s ceded reinsurance; the valuation of Max’s investment portfolio, including its alternative investment portfolio; the expected impact of purchase accounting on Max’s reserves; the compatibility of IPC’s and Max’s information technology infrastructure; the ability to manage the aggregation of catastrophe risk that will result initially from the amalgamation; the impact of the amalgamation on change in control provisions under Max’s and IPC’s financing arrangements, employee compensation and benefit plans, and reinsurance and insurance agreements; the risks associated with pending litigation and claims; and other commitments and contingencies;

•	the continuing significant ownership interest in the combined entity by IPC’s shareholders given the exchange ratio;

•

ongoing representation by all of IPC’s existing independent directors on the combined entity’s board of directors, and the fact that IPC’s senior management will play an important role in the management of the combined entity;

•	IPC’s board of directors’ belief that IPC’s ability to terminate the amalgamation agreement upon the occurrence of certain material changes in Max’s book value provides meaningful protection to IPC in case of certain negative impacts on Max’s financial condition—specifically, if Max experiences a material decline in its book value relative to IPC’s book value as described below in The Amalgamation Agreement—Book Value Calculations and IPC’s ability to decline to consummate the amalgamation with Max under certain conditions if a material adverse effect occurs with respect to Max as described below in The Amalgamation Agreement—Termination of the Amalgamation Agreement—Effects of Termination; Remedies;

•

the fact that the exchange ratio was the result of extensive negotiations between IPC and Max. In December 2008, Max had proposed an exchange ratio that was based primarily on Max’s and IPC’s relative book values. The foregoing exchange ratio would have resulted in a significant implied premium for the Max shareholders relative to Max’s market price at the time. IPC negotiated with Max and the parties agreed to an exchange ratio that was a blended ratio of IPC’s and Max’s respective book values and their market values. Since Max’s market value was 53% of its 52-week high at the time the amalgamation was announced on March 2, 2009, the market price of IPC common shares relative to Max common shares on that date was relatively higher than the average historical ratio of IPC’s and Max’s market prices over the prior year. Based on prices as of February 27, 2009, the final exchange ratio implied a 1.0% discount to Max’s market price. Accordingly, IPC’s negotiations with Max concerning the exchange ratio resulted in an exchange ratio that was more favorable to IPC’s shareholders than the exchange ratio initially proposed by Max;

•

the opinion received by IPC’s board of directors from JPMorgan, delivered to IPC’s board of directors orally on March 1, 2009 (and later confirmed in writing), to the effect that, as of the date thereof, the exchange ratio was fair, from a financial point of view, to IPC, as described in—Opinion of J.P. Morgan Securities Inc., Financial Advisor to IPC’s Board below;

•

the fact that no external financing is required for the transaction, thus increasing the likelihood that the amalgamation will be consummated, and the fact that IPC and Max have already secured amendments to their existing syndicated credit facilities that permit them to effect the amalgamation;

•

IPC’s board of directors’ belief, based on advice from outside legal counsel, that the amalgamation is likely to receive necessary regulatory approvals in a relatively timely manner without material adverse conditions, thus increasing the likelihood the amalgamation will be consummated;

•

the fact that IPC believes that the conditions to closing the amalgamation as described in The Amalgamation Agreement—Conditions to the Amalgamation below are capable of being satisfied, thus increasing the likelihood the amalgamation will be consummated;

•	the fact that the amalgamation agreement permits IPC to continue to declare and pay regular quarterly cash dividends at its current levels;

•

the fact that certain of Max’s employees have agreed to waive the accelerated vesting of certain of their stock options and other equity awards that they may otherwise have been entitled to receive in connection with the amalgamation as further described in The Amalgamation—Interests of IPC Directors and Executive Officers in the Amalgamation;

•

the fact that, in the absence of the amalgamation, IPC would need to hire a permanent Chief Executive Officer to replace James P. Bryce. In the second half of 2008, IPC’s board of directors began planning for the possible retirement and potential need for replacement of IPC’s Chief Executive Officer, James P. Bryce. In November 2008, IPC’s board of directors began considering various search firms to assist it with identifying a potential future chief executive officer should Mr. Bryce elect to retire. In 2009, IPC’s board of directors established a committee to focus on the search for a new chief executive officer in the event a combination did not occur. Hiring a new chief executive officer for IPC could involve a three to six month process to hire a search firm and identify, interview and select candidates, with no certainty that IPC would be able to identify a candidate that meets its requirements. Even if IPC could identify an appropriate candidate, there is no certainty such a candidate would agree to terms of employment with IPC and agree to relocate to Bermuda if the candidate were located elsewhere.

During the course of its due diligence of and negotiations with Max, including individual meetings between members of IPC’s board of directors and Max’s chief executive officer, W. Marston Becker, IPC’s board of directors and management were able to review and evaluate the performance of Mr. Becker, and his initiatives at Max, and determined that Mr. Becker possessed leadership skills, vision, industry knowledge and other qualities that IPC’s board of directors determined are highly desirable for a chief executive officer of IPC. Accordingly, IPC’s board of directors determined that, if the business combination with Max were consummated, it would not be necessary for IPC to continue to search for a chief executive officer because the combined entity would benefit from having the services of Mr. Becker as chief executive officer; and

•	the terms of the amalgamation agreement, which IPC’s board of directors generally viewed as fair to IPC, principally:

•

the requirements that the share issuance, IPC bye-law amendments and name change be approved by holders of a majority of the outstanding IPC common shares casting votes at the IPC shareholder meeting, as described in The Amalgamation Agreement—Conditions to the Amalgamation below;

•

the amalgamation agreement allows IPC’s board of directors to change or withdraw its recommendation of the amalgamation and the other transactions contemplated by the amalgamation agreement, provided that following such a change Max may terminate the amalgamation agreement and receive a termination fee, as described in The Amalgamation Agreement—Termination of the Amalgamation Agreement below;

•

the amalgamation agreement restricts Max from soliciting, considering or responding to third party acquisition proposals and from terminating the amalgamation agreement to accept a superior proposal prior to the Max shareholder meeting;

•

IPC may terminate the amalgamation agreement if the total number of dissenting Max common shares for which appraisal rights have been exercised pursuant to Bermuda law exceeds 15% of the outstanding Max common shares, as described in The Amalgamation Agreement—Termination of the Amalgamation Agreement below; and

•

the fact that, if on the first business day after the IPC shareholder meeting IPC requests that the parties exchange estimates of their respective book values as of one business day prior to the IPC shareholder meeting, IPC has the right, until up to five days after delivery of the book value estimates, to terminate the amalgamation agreement if the book value estimates exchanged by IPC and Max indicate that since December 31, 2008, either Max’s book value has declined by (1) more than 50%, or (2) more than 20 percentage points greater than the decline in IPC’s book value during the same period (with any increase in a party’s book value since December 31, 2008, deemed to be no change for purposes of measuring the 20 percentage point differential) (see The Amalgamation Agreement—Book Value Calculations below).

IPC’s board of directors considered the potential risks in making its determination and recommendation, including the following:

•

the risk of the rating agencies giving the combined entity lower than anticipated ratings following the amalgamation if, for example, a material, unanticipated catastrophe occurs or if the rating agencies, which are unrelated third parties, change their rating methodologies in a manner adverse to companies with characteristics of the type that the combined entity will have;

•	the fact that, in the future, opportunities for a business combination could become available that might permit IPC to diversify its business lines on more favorable terms than at present;

•

the fact that the loss of service of one or more of the members of Max’s senior management or other key personnel could delay or prevent the combined entity from fully implementing its business strategy and, consequently, significantly and negatively affect its business;

•

the fact that unexpected volatility or illiquidity associated with Max’s alternative investment portfolio could significantly and negatively affect the combined entity’s investment strategy, and the fact that Max had previously obtained a portion of its investment management services from an affiliate of one of Max’s directors, Alstra Capital Management, LLC;

•

the fact that Max has insurance subsidiaries in the U.S. and that in prior years, legislation has been introduced in the U.S. Congress that, if enacted, would adversely affect U.S. subsidiaries that reinsure with offshore affiliated companies (which would be the case with the combined entity) and that such legislation may be reintroduced and enacted in the future;

•	the effect of public announcement of the amalgamation on IPC’s share price if IPC shareholders or Max shareholders do not view the amalgamation positively;

•	the potential disruption to IPC’s business that could result from the announcement of the amalgamation, including the diversion of management and employee attention and employee attrition;

•

the possibility that the amalgamation might not be completed due to difficulties in obtaining sufficient shareholder approval, obtaining requisite regulatory approvals or the occurrence of a material adverse effect on either company’s business, or that completion might be unduly delayed by regulatory authorities’ withholding consent or seeking to block the amalgamation, and the risks and costs to IPC if the amalgamation is not completed, including the potential effect of the resulting public announcement of termination of the amalgamation agreement on, among other things, the market price for IPC common shares, its operating results, its ability to attract and retain key personnel and agents and its ability to complete an alternative transaction;

•

the fact that, if on the first business day after the Max shareholder meeting Max requests that the parties exchange estimates of their respective book values as of one business day prior to the Max shareholder meeting, Max has the right, until up to five days after delivery of the book value estimates, to terminate the amalgamation agreement if the book value estimates exchanged by IPC and Max indicate that since December 31, 2008, either IPC’s book value has declined by (1) more than 50%, or (2) more than 20 percentage points greater than the decline in Max’s book value during the same period (with any increase in a party’s book value since December 31, 2008, deemed to be no change for purposes of measuring the 20 percentage point differential) (see The Amalgamation Agreement—Book Value Calculations below);

•

the fact that, subject to compliance with certain obligations under the amalgamation agreement, the Max board of directors is permitted to change its recommendation to the Max shareholders and the Max shareholders may fail to approve the amalgamation;

•

the terms of the amalgamation agreement that place certain limitations on IPC’s ability to solicit, consider or respond to third party acquisition proposals and that prohibit IPC from terminating the amalgamation agreement to accept a superior proposal prior to the IPC shareholder meeting;

•

the fact that IPC may be required to pay Max the termination fee of $50 million, as described in The Amalgamation Agreement—Termination of the Amalgamation Agreement below impacting IPC’s ability to complete an alternative transaction;

•

the possibility that the IPC shareholders and the Max shareholders may not react favorably to the amalgamation, or that IPC shareholders may vote against proposals relating to the amalgamation with Max as a result of Validus’s offer and that the required vote by IPC shareholders may not be obtained, and the execution risk and additional costs that would be required to complete the amalgamation as a result of any legal actions brought by the IPC shareholders or by Validus or legal actions and appraisal actions brought by the Max shareholders;

•

the fact that certain directors and officers of IPC have interests in the transaction that are different from, or in addition to, those of IPC’s shareholders generally; see Interests of IPC Directors and Executive Officers in the Amalgamation below;

•

the restrictions on the conduct of IPC’s business prior to the closing of the amalgamation, requiring IPC to conduct its business in the ordinary course, subject to specific limitations, which may delay or prevent IPC from undertaking business opportunities that may arise pending completion of the amalgamation; and

•	the risks described in this joint proxy statement/prospectus under Risk Factors.

IPC’s board of directors considered a number of factors, as described in more detail below, in reaching its unanimous determination that Validus’s offer was not a superior proposal under the amalgamation agreement. IPC’s board of directors’ review confirmed IPC’s previous decision not to include Validus in the select list of counterparties to be considered in IPC’s strategic process. In view of the number of factors and complexity of these matters, IPC’s board of directors did not find it practicable to, nor did it attempt to, quantify, rank or otherwise assign relative weight to the specific factors it considered. Among the factors IPC’s board of directors considered were IPC’s board of directors’ belief regarding the following:

•

IPC’s strategic objective of diversifying beyond its monoline property catastrophe business through a carefully structured amalgamation with a diversified counterparty, which would permit IPC shareholders to continue to benefit from IPC’s franchise value built over 15 years while achieving more consistent long-term earnings and a better use of capital as signified by higher returns on equity;

•

Max’s diversified operations offer the best path to achieving IPC’s strategic goal of diversifying beyond its monoline property catastrophe business model in order to reduce the volatility and risk inherent in focusing on catastrophe reinsurance, and spreading its risk base across less correlated risks, in order to reduce earnings volatility, which affects the share price, share price volatility, ratings and the cost of capital. IPC’s board of directors believed that a transaction with Validus would not accomplish these objectives given Validus’s substantial correlated catastrophe exposure, among other reasons;

•	the amalgamation with Max is structured in a manner appropriate to achieve IPC’s strategic objectives because, among other factors:

•

IPC’s negotiations with Max included the creation and careful consideration of a jointly prepared business plan for the combined company reflecting, among other things, approximately two months of mutual due diligence involving each of IPC’s and Max’s financial and legal advisors and management and IPC’s outside independent actuarial consultants and investment consultants;

•

following the presentation by IPC and Max of a combined business plan to the ratings agencies, IPC and Max received indicative ratings for the combined business following the amalgamation that were satisfactory;

•

the combined business plan developed by IPC and Max is expected to result in significant value creation potential over a monoline standalone business plan for IPC, based on the projected financial information described below in – Projected Financial Information, and IPC’s current shareholders will participate in any such future value creation on a pro rata basis to their ownership of the combined company;

•

Max has already publicly disclosed (in a Form 8-K filed on January 5, 2009, a Form 8-K filed on February 18, 2009 and a Form 10-K filed on February 19, 2009) reductions in its exposure to alternative asset classes, and the combined business plan developed by IPC’s and Max’s management contemplated a reduction in the combined entity’s exposure to alternative asset classes and equity from pro forma 15% as of December 31, 2008, to 10% to 12% of combined assets in 2009, with further diversification within the types of such assets, and the planned exposure to alternative asset classes and equity in the combined company’s investment portfolio is well within the range of alternative assets held by Bermuda peer companies for which the average allocation of alternative assets as a percentage of total investments was 10% as of December 31, 2008;

•

IPC and Max have agreed to provide for representation from both companies’ independent directors on the combined companies’ board of directors (including IPC’s chairman as chairman of the combined company) to seek to ensure the achievement of the objectives of the combined business plan;

•

IPC’s board of directors focused on book value per share and not simply current stock prices. IPC’s board of directors believes book value is a fundamental driver of shareholder value over time in the insurance industry because it determines the amount of premiums a company can write, its ability to withstand losses and the amount of capital available for distribution to shareholders. In addition, research analysts and the investor community use book value as a key valuation metric. Among other reasons, Max’s book value represents the carrying value of Max’s net assets, which IPC verified through its due diligence process. IPC’s shareholders are benefiting from a “premium”[1] from the amalgamation with Max because for IPC’s shareholders the exchange ratio for the amalgamation with Max represents a 6.4% premium to the exchange ratio determined using IPC’s and Max’s diluted book value per share and a 3.1% premium using IPC’s and Max’s diluted tangible book value per share;[2]

•

The exchange ratio for Validus’s offer represents for IPC shareholders a 12.7% discount to the exchange ratio determined using IPC’s and Validus’s diluted book value per share and a 19.4% discount using IPC’s and Validus’s diluted tangible book value per share;[3] and

•

necessary regulatory approvals had been obtained or were expected to be obtained in a timeframe allowing the amalgamation with Max to close in the second quarter of 2009, prior to the height of the 2009 hurricane season;

[1]

For comparative purposes, based on a theoretical transaction with Max as the issuer and an exchange ratio of 1.5555, calculated as the inverse of the 0.6429 exchange ratio in the amalgamation with IPC as the issuer. This theoretical calculation is used only for the purpose of comparing the amalgamation with Validus’s offer in order to calculate the premium / discount on the same basis.

[2]	Based on share counts as of December 31, 2008, diluted using the treasury stock method with share prices as of April 3, 2009, IPC and Max have diluted share counts of 56,334,482 and 56,952,039 shares, respectively. As of December 31, 2008, IPC had book value and tangible book value of approximately $1,850,947,000 while Max had book value of approximately $1,280,331,000 and tangible book value of approximately $1,239,843,000. Dividing the book value or tangible book value, as applicable, by the diluted share count results in diluted book value per share of $32.86 for IPC and $22.48 for Max and diluted tangible book value per share of $32.86 for IPC and $21.77 for Max. The 1.5555 exchange ratio referred to in footnote 1 represents a 6.4% premium to the 1.4615 exchange ratio per IPC share determined by dividing IPC’s diluted book value per share by Max’s diluted book value per share, and a 3.1% premium to the 1.5093 exchange ratio determined by dividing IPC’s diluted tangible book value per share by Max’s diluted tangible book value per share.

[3]	Based on share counts as of December 31, 2008, diluted using the treasury stock method with share prices as of April 3, 2009, IPC and Validus have diluted share counts of 56,334,482 and 81,385,089 shares, respectively. As of December 31, 2008, IPC had book value and tangible book value of approximately $1,850,947,000 while Validus had book value of approximately $1,938,734,000 and tangible book value of approximately $1,791,124,000. Dividing the book value or tangible book value, as applicable, by the diluted share count results in diluted book value per share of $32.86 for IPC and $23.82 for Validus and diluted tangible book value per share of $32.86 for IPC and $22.01 for Validus. The 1.2037 exchange ratio proposed in the Validus offer represents a 12.7% discount to the 1.3793 exchange ratio per IPC share determined by dividing IPC’s diluted book value per share by Validus’s diluted book value per share, and a 19.4% discount to the 1.4929 exchange ratio determined by dividing IPC’s diluted tangible book value per share by Validus’s diluted tangible book value per share.

whereas a business combination with Validus is less likely to preserve IPC’s franchise value for the benefit of IPC shareholders and otherwise achieve IPC’s strategic objectives because, among other factors:

•

Validus has a substantial correlated catastrophe exposure. Validus’s Annual Report on Form 10-K for the year ended December 31, 2008 indicates that “most of the lines of business underwritten have large aggregate exposures to natural and man-made catastrophes”. In particular, publicly available information indicates that Validus’s marine business line represented 27% and 18%, respectively, of Validus’s losses and loss adjustment expenses, net of reinsurance and gross of reinstatement premiums, from hurricanes Ike and Gustav. Talbot Holdings Ltd. (which is a subsidiary of Validus that is predominantly an insurance business) represented 17% and 30%, respectively, of Validus’s losses and loss adjustment expenses, net of reinsurance and gross of reinstatement premiums, from hurricanes Ike and Gustav. Hurricane Gustav, which was a comparatively small event by industry standards, caused losses and loss adjustment expenses for Validus in most reporting business segments. As a result of its substantial correlated catastrophe exposures, as of April 7, 2009, the date on which IPC’s board of directors determined Validus’s offer was not a superior proposal, Validus’s losses from hurricanes Ike and Gustav resulted in the greatest loss as a percentage of common equity among what IPC considers to be Validus’s peer group, including IPC and Max, while Max had the lowest loss as a percentage of common equity.[4] Validus’s Annual Report on Form 10-K for the year ended December 31, 2008 warns: “substantially all of our gross premiums written to date are in short-tail lines, which means we could become liable for a significant amount of losses in a brief period;”

•

Due to Validus’s substantial correlated catastrophe exposure (as described in the preceding bullet) and IPC’s previous oral discussions with the ratings agencies regarding the impact of correlated catastrophe exposure on IPC’s capital ratings, IPC’s board of directors believed that an acquisition of IPC by Validus was less likely to result in ratings as favorable to the potential combined Validus-IPC entity over the long-term as the indicative ratings that IPC and Max received for the combined company; IPC did not make a presentation to the ratings agencies in connection with Validus’s offer;

•

Validus’s offer results in less book value per share and tangible book value per share to IPC shareholders than the amalgamation with Max, because the amalgamation with Max would result in $31.71[5] of diluted tangible book value per IPC common share as compared to Validus’s

[4]	Net loss and loss expenses, net of reinsurance and net of reinstatement premiums, of $235.1 million for hurricane Ike and $20.8 million for hurricane Gustav per Validus’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

[5]	Based on 92,891,180 pro forma diluted shares computed as (i) 56,334,482 diluted shares for IPC based on December 31, 2008 share counts, diluted using the treasury stock method with share price as of April 3, 2009, and (ii) 36,556,697 diluted shares issued by IPC to Max, based on the 0.6429 exchange ratio in the amalgamation with Max multiplied by 56,862,183 diluted Max shares based on share counts as of December 31, 2008, diluted using the treasury stock method at the price implied by the 0.6429 exchange ratio as of April 3, 2009. Pro forma tangible book value computed as (i) December 31, 2008 shareholders equity of approximately $1,850,947,000 for IPC, (ii) plus approximately $974,967,118 implied value of equity issued to Max based on IPC’s share price as of April 3, 2009, (iii) plus a gain on bargain purchase of approximately $187,963,882, calculated as the excess of Max’s December 31, 2008 book value of approximately $1,280,331,000 net of approximately $117,400,000 negative impact of purchase accounting adjustments (including the elimination of $11,975,000 of goodwill) over the $974,967,118 implied value of equity issued to Max, (iv) minus approximately $40,000,000 of transaction costs, (v) minus approximately $28,513,000 of Max intangible assets as of December 31, 2008. The diluted tangible book value per IPC common share is computed as the pro forma book value divided by the pro forma diluted shares.

offer, which would result in only $28.70[6] of diluted tangible book value per IPC common share, and the amalgamation with Max would result in $32.01[7] of diluted book value per IPC common share as compared to Validus’s offer, which would result in only $29.89[8] of diluted book value per IPC common share; in addition, the price implied by the exchange ratio included in Validus’s offer represents a 14% discount to IPC’s diluted book value per share as of April 3, 2009, and a 14% discount to IPC’s diluted tangible book value per share as of April 3, 2009; if Validus acquired IPC on the terms set forth in Validus’s offer, Validus would be acquiring IPC, including IPC’s capital, for an aggregate price that is less than IPC’s book value and tangible book value;

•

the exchange ratio for Validus’s offer represents for IPC shareholders a 12.7% discount to the exchange ratio determined using IPC’s and Validus’s diluted book value per share and a 19.4% discount using IPC’s and Validus’s diluted tangible book value per share;[9]

•

IPC’s board of directors believes that a business combination without the associated benefits of achieving IPC’s other strategic objectives would not be likely to provide equivalent or greater value creation potential to IPC’s shareholders than a business combination providing such benefits;

•

the value of the consideration to be received by IPC shareholders in an acquisition of IPC by Validus depends on the share price of Validus immediately prior to the closing of the acquisition, whereas the number of shares to be issued by IPC in the amalgamation with Max is not dependent on the market value of Max common shares and IPC shareholders will not be receiving Max common shares in the amalgamation with Max; during the period between Validus’s IPO and the announcement of Validus’s offer the exchange ratio would have resulted in a premium or a discount at different periods of time, with an average premium to IPC’s shareholders of only 1.0%;

•

at the time of Validus’s offer, Validus’s share price was near the high end of its 52-week trading range, which IPC’s board of directors believed, based on (1) their understanding of Validus’s historical stock price performance, (2) the trading performance of other public companies, (3) the fact that Validus’s share ownership is highly concentrated and (4) the fact (as disclosed by Validus in public filings) that the share ownership of Validus’s significant shareholders had not changed materially since Validus’s initial public offering, could mean that the market price of Validus’s

[6]	Based on 149,197,058 pro forma diluted shares computed as (i) 81,385,089 diluted shares for Validus based on December 31, 2008 share counts, diluted using the treasury stock method with share price as of April 3, 2009, and (ii) 67,811,969 diluted shares issued by Validus to IPC, based on the 1.2037 exchange ratio proposed in the Validus offer multiplied by 56,336,271 diluted IPC shares based on share counts as of December 31, 2008, diluted using the treasury stock method at the price implied by the 1.2037 exchange ratio as of April 3, 2009. Pro forma tangible book value computed as (i) December 31, 2008 shareholders equity of approximately $1,938,734,000 for Validus, (ii) plus approximately $1,584,087,596 implied value of equity issued to IPC based on Validus’s share price as of April 3, 2009, (iii) plus a gain on bargain purchase of approximately $266,859,404, calculated as the excess of IPC’s December 31, 2008 book value of approximately $1,850,947,000, excluding any purchase accounting adjustments, over the $1,584,087,596 implied value of equity issued to IPC, (iv) minus $50,000,000 of termination fees and approximately $35,000,000 of transaction costs, (v) minus approximately $147,610,000 of Validus goodwill and intangible assets as of December 31, 2008. The diluted tangible book value per Validus common share is computed as the pro forma book value divided by the pro forma diluted shares. The diluted tangible book value per IPC common share is computed as the diluted tangible book value per Validus common share multiplied by the 1.2037 exchange ratio proposed in the Validus offer.

[7]	Includes approximately $28,513,000 of pro forma intangible assets as of December 31, 2008.

[8]	Includes approximately $147,610,000 of pro forma goodwill and intangible assets as of December 31, 2008.

[9]	Based on diluted book value per share of $32.86 for IPC and $23.82 for Validus and diluted tangible book value per share of $32.86 for IPC and $22.01 for Validus. Based on share counts as of December 31, 2008, diluted using the treasury stock method with share prices as of April 3, 2009.

shares was more likely to decline, or fail to increase materially, in the short-term; in contrast, based on its review of Max’s historical stock price performance and share ownership, IPC’s board of directors believed that Max, which was trading at 53% of its 52-week high market price at the time the amalgamation with Max was publicly announced, was experiencing a depressed stock price due, among other reasons, to the impact of certain public disclosures regarding Max’s alternative investment portfolio and recent global economic turmoil, and that Max’s share price was more likely to increase in value;

•

the pro forma ownership percentage of the IPC shareholders would be 15 percentage points less in the Validus/IPC combined company (43%) compared to the combination with Max (58%), based on the exchange ratio included in Validus’s offer as compared to the exchange ratio for the amalgamation with Max;

•

56% of Validus’s common shares are held by founding shareholders who are represented on Validus’s board of directors, leading to potential conflicts of interest with IPC’s unaffiliated shareholders. Validus has disclosed these potential conflicts of interests in its Annual Report on Form 10-K for the year ended December 31, 2008, stating: “Entities affiliated with some of our directors have sponsored or invested in, and may in the future sponsor or invest in, other entities engaged in or intending to engage in insurance and reinsurance underwriting, some of which compete with us. They have also entered into, or may in the future enter into, agreements with companies that compete with us. We have a policy in place applicable to each of our directors and officers which provides for the resolution of potential conflicts of interest. However, we may not be in a position to influence any party’s decision to engage in activities that would give rise to a conflict of interest, and they may take actions that are not in our shareholders’ best interests.” In addition, according to Validus’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 25, 2009, of Validus’s 11 directors, Validus believes only six are independent under the rules of the New York Stock Exchange. Of these six independent directors, IPC believes (based on Validus’s public disclosures) that only two directors are not affiliated with sponsoring shareholders that own substantial equity stakes;

•

Validus’s offer does not provide for any of IPC’s directors to serve on the board of directors of Validus or any of its subsidiaries after consummation of the acquisition, nor does it provide for IPC’s management to have any role in the management of Validus or its subsidiaries after consummation of the acquisition. By contrast, under the amalgamation agreement with Max, IPC and Max have agreed to provide for representation from both companies’ independent directors on the combined entity’s board of directors (including IPC’s chairman as chairman of the combined entity) and for IPC’s management to have senior positions in the management of the combined entity, to seek to ensure the achievement of the objectives of the combined IPC/Max business plan. Validus stated in a press release dated April 2, 2009 that it would be willing to discuss continued board representation in the potential Validus-IPC combined entity with members of IPC’s board of directors; however, Validus has made no binding commitment in this regard;

•	Validus may withdraw its offer or modify its offer (including the exchange ratio and other material terms of its offer);

•

under the terms of amalgamation agreement, should IPC wish to change its recommendation of the amalgamation with Max in light of Validus’s offer, IPC would not have an opportunity to perform full due diligence on Validus to ascertain, among other things, the value of Validus’s investment portfolio and the expected future returns for IPC shareholders who would become shareholders of a combined Validus/IPC company;

•

a combination between IPC and Validus likely could not be completed before September because (1) the proposed amalgamation with Max would have to be rejected by IPC shareholders before IPC would be able to conduct due diligence on and negotiate with Validus, (2) it is possible that IPC would decide not to enter into a transaction with Validus, and (3) even if IPC were to proceed with Validus at that time, Validus and IPC would both need to obtain consents under their credit facilities before the deal could close and would also need to achieve satisfactory indications from the ratings agencies regarding the ratings outcomes of such a combination; in contrast, the proposed amalgamation with Max is currently expected to close, with all regulatory approvals obtained, in the second quarter of 2009, and all lender consents necessary to close the amalgamation with Max have already been obtained; and

•

the time required to close the Validus transaction would result in greater risk exposure of that transaction compared to the Max transaction due to the fact that a greater portion of the hurricane season would elapse before the closing of the Validus transaction.

The foregoing discussion of the information and factors considered by IPC’s board of directors is not intended to be exhaustive, but is believed to include the material factors considered by IPC’s board of directors. In view of the variety of factors considered in connection with its evaluation of the amalgamation agreement, the bye-law amendments, the authorized share capital increase, the name change, the share issuance, the election of directors to the board of the combined entity and the other transactions contemplated by the amalgamation agreement, IPC’s board of directors did not find it practicable to, and did not, quantify or otherwise assign specific weights to the factors considered in reaching its determination and recommendation. In addition, each of the members of IPC’s board of directors may have given differing weights to different factors. IPC’s board of directors believed that the positive factors discussed above outweighed the negative factors discussed above, especially after giving weight to the likelihood of occurrence.

Reasons Why Max’s Board of Directors Recommends Approval of the Amalgamation

In deciding to approve the amalgamation agreement and to recommend approval of the amalgamation to Max’s shareholders, Max’s board of directors considered a number of factors. In particular, Max’s board of directors considered the benefit from the combined financial resources of Max and IPC, including increased capital size and stronger underwriting platform, which Max’s board of directors believes will enhance financial flexibility. This greater scale and addition of capital should enhance the combined entity’s ability to capitalize on emerging opportunities in the property and casualty market. The Max board believed these benefits outweighed the risks associated with the amalgamation, including the increased risks related to IPC’s property catastrophe reinsurance business until the combined entity’s catastrophe exposures can be reduced to Max’s existing risk standards.

In view of the number and wide variety of factors considered in connection with its evaluation of the amalgamation, Max’s board of directors did not attempt to quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination, and individual directors may have given different weight to different information and factors. Max’s board of directors viewed its approval and recommendation as being based on the totality of the information and factors presented to and considered by it. In reaching its decision, Max’s board of directors consulted with Max management with respect to strategic and operational matters. Max’s board of directors also consulted with Merrill Lynch with respect to the financial aspects of the transaction and Max’s legal advisors with respect to the amalgamation agreement and related issues.

In the course of making the above determinations and recommendations, Max’s board of directors considered a number of potential benefits of the amalgamation, each of which Max’s board of directors believes supported its decision, including the following:

Potential Benefits of the Combined Entity

•

that the combined financial resources, including increased capital and stronger underwriting platform, with shareholders’ equity of approximately $3 billion at December 31, 2008, should lead to improved financial flexibility, a greater “margin of safety” in managing capital, and capital that will allow the combined entity to pursue other underwriting opportunities;

•

the combined entity will have a diversified business with significant product depth, including a strong presence in specialty insurance, Lloyd’s and casualty lines, leading to a strong franchise servicing the property and casualty insurance and reinsurance markets;

•	that the businesses of IPC and Max are complementary with limited overlap between Max’s diversified insurance/reinsurance platforms and IPC’s property catastrophe reinsurance platform;

•	the combined entity will have experienced management and underwriting teams with long-standing industry knowledge and relationships;

The Amalgamation Consideration

•

the exchange ratio of 0.6429, and the other terms and conditions of the amalgamation agreement, including the termination provisions, resulted from extensive arms-length negotiations between Max and its advisors, on the one hand, and IPC and its advisors, on the other hand;

•

the fact that Max’s board of directors received an opinion from its financial advisor, Merrill Lynch, that the exchange ratio of 0.6429 is fair from a financial point of view, as of the date of the opinion, to the Max shareholders, other than IPC and its affiliates, as described in —Opinion of Merrill Lynch, Pierce, Fenner, & Smith Incorporated, Financial Advisor to Max’s Board below;

•

the fact that, because the amalgamation consideration to be received by Max shareholders will be in the form of common shares of the combined entity, Max shareholders will have a meaningful opportunity to participate in any appreciation in the combined entity’s share price;

•

the fact that, because there is no lock-up on the combined entity’s common shares that Max’s shareholders will receive in the amalgamation, a Max shareholder, other than certain Max shareholders who are considered “affiliates” of Max for purposes of U.S. securities laws, has the ability to monetize its holdings immediately if it wishes to do so;

Certain Provisions of the Amalgamation Agreement

•

the fact that the amalgamation agreement allows Max’s board of directors to change or withdraw its recommendation of the amalgamation, provided that following such a change IPC may terminate the amalgamation agreement and receive a termination fee, as described in The Amalgamation Agreement—Termination of the Amalgamation Agreement below;

•

the fact that the amalgamation agreement restricts IPC from soliciting, considering or responding to third party acquisition proposals, restricts IPC from terminating the amalgamation agreement to accept a superior proposal prior to the IPC meeting and requires IPC to submit the share issuance, IPC bye-law amendments, name change and the election of Max directors to the combined entity’s board of directors to IPC’s shareholders for a vote, as described in The Amalgamation Agreement—Restrictions on Solicitation of Acquisition Proposals by IPC and Max below;

•

the fact that, if on the first business day after the Max shareholder meeting Max requests that the parties exchange estimates of their respective book values as of one business day prior to the Max shareholder meeting, Max has the right, until up to five days after delivery of the book value estimates, to terminate the amalgamation agreement if the book value estimates exchanged by IPC and Max indicate that since December 31, 2008, either IPC’s book value has declined by (1) more than 50%, or (2) more than 20 percentage points greater than the decline in Max’s book value during the same period (with any increase in a party’s book value since December 31, 2008, deemed to be no change for purposes of measuring the 20 percentage point differential) (see The Amalgamation Agreement—Book Value Calculations below);

Likelihood of Consummating the Amalgamation

•

the fact that no external financing is required for the transaction, as well as the fact that IPC and Max have already secured amendments to their existing syndicated credit facilities that permit them to effect the amalgamation and that there is no condition to closing related to the receipt of any other financing amendments;

•	Max’s board of directors’ belief that the conditions to closing the amalgamation as described in The Amalgamation Agreement—Conditions to the Amalgamation below are capable of being satisfied;

•

Max’s board of directors’ belief, based on advice from outside legal counsel, that the amalgamation is likely to receive necessary regulatory approvals in a relatively timely manner without material adverse conditions;

Certain Shareholder Safeguards

•

the fact that Max’s board of directors consulted with its legal counsel, Akin Gump Strauss Hauer & Feld LLP and Conyers Dill & Pearman, and financial advisor, Merrill Lynch, in evaluating, negotiating, recommending and adopting the terms of the amalgamation agreement;

•

the fact that the transaction will only occur if it is approved by a majority of the votes cast on the relevant proposal at the Max special meeting or, if the amendment to the Max bye-laws permitting the shareholders of Max to approve an amalgamation by a majority vote is not approved and adopted by the shareholders of Max, a supermajority vote of three-fourths of the votes cast on the relevant proposal at the Max special meeting;

•

the availability of appraisal rights to a Max shareholder who does not vote in favor of the amalgamation agreement and the amalgamation and who is not satisfied that it has been offered fair value for its Max common shares, subject to such shareholder applying to the Supreme Court of Bermuda to appraise the fair value of its Max common shares, within one month after the date of the giving of notice convening the Max special meeting;

Additional Considerations

•	the fact that the amalgamation will provide the combined entity with capital in an economic climate where there is limited access to capital on reasonable terms;

•	the fact that the amalgamation agreement permits Max to continue to declare and pay regular quarterly cash dividends at its current levels;

•	Max’s board of directors’ belief that the combined entity will be able to change its business model in response to changes in the markets; and

•	the fact that Max’s senior management will play an important role in the management of the combined entity.

Max’s board of directors considered the potential risks in making its determination and recommendation, including the following:

•

Max’s board of directors’ consideration of Max’s due diligence in connection with the amalgamation, including its consideration of the potential risks related to IPC’s monoline property catastrophe reinsurance business and difficulty in assessing losses; the ability to collect IPC’s ceded reinsurance; the expected impact of purchase accounting on Max’s reserves; the compatibility of IPC’s and Max’s information technology infrastructure; the ability to manage the aggregation of catastrophe risk that will result initially from the amalgamation; the impact of the amalgamation on change in control provisions under IPC’s and Max’s financing arrangements, employee compensation and benefit plans, and reinsurance and insurance agreements; the risks associated with pending litigation and claims; and other commitments and contingencies;

•	the risk of A.M. Best giving the combined entity a lower than anticipated rating following the amalgamation;

•	the fact that, in the future, opportunities for a business combination could become available that might permit Max to increase its capital base on more favorable terms than at present;

•	the effect of public announcement of the amalgamation on Max’s share price if Max shareholders or IPC shareholders do not view the amalgamation positively;

•	the potential disruption to Max’s business that could result from the announcement of the amalgamation, including the diversion of management and employee attention and employee attrition;

•

the possibility that the amalgamation might not be completed and the risks and costs to Max if the amalgamation is not completed, including the potential effect of the resulting public announcement of termination of the amalgamation agreement on, among other things, the market price for Max common shares, its operating results, its ability to attract and retain key personnel and agents and its ability to complete an alternative transaction. The amalgamation might not be completed, or might be unduly delayed, due to:

•	difficulties in obtaining the requisite shareholder approval;

•	difficulties in obtaining requisite regulatory approvals or regulatory authorities’ withholding consent or seeking to block the amalgamation;

•	the occurrence of a material adverse effect on either company’s business;

•

the fact that, if on the first business day after the IPC shareholder meeting IPC requests that the parties exchange estimates of their respective book values as of one business day prior to the IPC shareholder meeting, IPC has the right, until up to five days after delivery of the book value estimates, to terminate the amalgamation agreement if the book value estimates exchanged by IPC and Max indicate that since December 31, 2008, either Max’s book value has declined by (1) more than 50%, or (2) more than 20 percentage points greater than the decline in IPC’s book value during the same period (with any increase in a party’s book value since December 31, 2008, deemed to be no change for purposes of measuring the 20 percentage point differential) (see The Amalgamation Agreement—Book Value Calculations below);

•

the fact that IPC has the right to terminate the amalgamation agreement if the total number of dissenting Max common shares for which appraisal rights have been exercised pursuant to Bermuda law exceeds 15% of the outstanding Max common shares, as described in The Amalgamation Agreement—Termination of the Amalgamation Agreement below;

•

the fact that, subject to compliance with certain obligations under the amalgamation agreement, IPC’s board of directors may change or withdraw its recommendation of the amalgamation, provided that following such a change Max may terminate the amalgamation agreement and receive a termination fee, as described in The Amalgamation Agreement—Termination of the Amalgamation Agreement below;

•	the fact that IPC shareholders may fail to approve the amalgamation;

•

the terms of the amalgamation agreement that place certain limitations on Max’s ability to solicit, consider or respond to third party acquisition proposals and that prohibit Max from terminating the amalgamation agreement to accept a superior proposal prior to the Max special meeting;

•

the fact that Max may be required to pay IPC the termination fee of $50 million, as described in The Amalgamation Agreement—Termination of the Amalgamation Agreement below impacting Max’s ability to complete an alternative transaction;

•	the possibility that the IPC shareholders and the Max shareholders may not react favorably to the amalgamation, and the execution risk and additional costs that would be required to complete the amalgamation as a result of any legal actions brought by the IPC shareholders or legal actions and appraisal actions brought by the Max shareholders;

•

the fact that certain directors and officers of Max have interests in the amalgamation that are different from, or in addition to, those of Max’s shareholders generally, as described in —Interests of IPC Directors and Executive Officers in the Amalgamation below;

•

the restrictions on the conduct of Max’s business prior to the closing of the amalgamation, requiring Max to conduct its business in the ordinary course, subject to specific limitations, which may delay or prevent Max from undertaking business opportunities that may arise pending completion of the amalgamation; and

•	the risks described in this joint proxy statement/prospectus under Risk Factors.

Opinion of J.P. Morgan Securities Inc., Financial Advisor to IPC’s Board

Pursuant to an engagement letter dated February 29, 2008, IPC retained JPMorgan as its financial advisor in connection with IPC’s analysis and consideration of various strategic alternatives. Pursuant to an engagement letter dated January 15, 2009, IPC retained JPMorgan as its financial advisor in connection with the amalgamation, and to evaluate whether the exchange ratio proposed in the amalgamation was fair, from a financial point of view, to IPC.

At the meeting of IPC’s board of directors on March 1, 2009, JPMorgan rendered its oral opinion, subsequently confirmed in writing on the same day, to IPC’s board of directors that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the exchange ratio in the proposed amalgamation was fair, from a financial point of view, to IPC. No limitations were imposed by IPC’s board of directors upon JPMorgan with respect to the investigations made or procedures followed by it in rendering its opinions. The issuance of JPMorgan’s opinion was approved by a fairness opinion committee of JPMorgan on March 1, 2009.

The full text of the written opinion of JPMorgan dated March 1, 2009, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Annex D to this joint proxy statement/prospectus and is incorporated herein by reference. IPC’s shareholders are urged to read the opinion in its entirety. JPMorgan’s written opinion is addressed to IPC’s board of directors, addresses only the fairness, from a financial point of view, to IPC of the exchange ratio in the amalgamation and does not constitute a recommendation to any shareholder of IPC as to how such shareholder should vote at the IPC meeting. The summary of the opinion of JPMorgan set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion.

In arriving at its opinion, JPMorgan, among other things:

•	reviewed a draft dated February 28, 2009, of the amalgamation agreement;

•	reviewed certain publicly available business and financial information concerning IPC and Max and the industries in which they operate;

•

compared the financial and operating performance of IPC and Max with publicly available information concerning certain other companies JPMorgan deemed relevant and reviewed the current and historical market prices of IPC common shares and Max common shares and certain publicly traded securities of such other companies;

•

reviewed certain financial analyses and forecasts provided by the management of IPC and/or Max, or prepared as directed by the management of IPC, relating to the business of IPC, Max and the combined entity; and

•	performed such other financial studies and analyses and considered such other information as JPMorgan deemed appropriate for the purposes of its opinion.

JPMorgan also held discussions with certain members of the management of IPC and Max with respect to certain aspects of the amalgamation, and the past and current business operations of IPC and Max, the financial condition and future prospects and operations of IPC and Max, the effects of the amalgamation on the financial condition and future prospects of IPC, the combined entity and certain other matters JPMorgan believed necessary or appropriate to its inquiry.

JPMorgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with JPMorgan by IPC or Max or otherwise reviewed by or for JPMorgan and JPMorgan has not independently verified (nor has it assumed responsibility or liability for independently verifying) any such information or its accuracy or completeness. JPMorgan did not conduct any valuation or appraisal of any assets or liabilities, nor did JPMorgan evaluate the solvency of IPC or Max under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. JPMorgan was not provided with any valuation or appraisal of any assets or liabilities on which it was permitted to or did rely. In relying on financial analyses and forecasts provided to it or prepared as directed by the management of IPC or derived from any of the foregoing, JPMorgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of IPC, Max and the combined entity, to which such analyses or forecasts relate, except that with respect to the “alternative loss ratios” (as defined below), JPMorgan assumed that they were reasonably prepared by the “IPC consultants” (as defined below) based on their market knowledge, their operational assessments of Max, and reasonableness tests based upon industry benchmarks of estimated ultimate losses by line of business for historical years. JPMorgan noted that the management of IPC had directed it to perform its analysis (1) with respect to Max, based on both the “Max case 1” (as defined below) and the “Max case 2” (as defined below) and (2) with respect to the combined entity, based on both the “combined entity case 1” (as defined below) and the “combined entity case 2” (as defined below). JPMorgan expressed no view as to analyses or forecasts referred to herein or the assumptions on which they were based, including the alternative loss ratios. JPMorgan also assumed that the amalgamation and the other transactions contemplated by the amalgamation agreement will qualify as a tax-free reorganization for U. S. federal income tax purposes, will have the purchase accounting consequences described in discussions with, and materials furnished to JPMorgan by, representatives of IPC and Max and will be consummated as described in the amalgamation agreement, and that the definitive amalgamation agreement would not differ in any material respect from the draft thereof provided to JPMorgan. JPMorgan also assumed that the representations and warranties made by IPC and Max in the amalgamation agreement and the related agreements are and will be true and correct in all ways material to its analysis. JPMorgan is not a legal, regulatory, actuarial or tax expert and relied on the assessments made by advisors to IPC with respect to such issues. JPMorgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the closing of the amalgamation will be obtained without any adverse effect on IPC or Max or on the contemplated benefits of the amalgamation.

JPMorgan’s opinion is based on economic, market and other conditions as in effect on, and the information made available to JPMorgan as of, the date of such opinion. Subsequent developments may affect JPMorgan’s opinion, and JPMorgan does not have any obligation to update, revise, or reaffirm such opinion. In arriving at its opinion, JPMorgan did not evaluate Validus’s offer, which was delivered to IPC on March 31, 2009, after the date of JPMorgan’s opinion. JPMorgan’s opinion is limited to the fairness, from a financial point of view, to IPC of the exchange ratio in the proposed amalgamation, and JPMorgan has expressed no opinion as to the fairness of the amalgamation to, or any consideration to be received by, the holders of any class of securities, creditors or other constituencies of IPC or the underlying decision by IPC to engage in the amalgamation. Furthermore, JPMorgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the amalgamation, or any class of such persons relative to the exchange ratio in the amalgamation or with respect to the fairness of any such compensation. JPMorgan expressed no opinion as to the price at which IPC’s common shares or Max’s common shares will trade at any future time, whether before or after the closing of the amalgamation.

The terms of the amalgamation agreement, including the consideration payable, were determined through negotiations between IPC and Max and were approved by both boards of directors. The decision to enter into the amalgamation agreement was solely that of IPC’s board of directors. The JPMorgan opinion and financial analyses were only one of the many factors considered by IPC in its evaluation of the amalgamation and should not be viewed as determinative of the views of IPC’s board of directors or IPC’s management with respect to the amalgamation or the exchange ratio.

In accordance with customary investment banking practice, JPMorgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses utilized by JPMorgan in connection with providing its opinion and does not purport to be a complete description of the analysis underlying JPMorgan’s opinion. Some of the summaries of financial analyses are presented in tabular format. To fully understand the financial analyses, the tables should be read together with the text of each summary. Considering the data set forth in the table without considering the narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses.

Projections

In performing its analysis of IPC, JPMorgan relied on (1) certain financial analyses and forecasts provided by the management of IPC reflecting IPC continuing as a monoline property catastrophe company, which were prepared by IPC management in connection with the proposed amalgamation for the period 2009 to 2018 and are referred to in this joint proxy statement/prospectus as the “monoline case,” (2) certain financial analyses and forecasts provided by the management of IPC reflecting IPC’s expansion into additional lines of business and geographic locations including a Lloyd’s platform, a crop reinsurance quota share business and certain specialty reinsurance areas, which were prepared by IPC management in connection with the proposed amalgamation for the period 2009 to 2018 and are referred to in this joint proxy statement/prospectus as the “organic growth case,” and (3) certain internal analyses and forecasts provided by the management of IPC reflecting a run-off of IPC’s business, which were prepared by IPC management in connection with the proposed amalgamation for the period 2009 to 2012 and are referred to in this joint proxy statement/prospectus as the “run-off case.”

In performing its analysis of Max, JPMorgan relied on (1) certain internal financial analyses and forecasts for Max prepared by the management of Max as adjusted as directed by the management of IPC to account for certain assumptions developed jointly by the managements of IPC and Max, which were prepared in connection with the proposed amalgamation for the period 2009 to 2018 and are referred to in this joint proxy statement/prospectus as the “Max case 1,” and (2) an alternative set of financial analyses and forecasts for Max based on the Max case 1 as adjusted as directed by the management of IPC to account for certain alternative loss ratio estimates (the “alternative loss ratios”) developed by an independent consulting firm retained by IPC (which we refer to as the “IPC consultants”), which analyses and forecasts were prepared in connection with the proposed amalgamation for the period 2009 to 2018 and are referred to in this joint proxy statement/prospectus as the “Max case 2.”

In performing its analysis of the combined entity, JPMorgan relied on (1) certain internal financial analyses and forecasts relating to the combined entity prepared jointly by the managements of IPC and Max, or as directed by the management of IPC, which were prepared in connection with the proposed amalgamation for the period 2009 to 2018 and are referred to in this joint proxy statement/prospectus as the “combined entity case 1,” and (2) an alternative set of financial analyses and forecasts for the combined entity based on the combined entity case 1 as adjusted as directed by the management of IPC to account for the alternative loss ratios, which analyses and forecasts were prepared in connection with the proposed amalgamation for the period 2009 to 2018 and are referred to in this joint proxy statement/prospectus as the “combined entity case 2.”

The projections relied upon by JPMorgan for IPC, Max and the combined entity were provided by the management of IPC and/or Max in connection with the proposed amalgamation, or prepared as directed by the management of IPC in connection with the proposed amalgamation. Neither IPC nor Max publicly discloses internal management projections of the type relied upon by JPMorgan in connection with JPMorgan’s analysis of the amalgamation, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions, prevailing interest rates and catastrophic events. Accordingly, actual results could vary significantly from those set forth in such projections.

Historical exchange ratio analysis. JPMorgan reviewed the per share daily closing market price of IPC common shares and Max common shares over the previous year and calculated the implied historical exchange ratios during this period by dividing the daily closing prices per share of Max common shares by those of IPC common shares. JPMorgan compared the maximum and minimum implied exchange ratio over the period to the 0.6429x exchange ratio in the proposed amalgamation. The analysis resulted in an historical high implied exchange ratio range of 1.0413x and an historical low implied exchange ratio of 0.3986x, in each case for the period from February 27, 2008, to February 27, 2009.

Public Trading Multiples. Using publicly available information, JPMorgan compared selected financial data of IPC and Max with similar data for selected publicly traded companies engaged in businesses which JPMorgan judged to be analogous to IPC and Max. The companies selected by JPMorgan were as follows:

•	Aspen Insurance Holdings;

•	IPC Holdings, Ltd.;

•	Max Capital Group Ltd.;

•	Montpelier Re Holdings;

•	Platinum Underwriters Holdings Ltd.; and

•	RenaissanceRe Holdings Ltd.

These companies were selected, among other reasons, because they are Bermuda-based insurers/reinsurers with significant reinsurance businesses, have similar competitive dynamics and have a similar capital base to each of IPC and Max.

JPMorgan reviewed, among other information, (1) the price per share of the particular company compared to calendar year 2009 earnings per share as estimated by Wall Street analysts to determine a range of multiples of the ratio of the price per share to 2009 estimated earnings per share, and (2) the market value of the particular company’s equity compared to actual book value of equity as of December 31, 2008, to determine a range of multiples of the ratio of the market value of equity to actual book value of equity as of December 31, 2008, for the selected companies.

The analysis indicated that the range of the ratio of the price per share to 2009 estimated earnings per share was from 5.3x to 6.0x. JPMorgan applied the range to IPC and Max and calculated the following implied equity values per share for each using projected 2009 net income for each of the cases set forth below.

Implied Equity Value per Share—Price to 2009 Earnings per Share
	IPC		Max
	Monoline Case	Organic Growth Case	Case 1	Case 2
High	$26	$26	$17	$15
Low	23	23	15	13

JPMorgan then calculated (1) the ratio of the lowest implied equity value per share for IPC to the highest implied equity value per share for Max, and (2) the ratio of the highest implied equity value per share for IPC and the lowest implied equity value per share for Max to derive an implied exchange ratio range as shown below, as compared to the exchange ratio in the proposed amalgamation of 0.6429x. The analysis was repeated for the following combinations of projections for IPC and Max: (i) the monoline case to the Max case 1, (ii) the monoline case to the Max case 2, (iii) the organic growth case to the Max case 1, and (iv) the organic growth case to the Max case 2.

Implied Exchange Ratio Analysis—Price to 2009 Earnings per Share
	Exchange ratio
Monoline Case to Max Case 1
Highest IPC equity value per share to lowest Max equity value per share	0.5862	x
Lowest IPC equity value per share to highest Max equity value per share	0.7512

Monoline Case to Max Case 2
Highest IPC equity value per share to lowest Max equity value per share	0.5075	x
Lowest IPC equity value per share to highest Max equity value per share	0.6504

Organic Growth Case to Max Case 1
Highest IPC equity value per share to lowest Max equity value per share	0.5841	x
Lowest IPC equity value per share to highest Max equity value per share	0.7486

Organic Growth Case to Max Case 2
Highest IPC equity value per share to lowest Max equity value per share	0.5057	x
Lowest IPC equity value per share to highest Max equity value per share	0.6481

Additionally, the analysis indicated that the range of the ratio of the market value of equity to actual book value of equity as of December 31, 2008, was from 0.75x to 0.95x. JPMorgan applied the range to IPC and Max and calculated the following implied equity values per share for each using the actual book value of equity as of December 31, 2008.

Implied Equity Value per Share—Market Value of Equity to Book Value as of Dec. 31, 2008
	IPC	Max
High	$31	$20
Low	25	16

JPMorgan then calculated (1) the ratio of the lowest implied equity value per share for IPC to the highest implied equity value per share for Max and (2) the ratio of the highest implied equity value per share for IPC and the lowest implied equity value per share for Max to derive an implied exchange ratio range of 0.4994x to 0.8013x, as compared to the exchange ratio in the proposed amalgamation of 0.6429x.

Dividend Discount Model Analysis. JPMorgan conducted a dividend discount model analysis for each of IPC, Max and the combined entity for the purpose of determining the fully diluted implied equity value per share of each of IPC and Max on a stand-alone basis as well as the combined entity. A dividend discount model analysis is a method of evaluating the equity value of a company using estimates of the future dividends to shareholders generated by the company and taking into consideration the time value of money with respect to those future dividends by calculating their “present value.” “Present value” refers to the current value of future dividends to shareholders paid by the company, and is obtained by discounting those future dividends back to the present using a discount rate that takes into account macro-economic assumptions, estimates of risk, the opportunity cost of capital, and other appropriate factors.

Based on the net income that IPC, Max and the combined entity are expected to generate during fiscal years 2009 through 2018 and JPMorgan calculated the maximum possible dividends that can be paid out in each year subject to an operating leverage (net premiums written divided by shareholders’ equity) constraint and statutory constraints, assuming no capital is returned through share repurchases. The dividend stream for the years 2009 through 2018 was then discounted to present values using a range of discount rates from 12.0% to 14.0%, which was chosen by JPMorgan based upon an analysis of the cost of equity of IPC and Max. JPMorgan also calculated a range of terminal values for IPC, Max and the combined entity at the end of the 10-year period ending 2018 by applying a perpetual dividend growth rate ranging from 1.5% to 2.5% and discounted the terminal value using a range of discount rates from 12.0% to 14.0. “Terminal value” refers to the capitalized value of all future dividends to shareholders paid by the company for periods beyond the final forecast period.

JPMorgan carried out the foregoing analysis based upon the monoline case and organic growth case for IPC, the Max case 1 and the Max case 2 for Max, and the combined entity case 1 and the combined entity case 2 for the combined entity.

JPMorgan also conducted a dividend discount model analysis for the run-off case. The run-off case assumes no new premiums are written beginning in 2010, with the majority of capital returned as dividends as reserves are paid out, and the remaining value recovered through the sale of IPC at the end of 2012. JPMorgan calculated the maximum possible dividends that can be paid out during fiscal years 2009 through 2012, and discounted the resulting dividend stream to present values using a range of discount rates from 12.0% to 14.0%. JPMorgan also calculated a range of terminal values for the run-off case at the end of the four-year period ending 2012 by applying an exit multiple range of 0.75x to 0.85x to projected December 31, 2012, book value and discounted the terminal value using a range of discount rates from 12.0% to 14.0%.

The analysis yielded the following implied equity value per share of IPC and Max in the cases set forth below:

Implied Equity Value per Share—Dividend Discount Model
	IPC			Max
	Monoline Case	Organic Growth Case	Run-off Case	Case 1	Case 2
High	$32	$36	$27	$31	$27
Mid-point	28	31	26	27	24
Low	25	27	25	24	22

JPMorgan then calculated (1) the ratio of the lowest implied equity value per share for IPC to the highest implied equity value per share for Max, and (2) the ratio of the highest implied equity value per share for IPC and the lowest implied equity value per share for Max to derive an implied exchange ratio range as shown below, as compared to the exchange ratio in the proposed amalgamation of 0.6429x. The analysis was repeated for the following combinations of projections for IPC and Max: (i) the monoline case to the Max case 1, (ii) the monoline case to the Max case 2, (iii) the organic growth case to the Max case 1, and (iv) the organic growth case to the Max case 2.

Implied Exchange Ratio Analysis—Dividend Discount Model
	Exchange ratio
Monoline Case to Max Case 1
Highest IPC equity value per share to lowest Max equity value per share	0.7624	x
Lowest IPC equity value per share to highest Max equity value per share	1.2214

Monoline Case to Max Case 2
Highest IPC equity value per share to lowest Max equity value per share	0.6832	x
Lowest IPC equity value per share to highest Max equity value per share	1.0878

Organic Growth Case to Max Case 1
Highest IPC equity value per share to lowest Max equity value per share	0.6669	x
Lowest IPC equity value per share to highest Max equity value per share	1.1196

Organic Growth Case to Max Case 2
Highest IPC equity value per share to lowest Max equity value per share	0.5977	x
Lowest IPC equity value per share to highest Max equity value per share	0.9972

Value creation analysis. JPMorgan also performed an illustrative value creation analyses which respect to IPC using the valuation derived from the dividend discount model analysis and comparing (1) the implied equity value and equity value per share of IPC stand-alone for each of (a) the monoline case, (b) the organic growth case and (c) the run-off case to (2) IPC shareholders’ pro rata share, as implied by the exchange ratio of 0.6429x, of the implied equity value and equity value per share of the combined entity.

The value creation analysis was first performed using the combined entity case 1 and the combined entity case 2 to value the combined entity, which yielded the following implied equity value accretion per IPC common share:

Value Creation Analysis	% Increase
Combined Business Case 1 compared to
Organic Growth Case	31%
Monoline Case	46
Run-off Case	56

Combined Business Case 2 compared to
Organic Growth Case	25%
Monoline Case	40
Run-off Case	49

The value creation analysis was then repeated assuming no overall value creation. The equity value of the combined entity assuming no overall value creation is equal to the sum of the equity value of IPC stand-alone and Max stand-alone based on the midpoint valuation derived from the dividend discount model analysis. This analysis assuming no overall value creation was performed using the following combinations of projections for IPC and Max to calculate the equity value of the combined entity.

•	For comparison to the monoline case for IPC stand-alone: (1) sum of the monoline case and Max case 1 and (2) sum of the monoline case and Max case 2.

•	For comparison to the organic growth case for IPC stand-alone: (1) sum of the organic growth case and Max case 1 and (2) sum of the organic growth case and Max case 2.

•	For comparison to the run-off case for IPC stand-alone: (1) sum of the run-off case and Max case 1 and (2) sum of the run-off case and Max case 2.

Value Creation Analysis—Assuming No Overall Value Creation	% Increase
Sum of Max Case 1 and respective IPC stand-alone case, compared to
Organic Growth Case	14%
Monoline Case	21
Run-off Case	25

Sum of Max Case 2 and respective IPC stand-alone case, compared to
Organic Growth Case	8%
Monoline Case	14
Run-off Case	18

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by JPMorgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. JPMorgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. In arriving at its opinion, JPMorgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, JPMorgan considered the totality of the factors and analyses performed in determining its opinion and made its determination as to fairness based on its professional judgment and after considering the results of all its analyses. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by JPMorgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, JPMorgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. None of the selected companies reviewed as described in the above summary is identical to IPC or Max. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of JPMorgan’s analysis, may be considered similar to those of IPC. The analyses necessarily involve complex considerations and judgments concerning, with respect to the selected companies, differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to IPC or Max.

As a part of its investment banking business, JPMorgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. JPMorgan was selected to advise IPC with respect to the amalgamation and deliver an opinion to IPC’s board of directors with respect to the amalgamation on the basis of such experience and its familiarity with IPC.

For services rendered in connection with the amalgamation (including the delivery of its opinion), IPC has agreed to pay JPMorgan customary compensation in respect thereof, a substantial portion of which will become payable only if the proposed amalgamation is consummated. See The Amalgamation—Sources of Funds, Fees and Expenses. In addition, IPC has agreed to reimburse JPMorgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify JPMorgan against certain liabilities arising out of JPMorgan’s engagement by IPC, including liabilities arising under the federal securities laws. In certain circumstances, if the amalgamation agreement is terminated and IPC receives the termination fee as described in The Amalgamation Agreement—Termination of the Amalgamation Agreement, JPMorgan will be entitled to a portion of the termination fee IPC receives.

JPMorgan and its affiliates have had commercial or investment banking relationships with IPC in the past for which it and such affiliates have received customary compensation. For the two years preceding the date of JPMorgan’s opinion, such services have included an engagement to act as financial advisor to IPC in connection with its analysis and consideration of various potential strategic alternatives. That engagement resulted in JPMorgan’s engagement to act as IPC’s financial advisor in connection with the amalgamation. In addition, JPMorgan’s commercial banking affiliate is a lender under the outstanding $500 million senior credit facilities of IPC (the “IPC credit facility”), for which it receives customary compensation or other financial benefits. IPC credit facility was amended in connection with the amalgamation and such amendment resulted in the payment of customary compensation to JPMorgan’s affiliate and in certain of the terms under IPC credit facility being amended to be more favorable to the lenders thereunder. In the ordinary course of their businesses, JPMorgan and its affiliates may actively trade the debt and equity securities of IPC or Max for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Financial Advisor to Max’s Board

Max engaged Merrill Lynch, pursuant to a letter agreement effective as of November 1, 2008, to act as Max’s financial advisor and provide an opinion as to the fairness, from a financial point of view, of the exchange ratio to Max shareholders, other than IPC and its affiliates, in a possible transaction with Max.

In connection with the proposed amalgamation, on March 1, 2009, Merrill Lynch rendered an oral opinion, which it later confirmed in writing on the same date, that, as of that date, and based upon and subject to the various assumptions and limitations described in the opinion, the exchange ratio was fair from a financial point of view to the Max shareholders, other than IPC and its affiliates.

The full text of Merrill Lynch’s opinion, dated as of March 1, 2009, is attached as Annex E and is incorporated into this joint proxy statement/prospectus by reference. Max shareholders are encouraged to read Merrill Lynch’s opinion carefully in its entirety. Merrill Lynch’s opinion was provided to the board of directors of Max in connection with its evaluation of the amalgamation. It relates only to the fairness, from a financial point of view, of the exchange ratio to the Max shareholders, other than IPC and its affiliates, and does not constitute a recommendation to any Max shareholder as to how such shareholder should vote or act with respect to any matters relating to the amalgamation. The board of directors of Max has not instructed Merrill Lynch to prepare, and Merrill Lynch has not prepared, a valuation of Max or any of its securities or assets, and the opinion should not be construed as such. The following is a summary of Merrill Lynch’s opinion, including the procedures followed, the assumptions made, the matters considered and the limitations on review undertaken by Merrill Lynch in rendering its opinion. Although Merrill Lynch participated in negotiations among the parties, Merrill Lynch did not determine or recommend the exchange ratio. Instead exchange ratio was determined by the Max board of directors following negotiations with IPC.

In arriving at its opinion, Merrill Lynch, among other things:

•	reviewed certain publicly available business and financial information relating to Max and IPC and the industries in which they operate;

•

reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of Max and IPC, as well as the amount and timing of the cost savings and related expenses furnished to Merrill Lynch by Max and IPC, respectively;

•	reviewed reports prepared by actuaries for Max and IPC, respectively;

•	conducted discussions with members of senior management and representatives of Max and IPC;

•	reviewed the market prices, valuation multiples and results of operations for the shares of Max and IPC and compared them with those of certain publicly traded companies;

•	compared the proposed financial terms of the amalgamation with the financial terms of certain other transactions;

•	participated in certain discussions and negotiations among representatives of Max and IPC and their financial and legal advisors;

•	reviewed the potential pro forma impact of the amalgamation;

•	reviewed a draft of the amalgamation agreement dated February 28, 2009; and

•

reviewed such other financial studies and analyses and took into account such other matters as Merrill Lynch deemed necessary, including its assessment of general economic, market and monetary conditions.

In preparing its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to it, discussed with or reviewed by or for it, or that was publicly available, and Merrill Lynch did not assume any responsibility for independently verifying such information or undertaking an independent evaluation or appraisal of any of the assets or liabilities of Max or IPC, nor was Merrill Lynch furnished with any such evaluation or appraisal. Merrill Lynch did not evaluate the capitalization, reserves, solvency or fair value of Max or IPC under any laws relating to financial institutions, bankruptcy, insolvency or similar matters. In addition, Merrill Lynch did not assume any obligation to conduct any inspection of the properties or facilities of Max or IPC. With respect to the financial forecast information and expected cost savings furnished to or discussed with Merrill Lynch by Max or IPC, Merrill Lynch assumed that they had been reasonably prepared and reflected the best then currently available estimates and judgment of Max’s or IPC’s management as to the expected future financial performance of Max or IPC, as the case may be. Merrill Lynch further assumed that the amalgamation will qualify as a tax-free reorganization for U.S. federal income tax purposes. Merrill Lynch also assumed that the final form of the amalgamation agreement will be substantially similar to the last draft reviewed by Merrill Lynch on February 28, 2009.

Merrill Lynch’s opinion was necessarily based upon market, economic and other conditions as they existed and could be evaluated on the date of the opinion, and upon the information made available to Merrill Lynch as of the date of the opinion. Merrill Lynch assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the amalgamation, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the amalgamation.

In connection with the preparation of the opinion, Merrill Lynch was neither authorized by Max or Max’s board of directors to solicit, nor did Merrill Lynch solicit, third party indications of interest for the acquisition of all or any part of Max.

Merrill Lynch’s opinion was addressed to the board of directors of Max and addressed only the fairness, from a financial point of view, as of the date of the opinion, of the exchange ratio to Max’s shareholders, other than IPC and its affiliates. The opinion was for the use and benefit of the board of directors of Max, did not address the merits of the underlying decision by Max to enter into the amalgamation agreement or consummate the amalgamation and did not constitute a recommendation to any shareholder as to how such shareholder should vote on the amalgamation or any matter related thereto. In addition, Max did not asked Merrill Lynch to address, and the opinion did not address the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of Max, other than the holders of Max’s common shares. In rendering the opinion, Merrill Lynch expressed no view or opinion with respect to the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation payable to or to be received by any officers, directors, or employees of any parties to the amalgamation, or any class of such persons, relative to the exchange ratio or the prices at which shares of Max or shares in the share capital of IPC will trade following the announcement or closing of the amalgamation.

Merrill Lynch is acting as financial advisor to Max in connection with the amalgamation and will receive a fee from Max for its services, a significant portion of which is contingent upon closing of the amalgamation. In addition, Max has agreed to indemnify Merrill Lynch for certain liabilities arising out of Merrill Lynch’s engagement.

Merrill Lynch and its affiliates are currently and have, in the past, provided financial advisory and financing services to Max and IPC and their respective affiliates and may continue to do so and have received, and may receive, fees for the rendering of such services. One of Merrill Lynch’s affiliates is currently a lender to Max. In addition, in the ordinary course of our business, Merrill Lynch and its affiliates may actively trade shares of Max, as well as securities of IPC, for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Summary of Merrill Lynch Presentation

At the March 1, 2009, meeting of Max’s board of directors Merrill Lynch made a presentation of financial analyses relating to the exchange ratio. The following is a summary of the material financial analyses contained in the presentation that Merrill Lynch delivered to Max’s board of directors in connection with its March 1, 2009, opinion.

The fact that any specific analysis has been referred to in the summary below and in this proxy statement is not meant to indicate that such analysis was given more weight than any other analysis by Merrill Lynch. Merrill Lynch did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis.

The following summary is not a complete description of Merrill Lynch’s presentation or all of the analyses performed and factors considered by Merrill Lynch. Instead, it is a summary of the material financial analyses performed and factors considered by Merrill Lynch. Similarly, the order of appearance of any analysis described below does not imply that such analysis was more important than or was assigned a greater relative weight by Merrill Lynch than any other analysis.

With respect to the analysis of publicly traded companies and the analysis of transactions summarized below, such analyses reflect selected companies and transactions, and not necessarily all companies or transactions that may be considered relevant in evaluating Max or the amalgamation. In addition, no company or transaction used as a comparison is either identical or directly comparable to Max or the amalgamation. These analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or acquisition values of the companies concerned.

The estimates of future performance of Max provided by Max’s management in or underlying Merrill Lynch’s analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, Merrill Lynch considered industry performance, general business and economic conditions and other matters, many of which are beyond Max’s control. Estimates of the financial value of companies do not purport to be appraisals or reflect the prices at which such companies actually may be sold.

The exchange ratio was determined through negotiation between Max and IPC, and the decision to enter into the amalgamation agreement was solely that of IPC and Max. The financial analyses of Merrill Lynch were only some of many factors considered by the board of directors of Max in its evaluation of the amalgamation and should not be viewed as determinative of the views of Max with respect to the amalgamation or the exchange ratio.

Except as otherwise noted, the following information, to the extent it is based on market data, is based on market data as it existed on or before February 27, 2009, the last trading day prior to the entry by Max and IPC into the amalgamation agreement, and is not necessarily indicative of current market conditions.

Summary of Imputed Share Values and Exchange Ratios. Merrill Lynch assessed the fairness of the exchange ratio by assessing the value of each of Max and IPC using several methodologies, including a review of historical share prices and exchange ratios, research analyst price targets, an analysis of comparable public trading companies using valuation multiples from selected publicly traded companies, an analysis of acquisitions in the reinsurance industry and a discounted cash flow analysis, each of which is described in more detail in the summaries set forth below. Each of these methodologies was used to generate implied per share valuation ranges on a fully diluted basis. The implied per share valuation ranges were used to assess the exchange ratio implied by each methodology.

The following table shows the ranges of implied valuation per fully diluted common share for each of Max and IPC and the implied exchange ratio ranges derived using each of these methodologies. The table should be read together with the more detailed summary of each of the valuation analyses set forth below.

	Implied Max Valuation Per Common Share		Implied IPC Valuation Per Common Share		Implied Exchange Ratio
	Minimum	Maximum	Minimum	Maximum	Minimum	Maximum
Historical Stock Price Analysis	$9.56	$31.00	$19.01	$33.75	0.2833	1.6307
Research Analyst Price Targets	18.28	24.00	31.00	35.00	0.5223	0.7742
Public Trading Companies Analysis (book value multiple)	19.09	22.46	27.92	32.85	0.5811	0.8044
Public Trading Companies Analysis (earnings multiple mgmt.)	18.55	23.19	20.47	26.61	0.6970	1.1326
Public Trading Companies Analysis (earnings multiple street)	16.74	20.93	23.37	30.38	0.5509	0.8953
Acquisitions Analysis	21.34	26.95	31.21	39.42	0.5413	0.8636
Discounted Cash Flow Analysis (mgmt. projections)	21.80	25.97	28.33	35.61	0.6121	0.9170
Discounted Cash Flow Analysis (adjusted Max mgmt. projections)	N/A	N/A	27.05	33.95	0.6420	0.9601

Historical Share Price and Exchange Ratio. Merrill Lynch observed the historical trading prices of each of Max’s and IPC’s shares on the New York Stock Exchange for the 52 weeks ended February 27, 2009. For Max, the highest trading price was $31.00 per share and the lowest trading price was $9.56 per share. For IPC, the highest trading price was $33.75 per share and the lowest was $19.01 per share. The resulting implied exchange ratio range was 0.2833 to 1.6307. Merrill Lynch also calculated the implied historical exchange ratios during this period based on the daily closing prices per share of Max and IPC. The high exchange ratio was 1.0413 and the low exchange ratio was 0.3986.

Research Analyst Price Targets. Merrill Lynch observed the research analyst price targets of Max’s and IPC’s shares as of February 27, 2009. For Max, the highest target price was $24.00 per share and the lowest target price was $18.28 per share. For IPC the higher target price was $35.00 per share and the lowest target price was $31.00 per share. The resulting implied exchange ratio range was 0.5223 to 0.7742.

Public Trading Companies Analysis. Merrill Lynch reviewed and analyzed certain publicly available financial information and market trading data of selected publicly traded reinsurance and insurance companies and compared such information to Max and IPC. Merrill Lynch reviewed the following companies:

•	Allied World Assurance Company Holdings, Ltd;

•	Arch Capital Group Ltd.;

•	Aspen Insurance Holdings Limited;

•	Axis Capital Holdings Limited;

•	Endurance Specialty Holdings Ltd.;

•	Everest Re Group, Ltd.;

•	Flagstone Reinsurance Holdings Limited;

•	Greenlight Capital Re, Ltd.;

•	Montpelier Re Holdings Ltd.;

•	Odyssey Re Holdings Corp.;

•	PartnerRe Ltd.;

•	Platinum Underwriters Holdings, Ltd.;

•	RenaissanceRe Holdings Ltd.;

•	Transatlantic Holdings, Inc.; and

•	Validus Holdings, Ltd.

Although none of the selected companies are directly comparable to Max or IPC, the companies included were selected because they are publicly traded companies with operations that for purposes of analysis may be considered similar to operations of Max and IPC. Merrill Lynch selected the comparable companies on the basis that each was a publicly traded company, with operations in the reinsurance and insurance industry, with an emphasis on the property and casualty sector, which is similar to the operations of Max and IPC. A complete analysis of the results of the following calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning the differences in the financial and operating characteristics of the comparable companies and other factors that could affect the public share prices of the comparable companies, as well as the price of Max’s and IPC’s shares.

A summary of the book value per share and earnings per share multiples including the expected return on equity for 2009 for each of the selected publicly traded companies is as follows:

	Price /12/31/08 Book Value Per Share (1)	Price / 2009E GAAP Operating EPS	2009E Return on Equity
Allied World Assurance Company Holdings, Ltd	0.78x	5.3x	14.6%
Arch Capital Group Ltd.	1.05x	5.6x	17.6%
Aspen Insurance Holdings Limited	0.75x	5.6x	12.9%
Axis Capital Holdings Limited	0.77x	5.0x	16.0%
Endurance Specialty Holdings Ltd.	0.63x	4.4x	14.2%
Everest Re Group, Ltd.	0.81x	6.0x	12.9%
Flagstone Reinsurance Holdings Limited	0.64x	3.8x	16.0%
Greenlight Capital Re, Ltd.	1.08x	5.5x	17.9%
Montpelier Re Holdings Ltd.	0.86x	6.2x	13.3%
Odyssey Re Holdings Corp.	1.02x	16.1x	6.3%
PartnerRe Ltd.	0.95x	6.6x	13.9%
Platinum Underwriters Holdings, Ltd.	0.82x	5.5x	14.0%
RenaissanceRe Holdings Ltd.	1.16x	6.4x	17.0%
Transatlantic Holdings, Inc.	0.62x	4.8x	12.3%
Validus Holdings, Ltd.	0.93x	4.9x	19.1%
Mean	0.86x	6.1x	14.5%

Source: Company filings and FactSet.

(1)	Based on primary book value per share, which excludes the dilutive impact of options, warrants and restricted stock.

Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using comparable company data. Merrill Lynch performed this analysis to understand the range of book value multiples and estimated earnings multiples of these comparable publicly traded companies based upon market prices. In addition, Merrill Lynch reviewed certain operating data for these companies, such as combined ratios, return on equity and growth in book value per share to assess the relative valuation of these companies. The projections and estimates for the selected publicly traded companies used by Merrill Lynch in its analysis were based on research analysts estimates. The projections and estimates for Max and IPC were based both on estimates of research analysts and estimates provided to Merrill Lynch by Max’s and IPC’s management. Merrill Lynch reviewed financial information for these selected publicly traded companies and calculated financial ratios based on the most recent publicly available information, including estimated earnings multiples for the years 2009 and 2010.

Based in part on the multiples described above, Merrill Lynch derived illustrative implied valuations per fully diluted share of Max and IPC and the implied exchange ratio ranges. For Max, Merrill Lynch applied book value multiples ranging from 0.85x to 1.00x Max’s December 31, 2008, fully diluted book value per share of $22.46, together with earnings multiples of 6.0x to 7.5x estimated 2009 earnings per share based on Max’s management estimates and estimated 2009 earnings per share based on research analyst estimates. For IPC, Merrill Lynch applied book value multiples ranging from 0.85x to 1.00x IPC’s December 31, 2008, fully diluted book value per share of $32.85, together with earnings multiples of 5.0x to 6.5x estimated 2009 earnings per share based on IPC’s management estimates and estimated 2009 earnings per share based on research analyst estimates. Merrill Lynch utilized these selected multiples after considering the current market conditions, current and historical trading multiples and the size and diversification of the selected publicly traded companies, among other things. The resulting implied exchange ratio range was 0.5811 to 0.8044 based on the book value multiple methodology, 0.6970 to 1.1326 based on the earnings multiple methodology using management’s 2009 estimates for each of Max and IPC and 0.5509 to 0.8953 based on the earnings multiple methodology using research analyst 2009 estimates for each of Max and IPC.

Comparable Acquisition Analysis. Using publicly available information, Merrill Lynch reviewed the range of implied multiples paid or payable in selected acquisition or combination transactions involving certain companies participating in the reinsurance industry, which Merrill Lynch deemed to be relevant. The selected precedent transactions considered by Merrill Lynch included publicly traded and privately held companies with operations in the reinsurance industry. Merrill Lynch’s analysis was limited to publicly available information. An analysis of the resulting multiples of the selected precedent transactions necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that may have affected the selected transactions and/or the amalgamation. Accordingly, while Merrill Lynch assessed selected precedent transactions in the reinsurance sector, it determined that many of such transactions offered limited comparability to the amalgamation due to, among other things, the size of the amalgamation compared to precedent transactions, the limited information publicly available for many of the precedent transactions, potential differences in operating characteristics and performance of the companies in the precedent transactions and changes in the insurance and reinsurance industry market conditions since many of the precedent transactions were announced. No selected comparable company was identical to Max or IPC and no precedent transaction was identical to the amalgamation.

In reviewing precedent transactions, the transaction values as a multiple of trailing book value ranged from a high of 3.64x to a low of 0.73x, with a median price to book multiple of 1.39x. Based on this analysis of the precedent transactions and based in part on qualitative judgments concerning the differences between the characteristics of the precedent transactions and the amalgamation, Merrill Lynch derived an illustrative implied exchange ratio range by applying book value multiples ranging from 0.95x to 1.20x Max’s and IPC’s December 31, 2008, fully diluted book values per share. The resulting implied exchange range ratio was 0.5413 to 0.8636.

Discounted Cash Flow Analysis. Merrill Lynch performed discounted cash flow analyses of Max and IPC, based on (1) projections provided by Max’s and IPC’s management and (2) IPC’s management projections, adjusted for certain changes. These changes included a decrease in the assumed investment yield and an increase in the assumed combined ratio. This analysis was performed in order to evaluate the fully diluted equity value per share, based on what could be achieved by each of Max and IPC as stand alone entities. Merrill Lynch calculated the aggregate fully diluted equity values for Max and IPC as the sum of (1) the present values of the estimated future free cash flows for each of Max and IPC for the years 2009 through 2013 using discount rates ranging from 12% to 14%, which included consideration of risks inherent in the reinsurance and insurance industry, specific risks associated with the continuing operations of each of Max and IPC on a stand-alone basis and other considerations and (2) the present values of the illustrative terminal values using estimated 2013 stockholders’ equity based on terminal book value multiples ranging from 0.90x to 1.10x. The “terminal value” represents the aggregate value of all estimated future cash flows subsequent to the projection period. Merrill Lynch selected these terminal book value multiples based upon the current and historical trading values of Max, IPC and selected publicly traded reinsurance companies. This aggregate amount was divided by the total outstanding diluted shares, which includes the impact of restricted stock, stock options and warrants outstanding as of February 27, 2009. The resulting implied exchange ratio range was (1) 0.6121 to 0.9170 based on projections provided by Max’s and IPC’s management and (2) 0.6420 to 0.9601 based on projections provided by Max’s management and IPC projections provided by Max’s management, adjusted for certain changes to the assumptions utilized by IPC’s management.

While discounted cash flow analysis is a widely accepted and practiced valuation methodology, it relies on a number of assumptions, including growth rates, terminal values and discount rates. The implied exchange ratio range derived from the discounted cash flow analysis is not necessarily indicative of Max’s present or future value or results.

The summary set forth above describes the material analyses performed by Merrill Lynch but does not purport to be a complete description of the analyses performed by Merrill Lynch. Accordingly, Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by Merrill Lynch, without considering all analyses and factors, could create an incomplete view of the process undertaken by Merrill Lynch in preparing its presentation. Merrill Lynch did not assign relative weights to any of its analyses. The matters considered by Merrill Lynch in its analyses were based on numerous macroeconomic, operating and financial assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Max’s, IPC’s and Merrill Lynch’s control, and involve the application of complex methodologies and educated judgments. In addition, no company utilized as a comparison in the analyses described above is identical to Max or IPC, and none of the precedent transactions utilized as a comparison is identical to the amalgamation.

Max selected Merrill Lynch as its financial advisor because of Merrill Lynch’s reputation as an internationally recognized investment banking and advisory firm with substantial experience in transactions similar to the amalgamation and because Merrill Lynch is familiar with Max and its business. As part of Merrill Lynch’s investment banking business, Merrill Lynch is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Pursuant to a letter agreement dated March 1, 2009, effective as of November 1, 2008, between us and Merrill Lynch, we agreed to pay Merrill Lynch a fee equal to $1.5 million at announcement and an additional fee of $8.0 million, if the amalgamation is consummated. In addition, in the event that during the term of Merrill Lynch’s engagement or within 12 months thereafter, Max enters into an agreement that results in Max receiving a “break-up,” “termination,” “topping” or “expense reimbursement” or similar fee or payment, including the profit on any shares acquired or stock option granted any purchaser or any of its affiliates, Merrill Lynch will be entitled to a portion of the fee or payment Max receives. Additionally, we have agreed to reimburse Merrill Lynch and related persons for expenses, including reasonable fees and disbursements of legal counsel, and indemnify Merrill Lynch for liabilities, related to or arising out of its engagement, including liabilities under the federal securities laws. Max’s board of directors was aware of the contingent nature of Merrill Lynch’s fees for providing its financial advisory services.

Merrill Lynch has, in the past, provided financial advisory and financing services to Max and/or one or more of its affiliates and may continue to do so, and has received, and may receive, fees for rendering such services. Merrill Lynch may actively trade or invest in the equity and other securities of Max for its own account and for the accounts of customers, and accordingly may at any time hold a long or short position in such securities.

Projected Financial Information

Certain financial projections prepared by, or as directed by, IPC’s management and Max’s management were considered by IPC’s board of directors and Max’s board of directors in connection with their respective approvals of and entry into the amalgamation agreement. Those financial projections (which we refer to as the “financial projections”) are being provided herein solely because they were considered by IPC’s board of directors and Max’s board of directors in connection with the proposed amalgamation.

The financial projections reflect numerous judgments, estimates and assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to IPC’s and Max’s businesses, all of which are difficult to predict and many of which are beyond control. The financial projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, the financial projections constitute forward-looking information and are subject to risks and uncertainties that could cause actual results to differ materially from the results forecasted in such projections, including the various risks set forth in IPC’s and Max’s periodic reports and in the Risk Factors section of this joint proxy statement/ prospectus. See Forward-Looking Statements, above. There can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. The projections cannot be considered a reliable predictor of future results and should not be relied upon as such. The financial projections cover multiple years and such information by its nature becomes less reliable with each successive year.

The financial projections do not take into account any circumstances or events occurring after the date they were prepared, including the announcement of the proposed amalgamation. The financial projections do not take into account the effect of any failure to occur of the proposed amalgamation and should not be viewed as accurate or continuing in that context. See Risk Factors—Failure to complete the amalgamation could negatively impact the share prices and the future business and financial results of IPC and Max.

The financial projections were prepared solely for use in connection with evaluating the potential transaction and not with a view toward public disclosure or toward complying with generally accepted accounting principles, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither IPC’s or Max’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the financial projections included below, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the financial projections.

The inclusion of the financial projections herein will not be deemed an admission or representation by IPC or Max that they are viewed by IPC or Max as material information of IPC or Max or the combined entity. These projections are not included in this document in order to induce any holder of Max common shares to exchange such common shares in the amalgamation or any holder of IPC or Max common shares to vote in favor of the proposals submitted to Max’s and IPC’s respective shareholders in connection with this joint proxy statement/prospectus. Neither IPC nor Max intends to update or otherwise revise these projections to reflect circumstances existing since their preparation, to reflect the occurrence of unanticipated events even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions.

Projections Reviewed by IPC’s Board of Directors. Subject to the foregoing qualifications, the net premiums, loss ratio, combined ratio, net income and stockholders’ equity reflected below by fiscal year through the year 2013 and also for the year 2018 were reviewed by IPC’s board of directors. Each of the foregoing is set forth as projected based on the following cases (as each of the following cases is described in—Opinion of J.P. Morgan Securities Inc., Financial Advisor to IPC’s Board above): IPC’s monoline case, IPC’s organic growth case, IPC’s run-off case (except that IPC’s run-off case only shows projections until 2012), Max case 1, Max case 2, combined entity case 1 and combined entity case 2.

Certain Projected Financial Information: IPC Monoline Case

Fiscal year ending December 31:

	2009E	2010E	2011E	2012E	2013E	2018E
Net premiums written	$389	$399	$399	$419	$440	$500
Loss ratio	55.0%	55.0%	55.0%	55.0%	55.0%	55.0%
Combined ratio	74.1%	73.3%	73.5%	73.3%	73.1%	73.1%
Net income (1)	$247	$222	$221	$225	$231	$260
Stockholders’ equity (1)	$2,049	$2,116	$2,132	$2,138	$2,145	$2,353

(1)	Includes impact of capital management (share repurchases and fixed dividends)

Certain Projected Financial Information: IPC Organic Growth Case

Fiscal year ending December 31:

	2009E	2010E	2011E	2012E	2013E	2018E
Net premiums written	$435	$596	$689	$793	$882	$1,016
Loss ratio	55.2%	56.3%	56.6%	56.8%	56.8%	56.8%
Combined ratio	75.3%	79.0%	80.6%	81.3%	81.3%	81.3%
Net income (1)	$248	$239	$256	$279	$302	$353
Stockholders’ equity (1)	$2,050	$2,194	$2,294	$2,406	$2,465	$2,957

(1)	Includes impact of capital management (share repurchases and fixed dividends)

Certain Projected Financial Information: IPC Run-Off Case

Fiscal year ending December 31:

	2009E	2010E	2011E	2012E	2013E	2018E
Net premiums written	$389	$0	$0	$0	—	—
Loss ratio	55.0%	0.0%	0.0%	0.0%	—	—
Combined ratio	74.1%	0.0%	0.0%	0.0%	—	—
Net income (1)	$217	$41	$17	$4	—	—
Stockholders’ equity (1)	$2,068	$1,920	$682	$300	—	—

(1)	Includes impact of capital management (share repurchases and fixed dividends)

Certain Projected Financial Information: Max Case 1

Fiscal year ending December 31:

	2009E	2010E	2011E	2012E	2013E	2018E
Net premiums written	$988	$1,061	$1,131	$1,186	$1,242	$1,412
P&C loss & LAE ratio	68.2%	67.6%	67.1%	67.1%	67.2%	67.2%
P&C combined ratio	92.2%	91.0%	90.3%	90.1%	90.3%	90.3%
Net income (1)	$180	$217	$235	$248	$251	$268
Stockholders’ equity (1)	$1,438	$1,531	$1,594	$1,570	$1,551	$1,763

(1)	Includes impact of capital management (share repurchases and fixed dividends)

Certain Projected Financial Information: Max Case 2

Fiscal year ending December 31:

	2009E	2010E	2011E	2012E	2013E	2018E
Net premiums written	$988	$1,061	$1,076	$1,129	$1,182	$1,344
P&C loss & LAE ratio	71.2%	70.3%	68.7%	68.6%	68.7%	68.7%
P&C combined ratio	95.3%	93.7%	92.2%	92.1%	92.3%	92.3%
Net income (1)	$155	$192	$213	$221	$222	$232
Stockholders’ equity (1)	$1,413	$1,483	$1,523	$1,473	$1,426	$1,618

(1)	Includes impact of capital management (share repurchases and fixed dividends)

Certain Projected Financial Information: Combined Entity Case 1

Fiscal year ending December 31:

	2009E	2010E	2011E	2012E	2013E	2018E
Net premiums written	$1,529	$1,676	$1,799	$1,914	$2,014	$2,289
P&C loss & LAE ratio	63.1%	63.1%	62.9%	62.8%	62.7%	62.7%
P&C combined ratio	87.0%	87.2%	87.2%	87.1%	87.0%	87.0%
Net income (1)	$438	$439	$463	$480	$494	$543
Stockholders’ equity (1)	$3,486	$3,406	$3,257	$3,113	$2,977	$3,384

(1)	Includes impact of capital management (share repurchases and fixed dividends)

Certain Projected Financial Information: Combined Entity Case 2

Fiscal year ending December 31:

	2009E	2010E	2011E	2012E	2013E	2018E
Net premiums written	$1,529	$1,676	$1,728	$1,840	$1,937	$2,202
P&C loss & LAE ratio	65.3%	65.0%	63.7%	63.5%	63.4%	63.4%
P&C combined ratio	89.1%	89.1%	88.2%	88.1%	88.0%	88.0%
Net income (1)	$410	$411	$440	$455	$466	$510
Stockholders’ equity (1)	$3,458	$3,378	$3,227	$3,083	$2,945	$3,347

(1)	Includes impact of capital management (share repurchases and fixed dividends)

Projections Reviewed by Max’s Board of Directors. Subject to the foregoing qualifications, the net premiums, combined ratio, net income, stockholders’ equity and book value per share (primary) reflected below by fiscal year through the year 2013 were reviewed by Max’s board of directors. Each of the foregoing is set forth as projected based on the following cases.

Certain Projected Financial Information for Max. In addition to the foregoing qualifications, the following financial projections developed by Max reflect capital management assumptions (dividends and share repurchases) throughout the projection period, which includes certain judgments by management in how they operate the business. These capital management assumptions are for illustration purposes and should not be considered an indication of what Max may do in the future.

Fiscal year ending December 31:

	2009E	2010E	2011E	2012E	2013E
Net premiums written	$988	$1,061	$1,131	$1,186	$1,242
P&C combined ratio	92.2%	91.0%	90.3%	90.1%	90.3%
Net income	$180	$217	$235	$248	$251
Stockholders’ equity	$1,438	$1,531	$1,593	$1,569	$1,551
Book value per share (primary)	$25.72	$29.19	$33.24	$37.95	$43.55

Certain Projected Financial Information for IPC. Max was supplied the following projections by IPC.

Fiscal year ending December 31:

	2009E	2010E	2011E	2012E	2013E
Net premiums written	$435	$596	$689	$793	$882
Combined ratio	75.3%	79.0%	80.6%	81.3%	81.3%
Net income	$248	$239	$256	$279	$302
Stockholders’ equity	$2,050	$2,194	$2,294	$2,405	$2,465
Book value per share (primary)	$36.65	$40.05	$43.89	$43.38	$53.64

Certain Projected Financial Information for IPC as adjusted by Max. Max evaluated the opportunities and risks associated with the financial projections provided by IPC and made certain judgments about those financial projections as part of its consideration. Separately, as shown below, Max adjusted the financial projections provided by IPC for certain assumptions relating to the expected combined ratios and investment performance of IPC. The projections below should not be considered to be indicative, however, of how Max would operate the business as part of any business combination.

Fiscal year ending December 31:

	2009E	2010E	2011E	2012E	2013E
Net premiums written	$435	$596	$689	$793	$882
Combined ratio	75.7%	81.1%	83.3%	84.3%	84.7%
Net income	$203	$221	$232	$248	$265
Stockholders’ equity	$1,998	$2,126	$2,208	$2,296	$2,327
Book value per share (primary)	$35.85	$38.96	$42.37	$46.29	$50.82

Interests of IPC Directors and Executive Officers in the Amalgamation

Executive Officers and Directors

In considering the recommendations of IPC’s board of directors that IPC shareholders vote “FOR” the proposals regarding the IPC bye-law amendments, the authorized share capital increase, the name change, the share issuance, the director compensation plan and the election of the post-closing directors, IPC shareholders should be aware that James P. Bryce, John R. Weale, Peter J. A. Cozens, and Stephen F. Fallon, individually, and all the members of IPC’s board of directors as a group, have interests in the plan of amalgamation that are different from, and/or in addition to, the interests of IPC shareholders generally. IPC’s board of directors was aware of and considered these differing interests and potential conflicts, among other matters, in evaluating and negotiating the amalgamation agreement with Max and in recommending that the IPC shareholders approve the proposals to be voted upon at the IPC meeting.

Board and Management Structure of the Combined Entity

Pursuant to the amalgamation agreement, upon the effective time (1) all of IPC’s current directors that are currently standing for reelection, if elected, will become directors of the combined entity, and (2) John R. Weale, currently an officer of IPC, will become an officer of the combined entity. For more information, see The Amalgamation Agreement—Structure of the Amalgamation below.

Treatment of Outstanding Equity Awards

IPC directors and officers hold unvested IPC stock options, restricted shares, restricted share units, performance shares and share units and other share-based awards under the IPC 2007 Incentive Plan, the IPC 2005 Stock Option Plan and the IPC 2003 Stock Incentive Plan, which we refer to collectively as the “IPC plans.” Given the percentage change in ownership of IPC shares as a result of the amalgamation, the Compensation Committee of IPC’s board of directors reviewed whether the amalgamation would trigger the change in control provisions of the IPC plans and concluded that the amalgamation is not a change in control under the IPC plans.

Retirement and Consulting Agreement

James P. Bryce, Chief Executive Officer, President and a director of IPC, has decided to commence a long contemplated retirement from IPC, both as an employee and as a member of IPC’s board of directors, effective not later than June 30, 2009. Mr. Bryce has agreed to provide consulting services to IPC and to serve as non-executive Chairman of Max IPC Re during the period from his retirement through December 31, 2009, unless the period is extended by mutual agreement of the parties, in order to help accomplish an efficient transition in connection with the amalgamation. IPC entered into the Retirement and Consulting Agreement with Mr. Bryce. For a description of the compensation and benefits under the Retirement and Consulting Agreement, see Employment and Other Agreements on page 168. See Compensation of IPC’s Executive Officers—Compensation Discussion and Analysis—Employment and Other Agreements.

IPC’s Executive Vice President and Chief Financial Officer, John R. Weale, will be appointed acting Chief Executive Officer, effective July 1, 2009, if the amalgamation has not closed by June 30, 2009. The board of directors will engage an executive search firm to help identify a successor to Mr. Bryce, as Chief Executive Officer and President of IPC, including internal and external candidates, in case the amalgamation is not completed.

Employment Agreements

Each of John R. Weale, Peter J. A. Cozens and Stephen F. Fallon, each of whom we refer to as an “IPC executive,” has entered into an employment agreement. Given the percentage change in ownership of IPC shares as a result of the amalgamation, the Compensation Committee of IPC’s board of directors reviewed whether the amalgamation would trigger the change in control provisions of the employment agreements and concluded that the amalgamation does not constitute a change in control under those agreements. See Compensation of IPC’s Executive Officers—Compensation Discussion and Analysis—Employment and Other Agreements.

Indemnification and Insurance

IPC maintains standard directors’ and officers’ liability insurance policies under which, pursuant to their respective retirement and employment agreements, Messrs. Bryce, Weale, Cozens and Fallon have rights to indemnification by virtue of their positions as officers and/or directors of IPC. Director and officer indemnification under IPC’s bye-laws will be amended in connection with the amalgamation, as described under Proposals to Be Submitted to IPC Shareholders; Voting Requirements and Recommendations—Proposal 2: IPC Bye-Law Amendment to Modify the Indemnity Provisions on page 127.

Pursuant to the amalgamation agreement, IPC will purchase a tail policy covering IPC’s and Max’s current officers and directors with regard to any actions occurring prior to the closing date for six years from closing. Subject to certain limitations set forth in the amalgamation agreement, such tail policy will cover IPC’s and Max’s directors and officers to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of the amalgamation agreement.

In addition, IPC and Max have agreed that the combined entity will enter into a customary director indemnification agreement with each post-closing director as of the closing date in which it will agree, to the fullest extent permitted by applicable law, to indemnify and provide advancement of expenses to each post-closing director in respect of all liabilities paid in settlement of or in connection with any claim based on the fact that such post-closing director is or was a director or officer of IPC or any of its subsidiaries (including Max and its subsidiaries).

Interests of Max Directors and Executive Officers in the Amalgamation

Executive Officers and Directors

In considering the recommendations of Max’s board of directors that Max shareholders vote “FOR” the proposals regarding the Max bye-law amendment, the adoption of the amalgamation agreement and approval of the amalgamation and the approval of the adjournment proposal, Max shareholders should be aware that certain executive officers have interests in the plan of amalgamation that are different from, and/or in addition to, the interests of Max shareholders generally. Max’s board of directors was aware of and considered these differing interests and potential conflicts, among other matters, in evaluating and negotiating the amalgamation agreement with IPC and in recommending that the Max shareholders approve the proposals to be voted upon at the Max meeting.

W. Marston Becker

Upon closing of the amalgamation, Mr. Becker, Max’s current Chairman and Chief Executive Officer, will serve as President and Chief Executive Officer of the combined entity.

Treatment of Outstanding Equity Awards

Max directors and executive officers hold unvested Max stock options and restricted shares (the “Max Equity Awards”) under the Max 2000 Stock Incentive Plan and the Max 2008 Stock Incentive Plan, which we refer to collectively as the “Max Plans.” The Compensation Committee of Max’s board of directors reviewed whether the amalgamation would implicate the change in control provisions of the Max Plans and concluded that the closing of the amalgamation would be a change in control under the Max Plans. Accordingly, in accordance with the terms of the Max Plans and the applicable award agreements, except in the case of Max Equity Awards granted after October 2008, the Max Equity Awards will vest upon the closing of the amalgamation. Notwithstanding this right to accelerated vesting, W. Marston Becker, Peter A. Minton, Angelo M. Guagliano, Stephen A. Vaccaro and Joseph W. Roberts (Max’s “named executive officers”) have agreed to waive 50% of the accelerated vesting of each tranche of their Max Equity Awards that would have vested upon the closing of the amalgamation. The portions of these Max Equity Awards to which the waiver applies will not vest in connection with the amalgamation and will remain subject to their original vesting requirements, except that following the amalgamation, all such Max Equity Awards will become fully vested upon the named executive officer’s death or termination of employment by Max without “Cause” or due to “Disability,” or by the executive for “Good Reason” (as those terms are defined in the applicable executive’s employment agreement).

Employment Agreements

In general, the terms of each of Max’s named executive officers’ severance benefits are enhanced following a “change in control,” as defined in those agreements. For purposes of each of the named executive officers’ employment agreements, the amalgamation will constitute a change in control.

In the event Mr. Becker’s employment terminates for any reason following the amalgamation, he will become entitled to receive severance in an amount equal to three times the sum of his then current annual base salary and his last paid bonus or target bonus for the year of termination, whichever is greater. Half of this severance amount will be payable in a lump sum six months following his termination of employment and the remaining severance amount will be payable in equal installments over the course of six months following payment of the initial severance amount. Mr. Becker will be entitled to a tax gross-up to the extent that any payments made to him pursuant to the change in control provisions of his employment agreement constitute excess parachute payments under Section 280G of the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”), and he is subject to the related excise tax. However, if reducing the payments by less than 15% of the aggregate payments would avoid the imposition of the excise tax, then the payments will be reduced to the maximum amount that could be paid to Mr. Becker without giving rise to the excise tax and no gross-up will be paid.

In the event that a severance-eligible termination occurs in connection with, upon the occurrence of, or within 12 months following the amalgamation, each of Messrs. Minton, Guagliano and Roberts would become entitled to receive severance in an amount equal to two times the sum of his then current annual base salary and target bonus for the year of termination, payable in a lump sum. Upon a qualifying termination that occurs within 12 months following the amalgamation, Mr. Vaccaro would become entitled to receive severance in an amount equal to two times his then current annual base salary, payable in a lump sum.

Indemnification and Insurance

Max maintains standard directors’ and officers’ liability insurance policies under which, pursuant to their respective employment agreements, Ms. Bourdages and Messrs. Becker, Minton, Roberts, Guagliano and Vaccaro have rights to indemnification by virtue of their positions as officers and/or directors of Max. Pursuant to the amalgamation agreement, director and officer indemnification under IPC’s bye-laws will be amended in connection with the amalgamation, as described under Proposals to Be Submitted to IPC Shareholders; Voting Requirements and Recommendations—Proposal 2: IPC Bye-Law Amendment to Modify the Indemnity Provisions on page 127.

Pursuant to the amalgamation agreement, IPC will purchase a tail policy covering IPC’s and Max’s current officers and directors with regard to any actions occurring prior to the closing date for six years from closing. Subject to certain limitations set forth in the amalgamation agreement, such tail policy will cover IPC’s and Max’s directors and officers to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of the amalgamation agreement.

In addition, IPC and Max have agreed that the combined entity will enter into a customary director indemnification agreement with each post-closing director as of the closing date in which it will agree, to the fullest extent permitted by applicable law, to indemnify and provide advancement of expenses to each post-closing director in respect of all liabilities paid in settlement of or in connection with any claim based on the fact that such post-closing director is or was a director or officer of the combined entity or any of its subsidiaries (including Max and its subsidiaries).

IPC Shareholder Approval of IPC Bye-Law Amendments, Authorized Share Capital Increase, Name Change, Share Issuance and Director Compensation Plan, and Election of Post-Closing Directors

IPC bye-law amendments. The affirmative vote of a majority of the votes cast at the IPC meeting, at which a quorum is present in accordance with IPC’s bye-laws, is required to approve the IPC bye-law amendments, as described below under Proposals to be Submitted to IPC Shareholders; Voting Requirements and Recommendations beginning on page 126.

Authorized Share Capital Increase. The affirmative vote of a majority of the votes cast at the IPC meeting, at which a quorum is present in accordance with IPC’s bye-laws, is required to approve the authorized share capital increase, as described below under Proposals to be Submitted to IPC Shareholders; Voting Requirements and Recommendations—Proposal 6: IPC Authorized Share Capital Increase on page 131.

Name Change. The affirmative vote of a majority of the votes cast at the IPC meeting, at which a quorum is present in accordance with IPC’s bye-laws, is required to approve the name change, as described below under Proposals to be Submitted to IPC Shareholders; Voting Requirements and Recommendations—Proposal 7: Name Change on page 133.

Share Issuance. The affirmative vote of a majority of the votes cast at the IPC meeting, at which a quorum is present in accordance with IPC’s bye-laws, is required to approve the share issuance, as described below under Proposals to be Submitted to IPC Shareholders; Voting Requirements and Recommendations—Proposal 8: Share Issuance on page 134.

Election of Post-Closing Directors. IPC shareholders will vote cumulatively in the election of the IPC and the post-closing directors, as described below under Proposals to be Submitted to IPC Shareholders; Voting Requirements and Recommendations—Proposal 9: Election of Directors on page 135.

Director compensation plan. The affirmative vote of a majority of the votes cast at the IPC meeting, at which a quorum is present in accordance with IPC’s bye-laws, is required to approve the director compensation plan, as described below under Proposals to be Submitted to IPC Shareholders; Voting Requirements and Recommendations—Proposal 10: Approval of Director Plan of Remuneration on page 144.

Appointment of KPMG as Independent Auditors. The affirmative vote of a majority of the votes cast at the IPC meeting, at which a quorum is present in accordance with IPC’s bye-laws, is required to approve the appointment of KPMG as IPC’s independent auditors, as described below under Proposals to be Submitted to IPC Shareholders; Voting Requirements and Recommendations—Proposal 11: Appointment of KPMG as Independent Auditors on page 146.

Max Shareholder Approval and Adoption of the Max Bye-Law Amendment and the Amalgamation Agreement and the Amalgamation

Max bye-law amendment. The affirmative vote of a majority of the votes cast at the Max special meeting, at which a quorum is present in accordance with Max’s bye-laws, is required to approve the Max bye-law amendment. The Max bye-law amendment is further described below under Proposals to be Submitted to Max Shareholders; Voting Requirements and Recommendations—Proposal 1: Max Bye-Law Amendment on page 147.

Approval and Adoption of the Amalgamation Agreement and the Amalgamation. If the Max bye-law amendment is approved, the affirmative vote of a majority of the votes cast at the Max special meeting is required to adopt the amalgamation agreement and approve the amalgamation. If the Max bye-law amendment is not approved, the affirmative vote of three-fourths of the votes cast at the Max special meeting shall be required to adopt the amalgamation agreement and approve the amalgamation. This proposal is further described below under Proposals to be Submitted to Max Shareholders; Voting Requirements and Recommendations—Proposal 2: Adoption of the Amalgamation Agreement and Approval of the Amalgamation on page 147.

Listing of IPC Common Shares

It is a condition to the closing of the amalgamation that the common shares of IPC issuable to Max shareholders in the amalgamation and the common shares of IPC to be reserved for issuance upon the exercise of Max warrants and options and the vesting of restricted stock and restricted stock units shall have been authorized for listing on Nasdaq, subject to official notice of issuance.

Exchange Agent

Before the amalgamation becomes effective, IPC will designate a bank or trust company reasonably acceptable to Max for the purpose of exchanging Max common shares held by the Max shareholders for the amalgamation consideration (including any cash in lieu of fractional shares).

Dividends and Distributions

Each of IPC and Max regularly pays a quarterly cash dividend. Under the terms of the amalgamation agreement, before the amalgamation closes, IPC and Max are permitted to declare and pay ordinary course quarterly dividends on their common shares with record and payment dates consistent with past practice; provided that any such dividend is at a rate no greater than the rate it paid during the fiscal quarter immediately preceding the date of the amalgamation agreement, i.e., $0.22 per share in IPC’s case and $0.09 per share in Max’s case.

Pursuant to the amalgamation agreement, IPC and Max have agreed to coordinate the declaration of, and setting of record dates and payment dates for, dividends on IPC common shares and Max common shares so that the Max shareholders do not receive dividends on both the Max common shares and the IPC common shares received in the amalgamation in respect of any calendar quarter or fail to receive a dividend in respect of any calendar quarter.

Anticipated Accounting Treatment

The amalgamation will be accounted for under the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141R, “Business Combinations,” under which the total consideration paid in the amalgamation will be allocated among acquired assets and assumed liabilities based on the fair values of the assets acquired and liabilities assumed. In the event there is an excess of the total consideration paid in the amalgamation over the fair values, the excess will be accounted for as goodwill. Intangible assets with definite lives will be amortized over their estimated useful lives. Goodwill resulting from the amalgamation will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present). In the event that management of IPC determines that the value of goodwill has become impaired, an accounting charge will be taken in the fiscal quarter in which such determination is made. In the event there is an excess of the fair values of the acquired assets and liabilities assumed over the total consideration paid in the amalgamation, the excess will be accounted for as a bargain purchase. The bargain purchase resulting from the amalgamation will be recognized in earnings as a gain attributable to the acquirer on the acquisition date.

Sources of Funds, Fees and Expenses

The aggregate amalgamation consideration paid to Max shareholders will consist of a number of shares of IPC common shares determined in accordance with the exchange ratio and cash in lieu of fractional shares, as described in The Amalgamation Agreement—Amalgamation Consideration on page 83.

It is anticipated that IPC and Max will incur an aggregate of approximately $40,010,000 in expenses in connection with the amalgamation, including:

•	approximately $38,250,000 in financial, legal, accounting and tax advisory fees;

•	approximately $60,000 in SEC filing fees;

•	approximately $500,000 in printing, solicitation and mailing expenses associated with this joint proxy statement/prospectus; and

•	approximately $1,200,000 in miscellaneous expenses.

Whether or not the amalgamation closes, all costs and expenses incurred in connection with the amalgamation agreement and the transactions contemplated thereby will be paid by the party incurring such expense, except as otherwise specifically provided in the amalgamation agreement, and except that expenses incurred in connection with filing, printing and mailing this joint proxy statement/prospectus and the registration statement on Form S-4 on which it forms a part shall be shared equally by IPC and Max.

IPC’s board of directors engaged JPMorgan as its financial advisor with respect to its strategic process and the amalgamation, and Max’s board of directors engaged Merrill Lynch as its financial advisor with respect to the amalgamation. In connection with JPMorgan’s services as financial advisor to IPC’s board of directors in connection with IPC’s strategic process and the amalgamation, IPC agreed to pay JPMorgan an aggregate fee of $13 million, $3.7 million of which has been paid as of the date of this joint proxy statement/prospectus and $9.3 million of which is payable upon the closing of a significant business combination transaction. In connection with its services as financial advisor to Max management in connection with the amalgamation, Max agreed to pay Merrill Lynch an aggregate fee of $9.5 million, $8 million of which is payable upon the closing of a significant business combination transaction.

Dissenters’ Rights of Appraisal for Max Shareholders

Under Bermuda law, in the event of an amalgamation of a Bermuda company with another company or corporation, any shareholder of the Bermuda company is entitled to receive fair value for its shares. Max’s board of directors considers the fair value for each Max common share to be 0.6429 of one IPC common share, which fraction of a share provides Max shareholders with a value per Max common share of $16.3360 as of the close of the trading day immediately preceding the public announcement of the proposed transaction, which we refer to as the “agreed fair value.” IPC shareholders have no such appraisal rights in connection with the amalgamation because IPC is not amalgamating.

Any Max shareholder who is not satisfied that it has been offered fair value for its Max common shares and whose shares are not voted in favor of the amalgamation agreement and the amalgamation may exercise its appraisal rights under the Companies Act 1981 of Bermuda, as amended, which we refer to as the “Companies Act,” to have the fair value of its Max common shares appraised by the Court. Persons owning beneficial interests in Max common shares but who are not shareholders of record should note that only persons who are shareholders of record are entitled to make an application for appraisal. Any Max shareholder intending to exercise appraisal rights MUST file its application for appraisal of the fair value of its Max common shares with the Court within ONE MONTH after the date the notice convening the Max special meeting is deemed to have been received (which in any event will be before the Max special meeting). The notice delivered with this joint proxy statement/prospectus constitutes this notice. There are no statutory rules or published decisions of the Court prescribing the operation of the provisions of the Companies Act governing appraisal rights that are set forth in Section 106 of the Companies Act or the process of appraisal by the Court and there is uncertainty about the precise methodology that would be adopted by the Court in determining the fair value of shares in an appraisal application under the Companies Act.

If a Max shareholder votes in favor of the amalgamation agreement and the amalgamation at the Max special meeting, such shareholder has no right to apply to the Court to appraise the fair value of its Max common shares, and instead, pursuant to the terms of the amalgamation agreement, and as discussed in The Amalgamation Agreement—Amalgamation Consideration below, each Max common share held by such shareholder will be converted into the right to receive the amalgamation consideration. Voting against the amalgamation, or not voting, will not in itself satisfy the requirements for notice and exercise of a Max shareholder’s right to apply for appraisal of the fair value of its Max common shares.

In any case where a registered holder of Max common shares has made an appraisal application, which shareholder we refer to as a “dissenting shareholder,” in respect of the Max common shares held by such dissenting shareholder, which we refer to as “dissenting shares,” and the amalgamation has been made effective under Bermuda law prior to the Court’s appraisal of the fair value of such dissenting shares then, in the event that the fair value of the dissenting shares is later appraised by the Court, such dissenting shareholder shall be entitled to be paid an amount equal to the value of the dissenting shares appraised by the Court within one month of the Court’s appraisal.

In any case where the value of the dissenting shares held by a dissenting shareholder is appraised by the Court before the amalgamation has been made effective under Bermuda law, then Max will be required to pay the dissenting shareholder within one month of the Court’s appraisal an amount equal to the value of the dissenting shares appraised by the Court, unless the amalgamation is terminated pursuant to the terms of the amalgamation agreement.

The payment to a Max shareholder of the fair value of its Max common shares as appraised by the Court could be equal to or more than the value of the amalgamation consideration that the Max shareholder would have received in the amalgamation if such Max shareholder had not exercised its appraisal rights in relation to its Max common shares.

A Max shareholder who has exercised appraisal rights has no right of appeal from an appraisal made by the Court. The responsibility for costs of any application to the Court under Section 106 of the Companies Act will be in the Court’s discretion.

IPC may terminate the amalgamation agreement if the total number of Max common shares for which appraisal rights have been exercised pursuant to Bermuda law exceeds 15% of the Max common shares outstanding on the business day immediately following the last day on which the holders of Max common shares may require appraisal of their Max common shares pursuant to Bermuda law.

The relevant portion of Section 106 of the Companies Act is as follows:

(6) Any shareholder who did not vote in favor of the amalgamation and who is not satisfied that he has been offered fair value for his shares may within one month of the giving of the notice referred to in subsection (2) apply to the Court to appraise the fair value of his shares.

(6A) Subject to subsection (6B), within one month of the Court appraising the fair value of any shares under subsection (6) the company shall be entitled either—

(a) to pay to the dissenting shareholder an amount equal to the value of his shares as appraised by the Court; or

(b) to terminate the amalgamation in accordance with subsection (7).

(6B) Where the Court has appraised any shares under subsection (6) and the amalgamation has proceeded prior to the appraisal then, within one month of the Court appraising the value of the shares, if the amount paid to the dissenting shareholder for his shares is less than that appraised by the Court the amalgamated company shall pay to such shareholder the difference between the amount paid to him and the value appraised by the Court.

(6C) No appeal shall lie from an appraisal by the Court under this section.

(6D) The costs of any application to the Court under this section shall be in the discretion of the Court.

(7) An amalgamation agreement may provide that at any time before the issue of a certificate of amalgamation the agreement may be terminated by the directors of an amalgamating company, notwithstanding approval of the agreement by the shareholders of all or any of the amalgamating companies.

THE AMALGAMATION AGREEMENT

The following is a summary of selected material provisions of the amalgamation agreement. This summary is qualified in its entirety by reference to the amalgamation agreement and the amendment thereto, each of which is incorporated by reference in its entirety and attached to this joint proxy statement/prospectus as Annex A and Annex B, respectively. The provisions of the amalgamation agreement are extensive and not easily summarized. You should read the amalgamation agreement in its entirety because it, and not this joint proxy statement/prospectus (including this summary), is the legal document that governs the amalgamation.

The representations, warranties and covenants contained in the amalgamation agreement were made only for purposes of the amalgamation agreement and as of a specific date and may be subject to more recent developments, were solely for the benefit of the parties to the amalgamation agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by disclosures made for the purposes of allocating risk between the parties to the amalgamation agreement instead of establishing these matters as facts, and may apply standards of materiality in a way that is different from what may be viewed as material by you or by other investors. For the foregoing reasons, you should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of IPC, Max or IPC Limited or any of their respective subsidiaries or affiliates.

Structure of the Amalgamation

Pursuant to the amalgamation agreement, Max will amalgamate with IPC Limited, a direct, wholly owned subsidiary of IPC, with the amalgamated company continuing as the surviving company and succeeding to and assuming all of the rights, properties, liabilities and obligations of Max and IPC Limited, if all the conditions provided in the amalgamation agreement, which are summarized in—Conditions to the Amalgamation below, are satisfied or waived. The name of the amalgamated company will be “Max Holdings Ltd.” Following the effective time, IPC will be named “Max Capital Group Ltd.” and IPCRe will be named “Max IPC Re Ltd.”

The initial directors of the combined entity will be Kenneth L. Hammond (Chairman), Michael J. Cascio, Antony P.D. Lancaster, Peter S. Christie, Mark R. Bridges, L. Anthony Joaquin, W. Marston Becker, Mario P. Torsiello, Willis T. King, Jr., Gordon Cheesbrough, James L. Zech and K. Bruce Connell. With the exception of Mr. Becker, all board members have been determined to be independent directors pursuant to the Nasdaq Marketplace Rules in their respective capacities, and it is expected that they will be independent directors in respect of the combined entity as of the effective time. The initial officers of the combined entity are expected to be W. Marston Becker, President and Chief Executive Officer; Peter A. Minton, Chief Operating Officer; Joseph W. Roberts, Chief Financial Officer; John R. Weale, Executive Vice President and Treasurer; Sarene A. Bourdages, General Counsel; and Melanie J. Saunders, Corporate Secretary, all of whom are currently officers of IPC or Max.

Closing; Completion of the Amalgamation

The closing is expected to occur on the third business day after the satisfaction or waiver of all closing conditions, which are summarized in—Conditions to the Amalgamation, below, unless otherwise agreed in writing by the parties, except that the closing may be postponed if either party requests a book value estimate from the other party pursuant to the amalgamation agreement, as described in—Book Value Calculations below.

The amalgamation will become effective on the date on which the certificate of amalgamation is issued by the Registrar of Companies in Bermuda or such other time as the certificate of amalgamation may provide. The application for the certificate of amalgamation will be filed by IPC Limited and Max with the Registrar of Companies in Bermuda on or prior to the closing date.

Amalgamation Consideration

At the effective time, the amalgamation agreement provides that each Max common share issued and outstanding immediately prior to the effective time (other than dissenting shares as to which appraisal rights have been properly exercised in accordance with Bermuda law) will be converted into the right to receive, subject to adjustment as described below, for each Max common share:

•	IPC common shares equal to the exchange ratio; and

•	cash consideration in lieu of fractional shares.

Exchange Ratio

The exchange ratio is 0.6429. Each common share of Max issued and outstanding immediately prior to the effective time (other than dissenting shares as to which appraisal rights have been properly exercised in accordance with Bermuda law) will be cancelled and converted into the right to receive a fraction of one IPC common share capital equal to this exchange ratio.

Fractional Shares

IPC will not issue any fractional IPC common shares in connection with the amalgamation. Instead, any Max shareholder who would otherwise have been entitled to a fraction of an IPC common share in connection with the amalgamation will be paid, upon surrender of title to all Max common shares held by such shareholder, an amount in cash determined by multiplying such fraction by the average IPC share price (such average IPC common share price is determined by valuing IPC common shares based on the volume weighted average price per IPC common share on the Nasdaq for the five consecutive trading days immediately preceding the second trading day prior to the closing of the amalgamation).

Example of Amalgamation Consideration

For example, with the exchange ratio being 0.6429, a Max shareholder owning 100 Max common shares will receive total consideration valued at 64.29 IPC common shares. Under the amalgamation agreement, such shareholder’s amalgamation consideration would be 64 IPC common shares and for the fractional remainder, an amount of cash equal to the value of one common share of IPC (determined in the manner described above) times 0.29.

Exchange of Max Common Shares

Exchange Agent

Prior to the effective time, IPC will designate an exchange agent reasonably acceptable to Max, for the purpose of exchanging Max common shares for the amalgamation consideration. IPC will deposit with the exchange agent, prior to, or at, the effective time, (1) certificates or, at IPC’s option, shares in book-entry form representing the IPC common shares to be exchanged in the amalgamation and (2) cash in a sufficient amount to pay any cash payable in lieu of fractional shares.

Exchange Process

As promptly as practicable after the effective time, IPC will cause the exchange agent to mail to each Max shareholder a letter of transmittal and, if such holder holds Max common shares in certificated form, instructions describing the procedures for surrendering Max common shares in exchange for the amalgamation consideration. After the effective time, each holder of Max common shares who surrenders title to such shares and delivers a duly executed letter of transmittal (if such holder holds Max common shares in certificated form) together with any other documents reasonably required by the exchange agent, will be able to obtain the amalgamation consideration.

Unless otherwise required by law or IPC’s agreement with the exchange agent, any portion of the exchange fund held by the exchange agent that has not been distributed to Max shareholders six months following the effective time will be delivered to IPC, upon demand, and after such transfer, any Max shareholder may look only to IPC for payment of the amalgamation consideration and any dividends or distributions with respect to IPC common shares.

Treatment of Max Share Options and Other Max Equity Awards

At the effective time, all outstanding options to purchase Max common shares will cease to represent a right to acquire Max common shares and will automatically be converted into new options to purchase, on substantially similar terms, such number of IPC common shares and at an exercise price per share determined as follows:

•

Number of Shares: the number of IPC common shares subject to new options will be equal to the product of (1) the number of Max common shares subject to Max share options immediately before the effective time and (2) the exchange ratio, the product being rounded, if necessary, to the nearest whole share; and

•

Exercise Price: the exercise price per IPC common share purchasable upon exercise of the new options will be equal to (1) the per share exercise price of the Max share option divided by (2) the exchange ratio, the quotient being rounded, if necessary, to the nearest cent.

At the effective time, any holder of an outstanding right of any kind to acquire Max common shares or benefits measured by the value of Max common shares (other than share options) will have such right automatically converted into the right to acquire or receive benefits measured by the value of the number of IPC common shares equal to the product of (1) the number of Max common shares subject to the outstanding right immediately before the effective time and (2) the exchange ratio (rounded down, if necessary, to the nearest number of whole shares). The IPC common shares received for such Max common shares will remain subject to the same restrictions that applied before the amalgamation was effective and will otherwise have the same terms and conditions (taking into account any accelerated vesting thereunder) as were applicable before the effective time.

Treatment of Max Warrants

At the effective time, all outstanding warrants to purchase Max common shares will cease to represent a right to acquire Max common shares and will automatically be converted into a new warrant to purchase, on substantially similar terms, such number of IPC common shares and at an exercise price per share determined as follows:

•

Number of Shares: the number of IPC common shares subject to the new warrant will be equal to the product of (1) the number of Max common shares subject to such warrant immediately prior to the effective time and (2) the exchange ratio, the product being rounded, if necessary, to the nearest whole share; and

•

Exercise Price: the exercise price per IPC common share purchasable upon exercise of the new warrant will be equal to (1) the per share exercise price of such warrant immediately prior to the effective time divided by (2) the exchange ratio, the quotient being rounded, if necessary, to the nearest cent.

Representations and Warranties of the Parties in the Amalgamation Agreement

The amalgamation agreement contains various customary representations and warranties of IPC and Max (and IPC Limited with respect to specified sections) relating to, among other things:

•	organization, good standing and corporate power;

•	capital structure;

•	authorization to enter into, and enforceability of, the amalgamation agreement;

•

the absence of conflicts with, or violations of, (1) organizational documents, (2) applicable law or (3) material agreements, indentures or other instruments, in each case as a result of the amalgamation or entry into the amalgamation agreement;

•	the filing, accuracy and completeness of SEC reports, the preparation and presentation of financial statements, and the absence of undisclosed liabilities;

•	compliance with applicable laws and reporting requirements;

•	absence of material pending or threatened legal and arbitration proceedings and investigations;

•	tax matters;

•	absence of certain changes or events in the business or condition of each party;

•	approvals of the boards of directors in connection with the amalgamation;

•	the required vote of shareholders;

•	agreements with regulatory agencies or governmental authorities;

•	insurance matters, including statements and reports filed with applicable insurance regulatory authorities;

•	investments and derivatives;

•	material and intercompany contracts;

•	employee benefits and executive compensation;

•	labor relations and other employment matters;

•	intellectual property;

•	real and leased properties;

•	broker’s fees payable in connection with the amalgamation;

•	investment advisor status;

•	the opinion of each party’s financial advisor as to the fairness of the amalgamation from a financial point of view; and

•	inapplicability of takeover statutes to the amalgamation.

Some of the representations and warranties of IPC, IPC Limited and Max in the amalgamation agreement are qualified by materiality thresholds, or a “material adverse effect” clause. For purposes of the amalgamation agreement, the “material adverse effect” clause and its related definition contemplate any change, state of facts, circumstance, event or effect that is materially adverse to the financial condition, properties, assets, liabilities, obligations (whether accrued, absolute, contingent or otherwise), businesses or results of operations of a party and its subsidiaries, taken as whole, except any such effect to the extent resulting from any of the following is excluded from the definition of material adverse effect:

•	the execution, delivery and announcement of the amalgamation agreement and the transactions contemplated thereby;

•

changes in economic, market, business, regulatory or political conditions generally in the United States or in Bermuda or any other jurisdiction in which such party operates or in the Bermudian, U.S. or global financial markets except to the extent such changes have a materially disproportionate effect on a party relative to other similarly situated persons in the property and casualty reinsurance industry;

•

changes, circumstances or events generally affecting the property and casualty insurance and reinsurance industries in the geographic areas in which such party operates, except to the extent such changes have a materially disproportionate effect on a party relative to other similarly situated persons in the property and casualty reinsurance industry;

•

changes, circumstances or events resulting in liabilities under property catastrophe reinsurance, including any effects resulting from any earthquake, hurricane, tornado, windstorm, terrorist act, act of war or other natural or man-made disaster;

•

changes in any law, except to the extent such changes have a materially disproportionate effect on a party relative to other similarly situated persons in the property and casualty reinsurance industry;

•

changes in generally accepted accounting principles or in statutory accounting principles (or local equivalents in the applicable jurisdiction) prescribed by the applicable insurance regulatory authority, including accounting and financial reporting pronouncements by the Bermuda Monetary Authority (the “BMA”), the SEC, the National Association of Insurance Commissioners and the Financial Accounting Standards Board, except to the extent such changes have a materially disproportionate effect on a party relative to other similarly situated persons in the property and casualty reinsurance industry;

•

any change or announcement of a potential change in its or any of its subsidiaries’ credit or claims-paying rating or A.M. Best rating or the ratings of any of its or its subsidiaries’ businesses or securities, but not excluding the underlying cause of such change or announcement;

•	a change in the trading prices or volume of such party’s capital shares, but not excluding the underlying cause of such a change;

•	the failure to meet any revenue, earnings or other projections or forecasts for any period ending after the date of the amalgamation agreement, but not excluding the underlying cause of such failure;

•

the commencement, occurrence or continuation of any war or armed hostilities except to the extent such changes have a materially disproportionate effect on a party relative to other similarly situated persons in the property and casualty reinsurance industry;

•	any act or failure to act required to be taken by a party pursuant to the terms of the amalgamation agreement; and/or

•	a party’s ability to perform its obligations under the amalgamation agreement or to consummate the transactions contemplated thereby.

In most instances, the representations and warranties of IPC, IPC Limited and Max in the amalgamation agreement that are qualified by “material adverse effect” are qualified only to the extent the failure of such representations or warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a “material adverse effect” on IPC, IPC Limited or Max, as the case may be.

Conduct of Business Pending the Closing of the Amalgamation

Each of IPC and Max has agreed that, subject to certain exceptions or as consented to in writing by the other party, during the period from the signing of the amalgamation agreement to the effective time, it and its subsidiaries, among other things, (1) will conduct its respective businesses in the ordinary course consistent with past practice and use commercially reasonable efforts to preserve intact its business organization, maintain permits and licenses and preserve relationships with its employees, customers, investment advisors and managers, regulators, financing providers and others having business dealings with it and (2) will not:

•

declare or pay any dividend or make other distributions, with limited exceptions including ordinary course quarterly dividends on its common shares with record and payment dates consistent with past practice and at a rate no greater than the rate it paid in the fiscal quarter immediately preceding the date of the amalgamation agreement;

•

split, combine or reclassify, or propose to split, combine or reclassify, any of its share capital, or issue or authorize or propose the issuance or authorization of any other securities in respect of, in lieu of or in substitution for, shares of its share capital;

•

repurchase, redeem or otherwise acquire any shares of its or any of its subsidiaries’ share capital or any securities convertible into or exercisable for any such shares, other than repurchases, redemptions or acquisitions by a wholly owned subsidiary of share capital or such other securities, as the case may be, of another of its wholly owned subsidiaries;

•

issue, deliver or sell any shares of any class of its capital shares, any voting debt, any share appreciation rights or any securities convertible into, or exercisable or exchangeable for, any rights, warrants or options to acquire such shares or voting debt, other than as required by its existing equity benefit plans and issuances by any of its wholly owned subsidiaries to it or to another of its wholly owned subsidiaries;

•	amend its organizational documents or those of any of its subsidiaries, except as provided in the amalgamation agreement;

•

with limited exceptions, acquire or agree to acquire any equity interests in or a substantial portion of the assets of any other entity or any material assets, rights or properties, or sell, dispose or otherwise encumber any of its assets, rights or properties;

•	modify or terminate any material contract (as defined in the amalgamation agreement), or cancel, modify or waive any debts or claims held by it under, or in connection with, any material contract;

•	enter into any contract that would have been a material contract had it been entered into before entering into the amalgamation agreement;

•

fail to comply with its investment policy, or modify its investment policy in any material respect, except as may be required by (or, in its reasonable good-faith judgment, advisable under) generally accepted accounting principles or in statutory accounting principles prescribed by applicable law;

•	enter into, purchase, sell, amend or modify any derivative contract other than in the ordinary course of business consistent with past practice and its investment policy;

•	voluntarily forfeit, abandon, modify, waive or terminate any of its material permits;

•	take any action with the knowledge and intent that it would result in any of the conditions to the amalgamation agreement not being satisfied;

•	take any action that would materially adversely affect the ability of the parties to obtain any of the regulatory approvals;

•	change its methods of accounting except as required by changes in applicable laws, generally accepted accounting principles or in applicable statutory accounting principles;

•

make, change or revoke any material tax election, file any amended tax return, settle any tax matters or change its method of tax accounting (except, with respect to any amended return or any change in the accounting method, as required by changes in law (or any taxing authority’s interpretation thereof)), in each case, if such action would increase any of its tax liabilities by a material amount;

•

materially change its investment policy or any existing underwriting, claim handling and related financial protection, or the methods, guidelines or policies or any material assumptions underlying such practices, except as may be required by (or, in its reasonable good-faith judgment, advisable under) generally accepted accounting principles or in applicable statutory accounting principles or any governmental entity or applicable laws;

•	adopt any plan of complete or partial liquidation or dissolution, restructuring, recapitalization or reorganization;

•

incur, create or assume any indebtedness for borrowed money (or modify any of the material terms of any such outstanding indebtedness), other than (1) in replacement of existing or maturing debt, (2) in connection with amending existing indebtedness agreements in connection with the amalgamation agreement, (3) in the ordinary course of the insurance or reinsurance business and (4) draw-downs pursuant to existing credit facilities and letters of credit;

•	modify or waive any material rights in or dispose of any material intellectual property rights;

•

settle or compromise any legal proceedings for an amount in excess of $1 million (excluding any amounts previously reserved for such matters in its latest audited balance sheet filed with the SEC and any insurance coverage applicable thereto) or involving any non-monetary relief;

•	enter into, adopt, amend or terminate any of its benefit plans, subject to limited exceptions;

•

except as required by its existing benefit plans, increase compensation or fringe benefits of any director, officer, employee, independent contractor or consultant, or pay any benefit not required by any benefit plan, subject to certain limited exceptions;

•

enter into or renew any contract providing for payment to any director, officer, employee, independent contractor or consultant of compensation or benefits contingent upon the occurrence of the amalgamation; or

•	propose, agree to or make any commitment to take or authorize, any of the actions described above.

Existing Credit Facilities

IPC and Max must mutually agree to any changes in either party’s existing credit facilities and will use commercially reasonable efforts to cooperate with each other in connection with the arrangement or modification of any such financing; provided that (1) neither party is required to cooperate if such cooperation would unreasonably interfere with the ongoing operations of itself or its subsidiaries prior to the effective time, (2) no party or any of its subsidiaries will be required to incur any liability under such financing prior to the effective time unless such liability is contingent upon the occurrence of the amalgamation and not material to IPC and its subsidiaries (after giving effect to the amalgamation), and (3) IPC and Max will be solely responsible for their respective costs and expenses incurred in connection with such cooperation.

Additionally, as of the effective time, the combined entity will expressly assume, by an indenture (or indentures if at such time there is more than one trustee) supplemental to the indenture, dated as of April 15, 2007, among Max USA, Max and The Bank of New York, as trustee, the performance of every obligation of Max in such indenture and in all securities then issued and outstanding pursuant to such indenture.

Access to Information; Confidentiality

Max and IPC have agreed to provide to the officers, employees and representatives of the other party access, during normal business hours prior to the effective time, to all of its properties, books, contracts, records and officers and all other information concerning its business, properties and personnel as such other party may reasonably request, subject to certain restrictions. The parties will hold any such information in confidence to the extent required by, and in accordance with, the provisions of their existing confidentiality agreement.

Agreements to Use Commercially Reasonable Efforts

Subject to the terms and conditions of the amalgamation agreement, Max and IPC have agreed to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or advisable under the amalgamation agreement and applicable laws to consummate the amalgamation and the other transactions contemplated by the amalgamation agreement as promptly as practicable after the date of the amalgamation agreement, including:

•	preparing and filing all documentation to effect all necessary applications, notices, filings and other documents and to obtain all required regulatory approvals and all other consents;

•

supplying any additional information and documentary material that may be requested pursuant to applicable laws or by applicable authorities and causing the expiration of applicable waiting periods, or cause the receipt of all consents from governmental entities or required under applicable law as soon as practicable;

•

cooperating in all respects with the other party in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by any private party;

•

keeping the other party apprised of the status of matters relating to completion of the transactions contemplated by the amalgamation agreement and promptly informing the other party of (and upon reasonable request providing copies of) any communication in connection with any governmental entity and of any material communication in connection with any proceeding by any private party;

•

consulting with the other party in advance of, and to the extent possible allowing the other party to participate in, any meeting, conference, conference call, discussion or communication with, any such governmental entity or, in connection with any proceeding by any private party, with any other person; and

•

taking all reasonable actions to ensure that no takeover statute or similar regulation is or becomes applicable to the amalgamation, and if such regulation becomes applicable, ensuring that the amalgamation is consummated as soon as possible as to minimize the effect of such regulation.

Additionally, IPC will take such actions as are necessary to amend its bye-laws to reflect the IPC bye-law amendments as outlined in the amalgamation agreement; provided that such bye-law amendments are approved by IPC’s shareholders.

However, neither IPC nor Max or their respective subsidiaries (1) may, without the prior written consent of the other party, consent to any action for the purpose of obtaining the regulatory approvals or (2) be required to consent to any restriction for the purpose of obtaining the regulatory approvals, in each case, which would be effective prior to the effective time or which would not be immaterial to the combined entity and its subsidiaries taken together after the amalgamation.

Restrictions on Change in Recommendation by the Boards of Directors of IPC or Max

The boards of directors of IPC or Max may not withdraw or modify, in any manner adverse to the other party, its recommendations in connection with the amalgamation except if such board has concluded in good faith, after consultation with its outside counsel and financial advisors, that such action is reasonably likely to be required in order for the directors to comply with their fiduciary duties under applicable law, and such party has not materially breached its obligations with respect to changing its recommendation. Before a party can change its recommendation with respect to the amalgamation, it must provide advance written notice of such change to the other party and give the other party five days to agree to alter the terms and conditions of the amalgamation agreement in a manner that removes the need for the applicable board of directors to change its recommendation in order to prevent a breach of its fiduciary duties.

Even if IPC or Max has had a change in recommendation, each will still be required to submit such matters to the respective shareholders’ meeting.

Restrictions on Solicitation of Acquisition Proposals by IPC and Max

The amalgamation agreement precludes each of IPC and Max and their respective subsidiaries and advisors from, directly or indirectly, initiating, soliciting, encouraging or facilitating (including by providing information) any effort or attempt to make or implement any proposal or offer with respect to an amalgamation, reorganization, consolidation, business combination or similar transaction involving it or any of its subsidiaries or any purchase or sale involving 10% or more of its consolidated assets (including, without limitation, shares of its subsidiaries), or 10% or more of its total voting power or the voting power of any of its subsidiaries, which we refer to as an “acquisition proposal.” Additionally, except as described below, each of IPC and Max and their respective subsidiaries may not, and each shall use its respective commercially reasonable efforts to prevent its advisors from, directly or indirectly: (1) participate or otherwise engage in any discussions or negotiations with, or provide any confidential information or data to, any person relating to an acquisition proposal; (2) approve or recommend, or propose to approve or recommend, any acquisition proposal or submit an acquisition proposal to a vote of its shareholders; or (3) approve, recommend or propose to approve or recommend, or execute or enter into any letter of intent or other similar agreement related to, any acquisition proposal.

Each of IPC and Max must provide the other party with written notice within 24 hours of the receipt of any acquisition proposal or request that could reasonably be related to an acquisition proposal from a third party indicating the identity of the third party making such acquisition proposal and the material terms and conditions of any such acquisition proposal and any related documentation and correspondence. In addition, a party that receives an acquisition proposal or request must keep the other party reasonably informed of the status and terms of any such acquisition proposal or request (including any material changes to the terms of the acquisition proposal).

If, prior to the required shareholder vote of IPC or Max, the board of directors of IPC or Max, as the case may be, concludes that an unsolicited bona fide written acquisition proposal in respect of such party is a superior proposal (as defined below), after giving effect to all adjustments to the amalgamation agreement that may be offered by the other party, it may make a change to its recommendation; provided that it must first (1) give the other party written notice indicating that it has received an acquisition proposal that could reasonably be likely to constitute a superior proposal and specifying the identity of the person making such acquisition proposal as well as the material terms of such acquisition proposal and (2) allow the other party five business days to agree to alter the terms and conditions of the amalgamation agreement in a manner that removes the need for the applicable board of directors to change its recommendation in order to prevent a breach of its fiduciary duties. The term “superior proposal” means a bona fide unsolicited written acquisition proposal, which did not result from a breach by Max or IPC, as the case may be, of its obligations under the amalgamation agreement regarding acquisition proposals (as summarized above), that would result in any person beneficially owning securities representing 50% or more of the voting power of IPC or Max, as applicable, the voting power of any of their subsidiaries or all or substantially all of Max’s or IPC’s assets which the board of directors of IPC or Max, as applicable, concludes in good faith (after consultation with its outside legal and financial advisors) is in the long-term best interests of IPC or Max, as applicable, including its shareholders, employees, communities and other stakeholders and (1) is more favorable to its shareholders and other constituencies, (2) is fully financed or reasonably capable of being fully financed, reasonably likely to receive all required governmental approvals and otherwise reasonably likely to be completed, and (3) is reasonably likely to require the board of directors to change its recommendation with respect to the amalgamation, in order to comply with its fiduciary duties under applicable law.

As summarized below in—Termination of Amalgamation Agreement—Effect of Termination; Remedies, under certain circumstances (among others) as described in the amalgamation agreement, if within 12 months of the termination of the amalgamation agreement, either IPC or Max enters into or consummates an acquisition transaction (as defined below) with a person (or such person’s affiliate) that made an acquisition proposal to IPC or Max, as the case may be, after the date of the amalgamation agreement and prior to the relevant party’s shareholder meeting, then the party entering such acquisition transaction with such person will be liable to the other party for a termination fee of $50 million upon the earlier of the date of execution or consummation of such agreement for the acquisition transaction. The term “acquisition transaction” means, with respect to any person, any amalgamation, merger, combination or similar transaction involving it or any of its subsidiaries or any purchase or sale of 35% of more of the consolidated assets (including, without limitation, stock of its subsidiaries) of it and its subsidiaries, taken as a whole, or any purchase or sale of, or tender or exchange offer for, its voting securities that, if consummated, would result in any person (or the shareholders of such person) beneficially owning securities representing 35% or more of its total voting power or the voting power of any of its subsidiaries.

Expenses

Whether or not the amalgamation is consummated, with the exception of the expenses described in the next sentence, all costs and expenses incurred in connection with the amalgamation agreement and the transactions contemplated by the amalgamation agreement will be paid by the party incurring such expense, except as otherwise described in the amalgamation agreement, and except that IPC and Max will share equally any expenses incurred in connection with the filing, printing and mailing of this joint proxy statement/prospectus. IPC and Max shared equally the fees payable to the lenders in connection with the contingent amendments to and consents under their respective credit facilities.

Directors’ and Officers’ Insurance and Indemnification

IPC will purchase a tail policy covering IPC’s and Max’s current officers and directors with regard to any actions occurring prior to the effective time for six years from the effective time. Subject to certain limitations set forth in the amalgamation agreement, such tail policy will cover IPC’s and Max’s directors and officers to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of the amalgamation agreement.

See The Amalgamation—Interests of IPC Directors and Executive Officers in the Amalgamation and—Interests of Max Directors and Executive Officers in the Amalgamation above.

Employee Benefits

As of the effective time, the combined entity will (or will cause its subsidiaries to) continue to employ each person employed by IPC or Max and any of their respective subsidiaries as of the effective time. Except as outlined below, nothing contained in the amalgamation agreement will restrict the combined entity in the future in the exercise of its independent, good faith business judgment as to the terms and conditions under which such employment will continue, the duration of such employment, the basis on which such employment is terminated or the benefits provided to any employees.

For a period of not less than one year following the closing date, the combined entity will (or will cause its subsidiaries to) make available employee benefits and compensation opportunities substantially comparable in the aggregate to the employee benefits and compensation opportunities in effect for such individuals from their respective employer immediately prior to the closing of the amalgamation.

The combined entity and its subsidiaries will ensure that any compensation and benefit plan in which employees are eligible to participate after the closing of the amalgamation will give credit (except for purposes of qualifying for subsidized early retirement benefits or to the extent it would result in a duplication of benefits) to service by the employees with IPC and Max and any of their respective subsidiaries, before the closing of the amalgamation, to the same extent such service was credited prior to the closing of the amalgamation under a comparable compensation and benefit plan of IPC or Max, as applicable.

From and after the closing of the amalgamation, the combined entity will honor all Max benefit plans and IPC benefit plans, in each case in accordance with their terms as in effect immediately before the closing of the amalgamation; provided that nothing in the amalgamation agreement will limit the right of IPC to amend or terminate any such plan in accordance with its terms.

Nasdaq Listing and Delisting; Reservation for Issuance

IPC will use its commercially reasonable efforts to cause all the following shares to be approved for listing and quotation on Nasdaq, subject to official notice of issuance, no later than the closing date: (1) all IPC common shares to be issued in the amalgamation to Max shareholders and (2) all IPC common shares to be reserved for issuance upon exercise or vesting of the Max share options, warrants or other awards, which we refer to collectively as the “listed IPC common shares.” IPC will take all action necessary to reserve for issuance, prior to the amalgamation, any listed IPC common shares that, by their terms and in accordance with this agreement, will not be issued until after the effective time. IPC will also use its commercially reasonable efforts to cause the Max common shares to no longer be listed or quoted on Nasdaq and to be deregistered under the Exchange Act as soon as practicable following the effective time.

Dividends

IPC and Max will coordinate the declaration, setting of record dates and payment dates of dividends on IPC common shares and Max common shares so that holders of Max common shares do not either receive or fail to receive, dividends on both Max common shares and the IPC common shares received in the amalgamation in respect of any calendar quarter. This is to ensure that the holders of the Max common shares and IPC common shares each receive the same number of quarterly dividends after execution of the amalgamation agreement and prior to the effective time with respect to such shares.

Book Value Calculations

On the first business day after the date of its shareholder meeting, either IPC or Max may request in writing that the other party prepare an estimate of its book value as of one business day prior to such shareholder meeting, which we refer to as the “measurement date.” Within five calendar days of such written request, each of IPC and Max must provide the other with an estimate of its book value (calculated in the manner specified in the amalgamation agreement) as of the measurement date (together with any reasonable supporting analysis). Each of IPC and Max will then have five calendar days to review the other party’s book value estimate and supporting analysis, together with such other information it may reasonably request. Once either IPC or Max has requested that the other provide an estimate of its book value as of the measurement date, the closing will be delayed until the covenants and agreements contained in the amalgamation agreement related to the book value calculations have been satisfied or waived.

The party that requested the book value estimates has the right to terminate the agreement if the estimates indicate that, since December 31, 2008, the other party’s book value has declined more than 50% or more than 20 percentage points greater than the decline in the requesting party’s book value (if any) over the same period (with any increase in a party’s book value since December 31, 2008, to the measurement date deemed to be no change for purposes of measuring the 20 percentage point differential).

Conditions to the Amalgamation

Max’s and IPC’s respective obligations to complete the amalgamation are subject to the fulfillment or waiver (by both Max and IPC) of certain conditions, including:

•

IPC shall have obtained the required affirmative vote of its shareholders to (1) approve the bye-law amendments, described in Proposals to Be Submitted to IPC Shareholders; Voting Requirements and Recommendations, (2) approve the name change, (3) approve the issuance of IPC shares to Max shareholders as contemplated by the amalgamation agreement, and (4) elect the post-closing directors named in —Structure of the Amalgamation, which we refer to collectively as the “required IPC vote”;

•	Max shall have obtained the required affirmative vote of its shareholders to adopt the amalgamation agreement and approve the amalgamation;

•	the IPC common shares to be issued or reserved for issuance in connection with the amalgamation shall have been authorized for listing on Nasdaq, subject to official notice of issuance;

•	certain regulatory filings, approvals or exemptions shall have been made, have occurred or been obtained;

•

the registration statement of which this joint proxy statement/prospectus is a part shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order; and

•	no injunction or other legal restraints or prohibitions preventing the closing of the amalgamation shall be in effect.

Each of IPC’s and Max’s obligations to complete the amalgamation is also separately subject to the satisfaction or waiver of a number of conditions including:

•

the truth and correctness of the representations and warranties of each other party in the amalgamation agreement, subject to the materiality standards provided in the amalgamation agreement, and the performance, subject to the materiality standards provided in the amalgamation agreement, by each party of its obligations under the amalgamation agreement (and the receipt by each party of a certificate from the other party to such effect);

•

no governmental entity shall have imposed by law, or any other action, any term, condition, obligation or restriction upon IPC, the amalgamated company or their respective subsidiaries that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the combined entity and its subsidiaries (including the amalgamated company) after the effective time; and

•	receipt by each IPC and Max of a tax opinion with respect to certain U.S. federal income tax consequences of the amalgamation.

Termination of the Amalgamation Agreement

Termination

The amalgamation agreement may be terminated, at any time prior to the effective time, by mutual written consent of IPC and Max, and, subject to certain limitations described in the amalgamation agreement, by either IPC or Max, if any of the following occurs:

•

a regulatory approval required by the amalgamation agreement to be obtained has been denied or any governmental authority has taken any action permanently restraining or prohibiting the amalgamation and such denial or action has become final and non-appealable (unless the failure to complete the amalgamation by that date is due to a breach by the party seeking to terminate the amalgamation agreement);

•

the amalgamation has not been consummated on or before November 30, 2009 (unless the failure to complete the amalgamation by that date is due to a breach by the party seeking to terminate the amalgamation agreement);

•

the other party’s board of directors has (1) changed its recommendation to its shareholders, (2) failed to include such recommendation in this joint proxy statement/prospectus or (3) materially breached certain of the non-solicitation obligations applicable to it under the amalgamation agreement, as summarized in —Restrictions on Change in Recommendation by Boards of Directors of IPC or Max and —Restrictions on Solicitation of Acquisition Proposals by IPC and Max above;

•

the other party has breached a covenant, agreement, representation or warranty that would preclude the satisfaction of certain closing conditions and such breach is not remedied in the 45 days following written notice to the breaching party or is not capable of being so remedied;

•

the IPC shareholders have not approved any of the matters for which their approval is solicited for the required IPC vote or the Max shareholders have not approved and adopted the amalgamation agreement and approved the amalgamation at the Max special meeting;

•

by either IPC or Max after its respective shareholder meeting to vote on the amalgamation if the other party’s good-faith estimate of such party’s book value as of the day prior to the requesting party’s shareholder meeting indicates that since December 31, 2008, either (1) the other party’s book value has declined by more than 50%, or (2) the other party’s book value has declined by more than 20 percentage points greater than the decline in the terminating party’s book value during the same period (with any increase in a party’s book value since December 31, 2008, deemed to be no change for purposes of measuring the 20 percentage point differential), as summarized in—Book Value Calculations above; or

•

by IPC if the total number of dissenting Max common shares for which appraisal rights have been properly exercised in accordance with Bermuda law exceeds 15% of the issued and outstanding Max common shares on the business day immediately following the last day on which Max shareholders can require appraisal of their common shares.

Effects of Termination; Remedies

If the amalgamation agreement is terminated as described in—Termination above, the amalgamation agreement will become void, and there will be no liability or obligation of any party or its officers and directors under the amalgamation agreement, except as to certain limited provisions relating to confidentiality, the payments of termination fees in connection with a termination (as applicable), and other transaction expenses, which will survive the termination of the amalgamation agreement, and except that no party shall be relieved or released from any liabilities or damages arising out of its willful breach of the amalgamation agreement.

If either of the parties terminates the amalgamation agreement, the non-terminating party will be required to pay the other a termination fee of $50 million under the following circumstances:

•

if the non-terminating party’s board of directors has changed or failed to include in the joint proxy statement/prospectus its recommendation to shareholders to vote in favor of the amalgamation, or has approved or recommended an acquisition proposal or submitted an acquisition proposal to its shareholders for approval prior to the termination of the amalgamation agreement;

•

if the amalgamation agreement is terminated for failure to complete the amalgamation on or before November 30, 2009, and within 12 months of the termination date, the non-terminating party enters into or consummates an acquisition transaction with the person (or affiliate) that made an acquisition proposal that was publicly announced or otherwise communicated to the officers or directors of the non-terminating party prior to November 30, 2009; and

•

if the amalgamation agreement is terminated on the basis of certain specified breaches (as provided therein) and within 12 months, the non-terminating party enters into or consummates an acquisition transaction with the person (or affiliate) that made an acquisition proposal that was publicly announced or otherwise communicated to the officers or directors of the non-terminating party prior to the non-terminating party’s shareholder meeting.

In addition to the foregoing:

•

Max will pay the termination fee to IPC if either party has terminated the agreement for failure to obtain the required vote of Max shareholders (and if IPC is the terminating party, its required shareholder vote has either been obtained or not yet taken) and within 12 months of the termination date, Max or any of its subsidiaries enters into or consummates an acquisition transaction with the person (or affiliate) that made an acquisition proposal that was publicly announced or otherwise communicated to Max’s officers or directors prior to the date of Max’s shareholder meeting; and

•

IPC will pay the termination fee to Max if either party has terminated the agreement for failure to obtain the required vote of IPC shareholders (and if Max is the terminating party, its required shareholder vote has either been obtained or not yet taken) and if within 12 months of the termination date, IPC or any of its subsidiaries enters into or consummates an acquisition transaction with the person (or affiliate) that made an acquisition proposal that was publicly announced or otherwise communicated to IPC’s officers or directors prior to the date of IPC’s shareholder meeting.

Amendments and Waiver of the Amalgamation Agreement

Amendments

The amalgamation agreement may be amended in writing by the parties by action taken or authorized by their respective boards of directors, at any time before or after the approval of matters presented in connection with the amalgamation by the IPC shareholders and Max shareholders. Following such approval, however, no amendment may be made that by law would require further approval of the IPC shareholders or Max shareholders, without obtaining such further approval.

Waiver

To the extent legally permissible, the parties may at any time before the effective time do any of the following:

•	extend the time of performance of any of the obligations or other acts of the other party;

•	waive any inaccuracies in the representations and warranties contained in the amalgamation agreement or in any document delivered pursuant to the amalgamation agreement; or

•	waive compliance with any of the agreements or conditions contained in the amalgamation agreement.

Any extension or waiver will be valid only if set forth in writing and signed by the party granting the waiver.

MODIFICATIONS TO EXISTING CREDIT AGREEMENTS

In connection with entering into the amalgamation agreement, IPC amended the IPC credit facility and Max amended its $600 million credit facility with Bank of America, National Association and various lenders, which we refer to as the “Max/Bank of America facility.” The amendments were entered into in order to obtain the consent of the lenders under each of the IPC credit facility and the Max/Bank of America facility to the amalgamation. The amendments will only take effect if the amalgamation occurs and certain other conditions precedent are satisfied, including that there be no material adverse effect on the business of the companies, taken as a whole, and that the lenders have received satisfactory confirmation from A.M. Best that the current Financial Strength Rating of Max Bermuda and IPCRe, either individually or on a group basis, is “A-” (stable) or better. Additionally, Max will be required to guarantee the obligations of (1) Max Bermuda Ltd. under the Max/Bank of America facility and (2) IPC and IPCRe under the IPC credit facility and IPC will be required to guarantee the obligations of Max and Max Bermuda under the Max/Bank of America facility.

If the amendments under the IPC credit facility become effective, the commitments under the unsecured portion of the facility available for revolving borrowings and letters of credit will be reduced from $250 million to $125 million. Similarly, if the amendments under the Max/Bank of America facility become effective, the commitments under the unsecured portion of the facility available for revolving borrowings and letters of credit will be reduced from $150 million to $75 million. In addition, the amendments would increase the applicable interest rates and fees under the facilities, modify certain financial and reporting covenants, provide for additional events of default and modify certain other terms.

In addition, the amalgamation constitutes a “change of control” under the $20 million letter of credit reimbursement agreement with ING Bank N.V., the $75 million credit agreement with the Bank of Nova Scotia and the £90 million credit facility agreement with ING Bank, N.V. of Max and its subsidiaries. If IPC and Max are unable to obtain the consent of those creditors to the amalgamation, the combined entity may be required to pay down the outstanding obligations. If the conditions to the effectiveness of the lenders’ consents are not met, or the combined entity is required to pay down any obligations, the combined entity may be forced to find alternative sources of liquidity, which may not be available, or if available, may be on unfavorable terms.

The foregoing summary is not a complete description of all of the terms of the amendments to the credit facilities, or the repurchase obligations under the other debt obligations.

REGULATORY MATTERS

Subject to the terms and conditions of the amalgamation agreement, IPC and Max have agreed to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under the amalgamation agreement and applicable laws, rules and regulations to close the amalgamation and the other transactions contemplated by the amalgamation agreement as promptly as practicable after the date of the amalgamation agreement, as discussed in The Amalgamation Agreement—Agreements to Use Commercially Reasonable Efforts above on page 89.

Notwithstanding the foregoing, none of Max, IPC or their respective subsidiaries may consent to or take any action without the prior written consent of the other parties for the purpose of obtaining a regulatory approval, nor will either party be required to consent or agree to any restriction or limitation in order to obtain a required regulatory approval if such action would be effective before the effective time or would, after the effective time, not be immaterial to the combined entity.

U.S. Antitrust

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the “HSR Act,” IPC and Max cannot close the amalgamation until IPC and Max have notified the Antitrust Division of the Department of Justice and the Federal Trade Commission of the amalgamation and furnished them with certain information and materials relating to the amalgamation and the applicable waiting period has terminated or expired. The termination of the waiting period means the parties have satisfied the regulatory requirements under the HSR Act. IPC and Max filed notification and report forms under the HSR Act with the Antitrust Division of the Department of Justice and the Federal Trade Commission on March 31, 2009, and IPC and Max received notice of the early termination of the waiting period on April 14, 2009.

At any time before or after closing of the amalgamation, the Antitrust Division of the Department of Justice or the Federal Trade Commission could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the closing of the amalgamation or seeking divestiture of substantial assets of IPC and Max. At any time before or after the closing of the amalgamation, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the closing of the amalgamation or seeking divestiture of substantial assets of IPC and Max. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

Irish Competition Filings

The parties to the amalgamation satisfy the turnover thresholds set out in Irish merger control legislation and, accordingly, the amalgamation is subject to the prior approval of the Irish Competition Authority. The parties filed the requisite notification and associated materials on March 27, 2009 and received the required clearance from the Irish Competition Authority on April 16, 2009.

Insurance Regulations

The insurance laws and regulations of all 50 U.S. states, the District of Columbia, Puerto Rico and the U.S. Virgin Islands generally require that, prior to the acquisition of control of an insurance company, either through the acquisition of or merger with the insurance company or a holding company of that insurance company, the acquiring party must obtain approval from the insurance regulator of the insurance company’s state of domicile. In addition, under the laws of certain states, an acquiror must obtain the approval of the state’s insurance regulator to acquire control of an insurance company that is commercially domiciled in that state.

Max has two insurance company subsidiaries domiciled in the United States, Max Specialty Insurance Company, which is domiciled in Delaware, and Max America Insurance Company, which is domiciled in Indiana. Completion of the amalgamation is accordingly subject to the prior approval of the insurance commissioners of the states of Delaware and Indiana. All required filings with the insurance commissioners of the states of Delaware and Indiana have been made.

Applications or notifications in connection with the amalgamation and the changes in control of various subsidiaries of IPC and Max that may be deemed to occur as a result of the amalgamation have also been filed, pursuant to the amalgamation agreement, with various other U.S. state and non-U.S. regulatory authorities, including but not limited to the Irish Financial Services Regulatory Authority, the U.K. Financial Services Authority, which we refer to as the “FSA,” the Council and Society of Lloyd’s, and the Monetary Authority of Singapore. On April 23, 2009, the Irish Financial Services Regulatory Authority issued the required letter of non-objection. On April 16, 2009, the FSA approved the application of IPC in regards to the change of control resulting from the amalgamation. On March 18, and March 27, 2009, the application of IPC before the Council and Society of Lloyd’s was approved, pending FSA approval, which was received April 16, 2009. On April 1, 2009 the Monetary Authority of Singapore issued a letter of acknowledgement with respect to the change of control resulting from the amalgamation.

In addition, under the Bermuda Insurance Act of 1978 and pursuant to the amalgamation agreement, the combined entity will file a notification regarding the amalgamation with the BMA within 45 days after the closing date. Following the amalgamation, any person who, directly or indirectly, becomes a holder of at least 10 percent, 20 percent, 33 percent or 50 percent of the shares of the combined entity must notify the BMA in writing within 45 days of becoming such a holder or 30 days after the date they have knowledge of having such a holding, whichever is later. The BMA may, by written notice, object to such a person if it appears to the BMA that the person is not fit and proper to be such a holder. Following the effectiveness of the amalgamation, the BMA may require the holder to reduce its holding of shares and direct, among other things, that voting rights attaching to those shares will not be exercisable. A person that does not comply with such a notice or direction from the BMA will be guilty of an offense.

Although Max and IPC do not expect these regulatory authorities to raise any significant concerns in connection with their review of the amalgamation, there is no assurance that Max and IPC will obtain all required regulatory approvals or that these approvals will not include terms, conditions or restrictions that are adverse to Max or to IPC or that would cause one or both of them to abandon the amalgamation, if permitted by the terms of the amalgamation agreement.

Other than the approvals and notifications described above, neither Max nor IPC is aware of any material regulatory approvals required to be obtained, or waiting periods required to expire after the making of a filing. If the parties discover that other approvals or filings and waiting periods are necessary, they will seek to obtain or comply with them, although there can be no assurance that they will be obtained, as is the case with the regulatory approvals described above.

INFORMATION ABOUT IPC AND MAX

IPC Holdings, Ltd.

IPC provides property catastrophe reinsurance and, to a limited extent, property-per-risk excess, aviation (including satellite) and other short-tail reinsurance on a worldwide basis. During 2008, approximately 93% of its gross premiums written, excluding reinstatement premiums, covered property catastrophe reinsurance risks. Property catastrophe reinsurance covers against unpredictable events such as hurricanes, windstorms, hailstorms, earthquakes, volcanic eruptions, fires, industrial explosions, freezes, riots, floods and other man-made or natural disasters. The substantial majority of the reinsurance written by IPCRe has been, and continues to be, written on an excess of loss basis for primary insurers rather than reinsurers, and is subject to aggregate limits on exposure to losses. During 2008, IPC had approximately 258 clients from whom it received either annual/deposit or adjustment premiums, including many of the leading insurance companies around the world. In 2008, approximately 36% of those clients were based in the United States, and approximately 53% of gross premiums written, excluding reinstatement premiums, related primarily to U.S. risks. IPC’s non-U.S. clients and its non-U.S. covered risks are located principally in Europe, Japan, Australia and New Zealand. During 2008, no single ceding insurer accounted for more than 3.7% of its gross premiums written, excluding reinstatement premiums. At December 31, 2008, IPC had total shareholders’ equity of $1,851 million and total assets of $2,389 million.

In response to a severe imbalance between the global supply of and demand for property catastrophe reinsurance that developed during the period from 1989 through 1993, IPC and IPCRe were formed as Bermuda companies and commenced operations in June 1993 through the sponsorship of American International Group, Inc. (“AIG”). On August 15, 2006, AIG sold its entire shareholding in an underwritten public offering. As from August 15, 2006, to IPC’s knowledge, AIG no longer has any direct ownership interest in IPC.

IPC’s common shares are quoted on Nasdaq under the ticker symbol “IPCR” and the Bermuda Stock Exchange under the symbol “IPCR BH.” IPCRe Europe Limited, a subsidiary of IPCRe incorporated in Ireland, underwrites select reinsurance business. Currently, IPCRe Europe Limited retrocedes 90% of the business it underwrites to IPCRe.

Internet Address: IPC’s Internet address is www.ipcre.bm and the investor relations section of its website is located at www.ipcre.bm/financials/quarterly-index.html. IPC makes available free of charge, through the investor relations section of its website, annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934 as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC.

Max Capital Group Ltd.

Max is a Bermuda headquartered global provider of specialty insurance and reinsurance products for the property and casualty market, with underwriting operations based in Bermuda, Ireland, the United States and the United Kingdom. Max underwrites a diversified portfolio of risks and serves clients ranging from Fortune 1000 companies to small owner-operated businesses. Max also provides reinsurance for the life and annuity market when opportunities arise.

Max has approximately $1,280.3 million in consolidated shareholders’ equity as of December 31, 2008. Its principal operating subsidiary is Max Bermuda. Max conducts its non-Lloyd’s European activities through Max Europe and its operating subsidiaries, Max Re Europe and Max Insurance Europe. Its United Kingdom Lloyd’s operations are conducted through Max UK and its operating subsidiary Max at Lloyd’s Ltd. It conducts its U.S. operations through Max USA and its operating subsidiaries, Max Specialty Insurance Company and Max America. Max holds all material alternative investments in Max Diversified Strategies Ltd. Max houses certain personnel and assets within its global service companies, which it believes improves the efficiency of certain corporate services across the group. The global service companies comprise Max Capital Services Limited and its two subsidiaries, Max Capital Services USA LLC and Max Capital Services BDA Ltd.

To manage its reinsurance and insurance liability exposure, make its investment decisions and assess its overall enterprise risk, Max models its underwriting and investing activities on an integrated basis for all of its non-Lloyd’s operations, and its objective is to extend this integration to its recently acquired Max at Lloyd’s platform. Max’s integrated risk management, as well as terms and conditions of its products, provides flexibility in making decisions regarding investments. Max’s investments comprise two high-grade fixed maturities securities portfolios (one held for trading, the other held as available for sale) and an alternative investment portfolio. As of December 31, 2008, the alternative investment portfolio employed ten strategies invested in 37 underlying trading entities. The investment portfolio is designed to provide diversification and to generate positive returns while attempting to reduce the frequency and severity of loss outcomes. Based on fair values at December 31, 2008, the allocation of invested assets was 85.9% in cash and fixed maturities and 14.1% in alternative investments. In 2008, Max decided to reduce its target allocation to alternative investments to approximately 10-15% of total invested assets, down from the previous target range of 15-25%.

Max’s common shares are quoted on Nasdaq under the ticker symbol “MXGL” and the Bermuda Stock Exchange under the symbol “MXGL BH.” Max’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports and proxy statements for annual general meetings of shareholders are made available, free of charge, on Max’s website, http://www.maxcapgroup.com, as soon as reasonably practicable after such reports have been filed with or furnished to the SEC. In addition, Max’s Code of Business Conduct and Ethics is available on its website.

COMPARISON OF SHAREHOLDER RIGHTS

The following is a summary of the material differences between (1) the current rights of IPC shareholders, (2) the current rights of Max shareholders, and (3) the rights of the combined entity’s shareholders as of the effective time.  This summary is not intended to be complete and is qualified by reference to IPC’s memorandum of association and its amended and restated bye-laws, and Max’s memorandum of association and its amended and restated bye-laws, as well as the laws of Bermuda. IPC’s memorandum of association and amended and restated bye-laws are incorporated by reference (as Exhibit 3.1 to IPC’s Registration Statement on Form S-1 (Amendment No. 1) filed on February 9, 1996 and Exhibit 3.2 to IPC’s Quarterly Report on Form 10-Q filed on July 30, 2007, respectively). Max’s memorandum of association and amended and restated bye-laws are incorporated by reference (as Exhibit 3.1 to Max’s Registration Statement on Form S-1 filed on July 6, 2001 (Amendment No. 1), and as Exhibit 3.2 to Max’s Registration Statement on Form S-8 filed on May 6, 2008, respectively). The proposed bye-laws of the combined entity (the “combined entity bye-laws”) which will be effective as of the effective time are set forth in Annex F. See also Unaudited Pro Forma Consolidated Financial Information of IPC.

Shareholders of IPC and Max may request copies of these documents as provided in Where You Can Find More Information on page 194.

Corporate Governance
IPC	Max	Combined Entity
The rights of IPC shareholders are currently governed by its memorandum of association and bye-laws and by Bermuda law.	The rights of Max shareholders are currently governed by its memorandum of association and bye-laws and by Bermuda law. There is also a shareholder agreement dated December 22, 1999, between Max and Moore Holdings, LLC.	As of the effective time, IPC will be renamed “Max Capital Group Ltd.,” the shareholder agreement between Max and Moore Holdings LLC will no longer be effective and the IPC bye-laws will be replaced by the combined entity bye-laws. Consequently, as of the effective time, the rights of IPC shareholders, including any Max shareholders who become IPC shareholders pursuant to the amalgamation, will be governed by IPC’s memorandum of association, the combined entity bye-laws and Bermuda law.

Outstanding Share Capital
IPC	Max	Combined Entity
As of December 31, 2008, IPC’s outstanding share capital consisted of 56,094,348 common shares, par value US$0.01 per share. IPC’s common shares trade on Nasdaq.	As of December 31, 2008, Max’s outstanding share capital consisted of 55,805,790 common shares, par value US$1.00 per share. Max’s common shares trade on Nasdaq.	As of December 31, 2008, the combined entity’s outstanding share capital would have consisted of 90,000,000 common shares, par value US$0.01 per share. The combined entity’s common shares will trade on Nasdaq.

Shareholder Equity

Under Bermuda law, the excess of any consideration paid on issue of shares over the aggregate par value of such shares must (except in certain limited circumstances) be credited to a share premium account. Share premium may be distributed in certain limited circumstances, for example to pay up unissued shares which may be distributed to shareholders in proportion to their holdings, but is otherwise subject to limitation, and cannot be paid to shareholders as a dividend.

A Bermuda company may also create a contributed surplus account and may credit to such account any cash and other property paid or transferred to the company as sole beneficial owner (other than in connection with the issuance of shares). Unlike share premium arising upon the issuance of shares, the amount standing to the credit of a company’s contributed surplus account may be distributed to shareholders subject to the solvency of the company. See Dividends and Distributions of Contributed Surplus below.

IPC	Max	Combined Entity
As of December 31, 2008, IPC had paid in nominal share capital of US$560,795, and a share premium account of US$1,089,001,792.	As of December 31, 2008, Max had paid in nominal share capital of US$55,805,790, and a share premium account of US$755,845,221 and a contributed surplus account of US$7,545,413.	As of December 31, 2008, the combined entity would have had paid in nominal share capital of US$900,000 and a share premium account of US$1,994,400,000.
Authorized Share Capital
IPC	Max	Combined Entity
As of April 9, 2009, IPC had an authorized share capital of US$1,850,000 divided into 150,000,000 authorized common shares having a par value of US$0.01 each and 35,000,000 preferred shares having a par value of US$0.01 each.	As of April 9, 2009, Max had an authorized share capital of US$220,000,000 divided into 200,000,000 authorized common shares having a par value of US$1.00 each and 20,000,000 preferred shares having a par value of US$1.00 each.	As of the effective time, the combined entity will have an authorized share capital of US$2,350,000 divided into 200,000,000 authorized common shares having a par value of US$0.01 each and 35,000,000 preferred shares having a par value of US$0.01 each.
Limitation on Voting Rights
IPC	Max	Combined Entity

Under the IPC bye-laws, any shareholder whose Controlled Shares constitute 10% or more of the total combined voting power of all shares entitled to vote will have the voting rights attached to such shares reduced so that it may not exercise 10% or more of the total voting rights. The reduction in votes

Under the Max bye-laws, any U.S. shareholder whose Controlled Shares constitute 9.5% or more of the voting power of all shares entitled to vote (and who would be generally required to recognize certain income of Max if Max were a controlled foreign corporation for U.S. federal

For this section the combined entity bye-laws will have provisions identical to the IPC bye-laws.

is generally to be applied in declining order based on the respective number of total Controlled Shares attributable to each shareholder.

“Controlled Shares” in the IPC bye-laws means all shares that a person owns directly, beneficially owns directly or indirectly within the meaning of Section 13(d)(3) of the Exchange Act, or, in the case of a U.S. person, owns by application of the attribution and constructive ownership rules of Sections 958(a) and 958(b) of the Code.

Under these provisions of the IPC bye-laws, certain shareholders may have their voting rights limited to less than one vote per share. Moreover, these provisions could have the effect of reducing the voting power of certain shareholders who would not otherwise be subject to the limitation by virtue of their direct share ownership.

income tax purposes and if the ownership threshold for U.S. federal income tax purposes were 9.5% instead of 10%) will have the voting rights attached to such shares reduced so that it may not exercise 9.5% or more of the total voting rights. The reduction in votes is generally to be applied in descending order based on the percentage of shares held by each shareholder that are Controlled Shares.

“Controlled Shares” in the Max bye-laws means all shares owned directly, indirectly or constructively as determined pursuant to Section 958 of the Code. For purposes of limiting voting rights, certain specified shareholders are treated as a “group,” and other U.S. shareholders may elect to be treated as a group and each member of a group is treated as owning all of the shares owned by all members of the group.

Under these provisions of the Max bye-laws, certain shareholders may have their voting rights limited to less than one vote per share, while other shareholders may have their voting rights increased to more than one vote per share. Moreover, these provisions could have the effect of reducing the voting power of certain shareholders who would not otherwise be subject to the limitation by virtue of their direct share ownership.

Ownership Limitation
IPC	Max	Combined Entity
Under the IPC bye-laws, IPC’s directors are required to decline to register a transfer of shares if they have reason to believe that the result	Under the Max bye-laws, Max’s directors may decline to register a transfer of shares if they have reason to believe that the result of	For this section the combined entity bye-laws will have provisions identical to the IPC bye-laws.

of such transfer would be to increase the total number of Controlled Shares of any person to 10% or more of the shares of IPC without giving effect to the limitation on voting rights described above. Similar restrictions apply to IPC’s ability to issue, redeem or repurchase shares.

IPC directors also may, in their absolute discretion, each decline to register the transfer of any shares if they have reason to believe (1) that the transfer may expose the company, any of its subsidiaries, any shareholder or any person ceding insurance to IPC or any of its subsidiaries to adverse tax or regulatory treatment in any jurisdiction or (2) that registration of the transfer under the Securities Act or under any U.S. state securities laws or under the laws of any other jurisdiction is required and such registration has not been duly effected. In addition, IPC’s directors will decline to approve or register a transfer of shares unless all applicable consents, authorizations, permissions or approvals of any governmental body or agency in Bermuda, the United States or any other applicable jurisdiction required to be obtained prior to such transfer will have been obtained.

IPC is authorized to request information from any holder or prospective acquirer of shares as necessary to give effect to the transfer, issuance and repurchase restrictions described above, and may decline to effect any transaction if complete and accurate information is not received as requested.

Pursuant to the IPC bye-laws and Bermuda law, if the directors of IPC refuse to register a transfer for any such transfer would be to increase the total number of Controlled Shares of any person to 9.5% or more of the issued shares of Max without giving effect to the limitation on voting rights described above. Similar restrictions apply to Max’s ability to issue, redeem or repurchase shares.

Max directors also may, in their absolute discretion, decline to register the transfer of any shares if they have reason to believe (1) that the transfer may expose the company, any of its subsidiaries, any shareholder or any person ceding insurance to Max or any of its subsidiaries to adverse tax or regulatory treatment in any jurisdiction or (2) that registration of the transfer under the Securities Act or under any U.S. state securities laws or under the laws of any other jurisdiction is required and such registration has not been duly effected. In addition, Max’s directors will decline to approve or register a transfer of shares unless all applicable consents, authorizations, permissions or approvals of any governmental body or agency in Bermuda, the United States or any other applicable jurisdiction required to be obtained prior to such transfer will have been obtained.

Max is authorized to request information from any holder or prospective acquirer of shares as necessary to give effect to the transfer, issuance and repurchase restrictions described above, and may decline to effect any transaction if complete and accurate information is not received as requested.

Pursuant to the Max bye-laws and Bermuda law, if the directors of

reason, they must notify the proposed transferor and transferee within 30 days of such refusal. The IPC bye-laws also provide that its board of directors may suspend the registration of transfers for any reason and for such periods as it may determine, provided that it may not suspend the registration of transfers for more than 45 days in any period of 365 consecutive days.	Max refuse to register a transfer for any reason, they must notify the proposed transferor and transferee within 30 days of such refusal. The Max bye-laws also provide that its board of directors may suspend the registration of transfers for any reason and for such periods as it may determine, provided that it may not suspend the registration of transfers for more than 45 days in any period of 365 consecutive days.

Dividends and Distributions of Contributed Surplus

Under Bermuda law, shareholders are entitled to receive dividends, when and as declared by a company’s board of directors, out of any funds of the company legally available for the payment of such dividends, subject to any preferred dividend right of any holders of any preference shareholders from time to time.

Bermuda law does not permit payment of dividends or distributions of contributed surplus by a company if there are reasonable grounds for believing:

(i)     the company is, or would, after the payment is made be, unable to pay its liabilities as they become due; or

(ii)    that the realizable value of the company’s assets would be less, as a result of the payment, than the aggregated of its liabilities and its issued share capital and share premium.

IPC	Max	Combined Entity
Under the IPC bye-laws, the board of IPC has the power to declare dividends, and to determine whether such dividends are to be paid in cash or wholly or partly in specie and to fix the value of any assets forming the subject of a dividend in specie.

Under the Max bye-laws, the board of Max has the power to declare dividends, and to determine whether such dividends are to be paid in cash or wholly or partly in specie and to fix the value of any assets forming the subject of a dividend in specie.

For this section the combined entity bye-laws will have provisions identical to the IPC bye-laws and it is not envisaged that any IPC preferred shares will be outstanding as of the effective time.

Right to Call Special General Meeting
IPC	Max	Combined Entity

The IPC bye-laws provide that the board or the Chairman or any two directors or any director and the Secretary may convene a special general meeting of the company whenever they judge it necessary. The notice requirement for a special general meeting is 10 days. Under Bermuda law and the IPC bye-laws

The Max bye-laws provide that the board or the President or any two directors or any director and the Secretary may convene a special general meeting of the company whenever they judge it necessary. The notice requirement for a special general meeting is five days. Under Bermuda law this

For this section the combined entity bye-laws will have provisions identical to the IPC bye-laws.

this notice requirement is subject to the ability to hold such meetings on shorter notice if such shorter notice is agreed by a majority in number of the shareholders entitled to attend and vote at the meeting holding not less than 95% in nominal value of the shares entitled to vote at such meeting. The quorum required for a special general meeting of the shareholders of IPC is two or more persons present in person and representing in person or by proxy in excess of 50% of the total issued and outstanding voting shares in the respective company throughout the meeting.

In addition, under Bermuda law and IPC bye-laws a special general meeting of shareholders must be called upon the request of shareholders holding not less than one tenth of the paid up capital of the company carrying the right to vote at general meetings.

notice requirement is subject to the ability to hold such meetings on shorter notice if such shorter notice is agreed by a majority in number of the shareholders entitled to attend and vote at the meeting holding not less than 95% in nominal value of the shares entitled to vote at such meeting. The quorum required for a special general meeting of the shareholders of Max is two or more persons present in person and representing in person or by proxy in excess of 50% of the total issued and outstanding voting shares in the respective company throughout the meeting.

In addition, under Bermuda law, a special general meeting of shareholders must be called upon the request of shareholders holding not less than one tenth of the paid up capital of the company carrying the right to vote at general meetings.

Notice of Shareholder Proposals and Nomination of Candidates by Shareholders

Under Bermuda law, shareholders may, at their own expense (unless the company otherwise resolves), as set forth below, require a company to give notice of any resolution that shareholders can properly propose at the next annual general meeting and/or to circulate a statement (of not more than 1000 words) in respect of any matter referred to in a proposed resolution or any business to be conducted at that general meeting. The number of shareholders necessary for such a request is either the number of shareholders, representing not less than one-twentieth of the total voting rights of all the shareholders having at the date of the request a right to vote at the meeting to which the request relates, or not less than 100 shareholders. Each such written request is referred to in this section as a “Shareholder Notice.”

IPC	Max	Combined Entity
The IPC bye-laws are silent on matters relating to notice of shareholder proposals and nominations of candidates.

The Max bye-laws provide that in order for any shareholder to nominate a person for election as a director at any general meeting, the shareholder must provide the company notice in writing signed by Members holding at least 70% of the issued and outstanding shares entitled to vote at the meeting.

The combined entity bye-laws outline the procedures by which shareholders may bring matters before shareholder meetings, timelines for notifying the company of such matters and information required to be provided in the Shareholder Notice.

The notice must include the names and addresses of the Members who intend to make the nomination and of the persons to be nominated, the class and number of shares beneficially owned by such Members, a description of the arrangements and understandings between such members and each of their proposed nominees and such other information regarding each nominee proposed by such Members as would be required to be included in a proxy statement filed pursuant to Regulation 14A under the Exchange Act.

Any matter to be brought before any shareholder meeting must either be specified in the notice of meeting given by the board of directors, or (in the case of an annual general meeting) otherwise brought before the meeting by the board of directors or brought by a shareholder of record who complies with the procedures set forth in the bye-law.

To be timely, a Shareholder Notice must be delivered to the secretary of the company at its registered office between 90 and 120 days prior to the first anniversary of the prior year’s annual general meeting, unless the current meeting is not within 30 days of the anniversary of last year’s meeting, in which case Shareholder Notice may be given by the later of (1) 90 days prior to the meeting date or (2) the 10th day following the date such meeting is publicly announced.

In the event (1) the number of directors to be elected is increased and either all the nominees for director or the size of the increased board is not disclosed by the company at least 100 days prior to the first anniversary of the preceding year’s annual general meeting or (2) the company calls a special general meeting for the purpose of electing directors, a Shareholder Notice relating to director nomination will be considered timely if it is delivered to the secretary of the company no later than the 10th day after, with respect to (1) above, the date when such nominees or the size of the board has been publicly announced and with respect to (2) above, the date the special general meeting is publicly announced or notice of such is deemed to be served.

A Shareholder Notice must contain the following information: (1) whether the shareholder, any beneficial holder whom notice is being provided on behalf of or any nominee has any agreement or has received any financial consideration from any other interested person with respect to an investment in the company or the matter the Shareholder Notice relates to (an “Interested Person”), (2) the name and address of all Interested Persons, a list of all securities held by all Interested Persons in the company or its subsidiaries, whether any transaction has been entered into with respect to the company and its subsidiaries within six months of the Shareholder Notice for the benefit of any Interested Person and if so, a summary of its material terms and (3) a representation that the shareholder is a holder of record, is entitled to vote and will appear in person or by qualified representative at the meeting to propose the matter (otherwise such proposal or nomination will be disregarded).

In addition, such Shareholder’s Notice must set forth (1) as to each proposed nominee for election as director: (i) certain information relating to each nominee required to be disclosed pursuant to Regulation 14A under the Exchange Act and its accompanying regulations (“SEC Regulations”), (ii) each nominee’s written consent to serve as a director if elected and (iii) whether each nominee is eligible as an independent director or audit committee member under SEC Regulations or any other standards applicable to the company; (2) as to any other business that the shareholder proposes to bring before the meeting: (i) the text of the proposal and resolutions (if any) and (ii) a brief statement of shareholder’s reasons for supporting the proposal.

Shareholder Action by Written Consent
IPC	Max	Combined Entity
Under the IPC bye-laws, a resolution may only be passed by written consent to be signed by all of the shareholders who at the date of the resolution would be entitled to attend a shareholder meeting and vote on the resolution.	Under the Max bye-laws, a resolution may only be passed by written consent to be signed by all of the shareholders who at the date of the resolution would be entitled to attend a shareholder meeting and vote on the resolution. The last shareholder to sign must do so outside of the United States.	For this section the combined entity bye-laws will have provisions identical to the Max bye-laws.

Classification of Board of Directors
IPC	Max	Combined Entity
Neither Bermuda law nor the IPC bye-laws provide for a staggered board arrangement.	The Max bye-laws currently provide for a staggered board, which is permitted under Bermuda law.	The combined entity bye-laws do not provide for a staggered board arrangement.

Number of Directors

Under Bermuda law, the minimum number of directors on a board of a company is two, although the minimum number of directors may be set higher and the maximum number of directors may also be determined in accordance with the bye-laws of the company. The maximum number of directors may be determined by the Members at a general meeting or in such other manner as provided in the bye-laws.

IPC	Max	Combined Entity
The IPC bye-laws currently provide for a minimum of two directors and a maximum of nine directors.	The Max bye-laws provide for a minimum of six directors and no more than 21 directors.	At the effective time, it is proposed that the combined entity’s board of directors will consist of a minimum of two directors and a maximum of 12 directors.

Removal of Directors

Under Bermuda law, subject to a company’s bye-laws, the shareholders of a company may, at a special general meeting called for that purpose, remove any director or the entire board of directors provided that the notice of the meeting is served on the director or directors concerned not less than 14 days before such meeting. Any director given notice of removal will be entitled to be heard at the special general meeting. A vacancy created by the removal of a director at a special general meeting may be filled at that meeting by the election of another director in his or her place or in the absence of any such election by the other directors.

IPC	Max	Combined Entity
The IPC bye-laws do not deviate from the general Bermuda law position as set out above.	The Max bye-laws provide that any director may be removed for cause by an affirmative vote of shareholders at any annual general meeting or any special general meeting convened and properly held.	For this section the combined entity bye-laws will have provisions identical to the IPC bye-laws.

Vacancies on the Board of Directors

Under Bermuda law, so long as a quorum of directors remains in office, unless the bye-laws of a company otherwise provide, any vacancy occurring in the board of directors may be filled by such directors as remain in office. If no quorum of directors remains, the vacancy will be filled by a general meeting of shareholders.

IPC	Max	Combined Entity

Under the IPC bye-laws, the board of directors has the power at any time to appoint any person as a director to fill a vacancy on the board of directors occurring as the result of the death, disability, disqualification or resignation of any director or if such director’s office is otherwise vacated. A director so appointed by the board of directors will hold office until the next annual general meeting or until such director’s office is otherwise vacated.

Under the IPC bye-laws, the board of directors may act notwithstanding any vacancy in its number but, if and so long as its number is reduced below the number fixed by the bye-laws, or such greater number as may have been determined by the shareholders, as the quorum necessary for the transaction of business at meetings of the board of directors, the continuing directors or

Under the Max bye-laws, the board of directors has the power at any time to appoint any person as a director to fill a vacancy on the board of directors occurring as the result of the death, disability, disqualification or resignation of any director or if such director’s office is otherwise vacated. A director so appointed by the board of directors will hold office until the next annual general meeting or until such director’s office is otherwise vacated.

Under the Max bye-laws, the board of directors may act notwithstanding any vacancy in its number but, if and so long as its number is reduced below the number fixed by the bye-laws, or such greater number as may have been determined by the shareholders, as the quorum necessary for the transaction of business at meetings of the board

For this section the combined entity bye-laws will have provisions identical to the IPC bye-laws.

director may act only for the purpose of (1) summoning a general meeting or (2) preserving the assets of the company.	of directors, the continuing directors or director may act only for the purpose of (1) summoning a general meeting or (2) preserving the assets of the company.

Interested Directors

Bermuda law provides that, if a director or officer has an interest in a material contract or proposed material contract with the company or any of its subsidiaries or has a material interest in any person that is a party to such a contract, the director or officer must disclose the nature of that interest at the first opportunity either at a meeting of directors or in writing to the board of directors.

IPC	Max	Combined Entity
The IPC bye-laws provide that, after a director has made the required declaration of interest, he or she is allowed to be counted for purposes of determining whether a quorum is present and to vote on a transaction in which he or she has an interest, unless disqualified from doing so by the chairman of the relevant board meeting.	The Max bye-laws provide that, after a director has made the required declaration of interest, he or she is allowed to be counted for purposes of determining whether a quorum is present and to vote on a transaction in which he or she has an interest, unless disqualified from doing so by the chairman of the relevant board meeting.	For this section the combined entity bye-laws will have provisions identical to the IPC bye-laws.

Voting Rights and Quorum Requirements

Under Bermuda law, the voting rights of shareholders are regulated by the company’s bye-laws and, in certain circumstances, by the Companies Act. At any general meeting of IPC, two or more persons present in person and representing in person or by proxy in excess of 50% of the total outstanding common shares throughout the meeting will form a quorum for the transaction of business. Generally, except as otherwise provided in a Bermuda company’s bye-laws, or the Companies Act, any action or resolution requiring approval of the shareholders may be passed by a simple majority of votes cast.

IPC	Max	Combined Entity
Any individual who is an IPC shareholder and who is present at a meeting may vote in person, as may any corporate shareholder that is represented by a duly authorized representative at a meeting of shareholders. The IPC bye-laws also permit attendance at general meetings by proxy. Subject to the Limitations on Voting Rights described above, each holder of common shares is entitled to one vote per common share held.	Any individual who is a Max shareholder and who is present at a meeting may vote in person, as may any corporate shareholder that is represented by a duly authorized representative at a meeting of shareholders. The Max bye-laws also permit attendance at general meetings by proxy. Subject to the Limitations on Voting Rights described above, each holder of common shares is entitled to one vote per common share held.	For this section the combined entity bye-laws will have provisions identical to the IPC bye-laws.

Discontinuance or Change of Jurisdiction of Incorporation

Under Bermuda law, a company may change its jurisdiction of incorporation by “discontinuing” from Bermuda to a number of jurisdictions approved by the Bermuda Minister of Finance. A company may make specific provisions for discontinuance in its bye-laws, and may delegate authority to the board of directors to exercise all of the company’s powers to discontinue the company. In the absence of such provision, the decision to discontinue the company to another jurisdiction must be made by the shareholders and require a resolution passed by a simple majority of the votes cast at a general meeting.

IPC	Max	Combined Entity
The IPC bye-laws delegate to IPC’s board the power to discontinue the company.	The Max bye-laws delegate to Max’s board the power to discontinue the company.	For this section the combined entity bye-laws will have provisions identical to the IPC bye-laws.

Amalgamation

The Companies Act provides that, unless specific provisions have been made otherwise, the amalgamation of a company with another company must be approved by a vote of three-fourths of the shareholders voting at the meeting, and that the quorum for the meeting shall be two persons holding or representing by proxy more than one-third of the issued shares of the Company of all classes, whether ordinarily entitled to vote or not.

IPC	Max	Combined Entity
The IPC bye-laws do not currently make specific provision for a different majority vote or a different quorum than that which has been set out in the Companies Act.	The Max bye-laws do not currently make specific provision for a different majority vote or a different quorum than that which has been set out in the Companies Act. However it is proposed that prior to voting on the amalgamation, the Max shareholders will resolve to reduce the voting requirements of the Companies Act to a majority of the votes cast at a general meeting.	For this section the combined entity bye-laws will have provisions identical to the IPC bye-laws.

Duties of Directors and Director Liability

The Bermuda Companies Act provides that the business of a company is to be managed and conducted by the board of directors. Under Bermuda law, at common law, members of a board of directors owe a fiduciary duty to the company to act in good faith in their dealings with or on behalf of the company and exercise their powers and fulfill the duties of their office honestly. This duty has the following essential elements:

•     a duty to act in good faith in the best interests of the company;

•     a duty not to make a personal profit from opportunities that arise from the office of director;

•     a duty to avoid conflicts of interest; and

•     a duty to exercise powers for the purpose for which such powers were intended.

The Companies Act imposes a duty on directors and officers of a Bermuda company:

•     to act honestly and in good faith with a view to the best interests of the company;

•     to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances; and

•     to disclose material conflicts of interest to the board of the company at the first opportunity.

In addition, the Companies Act imposes various duties on directors and officers of a company with respect to certain matters of management and administration of the company.

The Companies Act provides that in any proceedings for negligence, default, breach of duty or breach of trust against any officer, if it appears to a court that such officer is or may be liable in respect of the negligence, default, breach of duty or breach of trust, but that he or she has acted honestly and reasonably, and that, having regard to all the circumstances of the case, including those connected with his or her appointment, he or she ought fairly to be excused for the negligence, default, breach of duty or breach of trust, that court may relieve him, either wholly or partly, from any liability on such terms as the court may think fit. This provision has been interpreted to apply only to actions brought by or on behalf of the company against such officers.

The Companies Act also provides that a company may agree in its bye-laws or by contract or some other arrangement to exempt or indemnify its directors from any loss arising or liability attaching to him or her by virtue of any rule of law in respect of any negligence, default, breach of duty or trust in relation to the company or any subsidiary thereof, except for any liability in respect of any fraud or dishonesty, which would otherwise attach to such director. See Indemnification of Officers, Directors and Employees below.

Indemnification of Officers, Directors and Employees

Bermuda law permits a company to indemnify its directors, officers and auditors with respect to any loss arising or liability attaching to such person by virtue of any rule of law concerning any negligence, default, breach of duty, or breach of trust of which the directors, officers or auditors may be guilty in relation to the company or any of its subsidiaries; provided that the company may not indemnify a director, officer or auditor against any liability arising out of his or her fraud or dishonesty. Bermuda law also permits a company to indemnify its directors, officers and auditors against liability incurred by them in defending any civil or criminal proceedings in which judgment is given in their favor or in which they are acquitted, or when the Court grants relief to them pursuant to section 281 of the Companies Act. Bermuda law permits a company to advance moneys to directors, officers and auditors to defend civil or criminal proceedings against them on condition that these moneys are repaid if the allegation of fraud or dishonesty is proved. The Court may relieve directors and officers from liability for negligence, default, breach of duty or breach of trust if it appears to the Court that such director or officer has acted honestly and reasonably and, in all the circumstances, ought fairly to be excused.

Section 98A of the Companies Act permits companies to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him or her in respect of any negligence, default, breach of duty or breach of trust in relation to the company or any subsidiary thereof, whether or not the company may otherwise indemnify such officer or director.

IPC	Max	Combined Entity

The IPC bye-laws indemnify its directors, officers and secretary in respect of any loss sustained by or by reason of any act done, concurred in or omitted (actual or alleged) in or about the execution of their duty, or supposed duty, or in their respective offices or trusts; however this indemnity does not extend to any matter in respect of any willful negligence, willful default, fraud or dishonesty which may attach to any of said persons.

Under the IPC bye-laws, each shareholder agrees to waive any claim or right of action, other than those involving willful negligence, willful default, fraud or dishonesty, against the company or any of its officers or directors on account of any action taken by such director or officer, or the failure of such director or officer to take any action in the performance of his or her duties with or for the company.

IPC has purchased and maintains directors’ and officers’ liability policies for such purposes.

Under the IPC bye-laws, no specific provision is made for the indemnification of directors and officers of the company in relation to the affairs of the company’s subsidiaries, although (as noted above) such indemnification is permitted by Bermuda law.

The Max bye-laws indemnify its directors, officers (including any officer appointed to any committee of the board of directors), employees and agents in their capacity as such in respect of any loss sustained by or by reason of any act done, concurred in or omitted (actual or alleged) in or about the execution of their duty, or supposed duty, or in their respective offices or trusts (other than in respect of his or her own fraud or dishonesty, which is the maximum extent of indemnification permitted under the Companies Act).

Under the Max bye-laws, each shareholder agrees to waive any claim or right of action, other than those involving fraud or dishonesty, against the company or any of its officers or directors on account of any action taken by such director or officer, or the failure of such director or officer to take any action in the performance of his or her duties with or for the company.

Max has purchased and maintains directors’ and officers’ liability policies for such purposes.

Under the Max bye-laws, no specific provision is made for the indemnification of directors and officers of the company in relation to the affairs of the company’s subsidiaries, although (as noted above) such indemnification is permitted by Bermuda law.

The combined entity bye-laws are based on the IPC bye-laws and will add the following changes which will:

(1) extend the indemnification to the acts of individuals appointed to any committee of the board of the combined entity as well as its employees and agents who act in relation to the affairs of the company and any of its subsidiaries to the extent permitted by Bermuda law;

(2) require that, unless ordered by a court, each indemnification be specifically authorized by majority vote of disinterested directors, or if such majority chooses, by independent legal counsel or by the shareholders, having regard to whether or not the standard of conduct required by the bye-laws has been met;

(3) provide that only expenses actually and reasonably incurred may be advanced before judgment and only after the combined entity receives an undertaking from the individual seeking the indemnification to repay amounts indemnified by the company if it is ultimately determined that such individual is not entitled to be indemnified under the bye-laws or applicable law; and

(4) specify that the combined entity may secure insurance to cover its indemnification obligations; the indemnification is not exclusive and the indemnification and advance of expenses will continue for a person no longer serving in such capacity.

For more information see also Proposal 2: IPC Bye-Law Amendment to Modify the Indemnity Provisions on page 127 and Interests of IPC Directors and Executive Officers in the Amalgamation on page 75.

Shareholder’s and Derivative Suits

The rights of shareholders under Bermuda law are not as extensive as the rights of shareholders under legislation or judicial precedent in many U.S. jurisdictions. Class actions and derivative actions are generally not available to shareholders under the laws of Bermuda. However, the Bermuda courts ordinarily would be expected to follow English case law precedent, which would permit a shareholder to commence an action in the company’s name to remedy a wrong done to the company where the act complained of is alleged to be beyond its corporate power or is illegal or would result in the violation of its memorandum of association or amended and restated bye-laws. Furthermore, consideration would be given by a Bermuda court to acts that are alleged to constitute a fraud against the minority shareholders or where an act requires the approval of a greater percentage of shareholders than that which actually approved it or where a power vested in the board of directors has been exercised for an improper purpose. The winning party in such an action generally would be able to recover a portion of attorneys’ fees incurred in connection with such action.

When the affairs of a company are being conducted in a manner which is oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the Court, which may make such order as it sees fit, including an order regulating the conduct of the company’s affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or by the company.

IPC	Max	Combined Entity
The IPC bye-laws provide that shareholders waive all claims or rights of action that they might have, both individually or in the right of the company, against any of its directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except with respect to any willful negligence, willful default, fraud or dishonesty of such director or officer.	The Max bye-laws provide that shareholders waive all claims or rights of action that they might have, both individually or in the right of the company, against any of its directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except with respect to any fraud or dishonesty of such director or officer.	For this section the combined entity will have provisions identical to the Max bye-laws.

Amendment of Memorandum of Association

Bermuda law provides that the memorandum of association of a company may be amended by a resolution passed at a general meeting of shareholders of which due notice has been given. An amendment to the memorandum of association that alters a company’s business objects may require approval of the Bermuda Minister of Finance, who may grant or withhold approval at his or her discretion.

Under Bermuda law, the holders of an aggregate of not less than 20% in par value of a company’s issued share capital or any class thereof or the holders of not less than 20% of the debentures entitled to object to amendments to the memorandum of association have the right to apply to the Bermuda courts for an annulment of any amendment to the memorandum of association adopted by shareholders at any general meeting. This does not apply to an amendment that alters or reduces a company’s share capital as provided in the Companies Act. Upon such application, the alteration will not have effect until it is confirmed by the Bermuda court. An application for an annulment of an amendment to the memorandum of association must be made within 21 days after the date on which the resolution altering the company’s memorandum of association is passed and may be made on behalf of persons entitled to make the application by one or more of their number as they may appoint in writing for the purpose. No application may be made by shareholders voting in favor of the amendment.

Amendment of Bye-laws

IPC	Max	Combined Entity
Consistent with Bermuda law, the IPC bye-laws may only be amended by a resolution adopted by the board of directors and by resolution of the shareholders.	Consistent with Bermuda law, the Max bye-laws may only be amended by a resolution adopted by the board of directors and by resolution of the shareholders.	For this section the combined entity bye-laws will have provisions identical to the IPC bye-laws.

Preemptive Rights

Under Bermuda law, no shareholder has a preemptive right to subscribe for additional issues of a company’s shares unless, and to the extent that, the right is expressly granted to the shareholder under the bye-laws of a company or under any contract between the shareholder and the company.

IPC	Max	Combined Entity
The IPC bye-laws are silent with respect to preemptive rights for shareholders.	The Max bye-laws are silent with respect to preemptive rights for shareholders.	For this section the combined entity bye-laws will have provisions identical to the IPC bye-laws.

Business Combination Statutes

A Bermuda company may not enter into certain business transactions with its significant shareholders or affiliates without obtaining prior approval from its board of directors and, in certain instances, its shareholders. Examples of such business transactions include amalgamation, mergers, asset sales and other transactions in which a significant shareholder or affiliate receives or could receive a financial benefit that is greater than that received or to be received by other shareholders.

Approval of Certain Transactions

The Companies Act is silent on whether a company’s shareholders are required to approve a sale, lease or exchange of all or substantially all of a company’s property and assets. Bermuda law does require, however, that shareholders approve certain forms of mergers and reconstructions.

Takeovers: Bermuda law provides that where an offer is made for shares of a company and within four months of the offer the holders of not less than 90% of the shares which are the subject of the offer accept the offer, the offeror may, by notice, require the non-tendering shareholders to transfer their shares on the terms of the offer. Dissenting shareholders may apply to the Court within one month of the notice objecting to the transfer. The burden is on the dissenting shareholders to show that the Court should exercise its discretion to enjoin the required transfer, which the Court will be unlikely to do unless there is evidence of fraud or bad faith or collusion between the offeror and the holders of the shares who have accepted the offer as a means of unfairly forcing out minority shareholders.

Amalgamations: Pursuant to Bermuda law, the amalgamation of a Bermuda company with another company or corporation (other than certain affiliated companies) requires the amalgamation agreement to be approved by the company’s board of directors and by its shareholders. Unless the company’s bye-laws provide otherwise, the approval of 75% of the shareholders voting at such meeting is required to approve the amalgamation agreement, and the quorum for such meeting must be two or more persons holding or representing more than one-third of the issued shares of the company. The required vote of shareholders may be reduced by a company’s bye-laws. For purposes of approval of an amalgamation, all shares, whether or not otherwise entitled to vote, carry the right to vote. A separate vote of a class of shares is required if the rights of such class would be altered by virtue of the amalgamation. Any shareholder who does not vote in favor of the amalgamation and who is not satisfied that he or she has been offered fair value for his or her shares may, within one month of receiving the company’s notice of shareholder meeting to consider the amalgamation, apply to the Court to appraise the fair value of his or her shares. No appeal will lie from an appraisal by the Court. The costs of any application to the Court shall be in the discretion of the Court.

Inspection of Books and Records; Shareholder Lists

Under Bermuda law, members of the general public have the right to inspect a company’s public documents available at the office of the Registrar of Companies in Bermuda, which will include a company’s memorandum of association (including its objects and powers) and certain alterations to its memorandum of association, including any increase or reduction of the company’s authorized capital.

Registered shareholders have the additional right to inspect the bye-laws, minutes of general meetings and audited financial statements of a company, which must be presented to the annual general meeting of shareholders. A company’s register of members is also open to inspection by shareholders, and to members of the public, without charge. The register of members is required to be open for inspection for not less than two hours in any business day (subject to the ability of a company to close the register of members for not more than 30 days in a year). A company is required to maintain a share register in Bermuda but may, subject to the provisions of the Companies Act, establish a branch register outside Bermuda. A company is required to keep at its registered office a register of its directors and officers which is open for inspection for not less than two hours in any business day by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

Appraisal Rights/Dissenters’ Rights

Under Bermuda law, a dissenting shareholder of an amalgamating company that does not believe it has been offered fair value for its shares may apply to the Court to appraise the fair value of its shares. Where the Court has appraised any such shares and the amalgamation has been consummated prior to the appraisal then, within one month of the Court appraising the value of the shares, if the amount (if any) paid to the dissenting shareholder for his or her shares is less than that appraised by the Court, the amalgamated company shall pay to such shareholder the difference between the amount paid to such shareholder and the value appraised by the Court. Bermuda law provides for dissenters’ rights in an amalgamation between non-affiliated companies and affiliated companies where one company is not a Bermuda company. Bermuda law additionally provides a right of appraisal in respect of the situations discussed under Required Purchase and Sale of Shares; Short-Form Merger below.

Required Purchase and Sale of Shares; Short Form Merger

An acquiring party is generally able to acquire compulsorily the common shares of minority holders in the following ways:

•     By a procedure under the Companies Act known as a “scheme of arrangement.” A scheme of arrangement could be effected by obtaining the agreement of the company and of holders of common shares, representing in the aggregate a majority in number and at least 75% in value of the common shareholders (excluding shares owned by the acquirer) present and voting at a court ordered meeting held to consider the scheme or arrangement. The scheme of arrangement must then be sanctioned by the Court. If a scheme of arrangement receives all necessary agreements and sanctions, upon the filing of the Court order with the Registrar of Companies in Bermuda, all holders of common shares could be compelled to sell their shares under the terms of the scheme or arrangement;

•     If the acquiring party is a company it may compulsorily acquire all the shares of the target company by acquiring, pursuant to a tender offer, 90% of the shares or class of shares not already owned by, or by a nominee for, the acquiring party (the offeror), or any of its subsidiaries. If an offeror has, within four months after the making of an offer for all the shares or class of shares not owned by, or by a nominee for, the offeror, or any of its subsidiaries, obtained the approval of the holders of 90% or more of all the shares to which the offer relates, the offeror may, at any time within two months beginning with the date on which the approval was obtained, require by notice any nontendering shareholder to transfer its shares on the same terms as the original offer. In those circumstances, nontendering shareholders could be compelled to sell their shares unless the Court (on application made within a one-month period from the date of the offeror’s notice of its intention to acquire such shares) orders otherwise; or

•     Where one or more parties holds not less than 95% of the shares or a class of shares of a company, such holder(s) may, pursuant to a notice given to the remaining shareholders or class of shareholders, acquire the shares of such remaining shareholders or class of shareholders. When this notice is given, the acquiring party is entitled and bound to acquire the shares of the remaining shareholders on the terms set out in the notice, unless a remaining shareholder, within one month of receiving such notice, applies to the Court for an appraisal of the value of their shares. This provision only applies where the acquiring party offers the same terms to all holders of shares whose shares are being acquired.

THE IPC MEETING

This joint proxy statement/prospectus is being provided to the IPC shareholders in connection with the solicitation of proxies by IPC’s board of directors to be voted at the IPC meeting and any adjournment thereof.

Date, Time and Place

The IPC meeting will be held at —, Atlantic Time, on —, 2009, at the American International Building, 29 Richmond Road, Pembroke HM 08, Bermuda.

Purposes of the IPC Meeting

At the IPC meeting, IPC shareholders will be asked to consider and vote on the following proposals:

•

Proposal 1 on the IPC Proxy Card: to approve an amendment to IPC’s bye-laws effective as of the closing of the amalgamation to increase the maximum number of directors on IPC’s board of directors from nine to 12, as set forth in Annex G attached hereto, pursuant to the amalgamation agreement;

•

Proposal 2 on the IPC Proxy Card: to approve an amendment to IPC’s bye-laws effective as of the closing of the amalgamation to modify the indemnity provisions, as set forth in Annex G attached hereto, pursuant to the amalgamation agreement;

•

Proposal 3 on the IPC Proxy Card: to approve an amendment to IPC’s bye-laws effective as of the closing of the amalgamation to add provisions regarding advance notice of shareholder nominees for director and other shareholder proposals, as set forth in Annex G attached hereto, pursuant to the amalgamation agreement;

•

Proposal 4 on the IPC Proxy Card: to approve an amendment to IPC’s bye-laws effective as of the closing of the amalgamation to remove provisions for alternate directors and to remove the provision permitting cumulative voting in the election of directors, as set forth in Annex G attached hereto, pursuant to the amalgamation agreement;

•

Proposal 5 on the IPC Proxy Card: to approve an amendment to IPC’s bye-laws effective as of the closing of the amalgamation to add certain conditions to the conduct of director meetings, as set forth in Annex G attached hereto, pursuant to the amalgamation agreement;

•

Proposal 6 on the IPC Proxy Card: to approve effective as of the effective time the increase in IPC’s authorized share capital from $1,850,000 to $2,350,000 by the creation of an additional 50,000,000 common shares, par value $0.01 per share, ranking pari passu with the existing common shares of IPC, as set forth in Annex G hereto, pursuant to the amalgamation agreement;

•	Proposal 7 on the IPC Proxy Card: to approve the change of IPC’s name to “Max Capital Group Ltd.” pursuant to the amalgamation agreement;

•	Proposal 8 on the IPC Proxy Card: to approve the issuance of shares of IPC pursuant to the amalgamation agreement;

•	Proposal 9 on the IPC Proxy Card: to elect the IPC directors and the post-closing directors, pursuant to the amalgamation agreement;

•	Proposal 10 on the IPC Proxy Card: to approve a revised plan of remuneration for the combined entity’s board of directors effective as of the closing of the amalgamation;

•

Proposal 11 on the IPC Proxy Card: to appoint KPMG as IPC’s independent auditors until the close of the next annual general meeting and to authorize the audit committee of IPC’s board of directors to set the compensation of such independent auditors; and

•	to transact such other further business, if any, as may lawfully be brought before the meeting, including approving an adjournment proposal.

The board of directors of IPC has adopted the amalgamation agreement, authorized and approved the IPC bye-law amendments, authorized share capital increase, the name change, the share issuance, the director compensation plan and the appointment of KPMG, and has nominated each post-closing director, and deems it fair, advisable and in the best interests of IPC to enter into the amalgamation agreement and to consummate the share issuance and the other transactions contemplated thereby. IPC’s board of directors recommends that IPC shareholders vote “FOR” each of the items above.

Max will have the right to terminate the amalgamation agreement if any one or more of the following is not approved by the required vote of shareholders: the IPC bye-law amendments, the name change or the share issuance, or if any Max post-closing director nominee is not elected. The IPC bye-law amendments, the name change, the share issuance and the director compensation plan will become effective, and the Max post-closing director nominees will serve on the combined entity’s board of directors, only if each such proposal is approved by IPC’s shareholders, and all the other conditions of the amalgamation are satisfied or waived.

How to Revoke a Proxy

Any IPC shareholder giving a proxy may revoke it before its exercise by providing IPC’s Secretary with written notice of revocation, by voting in person at the IPC meeting or by executing a later-dated proxy; provided, however, that the action is taken in sufficient time to permit the necessary examination and tabulation of the subsequent proxy or revocation before the vote is taken.

Who is Entitled to Vote at the IPC Meeting?

Shareholders of record, as shown on IPC’s register of members or branch register, at the close of business on April 28, 2009, will be entitled to notice of, and to vote at, the IPC meeting or any adjournments thereof. As of April 9, 2009, there were issued and outstanding 55,948,821 common shares, with each common share entitling the holder of record on such date to one vote on a poll. See—What if I Own in Excess of 10% of the Common Shares? below for a description of the restrictions that may apply to voting of common shares.

What if I Own in Excess of 10% of the Common Shares?

If the number of Controlled Shares (as defined below) of any holder would constitute 10% or more of the combined voting power of the issued and outstanding common shares (such holder, a “10% Shareholder”), such holder will have the voting rights attached to its common shares reduced, in the manner provided in IPC’s bye-laws, so that it may not exercise more than approximately 9.9% of the total voting rights attached to the issued and outstanding common shares. “Controlled Shares” of any person refers to all common shares owned by such person, whether:

•	directly;

•	with respect to persons who are United States persons, by application of the attribution and constructive ownership rules of Section 958(a) and 958(b) of the Code; or

•

beneficially, directly or indirectly, within the meaning of Section 13(d)(3) of the U.S. Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act,” and the rules and regulations thereunder.

IPC’s bye-laws exclude from the calculation of the 10% voting power limitation described in the preceding paragraph any common shares owned by a bank, broker, dealer or investment advisor that does not have or exercise the power to vote those shares and that has only a passive investment intent as reflected in its ability to file beneficial ownership reports on Schedule 13G under the Exchange Act, thereby permitting certain passive investor intermediaries to increase their share ownership above 10% in specified circumstances without being subject to the voting cutback.

Because the applicability of the voting power reduction provisions to any particular shareholder depends on facts and circumstances that may be known only to the shareholder or related persons, IPC requests that any holder of common shares with reason to believe that it is a 10% Shareholder within the meaning of IPC’s bye-laws please contact IPC promptly so that it may determine whether the voting power of such holder’s common shares should be reduced. By submitting a proxy, a holder of common shares will be deemed to have confirmed that, to its knowledge, it is not, and is not acting on behalf of, a 10% Shareholder.

IPC’s directors are empowered to require any shareholder to provide information as to that shareholder’s beneficial share ownership, the names of persons having beneficial ownership of the shareholder’s shares, relationships with other shareholders or any other facts the directors may deem relevant to a determination of the number of Controlled Shares attributable to any person. The directors may disregard the votes attached to shares of any holder failing to respond to such a request or submitting incomplete or inaccurate information. The directors retain certain discretion to make such final adjustments as to the aggregate number of votes attaching to the common shares of any shareholder that they consider fair and reasonable in all the circumstances to ensure that no person will be a 10% Shareholder at any time.

For more information, please see the risk factor “Our common shares are subject to limitations on ownership and voting rights” incorporated herein by reference to IPC’s Annual Report on Form 10-K for the year ended December 31, 2008.

How to Vote Your IPC Common Shares

A vote by a show of hands will be taken in the first instance on all matters (other than the election of directors) properly brought before the IPC meeting unless a poll is requested in accordance with the IPC bye-laws. On a vote by show of hands, every IPC shareholder present in person and every person holding a valid proxy will be entitled to one vote, regardless of the number of shares owned or represented by that person. If a poll is requested, subject to the voting restrictions set out in IPC’s bye-laws, each shareholder present who elects to vote in person and each person holding a valid proxy is entitled to one vote for each share owned or represented. Votes for the election of directors may be cumulated, as described below under Proposals to be Submitted to IPC Shareholders; Voting Requirements and Recommendations—Proposal 9: Election of Directors.

The manner in which your shares may be voted depends on how your IPC common shares are held. If you own shares of record, meaning that your common shares are represented by certificates or book entries in your name so that you appear as a shareholder in the register of members or branch register maintained by the share transfer agent, Computershare Investor Services, an IPC proxy card for voting those shares will be included with this joint proxy statement/prospectus. You may direct how your shares are to be voted by completing, signing and returning the IPC proxy card in the enclosed envelope; alternatively, you may use the toll-free telephone number indicated on the proxy card to vote by telephone or visit the website indicated in the proxy card to vote on the Internet.

If you own shares through a bank or brokerage firm, you may instead receive from your bank or brokerage firm a voting instructions form with this joint proxy statement/prospectus that you may use to instruct how your shares are to be voted. As with a proxy card, you may direct how your shares are to be voted by completing, signing and returning the voting instructions form in the envelope provided. Many banks and brokerage firms have arranged for Internet or telephonic instructions regarding how shares are to be voted and provide instructions for using those services on the voting instruction form.

IPC has requested that brokerage and other custodians, nominees and fiduciaries forward solicitation materials to the beneficial owners of its common shares and it will reimburse the brokers and other fiduciaries for their reasonable out-of-pocket expenses for forwarding the materials.

Quorum; Abstentions and Broker Non-Votes

The quorum required at the IPC meeting is the presence, in person or by proxy, of the holders of more than 50% of the issued and outstanding common shares of IPC (without giving effect to the limitation on voting rights of 10% Shareholders) throughout the meeting.

Abstentions and “broker non-votes” will be counted toward the presence of a quorum at, but will not be considered votes cast on any proposal brought before, the IPC meeting. Therefore, abstentions and “broker non-votes” will have no effect on the outcome of any proposal.

Required Vote

The vote required for each of the above items is set forth below under the description of each proposal.

THE MAX SPECIAL MEETING

Date, Time and Place

The Max special meeting will be held at Max House, 2 Front Street, Hamilton HM 11, Bermuda, on —, 2009, at —, Atlantic time.

Purposes of the Max Special Meeting

At the Max special meeting, Max shareholders will be asked to consider and vote on the following proposals:

•

Proposal 1 on the Max Proxy Card: to approve the Max bye-law amendment as set forth under Proposals to Be Submitted to Max Shareholders; Voting Requirements and Recommendations—Proposal 1: Max Bye-Law Amendment on page 147, which will permit the shareholders to approve an amalgamation with any other company by the affirmative vote of a majority of the votes cast thereon at a general meeting of the shareholders;

•	Proposal 2 on the Max Proxy Card: to adopt the amalgamation agreement and approve the resulting amalgamation;

•	to approve an adjournment of the meeting for the solicitation of additional proxies in favor of any of the above proposals, if necessary; and

•	to transact such other further business, if any, as may lawfully be brought before the meeting.

Max’s board of directors has adopted the amalgamation agreement and authorized and approved the amalgamation of Max with IPC Limited upon the terms and subject to the conditions set forth in the amalgamation agreement, authorized and approved the Max bye-law amendment and deems it fair to, advisable to and in the best interests of Max to enter into the amalgamation agreement and to consummate the amalgamation and the other transactions contemplated thereby. Max’s board of directors recommends that Max shareholders vote “FOR” each of the items above.

Max Record Date

Only shareholders of record, as shown by Max’s transfer books, at 5:00 p.m. Atlantic Time on April 28, 2009, will be entitled to notice of, and to vote at, the Max special meeting or any adjournments thereof, or to exercise the appraisal rights conferred on dissenting shareholders by Bermuda law.

Quorum

The presence, in person or by proxy, of the holders of more than 50% of the issued and outstanding common shares as of April 28, 2009, the record date of the Max special meeting, is necessary to constitute a quorum at the Max special meeting.

Required Vote

The vote required for each of the above items is set forth below under the description of each proposal.

Voting Securities

As of February 27, 2009, there were 56,681,987 Max common shares issued and outstanding. The common shares are Max’s only class of equity securities outstanding and entitled to vote at the Max special meeting or any and all adjournments or postponements thereof.

Each common share held by a shareholder entitles such shareholder to one vote on each matter that is voted upon by poll at the Max special meeting or any adjournments thereof, subject to certain provisions of Max’s bye-laws that reduce the total voting power of any U.S. shareholder owning, directly or indirectly, beneficially or otherwise, as described in Max’s bye-laws, 9.5% or more of the common shares to less than 9.5% of the total voting power of Max’s capital stock. In addition, the board of directors of Max may limit a shareholder’s voting rights where it deems it necessary to do so to avoid adverse tax, legal or regulatory consequences.

The reduction of such voting power may have the effect of increasing another shareholder’s voting power to more than 9.5%, thereby requiring a corresponding reduction in such other shareholder’s voting power. Because the applicability of the voting power reduction provisions to any particular shareholder depends on facts and circumstances that may be known only to the shareholder or related persons, Max requests that any holder of Max common shares with reason to believe that it is a shareholder whose common shares constitute 9.5% or more of the voting power of Max, each of which we refer to as a “9.5% Shareholder,” contact Max promptly so that it may determine whether the voting power of such holder’s common shares should be reduced. By submitting a proxy, a holder of common shares will be deemed to have confirmed that, to its knowledge, it is not, and is not acting on behalf of, a 9.5% Shareholder.

Max’s directors are empowered to require any holder of Max common shares to provide information as to that shareholder’s beneficial ownership of common shares, the names of persons having beneficial ownership of the shareholder’s common shares, relationships with other shareholders or any other facts the directors may consider relevant to the determination of the number of common shares attributable to any person. Max’s directors may disregard the votes attached to common shares of any holder who fails to respond to such a request or who, in their judgment, submits incomplete or inaccurate information. Max’s directors retain certain discretion to make such final adjustments that they consider fair and reasonable in all the circumstances as to the aggregate number of votes attaching to the common shares of any shareholder to ensure that no person shall be a U.S. 9.5% Shareholder at any time.

With regard to any proposal, votes may be cast in favor of or against such proposal or a shareholder may abstain from voting on such proposal. Abstentions will be excluded entirely from the vote and will have no effect except that abstentions and “broker non-votes” will be counted toward determining the presence of a quorum for the transaction of business.

PROPOSALS TO BE SUBMITTED TO IPC SHAREHOLDERS; VOTING

REQUIREMENTS AND RECOMMENDATIONS

Proposal 1: IPC Bye-Law Amendment to Increase the Maximum Number of Directors

At a meeting held on March 1, 2009, IPC’s board of directors adopted by unanimous vote, subject to IPC shareholder approval at the IPC meeting, a resolution to approve an amendment to IPC’s bye-laws effective as of the effective time to increase the maximum number of directors from nine to 12.

IPC’s bye-laws currently permit the board of directors to determine the number of directors serving on the board from a minimum of two up to a maximum of nine directors, except that, in the event any class or series of preferred shares is issued and outstanding (and currently there are none), the board of directors is permitted from time to time to increase the maximum number of directors to any number larger than nine. The board size is currently set at eight directors and currently there are seven members, each of whom is standing for election at the IPC meeting, except for James P. Bryce, IPC’s President, Chief Executive Officer and a director, who will retire both as an employee and as a member of IPC’s board of directors not later than June 30, 2009.

IPC’s board of directors has nominated six Max directors to serve on the board of directors of the combined entity pursuant to the amalgamation agreement. It is therefore necessary to amend the bye-laws to increase the maximum number of directors serving on the board from nine to 12 in order to accommodate each nominee to serve on the board of the combined entity. If IPC shareholders approve this proposal and the amalgamation closes, the board of directors will include 12 members (including the six Max post-closing directors) and there would therefore be no unfilled vacancies as of the effective time.

The approval by IPC shareholders of each IPC bye-law amendment, including this provision to increase the maximum number of directors on the combined entity’s board of directors, is a condition to the amalgamation agreement. Max may elect to terminate the amalgamation agreement if such approval is not received at the IPC meeting, as further described under The Amalgamation Agreement—Termination of the Amalgamation Agreement on page 94.

The affirmative vote of a majority of the votes cast at the IPC meeting, at which a quorum is present in accordance with the bye-laws, is required to approve this proposal. The amalgamation will not close, and this amendment will not be made, if IPC shareholders do not approve this bye-law amendment (unless Max waives the condition). The resolution of shareholders showing the specific proposed changes to the IPC bye-laws is set forth in full under Annex G.

IPC’s board of directors unanimously recommends a vote “FOR” this proposal 1.

Proposal 2: IPC Bye-Law Amendment to Modify the Indemnity Provisions

At a meeting held on March 1, 2009, IPC’s board of directors adopted by unanimous vote, subject to IPC shareholder approval at the IPC meeting, a resolution to approve an amendment to IPC’s bye-laws effective as of the effective time to modify the indemnity provisions of IPC’s bye-laws.

The IPC bye-laws currently provide that IPC will indemnify the directors, the secretary and other officers generally for any liability by reason of any act done or omitted in the execution of their duty, or supposed duty, or in their respective offices, provided that the indemnity will not extend to any matter in respect of any willful negligence, willful default, fraud or dishonesty.

The proposed amendments to these provisions will:

•

extend the indemnity to individuals appointed to any committee of the board of directors of the combined entity as well as employees and agents of the combined entity who act in relation to the affairs of the company and any of its subsidiaries;

•	provide that indemnification will not extend to any matter prohibited by the Companies Act;

•

require that, unless ordered by a court, each indemnification under the bye-laws be specifically authorized by majority vote of disinterested directors, or if such majority chooses, by independent legal counsel or by the shareholders, having regard to whether or not the standard of conduct required by the bye-laws has been met;

•

replace the current indemnification for expenses and liabilities (including in advance of judgment) with a provision that specifies that only expenses actually and reasonably incurred may be advanced before judgment and only after the combined entity receives an undertaking from the individual seeking the indemnification to repay amounts indemnified by the company if it is ultimately determined that such individual is not entitled to be indemnified under the bye-laws or applicable law, and that specifies that no such advance shall be made if the board of directors of the combined entity by majority vote of disinterested directors, or if such majority chooses, by an opinion of independent legal counsel, determines that there is no reasonable basis to believe that such person is entitled to be indemnified; and

•

specify that the combined entity may secure insurance to cover its indemnification obligations; the indemnification is not exclusive and the indemnification and advance of expenses will continue for a person no longer serving in such capacity.

IPC’s board of directors proposes these amendments in connection with the amalgamation in order to more closely align the indemnification provisions to those currently offered by Max in its bye-laws.

The approval by IPC shareholders of each bye-law amendment, including this proposal to amend the indemnification provisions, is a condition to the amalgamation agreement. Max may elect to terminate the amalgamation agreement if such approval is not received at the IPC meeting, as further described under The Amalgamation Agreement—Termination of the Amalgamation Agreement on page 94.

The affirmative vote of a majority of the votes cast at the IPC meeting, at which a quorum is present in accordance with the bye-laws, is required to approve this proposal. The amalgamation will not close, and this amendment will not be made, if IPC shareholders do not approve this bye-law amendment (unless Max waives the condition). The resolution of shareholders showing the specific proposed changes to the IPC bye-laws is set forth in full under Annex G.

IPC’s board of directors unanimously recommends a vote “FOR” this proposal 2.

Proposal 3: IPC Bye-Law Amendment to Provide for Advance Notice of Shareholder Nominees for Director and Other Shareholder Proposals

At a meeting held on March 1, 2009, IPC’s board of directors adopted by unanimous vote, subject to IPC shareholder approval at the IPC meeting, a resolution to approve an amendment to IPC’s bye-laws to add a provision regarding advance notice of shareholder nominees for director and other shareholder proposals effective as of the effective time.

The proposed new bye-law specifies in detail:

•	the manner in which shareholders may bring matters before any annual or special general meeting of shareholders;

•	the applicable advance notice and time limitations in bringing those matters; and

•	the information a shareholder is required to provide when presenting such a matter to bring to general meetings of shareholders, including information regarding:

•

other interested or beneficial parties supporting the respective shareholder’s submittal of nominees and/or proposals, or such parties on whose behalf such nominees or proposals are being submitted by the shareholder;

•	the shareholder’s and other related, interested or beneficial parties’ ownership of the combined entity’s securities;

•

the shareholder’s director nominees required pursuant to applicable law (including SEC regulations) and other information regarding the nominee as the board of directors of the combined entity may reasonably require; and

•	information regarding the reasons for a shareholder’s proposals.

The approval by IPC shareholders of each IPC bye-law amendment, including this proposal to add a provision regarding advance notice of shareholder nominees for director and other shareholder proposals, is a condition to the amalgamation agreement. Max may elect to terminate the amalgamation agreement if such approval is not received at the IPC meeting, as further described under The Amalgamation Agreement—Termination of the Amalgamation Agreement on page 94.

The affirmative vote of a majority of the votes cast at the IPC meeting, at which a quorum is present in accordance with the bye-laws, is required to approve this proposal. The amalgamation will not close, and this amendment will not be made, if IPC shareholders do not approve this bye-law amendment (unless Max waives the condition). The resolution of shareholders showing the specific proposed changes to the IPC bye-laws is set forth in full under Annex G.

IPC’s board of directors unanimously recommends a vote “FOR” this proposal 3.

Proposal 4: IPC Bye-Law Amendment Regarding Alternate Directors and Cumulative Voting

At a meeting held on March 1, 2009, IPC’s board of directors adopted by unanimous vote, subject to IPC shareholder approval at the IPC meeting, a resolution to approve amendments to IPC’s bye-laws to remove provisions for alternate directors and to remove the provision permitting cumulative voting in the election of directors effective as of the closing date.

The common shares currently vote cumulatively in the election of directors, which means that each shareholder is entitled to the number of votes that equals the number of votes that such shareholder would be entitled to cast for the election of directors with respect to its common shares multiplied by the number of persons standing for election as director, and all votes entitled to be cast may be cast for one or more of the directors being elected. If this proposal is approved by shareholders, the election of directors in any general meeting of shareholders after the closing date will be subject to the affirmative vote of a majority of the votes cast at the general meeting.

IPC’s current bye-laws provide that a director may appoint an alternate of his or her choosing to serve as alternate director upon the giving of notice to that effect. The alternate director is entitled to attend, vote at and receive notice of meetings of directors and otherwise entitled to all the rights and powers of the director whom he or she is replacing. If this proposal to remove this provision from IPC’s bye-laws is approved by shareholders, any new member of the board of directors of the combined entity will need to have been directly elected by shareholders at a general meeting or appointed by the board of directors to fill a vacancy until the election of directors at the next annual general meeting of shareholders.

The approval by IPC shareholders of this IPC bye-law amendment, including this proposal to remove provisions for alternate directors and the cumulative voting provision, is a condition to the amalgamation agreement. Max may elect to terminate the amalgamation agreement if such approval is not received at the IPC meeting, as further described under The Amalgamation Agreement—Termination of the Amalgamation Agreement on page 94.

The affirmative vote of a majority of the votes cast at the IPC meeting, at which a quorum is present in accordance with IPC’s bye-laws, is required to approve this proposal. The amalgamation will not close, and this amendment will not be made, if IPC shareholders do not approve this bye-law amendment (unless Max waives the condition). The resolution of shareholders showing the specific proposed changes to the IPC bye-laws is set forth in full under Annex G.

IPC’s board of directors unanimously recommends a vote “FOR” this proposal 4.

Proposal 5: IPC Bye-Law Amendment to Add Certain Conditions to the Conduct of Director and Shareholder Meetings

At a meeting held on March 1, 2009, IPC’s board of directors adopted by unanimous vote, subject to IPC shareholder approval at the IPC meeting, a resolution to approve an amendment to IPC’s bye-laws effective as of the effective time in regards to the conduct of director and shareholder meetings.

With respect to meetings of IPC’s board of directors, the IPC bye-laws currently provide that such meetings may occur outside of Bermuda, directors may participate in such meetings through telephone, electronic or other communication facilities that allow simultaneous communication, and that the board of directors may act through unanimous written resolutions in lieu of such meetings. With respect to annual general meetings of IPC shareholders, the IPC bye-laws currently provide that such meetings may occur at any place that IPC may designate. In addition, the IPC bye-laws currently allow shareholders to act through written resolutions in lieu of meetings.

The proposed amendments to this bye-law provision will:

•	prohibit meetings of the board of directors from being held within the United States;

•

permit members of the board of directors to participate, by telephone, electronic or other communications facilities, in a meeting of the board or any board committee while physically present in the United States only if (1) such participation is permitted by a resolution approved by a majority of the board (determined without taking into account the vote of the director participating from the United States), (2) only one director is participating in the meeting while physically present in the United States, and (3) no director participates in a meeting of the board or any board committee while physically present in the United States more than once per calendar year;

•	provide that no unanimous written resolution will be deemed to be adopted until the last signature of a director is affixed thereto and such last signature is affixed outside the United States;

•	prohibit annual general meetings of shareholders from occurring in the United States;

•

prohibit any shareholder from participating in any annual general meeting meeting, by telephone, electronic or other communications facilities, while the shareholder is physically present in the United States; and

•	require that the last shareholder to sign any unanimous written resolution of the shareholders must sign such resolution outside the United States.

The affirmative vote of a majority of the votes cast at the IPC meeting, at which a quorum is present in accordance with IPC’s bye-laws, is required to approve this proposal. The amalgamation will not close, and this amendment will not be made, if IPC shareholders do not approve this bye-law amendment (unless Max waives the condition). The resolution of shareholders showing the specific proposed changes to the IPC bye-laws is set forth in full under Annex G.

IPC’s board of directors unanimously recommends a vote “FOR” this proposal 5.

Proposal 6: IPC Authorized Share Capital Increase

At a meeting held on March 1, 2009, IPC’s board of directors adopted by unanimous vote, subject to IPC shareholder approval at the IPC meeting, a resolution to approve effective as of the effective time the increase in IPC’s authorized share capital from $1,850,000 to $2,350,000 by the creation of an additional 50,000,000 common shares, par value $0.01 per share, ranking pari passu with the existing common shares of IPC, and to amend IPC’s bye-laws to reflect that increase.

If this proposal is approved, the additional authorized common shares will have the same terms and the same rights as the existing common shares. All outstanding common shares will continue to have one vote per share (subject to the voting cutback under IPC’s bye-laws described above) and would have no preemptive rights to subscribe for additional common shares.

IPC’s memorandum of association currently authorizes the issuance of up to 150,000,000 common shares, which has remained unchanged since IPC’s follow-on public offering and related transactions following Hurricanes Katrina and Wilma in the fourth quarter of 2005. IPC presently has 5,752,800 unissued common shares reserved for issuance under the IPC Holdings, Ltd. 2007 Incentive Plan and other employee benefit plans. As of April 9, 2009, there were 55,948,821 common shares issued and outstanding.

As of February 27, 2009, there were 56,681,987 Max common shares outstanding and 10,358,629 Max common shares reserved for issuance upon exercise of outstanding warrants and for issuance under the Max 2000 Stock Incentive Plan and the Max 2008 Stock Incentive Plan. As further described above under The Amalgamation Agreement—Treatment of Max Share Options and Other Max Equity Awards and The Amalgamation Agreement—Treatment of Max Warrants on page 85, Max’s outstanding warrants, options and restricted stock and restricted stock units will be converted at the effective time into new securities in respect of IPC’s common shares on substantially similar terms. Based on the exchange ratio of 0.6429, IPC expects to issue or reserve for issuance approximately 43,100,412 common shares as a result of the share issuance and to give effect to the treatment of Max equity awards.

After giving effect to the foregoing, there would be 45,197,967 common shares available for new issuance. IPC believes that in order to maintain its competitive strength, it needs the flexibility to pursue financing and other transactions that may include the issuance of common shares for such purposes or other general purposes. Often, these transactions arise quickly and opportunities may be available for only a limited time period. It may not be practical, and sometimes it is not possible, to delay a transaction by the length of time necessary to convene a shareholders meeting. As is currently the case, the authorized common shares in excess of those presently issued and outstanding or reserved will be available for issuance at such times and for such purposes as the board of directors may deem advisable without further action by the combined entity’s shareholders, except as may be required by applicable laws or regulations, including Nasdaq rules. The additional authorized common shares would be available for issuance by the board of directors in connection with financings, acquisitions of other companies, bonus issues, share dividends, employee benefit programs or other corporate purposes.

Except for common shares issuable to Max shareholders in connection with the amalgamation, pursuant to the terms of IPC’s current equity plans or those reserved for issuance upon the exercise or vesting of outstanding options, restricted stock and restricted stock units, and performance share units, IPC does not at this time have any plans or commitments to issue common shares. IPC’s board of directors does not intend to issue any common shares except on terms or for reasons that IPC’s board of directors deems to be in the best interests of IPC and its shareholders. Because the holders of IPC’s common shares do not have preemptive rights, the issuance of common shares (other than on a pro rata basis to all current shareholders) would have the effect of reducing the current shareholders’ proportionate interests.

Although the proposal to increase the authorized common shares could be construed as having an anti-takeover effect (because authorized and unissued common shares could be issued for the purpose of discouraging an attempt by another person or entity to take control of IPC), neither IPC’s management nor its board of directors views this proposal in that light. The proposal is being presented to give effect to the amalgamation and has not been prompted by any effort by any other person or group to gain control of IPC, and IPC is not aware of any such effort.

Furthermore, this proposal is not part of any plan by IPC to recommend a series of anti-takeover amendments to its memorandum of association or bye-laws and IPC does not currently contemplate recommending the adoption of other amendments to its memorandum of association or bye-laws not addressed in this joint proxy statement/prospectus that could be construed to affect the ability of third parties to take over or change control of IPC.

The affirmative vote of a majority of the votes cast at the IPC meeting, at which a quorum is present in accordance with IPC’s bye-laws, is required to approve this proposal. The amalgamation will not close, and this amendment will not be made, if IPC shareholders do not approve this amendment to IPC’s memorandum of association (unless Max waives the condition). The resolution of shareholders to increase IPC’s authorized share capital is set forth under Annex H, and the resolution of stockholders showing the specific proposed changes to the IPC bye-laws is set forth in full under Annex G.

IPC’s board of directors unanimously recommends a vote “FOR” this proposal 6.

Proposal 7: Name Change

At a meeting held on March 1, 2009, IPC’s board of directors adopted by unanimous vote, subject to IPC shareholder approval at the IPC meeting, a resolution to approve a change in IPC’s name to “Max Capital Group Ltd.” effective as of the closing date.

IPC agreed in the amalgamation agreement to change its name to “Max Capital Group Ltd.” in order to leverage the “Max” name and its widespread recognition among retail customers throughout the world.

In order to effect the name change, Bermuda law requires the approval of IPC shareholders. The minimum vote that will constitute shareholder approval to amend IPC’s memorandum of association under Bermuda law is a majority of the votes cast at a meeting of shareholders.

The approval of IPC shareholders for the name change is a condition to the amalgamation agreement. Max may elect to terminate the amalgamation agreement if such approval is not received at the IPC meeting, as further described under The Amalgamation Agreement—Termination of the Amalgamation Agreement on page 94.

Therefore, the affirmative vote of a majority of the votes cast at the IPC meeting, at which a quorum is present in accordance with IPC’s bye-laws, is required to approve this proposal. The amalgamation will not close, and this amendment will not be made, if IPC shareholders do not approve this amendment to IPC’s memorandum of association (unless Max waives the condition). The resolution of shareholders to approve the name change is set forth under Annex H.

IPC’s board of directors unanimously recommends a vote “FOR” this proposal 7.

Proposal 8: Share Issuance

At a meeting held on March 1, 2009, IPC’s board of directors adopted by unanimous vote, subject to IPC shareholder approval at the IPC meeting, a resolution to approve the issuance of IPC common shares in connection with the amalgamation.

Under the terms of the amalgamation agreement, Max shareholders (including Max shareholders that do not vote in favor of the amalgamation, but excluding holders of any shares as to which appraisal rights have been exercised pursuant to Bermuda law) will receive a fraction of an IPC common share equal to the exchange ratio of 0.6429 and cash in lieu of fractional shares as consideration for the exchange of their Max shares in connection with the amalgamation.

The Marketplace Rules for companies listed on Nasdaq, on which IPC’s common shares are listed, require the approval of IPC’s shareholders in connection with the issuance of common shares in the acquisition of stock of another company if the number of common shares to be issued will be equal to or in excess of 20% of the number of common shares outstanding before such issuance. The minimum vote that will constitute shareholder approval under the Marketplace Rules is a majority of the total votes cast on the proposal.

Based on 56,681,987 Max common shares issued and outstanding as of February 27, 2009, and a share exchange ratio of 0.6429, IPC expects to issue approximately 36,440,849 common shares to shareholders of Max in connection with the exchange of Max’s shareholders’ common shares in the amalgamation. Based on 10,358,629 Max common shares reserved for issuance upon the exercise of outstanding warrants and for issuance under the Max 2000 Stock Incentive Plan and the Max 2008 Stock Incentive Plan, IPC expects to reserve for issuance 6,659,563 common shares for those purposes. Upon closing of the amalgamation, IPC shareholders will own approximately 58% of the combined entity on a fully diluted basis and Max shareholders will own approximately 42% of the combined entity on a fully diluted basis.

The approval by IPC shareholders of the share issuance is a condition to the amalgamation agreement. Max may elect to terminate the amalgamation agreement if such approval is not received at the IPC meeting, as further described under The Amalgamation Agreement—Termination of the Amalgamation Agreement on page 94.

The affirmative vote of a majority of the votes cast at the IPC meeting, at which a quorum is present in accordance with IPC’s bye-laws, is required to approve this proposal regarding the share issuance. The amalgamation will not close unless the IPC shareholders approve the share issuance.

IPC’s board of directors unanimously recommends a vote “FOR” this proposal 8.

Proposal 9: Election of Directors

IPC shareholders will be asked at the IPC meeting to elect the 12 director nominees set forth below to hold office until IPC’s next annual general meeting or until their successors are elected or appointed or their offices are otherwise vacated. Of these 12 nominees, six currently serve as independent directors of IPC, five currently serve as independent directors of Max and one is Max’s Chief Executive Officer and Chairman of its board of directors. The commencement of Max’s post-closing directors’ terms of office as directors of the combined entity is contingent on the closing of the amalgamation, i.e., prior to closing and if for any reason the amalgamation does not close, none of the Max post-closing directors will serve on IPC’s board of directors. The terms of office of the duly elected IPC post-closing directors is not subject to the same conditions; they will serve whether or not the closing occurs. IPC shareholders cannot vote at the IPC meeting for more than the 12 director nominees standing for election.

Information on IPC Post-Closing Director Nominees; Independence

The name, age, principal occupation and certain other information concerning each pre-closing nominee is set out below.

Kenneth L. Hammond (age 62) was appointed Chairman of the board of IPC and IPCRe effective February 16, 2008, following the retirement of Frank Mutch. He has been a director of IPC and IPCRe since March 1, 2004. Mr. Hammond was President of Attorneys’ Liability Assurance Society (Bermuda) Ltd. (“ALAS”) from 1987 to 1995, and Vice Chairman, President and Chief Executive Officer of ALAS from 1995 to December 2000. He continued as Vice Chairman and Chief Executive Officer of ALAS from 2000 until December 2002, when he retired from that position. From 1987 to 1990, Mr. Hammond was also Managing Director of J.H. Minet in Bermuda. From 1982 to 1986, he served as Senior Vice President and Chief Financial Officer of Trenwick Limited in Bermuda.

Mark R. Bridges (age 49) was appointed a Director of IPC and IPCRe on July 25, 2007. Mr. Bridges was appointed a director of Pentelia Re (Bermuda) Ltd., Pentelia Re II Ltd. and Pentelia V (Cayman) Ltd. in December 2007, November 2008 and March 2009, respectively. He was President and a director of Rosemont Reinsurance Ltd. from September 2006 until September 2008. Mr. Bridges was Chief Financial Officer of Harbor Point Limited from February 2006 to May 2006. From 1998 to February 2006, Mr. Bridges worked at Overseas Partners Ltd.; he was Executive Vice President and Chief Financial Officer from 1998 to February 2002, and President, Chief Executive Officer and Chief Financial Officer and a director from February 2002 to February 2006. From 1984 to 1998, Mr. Bridges worked at KPMG Bermuda; he was a partner and Head of Reinsurance Practice from 1988 to 1998.

Michael J. Cascio (age 53) was appointed a Director of IPC and IPCRe on November 28, 2008. Mr. Cascio currently serves on the board of Philadelphia Insurance Company (a wholly owned subsidiary of the Tokio Marine Group). He was the President and Chief Executive Officer of OPUS Re (a wholly owned subsidiary of Overseas Partners Ltd.) from 2000 to 2003. Mr. Cascio is a Fellow of the Casualty Actuarial Society and a Member of the American Academy of Actuaries. He has also held a Certificate of Director Education issued by the National Association of Corporate Directors since March 2007.

Peter S. Christie (age 62) has been a director of IPC since March 17, 2006, and of IPCRe since April 12, 2006. Mr. Christie is a principal of CFC Advisors LLC (formerly Friemann Christie LLC), an independent advisory and strategy consulting firm specializing in the field of insurance and risk related organizations. From 1997 to May 1999, Mr. Christie served as the Vice Chairman of Aon Group Inc., Chicago, a global risk advisory and insurance brokerage firm.

L. Anthony Joaquin (age 54) was appointed a director of IPC and IPCRe on July 25, 2007. Mr. Joaquin was Managing Partner of Ernst & Young, Bermuda from 2001 to 2005 and a partner from 1988 to 2001. He was Inspector of Companies of the Government of Bermuda from 1986 to 1988 and currently serves on the board of directors of The Bank of Bermuda Limited, BF&M Limited, the BMA and several other companies and institutions.

Antony P. D. Lancaster (age 66) has been a director of IPC since March 17, 2006, and of IPCRe since April 12, 2006. Mr. Lancaster currently serves on the board of directors of several insurance companies and other financial institutions. From 1991 to 1998, Mr. Lancaster served as Chairman and Chief Executive Officer of GAN Insurance Company Limited (formerly known as GAN Minster Insurance Company Limited). Following the acquisition of GAN by Groupama in 1998, Mr. Lancaster served as Chairman and Chief Executive Officer of Groupama Insurance, London until 2002.

IPC’s board of directors has determined the following directors to be “independent” directors under the Nasdaq Marketplace Rules during the time of their service on the board, based on its conclusion that they have no material relationship with IPC that would interfere with the exercise of their independent judgment: Mark R. Bridges, Michael J. Cascio, Peter S. Christie, Kenneth L. Hammond, L. Anthony Joaquin and Antony P. D. Lancaster, being all six directors standing for election. Frank Mutch, who served on the board during 2008, had also been determined to be an “independent” director. Mr. Mutch retired as Chairman and a director with effect from February 15, 2008. A copy of the board of directors policy on Director independence is available on IPC’s website at http://www.ipcre.bm under “Financial Information—Corporate Governance.”

Information on Max Post-Closing Director Nominees; Independence

The name, age, principal occupation and certain other information concerning each nominee currently serving on Max’s board of directors is set out below.

W. Marston Becker (age 56) has been the Chairman and Chief Executive Officer of Max since October 2006, Chairman of Max Bermuda since October 2006 and a director of Max and Max Bermuda since April 2004. Mr. Becker has served as a director of Max USA since November 2006, a director of Max Europe, Max Diversified Strategies Ltd. (“Max Diversified”) and Max Managers Ltd. since March 2007, and a director of Max UK Holdings Ltd., Max at Lloyd’s Ltd. and Danre 1400 Singapore Pte. Ltd. since November 2008. Mr. Becker has also served as President of Max Managers since November 2008, President and Chairman of Max Diversified since November 2008, and President, CEO and Chairman of Max USA since April 2007. From October 2006 through June 2007, Mr. Becker served as Chief Executive Officer of Max Bermuda. From 2002 until 2008, Mr. Becker was Chairman and Chief Executive Officer of the run-off for LaSalle Holdings Re Limited, a Bermuda reinsurance company. From 2002 to 2005, Mr. Becker led the restructuring and wind-down of Trenwick Group, Ltd., a Bermuda insurance company, as its Chairman and Chief Executive Officer. From 1996 to 1999, Mr. Becker was Chairman and Chief Executive Officer of Orion Capital Corporation until its sale in 1999 to Royal & SunAlliance, where he then served as Vice Chairman and a director of Royal & SunAlliance USA until 2000. Mr. Becker was President and Chief Executive Officer of an Orion Capital subsidiary from 1994 to 1996. From 2001 to 2004, Mr. Becker was non-executive Chairman of Hales & Company, a boutique insurance industry investment bank and private equity investor. Mr. Becker is Chairman and General Partner of West Virginia Media Holdings, which he co-founded in 2001. He is a director of Brickstreet Mutual Insurance Company and Selective Insurance Group, Inc. (Nasdaq: SIGI). He is also an Advisory Board member of the Conning Funds. Mr. Becker is licensed as a certified public accountant and an admitted attorney in West Virginia.

Gordon F. Cheesbrough (age 56) has served as a director of Max since May 2007. Mr. Cheesbrough is the managing partner of Blair Franklin Capital Partners, Inc., an independent financial advisory firm that he co-founded in 2003. Mr. Cheesbrough also serves as Chairman of the Board of Governors of North York General Hospital. From 1998 to 2002, Mr. Cheesbrough was President and Chief Executive Officer of Altamira Investment Services Inc. and served on the board of directors of the Canadian Tire Corporation from 1998 through 2007. From 1974 to 1998, Mr. Cheesbrough held several positions with McLeod Young Weir and its successors, Scotia McLeod and Scotia Capital Markets, including Chairman and Chief Executive Officer from 1993 to 1998.

K. Bruce Connell (age 56) has served as a director of Max since February 2007. Mr. Connell retired in 2002 after spending 12 years with XL. During his tenure with XL, Mr. Connell served as Executive Vice President and Group Underwriting Officer of XL Capital Ltd., Chief Executive Officer of XL Financial Products

and Services Ltd., Executive Vice President and Chief Underwriting Officer of XL Re Ltd. (Bermuda) and Chief Underwriting Officer of XL Europe Ltd. Prior to his tenure at XL Capital, and beginning in 1974, Mr. Connell served in various underwriting positions at Royal Assurance Zurich, General Re and Trenwick. Mr. Connell holds a B.A. from the University of South Florida and an MBA (Finance) from Georgia State University.

Willis T. King, Jr. (age 64) has served as a director of Max since September 1999 and was a director of Max Bermuda from September 1999 until May 2007. In August 2008, Mr. King was appointed Chairman of the Board of ACA Financial Guaranty Corporation. Mr. King is also Chairman of First Protective Insurance Company, Lake Mary, Florida, a position he has held since March 1998. From June 1999 to November 2001, Mr. King was Chairman of the Board and Chief Executive Officer of Highlands Insurance Group. From 1997 to June 1999, Mr. King was a Vice Chairman of Guy Carpenter & Co. From 1984 to 1997, Mr. King held various positions at Willcox, Inc., including Chairman and Chief Executive Officer. From 1987 to 1997, Mr. King was a director of Johnson & Higgins, which was subsequently merged into Marsh & McLennan. Mr. King is a member of the Advisory Council, School of Public Health, The University of North Carolina, Chapel Hill.

Mario P. Torsiello (age 53) has served as a director of Max since March 2000 and was a director of Max Bermuda from March 2000 to May 2007. Since November 2001, Mr. Torsiello has been President and Chief Executive Officer of Torsiello Capital Advisors Inc. and Torsiello Securities, Inc. (and their predecessor companies), advisory and investment banking firms specializing in insurance, asset management and other financial services. From September 2000 to November 2001, Mr. Torsiello served as Managing Director and Head of North American Insurance Practice of Dresdner Kleinwort Wasserstein, Inc. (formerly known as Wasserstein Perella & Co. Inc.). From December 1999 to September 2000, Mr. Torsiello served as President and a director of INDC Group Inc., a California-based insurance company formed to offer a broad line of consumer orientated insurance products through the Internet. From 1987 to 1999, Mr. Torsiello was an investment banker at Salomon Smith Barney Inc., having served as Managing Director from 1995 and Co-Head of the Insurance Group from 1997 to 1999. Mr. Torsiello also served as a member of the firm’s Capital Commitments Committee from 1995 to 1999. Prior to joining Salomon Smith Barney, Mr. Torsiello was a Senior Manager in KPMG’s New York insurance accounting and audit services unit. Mr. Torsiello is a member of the Board of Advisors of the Fordham College of Business Administration, a member of the Executive Committee of the President’s Council of Fordham University and a member of the Board of Trustees of the New York School for the Deaf. Mr. Torsiello is a registered securities principal with the Financial Industry Regulatory Authority and the SEC, and is licensed as a certified public accountant in the State of New York.

James L. Zech (age 51) has served as a director of Max since December 1999 and was a director of Max Bermuda from December 1999 to May 2007. He has been a principal and the President and Investment Manager of High Ridge Capital, L.L.C. since its formation in 1995. In 2005 he became a partner in Northaven Management, Inc., a private investment firm focused on the financial services industry, and in March 2009 he was appointed President and Chief Executive Officer of Kinloch Holdings, Inc. From 1992 to 1995, Mr. Zech was an investment banker at S.G. Warburg & Co., Inc., where he was responsible for forming the U.S. Insurance Group as part of Warburg’s worldwide financial institutions practice. From 1988 to 1992, Mr. Zech was a member of the Insurance Investment Banking Group of Donaldson, Lufkin & Jenrette Securities Corporation.

Max’s board of directors has determined the following directors to be “independent” directors under the Nasdaq Marketplace Rules during the time of their service on the board, based on its conclusion that they have no material relationship with Max that would interfere with the exercise of their independent judgment: Gordon F. Cheesbrough, K. Bruce Connell, Willis T. King, Jr., Mario P. Torsiello and James L. Zech, being five of the six current directors of Max standing for election.

Meetings of IPC’s Board of Directors

During the year ended December 31, 2008, there were 10 meetings of the board of directors of IPC (including regularly scheduled and special meetings). The independent directors held five executive sessions during 2008. Each incumbent director that served during that year attended at least 75% of the meetings (held during the period that such director served) of the board of directors and committees on which such director served, except for Mr. Lancaster, who attended seven of the meetings of the board of directors and six of the nine meetings of the committees on which he serves.

The board of directors of IPC has established six standing committees: the Audit Committee, the Business Development Committee, the Compensation Committee, the Executive Committee, the Investment Committee, and the Nominating Committee.

IPC’s policy on directors attending annual general meetings of shareholders is that all directors should be invited but are not required to attend. Messrs. Bridges, Christie, Hammond, Joaquin and Lancaster attended the 2008 annual general meeting.

Audit Committee

During 2008, the Audit Committee consisted of Messrs. Bridges (from February 16, 2008), Christie, Hammond, Joaquin, Lancaster and Mutch (through February 15, 2008). Pursuant to its charter, a copy of which is available on IPC’s website at http://www.ipcre.bm under “Financial Information—Corporate Governance,” the Audit Committee is responsible for meeting with IPC’s independent accountants regarding, among other issues, audits and the adequacy of IPC’s accounting and control systems. The Audit Committee held four meetings during the year ended December 31, 2008. The Audit Committee is composed entirely of independent directors.

The board of directors of IPC has designated each of Messrs. Bridges, Hammond and Joaquin, who are independent Directors, as an “audit committee financial expert,” as defined by applicable rules of the SEC. Mr. Hammond has been designated as an “audit committee financial expert” based on his prior experience as Chief Financial Officer of Trenwick Limited and his experience as President and Chief Executive Officer of ALAS, where he actively supervised ALAS’s principal financial officer. Mr. Mutch, a former independent director who retired from the board of directors with effect from February 15, 2008, was also designated by the board as an “audit committee financial expert.” Although designated as audit committee financial experts, Messrs. Bridges, Hammond, Joaquin and Mutch have not acted as accountants for IPC and, under SEC rules, are not “experts” for purposes of the liability provisions of the Securities Act, or for any other purpose. Messrs. Bridges, Hammond, Joaquin and Mutch have not had any responsibilities or obligations in addition to those of the other Audit Committee members; all Audit Committee members have identical duties and responsibilities.

Business Development Committee

During 2008, the Business Development Committee consisted of Messrs. Bridges, Christie and Hammond. The primary role of the Business Development Committee is to give advice and assistance to senior management in developing and pursuing new business opportunities and initiatives within the corporate strategies laid down by the board of directors of IPC. The Business Development Committee has no authority or power to enter into contracts or to bind IPC. The Business Development Committee held 10 meetings during the year ended December 31, 2008.

Compensation Committee

During 2008, the Compensation Committee consisted of Messrs. Bridges, Cascio (from November 28, 2008), Christie, Hammond, Joaquin (from February 16, 2008) and Mutch (through February 15, 2008). The Compensation Committee has the authority to establish compensation policies and recommend compensation programs to the board of directors of IPC, including administering all executive compensation plans, benefit plans and equity-based award plans of IPC. Pursuant to its charter, the Compensation Committee has discretion to delegate certain of its powers and responsibilities with respect to IPC’s compensation plans to IPC’s Chief Executive Officer or another body or committee including powers and responsibilities in respect of administration and making awards (but not with respect to the Named Executive Officers), amending, creating or terminating employee benefit plans and appointing agents and fiduciaries.

The Compensation Committee’s report begins on page 170. Additional information on the committee’s consideration of executive compensation is included in the Compensation Discussion and Analysis contained under Compensation of IPC’s Executive Officers—IPC’s Executive Officers beginning on page 149 below.

The Compensation Committee held six meetings during the year ended December 31, 2008. The Compensation Committee is composed entirely of independent directors. A copy of the Compensation Committee charter is available on IPC’s website at http://www.ipcre.bm under “Financial Information—Corporate Governance.”

Executive Committee

During 2008, the Executive Committee consisted of Messrs. Bridges (from February 16, 2008), Bryce, Hammond and Mutch (through February 15, 2008). The Executive Committee has the authority to oversee the general business and affairs of IPC to the fullest extent permitted by Bermuda law. The Executive Committee held five meetings during the year ended December 31, 2008.

Investment Committee

During 2008, the Investment Committee consisted of Messrs. Cascio (from November 28, 2008), Christie, Hammond, Joaquin and Lancaster. The Investment Committee is responsible for recommending asset allocations to the board of directors, approving the guidelines that provide standards to ensure portfolio liquidity and safety, and approving investment managers and custodians for portfolio assets. The Investment Committee held four meetings during the year ended December 31, 2008.

Nominating Committee

During 2008, the Nominating Committee consisted of Messrs. Bridges, Hammond, Joaquin (from February 16, 2008), Lancaster (through February 15, 2008) and Mutch (through February 15, 2008). IPC has not engaged any third party for the purpose of identifying or evaluating candidates for the board of directors. The Nominating Committee is composed entirely of independent directors. Pursuant to its charter, a copy of which is available on IPC’s website at http://www.ipcre.bm under “Financial Information—Corporate Governance,” the Nominating Committee is responsible for identifying individuals believed to be qualified to become directors and to recommend such individuals to the board as nominees to stand for election as directors at an annual general meeting or to be appointed to fill vacancies of the board. The Nominating Committee held three meetings during the year ended December 31, 2008.

The Nominating Committee will consider nominees recommended by shareholders and will evaluate such nominees on the same basis as all other nominees. Shareholders who wish to submit nominees for director for consideration by the Nominating Committee for election at the 2010 annual general meeting may do so by submitting in writing such nominees’ names, in compliance with the procedures described under Shareholder Proposals for 2010 Annual General Meeting below.

The criteria adopted by the board of directors of IPC to use in evaluating the suitability of all nominees for director include the following:

•	high personal and professional ethics, values and integrity;

•	education, skill and experience with reinsurance or other businesses and organizations that the board deems relevant and useful;

•	ability and willingness to serve on any committees of the board; and

•	ability and willingness to commit adequate time to the proper functioning of the board and its committees.

In addition to considering candidates suggested by shareholders, the Nominating Committee considers candidates recommended by current directors, IPC officers and others. The Nominating Committee screens all candidates in the same manner regardless of the source of the recommendation. The Nominating Committee’s review is typically based on any written materials provided with respect to the candidate. The Nominating Committee determines whether or not the candidate meets IPC’s general qualifications and specific qualities and skills for directors and whether or not requesting additional information or an interview is appropriate.

The director nominees for IPC’s board of directors that are currently Max directors, namely Becker, Connell, Cheesbrough, King, Torsiello and Zech, were recommended in connection with the negotiation of the amalgamation agreement. These director nominees were approved by the Nominating Committee.

Risk Committee

Effective March 20, 2008, the Chief Executive Officer established a Risk Committee to oversee all aspects of IPC’s risk management. The Risk Committee is a management committee and L. Anthony Joaquin is the only non-executive director member of the Risk Committee. The Risk Committee held 15 meetings during the year ended December 31, 2008.

Director Compensation

The following table summarizes the compensation that IPC’s directors earned for services as members of the board or any committees of the board during 2008.

Name (1)	Fees Earned or Paid in Cash	Transfer Restricted Common Shares Granted	Total
Kenneth L. Hammond	$153,648	$26,641	$180,289
Mark R. Bridges	106,398	26,641	133,039
Peter S. Christie	91,148	26,641	117,789
L. Anthony Joaquin	80,148	26,641	106,789
Antony P.D. Lancaster	67,324	26,641	93,965
Frank Mutch (2)	17,375	—	17,375
Michael J. Cascio (3)	7,645	4,635	12,280

(1)	James P. Bryce, IPC’s President and Chief Executive Officer, is not included in this table as he is an employee of IPC and therefore receives no compensation for his services as a director. The compensation received by James P. Bryce as an employee of IPC is shown in the Summary Compensation Table below.

(2)	Frank Mutch retired from the board of directors with effect from February 15, 2008.

(3)	Michael J. Cascio was appointed to the board of directors with effect from November 28, 2008.

Pursuant to a Revised Plan of Remuneration approved by shareholders at the 2008 annual general meeting, with effect from that date, directors who are not employees of IPC receive a retainer in the amount of $50,000 per year, accruing on a per diem basis.

In addition, the Chairman of the board of directors of IPC receives a retainer in the amount of $50,000 per year; the Chairman of the Audit Committee receives a retainer in the amount of $20,000 per year; the Chairman of the Compensation Committee receives a retainer in the amount of $15,000 per year; and the Chairman of each of the Nominating Committee and the Investment Committee receives a retainer in the amount of $10,000 per year, in each case accruing on a per diem basis.

In addition to the foregoing, each director (including the Chairman and any chairman of any committee of the board of directors) receives the following amounts:

•	Board of directors: $1,500 per meeting attended

•	Audit Committee: $1,500 per meeting attended

•	Business Development Committee: $1,500 per meeting attended

•	Compensation Committee: $1,500 per meeting attended

•	Executive Committee: $1,500 per fiscal quarter

•	Investment Committee: $1,500 per meeting attended

•	Nominating Committee: $1,500 per meeting attended

In addition to the foregoing, each director receives $1,500 per meeting attended of any management committee to which he is appointed.

In addition to the foregoing, effective as of June 20, 2008, each director is awarded $50,000 of transfer-restricted common shares per year pursuant to the terms of the 2007 Incentive Plan and applicable award agreement(s). The 2007 Incentive Plan is administered by the Compensation Committee.

The award of transfer-restricted common shares accrues on a per diem basis and is made as of the first business day in January of each year in respect of the prior year, based on the closing price of IPC’s common shares on the last trading day of the year.

Pursuant to the 2007 Incentive Plan and the applicable award agreements at the time of grant, the transfer restrictions on such common shares lapse on the earliest of (a) the fourth anniversary of the award date, (b) the date of the death or disability (as defined in the 2007 Incentive Plan) of the director or (c) the date a director ceases his association with IPC (other than for Cause (as defined in the 2007 Incentive Plan)) if such date occurs within 12 months following a “change in control” (as defined therein). The Compensation Committee at any time may accelerate the lapse of any transfer restrictions on restricted shares and otherwise waive or amend any conditions of an award of restricted shares. Transfer or sale of the common shares following lapse of the applicable transfer restrictions will be subject to the provisions of the Insider Trading Policy of IPC, as in effect from time to time. Subject to the transfer restrictions described above, as of the date of grant, the director will have the rights of a shareholder with respect to the common shares subject to the award (including the right to vote and receive dividends).

IPC will compensate directors for any tax impact of the award incurred upon the grant date, based on the fair market value of the common shares subject to the award, by providing a lump sum payment equal to the amount of such tax impact.

As further described below, the combined entity proposes to replace the current plan of remuneration for IPC directors in favor of the revised plan of remuneration described below on page 144 under Proposals to be Submitted to IPC Shareholders; Voting Requirements and Recommendations—Proposal 10: Approval of Director Plan of Remuneration as of the IPC meeting, subject to the closing.

Reconstitution of Board Committees

The board committees of the combined entity will be reconstituted as follows upon the closing of the amalgamation.

Audit Committee	Compensation Committee
Mark R. Bridges, Chairman	Willis T. King, Jr., Chairman
Michael J. Cascio	Mark R. Bridges
K. Bruce Connell	Peter S. Christie
L. Anthony Joaquin	Mario P. Torsiello
Mario P. Torsiello

Executive Committee	Investment Committee
W. Marston Becker, Chairman	Gordon Cheesbrough, Chairman
Mark R. Bridges	L. Anthony Joaquin
Kenneth L. Hammond	Antony P.D. Lancaster
James L. Zech

Nominating Committee	Business Development Committee
Kenneth L. Hammond, Chairman	W. Marston Becker, Chairman
Peter S. Christie	Michael J. Cascio
Willis T. King, Jr.	Peter S. Christie
James L. Zech	K. Bruce Connell

Vote Required and Recommendation

The common shares currently vote cumulatively in the election of directors, which means that each shareholder, including a shareholder holding Controlled Shares (as defined above), is entitled to the number of votes that equals the number of votes that such shareholder would be entitled to cast for the election of directors with respect to its common shares multiplied by the number of persons standing for election as director, and all votes entitled to be cast may be cast for one or more of the directors being elected. If the proposal described above regarding an amendment to IPC’s bye-laws to remove cumulative voting is adopted by shareholders, the election of directors in any general meeting of shareholders after the closing date will be subject to the affirmative vote of a majority of the votes cast at the general meeting (without cumulative voting).

Shareholders may (but need not) indicate the distribution of their votes among the nominees in the space provided on the IPC proxy card. Unless otherwise indicated on the proxy card, the IPC proxies will cumulate votes represented by such proxy in their discretion, except to the extent that authority so to cumulate votes is expressly withheld as to any one or more of the nominees.

Twelve directors will be elected by a cumulative vote of IPC shareholders, and an absolute majority of the votes cast is not a prerequisite to election. The election of Max’s directors is contingent on the closing of the amalgamation, i.e., if for any reason the amalgamation does not close, including if IPC shareholders do not approve the bye-law amendments, the name change or the share issuance or if the six Max nominees are not elected, none of the Max post-closing directors (Messrs. Becker, Torsiello, King, Jr., Cheesbrough, Zech and Connell) will serve on IPC’s board of directors, none of the bye-law amendments, the share issuance or name change will become effective, and IPC’s board of directors will be composed of the six IPC director nominees until the next annual general meeting of shareholders or until their successors are elected or appointed or their offices otherwise vacated.

The election of all post-closing directors by IPC shareholders is a condition to the amalgamation agreement. Max may elect to terminate the amalgamation agreement if such election is deficient, as further described under The Amalgamation Agreement—Termination of the Amalgamation Agreement on page 94.

The Max post-closing directors will not serve on IPC’s board of directors, and the amalgamation will not close, if IPC shareholders do not duly elect the Max post-closing directors (unless Max waives the condition).

IPC’s board of directors unanimously recommends a vote “FOR” each nominee listed in the enclosed IPC proxy card.

Proposal 10: Approval of Director Plan of Remuneration

COMPENSATION OF DIRECTORS

The combined entity intends to use a combination of cash and equity-based incentive compensation in order to attract and retain qualified candidates to serve on its board. Equity compensation will be provided and linked to share ownership guidelines to promote the success of the combined entity by providing incentives to directors that are intended to link their personal interests to its long-term financial success and to increase shareholder value. In connection with the determination of the compensation of directors of the combined entity, Messrs. Bridges, Christie, King and Torsiello, each of whom is expected to serve as a member of the Compensation Committee of the Board of the combined entity, received guidance from Frederic W. Cook & Co., Inc., an independent compensation consultant. In setting director compensation, the significant amount of time that directors are expected to expend in fulfilling their duties to the combined entity as well as the skill level required of members of the Board was considered.

Fee Structure

Only non-employee directors will receive compensation for their service on the board of directors of the combined entity. Any executive of the combined entity who serves on the board will not receive compensation for service on the board.

Annually, non-executive directors will receive a cash retainer of $50,000 and an equity-based retainer of $70,000, paid in the form of restricted common shares of the combined entity. In addition, non-executive directors will receive $2,500 for each board and committee meeting attended, and reimbursement for expenses related to attending meetings. In lieu of the regular meeting fee, the non-executive deputy chairman of the board will receive a meeting fee of $5,000 for any meeting for which he or she acts as chairman. Each year the Audit Committee chairperson will receive an additional $20,000 and the Compensation Committee chairperson will receive an additional $15,000 for serving in such capacities. The chairpersons of each of the other committees will receive an additional $10,000 each year. The non-executive chairman of the board will receive a $100,000 retainer each year (of which $50,000 will be payable in cash and $50,000 will be payable in restricted stock) for serving in that capacity in addition to the $50,000 annual retainer generally paid to non-executive directors and the $70,000 equity-based retainer. Cash retainers and fees will be paid quarterly in arrears.

The restricted share retainer will be granted annually at the start of the calendar year and the transfer and forfeiture restrictions on each such grant will lapse on the first anniversary of the date of grant. Following the amalgamation, non-executive directors will be granted a pro-rated award of restricted shares for 2009 based on the portion of the year remaining as of the closing of the amalgamation and the transfer and forfeiture restrictions on that grant will lapse on January 1, 2010. Dividends on restricted shares will be accumulated and paid when the transfer and forfeiture restrictions on the underlying restricted shares lapse.

Non-executive directors will be subject to share ownership guidelines with respect to the shares of the combined entity equal to five times the annual cash retainer. This will require non-executive directors to own shares equal in value to $250,000. Until a director meets the guidelines, 100% of the restricted shares will be required to be retained upon lapse of the transfer and forfeiture restrictions, provided that a director may use restricted shares upon which the restrictions are lapsing to satisfy any tax liability arising as a result of such lapse. Once a director meets the guidelines, including as a result of prior holdings, the director will be deemed to remain in compliance with the guidelines as long as the director continues to own the number of shares held when compliance is attained. Therefore, compliance will not be affected by subsequent fluctuations in share price or increases in the annual cash retainer once the $250,000 level is achieved.

Directors will be responsible for paying all taxes associated with cash and equity retainers and fees.

To compare the proposed Director Plan of Remuneration to the current Director Plan of Remuneration, see Director Compensation above on page 140.

The following table summarizes the compensation the combined entity’s directors could expect to earn on an annual basis for their services as members of the board or of any committees under the director compensation program described above.

	Cash			Restricted Shares
Name	Annual Cash Retainer	Annual Retainer for Chairmen of the Board and Committees (2)	Meeting Fees per Annum (1)	Annual Equity Retainer (4)	Total
W. Marston Becker (3)	$—	$—	$—	$—	$—
Mark R. Bridges	50,000	20,000	35,000	70,000	175,000
Michael J. Cascio	50,000	—	32,500	70,000	152,500
Gordon Cheesbrough	50,000	10,000	20,000	70,000	150,000
Peter S. Christie	50,000	—	42,500	70,000	162,500
K. Bruce Connell	50,000	—	32,500	70,000	152,500
Kenneth L. Hammond	50,000	110,000	20,000	70,000	250,000
L. Anthony Joaquin	50,000	—	32,500	70,000	152,500
Willis T. King, Jr.	50,000	15,000	32,500	70,000	167,500
Antony P.D. Lancaster	50,000	—	20,000	70,000	140,000
Mario P. Torsiello	50,000	—	35,000	70,000	155,000
James L. Zech	50,000	—	30,000	70,000	150,000

(1)	These amounts have been calculated on the assumption that meetings of the Board of Directors and each of the committees will be held on a quarterly basis, except for the Audit and Compensation Committees, which it is assumed will each hold five meetings annually. Executive Committee meetings are not included in the calculation because it is assumed to meet on an as-needed basis.

(2)	Chairman of the Board and of the Nominating Committee – Kenneth L. Hammond; Chairman of the Audit Committee – Mark R. Bridges; Chairman of the Compensation Committee – Willis T. King, Jr; Chairman of the Investment Committee – Gordon Cheesebrough.

(3)	W. Marston Becker, the proposed President and Chief Executive Officer of the combined entity, will be an employee of the combined entity and therefore he will receive no compensation for his services as a director. Mr. Becker will be the Chairman of the Executive Committee and the Business Development Committee.

(4)	The value of this award is based on such number of restricted common shares representing an aggregate value of $70,000 based on the closing price of the combined entity’s common shares on the last trading day of the year.

The affirmative vote of a majority of the votes cast at the IPC meeting, at which a quorum is present in accordance with IPC’s bye-laws, is required to approve this proposal regarding the director compensation plan.

IPC’s board of directors unanimously recommends a vote “FOR” this proposal 10.

Proposal 11: Appointment of KPMG as Independent Auditors

To appoint KPMG as IPC’s independent auditors until the close of the next annual general meeting and to authorize the audit committee of IPC’s board of directors to set the compensation of such independent auditors

At the IPC meeting, shareholders will also be asked to approve the re-appointment of KPMG as IPC’s independent auditors until the close of IPC’s next annual general meeting and to authorize the Audit Committee of the board of directors to set the compensation of such independent auditors.

KPMG has served as IPC’s and IPCRe’s independent auditors since the annual general meeting on June 14, 2002. The Audit Committee and the board of directors recommend that KPMG be appointed as IPC’s independent auditors until the close of its next annual general meeting and that the Audit Committee be given the authority to set KPMG’s compensation as independent auditors.

Representatives of KPMG are expected to attend the IPC meeting and will have an opportunity to make a statement if they wish. They will also be available to answer appropriate questions at the meeting. If approved, KPMG will serve as IPC’s auditors until the close of the next annual general meeting for such compensation as the Audit Committee shall determine.

The following table shows information concerning fees paid by IPC to KPMG for services rendered for the fiscal years ended December 31, 2008 and 2007:

	2008	2007
Audit fees	$946,050	$976,593
Audit-related fees	396,907	62,293
Tax fees	—	—
All other fees (1)	21,945	—

(1)	All other fees are fees related to the Company’s S-8 registration statement (File No. 333-126434) in respect of the Company’s 2005 Stock Option Plan, the accelerated share repurchase plan that was considered by the board of directors in 2007, compliance work associated with the credit facility, and the 2007 Incentive Plan that was approved at the 2007 annual general meeting.

The Audit Committee’s policy is to pre-approve all audit and non-audit services to be provided by the independent auditors and estimates therefor. The Audit Committee pre-approved all audit services and non-audit services and estimates therefor provided to IPC by the independent auditors in 2008.

The re-appointment of KPMG requires the affirmative vote of a majority of the votes cast at the IPC meeting.

IPC’s board of directors unanimously recommends a vote “FOR” this proposal 11.

PROPOSALS TO BE SUBMITTED TO MAX SHAREHOLDERS; VOTING

REQUIREMENTS AND RECOMMENDATIONS

Proposal 1: Max Bye-Law Amendment

At a meeting held on March 1, 2009, Max’s board of directors adopted by unanimous vote, subject to Max shareholder approval, a resolution to approve and adopt the amendment to Max’s Amended and Restated Bye-Laws, which we refer to as the “Max bye-laws” to permit the shareholders to approve an amalgamation with any other company by the affirmative vote of a majority of the votes cast thereon at a general meeting of the shareholders. The affirmative vote of a majority of the votes cast at the Max special meeting, at which a quorum is present in accordance with Max’s bye-laws, is required to approve the Max bye-law amendment, which will become immediately effective if so approved.

If the necessary vote of shareholders is obtained in connection with this proposal, the Max bye-laws will be amended and the following will be inserted as bye-law 100 under the caption “MEMBER VOTE TO APPROVE AN AMALGAMATION”:

A resolution proposed for consideration at a general meeting to approve the amalgamation of the Company with any other company shall require the affirmative vote of a majority of the votes cast by Members present or represented by proxy and voting at such general meeting and the quorum for such general meeting shall be as set out in Bye-Law 39.

If the Max bye-law amendment is approved, the affirmative vote of a majority of the votes cast at the Max special meeting will be required to adopt the amalgamation agreement and approve the amalgamation (or any other amalgamation of Max with any other company or corporation). If the Max bye-law amendment is not approved, pursuant to the Companies Act, the affirmative vote of three-fourths of the votes cast at the Max special meeting will be required to adopt the amalgamation agreement and approve the amalgamation (or any other of Max with any other company or corporation).

Max’s board of directors unanimously recommends a vote “FOR” this proposal 1.

Proposal 2: Adoption of the Amalgamation Agreement and Approval of the Amalgamation

At a meeting held on March 1, 2009, Max’s board of directors adopted by unanimous vote, subject to Max shareholder approval, a resolution to approve and adopt the amalgamation agreement and approve of the amalgamation of Max with IPC Limited, a wholly owned subsidiary of IPC, in exchange for a fraction of an IPC common share equal to the exchange ratio of 0.6429 and cash in lieu of fractional shares.

Under the terms of the amalgamation agreement, Max shareholders (including Max shareholders that do not vote in favor of the amalgamation, but excluding holders of any shares as to which appraisal rights have been exercised pursuant to Bermuda law) will receive a fraction of an IPC common share equal to the exchange ratio of 0.6429 and cash in lieu of fractional shares as consideration for the exchange of their Max shares in the amalgamation. The amalgamation cannot be completed unless the Max shareholders approve and adopt the amalgamation agreement and approve the amalgamation.

The approval by Max shareholders of this proposal for the adoption of the amalgamation agreement and approval of the amalgamation is a condition to the amalgamation agreement. IPC may elect to terminate the amalgamation agreement if such approval is not received at the Max special meeting, as further described under The Amalgamation Agreement—Termination of the Amalgamation Agreement. If Max shareholders approve and adopt the proposed Max bye-law amendment to reflect a reduction in the vote of holders of Max common shares required to approve the amalgamation of Max with any other company from the affirmative vote of three-fourths of the votes cast at a meeting of the Max shareholders at which a quorum is present to a simple majority of the votes cast at a meeting of the Max shareholders at which a quorum is present, as described above, then the affirmative vote of a majority of the votes cast on this proposal at the Max special meeting will be required to approve and adopt the amalgamation agreement and approve the amalgamation. If the Max bye-law amendment is not approved and adopted, then the affirmative vote of three-fourths of the votes cast on this proposal at the Max special meeting will be required to approve and adopt the amalgamation agreement and approve the amalgamation. The amalgamation will not close unless Max shareholders approve and adopt the amalgamation agreement and approve the amalgamation.

Max’s board of directors unanimously recommends a vote “FOR” this proposal 2.

COMPENSATION OF IPC’s EXECUTIVE OFFICERS

Upon closing of the amalgamation, Mr. Becker will be the President and Chief Executive Officer of the combined entity. Mr. Bryce, currently IPC’s President and CEO, will retire from IPC not later than June 30, 2009, although he will continue in a non-executive role as Chairman of Max IPC Re (IPC and Max’s renamed reinsurance platform), and will be active in client relations and marketing. If the amalgamation has not closed by June 30, 2009, IPC’s Chief Financial Officer, John R. Weale, will become acting Chief Executive Officer of IPC following James P. Bryce’s retirement and pending the closing of the amalgamation. In addition to Mr. Becker, Peter A. Minton, Max’s Chief Operating Officer, and Joseph W. Roberts, Max’s Chief Financial Officer will hold their respective titles with the combined entity and IPC’s Chief Financial Officer, John R. Weale, will become its Executive Vice President & Treasurer. Sarene A. Bourdages will serve as General Counsel and Melanie J. Saunders as Corporate Secretary.

IPC’s Executive Officers

IPC’s current executive officers and those of IPCRe are elected by and serve at the discretion of the board of directors. The name, age, principal occupation and certain other information regarding the current executive officers as of March 27, 2009, are described below.

James P. Bryce (age 60) has been President and Chief Executive Officer of IPC and IPCRe since July 2000 and a Director of IPC and IPCRe since June 6, 2000. Mr. Bryce was Senior Vice President of IPC from July 1996 to July 2000 and Senior Vice President—Underwriting (Chief Underwriting Officer) of IPCRe from its inception in 1993 to July 2000. Mr. Bryce has decided to commence a long contemplated retirement from IPC, both as an employee and as a member of IPC’s board of directors, effective not later than June 30, 2009. He has agreed to provide consulting services to IPC and to serve as non-executive Chairman of Max IPC Re during the period from his retirement through December 31, 2009, in order to help accomplish an efficient transition in connection with the amalgamation.

Peter J. A. Cozens (age 61) was appointed Executive Vice President of IPC and IPCRe in July 2008, having served as Senior Vice President of IPC and IPCRe since February 10, 2004, and as Vice President of IPCRe since March 1995. Mr. Cozens will continue in this position upon closing of the amalgamation. From June 1993 to March 1995, Mr. Cozens was the London representative of IPC. Mr. Cozens previously served from September 1981 to May 1993 as Group Non-Marine Underwriter of the English & American Group, and from August 1963 to August 1981 with the Sir Philip D’Ambrumenil Syndicate at Lloyd’s, where his most recent responsibilities were those of Deputy Treaty Underwriter.

Stephen F. Fallon (age 53) was appointed Executive Vice President of IPC and IPCRe in July 2008, having served as Senior Vice President of IPC since February 10, 2004, and as Senior Vice President of IPCRe since December 2001. Mr. Fallon will continue in this position upon closing of the amalgamation. From October 1997 to December 2001, Mr. Fallon served as Vice President of IPCRe. From June 1996 through October 1997, Mr. Fallon was a Senior Vice President of Folksamerica Reinsurance Company, and from November 1985 to June 1996, Mr. Fallon was a Senior Vice President and director of Christiania General Insurance Corporation of New York.

John R. Weale (age 50) was appointed Executive Vice President and Chief Financial Officer of IPC and IPCRe in July 2008, having served as Senior Vice President and Chief Financial Officer since February 2002 and as Vice President and Chief Financial Officer since July 1996. Mr. Weale will become the combined entity’s Executive Vice President & Treasurer upon closing of the amalgamation. Prior to joining IPC, Mr. Weale spent over 13 years with American International Company Limited, AIG’s Bermuda-based management company, serving in a variety of positions, the most recent being Vice President—Offshore Management Services.

IPC’s Compensation Discussion and Analysis

Compensation Philosophy and Objectives

The Compensation Committee of IPC’s board of directors is responsible for the establishment, implementation and ongoing evaluation of IPC’s compensation philosophy and objectives. The objectives of IPC’s executive compensation philosophy are to attract and retain the highest calibre of person in key positions and to motivate executives to create and manage a long-term sustainable business.

To achieve these objectives, IPC’s executive compensation program is designed with a view towards total compensation, aligning the wealth accumulation opportunities for key employees over the course of their career with IPC’s success. Balanced to manage attraction, retention and motivation, total compensation is delivered in a manner that is designed to:

•	permit executives to share in the short-, medium- and long-term success of IPC;

•	recognize the executive’s measurable and observable contributions to results;

•	align executives’ interests with those of shareholders; and

•	be transparent and fair in application.

Elements of Compensation

IPC’s compensation program for executive officers is based on the following elements of compensation: base salary, other benefits and perquisites, performance bonus, long-term incentive awards, pension benefits, change in control protections and severance provisions. IPC believes that the best way to achieve its objectives of growing a long-term sustainable business in the manner set forth above is to emphasize compensation that is at-risk and tied to IPC’s future performance and to motivate executives by rewarding them for achieving measurable results for IPC. IPC’s compensation program is designed such that the target levels of performance bonus and equity-based compensation represents approximately 75% of the CEO’s and two-thirds of the other executive officers’ annual compensation, of which approximately 50% for the CEO and 45% for the other executive officers is equity-based compensation.

The purpose and rationale of each principal element of the compensation program is as follows:

•

Competitive base salary that is paid in cash and compensates individuals for services rendered during the fiscal year. Base salaries reflect the individual’s market value and the skills and competencies applied at IPC.

•

Annual incentive compensation (performance bonus) that is partly driven by IPC’s financial performance and tied directly to the accomplishment of each executive’s specific objectives. Accordingly, the delivery of incentive compensation for senior executives is generally based on measurable and observable criteria that are pre-established by management and the Compensation Committee. The performance bonus is delivered in cash, and serves as a short-term incentive that rewards executives for meeting performance goals.

•

Long-term incentive compensation that is delivered over the long-term represents an important part of an executive’s compensation in a given fiscal year. Long-term incentive compensation is delivered in the form of equity-based awards subject to vesting criteria, which enables the executive to participate in IPC’s long-term performance, aligns the executive’s interest with the interest of IPC’s shareholders and encourages retention.

•	Perquisites that reflect competitive norms for the industry and geography within which IPC competes for talent.

•	Pension benefits that provide replacement income in retirement that is proportional to the executive’s long-term commitment to the business.

•	Change in control and post-termination pay that support IPC’s ability to attract and retain superior executive talent and to retain executives during the process of a change in control.

Independent Consultants

The Compensation Committee retains sole authority to hire, approve compensation, determine the nature and scope of responsibilities, evaluate performance and terminate the services of its independent compensation consultant. In 2007, the Compensation Committee engaged PricewaterhouseCoopers Advisory Limited (“PwA”) to provide compensation market data to assist the Compensation Committee in determining fee amounts for non-executive Directors. PwA was also engaged by IPC in (1) January 2008 to assess IPC’s risk management practices and to assist IPC with its review of IPC’s enterprise risk management framework and (2) June 2008 to assess IPC’s information technology governance practices and to assist IPC with its review of IPC’s information technology governance framework.

In May 2008, the Compensation Committee engaged Expertise Limited to provide human resources management consulting services. Expertise Limited does not provide any other services to IPC or its management.

In March 2009, Frederic W. Cook & Co., Inc. was engaged by the Compensation Committee to recommend a compensation program for non-executive directors of the combined entity following the proposed amalgamation with Max.

Base Salaries, Allowances, Benefits and Perquisites

Base salary is the compensation that is paid to an individual during the fiscal year regardless of IPC’s performance. The level of IPC’s base salaries reflects compensation levels paid within the insurance industry and the local and competitive environment. The annual base salary for the Chief Executive Officer is determined by the Compensation Committee and reviewed by IPC’s board of directors. Base salaries for the senior management group are based upon formal evaluations and the recommendations of the Chief Executive Officer, and are subject to the approval of the Compensation Committee. The Compensation Committee does not adhere to rigid formulas in determining the compensation levels for executives. It primarily considers competitive market compensation paid by other companies in the insurance industry and the local and competitive environment. The companies included in IPC’s 2009 peer group for this purpose are Aspen Insurance Limited (Bermuda), Flagstone Reinsurance Holdings Ltd., Montpelier Re Holdings Ltd., PartnerRe, Platinum Underwriters Holdings Ltd., Renaissance Reinsurance Limited and Validus Re; however, the Compensation Committee does not attempt to maintain a certain target percentile within a peer group or otherwise rely on those data to determine executive compensation. The Compensation Committee also considers merit and changes in the cost of living in Bermuda; it reviews salary levels on an annual basis.

The following table sets forth the 2007 and 2008 base salaries of the Chief Executive Officer, the Chief Financial Officer and each of the two next most highly compensated executive officers of IPC, which we collectively refer to as the “Named Executive Officers.”

Name	2007 Base Salary	2008 Base Salary
James P. Bryce	$827,753	$869,140
President & Chief Executive Officer

John R. Weale	447,537	469,914
Executive Vice President & Chief Financial Officer

Stephen F. Fallon	518,829	544,770
Executive Vice President

Peter J.A. Cozens	522,765	548,903
Executive Vice President

Effective January 1, 2009, IPC’s board of directors approved an increase of approximately 5% in the base salary for each of Messrs. Bryce, Cozens and Fallon, and an increase of 10% in the base salary for Mr. Weale. Mr. Weale received a larger salary increase due to his key role in current strategic projects, including the proposed amalgamation with Max.

IPC provides housing allowances, medical and life insurance benefits and other perquisites (club memberships, education and home leave allowances) to the executives as part of their overall compensation. Cost of living allowances were provided to the executives during 2006; effective January 1, 2007, these allowances were incorporated into executives’ base salaries. Housing and utilities allowances were provided to the executives to August 31, 2008; effective September 1, 2008, these allowances were combined into a set amount of housing allowance based upon an executive’s level within the organization. IPC has not historically had a perquisites policy, but it believes them to be reasonable in comparison to those typically provided by peer companies, such as those mentioned above, and that perquisites constitute a small component of total compensation for each executive. The Compensation Committee reviews on at least an annual basis the level of perquisites provided to executive officers.

Performance Bonuses

Performance bonuses are variable compensation and are subject to both corporate and individual performance. A target bonus is established at the beginning of the fiscal year and a bonus award is made following the release of IPC’s audited financial statements in February of each year, based on certain pre-determined objectives. The bonus for the Chief Executive Officer is determined by the Compensation Committee and reviewed by IPC’s board of directors. Bonus awards for the senior management group are based on evaluations and recommendations made by the Chief Executive Officer to the Compensation Committee.

IPC provides for specific threshold, target and maximum bonus awards, although the Compensation Committee retains the discretion to award performance-based bonuses that are below the threshold formula amount or that are greater than the maximum formula amount. These awards are based on a percentage of the base salary of the executive concerned. For the Chief Executive Officer, the target bonus award is 100% of base salary and the maximum bonus award is 150% of base salary. For Executive Vice Presidents, the target bonus award is 75% of base salary and the maximum bonus award is 112 1/2% of base salary. The threshold bonus award for each executive officer for 2007 and 2008 performance was 25% of the target bonus award. The threshold bonus award for each executive officer for 2009 performance is 0% of the target bonus award. IPC has established performance targets for the fiscal year to assess performance for purposes of the awarding of performance bonuses. These include 50% corporate performance (based on IPC’s operating return on equity) and 50% individual performance, taking into account subjective and objective criteria. Return on equity on an operating basis is a non-GAAP financial measure within the meaning of Regulation G as promulgated by the SEC and is calculated as IPC’s net operating income divided by the weighted average common shareholders’ equity for the year. Net operating income is a common performance measurement which, as calculated by IPC, corresponds to net income excluding net gains and losses on investments. For fiscal 2008 and 2009, the evaluation of each executive officer’s individual performance is based (as appropriate to his position within IPC) upon his contribution to the overall financial performance of IPC and the achievement of corporate objectives relating to the maintenance of IPC’s financial rating; the amount of premiums written; the timeliness of claims processing; the collection of receivables; the effectiveness of internal controls over financial reporting; and strategic projects. The determinations of amounts to be paid are not formulaic; rather, such determinations are subjective and made by the Compensation Committee in its discretion in light of IPC’s compensation objectives and the factors described above.

The bonus award made in 2009 for 2008 performance was delivered in cash. The bonus award made in 2008 for 2007 performance was delivered in (1) cash and (2) deferred cash or deferred equity-based awards (the “top hat”); the proportion delivered in each was based upon an executive’s level within the organization, regardless of the amount of the bonus. The proportion of the Chief Executive Officer’s bonus award that was delivered in top hat cash or equity was 20% of the bonus amount, and the proportion of an Executive Vice President’s bonus award that was delivered in top hat cash or equity was 15% of the bonus amount. Executives could elect to receive their top hat award as 100% cash, deferred for three years without payment of interest, or as 100% transfer-restricted IPC common shares granted under IPC’s 2007 Incentive Plan. The restrictions on the IPC common shares would generally lapse after three years. Each of the Named Executive Officers elected to receive his top hat award granted in 2008 for 2007 performance as transfer-restricted IPC common shares. As part of its ongoing evaluation of IPC’s compensation program, the Compensation Committee made a determination to deliver the bonus award for 2008 performance in cash.

IPC granted the following performance bonus awards in 2009 in respect of 2008 performance:

Name	Total 2009 Bonus Award for 2008 Performance (1)
James P. Bryce	$915,000
President & Chief Executive Officer

John R. Weale (2)	650,000
Executive Vice President & Chief Financial Officer

Stephen F. Fallon	429,006
Executive Vice President

Peter J.A. Cozens	432,231
Executive Vice President

(1)	The proportion of the total 2009 bonus award that was paid in cash was 100% of the bonus amounts.

(2)	The Compensation Committee approved a 2009 bonus award for Mr. Weale in excess of the maximum bonus amount for an Executive Vice President due to his key role in 2008 strategic projects, including work in connection with the proposed amalgamation with Max.

Long-term Incentive Awards

Historically, IPC’s equity compensation was delivered in a blend of share options and restricted share units (“RSUs”). Commencing in 2006, awards of equity compensation were determined and granted following the release of IPC’s audited financial statements in February of each year. IPC maintains no policy, whether official or unofficial, for timing the granting of share options or other equity-based awards in advance of the release of material nonpublic information. The specific type and term of awards are at the discretion of the Compensation Committee and the board and are based on corporate performance and the individual performance of the executive officer concerned during the fiscal year. Until recently, as described below, IPC maintained no policy as to the minimum, target or maximum value of the awards to each executive officer.

IPC does not currently maintain a formal policy for executive share ownership requirements. The Compensation Committee believes that the use of equity-based long-term incentive awards for the Named Executive Officers serves to reinforce share ownership and aligns executive and shareholder interests.

Share Options. Share options were awarded pursuant to the 2005 Stock Option Plan, which was approved by IPC’s shareholders on February 15, 1996, and amended in 1999, 2003 and 2005. The 2005 Stock Option Plan is administered by the Compensation Committee. Share options may have a maximum term of ten years from the grant date. Each share option award vests in four equal annual installments on each of the first four anniversaries of the date of the grant. The exercise price for each share option was determined by the Compensation Committee and was not less than the closing price of IPC common shares on the trading day prior to the grant of the option.

The Compensation Committee concluded in 2006 that the realizable gain of share options granted over the past three years was very low, and that share options were no longer achieving a retentive or incentive effect.

After consideration, IPC’s board of directors elected to eliminate the use of share options for grants made after the fiscal year ended December 31, 2006; in February 2007, executives were granted awards of RSUs only, on the basis that such awards motivate executives to work to increase the share price while permitting IPC to issue fewer shares, thereby reducing potential dilution. On February 20, 2007, IPC’s board of directors terminated the 2005 Stock Option Plan with respect to the IPC common shares not at that time subject to options thereunder.

Restricted Share Units and Performance Share Units (“PSUs”). An RSU is an unsecured, unfunded right to receive one fully paid and non-assessable common share of IPC, or an equivalent cash payment, at a future date. PSUs are designed to align executives’ performance objectives with the interests of IPC’s shareholders by taking into account certain performance metrics, as discussed below.

Awards of RSUs made on February 23, 2007, were granted under and subject to the terms and conditions of IPC’s 2003 Stock Incentive Plan, which was approved by IPC’s shareholders on June 13, 2003, and the applicable award agreement. On July 25, 2007, IPC’s board of directors terminated IPC’s 2003 Stock Incentive Plan pursuant to its terms with respect to IPC common shares not currently subject to outstanding awards thereunder. IPC’s 2007 Incentive Plan that was approved by the shareholders at the annual general meeting held on June 22, 2007 was designed to replace the 2003 Stock Incentive Plan.

Long-term incentive awards granted effective February 2008 and February 2009 under and subject to the terms and conditions of IPC’s 2007 Incentive Plan were composed of 50% time-vested RSUs and 50% PSUs.

Each executive is assigned an annual target long-term incentive grant based on his role and level within the organization; the target levels are reviewed on an annual basis. The 2008 and 2009 targets for the Chief Executive Officer were 200% of base salary. The 2008 targets for the Executive Vice Presidents were 120% to 140% of base salary, and the 2009 targets for the Executive Vice Presidents were 140% of base salary.

The 2008 and 2009 minimum and maximum amounts for the Chief Executive Officer were 100% and 300%, respectively, of base salary. The 2008 minimum and maximum amounts for the Executive Vice Presidents were 60% to 70% and 180% to 210%, respectively, of base salary, and the 2009 minimum and maximum amounts for the Executive Vice Presidents were 70% and 210%, respectively, of base salary. Notwithstanding these percentages, the Compensation Committee retains the discretion to deviate from the minimum and maximum formula amounts. Because long-term incentive awards are made in RSUs and PSUs, as described below, the ultimate value of the awards will depend upon the price of IPC common shares at such time that an executive disposes of the common shares awarded.

The RSU award, comprising 50% of the long-term incentive target, is calculated as the relevant percentage of the base salary of the executive officer concerned (i.e., for the 2009 awards, 100% of the Chief Executive Officer’s base salary and 70% of an Executive Vice President’s base salary), divided by the closing price of IPC’s common shares two trading days following the release of IPC’s fourth quarter results, which occurs in February of each year. Each RSU vests, and the IPC common shares underlying such award are delivered, in four equal annual installments on each of the four anniversaries following the deemed date of grant of the award. There are no performance conditions attached to the award of the RSUs.

The target PSU award, which comprises the other 50% of the long-term incentive target and vests at the end of the three-year performance cycle, is calculated in a similar manner as an RSU award: by taking the relevant percentage of the base salary of the executive officer concerned (i.e., for the 2009 awards, 100% of the Chief Executive Officer’s base salary and 70% of an Executive Vice President’s base salary), and dividing it by the closing price of IPC’s common shares two trading days following the release of IPC’s fourth quarter results, which occurs in February of each year.

For the 2008 PSU awards, that target number of shares was then divided into three equal annual amounts (for each year in the three-year PSU performance cycle) and the performance metrics described below will be applied to that target number of PSUs for each year in the performance cycle to calculate the portion of the PSU awarded for each performance period. The PSUs assigned to each performance period become locked in and are not subject to future change. The locked-in PSUs will be eligible for vesting at the end of the performance cycle. The applicable performance metrics for the 2008 PSU awards are based on a combination of IPC’s annual return on equity on an operating basis, and relative total shareholder return as compared to the BSX Bermuda Insurance Index, which is calculated and managed by the Bermuda Stock Exchange. If certain measures are exceeded, a portion of the locked-in PSUs will instead be held as cash for the benefit of the executive concerned and deferred for five years from the lock-in date (the top hat feature).

For the 2009 PSU awards, the performance metrics will be applied to the target number of shares upon the vesting of the award at the end of the three-year PSU performance cycle, and the resulting number of IPC common shares will be delivered. The applicable performance metrics will be based on an average of IPC’s annual return on equity over the three years in the performance cycle, but may be changed at the discretion of the Compensation Committee (except that changes would not change performance metrics retroactively for outstanding awards). As part of its ongoing evaluation of IPC’s compensation program, the Compensation Committee made a determination to utilize a single performance metric in the calculation of the 2009 PSU awards.

Summary of Long-Term Incentive Awards Made in 2008 and 2009

Name	Time- Vested RSUs Granted in 2008 (1)	Time- Vested RSUs Granted in 2009 (1)	PSUs Awarded in 2008 (2)	PSUs Awarded in 2009 (3)	PSUs in 2008 Pursuant to the 2007 PSU Awards (4)	PSUs in 2008 Pursuant to the 2008 PSU Awards (5)	Deferred Cash in 2008 Pursuant to the 2007 PSU Awards (6)	Deferred Cash in 2008 Pursuant to the 2008 PSU Awards (6)
James P. Bryce (7)	61,215	—	61,215	—	14,931	15,677	$91,053	$95,605
President & Chief Executive Officer
John R. Weale	19,858	12,934	19,858	12,934	4,843	5,086	29,537	31,014
Executive Vice President & Chief Financial Officer
Stephen F. Fallon	26,859	14,310	26,859	14,310	6,551	6,878	39,950	41,947
Executive Vice President
Peter J.A. Cozens	27,062	14,410	27,062	14,410	6,601	6,931	40,253	42,266
Executive Vice President

(1)	Time-vested RSUs and the IPC common shares underlying such award vest in four equal annual installments on each of the next four anniversaries of the date of grant of the award.

(2)	This number of PSUs represents the total 2008 PSU award for the three-year cycle commencing January 1, 2008.

(3)	This number of PSUs represents the total 2009 PSU award for the three-year cycle commencing January 1, 2009.

(4)	This number of PSUs represents the portion of the 2007 PSU award locked in for the second year of the three-year performance cycle. PSUs cliff vest on the third anniversary of the date of grant of the award.

(5)	This number of PSUs represents the portion of the 2008 PSU award locked in for the first year of the three-year performance cycle. PSUs cliff vest on the third anniversary of the date of grant of the award.

(6)	This amount represents the cash portion as a result of the top hat feature described above that has already been locked in based on actual performance through December 31, 2008. The cash is deferred until the fifth anniversary of the date it is awarded.

(7)	Pursuant to Clause 9.4 of the Retirement and Consulting Agreement dated March 1, 2009 between IPCRe and Mr. Bryce, filed with the SEC on March 2, 2009, in lieu of any long-term incentive award for 2009, he will be eligible for a pro-rated cash payment equal to the annual target value (currently 200% of Base Salary ($1,830,000)) for the period from January 1, 2009 through June 30, 2009, and such pro-rated amount would be $915,000.

Policy on the Recovery of Awards. IPC currently has no written policy with respect to recovery of awards when financial statements are restated, but in the event of a restatement, IPC would adjust any awards as required by applicable law.

Consideration of Prior Years’ Compensation. The cumulative amounts realizable from prior years’ equity-based long-term incentive compensation generally are not considered in determining the amount or the elements of current year compensation. The Compensation Committee and IPC management believe that this approach is most consistent with the goal of motivating strong performance in each year by enabling key employees to continue to earn competitive compensation in exchange for achievement of annual and long-term financial goals.

Policy on Hedging. IPC’s Code of Conduct prohibits hedging and derivative transactions in the securities of IPC (other than transactions in stock options), such short sales, “put” or “call” options, swaps, collars or similar derivative transactions.

Pension Benefits and Nonqualified Deferred Compensation

To assist executives with their long-term financial security, IPC has maintained the pension benefits, nonqualified deferred compensation agreements and supplemental executive retirement plans for the benefit of Named Executive Officers that are described under—Post-Employment Benefits below.

Change in Control

IPC’s 2003 Stock Incentive Plan and 2007 Incentive Plan provide that all awards granted thereunder shall vest and any applicable transfer restrictions shall lapse immediately and become due and payable in the event that IPC undergoes a transaction that is deemed to be a change in control. The 2005 Stock Option Plan provides that all options granted thereunder shall vest immediately and become exercisable in the event that IPC undergoes a transaction that is deemed to be a change of control. The events that constitute “changes in control” are described below under—Potential Payments By IPC Upon Termination or Change in Control—Change in Control.

Role of Executive Officers in Compensation Decisions

The Compensation Committee approves the compensation (including base salary, annual bonus and long-term compensation) of Messrs. Cozens, Fallon and Weale, after considering the recommendations of the Chief Executive Officer. The Compensation Committee reviews and approves all company and individual goals and objectives relevant to the Chief Executive Officer’s compensation; evaluates the Chief Executive Officer’s performance in light of those goals and objectives; determines and approves the Chief Executive Officer’s compensation (including base salary, annual bonus, long-term compensation, executive benefits and perquisites) based on this evaluation; and reviews its decisions with the board.

No executive officer or other employee of IPC served as a member of the Compensation Committee or as a member of the compensation committee of any company where an executive officer of such company is a member of the Compensation Committee.

Employment Agreements and Other Agreements Entered into in 2009

On March 1, 2009, IPCRe entered into a Retirement and Consulting Agreement with Mr. Bryce and employment agreements with each of Messrs. Cozens, Fallon and Weale. The material terms of the Retirement and Consulting Agreement and the employment agreements are described below under—Employment and Other Agreements.

Summary Compensation Table

The following Summary Compensation Table summarizes the total compensation awarded to IPC’s Named Executive Officers in 2006, 2007 and 2008. Positions listed in the table set forth below are held with both IPC and IPCRe.

Name and Principal Position (a)	Year (b)	Salary (c)	Bonus (1) (d)	Share Awards (2) (e)	Option Awards (3) (f)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4) (g)	All Other Compensation (h)	Total (i)
James P. Bryce	2008	$869,140	$915,000	$1,169,170	$240,600	$608,623	$242,281	$4,044,814
President & Chief Executive Officer	2007	827,753	823,780	1,817,977	386,800	435,549	846,373	5,138,232
	2006	720,000	900,000	728,690	473,200	288,655	238,228	3,348,773

John R. Weale	2008	469,914	650,000	528,866	150,375	—	209,280	2,008,435
Executive Vice President & Chief Financial Officer	2007	447,537	597,312	350,315	241,750	—	226,117	1,863,031
	2006	366,100	274,575	200,609	284,950	—	195,144	1,321,378

Stephen F. Fallon	2008	544,770	429,006	686,011	150,375	—	233,930	2,044,092
Executive Vice President	2007	518,829	613,534	451,182	241,750	—	231,192	2,056,487
	2006	424,000	424,000	251,475	299,350	—	252,389	1,651,214

Peter J.A. Cozens	2008	548,903	432,231	513,667	150,375	353,943	201,532	2,200,651
Executive Vice President	2007	522,765	671,902	864,557	241,750	285,347	235,722	2,822,043
	2006	424,000	424,000	271,234	284,950	137,776	229,342	1,771,303

(1)	The amounts in column (d) reflect the discretionary cash awards to the named individuals in relation to performance bonus compensation. The amounts quantified in column (d) reflect performance during 2006, 2007 and 2008 paid in February 2007, 2008 and 2009, respectively; 2007 amounts for Messrs. Weale, Fallon and Cozens include the special retention bonuses paid as of January 31, 2007.

(2)	The amounts in column (e) reflect the 2006, 2007 and 2008 compensation expense for awards (in the form of RSUs, PSUs and transfer-restricted IPC common shares) that were granted to Named Executive Officers prior to December 31, 2008, computed in accordance with SFAS 123(R). Assumptions used in the calculation of these amounts are disclosed in Note 7 to IPC’s audited financial statements for the fiscal years ended December 31, 2006, December 31, 2007, and December 31, 2008, included in IPC’s Annual Reports on Form 10-K filed with the SEC on February 27, 2007, on February 22, 2008, and on February 27, 2009, respectively.

(3)	The amounts in column (f) reflect the 2006, 2007 and 2008 compensation expense for awards (in the form of options to acquire IPC common shares) that were granted to Named Executive Officers prior to December 31, 2008, computed in accordance with SFAS 123(R). Assumptions used in the calculation of these amounts are disclosed in Note 7 to IPC’s audited financial statements for the fiscal years ended December 31, 2006, December 31, 2007, and December 31, 2008, included in IPC’s Annual Reports on Form 10-K filed with the SEC on February 27, 2007, on February 22, 2008, and on February 27, 2009, respectively.

(4)	The amounts in column (g) reflect the actuarial increase during 2006, 2007 and 2008 in the present value of the Named Executive Officer’s benefits under all defined benefit pension plans established by IPC determined using interest rate and mortality rate assumptions consistent with those used in IPC’s financial statements and includes amounts which the Named Executive Officer may not currently be entitled to receive because such amounts are not vested. The Named Executive Officers’ pension arrangements are described below in the narrative preceding the Pension Benefits Table.

All Other Compensation (column (h))

The amounts in column (h) comprise the following payments and benefits:

Name	Year	Perquisites and Other Personal Benefits (1)	Insurance Premiums	Company Contributions to Nonqualified Deferred Compensation Arrangements	Total
James P. Bryce	2008	$150,865	$18,838	$72,578	$242,281
President & Chief Executive Officer	2007	767,086	17,899	61,388	846,373
	2006	186,859	16,369	35,000	238,228

John R. Weale	2008	143,180	17,104	48,996	209,280
Executive Vice President & Chief Financial Officer	2007	166,243	17,496	42,378	226,117
	2006	142,101	14,738	38,305	195,144

Stephen F. Fallon	2008	159,988	21,203	52,739	233,930
Executive Vice President	2007	163,951	21,300	45,941	231,192
	2006	192,880	18,309	41,200	252,389

Peter J.A. Cozens	2008	140,503	10,371	50,658	201,532
Executive Vice President	2007	203,823	11,899	20,000	235,722
	2006	199,950	9,392	20,000	229,342

(1)	The amounts in this column are more fully explained in the “Perquisites” table below.

Perquisites

The “Perquisites and Other Personal Benefits” column of the table above comprises the following:

Name	Year	Housing Allowance	Cost of Living Allowance (1)	Home Leave Allowance	Education Allowance	Utility Allowance	Welfare Benefit	Club Dues	Tax Gross-Ups	Vacation Pay-Out	Total Perquisites and Other Personal Benefits
James P. Bryce	2008	$128,625	—	$8,221	—	$8,509	—	$5,510	—	—	$150,865
President & Chief Executive Officer	2007	100,500	—	14,592	—	9,458	—	7,400	$47,751	$587,385	767,086
	2006	93,875	$63,312	6,979	—	9,502	$8,441	4,750	—	—	186,859

John R. Weale	2008	118,625	—	13,705	—	4,860	—	5,990	—	—	143,180
Executive Vice President & Chief Financial Officer	2007	87,000	—	13,483	—	6,094	—	5,445	—	54,221	166,243
	2006	63,147	54,996	4,784	—	5,783	8,441	4,950	—	—	142,101

Stephen F. Fallon	2008	118,975	—	5,790	$16,370	9,093	—	9,760	—	—	159,988
Executive Vice President	2007	95,850	—	4,912	15,070	7,671	—	3,050	37,398	—	163,951
	2006	89,125	65,388	3,988	13,937	7,051	8,441	4,950	—	—	192,880

Peter J.A. Cozens	2008	123,875	—	7,743	—	5,685	—	3,200	—	—	140,503
Executive Vice President	2007	109,500	—	6,878	—	6,131	—	2,900	—	78,414	203,823
	2006	108,875	69,324	6,466	—	4,144	8,441	2,700	—	—	199,950

(1)	Cost of living allowances were provided to the executives during 2006; effective January 1, 2007, these allowances were incorporated into the executives’ base salaries.

Grants of Plan-Based Awards

On February 20, 2007, IPC’s board of directors terminated the 2005 Stock Option Plan with respect to the IPC common shares not at that time subject to options thereunder. No options to acquire IPC common shares were granted in 2008.

The following table describes the grants of RSUs and PSUs that were made to each of the Named Executive Officers in calendar year 2008.

		Estimated Future Payouts Under Equity Incentive Plan Awards (1)			All Other Share Awards: Number of Shares or Units of Shares (2)(f)	Grant date fair value of share, share incentive awards and option awards (3)(g)
Name (a)	Grant Date (b)	Threshold (c)	Target (d)	Maximum (e)
James P. Bryce	2/20/2008	—	—	—	61,215	$1,568,130
President & Chief Executive Officer	2/20/2008	30,608	61,215	91,823	—	—

John R. Weale	2/20/2008	—	—	—	19,858	508,698
Executive Vice President & Chief Financial Officer	2/20/2008	9,929	19,858	29,787	—	—

Stephen F. Fallon	2/20/2008	—	—	—	26,859	688,040
Executive Vice President	2/20/2008	13,430	26,859	40,289	—	—

Peter J.A. Cozens	2/20/2008	—	—	—	27,062	693,241
Executive Vice President	2/20/2008	13,531	27,062	40,593	—	—

(1)	Columns (c), (d) and (e) reflect the threshold, target and maximum number of IPC common shares to be issued at vesting in respect of the award of PSUs made in 2008. PSU awards are made on an annual basis in three-year overlapping performance cycles that vest at the end of such period. Subject to fulfilling the applicable performance conditions, a portion of the PSU award is locked in annually, as described in—Compensation Discussion and Analysis—Long-Term Incentive Awards. If certain measures are exceeded, a portion of the locked in PSUs will instead be held as cash for the benefit of the executive concerned and deferred for five years from the lock-in date (the top hat feature).

(2)	The amounts shown in column (f) reflect the number of RSUs granted to each Named Executive Officer in 2008 pursuant to the 2007 Incentive Plan. The RSUs vest in equal annual installments on each of the first four anniversaries of the date of grant.

(3)	The grant date fair value of the RSUs and PSUs was computed in accordance with SFAS 123(R). Assumptions used in the calculation of these amounts are disclosed in Note 7 to IPC’s audited financial statements for the fiscal year ended December 31, 2008, included in IPC’s Annual Report on Form 10-K filed with the SEC on February 27, 2009.

Equity Holdings and Value Realization

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information with respect to the Named Executive Officers concerning options outstanding as of December 31, 2008.

	Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (1)	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price (1)	Closing Market Price on Date of Grant	Option Grant Date	Option Expiration Date
James P. Bryce	35,000	—	$27.8500	$29.4300	1/2/2002	1/2/2012
President & Chief Executive Officer	30,000	—	31.5400	31.4900	1/2/2003	1/2/2013
	40,000	—	38.9000	40.2510	1/2/2004	1/2/2014
	30,000	10,000	43.0300	43.0300	1/3/2005	1/3/2015
	20,000	20,000	28.0000	28.0400	3/17/2006	3/17/2016

John R. Weale	4,000	—	22.8125	22.7500	1/4/1999	1/4/2009
Executive Vice President & Chief Financial Officer	6,000	—	15.3750	15.0000	1/3/2000	1/3/2010
	6,000	—	21.0000	22.1250	1/2/2001	1/2/2011
	20,000	—	27.8500	29.4300	1/2/2002	1/2/2012
	15,000	—	31.5400	31.4900	1/2/2003	1/2/2013
	25,000	—	38.9000	40.2510	1/2/2004	1/2/2014
	18,750	6,250	43.0300	43.0300	1/3/2005	1/3/2015
	12,500	12,500	28.0000	28.0400	3/17/2006	3/17/2016

Stephen F. Fallon	6,250	—	27.8500	29.4300	1/2/2002	1/2/2012
Executive Vice President	10,000	—	31.5400	31.4900	1/2/2003	1/2/2013
	18,750	—	38.9000	40.2510	1/2/2004	1/2/2014
	18,750	6,250	43.0300	43.0300	1/3/2005	1/3/2015
	12,500	12,500	28.0000	28.0400	3/17/2006	3/17/2016

Peter J.A. Cozens	5,000	—	27.8500	29.4300	1/2/2002	1/2/2012
Executive Vice President	7,500	—	31.5400	31.4900	1/2/2003	1/2/2013
	25,000	—	38.9000	40.2510	1/2/2004	1/2/2014
	18,750	6,250	43.0300	43.0300	1/3/2005	1/3/2015
	12,500	12,500	28.0000	28.0400	3/17/2006	3/17/2016

(1)	Between January 2, 1997, and March 17, 2006, IPC granted options to acquire IPC common shares to Named Executive Officers at exercise prices ranging from $13.375 to $43.03 per common share, as determined in accordance with the plan pursuant to which they were issued. In the case of the 2005 Stock Option Plan, the exercise price was equal to the closing price of IPC’s common shares on the trading day prior to the applicable date of grant and in the case of the predecessor plans, dated March 6, 1997, February 15, 2000, and December 22, 2003, the exercise price was the average of the closing prices of a common share on each of the ten consecutive trading days prior to the date of determination. All options listed above vest and become exercisable in four equal annual installments on each of the first four anniversaries of the date of grant of the option, and lapse on the tenth anniversary of the date of issue.

The following table sets forth certain information with respect to the Named Executive Officers concerning restricted share unit grant awards outstanding as of December 31, 2008.

	Restricted Share Unit (RSU) Awards
Name	Number of Shares or Units of Shares That Have Not Vested (1)	Market Value of Shares or Units of Shares That Have Not Vested (1)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (2)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (2)
James P. Bryce	37,835	$1,131,267	61,215	$1,830,329
President & Chief Executive Officer

John R. Weale	—	—	34,761	1,039,339
Executive Vice President & Chief Financial Officer

Stephen F. Fallon	—	—	45,390	1,357,146
Executive Vice President

Peter J.A. Cozens	18,531	554,062	27,062	809,154
Executive Vice President

(1)	The market value is based on IPC’s closing share price on December 31, 2008. All RSUs listed above vest, and the IPC common shares underlying such award are delivered, in four equal annual installments on each of the four anniversaries following the deemed date of grant of the award. Additionally, because Messrs. Bryce and Cozens are older than the retirement age provided under IPC’s 2003 Stock Incentive Plan, RSUs granted under that plan will vest upon their retirement.

(2)	The market value is based on IPC’s closing share price on December 31, 2008. All RSUs listed above vest, and the IPC common shares underlying such award are delivered, in four equal annual installments on each of the four anniversaries following the deemed date of grant of the award. Such awards were granted under IPC’s 2007 Incentive Plan, and RSUs granted under that plan do not automatically vest upon a grantee’s retirement unless the Compensation Committee determines otherwise.

The following table sets forth certain information with respect to the Named Executive Officers concerning PSU awards outstanding as of December 31, 2008.

	Performance Share Unit (PSU) Awards
Name	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (2)
James P. Bryce	60,966	$1,822,888
President & Chief Executive Officer

John R. Weale	19,777	591,342
Executive Vice President & Chief Financial Officer

Stephen F. Fallon	26,750	799,820
Executive Vice President

Peter J.A. Cozens	26,952	805,865
Executive Vice President

(1)

The column reflects the locked-down PSU awards together with the target number of IPC common shares to be issued at vesting in respect of PSU awards made in 2007 and 2008. The locked in PSUs will be eligible for vesting at the end of the three-year performance cycle. Such awards were provided under IPC’s 2007 Incentive Plan, and PSUs granted under that plan do not automatically vest upon a grantee’s retirement unless the Compensation Committee determines otherwise. For 2009 PSU awards, the performance metrics will be applied to the target number of shares upon the vesting of the award at the end of the three-year PSU performance cycle, and the resulting number of IPC common shares will be delivered.

(2)	The market value is based on IPC’s closing share price on December 31, 2008.

Option Exercises and Restricted Share Units Vested

The following table sets forth the amounts realized by each of the Named Executive Officers in calendar year 2008 as a result of the vesting of RSUs. No share options were exercised by our Named Executive Officers in 2008.

	Restricted Share Unit Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting
James P. Bryce	21,389	$702,188
President & Chief Executive Officer (1)

John R. Weale	8,034	260,818
Executive Vice President & Chief Financial Officer

Stephen F. Fallon	10,064	330,134
Executive Vice President

Peter J.A. Cozens	9,377	304,992
Executive Vice President (1)

(1)	SFAS 123(R) requires the immediate expensing of share-based awards granted to employees who are entitled to accelerated vesting upon their retirement. RSUs granted to employees who are entitled to accelerated vesting upon their retirement are deemed not to require future service, as stated in Note 7 to IPC’s audited financial statements for the fiscal year ended December 31, 2008, included in IPC’s Annual Report on Form 10-K filed with the SEC on February 27, 2009, so these were effectively vested as at December 31, 2008. Pursuant to the 2003 Stock Incentive Plan, Messrs. Bryce and Cozens are entitled to accelerated vesting of their RSUs upon their retirement based on their current age. The 2007 Incentive Plan does not provide for accelerated vesting upon a grantee’s retirement.

Post-Employment Benefits

Pension Benefits and Nonqualified Deferred Compensation: Individual Pension Arrangements.

Mr. Bryce. Mr. Bryce has entered into an individual pension arrangement with IPCRe, under which he is entitled to a retirement allowance equal to the value of a monthly lifetime benefit commencing upon his attaining age 65. This arrangement is not intended to qualify for tax-favored treatment under the Code. The annual amount of such benefit will equal 0.925% of Mr. Bryce’s average base pay during the 36 consecutive months out of his last 120 months prior to his termination up to “covered compensation” (described below) plus 1.425% of average base pay during the 36 consecutive months out of his last 120 months prior to his termination in excess of covered compensation, multiplied by his years of credited service after April 1, 1985. His benefit will be reduced by an amount equal to the benefit he accrued as of December 1, 1995, under the AIG U.S. Retirement Plan. “Covered compensation” is 150% of the 35-year average of the U.S. Social Security taxable wage bases in effect for each calendar year during the 35-year period ending with the last calendar year in which Mr. Bryce turns age 65, but is limited to the U.S. Social Security Wage Base in the year of Mr. Bryce’s retirement. At December 31, 2008, Mr. Bryce’s covered compensation was $102,000. Covered compensation pursuant to Mr. Bryce’s pension arrangement with IPCRe increases each year as Social Security taxable wage bases increase. A reduced benefit is payable upon retirement at an earlier age.

Mr. Cozens. Mr. Cozens has entered into an individual pension arrangement with IPCRe, under which he is entitled to a retirement allowance equal to the value of a monthly lifetime benefit commencing upon his attaining age 65. This arrangement is not intended to qualify for tax-favored treatment under the Code. The annual amount of such benefit will equal 1.75% of Mr. Cozens’ highest average base pay during the 36 consecutive months out of his last 120 months prior to his termination, multiplied by his years of credited service after April 1, 1995, less 1.43% of any governmental Social Security benefit to which he may be entitled multiplied by his years of credited service after April 1, 1995. A reduced benefit is payable upon retirement at an earlier age.

The table below sets forth the actuarial present value of each Named Executive Officer’s accumulated benefit under any applicable pension arrangement.

Pension Benefits

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit (1)
James P. Bryce President & Chief Executive Officer	Individual Pension Arrangement	23.75	$2,322,518

John R. Weale Executive Vice President & Chief Financial Officer	N/A	—	—

Stephen F. Fallon Executive Vice President	N/A	—	—

Peter J.A. Cozens Executive Vice President	Individual Pension Arrangement	13.75	1,229,822

(1)	The assumptions used to calculate the amounts in this column are described in Note 14 to IPC’s audited financial statements for the fiscal year ended December 31, 2008, included in IPC’s Annual Report on Form 10-K filed with the SEC on February 27, 2009, with the following exceptions: retirement age is 65 and future salary increases and increases in the Social Security Wage Base are disregarded. The following information was also used to estimate present values: a discount rate of 6.25% and 6.25% at December 31, 2007 and 2008, respectively; a lump sum rate of 4.77% and 4.17% at December 31, 2007 and 2008, respectively; the form of payment at retirement is a lump sum; historical rates of pay; and the mortality table for lump sum calculation (GATT 2003 (as described in IRS Rev. Ruling 2001-62)).

Pension Benefits and Nonqualified Deferred Compensation: Defined Contribution Retirement Plan.

Messrs. Cozens and Weale. Messrs. Cozens and Weale participate in the IPCRe Defined Contribution Retirement Plan. Under this plan, which is not intended to qualify for tax-favoured treatment under the Code, each participant defers a portion of his salary (as determined each year) and IPCRe contributes an equal amount, up to 5% of the participant’s salary. Amounts contributed pursuant to the plan are invested, among the investment options available thereunder, at the discretion of the employee. Participants are fully vested at all times in both their own and IPCRe’s contributions on their behalf to the plan.

Supplemental Executive Retirement Plan. IPCRe has a supplemental executive retirement plan (“SERP”) for the purpose of providing certain retirement benefits to IPCRe’s executive officers and other corporate officers approved by IPCRe’s board of directors. Under this plan, a participant may contribute a portion of his salary and bonus to the plan and IPCRe contributes 10% of the participant’s salary each year that the plan is in effect, subject to a maximum annual contribution per participant of $23,000. In addition, executives who do not participate in the IPCRe Defined Contribution Retirement Plan may defer a portion of their salary (as determined each year) into the SERP, and IPCRe contributes an equal amount, up to 5% of the participant’s salary. Amounts contributed pursuant to the plan are deemed to be invested, among the investment options available under the SERP, at the discretion of the employee. Participants are fully vested at all times in IPCRe’s contributions on their behalf to the SERP. Participants may begin to receive distributions from their accounts upon regular retirement at age 65, early retirement at age 55 or thereafter (at the election of the member employee), death or disability (as defined in the plan).

Nonqualified Deferred Compensation

Messrs. Bryce and Fallon. Messrs. Bryce and Fallon participate in a nonqualified deferred compensation arrangement with IPCRe that permits them to defer receipt of a portion of their base salaries and performance bonuses. However, The Emergency Economic Stabilization Act of 2008 that was enacted on October 3, 2008, added Section 457A to the Code, which generally requires compensation deferred under nonqualified deferred compensation plans of certain non-U.S. entities to be included in income when the compensation is no longer subject to a substantial risk of forfeiture. As a result of this, it is not tax-efficient for the IPC’s U.S. tax-paying executives to defer U.S. income tax attributable to services performed after December 31, 2008. In addition, deferrals attributable to services performed before January 1, 2009, are includible in income on the earlier of the last taxable year beginning before 2018 and the year in which there is no substantial risk of forfeiture.

Deferred Compensation Plan

Messrs. Bryce, Cozens, Fallon and Weale. From 1997 to 2002, each of the executives participated in a deferred compensation plan with IPCRe that permitted them to defer all or a portion of their annual incentive compensation. Amounts deferred under the plan are 100% vested and distributable to the participant upon request; provided, however, participating executives who are subject to Sections 409A and 457A of the Code will be paid in accordance with the requirements of those sections.

The table below sets forth the executive contributions, IPC’s contributions and the aggregate earnings, withdrawals and balances during 2008 under the retirement plans and nonqualified deferred compensation arrangements described above.

Name	Executive Contributions in Last Fiscal Year (1)	Company Contributions in Last Fiscal Year (2)	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals in Last Fiscal Year	Aggregate Balance at Last Fiscal Year-End
James P. Bryce	$1,388,721	$72,578	$(2,744,317)	$(200,000)	$5,423,425
President & Chief Executive Officer (3)

John R. Weale	23,496	48,996	(126,162)	—	419,709
Executive Vice President & Chief Financial Officer

Stephen F. Fallon	676,966	52,739	(1,444,884)	—	3,002,975
Executive Vice President (3)

Peter J.A. Cozens	—	50,658	(1,907)	—	187,164
Executive Vice President

(1)	The amounts reflected in this column reflect the amount of 2008 salary each of the Named Executive Officers contributed to nonqualified deferred compensation arrangements in 2008. The amounts reflected in this column are also reported as compensation to the Named Executive Officer in the salary column of the “Summary Compensation Table” on page 157.

(2)	Company contributions and aggregate balances include amounts contributed by IPCRe to nonqualified deferred compensation plans and the SERP in 2009 with respect to fiscal 2008 compensation. The amounts reflected in this column are also reported as compensation to the Named Executive Officer in the “All Other Compensation” column of the “Summary Compensation Table” on page 157.

Potential Payments By IPC Upon Termination or Change in Control

Change in Control and Severance

Upon termination of employment (as defined in the applicable plan), grantees may be eligible to receive payments under IPC’s 2003 Stock Incentive Plan, 2005 Stock Option Plan and 2007 Incentive Plan.

Change in Control

IPC’s 2003 Stock Incentive Plan and the 2005 Stock Option Plan provide that all awards granted thereunder shall vest (and become exercisable to the extent applicable) in the event IPC undergoes a transaction that is deemed to be a change in control. The 2007 Incentive Plan provides that all awards granted thereunder shall vest and any applicable transfer restrictions shall lapse immediately in the event a grantee’s employment is terminated (as defined in the plan) without cause within 12 months following a change in control.

A change of control under the 2003 Stock Incentive Plan and the 2005 Stock Option Plan means any of:

•	any person becoming the beneficial owner, directly or indirectly, of 50% or more of the combined voting power of IPC’s then outstanding voting securities;

•

a change in the composition of IPC’s board of directors over any two-year period where the directors serving at the beginning of such period (and any approved new directors) no longer constitute a majority by the end of the period (subject to certain exceptions);

•

the shareholders of IPC approving a merger, consolidation, amalgamation or reorganization or a court of competent jurisdiction approving a scheme of arrangement of IPC that would not result in the voting securities of IPC outstanding immediately prior thereto continuing to represent at least 50% of the combined voting power of the voting securities of IPC or such surviving entity outstanding immediately after such merger, consolidation, amalgamation, reorganization or scheme of arrangement; or

•	the shareholders of IPC approving a plan of complete liquidation of IPC or any agreement for the sale or disposition by IPC of all or substantially all of IPC’s assets.

A change in control under the 2007 Incentive Plan means any of:

•	any person becoming the beneficial owner, directly or indirectly, of 50% or more of the combined voting power of IPC’s then issued and outstanding voting securities;

•

a change in the composition of IPC’s board of directors over any two-year period where the directors serving at the beginning of such period (and any approved new directors) no longer constitute a majority by the end of the period (subject to certain exceptions);

•

consummation of a merger, consolidation, amalgamation or reorganization or a court of competent jurisdiction approving a scheme of arrangement of IPC that would not result in the voting securities of IPC issued and outstanding immediately prior thereto continuing to represent at least 50% of the combined voting power of the voting securities of IPC or such surviving or continuing entity issued and outstanding immediately after such merger, consolidation, amalgamation, reorganization or scheme of arrangement; or

•	the shareholders of IPC approving a plan of complete liquidation of IPC or any agreement for the sale or disposition by IPC of all or substantially all of IPC’s assets.

Severance

IPC’s 2003 Stock Incentive Plan provides that, if a grantee’s employment is terminated (as defined in the plan) without cause, the grantee’s award to the extent not yet vested will thereupon be 100% vested. The 2005 Stock Option Plan provides that no part of any option may be exercised after the termination of employment (as defined in the plan) of a participant with IPC or any subsidiary, except that: (1) if such termination of employment is at or after normal retirement age or due to disability, any portion of an option, whether or not exercisable at the time of such termination, may be exercised by the participant at any time within the term of the option; and (2) if such termination of employment is not at or after normal retirement age or due to disability or death, with the approval of IPC’s board of directors, any portion of an option may be exercised by the participant within such period as IPC’s board of directors may determine after such termination, but only to the extent such option was exercisable at the time of such termination unless IPC’s board of directors otherwise determines.

IPC’s 2007 Incentive Plan provides that, in the event of a grantee’s termination of employment due to death or disability, on the date of termination of employment (1) each of the grantee’s then outstanding awards shall vest under the terms of the plan and the applicable award agreement, and (2) unless the applicable award agreement provides otherwise, all transfer restrictions on the grantee’s then issued and outstanding restricted shares shall lapse. Unless the applicable award agreement provides otherwise, in the event of the grantee’s termination of employment for any other reason, (1) awards that have not vested shall be forfeited and cancelled and (2) restricted shares that have not vested under the terms of the award agreement shall be repurchased or acquired by IPC as treasury shares for an aggregate price of $1.00.

The Named Executive Officers are fully vested in the SERP and would be entitled to receive their full account balance either in a lump sum or in up to fifteen annual installments, at their election, upon the termination of their employment. Messrs. Bryce and Cozens are fully vested in their respective individual pension arrangements and would be entitled to receive, at their election, the applicable account balance as cash or as a pension benefit in accordance with the amounts shown in the following table, upon the termination of their employment.

The following table quantifies certain amounts that would be payable to Named Executive Officers upon severance or change in control. The amounts reflected in the table assume a December 31, 2008, termination of employment. Because the table assumes a December 31, 2008, termination of employment, the table does not include any information regarding the severance provisions in the Retirement and Consulting Agreement and the employment agreements which were entered into on March 1, 2009, and which are described below under—Employment and Other Agreements. The payments and benefits shown in the table in respect of Messrs. Bryce and Cozens reflect the fact that they satisfy the conditions for accelerated vesting of their outstanding equity awards under the 2003 Stock Incentive Plan and the 2005 Stock Option Plan upon their retirement.

Name	Benefit	Before Change in Control Termination w/o Cause or for Good Reason	After Change in Control (1) Termination w/o Cause or for Good Reason	Before Change in Control Termination for Cause or w/o Good Reason	After Change in Control (1) Termination for Cause or w/o Good Reason	Voluntary Termination	Death	Disability	Change in Control (1)
James P. Bryce President & Chief Executive Officer	Share option vesting acceleration (2)	—	38,000	—	38,000	—	38,000	38,000	38,000
	Restricted share unit vesting acceleration (3)	2,961,595	2,961,595	—	2,961,595	2,961,595	2,961,595	2,961,595	2,961,595
	Transfer-restricted common shares (5)	222,127	222,127	—	222,127	—	222,127	222,127	222,127
	PSU awards (6)	1,822,888	1,822,888	—	1,822,888	—	—	—	1,822,888
	Deferred cash (7)	186,657	186,657		186,657	—	—	—	186,657
	Individual Pension Arrangement	1,549,120	2,322,518	1,549,120	2,322,518	1,918,602	959,301	2,322,518	2,322,518
	Deferred Compensation Plan	219,257	219,257	219,257	219,257	219,257	219,257	219,257	219,257
	Supplemental Executive Retirement Plan (4)	2,076,892	2,076,892	2,076,892	2,076,892	2,076,892	2,076,892	2,076,892	2,076,892
	Individual Deferred Compensation Arrangement	3,127,276	3,127,276	—	3,127,276	3,127,276	3,127,276	3,127,276	3,127,276

Name	Benefit	Before Change in Control Termination w/o Cause or for Good Reason	After Change in Control (1) Termination w/o Cause or for Good Reason	Before Change in Control Termination for Cause or w/o Good Reason	After Change in Control (1) Termination for Cause or w/o Good Reason	Voluntary Termination	Death	Disability	Change in Control (1)
John R. Weale Executive Vice President & Chief Financial Officer	Share option vesting acceleration (2)	—	23,750	—	23,750	—	23,750	23,750	23,750
	Restricted share unit vesting acceleration (3)	—	1,039,369	—	1,039,369	—	1,039,369	1,039,369	1,039,369
	Transfer-restricted common shares (5)	78,846	78,846	—	78,846	—	78,846	78,846	78,846
	PSU awards (6)	591,342	591,342	—	591,342	—	—	—	591,342
	Deferred cash (7)	60,551	60,551	—	60,551	—	—	—	60,551
	Deferred Compensation Plan	65,375	65,375	65,375	65,375	65,375	65,375	65,375	65,375
	Defined Contribution Plan	253,116	253,116	253,116	253,116	253,116	253,116	253,116	253,116
	Supplemental Executive Retirement Plan (4)	101,218	101,218	101,218	101,218	101,218	101,218	101,218	101,218

Stephen F. Fallon Executive Vice President	Share option vesting acceleration (2)	—	23,750	—	23,750	—	23,750	23,750	23,750
	Restricted share unit vesting acceleration (3)	—	1,363,201	—	1,363,201	—	1,363,201	1,363,201	1,363,201
	Transfer-restricted common shares (5)	76,424	76,424	—	—	—	76,424	76,424	76,424
	PSU awards (6)	799,820	799,820	—	—	—	—	799,820	799,820
	Deferred cash (7)	81,897	81,897	—	—	—	—	81,897	81,897
	Deferred Compensation Plan	1,120,906	1,120,906	1,120,906	1,120,906	1,120,906	1,120,906	1,120,906	1,120,906
	Supplemental Executive Retirement Plan (4)	162,430	162,430	162,430	162,430	162,430	162,430	162,430	162,430
	Individual Deferred Compensation Arrangement	1,719,639	1,719,639	—	1,719,639	1,719,639	1,719,639	1,719,639	1,719,639

Peter J.A. Cozens Executive Vice President	Share option vesting acceleration (2)	—	23,750	—	23,750	—	23,750	23,750	23,750
	Restricted share unit vesting acceleration (3)	1,357,124	1,357,124	—	1,357,124	—	1,357,124	1,357,124	1,357,124
	Transfer-restricted common shares (5)	87,547	87,547	—	87,547	—	87,547	87,547	87,547
	PSU awards (6)	805,865	805,865	—	805,865	—	—	—	805,865
	Deferred cash (7)	82,519	82,519	—	82,519	—	—	—	82,519
	Individual Pension Arrangement	1,229,822	1,229,822	1,229,822	1,229,822	1,229,822	614,911	1,229,822	1,229,822
	Deferred Compensation Plan	63,878	63,878	63,878	63,878	63,878	63,878	63,878	63,878
	Defined Contribution Plan	3,084	3,084	3,084	3,084	3,084	3,084	3,084	3,084
	Supplemental Executive Retirement Plan (4)	120,202	120,202	120,202	120,202	120,202	120,202	120,202	120,202

(1)	In the event of a change in control, all outstanding share option awards will be fully exercisable and vested (the outstanding share options having all been granted under the 2005 Stock Option Plan). The intrinsic value (i.e., the amount by which the trading price of the underlying share exceeds the strike price for the option to acquire such share) of the unvested share options held by each Named Executive Officer as of December 31, 2008, that would become vested upon the occurrence of one of the events described in the preceding sentences is shown above. IPC’s 2003 Stock Incentive Plan provides that all RSUs and PSUs granted thereunder vest in the event IPC undergoes a change in control. IPC’s 2007 Incentive Plan provides that all RSUs and PSUs granted thereunder vest in the event a grantee’s employment is terminated without cause within 12 months following a change in control. The definition of “change in control” for purposes of the 2007 Incentive Plan, the 2005 Stock Option Plan and the 2003 Stock Incentive Plan is located above under—Change in Control and Severance.

(2)	Calculated based on the difference between the closing price of IPC’s IPC common shares on December 31, 2008 ($29.90) and the exercise price of unvested share options as of such date. Pursuant to the 2005 Stock Option Plan, if termination of employment is at or after normal retirement age or due to disability (as defined in the plan), any portion of an option, whether or not exercisable at the time of such termination, may be exercised by the participant at any time within the term of the option; and if such termination of employment is not at or after normal retirement age or due to disability or death, with the approval of IPC’s board of directors, any portion of an option may be exercised by the participant within such period as IPC’s board of directors may determine after such termination, but only to the extent such option was exercisable at the time of such termination unless IPC’s board of directors otherwise determines. Messrs. Bryce and Cozens are entitled to accelerated vesting of their outstanding options under the 2005 Stock Option Plan upon their retirement. Pursuant to the 2005 Stock Option Plan, in the event of the death of the participant (whether during or after the termination of his employment) any portion of an option exercisable at the time of death may be exercised within 12 months after the death of the participant (but in no event after the expiration of the term of the option) by the person or persons to whom the participant’s rights under such option are transferred by will or the laws of descent and distribution. In the event of the death of the participant during his or her employment but prior to the time an option would normally become fully exercisable, such option shall be considered fully exercisable at the time of the death. Pursuant to the terms of the 2007 Incentive Plan, none of the outstanding awards under the 2007 Incentive Plan automatically vest upon retirement.

(3)	SFAS 123(R) requires the immediate expensing of share-based awards granted to employees who are entitled to accelerated vesting upon their retirement. RSUs granted to employees who are eligible for accelerated vesting upon their retirement are deemed not to require future service, as stated in Note 7 to IPC’s audited financial statements for the fiscal year ended December 31, 2008, included in IPC’s Annual Report on Form 10-K filed with the SEC on February 27, 2009, so these were effectively vested as at December 31, 2008. Pursuant to the 2003 Stock Incentive Plan, there is accelerated vesting of the RSUs when the employee retires. Furthermore, pursuant to the 2003 Stock Incentive Plan, upon the death or disability (as defined in IPC’s long-term disability plan, as in effect from time to time) of a grantee, the grantee’s award to the extent not yet vested will thereupon be 100% vested. Pursuant to the terms of the 2007 Incentive Plan, none of the outstanding awards under the 2007 Incentive Plan automatically vest upon retirement.

(4)	The Named Executive Officers are fully vested in IPC’s Supplemental Executive Retirement Plan and are entitled to receive their full account balance upon termination of employment.

(5)	In the event of the grantee’s termination of employment due to death or disability, all transfer restrictions on the grantee’s then issued and outstanding restricted shares lapse on the date of termination of employment and the intrinsic value (i.e., the trading price of the underlying shares) as of December 31, 2008, that would become vested upon the occurrence death or disability, is shown above. The Compensation Committee at any time may accelerate the lapse of any transfer restrictions on restricted shares and otherwise waive or amend any conditions of an award of restricted shares.

(6)	This number of PSUs represents the portion of the PSU award locked in as of December 31, 2008, plus the portion of any unvested mid-cycle awards that will vest at the original target level for the performance cycle. PSUs cliff vest on the third anniversary of the date of grant of the award.

(7)	This amount represents the cash portion of the PSU awards as a result of the top hat feature described above. The cash is deferred until the fifth anniversary of the date it is awarded.

Employment and Other Agreements

The following is a summary of the material terms of the employment-related agreements for the Named Executive Officers entered into in 2009.

Mr. Bryce: Retirement and Consulting Agreement. IPC entered into the Retirement and Consulting Agreement with Mr. Bryce, setting forth the terms of his employment through his retirement date and the terms of his consulting service thereafter. Under the Retirement and Consulting Agreement, Mr. Bryce will retire as an employee, officer and director of IPC and all of its affiliated entities not later than June 30, 2009. Until his retirement date, Mr. Bryce will continue to receive his current base salary and other employee benefits (including pension contributions, social insurance, medical, life and disability benefits, paid vacation, housing allowance, home leave and other perquisites). Mr. Bryce will also be entitled to receive any annual bonus that is awarded in respect of the 2008 performance year and a pro rata 2009 annual bonus at target value, unless his employment is terminated prior to June 30, 2009 for “Cause” (as defined in the Retirement and Consulting Agreement). In addition, (1) any unvested long-term incentive awards granted to Mr. Bryce before December 31, 2008 under any

IPC plan will vest upon his retirement, (2) any unvested mid-cycle awards of performance share units will vest at target, and (3) any long-term cash-based awards will be paid at retirement. In lieu of a 2009 long-term incentive award, Mr. Bryce will receive a cash payment upon his retirement equal to the target value of the long-term incentive award he would have received (pro rated through the retirement date).

Upon his retirement, Mr. Bryce will receive the payments and benefits under his individual retirement and deferred compensation agreements and IPC’s Supplemental Executive Retirement Plan, in each case in accordance with the terms of the applicable agreement or plan. Mr. Bryce will also retain all of his rights to indemnification by virtue of his position as an officer or director of IPC or other affiliated entities and the benefits under any directors’ and officers’ liability insurance policy maintained by IPC.

After his retirement, Mr. Bryce has agreed to be available to provide consulting services for up to 40 hours per month through December 31, 2009, unless the period is extended by mutual agreement of the parties. The term of this initial consulting period may be extended by mutual agreement. During the initial consulting period, Mr. Bryce will receive monthly consulting fees of $75,000, certain benefits (such as medical, life and disability) and reimbursement of expenses, including the cost of travel to and from Bermuda to his home. For the six-month period following the initial consulting period, Mr. Bryce agrees not to compete with IPC or to solicit any customers, directors, senior employees or consultants of IPC. Mr. Bryce has also agreed to release IPC generally from any claims he may have against it.

Messrs. Cozens, Fallon and Weale: Employment Agreements. Each of John R. Weale, Peter J. A. Cozens and Stephen F. Fallon, each of whom we refer to as an “IPC executive,” has entered into an employment agreement, which we refer to collectively as the “IPC employment agreements.” As provided in the IPC employment agreements, Mr. Weale will serve as Executive Vice President and Chief Financial Officer, Mr. Cozens will serve as Executive Vice President Underwriting (International), and Mr. Fallon will serve as Executive Vice President Underwriting (North America) of IPC. In addition to the annual compensation and benefits set forth in the IPC employment agreements, the IPC employment agreements also provide for a retention bonus if the IPC executives are employed by IPC on (or experience a qualifying termination prior to) December 31, 2009. The retention bonuses are $646,250 for Mr. Weale, $432,000 for Mr. Cozens and $429,000 for Mr. Fallon. The IPC executives’ employment will continue under the IPC employment agreements until the IPC executives are terminated in accordance with the provisions of the IPC employment agreements.

Each IPC executive may terminate his employment for “Good Reason” (as defined in the IPC employment agreements) by giving IPC six months’ notice in writing. Upon terminating his employment for Good Reason and subject to execution of a general release of claims on behalf of IPC, the IPC executive would be entitled to (1) an amount equal to the IPC executive’s base salary for one year plus the amount equal to the target amount of the IPC executive’s annual bonus; (2) an amount equal to the IPC executive’s annual housing allowance, (3) subject to the terms of IPC’s equity incentive plans, accelerated vesting of outstanding equity awards that would have vested within the 24 months following the expiration of the notice period and (4) continuation of participation (or the cost of continued participation) in IPC’s health plans for 12 months following the expiration of the notice period.

Each IPC executive’s employment may be terminated by IPC at any time except in the case of a termination (1) for “Cause” (as defined in the IPC employment agreements), (2) in connection with a “Change in Control” (as defined in the IPC employment agreements), (3) due to the IPC executive’s death or disability or (4) as a result of loss of the IPC executive’s work permit, by giving the IPC executive between one and six months’ notice in writing, or by making a payment in lieu thereof. Upon execution of a general release, the IPC executive would be entitled to (i) a payment equal to the difference between the IPC executive’s base salary for six months and any payments made in lieu of notice, (ii) a pro rated amount of his annual bonus to the date of termination, (iii) an amount equal to half of the target amount of the IPC executive’s annual bonus, (iv) an amount equal to half of the IPC executive’s annual housing allowance, (v) accelerated vesting of equity awards that would have vested within the 12 months following expiration of the notice period and (vi) continuation of participation (or the cost of continued participation) in IPC’s health plans for six months following the expiration of the notice period.

If the IPC executive’s employment is terminated by IPC within 12 months following a Change in Control, the IPC executive would, subject to execution of a general release of claims in favor of IPC, be entitled to (1) payment equal to the difference between the IPC executive’s base salary for one year and any payment made in lieu of notice, (2) a pro rated amount of the IPC executive’s annual bonus to the date of termination, (3) an amount equal to the target amount of the IPC executive’s annual bonus, (4) an amount equal to the IPC executive’s annual housing allowance, (5) accelerated vesting of outstanding equity awards and (6) continuation of participation (or the cost of continued participation) in IPC’s health plans for 12 months following the expiration of the notice period. The amalgamation and the transactions contemplated thereby will not constitute a Change in Control for purposes of the IPC employment agreements.

Under the terms of the Employment Agreements, the Executives are required to comply with confidentiality, non-competition and non-solicitation covenants.

IPC Compensation Committee Report

The following report of IPC’s Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing of IPC under the Securities Act or the Exchange Act, except to the extent IPC specifically incorporates this report by reference therein.

We have reviewed and discussed with management IPC’s Compensation Discussion and Analysis included in this joint proxy statement/prospectus. Based on this review and discussion, we recommend to the board of directors that IPC’s Compensation Discussion and Analysis referred to above be included in the joint proxy statement/prospectus.

IPC Compensation Committee

P.S. Christie (Chairman)

M.R. Bridges

M.J. Cascio

K.L. Hammond

L.A. Joaquin

IPC Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the board of directors has responsibility to review and to recommend to the board of directors the compensation of IPC’s officers. No executive officer or other employee of IPC served as a member of the Compensation Committee or as a member of the compensation committee of any company where an executive officer of such company is a member of the Compensation Committee. In addition, no executive officer served as a director of any company where an executive officer of such company served on IPC’s Compensation Committee, nor has any executive officer served as a member of the compensation committee of any company where an executive officer of such company served as a director of IPC.

IPC Audit Committee Report

The following report of IPC’s Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other IPC filing under the Securities Act or the Exchange Act, except to the extent IPC specifically incorporates this report by reference therein.

The role of IPC’s Audit Committee is to assist the board of directors in its oversight of IPC’s financial reporting process. The board of directors, in its business judgment, has determined that all members of IPC’s Audit Committee are “independent,” as required by the applicable listing standards of Nasdaq.

IPC’s Audit Committee operates pursuant to a charter that is reviewed and assessed on at least an annual basis, and which was last amended and restated by IPC’s board of directors on February 17, 2009. A copy of the charter of IPC’s Audit Committee is available on IPC’s website at http://www.ipcre.bm under “Financial Information—Corporate Governance.” As set forth in IPC’s Audit Committee charter, the management of IPC is responsible for the preparation, presentation and integrity of IPC’s financial statements, IPC’s accounting and financial reporting principles and policies and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing IPC’s financial statements, reviews of IPC’s quarterly financial statements, annually auditing the effectiveness of internal controls over financial reporting and other procedures. The independent auditors have free access to IPC’s Audit Committee to discuss any matters they deem appropriate.

In the performance of its oversight function, IPC’s Audit Committee has considered and discussed the audited financial statements with management and the independent auditors. IPC’s Audit Committee has also discussed with the independent auditors the matters required to be discussed by U.S. Auditing Standards (AU) Section 380, Communication with Audit Committees, as currently in effect. Finally, IPC’s Audit Committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, has considered whether the provision of non-audit services by the independent auditors to IPC is compatible with maintaining the auditors’ independence and has discussed with the auditors the auditors’ independence.

The members of the IPC Audit Committee are not professionally engaged in the practice of auditing or accounting. Members of IPC’s Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors.

Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of IPC’s Audit Committee referred to above and in the charter, the IPC Audit Committee recommended to the board of directors that the audited financial statements be included in IPC’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC.

IPC Audit Committee

M.R. Bridges (Chairman)

P.S. Christie

K.L. Hammond

L.A. Joaquin

A.P.D. Lancaster

COMPENSATION OF MAX’s EXECUTIVE OFFICERS

As mentioned above, upon closing of the amalgamation, Mr. Becker will be the President and Chief Executive Officer of the combined entity. In addition to Mr. Becker, Peter A. Minton, Max’s Chief Operating Officer, and Joseph W. Roberts, Max’s Chief Financial Officer will hold their respective titles with the combined entity and IPC’s Chief Financial Officer, John R. Weale, will become its Executive Vice President & Treasurer. Sarene A. Bourdages will serve as General Counsel and Melanie J. Saunders as Corporate Secretary.

Max’s Executive Officers

Set forth below is biographical information concerning each executive officer of Max and officer of Max’s subsidiaries who is not otherwise nominated for director of the combined entity.

Sarene A. Bourdages (age 38) joined Max and Max Bermuda in November 2002 as Vice President and Counsel and currently serves as Executive Vice President and General Counsel of Max. Ms. Bourdages will serve as General Counsel of the combined entity upon closing of the amalgamation. Ms. Bourdages has served as corporate secretary of Max USA since November 2006, Max and Max Bermuda since February 2007, Max Managers Ltd. and Max Diversified since March 2007, Max Capital Services BDA Ltd. (“MCS BDA”) and Max Capital Services USA Ltd. (“MCS USA”) since December 2007 and Max UK since November 2008. From 1999 to 2002, Ms. Bourdages was an associate at Akin Gump Strauss Hauer & Feld LLP in New York. From 1996 to 1999, she worked in international tax consulting at KPMG LLP. She is a member of the New York Bar.

Angelo M. Guagliano (age 55) has been President and Chief Executive Officer and a director of Max Bermuda since June 2007, a director of Max Europe, Max Re Europe and Max Insurance Europe since June 2007 and President of Max Insurance Europe and Max Re Europe since November 2008. Mr. Guagliano will continue in these positions upon closing of the amalgamation. Mr. Guagliano joined Max Bermuda in January 2003 as Managing Director and Chief Underwriting Officer Bermuda Insurance Operations. From March 2005 through June 2007, he held the position of President of the Insurance Division and Chief Underwriting Officer. From January 1995 to December 2002, Mr. Guagliano held various management positions at XL Insurance (Bermuda) Ltd., including Executive Vice President, Country Manager and Chief Excess Liability Underwriter and Manager. From 1988 to 1995, Mr. Guagliano worked for Reliance National in New York in their E&S Primary Unit. From 1981 to 1988, Mr. Guagliano worked as a Casualty Facultative Underwriter for Prudential Reinsurance Corporation and as an Excess Liability Underwriter for the Royal Insurance Company. Mr. Guagliano began his underwriting career with Harford Insurance Company in 1979.

Peter A. Minton (age 50) has served as a director of Max and Max Bermuda since July 2004 and as Executive Vice President and Chief Operating Officer of Max since October 2006. Mr. Minton will serve as Chief Operating Officer of the combined entity upon closing of the amalgamation. Mr. Minton joined Max and Max Bermuda in April 2000 as Senior Vice President and Chief Risk Officer. He was promoted to Executive Vice President in February 2001 and served as Max’s Chief Risk Officer until February 2007. Mr. Minton has served as a director of Max Diversified since October 2001; a director of Max Europe, Max Re Europe, Max Insurance Europe, Max Managers Ltd., Max USA and Grand Central Re Limited, which we refer to as Grand Central Re, since 2006; and a director of Max Specialty Insurance Company, Max Specialty Insurance Services Ltd. (“Max Specialty Services”), Max California Insurance Services Ltd. (“Max California”), Max Managers USA, MCS Ireland Ltd., Max Capital Services Ltd., MCS BDA and MCS USA since 2007. Mr. Minton has also served as Executive Vice President and Treasurer of Max USA since 2006. From 1999 to 2000, Mr. Minton was Managing Director and Head of Fixed Income Research for Scudder Kemper Investments. From 1996 to 1999, Mr. Minton was a Senior Vice President of Investments at General Reinsurance Company. From 1991 to 1996, Mr. Minton held the position of Principal and Head of Fixed Income Strategy at Morgan Stanley & Co. Incorporated. From 1984 to 1991, Mr. Minton was Vice President and Portfolio Manager at CMB Investment Counselors. Prior to joining CMB Investment Counselors, Mr. Minton was a tax planner in the Tax Department of Ernst & Whinney between 1981 and 1984.

Joseph W. Roberts (age 38) joined Max and Max Bermuda in May 2002 as Vice President and Controller and since April 1, 2007, has been Executive Vice President and Chief Financial Officer of Max. Mr. Roberts will serve as Chief Financial Officer of the combined entity upon closing of the amalgamation. Mr. Roberts has also serves as a director of Max Europe, Max Re Europe and Max Insurance Europe since June 2007 and was appointed President of Grand Central Re in April 2007. Prior to joining Max, he was a vice president for Overseas Partners Re Ltd. From 1994 to 2001, Mr. Roberts worked with KPMG, most recently as a senior manager, where he specialized in providing assurance-based services to the financial services sector. From 1987 to 1994, Mr. Roberts worked in public accounting in London, primarily with Moore Stephens. He is a member of the Institute of Chartered Accountants in England and Wales.

Stephen J. Vaccaro (age 60) has served as Chief Executive Officer and a director of Max Specialty since April 2007, Executive Vice President and a director of Max USA since May 2007 and December 2006, respectively, Chief Executive Officer and a director of Max California since April 2007, Chief Executive Officer, President and a director of Max Specialty Services since May 2007 and Chief Executive Officer and a director of Max America since June 2008. Mr. Vaccaro will continue in as director of the respective subsidiaries upon closing of the amalgamation. From December 2006 through April 2007, Mr. Vaccaro served as Chief Executive Officer of Max USA. Prior to joining Max USA, Mr. Vaccaro was President of the Specialty Underwriting Division of American Wholesale Insurance Group, where he was responsible for program operations and underwriting facilities. From 1995 to 2004, Mr. Vaccaro was President and Chief Operating Officer of the Essex Insurance Company, a subsidiary of the Markel Corporation, an international property and casualty holding company. Mr. Vaccaro started his career in 1970 in New York with Chubb and Son and has held various management positions over the years with AIG, Home Insurance Company and Industrial Indemnity Insurance.

Iain Bremner (age 44) joined the Company in November 2008 and serves as Managing Director of Max at Lloyd’s (formerly known as Imagine Syndicate Management Limited or ISML). Mr. Bremner also serves as a director of Max UK, Max at Lloyd’s, Max UK Underwriting Services Ltd. (“Max UK Underwriting”), Max Corporate Capital 2 Ltd., Max Corporate Capital 4 Ltd., Danish Re Group (UK) Limited (“Danish Re”) and Danre 1400 Singapore Pte. Ltd. (“Danre Singapore”). From 2005 until its acquisition by Max in 2008, Mr. Bremner served as Managing Director of ISML. From 2001 through 2005, he served as Managing Director, Finance Director and Compliance Office of Abacus Syndicates Ltd. Prior to 2001, Mr. Bremner served in various roles with Marsh McLennan, the Corporation of Lloyd’s and Steel Burrill Jones. Mr. Bremner has a degree from University College London in Geography and French and is a fellow of the Chartered Institute of Certified Accountants.

Matthew Petzold (age 56) joined Max in November 2008 and serves as Underwriting Director of Max at Lloyd’s (formerly known as ISML). Mr. Petzold also serves as a director of Max at Lloyd’s, Max UK Underwriting, Max Denmark, Danish Re and Danre Singapore. Mr. Petzold has served as Active Underwriter with Lloyd’s Syndicate 1400 since its formation in 1999 and as Underwriting Director at Danish Re from July 1999 through April 2005. From 2006 until its acquisition by Max in 2008, he was Underwriting Director at Imagine Syndicate Management Limited. Prior to entering Lloyd’s, Mr. Petzold served as an underwriter with Copenhagen Re UK from 1975 to 1988 including an appointment as Managing Director in 1996. Mr. Petzold is an Associate of the Chartered Insurance Institute and has a degree in Computing Science from the University of Essex.

Susan Spivak Bernstein (age 42) joined MCS USA in January 2009 and serves as Senior Vice President for Investor Relations. Ms. Spivak Bernstein previously held the position of Senior Equity Research Analyst at Wachovia Securities, a company she joined in 2002. Before joining Wachovia, Ms. Spivak Bernstein was Senior Non-life Insurance Equities Research Analyst with ABN AMRO. She previously served as Vice President, Equities Research Analyst with Donaldson, Lufkin & Jenrette and as Equities Research Associate with First Boston Corporation. Ms. Spivak Bernstein has been providing Bermuda insurance market research to investors since the early 1990s and has over twenty years of experience covering property and casualty insurance and reinsurance companies working as a sell-side equity research analyst. Ms. Spivak Bernstein is a 1988 graduate of the University of Michigan. She is an officer and past president of the Association of Insurance and Financial Analysts.

Kevin Werle (age 45) joined MCS USA in 2008 and serves as Executive Vice President and Chief Risk Officer. Mr. Werle was previously Vice President responsible for risk management, information technology, and quantitative research for New England Asset Management, Inc. (NEAM), a unit of Berkshire Hathaway’s General Reinsurance Corporation. Before joining the Berkshire Hathaway organization in 1998, Mr. Werle was Managing Director and Chief Operating Officer of Hartford Investment Management Company (HIMCO) and its affiliate, Hartford Investor Services, Inc. (HIS). He previously served as Vice President and Director, Investment Systems, at Hartford Financial Services Group; as a Senior Manager, Financial Services, at Andersen Consulting; and, early in his career, as a Systems Analyst/Programmer at CIGNA Investments. Mr. Werle is a Chartered Financial Analyst and received a Bachelor of Science Degree in Applied Mathematics from the University of Connecticut.

Executive and Director Compensation; Compensation Committee Interlocks and Insider Participation

The information appearing under Item 11—Executive Compensation (other than the section Compensation Committee Report) in Max’s Amendment No. 1 to the Annual Report on Form 10-K filed with the SEC on April 1, 2009, is incorporated by reference as though it were set forth in full hereunder. See Where You Can Find More Information on page 194.

BENEFICIAL OWNERSHIP OF COMMON SHARES

IPC

The table below sets forth certain information as of March 26, 2009, (unless otherwise specified) with respect to the beneficial ownership of IPC common shares by each person who is known to IPC, based on filings made by such person under Section 13(d) and Section 13(g) of the Exchange Act, to own beneficially more than 5% of the outstanding common shares, each person currently serving as a director of IPC, each nominee for director, the Chief Executive Officer, the Chief Financial Officer, each of the two most highly compensated executive officers of IPC other than the Chief Executive Officer and Chief Financial Officer and all directors and executive officers as a group.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percentage (2)
FMR LLC 82 Devonshire Street Boston, Massachusetts 02109	4,965,479	(3)	8.9%

Franklin Resources, Inc. One Franklin Parkway San Mateo, California 94403-1906	3,926,292	(4)	7.0%

Barclays Global Investors, NA. 400 Howard Street San Francisco, California 94105	2,811,789	(5)	5.0%

Mark R. Bridges	891	(6)	*
James P. Bryce	324,524	(7)	*
Michael J. Cascio	155	(6)	*
Peter S. Christie	891	(6)	*
Kenneth L. Hammond	891	(6)	*
L. Anthony Joaquin	891	(6)	*
Antony P.D. Lancaster	891	(6)	*
Peter J. A. Cozens	140,340	(8)	*
Stephen F. Fallon	144,669	(9)	*
John R. Weale	161,047	(10)	*
All Directors and executive officers as a group	775,190		1.4%

*	Less than 1% of the outstanding common shares.

(1)	In accordance with the rules of the SEC, a person is deemed to have “beneficial ownership” of common shares that such person has the rights to acquire within 60 days. For purposes of calculating percent ownership, each person’s holdings have been calculated assuming full exercise of outstanding options currently exercisable or exercisable within 60 days by such person and by including such person’s restricted stock units and performance share units vesting within 60 days, but not the exercise of options held by any other person. All amounts listed represent sole investment and voting power unless otherwise indicated.

(2)	Based on 55,948,821 common shares issued and outstanding at March 26, 2009.

(3)	According to information in the Schedule 13G/A filed on February 17, 2009, FMR LLC had the following dispositive powers with respect to common shares: (a) sole voting power: none; (b) shared voting power: none; (c) sole dispositive power: 4,965,479; and (d) shared dispositive power: none.

(4)	According to information reported in the Schedule 13G/A filed on February 6, 2009, Franklin Resources, Inc. had the following dispositive powers with respect to common shares: (a) sole voting power: 3,862,492; (b) shared voting power: none; (c) sole dispositive power: 3,926,292; (d) shared dispositive power: none.

(5)	According to information reported in the Schedule 13G filed on February 5, 2009, Barclays Global Investors, NA. had the following dispositive powers with respect to common shares: (a) sole voting power: 2,540,495; (b) shared voting power: none; (c) sole dispositive power: 2,811,789; (d) shared dispositive power: none.

(6)	Transfer-restricted common shares awarded as compensation for his services as a Director.

(7)	Includes 581 common shares that are held by the IRA trustee for Mr. Bryce’s wife, for which Mr. Bryce disclaims beneficial ownership, 175,000 common shares issuable upon the exercise of options and 7,429 transfer-restricted common shares.

(8)	Includes 81,250 common shares issuable upon the exercise of options and 2,928 transfer-restricted common shares.

(9)	Includes 78,750 common shares issuable upon the exercise of options and 2,556 transfer-restricted common shares.

(10)	Includes 115,750 common shares issuable upon the exercise of options and 2,637 transfer-restricted common shares.

Max

The table below sets forth certain information as of February 27, 2009, (unless otherwise specified), with respect to the beneficial ownership of Max common shares by each person who is known to Max, based on filings made by such person under Section 13(d) and Section 13(g) of the Exchange Act, to own beneficially more than 5% of the outstanding common shares of Max, each person currently serving as a director of Max, each nominee for director, the Chief Executive Officer, the Chief Financial Officer, each of the three most highly compensated executive officers of Max other than the Chief Executive Officer and Chief Financial Officer, and all directors and executive officers as a group. As of February 27, 2009, there were 56,681,987 common shares issued and outstanding. For purposes of the following table and the footnotes thereto, the term “currently exercisable” means exercisable as of February 27, 2009, or within 60 days following such date.

Name and Address of Beneficial Owner (1)	Number of Common Shares		Percent of Class (2)
Louis Moore Bacon Moore Holdings, LLC (“Moore Holdings”) 1251 Avenue of the Americas, 53rd Floor New York, NY 10020 USA	11,078,119	(3)	18.1%

Entities affiliated with Moore Capital Management, LLC (other than Moore Holdings, LLC) 1251 Avenue of the Americas, 53rd Floor New York, NY 10020 USA	2,333,334	(4)	4.1%

T. Rowe Price Associates, Inc. (“Price Associates”) 100 East Pratt Street Baltimore, MD 21202 USA	3,456,938	(5)	6.1%

W. Marston Becker	305,490	(6)	*
Angelo M. Guagliano	167,456	(7)	*
Peter A. Minton	482,935	(8)	*
Joseph W. Roberts	25,246	(9)	*
Stephen J. Vaccaro, Jr.	0	(10)	*
Zack H. Bacon III	202,000	(11)	*
Gordon F. Cheesbrough	2,000	(12)	*
K. Bruce Connell	4,000	(13)	*
Willis T. King, Jr.	60,000	(14)	*
William Kronenberg III	114,333	(15)	*
James H. MacNaughton	0	(16)	*
Steven M. Skala	46,666	(17)	*
Mario P. Torsiello	18,000	(18)	*
James L. Zech	363,647	(19)	*
All directors, nominees and executive officers, as a group (19 persons)	1,870,105	(20)	3.3%

*	Less than 1%

(1)	Unless otherwise stated, the address for each beneficial owner is c/o Max Capital Group Ltd., Max House, 2 Front Street, Hamilton HM 11, Bermuda.

(2)	Computed on the basis of (i) 56,681,987 shares outstanding as of February 27, 2009, plus (ii) options exercisable within 60 days thereafter and (iii) warrants exercisable within 60 days thereafter. Max’s bye-laws reduce the total voting power of any U.S. shareholder owning, directly or indirectly, beneficially or otherwise, as described in Max’s bye-laws, 9.5% or more of the common shares to less than 9.5% of the total voting power of Max’s capital stock unless otherwise waived at the discretion of Max’s board of directors. As a result of the application of Max’s bye-laws, the combined voting power of Moore Holdings, together with its affiliates, Moore Global Investments, Ltd. and Remington Investment Strategies, L.P., which we refer to collectively as the Moore Group, is now limited to less than 9.5%, which results in the increase of the voting power of other shareholders. Pursuant to Max’s bye-laws, the voting power of other shareholders, in aggregate, is increased by the same number of votes held by the Moore Group that are subject to the voting limitation. Such increase applies to each of the other shareholders in proportion to its voting power as determined on any applicable record date, provided that such increase will be limited to the extent necessary to avoid causing any U.S. shareholder to have 9.5% or more voting power. Max’s bye-laws also limit the number of Max’s common shares that may be owned by any person to less than 9.5% of Max’s total common shares outstanding, unless otherwise waived by the board of directors. Max’s board of directors has waived this ownership limitation with respect to the Moore Group.

(3)	Includes warrants to acquire 4,411,452 common shares beneficially owned by Moore Holdings. Does not include 1,666,667 common shares beneficially owned by Moore Global Investments, Ltd., which we refer to as MGI, or 666,667 common shares beneficially owned by Remington Investment Strategies, L.P., which we refer to as Remington. Does not include 237,333 common shares owned by family members of Mr. Louis Bacon including 202,000 common shares owned by Mr. Zack Bacon, his brother and one of Max’s directors. Mr. Louis Bacon, as the controlling member of Moore Holdings, may be deemed to beneficially own the common shares and warrants to acquire common shares beneficially owned by Moore Holdings.

(4)	Consists of 1,666,667 common shares held of record or beneficially by MGI and 666,667 common shares held of record or beneficially by Remington. Moore Capital exercises voting and investment power with respect to portfolio assets held for the account of MGI. Moore Capital Advisors, L.L.C. is the sole general partner of Remington. Mr. Louis Bacon is the majority shareholder of Moore Capital and is the majority equity holder of Moore Capital Advisors, L.L.C. As a result, Mr. Louis Bacon may be deemed to be the beneficial owner of the aggregate shares held of record or beneficially by MGI and Remington. Does not include 6,666,667 common shares or warrants to acquire 4,411,452 common shares beneficially owned by Moore Holdings as described in footnote 3.

(5)	Price Associates’ beneficial ownership of Max’s common shares is based solely on a Form 13G filed by Price Associates on February 12, 2009. These common shares are owned by various individual and institutional investors including T. Rowe Price Mutual Funds, which Price Associates serves as investment advisor with power to direct investments and/or sole power to vote the common shares. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of these common shares; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such common shares.

(6)	Includes (i) 2,000 common shares owned by the Becker Family Limited Partnership, of which Mr. Becker is a controlling partner, (ii) 1,156 common shares issued under Max’s Employee Stock Purchase Plan for U.S. Taxpayers, which we refer to as the ESPP-US, that remain subject to transfer restrictions and (iii) 226,667 common shares issuable upon the exercise of options issued under Max’s Incentive Plans that are currently exercisable. Does not include (i) 108,333 common shares issuable upon the exercise of options under Max’s Incentive Plans that are not currently exercisable and (ii) 160,621 restricted common shares issued under Max’s Incentive Plans that remain subject to vesting provisions.

(7)	Includes 77,090 common shares issuable upon the exercise of options issued under Max’s Incentive Plans that are currently exercisable. Does not include 154,230 restricted common shares issued under Max’s Incentive Plans that remain subject to vesting provisions.

(8)	Includes (i) warrants that are currently exercisable to acquire 116,652 common shares and (ii) 110,000 common shares issuable upon the exercise of options issued under Max’s Incentive Plans that are currently exercisable. Does not include 91,281 restricted common shares issued under Max’s Incentive Plans that remain subject to vesting provisions.

(9)	Includes (i) 12,090 common shares issuable upon the exercise of options issued under Max’s Incentive Plans that are currently exercisable and (ii) 1,156 common shares issued under Max’s Employee Stock Purchase Plan for Non-U.S. Taxpayers, which we refer to as the ESPP-NUS, that remain subject to transfer provisions. Does not include 104,172 restricted common shares issued under Max’s Incentive Plans that remain subject to vesting provisions.

(10)	Does not include (i) 300,000 common shares issuable upon the exercise of options under Max’s Incentive Plans that are not currently exercisable and (ii) 102,740 restricted common shares issued under Max’s Incentive Plans that remain subject to vesting provisions.

(11)	Includes 200,000 common shares beneficially owned by Mr. Zack Bacon that have been pledged to HSBC Bank USA pursuant to that certain Pledge and Hypothecation Agreement dated March 12, 2002. Mr. Zack Bacon disclaims any beneficial interest in the common shares beneficially owned by Mr. Louis Bacon, Moore Holdings and entities affiliated with Moore Capital. Does not include 8,000 restricted common shares issued under Max’s Incentive Plans that remain subject to vesting provisions.

(12)	Consists of 2,000 common shares held by PSV Investments Ltd., an entity controlled by Mr. Cheesbrough. Does not include 6,000 restricted common shares issued under Max’s Incentive Plans that remain subject to vesting restrictions.

(13)	Consists of 4,000 shares owned by Mr. Connell’s wife. Does not include 6,000 restricted common shares issued under Max’s Incentive Plans that remain subject to vesting restrictions.

(14)	Includes 2,000 common shares issuable upon the exercise of options issued under Max’s Incentive Plans that are currently exercisable. Does not include 8,000 restricted common shares issued under Max’s Incentive Plans that remain subject to vesting restrictions.

(15)	Does not include 8,000 restricted common shares issued under Max’s Incentive Plans that remain subject to vesting restrictions.

(16)	Does not include 4,000 restricted common shares issued under Max’s Incentive Plans that remain subject to vesting restrictions.

(17)	Includes (i) 26,666 common shares beneficially owned by Stockmoor Pty. Ltd., as to which Mr. Skala has a beneficial interest as the sole director thereof and as a beneficiary of a trust, the trustee of which is a shareholder in the ultimate holding company of Stockmoor Pty. Ltd. and (ii) 18,000 common shares issuable upon the exercise of options issued under Max’s Incentive Plans that are currently exercisable. Does not include 8,000 restricted common shares issued under Max’s Incentive Plans that remain subject to vesting provisions.

(18)	Consists of 18,000 common shares issuable upon the exercise of options issued under Max’s Incentive Plans that are currently exercisable. Does not include 8,000 restricted common shares issued under Max’s Incentive Plans that remain subject to vesting provisions.

(19)	Includes (i) 18,000 common shares issuable upon the exercise of options issued under Max’s Incentive Plans that are currently exercisable and (ii) 188,538 shares held in trust for the benefit of family members. Does not include 8,000 restricted common shares issued under Max’s Incentive Plans that remain subject to vesting provisions.

(20)	Includes (i) warrants that are currently exercisable to acquire 116,652 common shares, (ii) options to acquire 433,102 common shares that are currently exercisable, (iii) 1,156 common shares issued under Max’s ESPP-US that remain subject to transfer restriction and (iv) 1,156 common shares issued under Max’s ESPP-NUS that remain subject to transfer restrictions. Does not include (A) options to acquire 408,333 common shares that are not currently exercisable and (B) 766,335 restricted common shares issued under Max’s Incentive Plans that remain subject to vesting provisions.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following section is a summary of the anticipated material U.S. federal income tax consequences to U.S. holders of (1) the amalgamation and (2) holding and disposing of the combined entity’s common shares received pursuant to the amalgamation. The statements with respect to matters of U.S. federal income tax law contained in this section are the opinion of Sullivan & Cromwell LLP, counsel to IPC, and Akin Gump Strauss Hauer & Feld LLP, counsel to Max. The statements as to IPC’s or Max’s beliefs and conclusions as to the application of such tax laws to the amalgamation and to the combined entity represent the views of IPC’s and/or Max’s management (as the case may be) as to the application of such laws to the relevant facts and do not represent the legal opinions of either management team or of IPC’s or Max’s respective counsel.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Max common shares (or the combined entity’s common shares received pursuant to the amalgamation) that is for U.S. federal income tax purposes (1) an individual citizen or resident of the United States, (2) a corporation, or entity treated as a corporation, organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) a trust that (i) is subject to (a) the primary supervision of a court within the United States and (b) the authority of one or more U.S. persons to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person or (4) an estate that is subject to U.S. federal income tax on its income regardless of its source.

If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds Max common shares, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. A partner of a partnership holding Max common shares should consult the partner’s own tax advisor regarding the U.S. federal income tax consequences to such partner of the amalgamation and of holding and disposing of the combined entity’s common shares.

This discussion addresses only those U.S. holders of the combined entity’s common shares that acquire such shares pursuant to the amalgamation and those U.S. holders of Max common shares that hold their Max common shares as a capital asset within the meaning of section 1221 of the Code and does not address all of the U.S. federal income tax consequences that may be relevant to particular holders of Max common shares in light of their individual circumstances or, except where specifically identified, to holders of Max common shares that are subject to special rules, such as:

•	financial institutions;

•	insurance companies;

•	mutual funds;

•	S corporations, partnerships or other pass-through entities (or investors in S corporations, partnerships or other pass-through entities);

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark to market method of accounting;

•	persons that hold Max common shares as part of a straddle, hedge, constructive sale or conversion transaction;

•	shareholders who have a functional currency other than the U.S. dollar;

•	persons who are not U.S. holders;

•	Max shareholders who validly exercise their rights under Bermuda law to seek the determination of the fair value of their Max common shares in Bermuda courts;

•	shareholders who acquired their Max common shares through the exercise of an employee stock option or otherwise as compensation; and

•	shareholders who will own, directly, indirectly or constructively 5% or more of the combined entity’s common shares.

The following is based upon the Code, its legislative history, existing and proposed Treasury regulations under the Code and published rulings and decisions, all as currently in effect as of the date of this joint proxy statement/prospectus, and all of which are subject to change, possibly with retroactive effect. Tax considerations under state, local and non-U.S. laws, or federal laws other than those pertaining to income tax, are not addressed in this joint proxy statement/prospectus.

The Amalgamation

Tax Consequences of the Amalgamation Generally. Completion of the amalgamation is conditioned on, among other things, the receipt by each of Max and IPC of tax opinions from Akin Gump Strauss Hauer & Feld LLP and Sullivan & Cromwell LLP, respectively, that (1) the amalgamation will be treated for U.S. federal income tax purposes as a reorganization within the meaning of section 368(a) of the Code, (2) each of IPC and Max will be a party to that reorganization within the meaning of section 368(b) of the Code and (3) IPC will be treated, in respect of any shareholder who will own after the amalgamation less than 5% of the issued common shares of the combined entity (as determined under Treasury regulations section 1.367(a)-3(b)(1)(i)), as a corporation under section 367(a) of the Code with respect to each transfer of property thereto pursuant to the amalgamation. Neither Max nor IPC intends to waive or modify this condition. These opinions will be based on customary assumptions, including that the amalgamation will be consummated in accordance with the terms of the amalgamation agreement, and on representation letters provided by Max and IPC, to be delivered at the time of closing, as to certain factual matters. In rendering their respective opinions, Sullivan & Cromwell LLP and Akin Gump Strauss Hauer & Feld LLP will assume that the representations of IPC and Max are accurate, correct and complete in all respects at the time of the closing of the amalgamation, without regard to any qualifications as to knowledge, belief or intent. Neither of these tax opinions will be binding on the Internal Revenue Service. Neither IPC nor Max intends to request any ruling from the Internal Revenue Service as to the U.S. federal income tax consequences of the amalgamation.

Assuming the amalgamation is treated in the manner described in the tax opinions, with respect to U.S. holders who, after the amalgamation, will own less than 5% of the issued common shares of the combined entity (as determined by applying direct, indirect and constructive ownership rules):

•	no gain or loss will be recognized by such U.S. holders upon the exchange of Max common shares for IPC common shares (except with respect to any cash received instead of a fractional share);

•

the aggregate basis of IPC common shares received in the amalgamation will be the same as the aggregate basis of Max common shares for which it is exchanged, decreased by any basis attributable to a fractional share for which cash is received, as discussed below; and

•	the holding period of IPC common shares received in exchange for Max common shares will include the holding period of the Max common shares in respect of which they were exchanged.

If U.S. holders of Max common shares acquired different blocks of Max common shares at different times or at different prices, such holders’ basis and holding period in their common shares of the combined entity may be determined with reference to each block of Max common shares.

Cash Instead of a Fractional Share. Assuming the amalgamation is treated in the manner described in the tax opinions described above, if a U.S. holder who, after the amalgamation, will own less than 5% of the issued common shares of the combined entity (as determined by applying direct, indirect and constructive ownership tests) receives cash instead of a fractional share, it will be treated as having received the fractional share pursuant to the amalgamation and then as having sold that fractional share for cash. As a result, such a holder generally will recognize gain or loss equal to the difference between the amount of cash received and its basis in the fractional common share of the combined entity as determined above. Subject to the discussion of section 1248 of the Code below, this gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the amalgamation, the holding period for the shares (including the holding period of exchanged Max common shares) is greater than one year. Long-term capital gains of individuals are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Section 1248 of the Code generally treats a U.S. holder’s gain from the sale or exchange of shares in a non-U.S. corporation as a dividend to the extent of the non-U.S. corporation’s earnings and profits during the period that the U.S. holder held the shares (with certain adjustments) but only if the U.S. holder owned directly, indirectly or constructively 10% or more of the voting shares of the non-U.S. corporation (at any time during the five-year period ending on the date of disposition) when the non-U.S. corporation was a “controlled foreign corporation” (a “CFC”) (for more details on CFCs, see Holding and Disposing of the Combined Entity’s Common Shares—Controlled Foreign Corporation Rules). Furthermore, a 10% United States shareholder may in certain circumstances be required to report a disposition of shares of a CFC by attaching IRS Form 5471 to the United States income tax or information return that it would normally file for the taxable year in which the disposition occurs. Section 953(c)(7) of the Code generally provides that section 1248 of the Code will also apply to the sale or exchange of shares in a non-U.S. corporation if the non-U.S. corporation would be taxed as an insurance company if it were a domestic corporation and is 25% or more owned by U.S. persons, regardless of whether the shareholder is a 10% shareholder. Existing Treasury regulations do not address whether section 1248 of the Code and the requirement to file Form 5471 would apply if the non-U.S. corporation is not a CFC but the non-U.S. corporation has a subsidiary that is a CFC and that would be taxed as an insurance company if it were a domestic corporation. Max and IPC believe, based on the advice of counsel, that a strong argument exists that section 1248 of the Code and the requirement to file Form 5471 do not apply to dispositions of a fractional common share of the combined entity because (1) the combined entity should not have any U.S. shareholders that own directly, indirectly or constructively 10% or more of the voting power of the the combined entity’s common shares, and (2) the combined entity is not directly engaged in the insurance business and, under proposed Treasury regulations, sections 953(c)(7) and 1248 of the Code appear to be applicable only in the case of shares of corporations that are directly engaged in the insurance business. There can be no assurance, however, that the Internal Revenue Service will interpret the proposed Treasury regulations in this manner or that the proposed Treasury regulations will not be amended or promulgated in final form so as to provide that section 1248 of the Code and the requirement to file Form 5471 will apply to receiving cash in lieu of a fractional IPC common share. For more detail on the application of section 1248 of the Code, see Holding and Disposing of the Combined Entity’s Common Shares—Dispositions of Common Shares.

Miscellaneous. If a holder of Max common shares receives IPC common shares in the amalgamation and, immediately before the amalgamation, owned 5% or more, by vote or value, of Max common shares, the holder will be required to file a statement with its U.S. federal income tax return for the year of the amalgamation. The statement must set forth the holder of Max common shares’ basis in, and the fair market value of, the Max common shares exchanged in the amalgamation, the date of the amalgamation, and the name and employer identification number of IPC and Max, and such holder will be required to retain permanent records of these facts.

Backup Withholding and Information Reporting. Cash payments received in lieu of a fractional IPC common share by a non-corporate U.S. holder of Max common shares may, under certain circumstances, be subject to information reporting and backup withholding currently at a rate of 28%, unless the holder provides proof of an applicable exemption or furnishes its taxpayer identification number and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a holder under the backup withholding rules are not additional tax and generally will be allowed as a refund or credit against the holder’s U.S. federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service.

Determining the actual tax consequences of the amalgamation to you may be complex. They will depend on your specific situation and on factors that are not within Max’s or IPC’s control. You should consult with your own tax advisor regarding the tax consequences of the amalgamation in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or non-U.S. and other tax laws and of changes in those laws.

Holding and Disposing of the Combined Entity’s Common Shares

Dividends. Distributions by the combined entity to holders of the combined entity’s common shares will be treated as dividends for U.S. federal income tax purposes to the extent the combined entity has either accumulated earnings and profits (measured from the inception of IPC through the date of the distribution, and including any earnings and profits of Max, which will be inherited by the combined entity in the amalgamation) or current earnings and profits (for the entire taxable year in which the distribution is made). Distributions in excess of the combined entity’s current and accumulated earnings and profits, as determined for U.S. federal income tax purposes, will be treated as a non-taxable return of capital to the extent of a U.S. holder’s basis in the common shares and thereafter as capital gain.

Because IPC believes that it is not, and IPC and Max believe that the combined entity will not be, a passive foreign investment company (“PFIC”) for the reasons described below under Passive Foreign Investment Companies, IPC and Max believe that, if you are a non-corporate U.S. holder of the combined entity’s common shares, dividends paid to you in taxable years beginning before January 1, 2011, that constitute “qualified dividend income” will be taxable to you at a maximum tax rate of 15%, if you hold the the combined entity’s common shares for more than 60 days during the 121-day period that begins 60 days before the ex-dividend date and meet certain other holding period requirements under U.S. federal income tax rules. Dividends distributed by the combined entity with respect to the combined entity’s common shares generally will be “qualified dividend income” if, in the year that you receive the dividends, the common shares are readily tradable on an established securities market in the United States. The combined entity’s common shares will be listed on Nasdaq, and IPC and Max believe that such common shares should therefore be treated as readily tradable on an established securities market in the United States. For corporate U.S. holders, dividends paid by the combined entity will not be eligible for the dividends received deduction generally allowed to U.S. corporations in respect of dividends received from U.S. corporations.

Except as discussed below with respect to backup withholding, dividends paid by the combined entity to U.S. holders will not be subject to U.S. withholding tax.

Controlled Foreign Corporation Rules. If the combined entity (or any of its subsidiaries) is determined to be a CFC, each “United States shareholder” who owns, directly or indirectly, shares in such CFC on the last day of the CFC’s taxable year must include in its gross income for U.S. federal income tax purposes its pro rata share of the CFC’s “subpart F income,” even if the subpart F income is not distributed. IPC and Max anticipate that substantially all of the combined entity’s income (including that of its insurance subsidiaries) will be subpart F income.

In general, a non-U.S. insurance company such as IPCRe, Max Bermuda or any of the combined entity’s other insurance subsidiaries is treated as a CFC if “United States shareholders” (as defined below) collectively own more than 25% of the total combined voting power or total value of its stock, and a non-U.S. corporation that is not an insurance company (such as the combined entity) is treated as a CFC if “United States shareholders” collectively own more than 50% of the total combined voting power or total value of its stock, in each case for an uninterrupted period of 30 days or more during the tax year. For these purposes, any U.S. person who owns, directly or indirectly through non-U.S. persons, or is considered to own under applicable constructive ownership rules of the Code, 10% or more of the total combined voting power of all classes of stock of a non-U.S. corporation will be considered to be a “United States shareholder.”

Under the bye-laws of the combined entity, no single beneficial shareholder (except for certain passive investor intermediaries) will be permitted to exercise as much as 10% of the total combined voting power of the combined entity. As a result of this restriction, as well as information as to the current ownership of IPC’s common shares and those of Max and because of the restrictions that will apply to the transfer, issuance or repurchase of the combined entity’s common shares, IPC and Max believe that no shareholder of the combined entity should be treated as a “United States shareholder” of a CFC for purposes of these rules. There can be no assurance, however, that the CFC rules will not apply to shareholders of the combined entity, including as a result of their indirect ownership of the stock of the combined entity’s subsidiaries. Accordingly, U.S. persons who might, directly, indirectly or constructively, acquire 10% or more of the common shares of the combined entity or any of its subsidiaries should consider the possible application of the CFC rules.

Related Person Insurance Income Rules. Any U.S. person who owns shares of the combined entity (and hence indirectly owns shares of IPCRe, Max Bermuda or any of the combined entity’s other insurance company subsidiaries) on the last day of such insurance company’s taxable year may be required to include in its income for U.S. federal income tax purposes its pro rata share of such insurance company’s related person insurance income (“RPII”) for the taxable year if U.S. persons own, directly, indirectly or constructively, 25% or more of the shares of such insurance company for an uninterrupted period of at least 30 days during the taxable year. In general, RPII means premium and related investment income from the direct or indirect insurance or reinsurance of any direct or indirect U.S. shareholder of such insurance subsidiary, or any person related to such shareholder, including the combined entity. U.S. persons who own shares of an insurance company must include RPII in income only if such company’s RPII equals or exceeds 20% of its gross insurance income in any taxable year and at least 20% of the stock of such insurance company (measured by either voting power or value) is owned, directly or indirectly (under complex attribution rules), by (1) persons (including non-U.S. persons) who are insured, directly or indirectly, under policies of insurance or reinsurance written by such insurance company or (2) persons related to any such person. The amount of income included is determined as if such RPII were distributed proportionately to such U.S. persons on the last day of such taxable year, regardless of whether such income is actually distributed. A U.S. person’s pro rata share of an insurance subsidiary’s RPII for any taxable year, however, will not exceed its proportionate share of that subsidiary’s earnings and profits for the year (as determined for U.S. federal income tax purposes). The combined entity does not anticipate that any of its subsidiaries will have RPII that equals or exceeds 20% of such subsidiary’s gross insurance income. The amount of RPII earned by the combined entity’s insurance subsidiaries will depend on a number of factors, including the geographic distribution of the insurance company’s business and the identity of persons directly or indirectly insured or reinsured by such company. Because some of the factors that determine the extent of RPII in any period may be beyond the combined entity’s control, there can be no assurance that RPII of any of its insurance companies will not equal or exceed 20% of its gross insurance income in any taxable year. In addition, the combined entity may find it difficult to determine whether it is 20% or more owned (by either voting power or value), directly or indirectly (under complex attribution rules), by insured or reinsured persons or persons related to insured or reinsured persons.

If the RPII rules were to apply to any of the combined entity’s insurance subsidiaries:

•	a U.S. person’s tax basis in its common shares of the combined entity would be increased by the amount of any RPII that the shareholder includes in income;

•

the shareholder could exclude from income the amount of any distribution by the combined entity to the extent of the RPII included in income for the year in which the distribution was paid or for any prior year (which excluded amount would be applied to reduce the U.S. person’s tax basis in the common shares of the combined entity); and

•

each U.S. person who is a direct or indirect shareholder of the combined entity on the last day of its taxable year would be required to attach a Form 5471 to such person’s income tax or information return.

While, in certain circumstances, a U.S. person could exclude from income distributions with respect to RPII that a prior shareholder included in income, that exclusion will generally not be available to U.S. holders whose

Max common shares were exchanged for IPC common shares pursuant to the amalgamation or who acquired common shares of the combined entity in the public trading markets and therefore would be unable to identify the previous shareholder and demonstrate that such shareholder previously had included the RPII in income.

The amounts of the RPII inclusions may be subject to adjustment based upon subsequent IRS examination. A tax-exempt organization will be required to attach Form 5471 to its information return in the circumstances described above. Failure to file Form 5471 may result in penalties. In addition, U.S. holders who at any time own 10% or more of the common shares of the combined entity may have an independent obligation to file certain information returns.

There is a lack of definitive guidance interpreting the RPII provisions. Treasury regulations interpreting the RPII provisions of the Code exist only in proposed form. It is not certain whether these regulations will be adopted in their proposed form or what changes or clarifications might ultimately be made to the proposed regulations. Additionally, we cannot predict whether any changes to the proposed regulations, or any interpretation or application of the RPII rules by the Internal Revenue Service, the courts or otherwise might have retroactive effect. Accordingly, the meaning of the RPII provisions and their application to the combined entity and its subsidiaries is uncertain. In addition, there can be no assurance that the Internal Revenue Service will not challenge any determinations by the combined entity or any of its subsidiaries as to the amount, if any, of RPII that should be includible in income or that the amounts of the RPII inclusions will not be subject to adjustment based upon subsequent Internal Revenue Service examination.

Foreign Tax Credit. Max and IPC believe that at least 50% (determined by voting power or value) of the total outstanding shares of the combined entity may be owned by U.S. persons. Provided that the combined entity is so owned, dividends paid by the combined entity will be treated as partly U.S.-source and partly non-U.S.-source, in proportion to the source of the combined entity’s earnings and profits for the year in which the dividend is paid. Any amounts required to be included in income of U.S. holders under the CFC rules or the RPII rules, and any amounts treated as dividends under section 1248 of the Code, would also be partly non-U.S.-source and partly U.S.-source. For foreign tax credit limitation purposes, it is likely that substantially all of the RPII and dividends that are non-U.S.-source income will constitute either “passive” or “general” income.

Because the calculation of a taxpayer’s foreign tax credit limitation is complex and is dependent on the particular taxpayer’s circumstances, U.S. holders should consult their own tax advisors with respect to these matters.

Tax-Exempt Shareholders. Tax-exempt entities are generally required to treat certain subpart F insurance income, including RPII, that is includable in income by the tax-exempt entity as unrelated business taxable income.

Dispositions of Common Shares. Subject to the discussions below relating to the potential application of section 1248 of the Code or the PFIC rules, a U.S. holder will recognize capital gain or loss for U.S. federal income tax purposes upon the sale or exchange of any common shares of the combined entity equal to the difference between the amount realized upon such sale or exchange and such holder’s basis in the common shares of the combined entity. If a U.S. holder’s holding period for these common shares is more than one year, any gain will be subject to tax at a current maximum marginal tax rate of 15% for individuals and 35% for corporations. The ability to deduct any loss may be subject to limitations.

Section 1248 of the Code generally treats a U.S. holder’s gain from the sale or exchange of shares in a non-U.S. corporation as a dividend to the extent of the non-U.S. corporation’s earnings and profits during the period that the U.S. holder held the shares (with certain adjustments) but only if the U.S. holder owned directly, indirectly or constructively 10% or more of the voting shares of the non-U.S. corporation (at any time during the five-year period ending on the date of disposition) when the non-U.S. corporation was a CFC. Furthermore, a 10% United States shareholder may in certain circumstances be required to report a disposition of shares of a

CFC by attaching IRS Form 5471 to the United States income tax or information return that it would normally file for the taxable year in which the disposition occurs. Section 953(c)(7) of the Code generally provides that section 1248 of the Code will also apply to the sale or exchange of shares in a non-U.S. corporation if the non-U.S. corporation would be taxed as an insurance company if it were a domestic corporation and is 25% or more owned by U.S. persons, regardless of whether the shareholder is a 10% shareholder or whether RPII constitutes 20% or more of the corporation’s gross insurance income. Existing Treasury regulations do not address whether section 1248 of the Code and the requirement to file Form 5471 would apply if the non-U.S. corporation is not a CFC but the non-U.S. corporation has a subsidiary that is a CFC and that would be taxed as an insurance company if it were a domestic corporation (although, as discussed above, shareholders of 10% or more of the shares of the combined entity may have an independent obligation to file Form 5471). IPC and Max believe, based on the advice of counsel, that a strong argument exists that section 1248 of the Code and the requirement to file Form 5471 will not apply to dispositions of common shares of the combined entity because (i) the combined entity should not have any U.S. shareholders that own directly, indirectly or constructively 10% or more of the voting power of the common shares of the combined entity, and (ii) the combined entity is not directly engaged in the insurance business and, under proposed Treasury regulations, sections 953(c)(7) and 1248 of the Code appear to be applicable only in the case of shares of corporations that are directly engaged in the insurance business. There can be no assurance, however, that the Internal Revenue Service will interpret the proposed Treasury regulations in this manner or that the proposed Treasury regulations will not be amended or promulgated in final form so as to provide that section 1248 of the Code and the requirement to file Form 5471 will apply to dispositions of the combined entity’s common shares.

Passive Foreign Investment Companies. Special rules apply to dividends received from, or gain on disposition of stock in, non-U.S. corporations that are PFICs. In general, a non-U.S. corporation will be a PFIC if:

•	75% or more of its income constitutes “passive income”; or

•	50% or more of its assets produce, or are held for the production of, passive income.

If the combined entity were to be characterized as a PFIC, U.S. holders of the combined entity’s common shares would be subject to a penalty tax at the time of sale at a gain of these common shares, or upon receipt of an “excess distribution” with respect to these common shares, unless such shareholders elected to be taxed annually on these common shares regardless of whether or not dividends were distributed or shares were sold (please consult your own tax advisor with respect to your ability to make any such elections and the tax consequences of making any such elections). In general, a shareholder receives an “excess distribution” if the amount of the distribution is more than 125% of the average distribution with respect to the stock during the three preceding taxable years (or shorter period during which the taxpayer held the stock). In general, the penalty tax is equivalent to an interest charge on taxes that are deemed due during the period the shareholder owned the shares, computed by assuming that the excess distribution or gain (in the case of a sale) with respect to the shares was taxed in equal portions at the highest applicable tax rate throughout the shareholder’s period of ownership. The interest charge is equal to the applicable rate imposed on underpayments of U.S. federal income tax for such period. In addition to the penalty tax, if the combined entity were determined to be a PFIC, any gain on disposition would be treated as ordinary income (and hence would not be entitled to the 15% maximum rate for long-term capital gains recognized by individual taxpayers), and any dividends would not constitute qualified dividends (and hence would not be entitled to the 15% maximum rate on qualified dividends received by individual taxpayers).

For the above purposes, “passive income” generally includes interest, dividends, annuities and other investment income. The PFIC statutory provisions, however, contain an exception for income derived in the active conduct of an insurance business by a corporation which is predominantly engaged in an insurance business.

This exception is intended to ensure that income derived by a bona fide insurance company is not treated as passive income, except to the extent such income is attributable to financial reserves in excess of the reasonable needs of the insurance business. In IPC’s and Max’s view, each of the insurance company subsidiaries of IPC and Max are predominantly engaged in an insurance business and do not have financial reserves in excess of the reasonable needs of its insurance business. The PFIC statutory provisions (unlike the RPII provisions of the Code) contain a look-through rule stating that, for purposes of determining whether a non-U.S. corporation is a PFIC, such non-U.S. corporation shall be treated as if it received “directly its proportionate share of the income …” and as if it “held its proportionate share of the assets …” of any other corporation in which it owns at least 25% by value of the stock. While no explicit guidance is provided by the statutory language, IPC and Max believe that under this look-through rule the combined entity should be deemed to own the assets and to have received the income of all of its insurance subsidiaries directly and that such assets and income should be treated as assets and income of an insurance business for purposes of determining whether the combined entity qualifies for the insurance exception. Accordingly, IPC and Max believe that the combined entity should qualify for the exception and should not be a PFIC. This interpretation of the look-through rule is consistent with the legislative intention generally to exclude bona fide insurance companies from the application of the PFIC provisions. However, there can be no assurance as to what positions the Internal Revenue Service or a court might take in the future.

Information Reporting and Back-up Withholding. Information reporting to the Internal Revenue Service by paying agents and custodians located in the United States will be required with respect to payments of dividends on the combined entity’s common shares to U.S. holders. Thus, you may be subject to backup withholding with respect to dividends, unless you:

•	are a corporation or come within certain other exempt categories and, when required, demonstrate this fact; or

•	provide a taxpayer identification number, certify as to no loss of exemption from backup withholding and otherwise comply with applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax and may be credited against your regular U.S. federal income tax liability.

HOLDERS OF MAX COMMON SHARES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF HOLDING AND DISPOSING OF THE COMBINED ENTITY’S COMMON SHARES.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

IPC and Max

Effective as of November 1, 2008, IPCRe entered into a quota share reinsurance treaty with Max Bermuda, Max Re Europe and Max Insurance Europe that requires IPCRe to indemnify these Max subsidiaries for up to 23% of their losses arising from all ceded risks incepted or renewed during the term of the agreement and allocated to a dedicated account (subject to the terms, conditions and exclusions set forth in the agreement). The agreement can be cancelled by either party on October 31 of any calendar year upon 90 days’ prior written notice to the other party.

IPC

IPC’s Policies and Procedures for Review, Approval or Ratification of Related Person Transactions

IPC’s written Code of Conduct requires Directors and all employees to notify IPC of transactions involving IPC and a member of the immediate family of a Director or an employee, or an individual who has a close personal relationship with a Director or an employee of IPC. Conflicts of interest are prohibited under IPC’s Code of Conduct, unless they have been approved by IPC. All Directors and officers are required to complete an annual questionnaire to certify their compliance with IPC’s Code of Conduct.

When IPC becomes aware of a proposed or existing transaction with a related party, the company secretary, in consultation with management and external counsel, as appropriate, determines whether the transaction would require proxy disclosure as a related-party transaction. If such a determination is made, management and the company secretary, in consultation with external counsel, determine whether, in their view, the transaction should be permitted, whether it should be modified to avoid any potential conflict of interest, should be terminated, or whether some other action should be taken. If deemed necessary, such action is then referred to IPC’s Executive Committee, at its next meeting (or earlier, if appropriate), for review and final determination as it deems appropriate.

Max

The information appearing under the heading “Certain Relationships and Related Transactions” in Max’s Amendment No. 1 to the Annual Report on Form 10-K filed with the SEC on April 1, 2009, is hereby incorporated by reference as though it were set forth in full hereunder. See Where You Can Find More Information on page 194.

VALIDITY OF SECURITIES

The validity of IPC’s common shares under Bermuda law will be passed upon for IPC by Mello Jones & Martin, Hamilton, Bermuda.

EXPERTS

IPC’s consolidated financial statements as of December 31, 2008 and 2007, and for each of the years in the three-year period ended December 31, 2008, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.

Max’s consolidated financial statements as of December 31, 2008 and 2007, and for each of the years in the three-year period ended December 31, 2008, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.

ENFORCEABILITY OF CIVIL LIABILITIES UNDER THE

UNITED STATES FEDERAL SECURITIES LAWS

IPC and Max are Bermuda exempted companies, and certain of their respective officers and directors are residents of various jurisdictions outside of the United States. All or a substantial portion of their assets and those of their respective officers and directors are or may be located in jurisdictions outside the U.S. In particular, IPCRe and Max Bermuda are also Bermuda companies. Therefore, it ordinarily could be difficult for investors to effect service of process within the U.S. on IPC, Max or their respective officers and directors who reside outside of the U.S. or to enforce against them judgments of courts in the U.S., including judgments predicated upon civil liability under the U.S. federal securities laws. Notwithstanding the foregoing, IPC and Max have irrevocably agreed that they may be served with process with respect to actions based on offers and sales of the common shares made by this joint proxy statement/prospectus in the U.S. by serving CT Corporation System, 111 Eighth Avenue, New York, New York 10011, IPC’s and Max’s U.S. agent appointed for that purpose.

IPC SHAREHOLDER COMMUNICATION

IPC shareholders may communicate directly with members of the board of directors by writing to the board, as a group or individually, at IPC’s executive offices. If any written communication is received by IPC and addressed to: The board of directors of IPC Holdings, Ltd., any committee of the board or one or more named directors (or addressed to the Secretary of the company with a request to be forwarded to one or more members of the board), the company Secretary shall be responsible for promptly forwarding the correspondence to the appropriate board member(s). Obvious marketing materials or other general solicitations will not be forwarded. The board will generally respond in writing, or cause IPC to respond, to bona fide shareholder communications that express legitimate concerns or questions about IPC.

SHAREHOLDER PROPOSALS FOR ANNUAL GENERAL MEETINGS

IPC

If you wish to submit a proposal to be considered for inclusion in the proxy materials for the combined entity’s 2010 annual general meeting or propose a nominee for the board of directors, please send it to the Secretary, IPC Holdings, Ltd. (or Max Capital Group Ltd. after the closing date), American International Building, 29 Richmond Road, Pembroke HM 08, Bermuda. Under the rules of the SEC, proposals must be received no later than December 30, 2009, to be eligible for inclusion in the 2010 annual general meeting proxy statement. If a shareholder wishes to submit a proposal to the combined entity’s 2010 annual general meeting without including such proposal in the proxy statement for that meeting, that proposal will be considered untimely if the combined entity is not notified of such proposal by March 15, 2010.

The following will apply only if the closing occurs and the bye-law amendment described under Proposals to be Submitted to IPC Shareholders; Voting Requirements and Recommendations—Proposal 3: IPC Bye-Law Amendment to Provide for Advance Notice of Shareholder Nominees for Director and Other Shareholder Proposals on page 128 is approved by IPC shareholders:

Shareholders of the combined entity who intend to nominate persons for election as directors at annual general meetings of the combined entity must comply with the advance notice procedures and other provisions set forth in the combined entity’s bye-laws in order for such nominations to be properly brought before the general meeting. The combined entity’s Nominating Committee will consider nominees to the board of directors recommended by shareholders. Any such recommendation must be sent to the Secretary of the combined entity not less than 120 days prior to the scheduled date of the annual general meeting of shareholders and must be accompanied by written notice signed by the person to be proposed of his or her willingness to be elected. Any such recommendation must also include: (1) the names and addresses of the shareholders who intend to make the nomination and of the person or persons to be nominated; (2) a representation that such shareholders are holders of record of shares entitled to vote at such meeting and intend to appear in person or by proxy at the meeting to nominate the person or persons specified in the recommendation; (3) the class and number of shares that are beneficially owned by such shareholders; (4) a description of all arrangements or understandings between such shareholders and each nominee and any other person or persons whose nominations are to be made by such shareholders; and (5) such other information regarding each nominee proposed by such shareholders as would be required to be included in a proxy statement filed pursuant to Regulation 14A under the Exchange Act. The Nominating Committee may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

If a shareholder proposal is introduced at the 2010 annual general meeting of shareholders without any discussion of the proposal in the 2010 proxy statement and the shareholder does not notify the combined entity, in accordance with Bermuda corporate law, of the intent to raise such proposal at the annual general meeting of shareholders, then proxies received by the combined entity for the 2010 annual general meeting of shareholders will be voted by the persons named as such proxies in their discretion with respect to such proposal.

Max

Max will hold a 2009 annual general meeting of shareholders only if the amalgamation does not close. Shareholder proposals for the 2009 annual general meeting of shareholders, if it is to occur, must be received in writing by the Secretary of Max and must comply with the requirements of Bermuda corporate law and Max’s bye-laws in order to be considered for inclusion in Max’s proxy statement and form of proxy relating to such meeting. Such proposals should be directed to the attention of the Secretary, Max Capital Group Ltd., P.O. Box HM 2565, Hamilton HM KX, Bermuda. If it is determined that the amalgamation will not be completed as contemplated by the amalgamation agreement, Max will provide notice of the date fixed for the 2009 annual general meeting of shareholders, as well as the deadline for submitting shareholder proposals for such meeting and for having such shareholders proposals included in Max’s proxy statement.

Shareholders who intend to nominate persons for election as directors at annual general meetings of Max must comply with the advance notice procedures and other provisions set forth in Max’s bye-laws in order for such nominations to be properly brought before the general meeting. Max’s Nominating and Corporate Governance Committee considers nominees to the board of directors recommended by shareholders. Any such recommendation must be sent to the Secretary of Max not less than 120 days prior to the scheduled date of the annual general meeting of shareholders and must be accompanied by written notice signed by the person to be proposed of his or her willingness to be elected. Any such recommendation shall also include: (1) the names and addresses of the shareholders who intend to make the nomination and of the person or persons to be nominated; (2) a representation that such shareholders are holders of record of shares entitled to vote at such meeting and intend to appear in person or by proxy at the meeting to nominate the person or persons specified in the recommendation; (3) the class and number of shares that are beneficially owned by such shareholders; (4) a description of all arrangements or understandings between such shareholders and each nominee and any other person or persons nominations are to be made by such shareholders; and (5) such other information regarding each nominee proposed by such shareholders as would be required to be included in a proxy statement filed pursuant to Regulation 14A under the Exchange Act. The Nominating and Corporate Governance Committee may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

If a shareholder proposal is introduced at the 2009 annual general meeting of shareholders (if one is to occur) without any discussion of the proposal in the 2009 proxy statement and the shareholder does not notify Max, in accordance with Bermuda corporate law, of the intent to raise such proposal at the annual general meeting of shareholders, then proxies received by Max for the 2009 annual general meeting of shareholders will be voted by the persons named as such proxies in their discretion with respect to such proposal.

COSTS OF SOLICITING PROXIES

IPC and Max will each bear their respective costs of soliciting proxies. Solicitation will be made by mail, and may be made by directors, officers and employees, personally or by telephone or e-mail. Proxy cards and materials also will be distributed to beneficial owners of IPC and Max common shares through brokers, custodians, nominees and other parties, and IPC and Max, as the case may be, expect to reimburse such parties for their charges and expenses. IPC has retained Innisfree M&A Inc. to assist in the solicitation of IPC proxies at a fee not expected to exceed $60,000 plus an additional fee (to be mutually determined), plus reimbursement of out-of-pocket expenses, including phone calls and services relating to reimbursement of banks and brokers. Max has retained MacKenzie Partners Inc. to assist in the solicitation of Max proxies at a fee not expected to exceed $60,000 plus out-of-pocket expenses.

INTERNET WEBSITE AVAILABILITY OF PROXY MATERIALS

If you would like an additional copy of this joint proxy statement/prospectus or a copy of any other proxy material made available by IPC, please visit the free Internet website at http://www.ipcre.bm. You may access, download and print all proxy materials made available by IPC, including this joint proxy statement/prospectus, at the website.

If you would like an additional copy of this joint proxy statement/prospectus or a copy of any other proxy material made available by Max, please visit the free Internet website at http://www.maxcapgroup.com. You may access, download and print all proxy materials made available by Max, including this joint proxy statement/prospectus, at the website.

OTHER MATTERS

Other than the receipt of the minutes from the 2008 annual general meeting, IPC’s board does not know of any matters that may be presented at the IPC meeting other than those specifically set forth in the Notice of 2009 Annual General Meeting attached hereto. If matters other than those set forth in the Notice of 2009 Annual General Meeting come before the meeting or any adjournment thereof, the persons named in the accompanying form of proxy and acting thereunder will vote in their discretion with respect to such matters.

Other than the receipt of the minutes from the 2008 annual general meeting, Max has no knowledge of any business, other than described herein and customary procedural matters, that will be presented for consideration at the Max special meeting. In the event any other business is properly presented at the Max special meeting, it is intended that the persons named in the accompanying proxy will have authority to vote such proxy in their discretion on such business.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

IPC

Section 16(a) of the Exchange Act requires that IPC’s directors and executive officers, and persons who own more than 10% of a registered class of its equity securities, to file reports of ownership of, and transactions in, IPC’s equity securities with the SEC. Such directors, executive officers and shareholders are also required to furnish IPC with copies of all Section 16(a) reports they file. Purchases and sales of IPC’s equity securities by such persons are published on IPC’s website.

Based on a review of the copies of such reports, and on written representations from IPC’s directors and executive officers, IPC believes that all Section 16(a) filing requirements applicable to IPC’s directors, executive officers and shareholders were complied with during fiscal 2008, except that Messrs. Bridges, Christie, Joaquin and Lancaster, each a current director, inadvertently failed to timely file a Form 3 Initial Statement of Beneficial Ownership of Securities. Each has cured this deficiency in the course of the fiscal year.

Max

The U.S. federal securities laws require the filing of certain reports by officers, directors and beneficial owners of more than ten percent (10%) of Max’s securities with the SEC. Specific due dates have been established and Max is required to disclose any failure to file by these dates.

Based solely on a review of information furnished to Max, Max believes that during fiscal year 2008, its officers, directors and 10% shareholders satisfied all such filing requirements.

GLOSSARY

10% Shareholder, 121

9.5% Shareholder, 125

A.M. Best, 28

acquisition proposal, 91

acquisition transaction, 91

adjournment proposal, i

agreed fair value, 81

AIG, 100

ALAS, 135

alternative loss ratios, 59

amalgamated company, ii

amalgamation agreement, 32

amalgamation consideration, iii

authorized share capital increase, i

Bank of America, 38

BMA, 87

CFC, 181

closing, 32

closing date, 32

Code, 78

combined entity, ii

combined entity bye-laws, 102

combined entity case 1, 59

combined entity case 2, 59

Companies Act, 81

Controlled Shares, 121

Court, iii

Danish Re, 173

Danre Singapore, 173

director compensation plan, i

dissenting shareholder, 82

dissenting shares, 82

effective time, i

Exchange Act, 121

exchange ratio, ii

financial projections, 72

FSA, 99

HSR Act, 98

Interested Person, 109

IPC, 1

IPC bye-law amendments, i

IPC consultants, 59

IPC credit facility, 65

IPC employment agreements, 169

IPC executive, 76

IPC meeting, i

IPC plans, 76

IPC record date, v

IPCRe, ii

JPMorgan, 4

listed IPC common shares, 93

material adverse effect, 86

Max, 1

Max/Bank of America facility, 97

Max America, 1

Max Bermuda, 1

Max bye-law amendment, ii

Max bye-laws, 147

Max California, 172

Max case 1, 59

Max case 2, 59

Max Diversified, 136

Max Equity Awards, 77

Max Europe, 1

Max Insurance Europe, 1

Max Plans, 77

Max Re Europe, 1

Max record date, v

Max special meeting, i

Max Specialty Services, 172

Max UK, 1

Max UK Underwriting, 173

Max USA, 1

MCS BDA, 172

MCS USA, 167

measurement date, 93

Merrill Lynch, 5

monoline case, 59

Moore Holdings, 176

name change, i

named executive officers, 76

Named Executive Officers, 151

Nasdaq, 1

organic growth case, 59

PFIC, 182

Price Associates, 176

PSUs, 154

PwA, 151

required IPC vote, 93

Retirement and Consulting Agreement, 5

RPII, 183

RSUs, 153

run-off case, 59

SEC, 24

Securities Act, 8

SERP, 163

share issuance, i

superior proposal, 91

top hat, 152

Validus, vi

Validus’s offer, 9

Wachovia, 38

WHERE YOU CAN FIND MORE INFORMATION

IPC has filed a registration statement on Form S-4 to register with the SEC the IPC common shares to be issued to Max shareholders in the amalgamation, if approved. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of IPC in addition to being a joint proxy statement of IPC and Max. As allowed by SEC rules, this joint proxy statement/prospectus does not contain all the information you can find in the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, or the annexes to the registration statement. IPC and Max file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that IPC and Max file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. These SEC filings are also available to the public from the Internet worldwide website maintained by the SEC at http://www.sec.gov. Reports, proxy statements and other information concerning IPC and Max may also be inspected at the offices of The Nasdaq Stock Market, One Liberty Plaza, 165 Broadway, New York, NY 10006.

If you are an IPC shareholder or a Max shareholder, some of the documents previously filed with the SEC may have been sent to you, but you can also obtain any of them through IPC or Max, the SEC or the SEC’s Internet website as described above. Documents filed with the SEC are available from IPC or Max without charge, excluding all exhibits, except that, if IPC and Max have specifically incorporated by reference an exhibit in this joint proxy statement/prospectus, the exhibit will also be provided without charge.

You may obtain documents filed with the SEC by requesting them in writing or by telephone from the appropriate company at the following addresses:

IPC HOLDINGS, LTD.

American International Building

29 Richmond Road

Pembroke HM 08

Bermuda

(441) 298-5100

Attention: Melanie J. Saunders

MAX CAPITAL GROUP LTD.

Max House

2 Front Street, Hamilton HM 11

P.O. Box HM 2565, Hamilton HM KX, Bermuda

(441) 295-8800

Attention: Secretary

If you would like to request documents, please do so by —, 2009, in order to receive them before your shareholder meeting.

You can also get more information by visiting IPC’s website at http://www.ipcre.bm and Max’s website at http://www.maxcapgroup.com.

Materials from these websites and other websites mentioned in this joint proxy statement/prospectus are not incorporated by reference in this joint proxy statement/prospectus. If you are viewing this joint proxy statement/prospectus in electronic format, each of the URLs mentioned in this joint proxy statement/prospectus is an active textual reference only.

The SEC allows IPC and Max to “incorporate by reference” information in this joint proxy statement/prospectus, which means that the companies can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this joint proxy statement/prospectus, except for any information that is superseded by information included directly in this joint proxy statement/prospectus.

The documents listed below that IPC and Max have previously filed with the SEC are considered to be a part of this joint proxy statement/prospectus. They contain important business and financial information about the companies:

IPC Filings
(File No. 000-27662)

Annual Report on Form 10-K	For fiscal year ended December 31, 2008

Current Reports on Form 8-K	Filed on: March 2, 2009, March 10, 2009, March 11, 2009, March 31, 2009, and April 7, 2009 (other than the portions of those documents not deemed to be filed)

The description of IPC common shares contained in its registration statement on Form S-3, including any amendment or report filed for the purpose of updating the description.	Filed on April 27, 2006

Max Filings
(File No. 000-33047)

Annual Report on Form 10-K	For the fiscal year ended December 31, 2008 (as amended on Form 10-K/A filed on April 1, 2009)

Current Reports on Form 8-K	Filed on: January 26, 2009, February 18, 2009, February 23, 2009, March 2, 2009, March 10, 2009 (as amended on March 10, 2009), March 11, 2009, March 12, 2009, March 17, 2009, April 1, 2009, April 2, 2009, and April 6, 2009 (other than the portions of those documents not deemed to be filed)

The description of Max common shares contained in its registration statement on Form S-3, including any amendment or report filed for the purpose of updating the description.	Filed on August 20, 2007

Each of IPC and Max also incorporates by reference into this joint proxy statement/prospectus each document filed with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus, but before the date of each company’s shareholder meeting. To the extent, however, required by the rules and regulations of the SEC, each of IPC and Max will amend this joint proxy statement/prospectus to include information filed after the date of this joint proxy statement/prospectus.

IPC has supplied all of the information contained or incorporated by reference in this joint proxy statement/prospectus relating to IPC, as well as all unaudited pro forma financial information, and Max has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus relating to Max. This document constitutes the prospectus of IPC and a joint proxy statement of IPC and Max.

ANNEX A: AGREEMENT AND PLAN OF AMALGAMATION

AGREEMENT AND PLAN OF AMALGAMATION

Dated as of March 1, 2009

between

IPC HOLDINGS, LTD.,

IPC LIMITED

and

MAX CAPITAL GROUP LTD.

Exhibit A	Amalgamation Agreement
Exhibit B	IPC Post-Closing Directors
Exhibit C	IPC Officers
Exhibit D	IPCRe and Max Bermuda Directors and Officers
Exhibit E	Max Bye-Law Amendment
Exhibit F	IPC Bye-Law Amendments
Exhibit G	Book Value Illustrative Examples

AGREEMENT AND PLAN OF AMALGAMATION, dated as of March 1, 2009 (this “Agreement”), between IPC HOLDINGS, LTD., a Bermuda exempted company (“IPC”), IPC LIMITED, a Bermuda exempted company and a wholly-owned subsidiary of IPC (“Amalgamation Sub”), and MAX CAPITAL GROUP LTD., a Bermuda exempted company (“Max”).

WHEREAS, the board of directors of Max has adopted this Agreement and the Amalgamation Agreement (as defined in Section 1.1) and authorized and approved the amalgamation of Max with Amalgamation Sub upon the terms and subject to the conditions set forth herein (the “Amalgamation”), authorized and approved the Max Bye-Law Amendment (as defined in Section 3.9(a)) and deems it fair to, advisable to and in the best interests of Max to enter into this Agreement and to consummate the Amalgamation and the other transactions contemplated hereby;

WHEREAS, the board of directors of IPC has adopted this Agreement, authorized and approved the IPC Bye-Law Amendments (as defined in Section 3.9(b)), the Name Change (as defined in Section 3.9(b)) and the issuance of IPC Common Shares (as defined in Section 2.1(a)) in the Amalgamation (the “Share Issuance”) and shall nominate the Post-Closing Directors (as defined in Section 1.5(a)) and deems it fair, advisable and in the best interests of IPC to enter into this Agreement and to consummate the Share Issuance and the other transactions contemplated hereby;

WHEREAS, the board of directors of Amalgamation Sub has adopted this Agreement, authorized and approved the Amalgamation, and deems it advisable and in the best interests of Amalgamation Sub to enter into this Agreement and to consummate the Amalgamation and the other transactions contemplated hereby;

WHEREAS, this Agreement is being entered into in accordance with the Bermuda Companies Act of 1981, as amended (the “Companies Act”);

WHEREAS, IPC, Amalgamation Sub and Max desire to make certain representations, warranties and agreements in connection with the Amalgamation and also to prescribe various conditions to the Amalgamation; and

WHEREAS, it is intended that this Agreement shall constitute a “plan of reorganization,” within the meaning of Section 354 of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

ARTICLE I

THE AMALGAMATION

1.1 The Amalgamation; Effective Time. Subject to the provisions of this Agreement and the amalgamation agreement attached as Exhibit A (the “Amalgamation Agreement”), Amalgamation Sub and Max will cause an application for registration of an amalgamated company (the “Amalgamation Application”) to be prepared, executed and delivered to the Registrar of Companies in Bermuda (the “Registrar”) as provided under S.108 of the Companies Act on or prior to the Closing Date and will cause the Amalgamation to become effective pursuant to the Companies Act. The Amalgamation shall become effective upon the issuance of a Certificate of Amalgamation by the Registrar or such other time as the Certificate of Amalgamation may provide. The parties agree that they will request the Registrar provide in the Certificate of Amalgamation that the Effective Time will be the time when the Amalgamation Application is filed with the Registrar or another time mutually agreed by the parties (the “Effective Time”).

1.2 Closing. The closing of the Amalgamation (the “Closing”) will take place at 10:00 a.m. on the date (the “Closing Date”) that is the third business day after the satisfaction or waiver (if such waiver is permitted and effective under applicable Law (as defined in Section 3.5(a)) of the latest to be satisfied or waived of the conditions set forth in ARTICLE VI (excluding conditions that, by their terms, are to be satisfied on the Closing Date), unless another time or date is agreed to in writing by the parties. The Closing shall be held at the offices of Sullivan & Cromwell LLP, 125 Broad Street, in New York, NY, unless another place is agreed to in writing by the parties.

1.3 Effects of the Amalgamation. As of the Effective Time, subject to the terms and conditions of this Agreement and the Amalgamation Agreement, Max shall be amalgamated with Amalgamation Sub and the amalgamated company (the “Amalgamated Company”) shall continue after the Amalgamation. The parties acknowledge and agree that for purposes of Bermuda Law (a) the Amalgamation shall be effected so as to constitute an “amalgamation” in accordance with S.104 of the Companies Act, and (b) the Amalgamated Company shall be deemed to be an “amalgamated company” as such term is defined under the Companies Act. Under the Companies Act, from and after the Effective Time: (i) the Amalgamation of Max and Amalgamation Sub and their continuance as one company shall become effective; (ii) the property of each of Max and Amalgamation Sub shall become the property of Amalgamated Company; (iii) Amalgamated Company shall continue to be liable for the obligations and liabilities of each of Max and Amalgamation Sub; (iv) any existing cause of action, claim or liability to prosecution shall be unaffected; (v) a civil, criminal or administrative action or proceeding pending by or against Max or Amalgamation Sub may be continued to be prosecuted by or against Amalgamated Company; and (vi) a conviction against, or ruling, order or judgment in favor of or against, Max or Amalgamation Sub may be enforced by or against Amalgamated Company.

1.4 Amalgamated Company Bye-laws. The bye-laws of the Amalgamated Company shall be in a form to be mutually agreed by Max and IPC no later than March 5, 2009 and shall be attached to the Amalgamation Agreement.

1.5 Directors and Officers of IPC.

(a) Subject to the Required IPC Vote (as defined in Section 3.10(a)), IPC shall take all actions necessary so that immediately after the Effective Time, the board of directors of IPC shall be comprised of the individuals to be mutually agreed by Max and IPC no later than March 5, 2009 (and by amendment to this Agreement as of such date, to be identified on Exhibit B, as it may be further amended or modified from time to time after the date hereof and prior to the Effective Time by the mutual written agreement of the parties) to serve as directors of IPC after the Effective Time (as defined in Section 1.1) (the “Post-Closing Directors”) (six of whom are directors of IPC as of the date hereof, one of whom is Max’s chief executive officer as of the date hereof and five of whom are directors of Max as of the date hereof). Such individuals will serve as directors on the board of directors of IPC until the earlier of their resignation or removal or until their respective successors are duly elected or appointed. Subject to the Required IPC Vote, IPC shall take all actions necessary so that immediately after the Effective Time Kenneth L. Hammond (or his replacement pursuant to the terms of Section 1.5(d)) shall be the chairman of the board of directors of IPC and an individual to be designated by Max prior to March 5, 2009 (or his replacement pursuant to the terms of Section 1.5(d)) shall be the deputy chairman of the board of directors of IPC; provided, however, that if the individual who becomes the deputy chairman immediately after the Effective Time has not otherwise been replaced as deputy chairman pursuant to the terms of this Section 1.5(a), should the deputy chairman not be determined to be an “independent director” (within the meaning of the NASDAQ director independence requirements) by a majority of the board of directors of IPC within 18 months after the Closing Date, the board of directors of IPC shall elect a new deputy chairman.

(b) Subject to the Required IPC Vote, IPC shall take all actions reasonably necessary so that, immediately after the Effective Time, each committee of IPC’s board of directors is composed of the Post-Closing Directors identified with respect to such committee in Exhibit B (as it may be amended or modified from time to time after the date hereof and prior to the Effective Time by the mutual written agreement of the parties) until the earlier of their resignation or removal or until their respective successors are duly elected or appointed or such other time that the board of directors of IPC after the Closing determines to reconstitute or eliminate such committee.

(c) IPC shall take all actions necessary so that immediately after the Effective Time, the officers of IPC shall be comprised of the individuals identified in Exhibit C (as it may be amended or modified from time to time after the date hereof and prior to the Effective Time by the mutual written agreement of the parties) until the earlier of their resignation or removal or until their respective successors are duly elected or appointed.

(d) Notwithstanding anything to the contrary in this Agreement, should any of the Post-Closing Directors or officers identified in Exhibit B or Exhibit C be unwilling or unable to serve in the capacities provided for in this Section 1.5, then the parties shall cooperate in good faith to designate a mutually agreeable replacement and to amend Exhibit B or Exhibit C, as the case may be, accordingly.

1.6 Directors and Officers of the Amalgamated Company, Max Bermuda, IPCRe and Other Subsidiaries.

(a) IPC and Max shall take all actions necessary so that, immediately after the Effective Time, the boards of directors of Max Bermuda Ltd. (“Max Bermuda”), IPCRe Limited (“IPCRe”) and the Amalgamated Company shall be comprised of individuals to be mutually agreed by Max and IPC no later than March 5, 2009 (and by amendment to this Agreement as of such date, to be identified on Exhibit D, as it may be further amended or modified from time to time after the date hereof and prior to the Effective Time by the mutual written agreement of the parties) until the earlier of their resignation or removal or until their respective successors are duly elected or appointed. Following the Effective Time, the boards of directors of each other subsidiary of Max and IPC shall be comprised of such individuals as are directors of such entities as of the Effective Time until the earlier of their resignation or removal or until their respective successors are duly elected or appointed.

(b) IPC and Max shall take, and shall cause the Amalgamated Company, Max Bermuda and IPCRe to take, all actions reasonably necessary so that immediately after the Effective Time, the officers of Max Bermuda, IPCRe and the Amalgamated Company shall be comprised of the individuals identified in Exhibit D (as it may be amended or modified from time to time after the date hereof and prior to the Effective Time by the mutual written agreement of the parties) until the earlier of their resignation or removal or until their respective successors are duly elected or appointed.

(c) Section 1.5(d) is incorporated by reference herein, mutatis mutandi.

1.7 Company Names. Subject to the Required IPC Vote, IPC and Max shall take all actions reasonably necessary so that immediately after the Effective Time:

(a) The name of IPC shall be Max Capital Group Ltd.;

(b) The name of the Amalgamated Company shall be Max Holdings Ltd.; and

(c) The name of IPCRe shall be IPC Max Re Ltd.

ARTICLE II

CONVERSION OF MAX SECURITIES;

EXCHANGE OF CERTIFICATES

2.1 Effect on Share Capital. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Amalgamation and without any action on the part of the holder of any common shares in Max, each having a par value of $1.00 (each, a “Max Common Share”), as evidenced by way of entry in the register of shareholders of Max (the “Max Share Register”) or by share certificates registered in the name of a shareholder and representing outstanding Max Common Shares (each, a “Max Certificate”):

(a) Conversion of Max Common Shares. Each Max Common Share, issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall be cancelled and converted into the right to receive a fraction of a share in the share capital of IPC, each having a par value of $0.01 (each, a “IPC Common

Share”) equal to 0.6429 (the “Exchange Ratio”) (the Exchange Ratio, together with any cash paid in lieu of fractional shares in accordance with Section 2.2(e), the “Amalgamation Consideration”). Upon such conversion, each Max Common Share shall be cancelled and each holder of shares registered in the Max Share Register or holding a valid Max Certificate immediately prior to the Effective Time shall thereafter cease to have any rights with respect to such shares except the right to receive the Amalgamation Consideration. The Amalgamation Consideration shall be appropriately adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into IPC Common Shares or Max Common Shares), reorganization, recapitalization, reclassification or other like change with respect to IPC Common Shares or Max Common Shares having a record date on or after the date hereof and prior to the Effective Time.

(b) Cancellation of IPC-Owned Securities. Notwithstanding anything in this Agreement to the contrary, all Max Common Shares that are owned by IPC or by any subsidiary of IPC immediately prior to the Effective Time shall, by virtue of the Amalgamation, and without any action on the part of the holder thereof, automatically be cancelled and retired without any conversion thereof and shall cease to exist, and no payment shall be made in respect thereof.

(c) Shares of Dissenting Shareholders. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding Max Common Shares held by a person who did not vote in favor of the Amalgamation and who complies with all the provisions of the Companies Act concerning the right of holders of Max Common Shares to require appraisal of their Max Common Shares pursuant to Bermuda Law (such shareholder, a “Dissenting Shareholder”, and such shares, “Dissenting Shares”) shall not be converted into the right to receive the Amalgamation Consideration as described in Section 2.1(a), but shall be cancelled and converted into the right to receive the value thereof as appraised by a court under Section 106 of the Companies Act. In the event that a Dissenting Shareholder fails to perfect, effectively withdraws or otherwise waives any right to appraisal, its Max Common Shares shall be deemed to be cancelled and converted as of the Effective Time into the right to receive the Amalgamation Consideration for each such Dissenting Share, without interest. Max shall give IPC (i) prompt notice of (A) any written demands for appraisal of Dissenting Shares or withdrawals of such demands received by Max and (B) to the extent that Max has actual knowledge, any attempted applications to the Supreme Court of Bermuda for appraisal of the fair value of the Dissenting Shares, and (ii) the opportunity to participate with Max in all negotiations and proceedings with respect to any demands for appraisal under the Companies Act. Neither Max nor IPC shall, without the prior written consent of the other party (not to be unreasonably withheld or delayed), voluntarily make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

2.2 Exchange Procedures.

(a) Exchange Agent. Prior to the Effective Time, IPC shall designate an exchange agent reasonably acceptable to Max (the “Exchange Agent”) for the purpose of exchanging Max Common Shares outstanding immediately prior to the Effective Time. Prior to or at the Effective Time, IPC shall deposit, or shall cause to be deposited, with the Exchange Agent in accordance with this ARTICLE II, certificates, or at IPC’s option, shares in book entry form representing the IPC Common Shares to be exchanged in the Amalgamation, cash in an amount sufficient to pay any cash payable in lieu of fractional shares pursuant to Section 2.2(e) and any dividends or distributions to which the shareholders of Max may be entitled pursuant to Section 2.2(c). Such Amalgamation Consideration and cash so deposited are hereinafter referred to as the “Exchange Fund.” No interest shall be paid or accrued for the benefit of holders of the Max Certificates on cash amounts payable upon the surrender of such certificates pursuant to this Section 2.2.

(b) Exchange Procedures. As promptly as practicable following the Effective Time, IPC or the Amalgamated Company shall cause the Exchange Agent to mail, to each shareholder of Max, (i) a letter of transmittal (which shall be in such form and have such other provisions as the parties may reasonably specify) and (ii) where applicable, instructions for use in effecting the surrender of Max Certificates, to the extent available and in issue, in exchange for the Amalgamation Consideration. After the Effective Time, upon surrender of title to the Max Common Shares previously held by a shareholder of Max in accordance with this Section 2.2, together with such letter of transmittal duly executed if such shareholder holds Max Certificates, and such other documents as the Exchange Agent may reasonably require, a holder of Max Common Shares shall be entitled to receive in exchange therefor a certificate or book-entry representing that number of whole IPC Common Shares and any cash in lieu of fractional shares that such shareholder has the right to receive pursuant to this ARTICLE II, and any Max Certificate surrendered in respect thereof shall forthwith be marked as cancelled. In the event of a transfer of ownership of Max Common Shares that is not registered in the transfer records of Max, a certificate or book-entry representing the proper number of IPC Common Shares may be issued to a transferee if the Max Certificate representing such Max Common Shares (if any) is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.

(c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made with respect to IPC Common Shares with a record date on or after the Effective Time shall be paid to any shareholder of Max holding any unsurrendered Max Certificate with respect to the IPC Common Shares represented thereby, nor shall the cash payment in lieu of fractional shares be paid to any such shareholder pursuant to Section 2.2(e), until such shareholder shall surrender such Max Certificate in accordance with the procedures set forth in this ARTICLE II. Following the surrender of any such Max Certificate in accordance with the procedures set forth in this ARTICLE II, such shareholder shall be entitled to receive, in addition to the consideration set forth in Section 2.1(a), without interest, (i) at the time of such surrender, the amount of any dividends or other distributions with a record date on or after the Effective Time theretofore paid (but withheld pursuant to the immediately preceding sentence) with respect to such whole IPC Common Shares which a shareholder of Max holding such Max Certificate is entitled to receive hereunder, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole IPC Common Shares which such shareholder is entitled to receive hereunder.

(d) No Further Rights in Max Common Shares. All Amalgamation Consideration paid or issued upon the surrender of title to Max Common Shares in accordance with the terms of this ARTICLE II (including any cash paid pursuant to this ARTICLE II) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shareholders of Max, in their capacity as shareholders of Max prior to the Effective Time. There shall be no further registration of transfers on the stock transfer books of the Amalgamated Company of the Max Common Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Max Certificates are presented to IPC or to the Amalgamated Company or to the Exchange Agent for any reason, they shall be marked as cancelled and exchanged in accordance with this ARTICLE II, except as otherwise required by Law.

(e) No Fractional Shares. Notwithstanding anything in this Agreement to the contrary, no fraction of a IPC Common Share will be issued in connection with the Amalgamation, and in lieu thereof any shareholder of Max who would otherwise have been entitled to a fraction of a IPC Common Share, shall be paid upon surrender of title to Max Common Shares for exchange (and after taking into account and aggregating Max Common Shares represented by all Max Certificates surrendered by such holder, or as set out in the Max Share Register, as applicable) cash in an amount (without interest) equal to the product obtained by multiplying (i) the fractional share interest to which such shareholder (after taking into account and aggregating all Max Common Shares represented by all Max Certificates surrendered by such shareholder or as set out in the Max Share Register, as applicable) would otherwise be entitled by (ii) the Average IPC Share Price (as defined in Section 8.13(a)).

(f) Lost, Stolen or Destroyed Certificates. In the event any Max Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, the Amalgamation Consideration and any dividends or other distributions as may be required pursuant to this ARTICLE II in respect of the Max Common Shares represented by such lost, stolen or destroyed certificates; provided that IPC may, in its reasonable discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against IPC or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

(g) Termination of Exchange Fund. Unless a longer period is prescribed by applicable Law or IPC’s agreement with the Exchange Agent, any portion of the Exchange Fund that remains undistributed to the shareholders of Max for six months after the Effective Time shall be delivered to IPC, upon demand, and any shareholders of Max who have not theretofore complied with this ARTICLE II shall thereafter look only to IPC for payment of their claim for the Amalgamation Consideration and any dividends or distributions with respect to IPC Common Shares.

(h) No Liability. To the extent allowed under applicable Law, any Amalgamation Consideration and any dividends or distributions with respect to IPC Common Shares comprising the Amalgamation Consideration that remain undistributed to the shareholders of Max shall be delivered to and become the property of IPC on the day immediately prior to the day that such property is required to be delivered to any public official pursuant to any applicable abandoned property, escheat or similar Law. None of IPC, Amalgamation Sub, Amalgamated Company or the Exchange Agent shall be liable to any shareholder of Max for any such property delivered to IPC or to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(i) Withholding. The Exchange Agent, IPC and the Amalgamated Company shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any shareholder of Max such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of applicable tax Law. To the extent that amounts are so withheld by the Exchange Agent, IPC or the Amalgamated Company, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Max Common Shares in respect of which such deduction and withholding was made. The parties agree to cooperate with each other for purposes of determining whether any taxes are required to be withheld with respect to the Amalgamation.

2.3 Max Equity Awards.

(a) Max Stock Options. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the transactions contemplated by this Agreement and without any action on the part of any holder of any outstanding option to purchase Max Common Shares under any Max Share Plan (as defined in Section 3.2(a)), whether vested or unvested, exercisable or unexercisable (each, a “Max Share Option”), each Max Share Option that is outstanding and unexercised immediately prior thereto shall cease to represent a right acquire Max Common Shares and shall be converted into an option (a “New Option”) to purchase, on the same terms and conditions as were applicable under the terms of the Max Share Plan under which the Max Share Option was granted and the applicable award agreement thereunder (taking into account any accelerated vesting thereunder), such number of IPC Common Shares and at an exercise price per share determined as follows:

(1) Number of Shares. The number of IPC Common Shares subject to a New Option shall be equal to the product of (A) the number of Max Common Shares subject to such Max Share Option immediately prior to the Effective Time and (B) the Exchange Ratio, the product being rounded, if necessary, to the nearest whole share; and

(2) Exercise Price. The exercise price per IPC Common Share purchasable upon exercise of a New Option shall be equal to (A) the per share exercise price of the Max Share Option divided by (B) the Exchange Ratio, the quotient being rounded, if necessary, to the nearest cent.

The foregoing adjustments shall (i) in the case of any Max Share Option that is intended to be an “incentive stock option” under Section 422 of the Code, be determined in a manner consistent with the requirements of Section 424(a) of the Code and (ii) in the case of any Max Share Option that is not intended to be an “incentive stock option,” be determined in a manner consistent with the requirements of Section 409A of the Code.

(b) Max Other Awards. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the transactions contemplated by this Agreement and without any action on the part of any holder of any outstanding right of any kind, contingent or accrued, to acquire or receive Max Common Shares or benefits measured by the value of Max Common Shares, and each outstanding award of any kind consisting of Max Common Shares, in each case that may be held, awarded, outstanding, payable or reserved for issuance under any Max Share Plan and any other Max Benefit Plan (as defined in Section 8.13(a))), other than Max Share Options (the “Max Other Awards”), shall be deemed to be converted into the right to acquire or receive benefits measured by the value of (as the case may be) the number of IPC Common Shares equal to the product (rounded, if necessary, to the nearest whole number) of (x) the number of Max Common Shares subject to such Max Other Award immediately prior to the Effective Time and (y) the Exchange Ratio. Except as specifically provided above, following the Effective Time, each such right shall otherwise be subject to the same terms and conditions as were applicable to the rights under the relevant Max Share Plan or other Max Benefit Plan and the applicable award agreement thereunder (taking into account any accelerated vesting thereunder) immediately prior to the Effective Time.

(c) Corporate Actions. Before the Effective Time, Max, or its board of directors or an appropriate committee thereof, shall take all action necessary on its part to give effect to the provisions of Sections 2.3(a) and (b) and shall take such other actions reasonably requested by IPC to give effect to the foregoing (including obtaining the consent of the holder of or amending the terms of any Max Share Options, Max Other Awards or any Max Share Plan). Max shall take all actions necessary to ensure that, from and after the Effective Time, none of Max, IPC, the Amalgamated Company or any of their respective subsidiaries will be required to deliver Max Common Shares or other capital stock of Max to any person pursuant to or in settlement of Max Share Options or Max Other Awards at or after the Effective Time.

(d) Registration. If registration of any interests in the Max Share Plans or any other Max Benefit Plan or the IPC Common Shares issuable thereunder is required under the Securities Act, IPC shall file with the SEC within five business days after the Effective Time a registration statement on Form S-8 (or any successor or other appropriate forms) with respect to such interests of IPC Common Shares, and shall use its commercially reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or the prospectuses contained therein) for so long as the relevant Max Share Plans or other Max Benefit Plans, as applicable, remain in effect and such registration of interests therein or the IPC Common Shares issuable thereunder continues to be required.

(e) Notice to Equity Award Holders. As soon as practicable after the Effective Time, IPC shall deliver to the holders of Max Share Options and Max Other Awards appropriate notices setting forth such holders’ rights pursuant to any Max Share Plan or Max Benefit Plan and agreements evidencing such Max Share Options and Max Other Awards and stating that the Max Share Plans or Max Benefit Plans and such Max Share Options and Max Other Awards and agreements have been assumed by IPC and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.3 after giving effect to the Amalgamation and the terms of the Max Share Plans or Max Benefit Plans).

2.4 Max Warrants

(a) Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the transactions contemplated by this Agreement and without any action on the part of any holder of any outstanding warrant to purchase Max Common Shares issued pursuant to the Exchange Agreement, dated as of June 13, 2003 among Max Capital Group Ltd. (f/k/a Max Re Capital Ltd.) and Moore Holdings, LLC (a true and correct copy of which warrant Max has provided to IPC prior to the date of this Agreement) or that were issued (in substantially the form of the warrant filed as Exhibit 4.3 to the Form S-1 Registration Statement filed by Max with the SEC on July 6, 2001) to the other persons listed on Section 2.4 of the Max Disclosure Letter (all of the outstanding warrants to purchase Max Common Shares, collectively, the “Max Warrants”), each Max Warrant that is outstanding and unexercised immediately prior thereto shall cease to represent a right to acquire Max

Common Shares and shall be converted into a new warrant (a “New Warrant”) to purchase, on substantially the same terms and conditions as were applicable under the terms of the Max Warrant under which the Max Warrant was granted, such number of IPC Common Shares and at an exercise price per share determined as follows:

(i) Number of Shares. The number of IPC Common Shares subject to a New Warrant shall be equal to the product of (A) the number of Max Common Shares subject to such Max Warrant immediately prior to the Effective Time and (B) the Exchange Ratio, the product being rounded, if necessary, to the nearest whole share; and

(ii) Exercise Price. The exercise price per IPC Common Share purchasable upon exercise of a New Warrant shall be equal to (A) the per share exercise price of the Max Warrant divided by (B) the Exchange Ratio, the quotient being rounded, if necessary, to the nearest cent.

(b) The foregoing notwithstanding, the parties hereby acknowledge and agree that the Max Warrants require that Max, prior to the Closing:

(i) make appropriate provisions (in form and substance satisfactory to the Max Warrant holders) to insure that the Max Warrant holders shall therafter have the right to acquire and receive, in lieu of Max Common Shares immediately theretofore acquirable and receivable upon the exercise of such Max Warrant, such IPC Common Shares that such Max Warrant holder would have been entitled to receive if such Max Warrant holder had exercised the Max Warrant immediately prior to the Amalgamation;

(ii) make appropriate provisions (in form and substance satisfactory to the Max Warrant holders) to insure that the provisions of Section 2 of such Max Warrants shall thereafter be applicable to the New Warrants and that there is an immediate adjustment of the “Exercise Price” (as defined in such Max Warrant) to the value for the Max Common Shares reflected by the terms of the Amalgamation, and a corresponding immediate adjustment in the number of IPC Common Shares acquirable and receivable upon exercise of the New Warrants, if the value so reflected is less than the Exercise Price in effect immediately prior to the Amalgamation; and

(iii) use reasonable efforts to cause the Amalgamated Company to assume by written instrument (in form and substance reasonably satisfactory to the Max Warrant holders), the obligation to deliver to the Max Warrant holders such shares, securities or assets as, in accordance with such Max Warrants, that such New Warrant holders may be entitled to acquire.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Except as (i) set forth in the correspondingly identified subsection of the disclosure letter delivered by Max to IPC simultaneously with the execution of this Agreement (the “Max Disclosure Letter”) or the disclosure letter delivered by IPC to Max simultaneously with the execution of this Agreement (the “IPC Disclosure Letter” and each of the Max Disclosure Letter and the IPC Disclosure Letter, a “Disclosure Letter”), as the case may be, or (ii) disclosed in the relevant party’s SEC Documents filed with the SEC on or after January 1, 2008 and prior to the date of this Agreement (excluding any disclosures set forth in any risk factor section or forward-looking statements contained therein), Max hereby represents and warrants to IPC, and IPC (and Amalgamation Sub with respect to Sections 3.1(a), 3.1(c), 3.3 and 3.9(c)) hereby represents and warrants to Max, to the extent applicable, in each case with respect to itself and its subsidiaries, as follows:

3.1 Organization, Standing and Power.

(a) Each of it and its subsidiaries is a company or other legal entity duly organized and validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the Laws of its jurisdiction of incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so qualified has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The copies of its memorandum of association and bye-laws incorporated by reference in its Form 10-K for the year ended December 31, 2008, are true, complete and correct copies of such documents, are in full force and effect and have not been amended or otherwise modified, except as they may be or have been amended or otherwise modified pursuant to the IPC Bye-Law Amendments (as defined in Section 3.9(b)) or the Max Bye-Law Amendment (as defined in Section 3.9(a)), as applicable.

(c) IPC and Amalgamation Sub represent to Max that: (i) true and complete copies of the memorandum of association and bye-laws of Amalgamation Sub, each as in effect as of the date of this Agreement, have previously been made available to Max, (ii) Amalgamation Sub was formed by IPC solely for the purpose of effecting the Amalgamation and the other transactions contemplated by this Agreement, and (iii) Amalgamation Sub has not conducted any business prior to the date hereof and has no, and immediately prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement.

3.2 Capital Structure.

(a) Its authorized share capital and outstanding common shares as of the date set forth in the corresponding section of its Disclosure Letter, including any shares reserved for issuance upon the exercise or payment of outstanding warrants and outstanding stock options or other equity related awards (such stock option and other equity-based award plans, agreements and programs, collectively, in the case of Max, the “Max Share Plans” and, in the case of IPC, the “IPC Share Plans”), is described in the corresponding section of its Disclosure Letter. In the case of Max, none of its Common Shares are held by it or by its subsidiaries. In the case of IPC, its Common Shares that are held by it and its subsidiaries are described in the corresponding section of its Disclosure Letter. All of its outstanding Common Shares have been duly authorized and validly issued and are fully paid and non-assessable and not subject to preemptive rights. Section 3.2(a) of its Disclosure Letter sets forth a list of all warrants, options, restricted stock, restricted stock units or other equity awards outstanding as of the date hereof.

(b) From January 1, 2009 to the date hereof, it has not issued or permitted to be issued any common shares, share appreciation rights or securities exercisable or exchangeable for or convertible into shares in its or any of its subsidiaries’ share capital.

(c) It or one of its wholly-owned subsidiaries owns all of the issued and outstanding shares in the share capital of its subsidiaries, beneficially and of record, and all such shares are fully paid and nonassessable, are not subject to preemptive rights and are free and clear of any claim, lien or encumbrance.

(d) No bonds, debentures, notes or other indebtedness having the right to vote (or which are convertible into or exercisable for securities having the right to vote) on any matters on which shareholders may vote (“Voting Debt”) of it or any of its subsidiaries are issued or outstanding.

(e) Except for options or other equity-based awards issued or to be issued under the Max Share Plans (in the case of Max) or the IPC Share Plans (in the case of IPC), there are no options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character to which it or any of its subsidiaries is a party or by which it or any such subsidiary is bound (i) obligating it or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the share capital or any Voting Debt or other equity rights of it or any of its subsidiaries, (ii) obligating it or any of its subsidiaries to grant, extend or enter into any such option, warrant, call, convertible or exchangeable security, right, commitment or agreement or (iii) that provide the economic equivalent of an equity ownership interest in it or any of its subsidiaries.

(f) None of it or any of its subsidiaries is a party to any member or shareholder agreement, voting trust agreement or registration rights agreement relating to any equity securities of it or any of its subsidiaries or any other agreement relating to disposition, voting or dividends with respect to any equity securities of it or any of its subsidiaries. There are no outstanding contractual obligations of it or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares in the share capital of it or any of its subsidiaries.

(g) Since January 1, 2009 through the date of this Agreement, it has not declared, set aside, made or paid to its shareholders dividends or other distributions on the outstanding shares in its share capital.

(h) It has not waived any voting cut-back, transfer restrictions or similar provisions of its or its subsidiaries’ bye-laws with respect to any of its or their shareholders, except for such waivers set forth in its bye-laws.

3.3 Authority; Non-Contravention.

(a) It has all requisite corporate power and authority to enter into this Agreement and, subject to the approval of this Agreement by the Required Max Vote (as defined in Section 3.10(b)) (in the case of Max) or the Required IPC Vote (as defined in Section 3.10(a)) (in the case of IPC), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on its part and no other corporate proceedings on its part are necessary to authorize this Agreement and consummate the transactions contemplated hereby, subject to the Required Max Vote (in the case of Max) or the Required IPC Vote (in the case of IPC). This Agreement has been duly executed and delivered by it and (assuming the due authorization, execution and delivery by the other parties hereto) constitutes a valid and binding obligation of it, enforceable against it in accordance with its terms, except to the extent enforcement is limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and by general equitable principles.

(b) Neither the execution and delivery of this Agreement by it nor the consummation by it of the transactions contemplated hereby, nor compliance by it with any of the terms or provisions hereof, will (i) violate any provision of the memorandum of association or bye-laws of it (as they may be or have been amended or otherwise modified, in the case of IPC, pursuant to the IPC Bye-Law Amendments and in the case of Max, pursuant to the Max Bye-Law Amendment) or the memorandum of association, bye-laws or equivalent organizational documents of any of its subsidiaries or (ii) assuming that the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in Section 3.3(c) are duly obtained or made, (A) violate any Law (as defined in Section 3.5(a)) applicable to it or any of its subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the cancellation, suspension, non-renewal or termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon (1) any Permit (as defined in Section 3.5(a)) or (2) any of the respective properties or assets of it or any of its subsidiaries under, any of the terms, conditions or provisions of any loan or credit agreement, note, mortgage, indenture, lease, Max Benefit Plan (in the case of Max) or IPC Benefit Plan (as defined in Section 8.13(a)) (in the case of IPC) or other agreement, obligation or instrument to which it or any of its subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (with respect to clause (ii)) for such violations, conflicts or breaches that have not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority, body, agency, official or instrumentality, domestic or foreign, or self-regulatory organization or other similar non-governmental regulatory body (each, a “Governmental Entity”), is required to be made or obtained by it or any of its subsidiaries in connection with the execution and delivery of this Agreement by it or the consummation by it of the transactions contemplated hereby, except for (i) the filing of the Amalgamation Application and related attachments with the Registrar, (ii) the written notification to the Bermuda Monetary Authority regarding IPC’s acquisition of the Max Common Shares, (iii) such other applications, filings, authorizations, orders and approvals as may be required under applicable Laws (including all applicable Insurance Laws) of any jurisdiction and any approvals thereof, which are set forth in Section 3.3(c) of its Disclosure Letter, (iv) the filing with the SEC of such registrations, prospectuses, reports and other materials as may be required in connection with this Agreement and the transactions contemplated hereby, including the Joint Proxy Statement/Prospectus (as defined in Section 5.1(a), and the obtaining from the SEC of such orders as may be required in connection therewith, (v) compliance with any applicable requirements of NASDAQ, (vi) in the case of IPC, such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” Laws of various jurisdictions in connection with the issuance of the IPC Common Shares pursuant to this Agreement, and (vii) for any other such consent, approval, order or authorization of, or registration, declaration or filings, the failure of which to obtain or make would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

3.4 SEC Documents; Regulatory Reports; Undisclosed Liabilities.

(a) It and its subsidiaries have timely filed all required reports, schedules, registration statements and other documents with the SEC since January 1, 2008 (the “SEC Documents”). As of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Documents, and none of its or its subsidiaries’ SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of it and its subsidiaries included in its SEC Documents complied, as of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein) and fairly present in all material respects the consolidated financial position of it and its consolidated subsidiaries and the consolidated results of operations, changes in shareholders’ equity and cash flows of such companies as of the dates and for the periods shown. As of the date hereof, there are no outstanding written comments from the SEC with respect to its SEC Documents.

(b) Except for (i) those liabilities that are reflected or reserved for in its consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the SEC prior to the date of this Agreement, (ii) liabilities and obligations incurred pursuant to this Agreement, (iii) liabilities incurred since December 31, 2008 (1) in the ordinary course of business (including claims and any related litigation or arbitration arising in the ordinary course of business under Policies (as defined in Section 3.12(g)) or (2) pursuant to any Reinsurance Agreements (as defined in Section 3.12(d)) issued or assumed, as the case may be, by one of its Insurance Entities (as defined in Section 3.12(a)) for which adequate claims reserves have been established), and (iv) liabilities which have not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, it and its subsidiaries do not have, and since December 31, 2008, it and its subsidiaries have not incurred, any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise and whether or not required to be reflected in its financial statements in accordance with GAAP).

3.5 Compliance with Applicable Laws and Reporting Requirements. Except as has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect:

(a) It and its subsidiaries hold in full force and effect all permits, certifications, registrations, permissions, consents, franchises, concessions, licenses, variances, exemptions, orders, approvals and authorizations of all Governmental Entities necessary for the ownership and conduct of the business of it and its subsidiaries (including any insurance licenses or permissions from insurance regulatory authorities) in each of the jurisdictions in which it or its subsidiaries currently conduct or operate its business (the “Permits”), and it and its subsidiaries are in compliance with the terms and requirements of its Permits and any applicable law, statute, ordinance, common law, arbitration award, or any rule, regulation, judgment, order, writ, injunction, decree, agency requirement or published interpretation of any Governmental Entity, including all relevant bye-laws and regulations of the Council and Society of Lloyd’s incorporated under the Lloyd’s Act of 1871 to 1982 of England and Wales (“Lloyd’s”) in each of the jurisdictions in which it or its subsidiaries currently conduct business or operate (collectively “Laws”). The businesses of it and its subsidiaries have not been, and are not being, conducted in violation of any applicable Laws (including the USA PATRIOT Act of 2001, as amended, the Foreign Corrupt Practices Act, 15 U.S.C. § 78dd 1 et seq., as amended (or any other similar applicable foreign, federal, or state legal requirement), anti-money laundering laws, anti-terrorism laws, all applicable requirements relating to the sale, issuance, marketing, advertising and administration of insurance products (including licensing and appointments) and all Laws regulating the business and products of insurance and all applicable orders and directives of insurance regulatory authorities (the “Insurance Laws”) and all applicable laws or other legal requirements relating to the retention of e-mail and other information). It and its subsidiaries have not received, at any time since January 1, 2007, any written notice or communication from any Governmental Entity regarding any actual, alleged, or potential violation of, or a failure to comply with, any Laws or the terms and requirements of any Permit or any actual or potential revocation, withdrawal, suspension, cancellation, modification, or termination of any Permit. All applications required to have been filed for the renewal of each Permit or other filings required to be made with respect to each Permit held by it or its subsidiaries have been duly filed on a timely basis with the appropriate Governmental Entity.

(b) It has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to it, including its consolidated subsidiaries, is made known to its principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting its principal executive officer and principal financial officer to material information required to be included in its periodic reports under the Exchange Act and ensure that the information required to be disclosed in its SEC Documents is recorded, processed, summarized and reported within the time periods specified by the SEC’s rules and forms. It and its subsidiaries maintain a system of internal controls over financial reporting sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. The records, systems, controls, data and information of it and its subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of it or its subsidiaries or accountants (including all means of access thereto and therefrom) and are held or maintained in such places as may be required under all applicable Laws (including Insurance Laws). It has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to its auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect its ability to record, process, summarize and report financial information and (ii) any fraud that involves management or other employees who have a significant role in internal controls. It has made available to the other party a summary of any such disclosure made by management to its auditors and audit committee since January 1, 2007.

(c) There are no outstanding loans or other extensions of credit made by it or any of its subsidiaries to any of its executive officers (as defined in Rule 3b-7 under the Exchange Act) or directors.

(d) Since January 1, 2007, it has complied with the applicable listing and corporate governance rules and regulations of NASDAQ.

(e) Neither it nor any of its subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including any contract relating to any transaction or relationship between or among it and any of its subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, it or any of its subsidiaries in the SEC Documents.

3.6 Legal and Arbitration Proceedings and Investigations. Except for litigation or arbitration arising in the ordinary course of business from claims under Policies or Reinsurance Agreements issued or assumed, as the case may be, by one of its Insurance Entities for which adequate claims reserves have been established, there are no claims, suits, actions, proceedings, arbitrations or other proceedings whether judicial, arbitral or administrative, civil or criminal (“Legal Proceedings”) pending or, to its knowledge, threatened, against it or any of its subsidiaries, any present or former officer, director or employee thereof in his or her capacity as such or any person for whom it or its subsidiaries may be liable or any of their respective properties, that, if determined or resolved adversely against it, would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, nor are there any writs, judgments, decrees, injunctions, rules or orders of any Governmental Entity or arbitrator binding upon it or any of its subsidiaries or any of their respective assets or properties that would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. To its knowledge, since January 1, 2007, there have been no formal or informal SEC inquiries, investigations or subpoenas, other Governmental Entity inquiries or investigations or internal investigations or material whistle-blower complaints pending or otherwise threatened involving it or its subsidiaries or any current or former officer or director thereof in his or her capacity as such, other than, in each case, those that if determined or resolved adversely against it would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

3.7 Taxes.

(a) All material Tax Returns (as defined in Section 8.13(a)) required by applicable Law to be filed with any Taxing Authority (as defined in Section 8.13(a)) by, or on behalf of, it or any of its subsidiaries have been filed when due (taking into account extensions of time to file) in accordance with all applicable Laws, and all such Tax Returns are true, correct and complete in all material respects. All such Tax Returns have been examined by the appropriate Taxing Authority or the period for assessment of the Taxes (as defined in Section 8.13(a)) in respect of which such Tax Returns were required to be filed has expired.

(b) There are no liens for any Taxes upon the assets of it or any of its subsidiaries, other than (i) statutory liens for Taxes not yet due and payable or (ii) liens which are being contested in good faith by appropriate proceedings, for which adequate reserves have been established on its financial statements in accordance with GAAP and Applicable SAP.

(c) It and each of its subsidiaries have paid or have withheld and remitted to the appropriate Taxing Authority all material Taxes due and payable, and have established in accordance with GAAP and Applicable SAP an adequate accrual for all material Taxes not yet due and payable.

(d) There is no claim, audit, action, suit, proceeding, examination or investigation now pending or, to its knowledge, threatened against or with respect to it or any of its subsidiaries in respect of any Tax or Tax Asset (as defined in Section 8.13(a)), and any deficiencies asserted or assessments made as a result of any claim, audit, suit, proceeding, examination or investigation have been paid in full.

(e) It and each of its subsidiaries have withheld all material amounts required to have been withheld by them in connection with amounts paid or owed to (or any benefits or property provided to) any employee, independent contractor, creditor, shareholder or any other third party; such withheld amounts were either duly paid to the appropriate Taxing Authority or set aside in accounts for such purpose. It and each of its subsidiaries have reported such withheld amounts to the appropriate Taxing Authority and to each such employee, independent contractor, creditor, shareholder or any other third party, as required under Law.

(f) Neither it nor any of its subsidiaries is a party to a Tax allocation, sharing, indemnity or similar agreement (other than indemnities included in ordinary course employment contracts or leases) that will require any payment by it or any of its subsidiaries of any Tax of another person after the Closing Date.

(g) Neither it nor any of its subsidiaries has entered into a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4, and neither it nor any of its subsidiaries has been a “material advisor” to any such transactions within the meaning of Section 6111 of the Code.

(h) Neither it nor any of its subsidiaries (i) has filed any extension of time within which to file any Tax Returns that have not been filed, (ii) has entered into any agreement or other arrangement waiving or extending the statute of limitations or the period of assessment or collection of any material Taxes, (iii) has granted any power of attorney that is in force with respect to any matters relating to any material Taxes, (iv) has applied for a ruling from a Taxing Authority relating to any material Taxes that has not been granted or has proposed to enter into an agreement with a Taxing Authority that is pending, or (v) has entered into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Tax Law) or been issued any private letter rulings, technical advance memoranda or similar agreement or rulings by any Taxing Authority.

(i) None of its subsidiaries is now or has ever been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(j) Neither it nor any of its subsidiaries has agreed to, requested, or is required to include any adjustment under Section 481 of the Code (or any corresponding provision of applicable Law) by reason of a change in accounting method or otherwise.

(k) Neither it nor any of its subsidiaries has elected to be a pass-through entity for U.S. federal income tax purposes.

(l) Neither it nor any of its subsidiaries organized outside the United States has ever been engaged in a trade or business in the United States within the meaning of Section 864(b) of the Code or has ever had a permanent establishment in the United States within the meaning of the tax treaty between the United States and Bermuda.

(m) Neither it nor any of its subsidiaries has ever been a member of an affiliated, combined, consolidated or unitary Tax group for purposes of filing any Tax Return.

(n) Neither it nor any of its subsidiaries has been a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(o) It and each of its subsidiaries currently satisfies (assuming the relevant taxable year ended on the date this representation is being given), and expects to satisfy with respect to the taxable year in which the Closing Date falls, either or both of the exceptions described in Sections 953(c)(3)(A) and (B) of the Code so that none of its “United States shareholders” (within the meaning of Section 953(c) of the Code) will be required to include in income any of its or its subsidiaries’ “related person insurance income” (within the meaning of Section 953(c)(2) of the Code) by operation of Sections 951(a) and 953(c)(5) of the Code.

(p) Neither it nor any of its subsidiaries has received any notice or inquiry from any Governmental Entity outside of Bermuda to the effect that any of it or its subsidiaries that are domiciled or formed in Bermuda are subject to any Tax other than excise taxes or any Tax assessed by Bermuda.

(q) Other than as disclosed with respect to Section 3.7(l) or Section 3.7(p), it and each of its subsidiaries has never been subject to net basis taxation in any country, or been tax resident or tax domiciled in any country, other than the country in which it and each of its subsidiaries, respectively, is organized.

(r) Neither it nor any of its subsidiaries organized outside the United Kingdom has or has ever had a permanent establishment in the United Kingdom for United Kingdom Tax purposes.

(s) No material transaction or arrangement involving it or any of its subsidiaries has taken place or is in existence which is such that it has resulted, or is reasonably likely to result, in the income, profits or gains of it or of any subsidiary being adjusted for Tax purposes in any jurisdiction in accordance with applicable transfer pricing or thin capitalization laws.

(t) As of the date of this Agreement, neither it nor any of its subsidiaries has taken or agreed to take any action, or is aware of any agreement, plan or circumstance, that, to its knowledge, would reasonably be expected to prevent the Amalgamation from constituting a “reorganization,” within the meaning of Section 368(a) of the Code.

3.8 Absence of Certain Changes or Events. Since January 1, 2009, (i) there has not been any event, change, circumstance, state of facts or effect, alone or in combination, that has had or would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect and (ii) it has not taken any action or failed to take any action that would have resulted in a breach in any material respect of Section 4.1 had such section been in effect since January 1, 2009.

3.9 Board Approval.

(a) In the case of Max, the board of directors of Max, by resolutions duly adopted by unanimous vote at a meeting duly called and held, has (i) determined the fair value of the Max Common Shares in accordance with the Companies Act and deemed it fair to, advisable to and in the best interests of Max to enter into this Agreement and to consummate, the Amalgamation and the other transactions contemplated hereby, (ii) adopted this Agreement and the Amalgamation Agreement and authorized and approved the Amalgamation and the other transactions contemplated by this Agreement, (iii) recommended that the shareholders of Max vote in favor of matters constituting the Required Max Vote (as defined in Section 3.10(b)) (the “Max Recommendation”) and (iv) determined that the amendments to Max’s bye-laws set forth in Exhibit E (the “Max Bye-Law Amendment”) are advisable to and in the best interests of Max, and directed that such matters be submitted for consideration by Max shareholders at the Max Shareholders Meeting (as defined in Section 5.1(b)).

(b) In the case of IPC, the board of directors of IPC, by resolutions duly adopted by unanimous vote at a meeting duly called and held, has (i) determined that the amendments to IPC’s bye-laws set forth in Exhibit F which, if approved, shall be effective as of the Effective Time (collectively, the “IPC Bye-Law Amendments”) and the change in IPC’s name in accordance with Section 1.7 (the “Name Change”) are advisable to and in the best interests of IPC, (ii) adopted a resolution authorizing and approving the IPC Bye-Law Amendments and the Name Change and nominating the Post-Closing Directors identified in Part B of Exhibit B and any other Post-Closing Director who was not previously elected for a term expiring at IPC’s 2010 annual general meeting, to serve immediately following the Effective Time as directors of IPC, (iii) deemed it fair to, advisable and in the best interests of IPC to enter into this Agreement and to consummate the Share Issuance and the other transactions contemplated hereby, (iv) adopted this Agreement and authorized and approved the Share Issuance, and (v) recommended that the shareholders of IPC vote in favor of the matters constituting the Required IPC Vote (the “IPC Recommendation”) and directed that such matters be submitted for consideration by IPC shareholders at the IPC Shareholders Meeting (as defined in Section 5.1(c)).

(c) In the case of IPC, the board of directors of Amalgamation Sub, by unanimous written consent without a meeting, has (i) determined that this Agreement and the Amalgamation are advisable and in the best interests of Amalgamation Sub and its sole shareholder, (ii) adopted this Agreement and authorized and approved the Amalgamation and (iii) recommended that the sole shareholder of Amalgamation Sub approve such matters. The sole shareholder of Amalgamation Sub has approved this Agreement, the Amalgamation and the other transactions contemplated hereby.

3.10 Vote Required.

(a) In the case of IPC, the affirmative vote of a majority of the votes cast at a meeting of the shareholders of IPC at which a quorum is present in accordance with the bye-laws of IPC to approve the IPC Bye-Law Amendments, the Name Change, the Share Issuance and the election of the Post-Closing Directors who are identified in Part B of Exhibit B and any other Post-Closing Director who was not previously elected for a term expiring at IPC’s 2010 annual general meeting (together, the “Required IPC Vote”) is the only vote of the holders of any class or series of IPC capital stock necessary to approve the transactions contemplated hereby.

(b) In the case of Max, the affirmative vote of a majority of the votes cast at a meeting of the shareholders of Max at which a quorum is present in accordance with the bye-laws of Max, in each case, to approve the Max Bye-Law Amendment and, assuming approval of the Max Bye-Law Amendment, adopt this Agreement and approve the Amalgamation (provided, however, if the Max Bye-Law Amendment is not approved, the affirmative vote of three-fourths of the votes cast at such meeting shall be required to adopt this Agreement and approve the Amalgamation) (the “Required Max Vote” and, together with the Required IPC Vote, the “Required Shareholder Votes”) is the only vote of the holders of any class or series of Max share capital necessary to approve this Agreement and the transactions contemplated hereby (including the Amalgamation).

3.11 Agreements with Regulators. Except as required by Insurance Laws of general applicability and the insurance licenses maintained by its Insurance Entities or as does not have and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, there are no written agreements, memoranda of understanding, commitment letters or similar undertakings binding on it or any of its subsidiaries or to which it or any of its subsidiaries is a party, on one hand, and any Governmental Entity is a party or addressee, on the other hand, or any orders or directives by, or supervisory letters or cease-and-desist orders from, any Governmental Entity, nor has it nor any of its subsidiaries adopted any board resolution at the request of any Governmental Entity, in each case specifically with respect to it or any of its subsidiaries, which (a) limit the ability of it or any of its Insurance Entities to issue Policies or enter into Reinsurance Agreements; (b) require any divestiture of any investment of any subsidiary; (c) in any manner relate to the ability of any of its subsidiaries to pay dividends; (d) require any investment of its Insurance Entities to be treated as non-admitted assets (or the local equivalent) or (e) otherwise restrict the conduct of business of it or any subsidiary, nor has it been advised by any Governmental Entity that it is contemplating any such undertakings.

3.12 Insurance Matters.

(a) Each of its subsidiaries which by virtue of its operations and activities is required to be licensed as an insurance company, insurance intermediary, Lloyd’s corporate member or Lloyd’s managing agent (collectively, the “Insurance Entities”) is listed in Section 3.12 of its Disclosure Letter, together with the jurisdiction of domicile thereof. None of its Insurance Entities is commercially domiciled in any other jurisdiction or is otherwise treated as domiciled in a jurisdiction other than that of its incorporation. It conducts all of its insurance operations that are required to be conducted through a licensed insurance company or insurance intermediary, through its Insurance Entities, each of which is duly licensed or authorized as an insurance company, and/or, where applicable, a reinsurer, insurance intermediary, Lloyd’s corporate member or Lloyd’s managing agent, in its jurisdiction of incorporation and each other jurisdiction where it is required to be so licensed or authorized and is duly licensed or authorized in each such jurisdiction for each line of business written therein, except where the failure to so conduct its insurance operations or the failure of its Insurance Entities to be so licensed or authorized has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Since January 1, 2007, each of its Insurance Entities has timely filed or submitted all annual and, to the extent applicable Law requires, quarterly and other periodic statements, together with all exhibits, interrogatories, notes, schedules and any actuarial opinions, affirmations or certifications or other supporting documents in connection therewith, required to be filed with or submitted to the appropriate insurance regulatory authorities of the jurisdiction in which it is domiciled or commercially domiciled on forms prescribed or permitted by such authority (as filed through the date hereof and thereafter, collectively, the “Statutory Statements”), except, in each case, as has been cured or resolved to the satisfaction of such insurance regulatory authority without imposition of any material penalty or as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect. It has delivered or made available to the other parties, to the extent permitted by applicable Laws, (i) true and complete copies of all annual Statutory Statements filed with Governmental Entities for each of its Insurance Entities for the periods beginning January 1, 2007 through the date hereof and, once duly and timely filed, thereafter, and the quarterly Statutory Statements for each of its Insurance Entities for the quarterly periods ended September 30, 2008 through the date hereof and, once duly and timely filed, thereafter, each in the form (including exhibits, annexes and any amendments thereto) filed with the applicable insurance regulatory authority and (ii) true and complete copies of all examination reports (and has notified the other party of any pending examinations) of any insurance regulatory authorities received by it on or after January 1, 2007 through the date hereof relating to its Insurance Entities. Financial statements included in its Statutory Statements were prepared in conformity with Applicable SAP, consistently applied for the periods covered thereby, were prepared in accordance with the books and records of the applicable Insurance Entity, and present fairly in all material respects the statutory financial position of the relevant Insurance Entity as of the respective dates thereof and the results of operations, cash flows, and changes in capital and surplus (or stockholders’ equity, as applicable) of such Insurance Entity for the respective periods then ended. Its Statutory Statements complied in all material respects with all applicable Laws when filed or submitted and no material violation or deficiency has been asserted in writing by any Governmental Entity with respect to any of its Statutory Statements that have not been cured or otherwise resolved to the satisfaction of such Governmental Entity. The statutory balance sheets and income statements included in its annual Statutory Statements have been audited by its independent auditors, and it has delivered or made available to the other party true and complete copies of all audit opinions related thereto for periods beginning January 1, 2007 through the date hereof. Except as indicated therein, all assets that are reflected on its subsidiaries’ Statutory Statements comply in all material respects with all applicable Insurance Laws regulating the investments of Insurance Entities and all applicable Insurance Laws with respect to admitted assets and are in amount at least equal to the minimum amount required by applicable Insurance Laws. The financial statements included in its Statutory Statement accurately reflect in all material respects the extent to which, pursuant to applicable Laws and Applicable SAP, the applicable Insurance Entity is entitled to take credit for reinsurance (or any local equivalent concept).

(c) The loss reserves and other actuarial amounts of each of its Insurance Entities contained in its Statutory Statements: (i) were determined in accordance with generally accepted actuarial standards and principles consistently applied (except as otherwise noted in such financial statements), (ii) complied in all material respects with applicable Laws and were computed on the basis of methodologies consistent with those used in computing the corresponding reserves in the prior fiscal years, except as otherwise noted in the financial statements and notes thereto included in such Statutory Statements, and (iii) include provisions for all actuarial reserves and related items which are required to be established in accordance with applicable Law. To its knowledge, no facts or circumstances exist which would necessitate any material increase in the statutorily required reserves above those reflected in the most recent balance sheet included in the Statutory Statements.

(d) Prior to the date of this Agreement, it has made available to the other party true and complete copies of all actuarial reports used as the basis for establishing the reserves for each of its subsidiary Insurance Entities from and after January 1, 2007, and all material attachments, addenda, supplements and modifications thereto. To its knowledge, any information and data furnished by it or any of its subsidiaries to independent actuaries in connection with the preparation of such actuarial reports were accurate in all material respects. To its knowledge, such actuarial reports were based upon an accurate inventory of Policies and Reinsurance Agreements in force for it and its subsidiaries, as the case may be, at the relevant time of preparation and were prepared in conformity in all material respects with generally accepted actuarial principles in effect at such time (except as may be noted therein) and the projections contained therein were properly prepared in accordance with the assumptions stated therein.

(e) As of the date of this Agreement, all reinsurance or retrocession treaties or agreements, slips, binders, cover notes or other similar arrangements to which it or any of its subsidiaries is a party or under which it or any of its subsidiaries has any existing rights, obligations or liabilities (the “Reinsurance Agreements”) are, and after the consummation of the transactions contemplated hereby will continue to be, valid and binding obligations of it and its subsidiaries (to the extent they are parties thereto or bound thereby) and, to its knowledge, each other party thereto, in accordance with their terms and are in full force and effect, and it and each of its subsidiaries (to the extent they are party thereto or bound thereby) and, to its knowledge, each other party thereto has performed in all material respects all obligations required to be performed by it under each Reinsurance Agreement, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither it nor any of its subsidiaries has received notice, nor does it have knowledge, of any violation or default in respect of any obligation under (or any condition which, with the passage of time or the giving of notice or both, would result in such a violation or default), or any intention to cancel, terminate or change the scope of rights and obligations under, or not to renew, any Reinsurance Agreement, except, in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Since January 1, 2007, (i) neither it nor its subsidiaries have received any written notice from any party to a Reinsurance Agreement that any amount of reinsurance ceded by it or such subsidiary to such counterparty will be uncollectible or otherwise defaulted upon, (ii) to its knowledge, no party to a Reinsurance Agreement under which it or its subsidiary is the cedent is insolvent or the subject of a rehabilitation, liquidation, conservatorship, receivership, bankruptcy or similar proceeding, (iii) to its knowledge, the financial condition of any party to a Reinsurance Agreement under which it or its subsidiary is the cedent is not impaired to the extent that a default thereunder is reasonably anticipated, (iv) there are no disputes under any Reinsurance Agreement other than disputes in the ordinary course for which adequate loss reserves have been established and (v) its relevant subsidiary is entitled under any applicable Law and Applicable SAP to take full credit in its Statutory Statements for all amounts recoverable by it pursuant to any Reinsurance Agreement under which it is the cedent and all such amounts recoverable have been properly recorded in its books and records of account (if so accounted therefor) and are properly reflected in its Statutory Statements, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(f) Except as has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, with respect to any Reinsurance Agreement for which the ceding insurer party thereto is taking credit on its most recent Statutory Statements, to its knowledge, from and after January 1, 2007 (i) there has been no separate written or oral agreement between such ceding insurer and the assuming reinsurer that would under any circumstances reduce, limit, mitigate or otherwise affect any actual or potential loss to the parties under any such Reinsurance Agreement, other than inuring contracts that are explicitly defined in any such Reinsurance Agreement, (ii) for each such Reinsurance Agreement entered into, renewed or amended on or after January 1, 2007, for which risk transfer is not reasonably considered to be self-evident to the extent required by any applicable provisions of SSAP No. 62, documentation concerning the economic intent of the transaction and the risk transfer analysis evidencing the proper accounting treatment is available for review by the relevant Governmental Entities for each of it and its subsidiaries, (iii) its subsidiary that is a party thereto, and to its knowledge, any other party thereto, complies and has complied from and after January 1, 2007 with any applicable requirements set forth in SSAP No. 62, and (iv) such Insurance Entity has and had since January 1, 2007 appropriate controls in place to monitor the use of reinsurance and comply with the provisions of SSAP No. 62.

(g) All policies, policy forms, binders, slips, treaties, certificates, insurance or reinsurance contracts or participation agreements and other agreements of insurance or reinsurance, whether individual or group (including all applications, supplements, endorsements, riders and ancillary agreements in connection therewith) and all amendments, applications, brochures, illustrations and certificates pertaining thereto (the “Policies”), in effect as of the date of this Agreement, that are issued by it or its subsidiaries and any and all marketing materials have been, to the extent required under applicable Law, filed with or submitted to and not objected to by such Governmental Entity within the period provided for objection, and such Policies and marketing materials comply with the Insurance Laws applicable thereto and have been administered in accordance therewith, except as has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. All premium rates established by it or its subsidiaries that are required to be filed with or submitted to or approved by Governmental Entities have been so filed, submitted or approved, the premiums charged conform thereto and such premiums comply with the Insurance Laws applicable thereto, except as has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(h) To its knowledge, each insurance agent, general agent, agency, producer, broker, reinsurance intermediary, program manager, managing general agent and managing general underwriter currently selling, issuing or underwriting business for or on behalf of it or its subsidiaries (including it and its subsidiaries’ salaried employees) (each, an “Agent”) was duly licensed for the type of activity and business conducted or written, sold, produced, underwritten or managed. To its knowledge, each program manager, managing general agent, third party administrator or claims adjuster or manager, at the time such person managed or administered business (including without limitation the administration, handling or adjusting of claims) for or on behalf of it or its subsidiaries (each, an “Administrator”) was duly licensed for the type of activity conducted. To its knowledge, no Agent or Administrator has materially violated or is currently in violation in any material respect of any term or provision of any Law applicable to the writing, sale, production, underwriting or administration of business for it or its subsidiaries, except for such failures or such violations which have been cured, that have been resolved or settled through agreements with applicable Governmental Entities or that are barred by an applicable statute of limitations. Each Agent was appointed and compensated by it or its subsidiaries in compliance in all material respects with applicable Law and all processes and procedures used in making inquiries with respect of such Agent were undertaken in compliance in all material respects with applicable Law. No Agent has binding authority on behalf of it or its subsidiaries. As of the date of this Agreement, no Agent accounting individually for 1% or more of the total gross premiums of all of its Insurance Entities for the year ended December 31, 2008 has indicated to it or its subsidiaries in writing or, to its knowledge, orally that such Agent will be unable or unwilling to continue its relationship as an Agent with it or its subsidiary within twelve months after the date hereof.

(i) Each of its Insurance Entities has duly and timely filed all reports or other filings required to be filed with any insurance regulatory authority in the manner prescribed therefor under applicable Laws and Permits and no Governmental Entity has asserted any deficiency or violation with respect thereto, except as has been cured or resolved to the satisfaction of the Government Entity or except, in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Without limiting the foregoing, each of its and its subsidiaries’ submissions, reports or other filings under applicable insurance holding company statutes or other applicable Insurance Laws with respect to contracts, agreements, arrangements and transactions between or among Insurance Entities and their affiliates, and all contracts, agreements, arrangements and transactions in effect between any subsidiary that is an Insurance Entity and any affiliate are in compliance with the requirements of all applicable insurance holding company statutes or other such Insurance Laws and all required approvals or deemed approvals of insurance regulatory authorities with respect thereto have been received or obtained, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(j) Copies (which are complete and correct in all material respects) of all analyses, reports and other data prepared by or on behalf of any of its Insurance Entities or submitted by or on behalf of any such Insurance Entity to any insurance regulatory authority relating to risk based capital calculations or Insurance Regulatory Information Systems ratios have been provided to the other party prior to the date of this Agreement.

(k) Except for regular periodic assessments in the ordinary course of business, there are no material unpaid claims and assessments against it or its subsidiaries, whether or not due, by any insurance guaranty association (in connection with that association’s fund relating to insolvent insurers), joint underwriting association, residual market facility or assigned risk pool. No such material claim or assessment is pending and neither it nor any subsidiary has received written notice of any such material claim or assessment against it or its subsidiaries by any insurance guaranty association, joint underwriting association, residual market facility or assigned risk pool.

(l) Since November 6, 2008, Max and/or any of its subsidiaries which participate in Lloyd’s: (i) has not participated on any Lloyd’s syndicate other than syndicates 1400, 2525 and 2526; (ii) has not agreed to sell, transfer or “drop” any of its rights to participate in a Lloyd’s syndicate or offered to acquire rights to participate on a Lloyd’s syndicated; (iii) has complied with the franchise standards (including principles and minimum standards, guidance and advice) issued by Lloyd’s and (iv) all documents relating to the participation of it or any of its subsidiaries’ participation at Lloyd’s are in Lloyd’s standard form and have not been amended in any way, including the standard managing agent’s agreement, in each case, except as had not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(m) Since November 6, 2008: (i) all funds held on behalf of Lloyd’s syndicates 1400, 2525 and 2526 are held in accordance with the terms of the relevant premiums trust deed or other deposit arrangement as required by the bye-laws, regulations, codes of practice and mandatory directions and requirements governing the conduct and management of underwriting business at Lloyd’s from time to time and the provisions of any deed, agreement or undertaking executed, made or given for compliance with Lloyd’s requirements from time to time (“Lloyd’s Regulations”) and (ii) Max and/or any of its subsidiaries required to do so have complied in all material respects with all relevant regulations, directions, notices and requirements in relation to the maintenance of Funds at Lloyd’s (as defined in the Lloyd’s Membership Byelaw (No. 5 of 2005)) in accordance with Lloyd’s Regulations and any directions imposed on it or any of its subsidiaries by Lloyd’s.

3.13 Investments; Derivatives.

(a) The information provided by it to the other party related to its investment assets, including, without limitation, bonds, notes, debentures, mortgage loans, real estate, collateral loans, derivatives (including swaps, swaptions, caps, floors, foreign exchange, and options or forward agreements) and all other instruments of indebtedness, stocks, partnership or joint venture interests and all other equity interests, certificates issued by or interests in trusts, alternative investments and direct or indirect investments in hedge funds, whether entered into for its own or its subsidiaries or their customers’ accounts (such investment assets, together with all investment assets held between such date and the Closing Date are referred to herein as the “Investment Assets”) is true and complete in all material respects as of the date of this Agreement.

(b) As of the date of this Agreement, to its knowledge, none of the Investment Assets is in default in the payment of principal or interest or dividends.

(c) As of the date of this Agreement, to its knowledge, the Investment Assets comply in all material respects with, and the acquisition thereof complied in all material respects with, any and all investment restrictions under applicable Law and its Investment Policy (as hereinafter defined). Except for Investment Assets sold in the ordinary course of business consistent with past practice or as contemplated by this Agreement, each of it and its subsidiaries, as applicable, has good and marketable title to all of the Investment Assets it purports to own, free and clear of all encumbrances except Permitted Encumbrances (as defined in Section 8.13(a)). It has provided a copy of its and its subsidiaries’ policies with respect to the investment of the Investment Assets (its “Investment Policy”) to the other party prior to the date of this Agreement.

(d) To its knowledge, none of its Investment Assets is subject to any capital calls or similar liabilities, or any restrictions or suspensions on redemptions, lock-ups, “gates,” “side-pockets,” stepped-up fee provisions or other penalties or restrictions relating to withdrawals or redemptions, except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(e) Each agreement with each investment manager or investment advisor providing services to it or any of its subsidiaries was entered into, and the performance of each investment manager is evaluated, in a commercially reasonable, arm’s length manner.

(f) Neither it nor any of its subsidiaries holds any derivative instruments, including swaps, swaptions, caps, floors, foreign exchange and option or forward agreements, whether entered into for its account, or for the account of any of its subsidiaries or their customers.

3.14 Material Contracts; Intercompany Contracts.

(a) As of the date of this Agreement, neither it nor any of its subsidiaries is a party to or bound by any contract (other than any Policy or Reinsurance Agreement) (i) that is or will be required to be filed by it as a material contract pursuant to Item 601(b)(10) of Regulation S-K of the SEC that is not already so filed; (ii) that limits or purports to limit in any material respect either the type of business in which it or any of its subsidiaries (or, after giving effect to the Amalgamation, IPC or any of its subsidiaries) may engage or the manner or locations in which any of them may so engage in any business; (iii) that creates a partnership, joint venture, strategic alliance or similar arrangement with respect to any of its or its subsidiaries’ material business or assets; (iv) that is an indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other agreement providing for or guaranteeing indebtedness in excess of $5,000,000; (v) that, individually or together with related contracts, provides for any acquisition, disposition, lease, license or use after the date of this Agreement of assets, services, rights or properties with a value or requiring annual fees in excess of $5,000,000 or that comprise more than 15% of its business on a consolidated basis; (vi) that is a collective bargaining agreement; (vii) that involves or could reasonably be expected to involve aggregate payments by or to it and/or its subsidiaries in excess of $5,000,000 in any twelve month period, except for any contract that may be cancelled without penalty or termination payments by it or its subsidiaries upon notice of 60 days or less; (viii) that includes an indemnification obligation of it or any of its subsidiaries with a maximum potential liability in excess of $5,000,000; (ix) that is an investment advisory or investment management agreement or arrangement to which it or any of its subsidiaries is a party or under which any Investment Asset is invested or managed or any third party has the right or power to make discretionary or investment decisions with respect to any Investment Asset or (x) that would or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede its ability to consummate the transactions contemplated by this Agreement or IPC’s and its subsidiaries’ ability to own and/or to conduct the businesses after the Closing. Each such contract described in clauses (i)-(x) is referred to herein as a “Material Contract”.

(b) Each Material Contract is, and after the consummation of the transactions contemplated by this Agreement will continue to be, a valid and binding obligation of it and its subsidiaries (to the extent they are parties thereto or bound thereby) enforceable against it and, to its knowledge, each other party thereto, in accordance with its terms and is in full force and effect, and it and each of its subsidiaries (to the extent they are party thereto or bound thereby) and, to its knowledge, each other party thereto has performed in all material respects all obligations required to be performed by it under each Material Contract, except where such failure to be valid and binding or such non-performance has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. Neither it nor any of its subsidiaries has received written notice, nor does it have knowledge, of any material violation or default in respect of any material obligation under (or any condition which with the passage of time or the giving of notice or both would result in such a violation or default), or any intention to cancel, terminate, change the scope of rights and obligations under or not to renew, any Material Contract.

(c) Section 3.14(c) of Max’s Disclosure Letter sets forth all contracts, agreements, notes, leases, licenses and other instruments between Max and any of its affiliates or between two or more affiliates of Max. Section 3.14(c) of IPC’s Disclosure Letter sets forth all contracts, agreements, notes, leases, licenses and other instruments between IPC and any of its affiliates or between two or more affiliates of IPC. Each Max intercompany agreement or IPC intercompany agreement, as the case may be, to which any Insurance Entity is a party has been duly approved by each Governmental Entity whose approval is required therefor, except where the failure to obtain such approval has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

3.15 Employee Benefits and Executive Compensation.

(a) It has disclosed its Compensation and Benefits Plans in Section 3.15(a) of its Disclosure Letter and it has delivered or made available, to the extent requested, to the other party prior to the date of this Agreement correct and complete copies of, (i) each of its material Compensation and Benefit Plans (as hereinafter defined), (ii) each applicable trust agreement or other funding arrangement for each such Compensation and Benefit Plan (including insurance contracts), and all amendments thereto, (iii) with respect to any such Compensation and Benefit Plan that is intended to be tax-qualified or tax-preferred under applicable Law, any applicable determination letter issued by the U.S. Internal Revenue Service and any other applicable determination document issued by any equivalent non-U.S. taxing or regulatory authority, in each case, confirming the tax-qualified or tax-preferred status of such Compensation and Benefit Plan, (iv) annual reports or returns, audited or unaudited financial statements, actuarial valuations and reports, and summary annual reports or other reports prepared for any Compensation and Benefit Plan with respect to the two most recently completed plan years, and (v) the most recent summary plan description for any Compensation and Benefit Plan and summary of any material modifications thereto.

(b) Each of its Compensation and Benefit Plans is in compliance with applicable Laws and has been administered in accordance with its terms. There are no actions, suits, investigations or claims pending, or to its knowledge, threatened or anticipated (other than routine claims for benefits) relating to any Compensation and Benefit Plan.

(c) Neither it nor any of its subsidiaries has any obligations for retiree health and retiree life benefits under any Compensation and Benefit Plan other than with respect to benefit coverage mandated by applicable Law. There has been no amendment to, announcement by it or any of its subsidiaries relating to, or change in employee participation in coverage under, any Compensation and Benefit Plan which would increase the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year.

(d) None of the execution and delivery of this Agreement, the shareholder approval of the transactions contemplated hereby, the termination of the employment of any of its or its subsidiaries’ employees within a specified time of the Effective Time or the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, golden parachute, or otherwise), whether or not in conjunction with a termination of employment, becoming due to any director or any employee of it or any of its subsidiaries from it or any of its subsidiaries under any Compensation and Benefit Plan or otherwise, other than by operation of Law, (ii) increase any benefits otherwise payable under any Compensation and Benefit Plan, (iii) result in any acceleration of the time of payment or vesting of any such benefit or funding (through a grantor trust or otherwise) of any such payment or benefit, (iv) limit or restrict the right of it to merge, amend or terminate any Compensation and Benefit Plan or any related trust, (v) cause a trust for any Compensation and Benefit Plan to be required to be funded, or (vi) result in payments under any Compensation and Benefit Plan which would not be deductible under Section 280G of the Code or any equivalent non-U.S. tax Law.

(e) Each of its Compensation and Benefit Plans that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the U.S. Internal Revenue Service and nothing has occurred that could reasonably be expected to cause the loss of such qualification. Neither it nor any of its subsidiaries has engaged in a transaction with respect to any Compensation and Benefit Plan that would subject it or any of its subsidiaries to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Neither it nor any of its subsidiaries (i) has an “obligation to contribute” (as defined in ERISA Section 4212) nor have they ever had an obligation to contribute to a “multiemployer plan” (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)) or (ii) maintains or contributes to, or has, within six years preceding the date of this Agreement, maintained or contributed to, an “employee pension benefit plan” (as defined in Section 3(2) of ERISA).

(f) Set forth on Section 3.15(f) of the Max Disclosure Letter are the names of the Max employees who have waived 50% of their rights to accelerated vesting of their Max Share Options and Max Other Awards that would otherwise have vested in connection with the transactions contemplated under this Agreement. Max has not and will not provide any remuneration to the employees listed on Section 3.15(f) of the Max Disclosure Letter in exchange for the waiver contemplated by this Section 3.15(f).

3.16 Labor Relations and Other Employment Matters.

(a) None of its or its subsidiaries’ employees are represented by any union with respect to their employment by it or its subsidiaries, and no labor organization or group of employees of it or any of its subsidiaries has made a pending demand for recognition or certification to it or any of its subsidiaries and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to its knowledge, threatened to be brought or filed with any labor relations tribunal or authority. Since January 1, 2007, neither it nor any of its subsidiaries has experienced any material labor disputes, union organization attempts or work stoppages, slowdowns or lockouts due to labor disagreements.

(b) (i) No unfair labor practice charges, grievances or complaints are pending or, to its knowledge, threatened against it or any of its subsidiaries, (ii) no employee of it at the officer level or above has given written notice to it or any of its subsidiaries that any such employee intends to terminate his or her employment with it or any of its subsidiaries, (iii) to its knowledge, no employee or former employee of it or any of its subsidiaries is in any respect in violation of any term of any employment contract, nondisclosure agreement (including any agreement relating of trade secrets or proprietary information) or non-competition agreement with it or any of its subsidiaries, and (iv) it and its subsidiaries have complied with all applicable Laws, contracts, policies, plans and programs relating to employment, employment practices, compensation, benefits, hours, terms and conditions of employment and the termination of employment.

(c) Each of its employees has all work permits, immigration permits, visas or other authorizations required by Law for such employee given the duties and nature of such employee’s employment and Section 3.16(c) of its Disclosure Letter sets forth a true and complete list of the such work permits, immigration permits, visas or other authorizations currently held by its employees.

3.17 Intellectual Property.

(a) It and each of its subsidiaries has sufficient rights to use all of the Intellectual Property used in its and each of its subsidiaries’ respective businesses as presently conducted and as proposed to be conducted, all of which rights shall survive unchanged the consummation of the transactions contemplated by this Agreement. The Intellectual Property owned by it or its subsidiaries is (i) owned free and clear of any claim, lien or encumbrance (other than Permitted Encumbrances), and (ii) valid and subsisting, and is not subject to any outstanding order, judgment or decree adversely affecting its or its subsidiaries use thereof, or rights thereto.

(b) Schedule 3.17 sets forth a true list of (i) all registered trademarks and service marks, all trademark and service mark applications, and all domain names owned by it and/or its subsidiaries, (ii) all registered copyrights and copyright applications owned by it and/or its subsidiaries, and (iii) all patents and patent applications owned by it and/or its subsidiaries.

(c) Any underwriting model it has created or uses in its business that, among other things, assesses policy risk and premium (each an “Underwriting Model”) is based on information that is confidential and/or proprietary to it. It owns exclusively, free and clear of any claim, lien or encumbrance (other than Permitted Encumbrances), all of the proprietary information (including all Intellectual Property rights) upon which each Underwriting Model is based.

(d) All of the rights in the Intellectual Property created by its or any of its subsidiaries’ employees during the course of their employment, and by the contractors it or any of its subsidiaries engaged to develop Intellectual Property for it or such subsidiary, including any software developed to use the Underwriting Model, have been validly and irrevocably assigned to it.

(e) It and each of its subsidiaries has taken all reasonable measures to protect the confidentiality of all Trade Secrets (as hereinafter defined) that are owned, used or held by it or each of its subsidiaries, and to its knowledge, such Trade Secrets have not been used, disclosed to or discovered by any person except pursuant to valid and appropriate non-disclosure agreements which have not been breached.

(f) To its knowledge, neither it nor any of its subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of any third party during the five (5) year period immediately preceding the date of this Agreement. There is no litigation, opposition, cancellation, proceeding, reexamination, objection or claim pending, asserted or, to its knowledge, threatened against it or any of its subsidiaries concerning the ownership, validity, registerability, enforceability, infringement or use of, or licensed right to use, any Intellectual Property. To its knowledge, no valid basis exists for any such litigation, opposition, cancellation, proceeding, objection or claim. To its knowledge, no person is infringing, misappropriating or otherwise violating any of its or its subsidiaries’ rights in any Intellectual Property.

(g) It and its subsidiaries has each complied in all material respects with (i) all applicable Laws, rules and regulations regarding data protection and the privacy and security of personal information, and (ii) their respective privacy policies or commitments to their customers and consumers.

3.18 Properties. Neither it nor any of its subsidiaries owns any real property. It or one of its subsidiaries has (a) a valid leasehold or sublease interest or other comparable contract right in the real property that it or any of its subsidiaries leases, subleases or otherwise occupies without owning and (b) good, valid and marketable title to, or has a valid leasehold, sublease interest or other comparable contract right in, the other tangible assets and properties necessary to the conduct of the business as currently conducted, except (i) as have been disposed of in the ordinary course of business, in each case free and clear of all encumbrances except for Permitted Encumbrances, or (ii) as has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. It and its subsidiaries have complied in all material respects with the terms of all such leases, and to its knowledge, all such leases are in full force and effect.

3.19 Brokers or Finders. Other than, in the case of IPC, J.P. Morgan Securities Inc. (“JP Morgan”) and, in the case of Max, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”), no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of it or any of its subsidiaries. It has provided a true and complete copy of its engagement letter with its financial advisor to the other party.

3.20 Investment Advisor. Neither it nor any of its subsidiaries conducts activities of or is required to be registered as an “investment advisor” as such term is defined in Section 2(a)(2) of the Investment Company Act of 1940. Neither it nor any of its subsidiaries is required to be registered as an “investment company” as defined under the Investment Company Act of 1940.

3.21 Opinion of Financial Advisor.

(a) In the case of Max, the board of directors of Max has received the opinion of its financial advisor, Merrill Lynch, dated the date of this Agreement, to the effect that, as of such date, the Amalgamation Consideration to be paid by IPC to the shareholders of Max pursuant to Section 2.1(a) is fair, from a financial point of view, to the holders of Max Common Shares (other than IPC and its subsidiaries).

(b) In the case of IPC, the board of directors of IPC has received the opinion of its financial advisor, JP Morgan, dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to IPC.

3.22 Takeover Laws. To its knowledge as of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition,” “interested shareholder” or other anti-takeover statute or regulation would reasonably be expected to restrict or prohibit this Agreement, the Amalgamation or the other transactions contemplated hereby by reason of it being a party to this Agreement, performing its obligations hereunder and consummating the Amalgamation and the other transactions contemplated hereby.

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS

4.1 Covenants of Max and IPC. During the period from the date of this Agreement and continuing until the Effective Time, Max and IPC agree as to themselves and their respective subsidiaries that, except as expressly contemplated or permitted by this Agreement, as required by applicable Law, as set forth in Section 4.1 of the Max Disclosure Letter (in the case of Max) or Section 4.1 of the IPC Disclosure Letter (in the case of IPC) or to the extent that IPC (in the case of Max) or Max (in the case of IPC) shall otherwise consent in writing, that it and its subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course of business consistent with past practice (including, for the avoidance of doubt, adhering to any operating guidelines and policies, whether or not written) and use commercially reasonable efforts to preserve intact their present business organizations, maintain their Permits and preserve their relationships with employees, investment advisers and managers, customers, policyholders, reinsureds, retrocedents, regulators, Agents, Administrators, lenders and financing providers and others having business dealings with them. Without limiting the generality of the foregoing, except as expressly required by applicable Law or as set forth in Section 4.1 of the Max Disclosure Letter (in the case of Max) or Section 4.1 of the IPC Disclosure Letter (in the case of IPC), Max and IPC shall not, and shall not permit any of their respective subsidiaries to:

(a) (i) declare or pay, or propose to declare or pay, any dividends on or make other distributions in respect of any of its share capital (whether in cash, shares or property or any combination thereof), except for (A) dividends paid by a direct or indirect wholly-owned subsidiary to it or its subsidiaries and (B) subject to Section 5.14, ordinary course quarterly dividends on its common shares with record and payment dates consistent with past practice; provided that any such dividend shall be at a rate no greater than the rate paid by it during the fiscal quarter immediately preceding the date of Agreement, (ii) split, combine or reclassify, or propose to split, combine or reclassify, any of its share capital, or issue or authorize or propose the issuance or authorization of any other securities in respect of, in lieu of or in substitution for, shares of its share capital, or (iii) repurchase, redeem or otherwise acquire, propose to repurchase, redeem or otherwise acquire, any shares of its (or any of its subsidiaries’) share capital or any securities convertible into or exercisable for any shares of its (or any of its subsidiaries’) share capital, other than repurchases, redemptions or acquisitions by a wholly-owned subsidiary of share capital or such other securities, as the case may be, of another of its wholly-owned subsidiaries;

(b) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its (or any of its subsidiaries’) share capital of any class, any Voting Debt, any share appreciation rights or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or Voting Debt, or enter into any agreement with respect to any of the foregoing (it being understood that no such issuance, delivery or sale shall result in a net credit to either party’s Book Value Estimate made in connection with Section 5.16), other than (i) the issuance of common shares required to be issued upon the exercise or settlement of share options or other equity related awards outstanding on the date hereof under the Max Warrants, Max Share Plans or the IPC Share Plans, as the case may be, as in effect on the date hereof and (ii) issuances by a wholly-owned subsidiary of share capital or capital stock, as the case may be, to it or another of its wholly-owned subsidiary;

(c) amend or propose to amend its memorandum of association or bye-laws or equivalent organizational documents of any of its subsidiaries (except in accordance with the IPC Bye-Law Amendments or the Max Bye-Law Amendment) and shall not waive any requirement thereof;

(d) (i) other than in connection with transactions related to its Investment Assets entered into in accordance with its Investment Policy or after obtaining the written consent of the other parties hereto (which consent shall not be unreasonably withheld or delayed), acquire or agree to acquire, by amalgamating, merging or consolidating with, by purchasing a substantial equity interest in or a substantial portion of the assets of, by forming a partnership or joint venture with, or by any other manner, any corporation, partnership, association or other business organization or division thereof, or any material assets, rights or properties (it being understood that no such acquisition shall result in a net credit to either party’s Book Value Estimate made in connection with Section 5.16) or (ii) other than in connection with transactions related to its Investment Assets entered into in accordance with its Investment Policy or that results in the creation or incurrence of a Permitted Encumbrance, sell, lease, assign, transfer, license, encumber, abandon or otherwise dispose of, or agree to sell, lease, assign, transfer, license, encumber, abandon or otherwise dispose of, any of its assets, product lines, businesses, rights or properties (including capital stock of its subsidiaries and indebtedness of others held by it and its subsidiaries);

(e) other than, in each case, any Max Benefit Plan or IPC Benefit Plan, as applicable (which is subject to paragraph (k) below): amend, modify or terminate any Material Contract, or cancel, modify or waive any debts or claims held by it under, or waive any rights in connection with, any Material Contract, or enter into any contract or other agreement of any type, whether written or oral, that would have been a Material Contract had it been entered into prior to this Agreement;

(f) do or permit any of its subsidiaries, investments managers or advisers, or Agents or Administrators to do any of the following: (i) fail to comply with the Investment Policy, or amend, modify or otherwise change the Investment Policy in any material respect, except as may be required by (or, in its reasonable good faith judgment, advisable under) GAAP, Applicable SAP or any Governmental Entity or applicable Laws, (ii) enter into, purchase, sell, amend or modify any derivative other than in the ordinary course of business consistent with past practice and its Investment Policy or (iii) voluntarily forfeit, abandon, modify, waive, terminate or otherwise change any of its material Permits;

(g) take any action with the actual knowledge and intent that it would result in any of the conditions to the Amalgamation set forth in ARTICLE VI not being satisfied or take any action that would materially adversely affect the ability of the parties to obtain any of the Requisite Regulatory Approvals (as defined in Section 6.1(c)) without imposition of a condition or restriction of the type referred to in Section 6.2(d) or Section 6.3(d), as the case may be);

(h) (i) except as disclosed in any of its SEC Documents filed prior to the date of this Agreement, change its methods of accounting in effect at December 31, 2008, except as required by changes in applicable Laws, GAAP or Applicable SAP as concurred to by its independent auditors, (ii) make, change or revoke any material Tax election, file any amended Tax Return, settle any Tax claim, audit, action, suit, proceeding, examination or investigation or change its method of tax accounting (except, with respect to any amended Tax Return or any change in tax accounting method, as required by changes in applicable Law (or any Taxing Authority’s interpretation thereof)), in each case, if such action would have the effect of increasing any of its Tax liabilities by an amount that is material or (iii) alter or amend in any material respect its Investment Policy or any existing underwriting, claim handling, loss control, investment, actuarial or financial reporting practices, methods, guidelines or policies or any material assumption underlying an actuarial policy or practice (including compliance policies), except as may be required by (or, in its reasonable good faith judgment, advisable under) GAAP, Applicable SAP or any Governmental Entity or applicable Laws;

(i) adopt any plan of complete or partial liquidation or dissolution, restructuring, recapitalization or reorganization;

(j) settle or compromise any Legal Proceedings other than settlements or compromises of Legal Proceedings (i) where the amount paid (less the amount reserved for such matters by it in the latest audited balance sheet included in its SEC Documents and any insurance coverage applicable thereto) in settlement or compromise, in each case, does not exceed $1,000,000 and such settlement or compromise only involves monetary relief or (ii) arising from ordinary course claims for insurance under contracts of insurance or reinsurance issued by one of its subsidiaries;

(k) (i) enter into, adopt, amend or terminate any Max Benefit Plan or IPC Benefit Plan, as the case may be, or any other employee benefit plan or any agreement, arrangement, plan or policy between it or one of its subsidiaries and one or more of its employees, directors or officers other than in the ordinary course of business consistent with past practice, (ii) except as required by any Max Benefit Plan or IPC Benefit Plan, as the case may be, as in effect as of the date hereof, increase in any manner the compensation or fringe benefits of any director, officer, employee, independent contractor or consultant or pay any benefit not required by any Max Benefit Plan or IPC Benefit Plan, as the case may be, as in effect as of the date hereof or enter into any contract, agreement, commitment or arrangement to do any of the foregoing, except for normal payments, awards and increases to employees who are not directors or officers in the ordinary course of business consistent with past practice, or (iii) enter into or renew any contract, agreement, commitment or arrangement (other than a renewal occurring in accordance with the terms of a Max Benefit Plan or IPC Benefit Plan, as the case may be) providing for the payment to any director, officer, employee, independent contractor or consultant of compensation or benefits contingent, or the terms of which are materially altered, upon the occurrence of any of the transactions contemplated by this Agreement;

(l) incur, create or assume any indebtedness for borrowed money (or modify any of the material terms of any such outstanding indebtedness), including by way of an intercompany loan to it, guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of it or any of its subsidiaries or guarantee any debt securities of others, other than (i) in replacement of existing or maturing debt, (ii) in connection with amending existing indebtedness agreements in connection with the Amalgamation and the other transactions contemplated hereby, (iii) in the ordinary course of the insurance or reinsurance business and (iv) draw-downs pursuant to existing credit facilities and letters of credit.

(m) grant, extend, amend, waive or modify any material rights in or to, nor sell, assign, lease, transfer, license, let lapse, abandon, cancel or otherwise dispose of, any material Intellectual Property rights; or

(n) agree to, or make any commitment to, take, or authorize, any of the actions prohibited by this Section 4.1.

4.2 Financing.

(a) In the event that the parties mutually determine that it is desirable to obtain new, or amend or obtain waivers under any of their existing, credit facilities or other existing financing arrangements (“Financing”) in connection with the Amalgamation and the other transactions contemplated hereby, then the parties shall, and shall cause each of their respective subsidiaries to, use commercially reasonable efforts to cooperate with each other and to cause their respective directors, officers, employees, agents and representatives to cooperate in connection with the arrangement of such Financing, including with respect to the giving (effective as of the Effective Time) of any mutually acceptable guarantees required by the lenders in connection therewith; provided that (i) such requested cooperation does not unreasonably interfere with the ongoing operations of a party and its subsidiaries prior to the Effective Time, (ii) no party or any of its subsidiaries shall be required to incur any liability under the Financing prior to the Effective Time unless contingent upon the occurrence of the Closing and not material to IPC and its subsidiaries (after giving effect to the Amalgamation), and (iii) IPC and Max shall be responsible for their respective costs and expenses incurred in connection with such cooperation. For the avoidance of doubt, no failure of any party to obtain Financing shall be deemed to be a failure of any condition set forth in Article VI of this Plan.

(b) Effective as of the Effective Time, the Amalgamated Company shall expressly assume, by an indenture (or indentures if at such time there is more than one trustee) supplemental to the indenture, dated as of April 15, 2007, among Max USA Holdings Ltd., a corporation duly organized and existing under the laws of the state of Delaware (“Max USA”), Max and The Bank of New York, as trustee, the performance of every obligation of Max in such indenture and in all securities then issued and outstanding pursuant to such indenture. Max shall cause Max USA to execute such supplemental indenture and IPC shall cause the Amalgamated Company to deliver such supplemental indenture to the then trustee or trustees under such indenture.

4.3 Bermuda Required Actions. Prior to the Closing, (a) Max shall (i) procure that the statutory declaration required by Section 108(3) of the Companies Act is duly sworn by one of its officers; (ii) prepare a duly certified copy of the Max shareholder resolutions evidencing the Required Max Vote and deliver such documents to IPC; and (b) Amalgamation Sub shall (and IPC, as the sole shareholder of Amalgamation Sub shall cause Amalgamation Sub to) (i) procure that the statutory declarations required by Section 108(3) of the Companies Act is duly sworn by one of Amalgamation Sub’s officers; (ii) prepare a duly certified copy of the shareholder resolutions evidencing the approval of IPC, as the sole shareholder of the Amalgamation Sub, of the Amalgamation; (iii) obtain the approval of the Registrar to the proposed name of the Amalgamated Company; (iv) prepare a notice advising the Registrar of the registered office of the Amalgamated Company; (v) prepare the memorandum of association of the Amalgamated Company, amended to show the name change.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Preparation of Proxy Statement; Shareholders Meetings.

(a) At IPC’s option, after consultation with Max, IPC may elect to combine the IPC Shareholders Meeting with IPC’s 2009 annual general meeting, and at Max’s option, after consultation with IPC, Max may elect to combine the Max Shareholders Meeting with Max’s 2009 annual general meeting. IPC shall take all actions necessary so that, immediately after the Effective Time, the term of each of the Post-Closing Directors shall expire at IPC’s 2010 annual general meeting. As promptly as reasonably practicable following the date hereof, IPC and Max shall cooperate in preparing and each shall cause to be filed with the SEC mutually acceptable proxy materials which shall constitute the proxy statement/prospectus relating to the matters to be submitted to the shareholders of Max at the Max Shareholders Meeting and to the IPC shareholders at the IPC Shareholders Meeting and, subject to the first sentence of this paragraph (a), such other matters as IPC and Max elect to submit to their respective shareholders in the ordinary course consistent with past practice in connection with their respective annual general meetings, including the election of directors, the receipt of audited financial statements, the appointment of an auditor and the transaction of such other further business, if any, as may lawfully be brought before the meeting (such joint proxy statement/prospectus, and any amendments or supplements thereto, the “Joint Proxy Statement/Prospectus”), and IPC shall prepare, together with Max, and file with the SEC a registration statement on Form S-4 (of which the Joint Proxy Statement/Prospectus shall be a part) with respect to the issuance of IPC Common Shares in the Amalgamation (such Form S-4, and any amendments or supplements thereto, the “Form S-4”). Each of IPC and Max shall take all actions reasonably necessary to prepare and file the Joint Proxy Statement/Prospectus and the Form S-4 no later than 30 days following the date of this Agreement. In addition, each of IPC and Max shall:

(i) use commercially reasonable efforts to have the Joint Proxy Statement/Prospectus cleared by the SEC and the Form S-4 declared effective by the SEC, to keep the Form S-4 effective as long as is necessary to consummate the Amalgamation and the other transactions contemplated hereby, and to mail the Joint Proxy Statement/Prospectus to their respective shareholders as promptly as practicable after the Form S-4 is declared effective. IPC and Max shall, on the same day of receipt thereof (and if not possible, as promptly as practicable after receipt thereof), provide the other party with copies of any written comments and advise the other party of any oral comments with respect to the Joint Proxy Statement/Prospectus or Form S-4 received from the SEC;

(ii) cooperate and provide the other party with a reasonable opportunity to review and comment on any amendment or supplement to the Joint Proxy Statement/Prospectus and the Form S-4 prior to filing such with the SEC, and each party will provide the other party with a copy of all such filings made with the SEC. None of the information supplied or to be supplied by Max or IPC for inclusion or incorporation by reference in the (A) Form S-4 will, at the time the Form S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (B) Joint Proxy Statement/Prospectus will, at the date of mailing to shareholders and at the times of the meetings of shareholders to be held in connection with the Amalgamation, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that, in each case of (A) and (B), neither party shall be responsible or liable for any statements made or incorporated by reference therein based on information supplied by the other party for inclusion or incorporation by reference therein;

(iii) cause the Joint Proxy Statement/Prospectus and the Form S-4 to comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, and the rules and regulations of the SEC thereunder, except that no representation or warranty shall be made by either such party with respect to statements made or incorporated by reference therein based on information supplied by the other party for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus or Form S-4. IPC and Max shall make any necessary filings with respect to the Amalgamation under the Securities Act and the Exchange Act and the rules and regulations thereunder;

(iv) use commercially reasonable efforts to take any action required to be taken under any applicable securities Laws in connection with the Amalgamation and each party shall furnish all information concerning it and the holders of its capital stock as may be reasonably requested in connection with any such action;

(v) advise the other party, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the IPC Common Shares issuable in connection with the Amalgamation for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Form S-4; and

(vi) promptly notify the other party if at any time prior to the Effective Time it discovers any information relating to either of the parties, or their respective affiliates, officers or directors, which should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement/Prospectus so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the shareholders of Max and IPC, to the extent required by Law.

(b) Max shall take all action necessary to call, give notice of, convene and hold a meeting of its shareholders as promptly as practicable, and in any event within 45 days, following the date upon which the Form S-4 becomes effective (the “Max Shareholders Meeting”) for the purpose of obtaining the Required Max Vote, provided that the Max Shareholders Meeting shall not be held prior to the third business day immediately following the last day on which the holders of Max Common Shares can require appraisal of their Max Common Shares pursuant to the Companies Act. Subject to Section 5.4, (i) Max shall use commercially reasonable efforts to solicit and secure the Required Max Vote in accordance with applicable legal requirements and (ii) the board of directors of Max shall include the Max Recommendation in the Joint Proxy Statement/Prospectus.

(c) IPC shall take all action necessary to call, give notice of, convene and hold a meeting of its shareholders as promptly as practicable, and in any event within 45 days, following the date upon which the Form S-4 becomes effective (the “IPC Shareholders Meeting”) for the purpose of obtaining the Required IPC Vote, provided that the IPC Shareholders Meeting shall not be held prior to the third business day immediately following the last day on which the holders of Max Common Shares can require appraisal of their Max Common Shares pursuant to the Companies Act. Subject to Section 5.4, (i) IPC shall use commercially reasonable efforts to solicit and secure the Required IPC Vote in accordance with applicable legal requirements and (ii) the board of directors of IPC shall include the IPC Recommendation in the Joint Proxy Statement/Prospectus.

(d) Max and IPC shall coordinate and each shall use its commercially reasonable efforts to cause the Max Shareholders Meeting and the IPC Shareholders Meeting to be held on the same date.

5.2 Access to Information; Confidentiality.

(a) Upon reasonable notice, each of Max and IPC shall (and shall cause each of its subsidiaries to) (i) afford to the officers, employees, accountants, counsel, financial advisors and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, records and officers and (ii) during such period, make available all other information concerning its business, properties and personnel as such other party may reasonably request. Notwithstanding anything in this Section 5.2 or Section 5.3 to the contrary, neither party nor any of its subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize any legally recognized privilege applicable to such information or violate or contravene any applicable Laws or binding agreement entered into prior to the date of this Agreement (including any Laws relating to privacy). The parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply, including adopting additional specific procedures to protect the confidentiality of certain sensitive material and to ensure compliance with applicable Law, and, if necessary, restricting review of certain sensitive material to the receiving party’s financial advisors or outside legal counsel. No information or knowledge obtained in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by any party hereunder.

(b) The parties will hold any such information in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement, dated October 23, 2008, between Max and IPC (the “Confidentiality Agreement”), which Confidentiality Agreement will remain in full force and effect as provided under Section 8.5 up to and until the Closing. The parties also agree that the Confidentiality Agreement shall terminate immediately upon the Closing.

5.3 Commercially Reasonable Efforts.

(a) Subject to the terms and conditions of this Agreement, each party will cooperate and consult with the other party with respect to, and will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable Laws to consummate the Amalgamation and the other transactions contemplated by this Agreement as promptly as practicable after the date hereof, including preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, filings and other documents and to obtain as promptly as practicable all Requisite Regulatory Approvals and all other consents, waivers, licenses, registrations, orders, approvals, permits, rulings, requests, authorizations and clearances necessary or advisable to be obtained from any third party or any Governmental Entity in order to consummate the Amalgamation or any of the other transactions contemplated by this Agreement.

(b) In furtherance and not in limitation of Section 5.3(a), to the extent permissible under applicable Laws, each party shall, in connection with the above referenced efforts to obtain all Requisite Regulatory Approvals and any other requisite approvals, clearances and authorizations for the transactions contemplated hereby under applicable Laws or any approval of a Governmental Entity, use its commercially reasonable efforts to (i) supply as promptly as practicable any additional information and documentary material that may be requested pursuant to applicable Laws or by any Governmental Entity and to use commercially reasonable efforts to cause the expiration or termination of the applicable waiting periods and the receipt of all such consents, waivers, licenses, registrations, orders, approvals, permits, rulings, requests, authorizations and clearances under applicable Laws or from such Governmental Entities as soon as practicable, (ii) cooperate in all respects with the other party in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by any private party, (iii) keep the other party apprised of the status of matters relating to completion of the transactions contemplated hereby and promptly inform the other party of (and upon reasonable request provide copies of) any communication received by such party from, or given by such party to, any Governmental Entity and of any material communication received or given in connection with any proceeding by any private party, in each case regarding any other transactions contemplated hereby, (iv) permit the other parties, or the other parties’ legal counsel, to review prior to its submission any communication given by it to any

Governmental Entity or, in connection with any proceeding by any private party, with any other person, (v) consult with the other party in advance of any meeting, conference, conference call, discussion or communication with, any such Governmental Entity or, in connection with any proceeding by any private party, with any other person and (vi) to the extent permitted by such Governmental Entity or other person, give the other party the opportunity to attend and participate in such meetings, conferences, conference calls, discussions and communications.

(c) Notwithstanding the foregoing or anything in this Agreement to the contrary, none of IPC (and its subsidiaries) or Max (and its subsidiaries) (i) may, without the prior written consent of the other party, consent to, take or agree or commit to take, any action for the purpose of obtaining the Requisite Regulatory Approvals or (ii) be required to consent to or agree to any restriction or limitation for the purpose of obtaining the Requisite Regulatory Approvals (including with respect to divesting, selling, licensing, transferring, holding separate or otherwise disposing of any business or assets or conducting its (or its subsidiaries’) business in any specified manner), in each case, which would be effective prior to the Effective Time or which would, after the Effective Time, not be immaterial to IPC and its subsidiaries taken together (after giving effect to the Amalgamation).

(d) In connection with and without limiting the foregoing, Max and IPC shall (i) take all reasonable actions necessary to ensure that no takeover statute or similar statute or regulation is or becomes applicable to the Amalgamation, this Agreement, or any of the other transactions contemplated by this Agreement and (ii) if any takeover statute or similar statute or regulation becomes applicable to the Amalgamation, this Agreement, or any other transaction contemplated by this Agreement, use their respective commercially reasonable efforts to ensure that the Amalgamation and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Amalgamation and the other transactions contemplated by this Agreement.

(e) Subject to receipt of the Required IPC Vote, IPC shall take such actions as are necessary to amend its bye-laws to reflect the IPC Bye-Law Amendments.

5.4 No Change in Recommendation.

(a) The board of directors of Max shall not withhold, withdraw, qualify or modify (including by amendment or supplement to the Joint Proxy Statement/Prospectus), in any manner adverse to IPC, the Max Recommendation, or publicly propose to, or publicly announce that its board of directors has resolved to take any such action (any of the foregoing, with respect to the Max Recommendation, a “Change in Max Recommendation”). The board of directors of IPC shall not withhold, withdraw, qualify or modify (including by amendment or supplement to the Joint Proxy Statement/Prospectus), in any manner adverse to Max, the IPC Recommendation, or publicly propose to, or publicly announce that its board of directors has resolved to take any such action (any of the foregoing, with respect to the IPC Recommendation, a “Change in IPC Recommendation”).

(b) Notwithstanding anything in this Agreement to the contrary, at any time prior to obtaining the Required Max Vote, in the case of Max, or the Required IPC Vote, in the case of IPC, the board of directors of Max or IPC, as the case may be, may withhold, withdraw, qualify or modify (or publicly announce that its board of directors has resolved to take any such action) the Max Recommendation, in the case of Max, or the IPC Recommendation, in the case of IPC, other than in connection with an Acquisition Proposal (as defined in Section 5.5(a)) (with respect to which the conditions under which Max may make a Change of Max Recommendation and IPC may make a Change of IPC Recommendation are set forth in Section 5.5), if the board of directors of Max or IPC, as the case may be, after consultation with its outside counsel and financial advisors, concludes in good faith that such action is reasonably likely to be required in order for the relevant directors to comply with such directors’ fiduciary duties under applicable Law; provided that no Change in Max Recommendation or Change in IPC Recommendation, as the case may be, may be made unless the party seeking to make such Change in Max Recommendation or Change in IPC Recommendation, as the case may be, (i) has not breached in any material respect its obligations under this Section 5.4, and (ii) has provided a written notice to the other party advising it of its intention to make a Change in Max Recommendation or a Change in IPC Recommendation, as the case may be, and such other party does not, within five business days following its receipt of such notice, agree to make adjustments in the terms and conditions of this Agreement which obviate the need for the Change in Max Recommendation or the Change in IPC Recommendation, as the case may be, as determined in good faith by the board of directors of Max or IPC, as the case may be, after consultation with its outside legal counsel and financial advisors (provided that, during such five business day period, the party seeking to make such Change in Max Recommendation or Change in IPC Recommendation, as the case may be, shall, and shall cause its outside legal counsel and its financial advisors to, negotiate in good faith with the other party (to the extent the other party desires to negotiate) with respect to any proposed adjustments to the terms and conditions of this Agreement). Notwithstanding the foregoing, nothing contained herein shall be deemed to relieve either of Max or IPC of its obligation(s) under Section 5.1 to submit matters to obtain the Required Max Vote at the Max Shareholders Meeting or the Required IPC Vote at the IPC Shareholders Meeting, as the case may be; provided, however, that if the board of directors of Max (in the case of a Change in Max Recommendation) or IPC (in the case of a Change in IPC Recommendation) shall have effected a Change in Max Recommendation or a Change in IPC Recommendation, as the case may be, then in submitting such matters to the applicable shareholders meeting, the applicable board of directors may submit such matters without recommendation, in which event the applicable board of directors shall communicate the basis for its lack of a recommendation to the applicable shareholders in the Joint Proxy Statement/Prospectus or an appropriate amendment or supplement thereto to the extent it determines after consultation with its legal counsel, that such action is compelled by applicable Law.

5.5 Acquisition Proposals.

(a) Each of Max and IPC agrees that neither it nor any of its subsidiaries nor any of the officers and directors of it or its subsidiaries shall, and that it shall cause (and use commercially reasonable efforts to instruct) its and its subsidiaries’ employees, agents, representatives and advisors (including any investment banker, attorney or accountant retained by it or any of its subsidiaries) not to, directly or indirectly:

(i) initiate, solicit, encourage or facilitate (including by providing information) any effort or attempt to make or implement any proposal or offer with respect to, or a transaction to effect, an amalgamation, merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it or any of its subsidiaries or any purchase or sale of 10% or more of the consolidated assets (including, without limitation, stock of its subsidiaries) of it and its subsidiaries, taken as a whole, or any purchase or sale of, or tender or exchange offer for, its voting securities that, if consummated, would result in any person (or the shareholders of such person) beneficially owning securities representing 10% or more of its total voting power (or of the surviving IPC entity in such transaction) or the voting power of any of its subsidiaries (any such proposal, offer or transaction (other than a proposal or offer made by the other party to this Agreement) being hereinafter referred to as an “Acquisition Proposal”);

(ii) have, participate or otherwise engage in any discussions or negotiations with or provide any confidential information or data to any person relating to an Acquisition Proposal;

(iii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or submit to the vote of its shareholders any Acquisition Proposal prior to the termination of this Agreement; or

(iv) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, amalgamation agreement, asset purchase or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal.

(b) Each of Max and IPC agrees that (i) it shall, and shall cause its subsidiaries and its and their respective officers, directors, employees, agents, representatives and advisors to, cease immediately and terminate any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal, and (ii) it shall not release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it or any of its subsidiaries is a party with respect to any Acquisition Proposal. Each of Max and IPC agrees that it shall use its commercially reasonable efforts to promptly inform its and its subsidiaries’ respective directors, officers, employees, agents, representatives and advisors of the obligations undertaken in this Section 5.5.

(c) Each of Max and IPC shall promptly notify the other party of any (i) Acquisition Proposal, (ii) request for information that could reasonably be expected to be related to an Acquisition Proposal received by it, any of its subsidiaries or any of their respective directors, officers, employees, agents, representatives or advisors (including any investment bankers, attorneys or accountants), and (iii) request that could reasonably be expected to be related to an Acquisition Proposal for discussions with or negotiations by, it, any of its subsidiaries or any of their respective directors, officers, employees, agents, representatives or advisors (including any investment bankers, attorneys or accountants), indicating, in connection with such notice, the identity of the person making such Acquisition Proposal or request and the material terms and conditions thereof (including a copy thereof and any related available documentation and correspondence), and in any event Max or IPC, as the case may be, shall provide written notice to the other party of any Acquisition Proposal, request for information or request for such discussions or negotiations within 24 hours of such event. Max or IPC, as the case may be, will (A) inform the person making such Acquisition Proposal, request for information or request for discussions or negotiations of its obligations under this Agreement and (B) keep the other party reasonably informed on a reasonably current basis of the terms of any such Acquisition Proposal or request for information or request for discussions or negotiations (including whether such Acquisition Proposal or request for information or request for discussions or negotiations is withdrawn and any material change to the terms thereof).

(d) Notwithstanding anything in this Agreement to the contrary, if, at any time prior to obtaining the Required Max Vote, in the case of Max, or the Required IPC Vote, in the case of IPC (in each case, after the expiration of the Notice Period (as hereinafter defined)), the board of directors of Max or IPC, as the case may be, concludes that an unsolicited bona fide written Acquisition Proposal that did not result from a breach of this Section 5.5 could be reasonably likely to constitute a Superior Proposal (after giving effect to all the adjustments to this Agreement which may be offered by the other party prior to or during the Notice Period), the board of directors of Max or IPC, as the case may be, may make a Change in Max Recommendation or a Change in IPC Recommendation, as the case may be; provided that the board of directors of Max or IPC, as the case may be, may not make a Change in Max Recommendation or a Change in IPC Recommendation, as the case may be, unless (i) the party seeking to take such actions has provided a written notice to the other party (a “Notice of Superior Proposal”) advising such other party that it has received an Acquisition Proposal that could be reasonably likely to constitute a Superior Proposal and specifying the identity of the person making such Acquisition Proposal and the material terms thereof (including a copy thereof and any related available documentation and correspondence) and (ii) such other party does not, within five business days following its receipt of the Notice of Superior Proposal (the “Notice Period”), make an offer that, as determined in good faith by the board of directors of Max or IPC, as the case may be, after consultation with its outside legal counsel and financial advisors, results in the applicable Acquisition Proposal no longer being a Superior Proposal (provided that, during the Notice Period, Max or IPC, as the case may be, shall, and shall cause its outside legal counsel and its financial advisors to, negotiate in good faith with IPC or Max, as the case may be (to the extent such other party desires to negotiate) with respect to such proposal). The parties understand and agree that to comply with this Section 5.5(d) any revisions to the terms of such Superior Proposal which, individually or in the aggregate would be material when considering such Superior Proposal in its totality, shall require the party seeking to make a Change in Max Recommendation or a Change in IPC Recommendation, as the case may be, to deliver to the other party a new Notice of Superior Proposal and the commencement of a new Notice Period.

(e) Nothing contained in this Section 5.5 shall prohibit Max or IPC, as the case may be, from (i) complying with Rule 14d-9 or 14e-2 promulgated under the Exchange Act to the extent applicable with regard to an Acquisition Proposal (provided that, in the case of an Acquisition Proposal made by way of a tender offer or exchange offer, any failure by Max or IPC, as the case may be, or its board of directors to recommend that the shareholders of Max or IPC, as the case may be, reject such offer within the time period specified in Rule

14e-2(a) shall be deemed to be a Change in Max Recommendation or Change in IPC Recommendation, as the case may be), or making any legally required disclosure to its shareholders with regard to an Acquisition Proposal (provided that any disclosure (other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) made pursuant to Rule 14d-9 or 14e-2(a) shall be deemed to be a Change in Max Recommendation, or Change in IPC Recommendation, as the case may be, unless the board of directors of Max or IPC, as the case may be, expressly reaffirms its recommendation to its shareholders in favor of approval of this Agreement and the transactions contemplated hereby) or (ii) informing any person of the existence of the provisions contained in this Section 5.5.

(f) “Superior Proposal” means a bona fide unsolicited written Acquisition Proposal from any person (other than the other party or its subsidiaries) that did not result from a breach by Max or IPC, as the case may be, of this Section 5.5, which the board of directors of Max or IPC, as the case may be, concludes in good faith, after consultation with its outside legal counsel and its financial advisors, taking into account the legal, financial, regulatory, timing and other aspects of the Acquisition Proposal and the person making the Acquisition Proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation) is in the long-term best interests of Max or IPC, as the case may be, including its shareholders, employees, communities and other stakeholders, taking into account the long-term strategic prospects and other benefits of the transactions contemplated by this Agreement and the fact that neither Max nor IPC has been soliciting a transaction that would result in a sale of Max or IPC, as the case may be, or is otherwise pursuing any other Acquisition Proposal, and (i) is more favorable to Max or IPC, as applicable, its shareholders and other constituencies than the transactions contemplated by this Agreement (after giving effect to all adjustments to this Agreement which may be offered by the other party under Section 5.5(d) in response to such Acquisition Proposal), (ii) is fully financed or reasonably capable of being fully financed, reasonably likely to receive all required governmental approvals and otherwise reasonably capable of being completed on the terms proposed and (iii) that could be reasonably likely to require the board of directors of Max to make a Change in Max Recommendation or the board of directors of IPC to make a Change in IPC Recommendation, as the case may be, in order to comply with its directors’ fiduciary duties under applicable Law; provided that, for purposes of this definition of “Superior Proposal,” the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 5.5(a)(i), except that the reference to “10% or more of its voting power or the voting power of any of its subsidiaries” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “50% or more of its total voting power or the voting power of any of its subsidiaries” and the reference to “10% or more of the consolidated assets” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “all or substantially all of the consolidated assets.”

5.6 Section 16 Matters. Prior to the Effective Time, each of Max and IPC shall use its commercially reasonable efforts to cause to be exempt under Rule 16b -3 promulgated under the Exchange Act any dispositions of Max Common Shares or acquisitions of IPC Common Shares (including, in each case, derivative securities) resulting from the transactions contemplated hereby by (i) each director or officer of Max who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Max and (ii) any director or officer of IPC who is subject to the reporting requirements of Section 16(a) of the Exchange Act.

5.7 Fees and Expenses. Whether or not the Amalgamation is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, except as otherwise provided herein, and except that expenses incurred in connection with filing, printing and mailing the Joint Proxy Statement/Prospectus and the Form S-4 shall be shared equally by IPC and Max.

5.8 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, IPC shall cause the Amalgamated Company to, to the fullest extent permitted by applicable Law (and, in the case of former officers and directors, to the extent permitted by the bye-laws of Max and the Amalgamated Company prior to the Closing), indemnify, defend and hold harmless, and provide advancement of expenses to, each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, a director or officer of Max (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of Max or any of its respective subsidiaries, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Effective Time, whether asserted or claimed prior to, at or after, the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by Max or any of its respective subsidiaries pursuant to the relevant entity’s memorandum of association, bye-laws and indemnification agreements and resolutions, if any, in existence on the date hereof.

(b) For a period of six years after the Effective Time, IPC shall purchase as of the Effective Time, a tail policy to the existing directors’ and officers’ liability insurance maintained by each of Max and IPC with respect to claims arising from facts or events which occurred at or before the Effective Time, and which tail policy shall contain substantially the same coverage and amounts as, and contain terms and conditions no less advantageous than, in the aggregate, the coverage provided by the existing policy providing the greatest coverage (as between IPC and Max) as of the date of this Agreement; provided, however, that in no event shall IPC be required to expend for the entire tail policy, in excess of 350% of the annual premium currently provided by Max or IPC, as the case may be, for their respective existing policies of directors’ and officers’ liability insurance; and provided, further, that, if the premium of such insurance coverage exceeds such amount, IPC shall be obliged to obtain a policy with the greatest coverage available for a cost not to exceed such amount. At the request of IPC, Max shall cooperate with IPC to obtain such a tail policy effective as of the Effective Time.

(c) In the event that IPC or the Amalgamated Company or any of its successors or assigns (i) consolidates or amalgamates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or amalgamation or (ii) transfers or conveys all or substantially all of its properties and assets to any person (including by dissolution), then, and in each such case, IPC shall cause proper provision to be made so that the successors and assigns of IPC or the Amalgamated Company assume and honor the obligations set forth in this Section 5.8.

(d) Effective as of the Effective Time, IPC shall enter into customary director indemnification agreements with each Post-Closing Director pursuant to which IPC will agree, to the fullest extent permitted by applicable Law, to indemnify, defend and hold harmless, and provide advancement of expenses to, each such individual against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such Post-Closing Director is or was a director or officer of IPC or any of its subsidiaries (including Max and its subsidiaries).

(e) The provisions of this Section 5.8: (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and legal representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

5.9 Public Announcements. The initial press release regarding the Amalgamation shall be a joint press release and thereafter each of Max and IPC shall, except as may be required by applicable Law or by obligations pursuant to any listing agreement with or rules of NASDAQ or by request of any Governmental Entity, consult with the other party before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby; provided, however, that this consultation obligation shall not apply to any press release or other public statement relating to any actual or contemplated litigation between the parties to this Agreement.

5.10 Additional Agreements. In case any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Amalgamated Company with full title to all properties, assets, rights, approvals, permits, authorizations, immunities and franchises of Max and its subsidiaries, the parties shall use commercially reasonable efforts to cause their respective officers and directors to take all such necessary action.

5.11 Shareholder Litigation. Max shall give IPC the reasonable opportunity to participate in the defense of any shareholder litigation against Max or its directors or officers relating to this Agreement and the transactions contemplated hereby, and IPC shall give Max the reasonable opportunity to participate in the defense of any shareholder litigation against IPC or its directors or officers relating to this Agreement and the transactions contemplated hereby.

5.12 Employee Benefits.

(a) Prior to Closing, Max shall use commercially reasonable efforts to have the individuals listed on Section 5.12(a) of the Max Disclosure Schedule waive 50% of their rights to accelerated vesting of their Max Share Options and Max Other Awards that would otherwise vest in connection with the transactions contemplated under this Agreement. Max shall not provide any remuneration to the individuals listed on Section 5.12(a) of the Max Disclosure Letter in exchange for the waiver contemplated by this Section 5.12(a).

(b) As of the Closing Date, IPC shall, or shall cause one of its subsidiaries to, continue to employ each person employed by IPC or Max or any of their respective subsidiaries as of the Closing Date (such employees, collectively, the “Employees”). Except as expressly provided below, nothing contained herein shall restrict IPC in the future in the exercise of its independent, good-faith business judgment as to the terms and conditions under which such employment shall continue, the duration of such employment, the basis on which such employment is terminated or the benefits provided to any Employee.

(c) For a period of not less than one year following the Closing Date, IPC shall (or shall cause its subsidiaries to) make available (i) to the Employees that immediately prior to the Closing were employed by Max, employee benefits and compensation opportunities (including salary, wages and bonus opportunity) substantially comparable in the aggregate to the employee benefits and compensation opportunities in effect for Max employees immediately prior to the Closing and (ii) to the Employees that immediately prior to the Closing were employed by IPC, employee benefits and compensation opportunities (including salary, wages and bonus opportunity) substantially comparable in the aggregate to the employee benefits and compensation opportunities in effect for IPC employees immediately prior to the Closing.

(d) IPC and its subsidiaries shall ensure that any Compensation and Benefit Plan in which the Employees are eligible to participate after the Closing Date shall take into account for purposes of eligibility and vesting thereunder, except for purposes of qualifying for subsidized early retirement benefits or to the extent it would result in a duplication of benefits, service by the Employees with IPC and any of its subsidiaries or Max and any of its subsidiaries, as applicable, prior to the Closing Date, to the same extent such service was credited prior to the Closing Date under a comparable Compensation and Benefit Plan of IPC or Max, as applicable.

(e) From and after the Closing Date, IPC shall honor all Max Benefit Plans and IPC Benefit Plans, in each case in accordance with their terms as in effect immediately before the Closing Date; provided that nothing herein shall limit the right of IPC to amend or terminate any such plan in accordance with its terms.

(f) Notwithstanding the foregoing, nothing herein shall (i) be treated as an amendment of any Compensation and Benefit Plan or (ii) give any third party any right to enforce the provisions of this Section 5.12.

5.13 NASDAQ Listing and Delisting; Reservation for Issuance. IPC shall use its commercially reasonable efforts to cause all the following shares to be approved for listing and quotation on The NASDAQ Global Select Market, subject to official notice of issuance, no later than the Closing Date: (i) all IPC Common Shares to be issued in the Amalgamation to Max shareholders and (ii) all IPC Common Shares to be reserved for issuance upon exercise or vesting of the Max Share Options, Max Other Awards or the Max Warrants (collectively, the “Listed IPC Common Shares”). IPC shall take all action necessary to reserve for issuance, prior to the Closing Date, any Listed IPC Common Shares that, by their terms and in accordance with this Agreement, will not be issued until after the Effective Time. IPC shall use its commercially reasonable efforts to cause the Max Common Shares to no longer be listed or quoted on NASDAQ and to be deregistered under the Exchange Act as soon as practicable following the Effective Time.

5.14 Dividends. IPC and Max shall coordinate the declaration, setting of record dates and payment dates of dividends of IPC Common Shares and Max Common Shares so that holders of Max Common Shares do not receive dividends on both Max Common Shares and the IPC Common Shares received in the Amalgamation in respect of any calendar quarter or fail to receive a dividend on either the Max Common Shares or the IPC Common Shares received in the Amalgamation in respect of any calendar quarter. For the avoidance of doubt, the purpose of this Section 5.14 is to ensure that the holders of the Max Common Shares and IPC Common Shares each receive the same number of quarterly dividends after execution of this Agreement and prior to the Effective Time with respect to such shares.

5.15 Tax Treatment.

(a) The parties intend the Amalgamation to qualify as a reorganization within the meaning of Section 368(a) of the Code and to obtain the opinions described in Sections 6.2(e) and 6.3(e) of this Agreement. Each of IPC, Amalgamation Sub and Max and each of their respective affiliates shall use commercially reasonable efforts to cause the Amalgamation to so qualify and to obtain such opinions, and unless otherwise required by applicable Law or by any other provision of this Agreement, shall not take any actions, or cause any actions to be taken, which would reasonably be expected to cause the Amalgamation to fail so to qualify or the opinions to fail to be delivered.

(b) IPC shall cause (i) Amalgamation Sub to file with the United States Internal Revenue Service a properly completed Form 8832, so as to elect to be treated as a disregarded entity for U.S. federal tax purposes effective at least one day prior to the Closing Date, and (ii) the Amalgamated Company to file, after the Closing Date, with the United States Internal Revenue Service a properly completed Form 8832, so as to cause it to be treated for U.S. federal tax purposes as a disregarded entity effective as of the Closing Date.

5.16 Book Value Calculations.

(a) On the first business day after the date of its shareholder meeting held pursuant to Section 5.1, unless this Agreement is earlier terminated pursuant to Section 7.1, either Max or IPC (the “Requesting Party”) may request, by providing notice in writing delivered to the other party (the “Non-Requesting Party”), that the Non-Requesting Party prepare an estimate of the Non-Requesting Party’s book value as of the date that is one (1) business day prior to such shareholder meeting (such date, the “Measurement Date”, and such estimate of book value, a “Book Value Estimate”).

(b) If a Requesting Party makes a request pursuant to Section 5.16(a), then both the Requesting Party and the Non-Requesting Party shall each promptly, and in any event within five (5) calendar days, prepare Book Value Estimates and provide such Book Value Estimates, together with reasonable supporting analysis, to each other. If the Requesting Party fails to provide such Book Value Estimate within such five (5) calendar day period, then the Requesting Party shall have no further rights under this Section 5.16 or Sections 7.2(h) or 7.2(i), as the case may be. For the avoidance of doubt, the parties hereby agree that, if either party requests a Book Value Estimate, the Closing Date shall not occur until the agreements and covenants set forth in this Section 5.16 have been satisfied or waived.

(c) From and after the time that the Book Value Estimates have both been delivered, each party shall have five (5) calendar days to review the other party’s Book Value Estimate and supporting analysis and such other information as the party may reasonably request in connection with its review of the other party’s Book Value Estimate. The parties understand and agree that no reserve development occurring from and after the Measurement Date shall increase or reduce either party’s Book Value Estimate.

(d) If either party’s Book Value Estimate indicates that such party has experienced a decline in book value of more than 50% from December 31, 2008 to the Measurement Date (a “50% Book Value Decline”), then the other party shall have the right to terminate this Agreement pursuant to and in accordance with Section 7.1(h) or Section 7.1(i), as appropriate.

(e) If the parties’ Book Value Estimates indicate that the percentage decline in either party’s book value from December 31, 2008 to the Measurement Date is more than 20 percentage points greater than the percentage decline of the other party’s book value from December 31, 2008 to the Measurement Date (a “20% Differential Book Value Decline”), then the party with the lesser decline in book value over such period shall have the right to terminate this Agreement pursuant to and in accordance with Section 7.1(h) or Section 7.1(i), as appropriate; provided that, for purposes of measuring the 20% Differential Book Value Decline, if any, the book value of any party that has experienced an increase in book value from December 31, 2008 to the Measurement Date shall be deemed to have experienced no change in its book value. Set forth on Exhibit G are illustrative examples of the calculations provided for in this Section 5.16.

(f) If, after complying with this Section 5.16, neither party has experienced a 50% Book Value Decline or a 20% Differential Book Value Decline, then (i) in accordance with the terms this Agreement, each party shall cooperate and consult with the other party with respect to, and will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable Laws to consummate the Amalgamation and the other transactions contemplated by this Agreement as promptly as practicable and (ii) if all other conditions to Closing set forth in Article VI (excluding conditions that, by their terms, are to be satisfied on the Closing Date) have been satisfied or waived as of the third business day after the condition in Section 6.1(a) was satisfied, then notwithstanding the provisions of Section 6.2(a) or Section 6.3(a) (as the case may be) or any other provision of this Agreement, no representations or warranties of the Non-Requesting Party set forth in this Agreement need be true and correct as of any date after the third business day after the date on which the condition in Section 6.1(a) was satisfied and any certificate of the Non-Requesting Party delivered pursuant to Section 6.2(c) or Section 6.3(c) (as the case may be) shall reflect the foregoing.

ARTICLE VI

CONDITIONS PRECEDENT

6.1 Conditions to Each Party’s Obligation to Effect the Amalgamation. The respective obligation of each party to effect the Amalgamation shall be subject to the satisfaction prior to the Closing of the following conditions, unless waived by both IPC and Max:

(a) Shareholder Approval. Max shall have obtained the Required Max Vote, and IPC shall have obtained the Required IPC Vote.

(b) NASDAQ Listing. The Listed IPC Common Shares shall have been authorized for listing on NASDAQ, subject to official notice of issuance.

(c) Requisite Regulatory Approvals. The authorizations, consents, orders or approvals of, or declarations or filings with, and the expirations of waiting periods required from, any Governmental Entity set forth in Section 6.1(c) of the Max Disclosure Letter and Section 6.1(c) of the IPC Disclosure Letter shall have been filed, have occurred or been obtained (all such permits, approvals, filings and consents and the lapse of all such waiting periods being referred to as the “Requisite Regulatory Approvals”).

(d) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

(e) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction preventing the consummation of the

Amalgamation shall be in effect. There shall not be any action taken, or any Law enacted, entered, enforced or made applicable to the Amalgamation, by any Governmental Entity of competent jurisdiction that makes the consummation of the Amalgamation illegal or otherwise restrains, enjoins or prohibits the Amalgamation.

6.2 Conditions to Obligation of IPC. The obligation of IPC to effect the Amalgamation is subject to the satisfaction of the following conditions unless waived by IPC:

(a) Representations and Warranties. (i) The representations and warranties of Max set forth in Section 3.8 shall be true and correct in all respects as of the date hereof and the Closing Date as though made on and as of the Closing Date, (ii) the representations and warranties of Max set forth in Sections 3.2, 3.3(a), 3.9(a) (other than in the case of a Change in Max Recommendation pursuant to Section 5.4(b)), 3.10(b) and 3.22 shall be true and correct in all material respects as of the date hereof and the Closing Date as though made on and as of the Closing Date (except for such representations and warranties made only as of a specified date, which shall be true and correct in all material respects as of such date) and (iii) each of the other representations and warranties of Max set forth in ARTICLE III of this Agreement shall be true and correct in all respects as of the date hereof and the Closing Date as though made on and as of the Closing Date (except for such representations and warranties made only as of a specified date, which shall be true and correct as of such date), except where the failure of any such representations and warranties to be true and correct (without giving effect to any “materiality” or “Material Adverse Effect” or similar qualifier set forth therein) has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Max.

(b) Performance of Obligations of Max. Max shall have performed or complied in all respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to materiality or Material Adverse Effect, and shall have performed or complied in all material respects with all other obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Certification. IPC shall have received a certificate signed on behalf of Max by the Chief Executive Officer or the Chief Financial Officer of Max, certifying that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

(d) Burdensome Regulatory Condition. There shall not be any action taken, or any Law enacted, entered, enforced or deemed applicable to the Amalgamation or the transactions contemplated by this Agreement by any Governmental Entity of competent jurisdiction (including any Requisite Regulatory Approval), which imposes any term, condition, obligation or restriction upon IPC, the Amalgamated Company or their respective subsidiaries that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on IPC and its subsidiaries (including the Amalgamated Company and its subsidiaries) on a consolidated basis after the Effective Time.

(e) Opinion of Tax Counsel. IPC shall have received an opinion from Sullivan & Cromwell LLP, special counsel to IPC, dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, (i) the Amalgamation will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, (ii) each of IPC and Max will be a party to that reorganization within the meaning of Section 368(b) of the Code and (iii) IPC will be treated, in respect of any shareholder who will own after the Amalgamation less than five percent of the issued IPC Common Shares (as determined under Treasury Regulations Section 1.367(a)-3(b)(1)(i)), as a corporation under Section 367(a) of the Code with respect to each transfer of property thereto pursuant to the Amalgamation. In rendering its opinion, Sullivan & Cromwell LLP may require and rely upon representations contained in letters from each of IPC and Max.

6.3 Conditions to Obligation of Max. The obligation of Max to effect the Amalgamation is subject to the satisfaction of the following conditions unless waived by Max:

(a) Representations and Warranties. (i) The representations and warranties of IPC set forth in Section 3.8 shall be true and correct in all respects as of the date hereof and the Closing Date as though made on and as of the Closing Date, (ii) the representations and warranties of IPC (and Amalgamation Sub, if applicable) set forth in Sections 3.2, 3.3(a), 3.9(b) (other than in the case of a Change in IPC Recommendation pursuant to Section 5.4(b)), 3.10(a) and 3.22 shall be true and correct in all material respects as of the date hereof and the Closing Date as though made on and as of the Closing Date (except for such representations and warranties made only as of a specified date, which shall be true and correct in all material respects as of such date) and (iii) each of the other representations and warranties of Max set forth in ARTICLE III of this Agreement shall be true and correct in all respects as of the date hereof and the Closing Date as though made on and as of the Closing Date (except for such representations and warranties made only as of a specified date, which shall be true and correct as of such date), except where the failure of any such representations and warranties to be true and correct (without giving effect to any “materiality” or “Material Adverse Effect” or similar qualifier set forth therein) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on IPC.

(b) Performance of Obligations of IPC. IPC shall have performed or complied in all respects with Section 1.5 and with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to materiality or Material Adverse Effect, and shall have performed or complied in all material respects with all other obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Certification. Max shall have received a certificate signed on behalf of IPC by the Chief Executive Officer or the Chief Financial Officer of IPC, certifying that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

(d) Burdensome Regulatory Condition. There shall not be any action taken, or any Law enacted, entered, enforced or deemed applicable to the Amalgamation or the transactions contemplated by this Agreement by any Governmental Entity of competent jurisdiction (including any Requisite Regulatory Approval), which imposes any term, condition, obligation or restriction upon IPC, the Amalgamated Company or their respective subsidiaries that would, individually or the aggregate, reasonably be expected to have a Material Adverse Effect on IPC and its subsidiaries (including the Amalgamated Company and its subsidiaries) on a consolidated basis after the Effective Time.

(e) Opinion of Tax Counsel. Max shall have received an opinion from Akin, Gump, Strauss, Hauer & Feld LLP, special counsel to Max, dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, (i) the Amalgamation will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, (ii) each of IPC and Max will be a party to that reorganization within the meaning of Section 368(b) of the Code and (iii) IPC will be treated, in respect of any shareholder who will own after the Amalgamation less than five percent of the issued IPC Common Shares (as determined under Treasury Regulations Section 1.367(a)-3(b)(1)(i)), as a corporation under Section 367(a) of the Code with respect to each transfer of property thereto pursuant to the Amalgamation. In rendering its opinion, Akin Gump Strauss Hauer and Feld LLP may require and rely upon representations contained in letters from each of IPC and Max.

ARTICLE VII

TERMINATION AND AMENDMENT

7.1 Termination. This Agreement may be terminated, at any time prior to the Effective Time, by action taken or authorized by the board of directors of the terminating party or parties, whether before or after any Required Shareholder Vote has been obtained only:

(a) by mutual consent of IPC, Amalgamation Sub and Max in a written instrument;

(b) by either IPC or Max, upon written notice to the other party, if a Governmental Entity of competent jurisdiction that must grant a Requisite Regulatory Approval has denied such Requisite Regulatory Approval and such denial has become final and non-appealable; or any Governmental Entity of competent jurisdiction shall have issued an order, judgment, decision, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Amalgamation, and such order, decree, ruling or other action has become final and non-appealable; provided that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to comply in any material respect with Section 5.3 or any other provision of this Agreement has been the direct cause of, or resulted directly in, such action;

(c) by either IPC or Max, upon written notice to the other party, if the Amalgamation shall not have been consummated on or before November 30, 2009; provided that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose failure to comply in any material respect with any provision of this Agreement has been the direct cause of, or resulted directly in, the failure of the Effective Time to occur on or before such date;

(d) by IPC or Max, upon written notice to the other party, if the non-terminating party’s board of directors shall have (i) effected a Change in Max Recommendation or Change in IPC Recommendation, as the case may be (including by amending or supplementing the Joint Proxy Statement/Prospectus to effect a Change in Max Recommendation or Change in IPC Recommendation, as the case may be), (ii) failed to include the Max Recommendation or IPC Recommendation, as the case may be, in the Joint Proxy Statement/Prospectus in accordance with Section 5.1(b) or 5.1(c), or (iii) materially breached its obligations under Section 5.5(a)(iii) or 5.5(d);

(e) by either IPC or Max if the terminating party is not in material breach of its obligations under this Agreement, upon written notice to the other party, if there shall have been a breach by the other party of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of such other party, which breach would, individually or in the aggregate, result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 6.2(a) or 6.2(b) or Section 6.3(a) or 6.3(b), as the case may be, and which breach has not been cured within 45 days following written notice thereof to the breaching party or, by its nature, cannot be cured within such time period;

(f) by either IPC or Max, if the Required IPC Vote or Required Max Vote shall not have been obtained upon a vote taken thereon at the duly convened IPC Shareholders Meeting or Max Shareholders Meeting, as the case may be, or any adjournment or postponement thereof at which the applicable vote was taken;

(g) by IPC, if the total number of Dissenting Shares exceeds 15% of the issued and outstanding Max Common Shares on the business day immediately following the last day on which the holders of Max Common Shares can require appraisal of their Max Common Shares pursuant to Bermuda Law;

(h) by IPC, after the IPC Shareholders Meeting, if (i) IPC is a Requesting Party and (ii) it is determined, in accordance with Section 5.16, that (A) Max has experienced a 50% Book Value Decline or (B) there is a 20% Differential Book Value Decline and Max’s book value has declined by a greater percentage than IPC’s book value; or

(i) by Max, after the Max Shareholders Meeting, if (i) Max is a Requesting Party and (ii) it is determined, in accordance with Section 5.16, that (A) IPC has experienced a 50% Book Value Decline or (B) there is a 20%

Differential Book Value Decline and IPC’s book value has declined by a greater percentage than Max’s book value.

7.2 Effect of Termination.

(a) In the event of termination of this Agreement by either Max or IPC as provided in Section 7.1, this Agreement shall forthwith become void, and there shall be no liability or obligation on the part of IPC, Amalgamation Sub or Max or their respective officers or directors under or arising from this Agreement, except with respect to Section 5.2(b) (Confidentiality), Section 5.7 (Fees and Expenses), this Section 7.2 (Effect of Termination), and ARTICLE VIII (General Provisions), which shall survive such termination, except that no party shall be relieved or released from any liabilities or damages arising out of its willful breach of this Agreement.

(b) If IPC or Max, as the case may be, terminates this Agreement pursuant to Section 7.1(d), then the non-terminating party shall, as promptly as reasonably practicable (and, in any event, within three business days following such termination), pay to the terminating party, by wire transfer of immediately available funds, $50,000,000 (the “Termination Fee”).

(c) If either party terminates this Agreement pursuant to Section 7.1(c), and (i) prior to November 30, 2009, an Acquisition Proposal shall have been publicly announced or otherwise communicated to the officers of the non-terminating party or its board of directors, and (ii) within 12 months of the date of such termination of this Agreement, the non-terminating party enters into or consummates an Acquisition Transaction with the person (or its affiliate) that made such Acquisition Proposal, then the non-terminating party shall pay to the terminating party upon the earlier of the date of such execution or such consummation, by wire transfer of immediately available funds, the Termination Fee.

(d) If either party terminates this Agreement pursuant to Section 7.1(e) and (i) at any time after the date of this Agreement and at or before the date of the Max Shareholders Meeting (if Max is the non-terminating party) or the IPC Shareholders Meeting (if IPC is the non-terminating party), as the case may be, an Acquisition Proposal shall have been publicly announced or otherwise communicated to the officers of the non-terminating party or its board of directors, and (ii) within 12 months of the date of such termination of this Agreement, the non-terminating party enters into or consummates an Acquisition Transaction with the person (or its affiliate) that made such Acquisition Proposal, then the non-terminating party shall pay to the terminating party upon the earlier of the date of such execution or such consummation, by wire transfer of immediately available funds, the Termination Fee.

(e) If IPC or Max, as the case may be, terminates this Agreement pursuant to Section 7.1(f) because the Required Max Vote has not been obtained (and, if IPC is the terminating party, the Required IPC Vote has not been taken yet or has already been obtained), and if (i) at any time after the date of this Agreement and at or before the date of the Max Shareholders Meeting, an Acquisition Proposal shall have been publicly announced or otherwise communicated to the officers of Max or Max’s board of directors, and (ii) within 12 months of the date of such termination of this Agreement, Max or any of its subsidiaries enters into or consummates a an Acquisition Transaction with the person (or its affiliate) that made such Acquisition Proposal, then Max shall pay the Termination Fee to IPC upon the earlier of the date of such execution or such consummation.

(f) If IPC or Max, as the case may be, terminates this Agreement pursuant to Section 7.1(f) because the Required IPC Vote has not been obtained (and, if Max is the terminating party, the Required Max Vote has not been taken yet or has already been obtained) and (i) at any time after the date of this Agreement and at or before the date of the IPC Shareholders Meeting, an Acquisition Proposal is publicly announced or otherwise communicated to the officers of IPC or IPC’s board of directors, and (ii) within 12 months of the date of such termination of this Agreement, IPC or any of its subsidiaries enters into or consummates an Acquisition Transaction with the person (or its affiliate) that made such Acquisition Proposal, then IPC shall pay the Termination Fee to Max upon the earlier of the date of such execution or such consummation.

ARTICLE VIII

GENERAL PROVISIONS

8.1 Non-Survival of Representations, Warranties and Agreements. Except for Section 5.8 and any provision of this ARTICLE VIII to the extent it is related to a claim under Section 5.8, none of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, and agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time.

8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by email, telecopy or facsimile, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

(a)	If to IPC, to

IPC Holdings, Ltd.

29 Richmond Road

Pembroke HM 08

Bermuda

Attention:	James P. Bryce
John R. Weale

Facsimile:	+1 (441) 292-8085

with a copy to (which shall not constitute notice):

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Attention:	Andrew S. Rowen, Esq.
Melissa Sawyer, Esq.

Facsimile:	+1 (212) 558-3588

(b)	If to Max, to

Max Capital Group Ltd.

Max House

2 Front Street

Hamilton, HM 11

Bermuda

Attention:	W. Marston Becker

Facsimile:	+1 (441) 295-8899

with a copy to (which shall not constitute notice):

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, NY 10036

Attention:	Kerry E. Berchem, Esq.
Jeffrey L. Kochian, Esq.

Facsimile:	+1 (212) 872-1002

8.3 Interpretation. When a reference is made in this Agreement to sections or subsections, such reference shall be to a section or subsection of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole, including the schedules and exhibits hereto, and not to any particular provision of this Agreement. Any pronoun shall include the corresponding masculine, feminine and neuter forms. References to “party” or “parties” in this Agreement mean IPC, Amalgamation Sub and/or Max, as the case may be. References to “person” in this Agreement mean an individual, a company, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof. References to “subsidiary” in this Agreement means, as to any person, any other person of which more than 50% of the effective voting power or equity or other ownership interests is directly or indirectly owned by such person. References to “affiliate” in this Agreement means, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this Agreement, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. As used in this Agreement, “knowledge” means the actual knowledge, without due inquiry, of the officers of Max set forth in Section 8.3 of the Max Disclosure Letter or the officers of IPC set forth in Section 8.3 of the IPC Disclosure Letter, as the case may be. References to “US dollar,” “dollars,” “US$” or “$” in this Agreement are to the lawful currency of the United States of America. As used in this Agreement, “business day” means any day other than a Saturday, Sunday or other day on which banking institutions in New York or Bermuda are obligated by Law or executive order to be closed.

8.4 Counterparts. This Agreement may be executed in separate counterparts, each of which shall be considered one and the same agreement and shall become effective when each of the parties has delivered a signed counterpart to the other parties, it being understood that all parties need not sign the same counterpart. Such counterpart executions may be transmitted to the parties by facsimile or electronic transmission, which shall have the full force and effect of an original signature.

8.5 Entire Agreement; No Third Party Beneficiaries. This Agreement (including the Max Disclosure Letter and the IPC Disclosure Letter) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, other than the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement and shall terminate in accordance with its terms, or if the Closing occurs, as set forth in Section 5.2(b) and (b) is not intended to confer upon any person other than the parties any rights or remedies hereunder, except (i) for the rights of the holders of Max Common Shares to receive the Amalgamation Consideration pursuant to and subject to this Agreement if the Effective Time occurs, and (ii) as provided in Section 5.8(c).

8.6 Governing Law. This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the Laws of Bermuda, without giving effect to its principles or rules of conflict of laws.

8.7 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and, unless the effect of such invalidity or unenforceability would prevent the parties from realizing the major portion of the economic benefits of the Amalgamation that they currently anticipate obtaining therefrom, shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

8.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations of the parties hereunder shall be assigned by any of the parties (whether by operation of Law or otherwise) without the prior written consent of the other parties, which may be granted or withheld in the sole discretion of the other parties. Any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

8.9 Enforcement. The parties agree that money damages would be both incalculable and an insufficient remedy and that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached. It is accordingly agreed that, subject to the discretion of the Chosen Court (as defined in Section 8.10), the parties shall be entitled to an injunction or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court identified in Section 8.10, this being in addition to any other remedy to which they are entitled at law or in equity.

8.10 Submission to Jurisdiction. Each party irrevocably and unconditionally consents, agrees and submits to the exclusive jurisdiction of the Bermuda Supreme Court (and appropriate appellate courts therefrom) (the “Chosen Courts”), for the purposes of any litigation, action, suit or other proceeding arising out of or relating to this Agreement or any transaction contemplated hereby. Each party agrees to commence any litigation, action, suit or proceeding relating hereto only in the Bermuda Supreme Court, or if such litigation, action, suit or other proceeding may not be brought in such court for reasons of subject matter jurisdiction, in the other appellate courts therefrom or other courts of Bermuda. Each party irrevocably and unconditionally waives any objection to the laying of venue of any litigation, action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the Chosen Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each party further irrevocably consents to and grants any such court jurisdiction over the person of such parties and, to the extent legally effective, over the subject matter of any such dispute and agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.2 or in such other manner as may be permitted by Law, shall be valid and sufficient service thereof. The parties agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

8.11 Amendment. This Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Amalgamation by the shareholders of Max or of IPC, but, after any such approval, no amendment shall be made which by Law requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties by their duly authorized representatives.

8.12 Extension; Waiver. At any time prior to the Effective Time, the parties may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of a party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights. No single or partial exercise of any right, remedy, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Any waiver shall be effective only in the specific instance and for the specific purpose for which given and shall not constitute a waiver to any subsequent or other exercise of any right, remedy, power or privilege hereunder.

8.13 Defined Terms.

(a) For purposes of this Agreement, each of the following terms shall have the meaning set forth below.

“Average IPC Share Price” means the volume weighted average price per IPC Common Share on NASDAQ (as reported by Bloomberg L.P. or, if not reported thereby, by another authoritative source mutually agreed by the parties) for the five consecutive trading days immediately preceding the second trading day prior to the Closing Date. For all purposes of this Agreement, the Average IPC Share Price shall be calculated to the nearest one-hundredth of one cent.

“Acquisition Transaction” means with respect to any Person, any amalgamation, merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it or any of its subsidiaries or any purchase or sale of 35% or more of the consolidated assets (including, without limitation, stock of its subsidiaries) of it and its subsidiaries, taken as a whole, or any purchase or sale of, or tender or exchange offer for, its voting securities that, if consummated, would result in any person (or the shareholders of such person) beneficially owning securities representing 35% or more of its total voting power or the voting power of any of its subsidiaries.

“Compensation and Benefit Plan” means any pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, retention or other bonus or incentive plan, any other employee program or agreement, any medical, vision, dental, or other health plan, any life insurance plan, and any other employee benefit plan or fringe benefit plan, whether or not tax-qualified or otherwise tax-preferred, maintained by, sponsored in whole or in part by, or contributed to by IPC or Max or their subsidiaries, as the case may be, for the benefit of their employees, former employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which such employees, former employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate and any employment, retention, change in control, severance, termination, consulting or retirement agreement with their current or former employees.

“Intellectual Property” means (i) trademarks, service marks, Internet domain names, logos, trade dress, trade names, corporate names and any and every other form of trade identity or indicia of origin, and the goodwill associated therewith and symbolized thereby; (ii) inventions, discoveries and patents, and the improvements thereto; (iii) published and unpublished works of authorship and the copyrights therein and thereto (including databases and other compilations of information, computer and electronic data processing programs and software, in both source code and object code); (iv) trade secrets, confidential business and technical information and any other confidential information (including ideas, research and development, know-how, formulae, calculations, algorithms, models, designs, processes, business methods, customer lists and supplier lists) (“Trade Secrets”); (v) all rights in data and data bases; (vi) all other intellectual property or similar proprietary rights; and (vii) all applications, registrations and renewals for the foregoing.

“IPC Benefit Plan” means only those Compensation and Benefit Plans maintained by, sponsored in whole or in part by, or contributed to by IPC or its subsidiaries for the benefit of their employees, former employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which such employees, former employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate or with respect to which IPC or any of its subsidiaries has any liability.

“Max Benefit Plan” means only those Compensation and Benefit Plans maintained by, sponsored in whole or in part by, or contributed to by Max or its subsidiaries for the benefit of their employees, former employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which such employees, former employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate or with respect to which Max or any of its subsidiaries has any liability.

“Material Adverse Effect” means, with respect to any party, any change, state of facts, circumstance, event or effect that is materially adverse to (A) the financial condition, properties, assets, liabilities, obligations

(whether accrued, absolute, contingent or otherwise), businesses or results of operations of such party and its subsidiaries, taken as a whole, excluding any such change, state of facts, circumstance, event or effect to the extent caused by or resulting from:

(i) the execution, delivery and announcement of this Agreement and the transactions contemplated hereby,

(ii) changes in economic, market, business, regulatory or political conditions generally in the United States or in Bermuda or any other jurisdiction in which such party operates or in Bermudian, U.S. or global financial markets,

(iii) changes, circumstances or events generally affecting the property and casualty insurance and reinsurance industry in the geographic areas in which such party operates,

(iv) changes, circumstances or events resulting in liabilities under property catastrophe reinsurance, including any effects resulting from any earthquake, hurricane, tornado, windstorm, terrorist act, act of war or other natural or man-made disaster,

(v) changes in any Law,

(vi) changes in generally accepted accounting principles or in statutory accounting principles (or local equivalents in the applicable jurisdiction) prescribed by the applicable insurance regulatory authority (“GAAP” and “Applicable SAP”, respectively), including accounting and financial reporting pronouncements by the Bermuda Monetary Authority, the Securities and Exchange Commission (the “SEC”), the National Association of Insurance Commissioners and the Financial Accounting Standards Board,

(vii) any change or announcement of a potential change in its or any of its subsidiaries’ credit or claims paying rating or A.M. Best rating or the ratings of any of its or its subsidiaries’ businesses or securities (provided that this exception shall not prevent or otherwise affect a determination that any changes, state of facts, circumstances, events or effects underlying a change described in this clause (vii) has resulted in, or contributed to, a Material Adverse Effect),

(viii) a change in the trading prices or volume of such party’s capital stock (provided that this exception shall not prevent or otherwise affect a determination that any changes, state of facts, circumstances, events or effects underlying a change described in this clause (viii) has resulted in, or contributed to, a Material Adverse Effect),

(ix) the failure to meet any revenue, earnings or other projections, forecasts or predictions for any period ending after the date of this Agreement (provided that this exception shall not prevent or otherwise affect a determination that any state of facts, circumstances, events or effects underlying a failure described in this clause (ix) has resulted in, or contributed to, a Material Adverse Effect),

(x) the commencement, occurrence or continuation of any war or armed hostilities, or

(xi) any action or failure to act required to be taken by a party pursuant to the terms of this Agreement,

except in the case of the foregoing clauses (ii), (iii), (v), (vi) and (x) to the extent those changes, state of facts, circumstances, events, or effects have a materially disproportionate effect on such party and its subsidiaries taken as a whole relative to other similarly situated persons in the property and casualty insurance and reinsurance industry, and/or (B) the ability of such party to perform its obligations under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

“Permitted Encumbrance” means (i) statutory liens securing payments not yet due, (ii) such imperfections or irregularities of title, claims, liens, charges, security interests or encumbrances as do not affect the use of the properties or assets subject thereto or affected thereby or otherwise impair business operations at such properties, (iii) restrictions on transfer imposed by Law, (iv) assets pledged or transferred to secure reinsurance or retrocession obligations, (v) ordinary-course securities lending and short-sale transactions, (vi) investment securities held in the name of a nominee, custodian or other record owner, (vii) statutory deposits, or (viii) any failure to hold good title, in each case, that would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

“Tax” means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, premium, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i), and (iii) any transferee liability in respect of any items described in clauses (i) or (ii) payable by reason of contract, assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Law) or otherwise.

“Tax Asset” means any loss, net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction, or any other credit or Tax attribute that could be carried forward or carried back to reduce Taxes.

“Tax Return” means any return, report or statement filed or required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof) including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes IPC, Max or any subsidiaries thereof.

“Taxing Authority” means the Internal Revenue Service or any other Governmental Entity responsible for the administration of any Tax.

(b) Each of the following terms is defined in the provision listed opposite such term:

Defined Term	Section

20% Differential Book Value Decline	5.16(e)

50% Book Value Decline	5.16(d)

Acquisition Proposal	5.5(a)(i)

Administrator	3.12(h)

affiliate	8.3

Agent	3.12(h)

Agreement	Introduction

Amalgamated Company	1.3

Amalgamation	Recitals

Amalgamation Agreement	1.1

Amalgamation Application	1.1

Amalgamation Consideration	2.1(a)

Amalgamation Sub	Introduction

Applicable SAP	8.13(a) (See “Material Adverse Effect”)

Defined Term	Section

Average IPC Share Price	8.13(a)

Book Value Certificate	5.16(a)

Book Value Estimate	5.16(b)

business day	8.3

Change in Max Recommendation	5.4(a)

Change in IPC Recommendation	5.4(a)

Chosen Courts	8.10

Closing	1.2

Closing Date	1.2

Code	Recitals

Companies Act	Recitals

Confidentiality Agreement	5.2(b)

control	8.3

Disclosure Letter	ARTICLE III

Dissenting Shareholder	2.1(c)

Dissenting Shares	2.1(c)

Effective Time	1.1

Employees	5.12(b)

ERISA	3.15(e)

Exchange Act	3.4(a)

Exchange Agent	2.2(a)

Exchange Fund	2.2(a)

Exchange Ratio	2.1(a)

Financing	4.2(a)

Form S-4	5.1(a)

GAAP	8.13(a) (See “Material Adverse Effect”)

Governmental Entity	3.3(c)

Indemnified Parties	5.8(a)

Insurance Entities	3.12(a)

Insurance Laws	3.5(a)

Intellectual Property	8.13(a)

Investment Assets	3.13(a)

Investment Policy	3.13(c)

IPC	Introduction

Defined Term	Section

IPC Benefit Plan	8.13(a)

IPC Bye-Law Amendments	3.9(b)

IPC Common Share	2.1(a)

IPC Disclosure Letter	ARTICLE III

IPC Recommendation	3.9(b)

IPC Share Plans	3.2(a)

IPC Shareholders Meeting	5.1(c)

IPCRe	1.6(a)

Joint Proxy Statement/Prospectus	5.1(a)

JP Morgan	3.19

knowledge	8.3

Laws	3.5(a)

Legal Proceedings	3.6

Listed IPC Common Shares	5.13

Lloyd’s	3.5(a)

Lloyd’s Regulations	3.12(m)

Material Adverse Effect	8.13(a)

Material Contract	3.14(a)

Max	Introduction

Max Benefit Plan	8.13(a)

Max Bermuda	1.6(a)

Max Bye-Law Amendment	3.9(a)

Max Certificate	2.1

Max Common Share	2.1

Max Disclosure Letter	ARTICLE III

Max Other Awards	2.3(b)

Max Recommendation	3.9(a)

Max Share Option	2.3(a)

Max Share Plans	3.2(a)

Max Share Register	2.1

Max Shareholders Meeting	5.1(b)

Max USA	4.2(b)

Max Warrants	2.4

Measurement Date	5.16(a)

Defined Term	Section

Merrill Lynch	3.19

multiemployer plan	3.15(e)

Name Change	3.9(b)

New Option	2.3(a)

New Warrants	2.4

Notice of Superior Proposal	5.5(d)

Notice Period	5.5(d)

party; parties	8.3

Permits	3.5(a)

Permitted Encumbrance	8.13(a)

person	8.3

Policies	3.12(g)

Post-Closing Directors	1.5(a)

Registrar	1.1

Reinsurance Agreements	3.12(e)

Required IPC Vote	3.10(a)

Required Max Vote	3.10(b)

Required Shareholder Votes	3.10(b)

Requisite Regulatory Approvals	6.1(c)

SEC	8.13(a) (See “Material Adverse Effect”)

SEC Documents	3.4(a)

Securities Act	3.4(a)

Share Issuance	Recitals

Statutory Statements	3.12(b)

subsidiary	8.3

Superior Proposal	5.5(f)

Tax	8.13(a)

Tax Asset	8.13(a)

Tax Return	8.13(a)

Taxing Authority	8.13(a)

Termination Fee	7.2(b)

Trade Secrets	8.13(a) (See “Intellectual Property”)

Underwriting Model	3.17(c)

Voting Debt	3.2(d)

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IN WITNESS WHEREOF, IPC, Amalgamation Sub and Max have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first set forth above.

IPC HOLDINGS, LTD.

By:	/s/ James P. Bryce
Name:	James P. Bryce
Title:	Chief Executive Officer

IPC LIMITED

By:	/s/ James P. Bryce
Name:	James P. Bryce
Title:	Chief Executive Officer

MAX CAPITAL GROUP LTD.

By:	/s/ W. Marston Becker
Name:	W. Marston Becker
Title:	Chief Executive Officer

ANNEX B: FIRST AMENDMENT TO AGREEMENT AND PLAN OF AMALGAMATION

EXECUTION VERSION

FIRST AMENDMENT TO

AGREEMENT AND PLAN OF AMALGAMATION

between

IPC HOLDINGS, LTD.,

IPC LIMITED

and

MAX CAPITAL GROUP LTD.

Dated as of March 5, 2009

FIRST AMENDMENT dated as of March 5, 2009 (this “Amendment”) to the Agreement and Plan of Amalgamation dated as of March 1, 2009 (the “Agreement”), between IPC Holdings, Ltd., a Bermuda exempted company (“IPC”), IPC Limited, a Bermuda exempted company and a wholly-owned subsidiary of IPC (“Amalgamation Sub”) and Max Capital Group Ltd., a Bermuda exempted company (“Max”).

WHEREAS, the parties, pursuant to Sections 1.4, 1.5, 1.6 and 8.11 of the Agreement, desire to amend the Agreement to reflect the changes set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency thereof of which is hereby acknowledged, the parties hereby agree as follows:

1.1 Defined Terms; References. Capitalized terms used in this Amendment and not otherwise defined shall have the meanings assigned to such terms in the Agreement. Each reference to “hereof,” “hereunder,” “herein,” and “hereby” and each other similar reference and each reference to “this Agreement” and each other similar references contained in the Agreement shall refer to the Agreement as amended and modified by this Amendment.

1.2 Directors and Officers of IPC.

(a) In accordance with Section 1.5(a) of the Agreement, the parties hereby designate the individuals identified on Annex 1 attached to this Amendment to serve as the Post-Closing Directors as of immediately following the Effective Time (subject to the Required IPC Vote). In addition, pursuant to Section 1.5(b) of the Agreement, Annex 1 attached to this Amendment identifies the composition of the committees of the board of directors of IPC as of immediately following the Effective Time (subject to the Required IPC Vote). Accordingly, Exhibit B to the Agreement is hereby deleted and replaced in its entirety with Annex 1 to this Amendment.

(b) Pursuant to Section 1.5(a) of the Agreement, Max hereby designates Mario P. Torsiello to serve as deputy chairman of the board of directors of IPC as of immediately following the Effective Time (subject to the Required IPC Vote).

1.3 Directors and Officers of the Amalgamated Company, Max Bermuda Ltd. and IPCRe Limited.

(a) In accordance with Section 1.6(a) of the Agreement, the parties hereby designate the individuals identified on Annex 2 attached to this Amendment to serve as the directors on the boards of directors of the Amalgamated Company, Max Bermuda Ltd. (“Max Bermuda”) and IPCRe Limited (“IPCRe”) and the officers of the Amalgamated Company, Max Bermuda and IPCRe, in each case, as of immediately following the Effective Time. Accordingly, Exhibit D to the Agreement is hereby deleted and replaced in its entirety with Annex 2 to this Amendment.

1.4 Max Bye-Law Amendment. Exhibit E to the Agreement is hereby deleted and replaced in its entirety with Annex 3 to this Amendment, which sets forth the Max Bye-Law Amendment.

1.5 Amalgamated Company Bye-Laws. The parties hereby agree, pursuant to Section 1.4 of the Agreement, that the bye-laws of the Amalgamated Company shall be in the form attached as Annex 4 to this Amendment, as may be amended or modified from time to time after the date of this Amendment and prior to the Effective Time by the mutual written agreement of the parties.

1.6 Effect of Amendment. This Amendment shall not constitute an amendment or modification of any provision of, or exhibit or schedule to, the Agreement not expressly referred to herein. Except as expressly amended or modified herein, the provisions and exhibits and schedules of the Agreement are and shall remain in full force and effect.

1.7 Counterparts. This Amendment may be executed in separate counterparts, each of which shall be considered one and the same agreement and shall become effective when each of the parties has delivered a signed counterpart to the other parties, it being understood that all parties need not sign the same counterpart. Such counterpart executions may be transmitted to the parties by facsimile or electronic transmission, which shall have the full force and effect of an original signature.

1.8 Incorporation. Article VIII of the Agreement is hereby incorporated by reference into this Amendment as if set forth in its entirety herein.

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IN WITNESS WHEREOF, IPC, Amalgamation Sub and Max have caused this Amendment to be signed by their respective officers thereunto duly authorized, all as of the date first set forth above.

IPC HOLDINGS, LTD.

By:	/s/ James P. Bryce
Name:	James P. Bryce
Title:	Director

IPC LIMITED

By:	/s/ James P. Bryce
Name:	James P. Bryce
Title:	President and Chief Executive Officer

MAX CAPITAL GROUP LTD.

By:	/s/ Joseph Roberts
Name:	Joseph Roberts
Title:	Executive Vice President and Chief Financial Officer

Signature Page to First Amendment to Agreement and Plan of Amalgamation

ANNEX 1

Post-Closing Directors of IPC and

Composition of Committees of the Board of Directors

IPC Board of Directors

Kenneth L. Hammond, Chairman

Mark R. Bridges

Michael J. Cascio

Peter S. Christie

L. Anthony Joaquin

Antony P.D. Lancaster

W. Marston Becker

Mario P. Torsiello

Willis T. King, Jr.

Gordon Cheesbrough

James L. Zech

K. Bruce Connell

IPC Audit Committee

Mark R. Bridges, Chairman

L. Anthony Joaquin

Michael J. Cascio

Mario P. Torsiello

K. Bruce Connell

IPC Compensation Committee

Willis T. King, Jr., Chairman

Mario P. Torsiello

Peter S. Christie

Mark R. Bridges

IPC Executive Committee

W. Marston Becker, Chairman

Mark R. Bridges

Kenneth L. Hammond

IPC Investment Committee

Gordon Cheesbrough, Chairman

James L. Zech

L. Anthony Joaquin

Antony P.D. Lancaster

IPC Nominating Committee

Kenneth L. Hammond, Chairman

Peter S. Christie

James L. Zech

Willis T. King, Jr.

IPC Business Development Committee

W. Marston Becker, Chairman

K. Bruce Connell

Peter S. Christie

Michael J. Cascio

ANNEX 2

Amalgamated Company, Max Bermuda and IPCRe Directors and Officers

Amalgamated Company Directors and Officers

Directors

Kenneth L. Hammond, Chairman

Mark R. Bridges

Michael J. Cascio

Peter S. Christie

L. Anthony Joaquin

Antony P.D. Lancaster

W. Marston Becker

Mario P. Torsiello

Willis T. King, Jr.

Gordon Cheesbrough

James L. Zech

K. Bruce Connell

Officers

W. Marston Becker, President & Chief Executive Officer:

Peter A. Minton, Chief Operating Officer

Joe Roberts, Chief Financial Officer

John R. Weale, Executive Vice President and Treasurer

Sarene Bourdages, General Counsel

Melanie Saunders, Corporate Secretary

Max Bermuda Directors and Officers

The individuals serving as directors and officers of Max Bermuda as of the date of this Agreement, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed.

IPCRe Directors and Officers

The individuals serving as directors and officers of IPCRe as of the date of this Agreement, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed. James P. Bryce shall serve as chairman.

ANNEX 3

Max Bye-Law Amendment

The following shall be inserted as bye-law 100 under the caption “MEMBER VOTE TO APPROVE AN AMALGAMATION”:

“100. Amalgamation

A resolution proposed for consideration at a general meeting to approve the amalgamation of the Company with any other company shall require the affirmative vote of a majority of the votes cast by Members present or represented by proxy and voting at such general meeting and the quorum for such general meeting shall be as set out in Bye-Law 39.”

ANNEX 4

Bye-Laws of the Amalgamated Company

See attached.

BYE-LAWS

of

Max Holdings Ltd.

Page No.
INTERPRETATION		B-14

1.	Interpretation	B-14

BOARD OF DIRECTORS		B-16

2.	Board of Directors	B-16
3.	Management of the Company	B-16
4.	Power to appoint managing director or chief executive officer	B-17
5.	Power to appoint manager	B-17
6.	Power to authorise specific actions	B-17
7.	Power to appoint attorney	B-17
8.	Power to delegate to a committee	B-17
9.	Power to appoint and dismiss employees	B-18
10.	Power to borrow and charge property	B-18
11.	Exercise of power to purchase shares of or discontinue the Company	B-18
12.	Election of Directors	B-19
13.	Defects in appointment of Directors	B-19
14.	Alternate Directors/Observer	B-19
15.	Removal of Directors	B-20
16.	Other Vacancies on the Board	B-20
17.	Notice of meetings of the Board	B-20
18.	Quorum at meetings of the Board	B-21
19.	Meetings of the Board	B-21
20.	Unanimous written resolutions	B-21
21.	Contracts and disclosure of Directors’ interests	B-21
22.	Remuneration of Directors	B-21
23.	Other interests of Directors	B-22

OFFICERS		B-22

24.	Officers of the Company	B-22
25.	Appointment of Officers	B-22
26.	Remuneration of Officers	B-22
27.	Duties of Officers	B-22
28.	Chairman of meetings	B-23
29.	Register of Directors and Officers	B-23

MINUTES		B-23

30.	Obligations of Board to keep minutes	B-23

INDEMNITY		B-23

31.	Indemnification of Directors and Officers of the Company	B-23
32.	Waiver of claim by Member	B-24

MEETINGS		B-24

33.	Notice of annual general meeting	B-24
34.	Notice of special general meeting	B-25
35.	Accidental omission of notice of general meeting; Business to be conducted	B-25
36.	Meeting called on requisition of Members	B-25

Page No.
37.	Short notice	B-25
38.	Postponement of meetings	B-25
39.	Quorum for general meeting	B-25
40.	Adjournment of meetings	B-26
41.	Attendance at meetings	B-26
42.	Written resolutions	B-26
43.	Attendance of Directors	B-27
44.	Voting at meetings	B-27
45.	Voting on show of hands	B-27
46.	Decision of chairman	B-27
47.	Demand for a poll	B-27
48.	Seniority of joint holders voting	B-28
49.	Instrument of proxy	B-28
50.	Representation of corporations at meetings	B-29

SHARE CAPITAL AND SHARES		B-30

51.	Rights of shares	B-30
52.	Power to issue shares	B-30
53.	Variation of rights and alteration of share capital	B-31
54.	Registered holder of shares	B-31
55.	Death of a joint holder	B-31
56.	Share certificates	B-32
57.	Calls on shares	B-32
58.	Forfeiture of shares	B-32

REGISTER OF MEMBERS		B-32

59.	Contents of Register of Members	B-32
60.	Inspection of Register of Members	B-32
61.	Determination of record dates	B-33

TRANSFER OF SHARES		B-33

62.	Instrument of transfer	B-33
63.	Restriction on transfer	B-33
64.	Transfers by joint holders	B-34
65.	Lien on shares	B-34

TRANSMISSION OF SHARES		B-35

66.	Representative of deceased Member	B-35
67.	Registration on death or bankruptcy	B-35

DIVIDENDS AND OTHER DISTRIBUTIONS		B-35

68.	Declaration of dividends by the Board	B-35
69.	Other distributions	B-35
70.	Reserve fund	B-35
71.	Deduction of amounts due to the Company	B-35
72.	Unclaimed dividends	B-35
73.	Interest on dividend	B-36

CAPITALIZATION		B-36

74.	Issue of bonus shares	B-36

Page No.
ACCOUNTS AND FINANCIAL STATEMENTS		B-36

75.	Records of account	B-36
76.	Financial year end	B-36
77.	Financial statements	B-36

AUDIT		B-37

78.	Appointment of Auditor	B-37
79.	Remuneration of Auditor	B-37
80.	Vacation of office of Auditor	B-37
81.	Access to books of the Company	B-37
82.	Report of the Auditor	B-37

NOTICES		B-37

83.	Notices to Members of the Company	B-37
84.	Notices to joint Members	B-38
85.	Service and delivery of notice	B-38

SEAL OF THE COMPANY		B-38

86.	The seal	B-38
87.	Manner in which seal is to be affixed	B-38

BENEFITS, PENSIONS AND INSURANCE		B-38

88.	Benefits	B-38
89.	Insurance	B-38
90.	Limitation on Accountability	B-39

UNTRACED MEMBERS		B-39

91.	Sale of Shares	B-39
92.	Instrument of Transfer	B-39
93.	Proceeds of Sale	B-39

WINDING UP		B-40

94.	Determination to liquidate	B-40
95.	Winding up/distribution by liquidator	B-40

ALTERATION OF BYE-LAWS		B-40

96.	Alteration of Bye-laws	B-40

Schedule – Form A (Bye-law 58)	B-41
Schedule – Form B (Bye-law 62)	B-42
Schedule – Form C (Bye-law 67)	B-43

INTERPRETATION

1. Interpretation

(1) In these Bye-laws the following words and expressions shall, where not inconsistent with the context, have the following meanings respectively:-

(a) “Act” means the Companies Act 1981 as amended and replaced from time to time;

(b) “Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with such Person, provided that no Member of the Company shall be deemed an Affiliate of another Member solely by reason of an investment in the Company. For purposes of this definition, the term “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities, by contract or otherwise;

(c) “Auditor” includes any individual or partnership;

(d) “Board” means the Board of Directors appointed or elected pursuant to these Bye-laws and acting by resolution in accordance with the Act and these Bye-laws or the Directors present at a meeting of Directors at which there is a quorum;

(e) “Business Day” means any day, other than a Saturday, a Sunday or any day on which banks in Hamilton, Bermuda or The City of New York, United States, are authorised or obligated by law or executive or other order to close;

(f) “Common Shares” means the common shares of the Company, initially having a par value of US$1.00 per share, and includes a fraction of a Common Share;

(g) “Company” means Max Holdings Ltd., the company for which these Bye-laws are approved and confirmed;

(h) “Director” means a director of the Company;

(i) “Dividend” includes a bonus or capitalisation issue of shares;

(j) “Exchange Act” means the United States Securities Exchange Act of 1934, as amended from time to time, or any federal statute from time to time in effect that has replaced such statute, and any reference in these Bye-laws to a provision of the Exchange Act or a rule or regulation promulgated thereunder means such provision, rule or regulation as amended from time to time or any provision of a federal law, or any federal rule or regulation, from time to time in effect that has replaced such provision, rule or regulation;

(k) “Fair Market Value” means, with respect to a repurchase of any shares of the Company in accordance with these Bye-laws, (i) if such shares are listed on a securities exchange (or quoted in a securities quotation system), the average closing sale price of such shares on such exchange (or in such quotation system), or, if such shares are listed on (or quoted in) more than one exchange (or quotation system), the average closing sale price of the shares on the principal securities exchange (or quotation system) on which such shares are then traded, or, if such shares are not then listed on a securities exchange (or quotation system) but are traded in the over-the-counter market, the average of the latest bid and asked quotations for such shares in such market, in each case for the last five trading days immediately preceding the day on which notice of the repurchase of such shares is sent pursuant to these Bye-laws or (ii) if no such closing sales prices or quotations are available because such shares are not publicly traded or otherwise, the fair value of such shares as determined by one independent nationally recognised investment banking firm chosen by the Board and reasonably satisfactory to the Member whose shares are to be so repurchased by the Company, provided that the calculation of the Fair Market Value of the shares made by such appointed investment banking firm (i) shall not include any discount relating to the absence of a public trading market for, or any transfer restrictions on, such shares, and (ii) such calculation shall be final and the fees and expenses stemming from such calculation shall be borne by the Company or its assignee, as the case may be;

(l) “general meeting,” “general meeting of the Company,” “Special general meeting” and “special general meeting of the Company” each means a meeting of the Members of the Company having the right to attend and vote thereat;

(m) “Member” means the Person registered in the Register of Members as the holder of shares in the Company and, when two or more Persons are so registered as joint holders of shares, means the Person whose name stands first in the Register of Members as one of such joint holders or all of such Persons as the context so requires;

(n) “Notice” means written notice as further defined in these Bye-laws unless otherwise specifically stated;

(o) “Officer” means any Person appointed by the Board to hold an office in the Company;

(p) “Person” means any individual, company, corporation, firm, partnership, limited liability company, trust or any other business, enterprise, entity or person, whether or not recognised as constituting a separate legal entity;

(q) “Register of Directors and Officers” means the Register of Directors and Officers referred to in these Bye-laws;

(r) “Register of Members” means the Register of Members referred to in these Bye-laws;

(s) “Resident Representative” means any Person appointed to act as resident representative and includes any deputy or assistant resident representative;

(t) “Secretary” means the person appointed to perform any or all the duties of secretary of the Company and includes any deputy or assistant secretary;

(u) “Securities Act” means the United States Securities Act of 1933, as amended from time to time, or any federal statute from time to time in effect which has replaced such statute, and any reference in these Bye-laws to a provision of the Securities Act or a rule or regulation promulgated thereunder means such provision, rule or regulation as amended from time to time or any provision of a federal law, or any federal rule or regulation, from time to time in effect that has replaced such provision, rule or regulation;

(v) “share” means any share or any class or series of shares in the share capital of the Company, whether issued and outstanding or not, and includes a fraction of a share;

(w) “Subsidiary”, with respect to any Person, means a company, more than fifty percent (50%) (or, in the case of a wholly owned subsidiary, one hundred percent (100%)) of the outstanding Voting Shares of which are owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person, or any such Person and one or more other Subsidiaries;

(x) “United States” and “U.S.” each means the United States of America and any territory and political subdivision thereof;

(y) “Voting Share” of any Person means any share in such Person conferring voting rights on the holder thereof (other than such voting rights as would exist solely in relation to a proposal to alter or vary the rights attaching to such shares solely upon the future occurrence of a contingency or voting rights attaching solely by virtue of the provisions of the Act).

(2) In these Bye-laws, where not inconsistent with the context:

(a) words denoting the plural number include the singular number and vice versa;

(b) words denoting the masculine gender include the feminine gender;

(c) words importing persons include companies, associations or bodies of persons whether corporate or not;

(d) the word:

(i)	“may” shall be construed as permissive;

(ii)	“shall” shall be construed as imperative; and

(e) unless otherwise provided herein words or expressions defined in the Act shall bear the same meaning in these Bye-laws.

(3) Expressions referring to writing or written shall, unless the contrary intention appears, include facsimile, printing, lithography, photography, electronic mail and other modes of representing words in a visible form.

(4) Headings used in these Bye-laws are for convenience only and are not to be used or relied upon in the construction hereof.

(5) In these Bye-laws, (i) powers of delegation shall not be restrictively construed but the widest interpretation shall be given thereto, (ii) the word “Board” in the context of the exercise of any power contained in these Bye-laws includes any committee consisting of one or more individuals appointed by the Board, any Director holding executive office and any local or divisional Board, manager or agent of the Company to which or, as the case may be, to whom the power in question has been delegated in accordance with these Bye-laws, (iii) no power of delegation shall be limited by the existence of any other power of delegation and (iv) except where expressly provided by the terms of delegation, the delegation of a power shall not exclude the concurrent exercise of that power by any Person who is for the time being authorised to exercise it under Bye-laws or under another delegation of the powers.

BOARD OF DIRECTORS

2. Board of Directors

The business of the Company shall be managed and conducted by the Board.

3. Management of the Company

(1) In managing the business of the Company, the Board may exercise all such powers of the Company as are not, by statute or by these Bye-laws, required to be exercised by the Company in general meeting and the business and affairs of the Company shall be so controlled by the Board. The Board also may present any petition and make any application in connection with the winding up or liquidation of the Company.

(2) No regulation or alteration to these Bye-laws made by the Company in general meeting shall invalidate any prior act of the Board which would have been valid if that regulation or alteration had not been made.

(3) The Board may procure that the Company pays all expenses incurred in promoting and incorporating the Company.

4. Power to appoint managing director or chief executive officer

The Board may from time to time appoint one or more Directors to the office of managing director or chief executive officer of the Company who shall, subject to the control of the Board, supervise and administer all of the general business and affairs of the Company.

5. Power to appoint manager

The Board may appoint a Person or a body of Persons to act as manager of the Company’s day to day business and may entrust to and confer upon such manager such powers and duties as it deems appropriate for the transaction or conduct of such business.

6. Power to authorise specific actions

The Board may from time to time and at any time authorise any company, firm, person or body of persons to act on behalf of the Company for any specific purpose and in connection therewith to execute any agreement, document or instrument in the name and on behalf of the Company.

7. Power to appoint attorney

The Board may from time to time and at any time by power of attorney appoint any Person or body of Persons, whether nominated directly or indirectly by the Board, to be an attorney of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Board) and for such period (or for unspecified length of time) and subject to such conditions as it may think fit and any such power of attorney may contain such provisions for the protection and convenience of Persons dealing with any such attorney as the Board may think fit and may also authorise any such attorney to sub-delegate all or any of the powers, authorities and discretions so vested in the attorney. Such attorney may, if so authorised under the seal of the Company, execute any deed or instrument under such attorney’s personal seal with the same effect as the affixation of the seal of the Company.

8. Power to delegate to a committee

The Board may delegate any of its powers to a committee appointed by the Board (and the Board may appoint alternative committee members or authorise the committee members to appoint their own alternates), which may consist partly or entirely of non-Directors. Without limiting the foregoing, such committees may include:

(a) an Executive Committee, which shall have all of the powers of the Board between meetings of the Board;

(b) a Finance Committee, which shall, among other things, establish, review and monitor the investment policies of the Company and the Company’s Subsidiaries or other companies associated with the Company, review investment decisions and review and monitor any provider of investment services;

(c) an Audit and Risk Management Committee, which shall, among other things, have direct authority to (i) appoint the independent Auditors of the Company and the Company’s subsidiaries on behalf of the Board, subject to the powers of the Members; (ii) set compensation for, subject to Bye-law 79, and oversee the work of independent Auditors of the Company and the Company’s subsidiaries; (iii) adopt procedures for receiving accounting complaints and anonymous submissions from the employees of the Company or the Company’s subsidiaries regarding questionable accounting practices; (iv) establish pre-approval procedures for all audit and non-audit services provided by the independent Auditors, or any of their Affiliates, to the Company or the Company’s subsidiaries; and (v) establish an internal audit function of the Company and the Company’s subsidiaries;

(d) a Compensation Committee, which shall, among other things, establish and review the compensation policies and procedures of the Company and the Company’s Subsidiaries or other companies associated with the Company and make recommendations to the Board with respect to compensation of Officers;

(e) a Nominating Committee, which shall, among other things, propose to the Members or to continuing Directors, before any election of Directors by Members or the filling of any vacancy by the Board, a slate of director candidates equal in number to the vacancies to be filled;

(f) an Investment Committee, which shall, among other things, review the opening of bank accounts for the Company, agree investment funding agreements and enter into any loan or borrowing arrangements with certain financial institutions as they see fit; and

(g) an Underwriting Committee, which shall, among other things, establish, review and monitor the underwriting policies of the Company’s Subsidiaries or other companies associated with the Company, review underwriting decisions, monitor any appointed underwriting services provider, advise the Board with respect to actuarial services, review actuarial decisions, monitor any provider of actuarial services and otherwise monitor the risks insured or reinsured by the Company’s Subsidiaries or other companies associated with the Company.

All Board committees shall conform to such directions as the Board shall impose on them; provided, that each member shall have one vote, and each committee shall have the right as it deems appropriate to retain outside advisors and experts. Each committee may adopt rules for the conduct of its affairs, including rules governing the adoption of resolutions by unanimous written consent, and the place, time, and notice of meetings, as shall be advisable and as shall not be inconsistent with these Bye-laws regarding Board meetings or with any applicable resolution adopted by the Board. Notwithstanding the foregoing, no committee may hold a meeting within the United States. Each committee shall cause minutes to be made of all meetings of such committee and of the attendance thereat and shall cause such minutes and copies of resolutions adopted by unanimous consent to be promptly inscribed or incorporated by the Secretary in the minute book.

9. Power to appoint and dismiss employees

The Board may appoint, suspend or remove any officer, manager, secretary, clerk, agent or employee of the Company and may fix their remuneration and determine their duties.

10. Power to borrow and charge property

The Board may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital, or any part thereof, and may issue debentures, debenture stock and other securities whether outright or as security for any debt, liability or obligation of the Company or any third party.

11. Exercise of power to purchase shares of or discontinue the Company

(1) Purchase of Common Shares

(a) The Company shall have the power to purchase its shares. The Board may exercise all the powers of the Company to purchase all or any part of its own shares pursuant to Section 42A of the Act. Subject to

Section 42A of the Act, if the Board in its absolute and unfettered discretion, on behalf of the Company, determines that ownership of shares of the Company by any Person may result in adverse tax, regulatory or legal consequences to the Company, any of its Subsidiaries or any of the Members, the Company will have the option, but not the obligation, to purchase all or part of the shares of the Company held by such Person (to the extent the Board, in the reasonable exercise of its discretion, determines it is necessary to avoid or cure such adverse consequences) for immediately available funds in an amount equal to the Fair Market Value of such shares on the date the Company sends the Repurchase Notice referred to below (the “Repurchase Price”); provided, that the Board will use reasonable efforts to exercise this option equally among similarly situated Persons (to the extent possible under the circumstances). In that event, the Company will also be entitled to assign its purchase right to a third party or parties including one or more of the other Persons, with the consent of such assignee. Each Person shall be bound by the determination by the Company to purchase or assign its right to purchase such Person’s shares and, if so required by the Company, shall sell the number of shares of the Company that the Company requires it to sell.

(b) In the event that the Company or its assignee(s) determines to purchase any such shares, the Company shall provide each Person concerned with written notice of such determination (a “Repurchase Notice”) at least seven (7) calendar days prior to such purchase or such shorter period as each such Person may authorise, specifying the date on which any such shares are to be purchased and the Repurchase Price. The Company may revoke the Repurchase Notice at any time before it (or its assignee(s)) pays for the shares. Neither the Company nor its assignee(s) shall be obliged to give general notice to the Members of any intention to purchase or the conclusion of any purchase of shares of the Company. Payment of the Repurchase Price by the Company or its assignee(s) shall be by wire transfer or certified check and made at a closing to be held no less than seven (7) calendar days, unless such Person agrees to a shorter period, after receipt of the Repurchase Notice by the Member.

(2) Power to discontinue the Company

The Board may exercise all the powers of the Company to discontinue the Company to a named country or jurisdiction outside Bermuda pursuant to Section 132G of the Act.

12. Election of Directors

The Board shall consist of at least two (2) and no more than twenty-one (21) Directors, the exact number to be determined from time to time by resolution adopted by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the Directors then in office; provided, however, that if no such resolution shall be in effect the number of Directors shall be twelve (12) Directors. Any increase in the size of the Board pursuant to this Bye-law 12 shall be deemed to be a vacancy and may be filled in accordance with Bye-law 16 hereof. Directors shall be elected, except in the case of a vacancy (as provided for in Bye-law 15 or 16, as the case may be), by the Members holding a majority of the issued and outstanding shares entitled to vote at an annual general meeting or any special general meeting called for such purpose.

13. Defects in appointment of Directors

All acts done bona fide by any meeting of the Board or by a committee of the Board or by any person acting as a Director shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and was qualified to be a Director.

14. Alternate Directors/Observer

There shall be no alternate Directors and no Member or Director shall have a right to designate any person to attend meetings of the Board or Board Committees as a non-voting observer.

15. Removal of Directors

(1) Subject to any provision to the contrary in these Bye-laws, Members holding a majority of the issued and outstanding shares entitled to vote at a general meeting or special meeting or conferring the right to vote on a resolution to remove a or such Director may, at any special general meeting convened and held in accordance with these Bye-laws, remove a Director provided that the notice of any such meeting convened for the purpose of removing a Director shall contain a statement of the intention so to do and be served on such Director not less than 14 days before the meeting and at such meeting such Director shall be entitled to be heard on the motion for such Director’s removal.

(2) A vacancy on the Board created by the removal of a Director under the provisions of subparagraph (1) of this Bye-law may be filled by the Members holding a majority of the issued and outstanding shares entitled to vote at a general meeting or special meeting or conferring the right to vote on such resolution and, in the absence of such election or appointment, the Board may fill the vacancy in accordance with Bye-law 16. A Director so appointed shall hold office for the balance of the term of such vacant Board position, or until such Director’s successor is elected or appointed or such Director’s office is otherwise vacated.

16. Other Vacancies on the Board

(1) The Board shall have the power from time to time and at any time to appoint any person as a Director to fill a vacancy on the Board occurring as the result of an increase in the size of the Board pursuant to Bye-law 12, the death, disability, disqualification, resignation or removal of any Director or if such Director’s office is otherwise vacated. A Director so appointed shall hold office for the balance of the term of such vacant Board position, or until such Director’s successor is elected or appointed or such Director’s office is otherwise vacated.

(2) The Board may act notwithstanding any vacancy in its number but, if and so long as its number is reduced below the number fixed by these Bye-laws as the quorum necessary for the transaction of business at meetings of the Board, the continuing Directors or Director may, notwithstanding that the number of Directors is below the number fixed by or in accordance with these Bye-laws as the quorum or that there is only one continuing Director, act for the purpose of (i) filling vacancies on the Board, (ii) summoning a general meeting of the Company or circulating a proposed written resolution of the Members or (iii) preserving the assets of the Company.

(3) The office of Director shall be deemed to be vacated if the Director:

(a) is removed from office pursuant to these Bye-laws or is prohibited from being a Director by law;

(b) is or becomes bankrupt or makes any arrangement or composition with his creditors generally;

(c) is or becomes of unsound mind or dies;

(d) resigns his or her office by notice in writing to the Company.

17. Notice of meetings of the Board

(1) A Director may, and the Secretary on the requisition of a Director shall, at any time summon a meeting of the Board. Notice of a meeting of the Board must be provided at least five (5) days in advance of such meeting, and must state the date, time, place (which shall not be in the United States) and the general nature of the business to be considered at the meeting unless the Directors unanimously agree to waive notice of such meeting. Notwithstanding the foregoing, shorter notice shall be valid if it is reasonable under the circumstances.

(2) Notice of a meeting of the Board shall be deemed to be duly given to a Director if it is given to such Director verbally in person or by telephone or otherwise communicated or sent to such Director by post, cable, telex, telecopier, electronic mail, facsimile or other mode of representing words in a visible form at such Director’s last known address or any other address given by such Director to the Company for this purpose.

18. Quorum at meetings of the Board

The quorum necessary for the transaction of business at a meeting of the Board shall be a majority of the Directors then in office, present in person.

19. Meetings of the Board

(1) The Board may meet for the transaction of business, adjourn and otherwise regulate its meetings as it sees fit.

(2) Directors may participate in any meeting of the Board by means of such telephone, electronic or other communication facilities as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting; provided, however, that no Director may participate in any meeting of the Board while physically present in the United States.

(3) A resolution put to the vote at a meeting of the Board shall be carried by the affirmative votes of a majority of the votes cast and in the case of an equality of votes the resolution shall fail.

20. Unanimous written resolutions

A resolution in writing signed by all the Directors which may be in counterparts, shall be as valid as if it had been passed at a meeting of the Board duly called and constituted, such resolution to be effective on the date on which the last Director signs the resolution, provided that no such resolution shall be valid unless the last signature of a Director is affixed outside the United States (but, notwithstanding Bye-law 19(2) hereof, a Director who is not the last Director to sign may sign a resolution in writing even though he or she is in the United States). Such resolution shall be deemed to be adopted as an act of the Board, at the place where, and at the time when, the last signature of a Director is affixed thereto.

21. Contracts and disclosure of Directors’ interests

(1) Any Director, or any Person associated, related or affiliated with whom any Director is associated, may act in a professional capacity for the Company and such Director or such Person shall be entitled to remuneration for professional services as if such Director were not a Director, provided that nothing herein contained shall authorise a Director or Director’s firm, partner or such company to act as Auditor of the Company.

(2) A Director who is directly or indirectly interested in a contract or proposed contract or arrangement with the Company shall declare the nature of such interest as required by the Act.

(3) Following a declaration being made pursuant to this Bye-law, and unless disqualified by the chairman of the relevant Board meeting, a Director may vote in respect of any contract or proposed contract or arrangement in which such Director is interested and may be counted in the quorum at such meeting.

22. Remuneration of Directors

(1) The remuneration and benefits (if any) of the Directors, including without limitation, participation in any share option or incentive plan and loans (with the general or specific consent required by Section 96 of the Act) in connection therewith, shall be determined by the Board and shall be deemed to accrue from day to day. The Directors may also be paid all travel, hotel and other expenses properly incurred by them in attending and returning from meetings of the Board, any committee appointed by the Board, general meetings of the Company, or in connection with the business of the Company or their duties as Directors generally.

(2) A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his or her office of Director for such period on such terms as to remuneration and otherwise as the Board may determine.

(3) The Board may award special remuneration and benefits to any Director undertaking any special work or services for, or undertaking any special mission on behalf of, the Company other than his or her ordinary routine work as a Director. Any fees paid to a Director who is also counsel or attorney to the Company, or otherwise serves it in a professional capacity, shall be in addition to his or her remuneration as a Director.

23. Other interests of Directors

A Director may be or become a director or other officer of or otherwise interested in any company or Person promoted by the Company or in which the Company may be interested as member or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him or her as a director or officer of, or from his or her interest in, such other company or Person. The Board may also cause the voting power conferred by the shares in any other company or Person held or owned by the Company to be exercised in such manner in all respects as the Board thinks fit, including the exercise thereof in favour of any resolution appointing the Directors or any of them to be directors or officers of such other company or Person, or voting or providing for the payment of remuneration to the directors or officers of such other company or Person.

OFFICERS

24. Officers of the Company

The Officers of the Company shall consist of a President and a Vice President or a Chairman and a Deputy Chairman, a Secretary and such additional Officers as the Board may from time to time determine all of whom shall be deemed to be Officers for the purposes of these Bye-laws. Subject to compliance with any requirement of the Act, the same individual may hold two (2) or more offices in the Company.

25. Appointment of Officers

(1) The Board shall, as soon as possible after each annual general meeting, appoint a President and a Vice President or a Chairman and a Deputy Chairman who shall be Directors.

(2) The Secretary and additional Officers, if any, shall be appointed by the Board from time to time.

26. Remuneration of Officers

The Officers shall receive such remuneration and benefits, including, without limitation, participation in any share option or incentive plan and loans (with the general or specific consent required by Section 96 of the Act) in connection therewith as the Board may from time to time determine.

27. Duties of Officers

The Officers shall have such powers and perform such duties in the management, business and affairs of the Company as may be delegated to them by the Board from time to time.

28. Chairman of meetings

Unless otherwise agreed by a majority of those attending and entitled to attend and vote thereat, the Chairman, if there be one, and, if not, the President shall act as chairman at all meetings of the Members and of the Board at which such person is present. In their absence the Deputy Chairman or Vice President, if present, shall act as chairman and in the absence of all of them a chairman shall be appointed or elected by those present at the meeting and entitled to vote.

29. Register of Directors and Officers

The Board shall cause to be kept in one or more books at the registered office of the Company a Register of Directors and Officers and shall enter therein the particulars required by the Act.

MINUTES

30. Obligations of Board to keep minutes

(1) The Board shall cause minutes to be duly entered in books provided for the purpose:

(a) of all elections and appointments of Officers;

(b) of the names of the Directors present at each meeting of the Board and of any committee appointed by the Board; and

(c) of all resolutions and proceedings of general meetings of the Members, meetings of the Board, and meetings of committees appointed by the Board.

(2) Minutes prepared in accordance with the Act and these Bye-laws shall be kept by the Secretary at the registered office of the Company.

INDEMNITY

31. Indemnification of Directors and Officers of the Company

(1) The Directors, Secretary and other Officers (such term to include, for the purposes of Bye-laws 31 and 32, any person appointed to any committee by the Board) and employees and agents of the Company who has acted or is acting in relation to any of the affairs of the Company or any subsidiary thereof and the liquidator or trustees (if any) who has acted or is acting in relation to any of the affairs of the Company, and every one of them, and their heirs, executors and administrators, shall be indemnified and secured harmless out of the assets of the Company from and against all actions, costs, charges, losses, damages and expenses which they or any of them, their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done, concurred in or omitted (actual or alleged) in or about the execution of their duty, or supposed duty, or in their respective offices or trusts, and none of them shall be answerable for the acts, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any moneys or effects belonging to the Company shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to the Company shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto, provided, that, this indemnity shall not extend to any matter prohibited by the Act.

(2) Any indemnification under this Bye-law 31, unless ordered by a court, shall be made by the Company only as authorised in the specific case upon a determination that indemnification of such Person is proper in the circumstances because such Person has met the applicable standard of conduct set forth in paragraph (1) of this Bye-law 31. Such determination shall be made (i) by the Board by a majority vote of disinterested Directors or (ii) if a majority of the disinterested Directors so directs, by independent legal counsel in a written opinion or (iii) by the Members. The Company may purchase and maintain insurance to protect itself and any Director, Officer or other Person entitled to indemnification pursuant to this Bye-law 31, to the fullest extent permitted by law.

(3) Expenses (including, without limitation, attorneys’ fees) actually and reasonably incurred by any Director, Secretary, other Officer or employee of the Company in defending any civil, criminal, administrative or investigative action, suit or proceeding or threat thereof for which indemnification is sought pursuant to paragraph (a) of this Bye-law 31 shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Person to repay such amount if it shall be ultimately determined that such Person is not entitled to be indemnified by the Company as authorised in these Bye-laws or otherwise pursuant to applicable law; provided, that if it is determined by either (i) a majority vote of Directors who were not parties to such action, suit or proceeding or (ii) if a majority of the disinterested Directors so directs, by independent legal counsel in a written opinion, that there is no reasonable basis to believe that such Person is entitled to be indemnified by the Company as authorised in these Bye-laws or otherwise pursuant to applicable law, then no expense shall be advanced in accordance with this paragraph (c) of this Bye-law 31. Such expenses (including attorneys’ fees) incurred by agents of the Company may be paid upon the receipt of the aforesaid undertaking and such terms and conditions, if any, as the Board deems appropriate.

(4) The indemnification and advancement of expenses provided in these Bye-laws shall not be deemed exclusive of any other rights to which those seeking indemnification and advancement of expenses may now or hereafter be entitled under any statute, agreement, vote of Members or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office.

(5) The indemnification and advancement of expenses provided by, or granted pursuant to, this Bye-law 31 shall, unless otherwise provided when authorised or ratified, continue as to a Person who has ceased to hold the position for which such Person is entitled to be indemnified or advanced expenses and shall inure to the benefit of the heirs, executors and administrators of such a Person.

(6) No amendment or repeal of any provision of this Bye-law 31 shall alter, to the detriment of any Person, the right of such Person to the indemnification or advancement of expenses related to a claim based on an act or failure to act which took place prior to such amendment, repeal or termination.

32. Waiver of claim by Member

Each Member agrees to waive any claim or right of action such Member might have, whether individually or by or in the right of the Company, against any Director or Officer on account of any action taken by such Director or Officer, or the failure of such Director or Officer to take any action in the performance of his duties with or for the Company, provided, that, such waiver shall not extend to any matter in respect of any fraud or dishonesty which may attach to such Director or Officer.

MEETINGS

33. Notice of annual general meeting

The annual general meeting of the Company shall be held in each year (including within the first year of incorporation) at such time and place (which shall not be in the United States) as the President or the Chairman or any two Directors or any Director and the Secretary or the Board shall appoint. At least five (5) days’ notice of such meeting shall be given to each Member entitled to vote thereat as at the relevant record date determined pursuant to Bye-law 61 stating the date, place (which shall not be in the United States) and time at which the meeting is to be held, that the election of Directors will take place thereat, and as far as practicable, the other business to be conducted at the meeting.

34. Notice of special general meeting

The President or the Chairman or any two Directors or any Director and the Secretary or the Board may convene a special general meeting of the Company whenever in their judgment such a meeting is necessary, upon not less than five (5) days’ notice to each Member entitled to vote thereat as at the relevant record date determined pursuant to Bye-law 61 which shall state the date, time, place (which shall not be in the United States) and the general nature of the business to be considered at the meeting.

35. Accidental omission of notice of general meeting; Business to be conducted

(1) The accidental omission to give notice of a general meeting to, or the non-receipt of notice of a general meeting by, any Person entitled to receive notice shall not invalidate the proceedings at that meeting.

(2) Subject to the Act, business to be brought before a general meeting of the Company must be specified in the notice of the meeting. Only business that the Board has determined can be properly brought before a general meeting in accordance with these Bye-laws and applicable law shall be conducted at any general meeting, and the chairman of the general meeting may refuse to permit any business to be brought before such meeting that has not been properly brought before it in accordance with these Bye-laws and applicable law.

36. Meeting called on requisition of Members

Subject to the terms of any class or series of shares issued by the Company and notwithstanding anything herein, the Board shall, on the requisition of Members holding at the date of the deposit of the requisition not less than one-tenth of such of the paid-up share capital of the Company as at the date of the deposit carries the right to vote at general meetings of the Company, forthwith proceed to convene a special general meeting of the Company and the provisions of Section 74 of the Act shall apply.

37. Short notice

Subject to the terms of any class or series of shares issued by the Company, a general meeting of the Company shall, notwithstanding that it is called by shorter notice than that specified in these Bye-laws, be deemed to have been properly called if it is so agreed by (i) all the Members entitled to attend and vote thereat in the case of an annual general meeting; and (ii) by a majority in number of the Members having the right to attend and vote at the meeting, being a majority together holding not less than 95% in nominal value of the shares giving a right to attend and vote thereat in the case of a special general meeting.

38. Postponement of meetings

The Secretary or any Director may postpone any general meeting called in accordance with the provisions of these Bye-laws (other than a meeting requisitioned under these Bye-laws) provided that notice of postponement is given to each Member entitled to vote thereat as at the relevant record date determined pursuant to Bye-law 61 before the time for such meeting. Fresh notice of the date, time and place for the postponed meeting shall be given to each Member entitled to vote thereat as at the relevant record date determined pursuant to Bye-law 61 in accordance with the provisions of these Bye-laws.

39. Quorum for general meeting

At any general meeting of the Company two or more persons present in person and representing in person or by proxy in excess of 50% of the total issued and outstanding voting shares in the Company as at the relevant record date determined pursuant to Bye-law 61 throughout the meeting shall form a quorum for the transaction of business, provided, however, that if the Company shall at any time have only one Member, one Member present in person or by proxy shall form a quorum for the transaction of business at any general meeting of the Company held during such time. If within half an hour from the time appointed for the meeting a quorum is not present, the meeting shall stand adjourned to the same day one week later, at the same time and place or to such other day, time or place as the Secretary may determine. Unless the meeting is so adjourned to a specific date and time, fresh notice of the date, time and place for the resumption of the adjourned meeting shall be given to each Member in accordance with the provisions of these Bye-laws. No business shall be transacted at any general meeting unless a quorum is present when the meeting proceeds to business and continues throughout the meeting, but the absence of a quorum shall not preclude the appointment, choice or election of a chairman of the meeting which shall not be treated as part of the business of the meeting.

40. Adjournment of meetings

The chairman of a general meeting may, with the consent of 50% of the Members present in person or by proxy at any general meeting whether or not a quorum is present (and shall if so directed), adjourn the meeting. Unless the meeting is adjourned to a specific date and time, fresh notice of the date, time and place for the resumption of the adjourned meeting shall be given to each Member in accordance with the provisions of these Bye-laws with respect to a special general meeting of the Company.

41. Attendance at meetings

Members may participate in any general meeting by means of such telephone, electronic or other communication facilities as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting, provided, however, that no Member may participate in any general meeting while that Member (or, if any Member is an entity, its representative) is physically present in the United States.

42. Written resolutions

(1) Subject to subparagraph (6), anything which may be done by resolution of the Company in general meeting or by resolution of a meeting of any class of the Members of the Company, may, without a meeting and without any previous notice being required, be done by resolution in writing signed by, or, in the case of a Member that is a corporation whether or not a company within the meaning of the Act, on behalf of, all the Members who at the date of the resolution or the record date determined pursuant to Bye-law 61 (if earlier) would be entitled to attend the meeting and vote on the resolution.

(2) A resolution in writing may be signed by, or, in the case of a Member that is a corporation whether or not a company within the meaning of the Act, on behalf of, all the Members, or any class thereof, in as many counterparts as may be necessary.

(3) For the purposes of this Bye-law, the date of the resolution is the date when the resolution is signed by, or, in the case of a Member that is a corporation whether or not a company within the meaning of the Act, on behalf of, the last Member to sign and any reference in any Bye-law to the date of passing of a resolution is, in relation to a resolution made in accordance with this Bye-law, a reference to such date. Any resolution in writing may be signed within or outside the United States; provided, that the last Member to sign the resolution must sign such resolution outside of the United States.

(4) A resolution in writing made in accordance with this Bye-law is as valid as if it had been passed by the Company in general meeting or by a meeting of the relevant class of Members, as the case may be, provided that no such resolution shall be valid unless the last signature of a Member is offered outside the United States, and any reference in any Bye-law to a meeting at which a resolution is passed or to Members voting in favour of a resolution shall be construed accordingly.

(5) A resolution in writing made in accordance with this Bye-law shall constitute minutes for the purposes of Sections 81 and 82 of the Act.

(6) This Bye-law shall not apply to:-

(a) a resolution passed pursuant to Section 89(5) of the Act; or

(b) a resolution passed for the purpose of removing a Director before the expiration of his term of office under these Bye-laws.

43. Attendance of Directors

The Directors of the Company shall be entitled to receive notice of and to attend and be heard at any general meeting.

44. Voting at meetings

(1) Subject to the provisions of the Act and these Bye-laws, any question proposed for the consideration of the Members at any general meeting shall be decided by the affirmative votes of a majority of the votes cast in accordance with the provisions of these Bye-laws and in the case of an equality of votes the resolution shall fail.

(2) No Member shall be entitled to vote at any general meeting unless such Member has paid all the calls on all shares held by such Member.

45. Voting on show of hands

At any general meeting a resolution put to the vote of the meeting shall, in the first instance, be voted upon by a show of hands and, subject to any rights or restrictions for the time being lawfully attached to any class of shares and subject to the provisions of these Bye-laws, every Member present in person and every person holding a valid proxy at such meeting shall be entitled to one vote and shall cast such vote by raising his or her hand.

46. Decision of chairman

At any general meeting a declaration by the chairman of the meeting that a question proposed for consideration has, on a show of hands, been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in a book containing the minutes of the proceedings of the Company shall, subject to the provisions of these Bye-laws, be conclusive evidence of that fact.

47. Demand for a poll

(1) Notwithstanding the provisions of the immediately preceding two Bye-laws, at any general meeting of the Company, in respect of any question proposed for the consideration of the Members (whether before or on the declaration of the result of a show of hands as provided for in these Bye-laws), a poll may be demanded by any of the following persons:-

(a) the chairman of such meeting; or

(b) at least three Members present in person or represented by proxy; or

(c) any Member or Members present in person or represented by proxy and holding between them not less than one-tenth of the total voting rights of all the Members having the right to vote at such meeting; or

(d) any Member or Members present in person or represented by proxy holding shares in the Company conferring the right to vote at such meeting, being shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total sum paid up on all such shares conferring such right.

(2) Where, in accordance with the provisions of subparagraph (1) of this Bye-law, a poll is demanded, subject to any rights or restrictions for the time being lawfully attached to any class of shares, every person present at such meeting shall have one vote for each share of which such person is the holder or for which such person holds a proxy and such vote shall be counted in the manner set out in subparagraph (4) of this Bye-law or in the case of a general meeting at which one or more Members are present by telephone in such manner as the chairman of the meeting may direct and the result of such poll shall be deemed to be the resolution of the meeting at which the poll was demanded and shall replace any previous resolution upon the same matter which has been the subject of a show of hands.

(3) A poll demanded in accordance with the provisions of subparagraph (1) of this Bye-law, for the purpose of electing a chairman of the meeting or on a question of adjournment, shall be taken forthwith and a poll demanded on any other question shall be taken in such manner and at such time and place as the Chairman (or acting chairman) may direct and any business other than that upon which a poll has been demanded may be proceeded with pending the taking of the poll.

(4) Where a vote is taken by poll, each Person present and entitled to vote shall be furnished with a ballot paper on which such person shall record his or her vote in such manner as shall be determined at the meeting having regard to the nature of the question on which the vote is taken, and each ballot paper shall be signed or initialled or otherwise marked so as to identify the voter and the registered holder in the case of a proxy. The Board may appoint one or more inspectors to act at any general meeting where a vote is taken by a poll. Each inspector shall take and sign an oath faithfully to exercise the duties of inspector at such meeting with strict impartiality and according to the best of his, her or its ability. The inspectors shall determine the number of shares issued and outstanding and the voting power of each, by reference to the Register of Members as at the relevant record date determined pursuant to Bye-law 61, the number of shares represented at the meeting, the existence of a quorum, the validity and effect of proxies and examine and count all ballots and determine the results of any vote. The inspector shall also hear and determine challenges and questions arising in connection with the right to vote. No Director or candidate for the office of Director shall act as an inspector. The determination and decision of the inspectors shall be final and binding.

48. Seniority of joint holders voting

In the case of joint holders the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the Register of Members.

49. Instrument of proxy

(1) Every Member entitled to vote has the right to do so either in person or by one or more Persons authorised by a written proxy executed and delivered in accordance with these Bye-laws. The instrument appointing a proxy shall be in writing under the hand of the appointor or of his or her attorney authorised by him or her in writing or, if the appointor is a corporation, either under its seal or under the hand of an officer, attorney or other person authorised to sign the same.

(2) Any Member may appoint one or more Persons a standing proxy or (if a corporation) a standing representative by depositing at the registered office, or at such place or places as the Board may otherwise specify for the purpose, a proxy or (if a corporation) a written authorisation. Such proxy or authorisation shall be valid for all general meetings and adjournments thereof or, resolutions in writing, as the case may be, until notice of revocation is received at the registered office, or at such place or places as the Board may otherwise specify for the purpose. Where a standing proxy or authorisation exists, its operation shall be deemed to have been suspended at any general meeting or adjournment thereof at which the Member is present or in respect to which the Member has specially appointed a proxy or representative. The Board may from time to time require such evidence as it shall deem necessary as to the due execution and continuing validity of any such standing proxy or authorisation and the operation of any such standing proxy or authorisation shall be deemed to be suspended until such time as the Board determines that it has received the requested evidence or other evidence satisfactory to it. A Person so authorised as a representative of a corporation shall be entitled to exercise the same power on behalf of the grantor of the authority as the grantor could exercise if it were an individual Member and the grantor shall for the purposes of these Bye-laws be deemed to be present in person at any such meeting if the Person so authorised is present at the meeting.

(3) Subject to paragraph (2) of this Bye-law 49, the instrument appointing a proxy together with such other evidence as to its due execution as the Board may from time to time require shall be delivered at the registered office (or at such place or places as may be specified in the notice convening the meeting or in any notice of any adjournment or, in either case or the case of a written resolution, in any document sent therewith) not less than 24 hours or such other period as the Board may determine, prior to the holding of the relevant meeting or adjourned meeting at which the individual named in the instrument proposes to vote or, in the case of a poll taken subsequently to the date of a meeting or adjourned meeting, before the time appointed for the taking of the poll, or, in the case of a written resolution, prior to the effective date of the written resolution and in default the instrument of proxy shall not be treated as valid.

(4) Instruments of proxy shall be in any common form or other form as the Board may approve and the Board may, if it thinks fit, send out with the notice of any meeting or any written resolution forms of instruments of proxy for use at that meeting or in connection with that written resolution. The instrument of proxy shall be deemed to confer authority to demand or join in demanding a poll and to vote on any amendment of a written resolution or amendment of a resolution put to the meeting for which it is given as the proxy thinks fit. The instrument of proxy shall unless the contrary is stated therein be valid as well for any adjournment of the meeting as for the meeting to which it relates.

(5) A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or unsoundness of mind of the principal, or revocation of the instrument of proxy or of the authority under which it was executed, provided, that no intimation in writing of such death, insanity or revocation shall have been received by the Company at the registered office (or such other place as may be specified for the delivery of instruments of proxy in the notice convening the meeting or other documents sent therewith) at least one hour before the commencement of the meeting or adjourned meeting, or the taking of the poll, or the day before the effective date of any written resolution at which the instrument of proxy is used.

(6) Subject to the Act, the Board may, or the chairman of the relevant meeting may at his or her discretion (with respect to such meeting only) waive any of the provisions of these Bye-laws related to proxies or authorisations and, in particular, may accept such verbal or other assurances as it thinks fit as to the right of any person to attend and vote on behalf of any Member at general meetings or to sign written resolutions.

50. Representation of corporations at meetings

A corporation which is a Member may, by written instrument, authorise one or more Persons as it thinks fit to act as its representative at any meeting of the Members and the Person or Persons so authorised shall be entitled to exercise the same powers on behalf of the corporation which such Person or Persons represent as that corporation could exercise if it were an individual Member. Such corporation shall for the purposes of these Bye-laws be deemed to be present in person at any such meeting if a Person so authorised is present at the meeting. Notwithstanding the foregoing, the chairman of the meeting may accept such assurances as he or she thinks fit as to the right of any Person to attend and vote at general meetings on behalf of a corporation which is a Member.

SHARE CAPITAL AND SHARES

51. Rights of shares

(1) The share capital of the Company shall be divided into a single class of Common Shares. The Board may create classes and series of shares and may increase or decrease the number of shares of any class or series as it sees fit. The Board also may, subject to the Act and to any rights attaching to the issued and outstanding shares, cancel, redeem or purchase any shares and shares of any class or series and further terminate any class or series of shares.

(2) The holders of Common Shares shall be entitled to one vote per Common Share. However, subject to these Bye-laws and to any resolution of the Members to the contrary and without prejudice to any special rights previously conferred on the holders of any existing shares or class or series of shares, the Board may issue non-voting Common Shares which will not entitle the holders thereof to such voting rights. The Common Shares shall entitle the holders thereof, subject to the provisions of these Bye-laws:

(a) to share equally share for share in dividends (whether payable in cash, property or securities of the Company) as the Board may from time to time declare;

(b) in the event of a liquidation, winding-up or dissolution of the Company, whether voluntary or involuntary or for the purpose of an amalgamation, reorganisation or otherwise or upon any distribution of share capital and surplus, be entitled to share equally and ratably in the assets of the Company, if any, remaining after the payment of all debts and liabilities of the Company; and

(c) generally be entitled to enjoy all of the rights attaching to shares.

52. Power to issue shares

(1) Subject to the provisions of these Bye-laws and to any rights attaching to issued and outstanding shares, the unissued shares (whether forming part of the original share capital or any increased share capital) shall be at the disposal of the Board, which may issue, offer, allot, exchange or otherwise dispose of shares or options, warrants or other rights to purchase shares or securities convertible into or exchangeable for shares (including any employee benefit plan providing for the issuance of shares or options, warrants or other rights in respect thereof), at such times, for such consideration and on such terms and conditions as it may determine (including, without limitation, such preferred or other special rights or restrictions with respect to dividend, voting, liquidation or other rights of the shares as may be determined by the Board). The Board may issue shares as a new or existing class or series of shares.

Notwithstanding the foregoing provisions of this Bye-law, the restrictions of this Bye-law 52(1) shall not apply to any issuance of shares to a person acting as an underwriter in the ordinary course of its business, purchasing such shares pursuant to a purchase agreement to which the Company is a party, for resale.

(2) The Board shall, in connection with the issue of any share, have the power to pay such commission and brokerage as may be permitted by law.

(3) The Company shall not give, whether directly or indirectly, whether by means of loan, guarantee, provision of security or otherwise, any financial assistance for the purpose of or in connection with a purchase or subscription made or to be made by any Person of or for any shares in the Company, but nothing in this Bye-law shall prohibit transactions permitted pursuant to Sections 39A, 39B, and 39C of the Act.

(4) The Company may from time to time do any one or more of the following things:

(i)	make arrangements on the issue of shares for a difference between the Members in the amounts and times of payments of calls on their shares;

(ii)	accept from any Member the whole or a part of the amount remaining unpaid on any shares held by such Member, although no part of that amount has been called up;

(iii)	pay dividends in proportion to the amount paid up on each share where a larger amount is paid up on some shares than on others; and

(iv)	issue its shares in fractional denominations and deal with such fractions to the same extent as its whole shares and shares in fractional denominations shall have in proportion to the respective fractions represented thereby all of the rights of whole shares including (but without limiting the generality of the foregoing) the right to vote, to receive dividends and distributions and to participate in a winding up.

53. Variation of rights and alteration of share capital

(1) While the share capital is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not the Company is being wound-up, be varied with the consent in writing of the holders of three-fourths of the issued and outstanding shares of that class or with the sanction of a resolution passed by a majority of the votes cast at a separate general meeting of the holders of the shares of the class in accordance with Section 47(7) of the Act. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

(2) The Company may from time to time by resolution of the Company in general meeting alter the conditions of its Memorandum of Association by all or any of those actions listed in Section 45(1) of the Act and accordingly may change the currency denomination of, increase, alter or reduce its share capital in accordance with the provisions of Sections 45 and 46 of the Act. Where, on any alteration of share capital, fractions of shares or some other difficulty would arise, the Board may deal with or resolve the same in such manner as it thinks fit including, without limiting the generality of the foregoing, the issue to Members, as appropriate, of fractions of shares and/or arranging for the sale or transfer of the fractions of shares of Members.

54. Registered holder of shares

(1) The Company shall be entitled to treat the registered holder of any share as the absolute owner thereof and accordingly shall not be bound to recognise any equitable or other claim to, or interest in, such share on the part of any other person.

(2) Any dividend, interest or other moneys payable in cash in respect of shares may be paid by cheque or draft sent through the post directed to the Member at such Member’s address in the Register of Members or, in the case of joint holders, to such address of the holder first named in the Register of Members, or to such person and to such address as the holder or joint holders may in writing direct. If two or more persons are registered as joint holders of any shares any one can give an effectual receipt for any dividend paid in respect of such shares.

55. Death of a joint holder

Where two or more persons are registered as joint holders of a share or shares then in the event of the death of any joint holder or holders the remaining joint holder or holders shall be absolutely entitled to the said share or shares and the Company shall recognise no claim in respect of the estate of any joint holder except in the case of the last survivor of such joint holders.

56. Share certificates

(1) Every Member shall be entitled to a share certificate under the seal of the Company (or a facsimile or representation thereof as the Board may determine) specifying the number and, where appropriate, the class of shares held by such Member and whether the same are fully paid up and, if not, how much has been paid thereon. The Board may by resolution determine, either generally or in a particular case, that any or all signatures on certificates may be printed thereon or affixed by mechanical means. Notwithstanding the foregoing and the provisions of Bye-law 87 (Manner in which seal is affixed), the Board may determine that a share certificate need not be signed on behalf of the Company.

(2) The Company shall be under no obligation to complete and deliver a share certificate unless specifically called upon to do so by the person to whom such shares have been allotted.

(3) If any such certificate shall be proved to the satisfaction of the Board to have been worn out, lost, mislaid or destroyed the Board may cause a new certificate to be issued and request an indemnity for the lost certificate if it sees fit.

57. Calls on shares

The Board may from time to time make such calls as it thinks fit upon the Members in respect of any monies unpaid on the shares allotted to or held by such Members.

58. Forfeiture of shares

(1) If any Member fails to pay, on the day appointed for payment thereof, any call in respect of any share allotted to or held by such Member, the Board may, at any time thereafter during such time as the call remains unpaid, direct the Secretary to forward to such Member a notice in the form, or as near thereto as circumstances admit, of Form “A” in the Schedule hereto.

(2) If the requirements of such notice are not complied with, any such share may at any time thereafter before the payment of such call and the interest due in respect thereof be forfeited by a resolution of the Board to that effect, and such share shall thereupon become the property of the Company and may be disposed of as the Board shall determine.

(3) A Member whose share or shares have been forfeited as aforesaid shall, notwithstanding such forfeiture, be liable to pay to the Company all calls owing on such share or shares at the time of the forfeiture and all interest due thereon.

REGISTER OF MEMBERS

59. Contents of Register of Members

The Board shall cause to be kept in one or more books a Register of Members and shall enter therein the particulars required by the Act.

60. Inspection of Register of Members

(1) The Register of Members shall be open to inspection at the registered office of the Company on every business day, subject to such reasonable restrictions as the Board may impose, so that not less than two hours in each business day be allowed for inspection. The Register of Members may, after notice has been given by advertisement in an appointed newspaper to that effect, be closed for any time or times not exceeding in the whole thirty days in each year.

(2) Subject to the provisions of the Act, the Company may keep one or more overseas or branch registers in any place, and the Board may make, amend and revoke any such regulations as it may think fit respecting the keeping of such registers and the contents thereof.

61. Determination of record dates

Notwithstanding any other provision of these Bye-laws, the Board may fix any date as the record date for:

(a) determining the Members entitled to receive any dividend;

(b) determining the Members entitled to receive notice of and to vote at any general meeting of the Company (and the Board may determine a different record date for any adjournment or postponement thereof);

(c) determining the Members entitled to execute a resolution in writing; and

(d) determining the number of issued and outstanding shares for or in connection with any purpose.

TRANSFER OF SHARES

62. Instrument of transfer

(1) An instrument of transfer shall be in the form or as near thereto as circumstances admit of Form “B” in the Schedule hereto or in such other common form as the Board may accept. Such instrument of transfer shall be signed by or on behalf of the transferor and transferee provided that, in the case of a fully paid share, the Board may accept the instrument signed by or on behalf of the transferor alone. The transferor shall be deemed to remain the holder of such share until the same has been transferred to the transferee in the Register of Members.

(2) The Board may refuse to recognise any instrument of transfer unless it is accompanied by the certificate in respect of the shares to which it relates and by such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer.

63. Restriction on transfer

(1) Subject to the Act, this Bye-law 63 and such other of the restrictions contained in these Bye-laws and elsewhere as may be applicable, and except, in the case of any shares other than the Voting Common Shares, as may otherwise be provided by the terms of issuance thereof, any Member may sell, assign, transfer or otherwise dispose of shares of the Company at the time owned by it and, upon receipt of a duly executed form of transfer in writing, the Directors shall procure the timely registration of the same. If the Directors refuse to register a transfer for any reason they shall notify the proposed transferor and transferee within thirty days of such refusal.

(2) The Board may, in its absolute and unfettered discretion, decline to register the transfer of any shares if the Board has reason to believe (i) that such transfer may expose the Company, any subsidiary thereof, any Member or any Person ceding insurance to the Company or any such Subsidiary to adverse tax or regulatory treatment in any jurisdiction or (ii) that registration of such transfer under the Securities Act or under any blue sky or other United States state securities laws or under the laws of any other jurisdiction is required and such registration has not been duly effected (provided, however, that in this case (ii) the Board shall be entitled to request and rely on an opinion of counsel to the transferor or the transferee, in form and substance satisfactory to the Board, that no such approval or consent is required and no such violation would occur, and the Board shall not be obligated to register any transfer absent the receipt of such an opinion).

(3) Without limiting the foregoing, the Board shall decline to approve or register a transfer of shares unless all applicable consents, authorisations, permissions or approvals of any governmental body or agency in

Bermuda, the United States or any other applicable jurisdiction required to be obtained prior to such transfer shall have been obtained.

(4) The registration of transfers may be suspended at such time and for such periods as the Board may from time to time determine; provided, however, that such registration shall not be suspended for more than forty-five (45) days in any period of three hundred and sixty five (365) consecutive days.

(5) The Board may require any Member, or any Person proposing to acquire shares, to certify or otherwise provide information in writing as to such matters as the Board may request for the purpose of giving effect to Bye-laws 12(2), 63(1) and 63(2), including as to such Person’s status. Such request shall be made by written notice and the certification or other information requested shall be provided to such place and within such period (not less than ten (10) Business Days after such notice is given unless the Board and such Member or proposed acquiror otherwise agree) as the Board may designate in such request. If any Member or proposed acquiror does not respond to any such request by the Board as requested, or if the Board has reason to believe that any certification or other information provided pursuant to any such request is inaccurate or incomplete, the Board may decline to register any transfer or to effect any issuance or purchase of shares to which such request relates.

64. Transfers by joint holders

The joint holders of any share or shares may transfer such share or shares to one or more of such joint holders, and the surviving holder or holders of any share or shares previously held by them jointly with a deceased Member may transfer any such share to the executors or administrators of such deceased Member.

65. Lien on shares

(1) The Company shall have a first and paramount lien and charge on all shares (whether fully paid-up or not or whether subject to a condition or contingency) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not or whether subject to a condition or contingency) by such Member or his or her estate, either alone or jointly with any other Person, whether a Member or not, but the Board may at any time declare any share to be wholly or in part exempt from the provisions of this Bye-law. The registration of a transfer of any such share shall operate as a waiver of the Company’s lien (if any) thereon. The Company’s lien (if any) on a share shall extend to all dividends or other monies payable in respect thereof.

(2) The Company may sell or purchase , in such manner and on such terms (including price) as the Board think fit, any shares on which the Company has a lien, but no sale or purchase shall be made unless a sum in respect of which the lien exists is then presently payable, nor until the expiration of fourteen days after a notice in writing stating and demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the relevant Member, or the Person, of which the Company has notice, entitled thereto by reason of such Member’s death or bankruptcy. Effective upon such sale or purchase, any certificate representing such shares prior to such sale shall become null and void, whether or not it was actually delivered to the Company.

(3) To give effect to any such sale the Board may authorise some Person to transfer the shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his or her title to the shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

(4) The proceeds of such sale or purchase shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable and the residue, if any, shall (subject to a like lien for sums not presently payable as existed upon the shares before the sale) be paid to the relevant Member or the Person entitled to the shares at the date of the sale.

TRANSMISSION OF SHARES

66. Representative of deceased Member

In the case of the death of a Member, the survivor or survivors where the deceased Member was a joint holder, and the legal personal representatives of the deceased Member where the deceased Member was a sole holder, shall be the only persons recognised by the Company as having any title to the deceased Member’s interest in the shares. Nothing herein contained shall release the estate of a deceased joint holder from any liability in respect of any share which had been jointly held by such deceased Member with other persons. Subject to the provisions of Section 52 of the Act, for the purpose of this Bye-law, legal personal representative means the executor or administrator of a deceased Member or such other person as the Board may in its absolute discretion decide as being properly authorised to deal with the shares of a deceased Member.

67. Registration on death or bankruptcy

Any person becoming entitled to a share in consequence of the death or bankruptcy of any Member may be registered as a Member upon such evidence as the Board may deem sufficient or may elect to nominate some person to be registered as a transferee of such share, and in such case the person becoming entitled shall execute in favour of such nominee an instrument of transfer in the form, or as near thereto as circumstances admit, of Form “C” in the Schedule hereto. On the presentation thereof to the Board, accompanied by such evidence as the Board may require to prove the title of the transferor, the transferee shall be registered as a Member but the Board shall, in either case, have the same right to decline or suspend registration as it would have had in the case of a transfer of the share by that Member before such Member’s death or bankruptcy, as the case may be.

DIVIDENDS AND OTHER DISTRIBUTIONS

68. Declaration of dividends by the Board

The Board may, subject to any rights or restrictions at the time lawfully attached to any class or series of shares and subject to these Bye-laws and in accordance with Section 54 of the Act, declare a dividend to be paid to the Members, in proportion to the number of shares held by them, and such dividend may be paid in cash or wholly or partly in specie in which case the Board may fix the value for distribution in specie of any assets.

69. Other distributions

The Board may declare and make such other distributions (in cash or in specie) to the Members as may be lawfully made out of the assets of the Company.

70. Reserve fund

The Board may from time to time before declaring a dividend set aside, out of the surplus or profits of the Company, such sum as it thinks proper as a reserve to be used to meet contingencies or for equalising dividends or for any other special or general purpose.

71. Deduction of amounts due to the Company

The Board may deduct from the dividends or distributions payable to any Member all monies due from such Member to the Company on account of calls or otherwise.

72. Unclaimed dividends

Any dividend or distribution unclaimed for a period of six years from the date of declaration of such dividend or distribution shall be forfeited and shall revert and belong to the Company and the payment by the

Board of any unclaimed dividend or distribution, interest or other sum payable on or in respect of the share into a separate account shall not constitute the Company a trustee in respect thereof.

73. Interest on dividend

No dividend or distribution shall bear interest against the Company.

CAPITALIZATION

74. Issue of bonus shares

(1) The Board may resolve to capitalise any part of the amount for the time being standing to the credit of any of the Company’s share premium or other reserve accounts or funds or to the credit of the profit and loss account or otherwise available for distribution by applying such sum in paying up unissued shares to be allotted as fully paid bonus shares pro rata to the Members.

(2) The Company may capitalise any sum standing to the credit of a reserve account or fund or sums otherwise available for dividend or distribution by applying such amounts in paying up in full partly paid shares of those Members who would have been entitled to such sums if they were distributed by way of dividend or distribution.

ACCOUNTS AND FINANCIAL STATEMENTS

75. Records of account

The Board shall cause to be kept proper records of account with respect to all transactions of the Company and in particular with respect to:-

(a) all sums of money received and expended by the Company and the matters in respect of which the receipt and expenditure relates;

(b) all sales and purchases of goods by the Company; and

(c) the assets and liabilities of the Company.

Such records of account shall be kept at the registered office of the Company or, subject to Section 83 (2) of the Act, at such other place as the Board thinks fit and shall be available for inspection by the Directors during normal business hours. No Member in its capacity as a Member shall have any right to inspect any accounting record or book or document of the Company except as conferred by the Act or as authorised by the Board.

76. Financial year end

The financial year end of the Company may be determined by the Board and failing such resolution shall be 31st December in each year.

77. Financial statements

Subject to any rights to waive laying of accounts pursuant to Section 88 of the Act, financial statements as required by the Act shall be laid before the Members in general meeting.

AUDIT

78. Appointment of Auditor

Subject to Section 88 of the Act, at the annual general meeting or at a subsequent special general meeting in each year, an independent representative of the Members shall be appointed by them as Auditor of the accounts of the Company. Such Auditor may be a Member but no Director, Officer or employee of the Company shall, during his or her continuance in office, be eligible to act as an Auditor of the Company.

79. Remuneration of Auditor

The remuneration of the Auditor shall be fixed by the Company in general meeting or in such manner as the Members may determine.

80. Vacation of office of Auditor

If the office of Auditor becomes vacant by the resignation or death of the Auditor, or by the Auditor becoming incapable of acting by reason of illness or other disability at a time when the Auditor’s services are required, the Board may fill the vacancy thereby created.

81. Access to books of the Company

The Auditor shall at all reasonable times have access to all books kept by the Company and to all accounts and vouchers relating thereto, and the Auditor may call on the Directors or Officers of the Company for any information in their possession relating to the books or affairs of the Company.

82. Report of the Auditor

(1) Subject to any rights to waive laying of accounts or appointment of an Auditor pursuant to Section 88 of the Act, the accounts of the Company shall be audited at least once in every year.

(2) The financial statements provided for by these Bye-laws shall be audited by the Auditor in accordance with generally accepted auditing standards. The Auditor shall make a written report thereon in accordance with generally accepted auditing standards and the report of the Auditor shall be submitted to the Members in general meeting.

(3) The generally accepted auditing standards referred to in subparagraph (2) of this Bye-law may be those of a country or jurisdiction other than Bermuda. If so, the financial statements and the report of the Auditor must disclose this fact and name such country or jurisdiction.

NOTICES

83. Notices to Members of the Company

A notice may be given by the Company to any Member either by delivering it to such Member in person or by sending it to such Member’s address in the Register of Members or to such other address given for the purpose. For the purposes of this Bye-law, a notice may be sent by mail, courier service, cable, telex, telecopier, facsimile, electronic mail or other mode of representing words in a legible and non-transitory form. If such notice is sent by next-day courier, cable, telex, telecopier, facsimile or electronic-mail, it shall be deemed to have been given the Business Day following the sending thereof and, if by registered mail, three Business Days following the sending thereof.

84. Notices to joint Members

Any notice required to be given to a Member shall, with respect to any shares held jointly by two or more persons, be given to whichever of such persons is named first in the Register of Members and notice so given shall be sufficient notice to all the holders of such shares.

85. Service and delivery of notice

Subject to Bye-law 83 any notice shall be deemed to have been served at the time when the same would be delivered in the ordinary course of transmission and, in proving such service, it shall be sufficient to prove that the notice was properly addressed and prepaid, if posted, and the time when it was posted, delivered to the courier or to the cable company or transmitted by telex, facsimile or other method as the case may be.

SEAL OF THE COMPANY

86. The seal

The seal of the Company shall be in such form as the Board may from time to time determine. The Board may adopt one or more duplicate seals for use outside Bermuda.

87. Manner in which seal is to be affixed

Subject to Bye-law 56 (Share certificates), the seal of the Company shall not be affixed to any instrument except attested by the signature of a Director and the Secretary or any two Directors, or any person appointed by the Board for the purpose, provided that any Director, Officer or Resident Representative, may affix the seal of the Company attested by such Director, Officer or Resident Representative’s signature to any authenticated copies of these Bye-laws, the incorporating documents of the Company, the minutes of any meetings or any other documents required to be authenticated by such Director, Officer or Resident Representative. Any such signature may be printed or affixed by mechanical means on any share certificate, debenture, stock certificate or other security certificate.

BENEFITS, PENSIONS AND INSURANCE

88. Benefits

The Board may (by establishment of or maintenance of schemes or otherwise) provide benefits, whether by share options or incentive plans and loans to acquire shares (subject to obtaining any general or specific consent under the provision of Section 96 of the Act), the payment of gratuities or pensions or by insurance or otherwise, for any past or present Director, Officer or employee of the Company or any of its Subsidiaries or Affiliates and for any member of his or her family (including a spouse and a former spouse) or any individual who is or was dependent on him or her, and may (as well before as after he ceases to hold such office or employment) contribute to any fund and pay premiums for the purchase or provision of any such benefit.

89. Insurance

Without prejudice to the provisions of Bye-laws 31 and 32, the Board shall have the power to purchase and maintain insurance for or for the benefit of any individuals who are or were at any time Directors, Officers or employees of the Company, or of any of its Subsidiaries or Affiliates, or who are or were at any time trustees of any pension fund in which Directors, Officers or employees of the Company or any such Subsidiary or Affiliate are interested, including (without prejudice to the generality of the foregoing) insurance against any liability incurred by such individuals in respect of any act or omission in the actual or purported execution or discharge of their duties or in the exercise or purported exercise of their powers or otherwise in relation to their duties, powers or offices in relation to the Company or any such other company, Subsidiary, Affiliate or pension fund.

90. Limitation on Accountability

No Director or former Director shall be accountable to the Company or the Members for any remuneration or benefit provided pursuant to Bye-laws 22, 88 or 89 and the receipt of any such benefit shall not disqualify any individual from being or becoming a Director of the Company.

UNTRACED MEMBERS

91. Sale of Shares

The Company shall be entitled to sell at the best price reasonably obtainable, or if the shares are listed on a stock exchange to purchase at the trading price on the date of purchase, the shares of a Member or the shares to which a Person is entitled by virtue of transmission on death, bankruptcy or otherwise by operation of law; provided, that:

(a) during the period of 12 years prior to the date of the publication of the advertisements referred to in paragraph (b) of this Bye-law 91 (or, if published on different dates, the first thereof) at least three dividends in respect of the shares in question have been declared and all dividends, warrants and checks (cheques) that have been sent in the manner authorised by these Bye-laws in respect of the shares in question have remained uncashed;

(b) the Company shall as soon as practicable after expiry of the said period of 12 years have inserted advertisements both in a national daily newspaper and in a newspaper circulating in the area of the last known address of such Member or other Person giving notice of its intention to sell or purchase the shares;

(c) during the said period of 12 years and the period of three months following the publication of the said advertisements the Company shall have received no indication either of the whereabouts or of the existence of such Member or Person; and

(d) if the shares are listed on a stock exchange, notice shall have been given to the relevant department of such stock exchange of the Company’s intention to make such sale or purchase prior to the publication of advertisements.

If during any 12-year period referred to above, further shares have been issued in right of those held at the beginning of such period or of any previously issued during such period and all the other requirements of this Bye-law 91 (other than the requirement that they be in issue for 12 years) have been satisfied in regard to the further shares, the Company may also sell or purchase the further shares.

92. Instrument of Transfer

To give effect to any such sale or purchase under Bye-law 91, the Board may authorise some person to execute an instrument of transfer of the shares sold or purchased to, or in accordance with the directions of, the purchaser and an instrument of transfer executed by that person shall be as effective as if it had been executed by the holder of, or person entitled by transmission to, the shares. The transferee of any shares sold shall not be bound to see to the application of the purchase money, nor shall his title to the shares be affected by any irregularity in, or invalidity of, the proceedings relating to the sale.

93. Proceeds of Sale

The net proceeds of sale or purchase of shares pursuant to Bye-law 91 shall belong to the Company which, for the period of six years after the transfer or purchase, shall be obliged to account to the former Member or other Person previously entitled as aforesaid for an amount equal to such proceeds and shall enter the name of such former Member or other Person in the books of the Company as a creditor for such amount. No trust shall be created in respect of the debt, no interest shall be payable in respect of the same and the Company shall not be required to account for any money earned on the net proceeds, which may be employed in the business of the Company or invested in such investments as the Board from time to time thinks fit. After the said six-year period has passed, the net proceeds of share shall become the property of the Company, absolutely, and any rights of the former Member or other Person previously entitled as aforesaid shall terminate completely.

WINDING UP

94. Determination to liquidate

Subject to the Act, the Company may be wound up voluntarily by resolution of the Members. However, the Board shall have the power to present any petition and make any application in connection with the winding up or liquidation of the Company.

95. Winding up/distribution by liquidator

If the Company shall be wound up the liquidator may, with the sanction of a resolution of the Members, divide amongst the Members in specie or in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose, set such value as he or she deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator shall think fit, but so that no Member shall be compelled to accept any shares or other securities or assets whereon there is any liability.

ALTERATION OF BYE-LAWS

96. Alteration of Bye-laws

No Bye-law shall be rescinded, altered or amended and no new Bye-law shall be made until the same has been approved by a resolution of the Board and by a resolution adopted by the Members.

SCHEDULE – FORM A (Bye-law 58)

NOTICE OF LIABILITY TO FORFEITURE FOR NON PAYMENT OF CALL

You have failed to pay the call of [amount of call] made on the      day of             , 20     last, in respect of the [number] share(s) [numbers in figures] standing in your name in the Register of Members of the Company, on the      day of             , 20     last, the day appointed for payment of such call. You are hereby notified that unless you pay such call together with interest thereon at the rate of          per annum computed from the said      day of             , 20     last, on or before the      day of             , 20     next at the place of business of the Company the share(s) will be liable to be forfeited.

Dated this      day of             , 20

[Signature of Secretary]

By order of the Board

SCHEDULE – FORM B (BYE-LAW 62)

TRANSFER OF A SHARE OR SHARES

FOR VALUE RECEIVED                                                                                                                                                       [amount]

                                                                                                                                                                                                       [transferor]

hereby sell assign and transfer unto                                                                                                                                  [transferee]

of                                                                                                                                                                                                       [address]

                                                                                                                                                                                         [number of shares]

shares of                                                                                                                                                                    [name of Company]

Dated

(Transferor)

In the presence of:

(Witness)

(Transferee)

In the presence of:

(Witness)

SCHEDULE – FORM C (Bye-law 67)

TRANSFER BY A PERSON BECOMING ENTITLED ON

DEATH/BANKRUPTCY OF A MEMBER

I/We having become entitled in consequence of the [death/bankruptcy] of [name of the deceased Member] to [number] share(s) standing in the register of members of [Company] in the name of the said [name of deceased Member] instead of being registered myself/ourselves elect to have [name of transferee] (the “Transferee”) registered as a transferee of such share(s) and I/we do hereby accordingly transfer the said share(s) to the Transferee to hold the same unto the Transferee his or her executors administrators and assigns subject to the conditions on which the same were held at the time of the execution thereof; and the Transferee does hereby agree to take the said share(s) subject to the same conditions.

WITNESS our hands this      day of             , 20

Signed by the above-named	)
[person or persons entitled]	)
in the presence of:	)

Signed by the above-named	)
[transferee]	)
in the presence of:	)

ANNEX C: AMALGAMATION AGREEMENT

Dated [—], 2009

BETWEEN

IPC HOLDINGS, LTD.,

IPC LIMITED

and

MAX CAPITAL GROUP LTD.

AMALGAMATION AGREEMENT

THIS AMALGAMATION AGREEMENT dated [—] 2009 is made

BETWEEN:

(1)	IPC HOLDINGS, LTD., a company registered in Bermuda under number 18320 as an exempted company having its registered office at the American International Building, 29 Richmond Road, Pembroke, Bermuda (“IPC”);

(2)	IPC LIMITED, a company registered in Bermuda under number 42961 as an exempted company having its registered office at the American International Building, 29 Richmond Road, Pembroke, Bermuda (“AmalSub”); and

(3)	MAX CAPITAL GROUP LTD., a company registered in Bermuda under number 26726 as an exempted company having its registered office at Max House, 2 Front Street, Hamilton HM 11 Bermuda (“Max”).

WHEREAS:

(1)	AmalSub is a wholly-owned subsidiary of IPC.

(2)	The board of directors of each of Max and AmalSub has determined that the Amalgamation is in the best interests of its respective company and each has agreed to amalgamate pursuant to the provisions of the Companies Act (the “Amalgamation”) and continue as a Bermuda exempted company (the “Amalgamated Company”) on the terms hereinafter appearing.

(3)	This Agreement is the “Amalgamation Agreement” referred to in the Agreement and Plan of Amalgamation (the “Plan”) (as defined below).

IT IS HEREBY AGREED as follows:

1.	Definitions

Words and expressions defined in the recitals to this Agreement have, unless the context otherwise requires, the same meanings in this Agreement. Words and expressions defined in the Plan (as defined below) and not otherwise defined in this Agreement shall have the meanings ascribed them in the Plan. Unless the context otherwise requires, the following words and expressions have the following meanings in this Agreement:

“Amalgamation Conditions” means the conditions precedent set out in Article VI of the Plan;

“Amalgamation Resolutions” means the resolutions adopted by IPC as the sole shareholder of AmalSub and by Max shareholders referred to respectively in Sections 3.9(c) and 3.10(b) of the Plan;

“Plan” means the Agreement and Plan of Amalgamation dated as of March [1], 2009 between IPC, AmalSub and Max;

2.	Effectiveness of the Amalgamation

AmalSub and Mast will cause an application for registration of an amalgamated company to be prepared, executed and delivered to the Registrar of Companies in Bermuda as provided under S.108 of the Companies Act on or prior to the Closing Date and will cause the Amalgamation to become effective pursuant to the Companies Act.

The parties to this Agreement agree that, on the terms and subject to the conditions of this Agreement and the Plan and in accordance with the Companies Act, at the Effective Time, Max and AmalSub shall amalgamate and continue as a Bermuda exempted company.

The Amalgamation shall be conditional on the passing of the Amalgamation Resolutions and the satisfaction or waiver (in accordance with the terms of the Plan), of each of the Amalgamation Conditions.

The Amalgamation shall become effective upon the issuance of a Certificate of Amalgamation by the Registrar or such other time as the Certificate of Amalgamation may provide. The parties will request that the Registrar provide in the Certificate of Amalgamation that the Effective Time will be the time when the Notice of Amalgamation is filed with the Registrar or another time mutually agreed by the parties.

3.	Name

The Amalgamated Company shall be called Max Holdings Ltd.

4.	Memorandum of association

The memorandum of association of the Amalgamated Company shall be in the form attached as Schedule “A” to this Agreement.

5.	Directors

The names of the persons proposed to be directors of the Amalgamated Company are set forth below:

[To come from Exhibit D to the Plan (as in effect as of the filing of the Notice of Amalgamation)]

6.	Conversion and cancellation of shares

At the Effective Time:

(1)	Each share in the capital of AmalSub in issue at the Effective Time shall be converted into one fully paid common share of par value [—] in the capital of the Amalgamated Company at the Effective Time.

(2)	Except as provided in clause 6(4), each Max Common Share, issued and outstanding immediately prior to the Effective Time shall be cancelled and converted into the right to receive a fraction of a share in the share capital of IPC, each having a par value of $0.01 (each, an “IPC Common Share”) equal to [—] (the “Exchange Ratio”) (the Exchange Ratio, together with any cash paid in lieu of fractional shares in accordance with Section 2.2(e) of the Plan, the “Amalgamation Consideration”). Upon such conversion, each Max Common Share shall be cancelled and each holder of shares registered in the Max Share Register or holding a valid Max Certificate immediately prior to the Effective Time shall thereafter cease to have any rights with respect to such shares except the right to receive the Amalgamation Consideration. The Amalgamation Consideration shall be appropriately adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into IPC Common Shares or Max Common Shares), reorganization, recapitalization, reclassification or other like change with respect to IPC Common Shares or Max Common Shares having a record date on or after the date hereof and on or prior to the Effective Time.

(3)	Notwithstanding anything in the Plan to the contrary, all Max Common Shares that are owned by IPC or by any Subsidiary of IPC immediately prior to the Effective Time shall, by virtue of the Amalgamation, and without any action on the part of the holder thereof, automatically be cancelled and retired without any conversion thereof and shall cease to exist, and no payment shall be made in respect thereof.

(4)

Notwithstanding anything in the Plan to the contrary, any issued and outstanding Max Common Shares held by a person who did not vote in favor of the Amalgamation and who complies with all the provisions of the Companies Act concerning the right of holders of Max Common Shares to require appraisal of their Max Common Shares pursuant to the Companies Act shall not be converted into the right to receive the Amalgamation Consideration as described in Section 2.1(a) of the Plan, but shall be cancelled and converted into the right to receive the value thereof as appraised by the court under section 106 of the Companies Act. In the event that a Dissenting Shareholder fails to perfect, effectively withdraws or otherwise waives any right to appraisal (whether before or after the Effective Time), such Dissenting Shareholder’s Max Common Shares shall be deemed to be converted as of the Effective Time into the right to receive the Amalgamation Consideration for each such Dissenting Share, without interest.

7.	Settlement of Amalgamation Consideration

Any amount payable to a Dissenting Shareholder pursuant to clause 6(4) shall be paid as directed by the Supreme Court of Bermuda.

8.	Bye-Laws

The bye-laws of the Amalgamated Company shall be in the form attached as Schedule “B” to this Agreement.

9.	Miscellaneous

Article VIII of the Plan and any provisions of the Plan that set out the details of any arrangements necessary to perfect the Amalgamation and to provide for the subsequent management and operation of the Amalgamated Company are incorporated by reference into this Agreement.

Remainder of page left blank intentionally.

Execution page follows.

IN WITNESS WHEREOF the parties hereto have executed this Agreement the day and year first above written.

SIGNED for and on behalf of MAX CAPITAL GROUP LTD.	SIGNED for and on behalf of IPC LIMITED

By	By

Name	Name

Title	Title

SIGNED for and on behalf of IPC HOLDINGS, LTD.

By

Name

Title

Schedule A

Memorandum of Association of Amalgamated Company

[See attached.]

Schedule B

Bye-Laws of Amalgamated Company

[See attached.]

ANNEX D: OPINION OF J.P. MORGAN SECURITIES INC., FINANCIAL ADVISOR TO IPC’S BOARD OF DIRECTORS

March 1, 2009

The Board of Directors

IPC Holdings, Ltd.

American International Building

29 Pembroke Road

Pembroke, HM 08, Bermuda

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to IPC Holdings, Ltd. (the “Company”) of the Exchange Ratio (as defined below) in the proposed amalgamation (the “Transaction”) of a wholly-owned subsidiary of the Company with Max Capital Group Ltd. (the “Merger Partner”). Pursuant to the Agreement and Plan of Amalgamation (the “Agreement”), among the Company, IPC Limited, a wholly-owned subsidiary of the Company (the “Amalgamation Sub”) and the Merger Partner, the Merger Partner will be amalgamated (the “Amalgamation”) with the Amalgamation Sub whereupon the amalgamated company will be a wholly-owned subsidiary of the Company. Pursuant to the Amalgamation, each outstanding common share, par value $1.00 per share, of the Merger Partner (the “Merger Partner Common Shares”), other than Merger Partner Common Shares owned by the Company and its subsidiaries and Dissenting Shares (as defined in the Agreement), will be converted into the right to receive 0.6429 (the “Exchange Ratio”) common shares, par value $0.01 per share, of the Company (the “Company Common Shares”).

In arriving at our opinion, we have (i) reviewed a draft dated February 28, 2009 of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Merger Partner and the Company and the industries in which they operate; (iii) compared the financial and operating performance of the Merger Partner and the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Merger Partner Common Shares and the Company Common Shares and certain publicly traded securities of such other companies; (iv) reviewed certain financial analyses and forecasts provided by the management of the Company and/or the Merger Partner, or prepared as directed by the management of the Company, including (a) certain internal financial analyses and forecasts prepared by the management of the Company relating to the Company’s business, (b) certain internal financial analyses and forecasts prepared by the management of the Merger Partner relating to the Merger Partner’s business as adjusted as directed by the management of the Company to account for certain assumptions developed jointly by the managements of the Company and the Merger Partner (the “Merger Partner Case 1 Projections”), (c) an alternative set of financial analyses and forecasts for the Merger Partner (the “Merger Partner Case 2 Projections”) based on the Merger Partner Case 1 Projections as adjusted as directed by the management of the Company to account for certain alternative loss ratio estimates (the “Alternative Loss Ratios”) developed by an independent consulting firm retained by the Company (the “Company Consultants”), (d) certain internal financial analyses and forecasts prepared jointly by the managements of the Company and the Merger Partner, or as directed by the management of the Company, relating to the combined business of the Company and the Merger Partner following the Transaction (such combined business following the Transaction, the “Combined Business”; and such financial analyses and forecasts, the “Combined Business Case 1 Projections”) and (e) an alternative set of financial analyses and forecasts for the Combined Business based on the Combined Business Case 1 Projections as adjusted as directed by the management of the Company to account for the Alternative Loss Ratios (the “Combined Business Case 2 Projections”); and (v) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Merger Partner and the Company with respect to certain aspects of the Transaction, and the past and current business operations of the Merger Partner and the Company, the financial condition and future prospects and operations of the Merger Partner and the Company, the effects of the Transaction on the financial condition and future prospects of the Company, the Combined Business and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Merger Partner or the Company or otherwise reviewed by or for us, and we have not independently verified (nor have we assumed responsibility or liability for independently verifying) any such information or its accuracy or completeness. We have not conducted any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Merger Partner or the Company under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have not been provided with any valuation or appraisal of any assets or liabilities on which we were permitted to or did rely. In relying on financial analyses and forecasts provided to us or prepared as directed by management of the Company or derived from any of the foregoing, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company, the Merger Partner and the Combined Business, except that with respect to the Alternative Loss Ratios we have assumed that they have been reasonably prepared by the Company Consultants based on their market knowledge, their operational assessments of the Merger Partner, and reasonableness tests based upon industry benchmarks of estimated losses by line of business for historical years. We note that the management of the Company directed us to perform our analysis (i) with respect to the Merger Partner, based on both the Merger Partner Case 1 Projections and the Merger Partner Case 2 Projections and (ii) with respect to the Combined Business, based on both the Combined Business Case 1 Projections and the Combined Business Case 2 Projections. We express no view as to any analyses or forecasts referred to herein or the assumptions on which they were based, including the Alternative Loss Ratios. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will qualify as a tax-free reorganization for United States federal income tax purposes, have the purchase accounting consequences described in discussions with, and materials furnished to us by, representatives of the Merger Partner and the Company, and will be consummated as described in the Agreement, and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have also assumed that the representations and warranties made by the Company and the Merger Partner in the Agreement and the related agreements are and will be true and correct in all ways material to our analysis. We are not legal, regulatory, actuarial or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Merger Partner or the Company or on the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, to the Company of the Exchange Ratio in the proposed Transaction and we express no opinion as to the fairness of the Transaction to the holders of any class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Exchange Ratio in the Transaction or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the price at which the Merger Partner Common Shares or the Company Common Shares will trade at any future time.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company for which we and such affiliates have received customary compensation. Such services during such period have included an engagement to act as financial advisor to the Company in connection with its analysis and consideration of various potential strategic alternatives. That engagement resulted in our engagement to act as the Company’s financial advisor in connection with the Transaction. In addition, our commercial banking affiliate is a lender under the outstanding $500,000,000 senior credit facilities of the Company (the “Company Credit Facility”), for which it receives customary compensation or other financial benefits. It is anticipated that the Company Credit Facility will be amended in connection with the Transaction and that such amendment will result in the payment of customary compensation to our affiliate and in certain of the terms under the Company Credit Facility being amended to be more favorable to the lenders thereunder. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or the Merger Partner for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Exchange Ratio in the proposed Transaction is fair, from a financial point of view, to the Company.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities Inc. This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

/s/    J.P. MORGAN SECURITIES INC.

ANNEX E: OPINION OF MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

FINANCIAL ADVISOR TO MAX’S BOARD OF DIRECTORS

March 1, 2009

Board of Directors

Max Capital Group Ltd.

Max House

2 Front Street

Hamilton, Bermuda HM 11

Members of the Board of Directors:

Max Capital Group Ltd. (the “Company”), IPC Holdings, Ltd. (“IPC”) and IPC Limited, a newly formed, wholly owned subsidiary of IPC (the “Amalgamation Sub”), propose to enter into an Agreement and Plan of Amalgamation (the “Agreement”), pursuant to which the Amalgamation Sub will be amalgamated with the Company in a transaction (the “Amalgamation”) in which each outstanding common share of the Company, par value $1.00 per share (the “Company Shares”), other than Dissenting Shares (as defined in the Agreement), will be cancelled and converted into the right to receive a fraction of a share in the share capital of IPC, each having a par value $0.01 (the “IPC Shares”), equal to 0.6429 (the “Exchange Ratio”).

You have asked us whether, in our opinion, the Exchange Ratio is fair from a financial point of view to the holders of the Company Shares, other than IPC and its affiliates.

In arriving at the opinion set forth below, we have, among other things:

(1)	Reviewed certain publicly available business and financial information relating to the Company and IPC that we deemed to be relevant;

(2)	Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company and IPC, as well as the amount and timing of the cost savings and related expenses furnished to us by the Company and IPC, respectively;

(3)	Reviewed reports prepared by actuaries for the Company and IPC, respectively;

(4)	Conducted discussions with members of senior management and representatives of the Company and IPC concerning the matters described in clauses 1, 2 and 3 above, as well as their respective businesses and prospects before and after giving effect to the Amalgamation;

(5)	Reviewed the market prices and valuation multiples for the Company Shares and IPC Shares and compared them with those of certain publicly traded companies that we deemed to be relevant;

(6)	Reviewed the results of operations of the Company and IPC and compared them with those of certain publicly traded companies that we deemed to be relevant;

(7)	Compared the proposed financial terms of the Amalgamation with the financial terms of certain other transactions that we deemed to be relevant;

(8)	Participated in certain discussions and negotiations among representatives of the Company and IPC and their financial and legal advisors;

(9)	Reviewed the potential pro forma impact of the Amalgamation;

(10)	Reviewed a draft of the Agreement; and

(11)	Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or IPC or been furnished with any such evaluation or appraisal, nor have we evaluated the capitalization, reserves, solvency or fair value of the Company

E-1

or IPC under any laws relating to financial institutions, bankruptcy, insolvency or similar matters. In addition, we have not assumed any obligation to conduct any inspection of the properties or facilities of the Company or IPC. With respect to the financial forecast information and expected cost savings furnished to or discussed with us by the Company or IPC, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company’s or IPC’s management as to the expected future financial performance of the Company or IPC, as the case may be. We have further assumed that the Amalgamation will qualify as a tax-free reorganization for U.S. federal income tax purposes. We have also assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us.

Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. We have assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Amalgamation, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Amalgamation.

In connection with the preparation of this opinion, we have not been authorized by the Company or the Board of Directors to solicit, nor have we solicited, third-party indications of interest with respect to any transaction involving the Company.

We are acting as financial advisor to the Company in connection with the Amalgamation and will receive a fee from the Company for our services, a significant portion of which is contingent upon consummation of the Amalgamation. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement.

We and our affiliates are currently and have, in the past, provided financial advisory and financing services to the Company and IPC and their respective affiliates and may continue to do so and have received, and may receive, fees for the rendering of such services. One of our affiliates is currently a lender to the Company. In addition, in the ordinary course of our business, we or our affiliates may actively trade the Company Shares, as well as securities of IPC for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

This opinion is for the use and benefit of the Board of Directors of the Company. Our opinion does not address the merits of the underlying decision by the Company to engage in the Amalgamation and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote on the proposed Amalgamation or any matter related thereto. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of the Company Shares. In rendering this opinion, we express no view or opinion with respects to the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation payable to or to be received by any officers, directors, or employees of any parties to the Amalgamation, or any class of such persons, relative to the Exchange Ratio. Our opinion has been authorized for issuance by the U.S. Fairness Opinion (and Valuation Letter) Committee of Merrill Lynch.

We are not expressing any opinion herein as to the prices at which the Company Shares or IPC Shares will trade following the announcement or consummation of the Amalgamation.

On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair from a financial point of view to the holders of the Company Shares, other than IPC and its affiliates.

Very truly yours,

/s/    MERRILL LYNCH, PIERCE, FENNER & SMITH

INCORPORATED

E-2

ANNEX F: PROPOSED AMENDED AND RESTATED BYE-LAWS

OF

IPC HOLDINGS, LTD.

(As amended and restated by resolutions of the Members adopted on June 13, 2003,

February 21, 2006 and June 22, 2007)

BYE-LAWS

OF

IPC HOLDINGS, LTD.

INTERPRETATION

1.	Interpretation

(1) In these Bye-laws the following words and expressions shall, where not inconsistent with the context, have the following meanings respectively:-

(a) “Act” means the Companies Act 1981 as amended from time to time;

(b) “Affiliate” has the meaning ascribed thereto in Rule 144 promulgated under the Securities Act;

(c) [RESERVED];

(d) “Auditor” includes any individual or partnership;

(e) “Board” means the Board of Directors appointed or elected pursuant to these Bye-laws and acting by resolution in accordance with the Act and these Bye-laws or the Directors present at a meeting of Directors at which there is a quorum;

(f) “Business Day” means any day, other than a Saturday, a Sunday or any day on which banks in Hamilton, Bermuda or The City of New York, United States are authorized or obligated by law or executive order to close;

(g) “Code” means the United States Internal Revenue Code of 1986, as amended from time to time, or any federal statute from time to time in effect that has replaced such statute, and any reference in these Bye-laws to a provision of the Code or a rule or regulation promulgated thereunder means such provision, rule or regulation as amended from time to time or any provision of a federal law, or any federal rule or regulation, from time to time in effect that has replaced such provision, rule or regulation;

(h) “Common Shares” means the common shares, par value U.S.$0.01 per share, of the Company and includes a fraction of a Common Share;

(i) “Company” means the company for which these Bye-laws are approved and confirmed;

(j) “Controlled Shares” of any Person means all Common Shares owned by such Person, whether:

(i) directly;

(ii) with respect to Persons who are U.S. Persons, by application of the attribution and constructive ownership rules of Sections 958(a) and 958(b) of the Code; or,

(iii) beneficially owned directly or indirectly within the meaning of Section 13(d)(3) of the Exchange Act and the rules and regulations thereunder other than Excluded Controlled Shares;

(k) “debenture” means debenture stock, mortgages, bonds and any other such debt securities of the Company whether constituting a charge on the assets of the Company or not;

(l) “Director” means a director of the Company;

(m) “dividend” includes a bonus or capitalization issue of shares;

(n) “Exchange Act” means the United States Securities Exchange Act of 1934 as amended from time to time or any federal statute from time to time in effect that has replaced such statute, and any reference in these Bye-laws to a provision of the Exchange Act or a rule or regulation promulgated thereunder means such provision, rule or regulation as amended from time to time or any provision of a federal law, or any federal rule or regulation, from time to time in effect that has replaced such provision, rule or regulation;

(o) “Excluded Controlled Shares” in reference to any Person means Controlled Shares of such Person that would not be Controlled Shares of such Person but for clause (iii) of the definition of Controlled Shares, provided that (i) such Person is registered under the United States federal securities laws as a broker, dealer or investment adviser or is a bank as defined in Section 3(a)(6) of the Exchange Act, (ii) such Person is the beneficial owner of such shares solely because it has discretionary authority to vote or dispose of such shares in a fiduciary capacity on behalf of its client who is also a beneficial owner of such shares, (iii) the voting rights carried by such shares are not being exercised (and the client is informed that they are not being exercised) by such broker, dealer, investment adviser or bank and are being exercised (if they are exercised at all) by such client, and (iv) the Person would meet the eligibility test for the filing of Schedule 13-G contained in Rule 13d-1(b)(1) under the Exchange Act with respect to the entirety of its common share ownership (without regard to whether such Person actually has any filing obligations under Section 13(d) of the Exchange Act), and provided, further, that the Company shall have received such assurances as it may request confirming that such shares are Excluded Controlled Shares. The Company may assume that the Controlled Shares of each Member who is a Person do not include any Excluded Controlled Shares unless such Member otherwise notifies the Company and provides such assurance.

(p) “Fair Market Value” means, with respect to a repurchase of any shares of the Company in accordance with these Bye-laws, (i) if such shares are listed on a securities exchange (or quoted in a securities quotation system), the average closing sale price of such shares on such exchange (or in such quotation system), or, if such shares are listed on (or quoted in) more than one exchange (or quotation system), the average closing sale price of the shares on the principal securities exchange (or quotation system) on which such shares are then traded, or, if such shares are not then listed on a securities exchange (or quotation system) but are traded in the over-the-counter market, the average of the latest bid and asked quotations for such shares in such market, in each case for the last five trading days immediately preceding the day on which notice of the repurchase of such shares is sent pursuant to these Bye-laws or (ii) if no such closing sales prices or quotations are available because such shares are not publicly traded or otherwise, the fair value of such shares as determined by one independent nationally recognized investment banking firm chosen by the Company and reasonably satisfactory to the Member whose shares are to be so repurchased by the Company, provided that the calculation of the Fair Market Value of the shares made by such appointed investment banking firm (i) shall not include any discount relating to the absence of a public trading market for, or any transfer restrictions on, such shares, and (ii) such calculation shall be final and the fees and expenses stemming from such calculation shall be borne by the Company or its assignee, as the case may be;

(q) “Formula” has the meaning ascribed thereto in Bye-law 53;

(r) “Member” means the person registered in the Register of Members as the holder of shares in the Company and, when two or more persons are so registered as joint holders of shares, means the person whose name stands first in the Register of Members as one of such joint holders or all of such persons as the context so requires;

(s) “notice” means written notice as further defined in these Bye-laws unless otherwise specifically stated;

(t) “Officer” means any person appointed by the Board to hold an office in the Company;

(u) “Person” means any individual, company, corporation, firm, partnership, trust or any other business, entity or person, whether or not recognized as constituting a separate legal entity;

(v) “Preferred Shares” means the preferred shares, par value U.S.$0.01 per share, of the Company and includes a fraction of a Preferred Share;

(w) “Register of Directors and Officers” means the Register of Directors and Officers referred to in Bye-law 29;

(x) “Register of Members” means the Register of Members referred to in Bye-law 60;

(y) “repurchase” in relation to shares of the Company includes the purchase by the Company of its own shares, the redemption by the Company of its own shares and the acquisition by the Company of Treasury Shares;

(z) “Secretary” means the person appointed to perform any or all the duties of secretary of the Company and includes any deputy or assistant secretary;

(aa) “Securities Act” means the United States Securities Act of 1933 as amended from time to time or any federal statute from time to time in effect which has replaced such statute, and any reference in these Bye-laws to a provision of the Securities Act or a rule or regulation promulgated thereunder means such provision, rule or regulation as amended from time to time or any provision of a federal law, or any federal rule or regulation, from time to time in effect that has replaced such provision, rule or regulation;

(bb) “share” means a share of any class of shares in the capital of the Company (including, where the context so admits, Common Shares) and includes a fraction of a share;

(cc) “subsidiary”, with respect to any Person, means a company more than fifty percent (50%) (or, in the case of a wholly owned subsidiary, one hundred percent (100%)) of the outstanding Voting Shares of which is owned, directly or indirectly, by such Person or by one or more other subsidiaries, or any such Person and one or more other subsidiaries;

(dd) “10% Shareholder” means a Person who owns, in the aggregate, (i) directly, (ii) with respect to Persons who are U.S. Persons, by application of the attribution and constructive ownership rules of Sections 958(a) and 958(b) of the Code or (iii) beneficially, directly or indirectly within the meaning of Section 13(d)(3) of the Exchange Act, issued shares of the Company representing ten percent (10%) or more of the total combined voting rights attaching to the issued Common Shares and the issued shares of any other class or classes of shares of the Company other than, with respect to clause (iii), Excluded Controlled Shares;

(ee) “Treasury Share” means a share of the Company that was or is treated as having been acquired and held by the Company and has been held continuously by the Company since it was so acquired and has not been cancelled;

(ff) “Unadjusted Basis”, when used with respect to the aggregate voting rights held by any Member, refers to the determination of such rights without reference to the provisions relating to the adjustment of voting rights contained in Bye-law 53;

(gg) “United States” means the United States of America and dependent territories or any part thereof;

(hh) “U.S. Person” means (i) an individual who is a citizen or resident of the United States, (ii) a corporation or partnership that is, as to the United States, a domestic corporation or partnership and (iii) an estate or trust that is subject to United States Federal income tax on its income regardless of its source; and

(ii) “Voting Share” of any Person means any share in such Person conferring voting rights on the holder thereof (other than such voting rights as would exist solely in relation to a proposal to alter or vary the rights attaching to such shares solely upon the future occurrence of a contingency or voting rights attaching solely by virtue of the provisions of the Act).

(2) In these Bye-laws, where not inconsistent with the context:

(a) words denoting the plural number include the singular number and vice versa;

(b) words denoting the masculine gender include the feminine gender;

(c) words importing persons include companies, associations or bodies of persons whether corporate or not;

(d) the word:

(i) “may” shall be construed as permissive;

(ii) “shall” shall be construed as imperative; and

(e) unless otherwise provided herein words or expressions defined in the Act shall bear the same meaning in these Bye-laws.

(3) Expressions referring to writing or written shall, unless the contrary intention appears, include facsimile, printing, lithography, photography and other modes of representing words in a visible form.

(4) Headings used in these Bye-laws are for convenience only and are not to be used or relied upon in the construction hereof.

BOARD OF DIRECTORS

2.	Board of Directors

The business of the Company shall be managed and conducted by the Board.

3.	Management of the Company

(1) In managing the business of the Company, the Board may exercise all such powers of the Company as are not, by statute or by these Bye-laws, required to be exercised by the Company in general meeting subject, nevertheless, to these Bye-laws, the provisions of any statute, and to such regulations as may be prescribed by the Company in general meeting.

(2) No regulation or alteration to these Bye-laws made by the Company in general meeting shall invalidate any prior act of the Board which would have been valid if that regulation or alteration had not been made.

(3) The Board may procure that the Company pays to Members or third parties all expenses incurred in promoting and incorporating the Company.

4.	Power to appoint chief executive officer

The Board may from time to time appoint one or more Persons to the office of chief executive officer of the Company who shall, subject to the control of the Board, supervise and administer all of the general business and affairs of the Company.

5.	Power to appoint manager

The Board may appoint a Person to act as manager of the Company’s day to day business and may entrust to and confer upon such manager such powers and duties as it deems appropriate for the transaction or conduct of such business.

6.	Power to authorise specific actions

The Board may from time to time and at any time authorise any Director, Officer or other Person or body of Persons to act on behalf of the Company for any specific purpose and in connection therewith to execute any agreement, document or instrument on behalf of the Company.

7.	Power to appoint attorney

The Board may from time to time and at any time by power of attorney appoint any company, firm, Person or body of Persons, whether nominated directly or indirectly by the Board, to be an attorney of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Board) and for such period and subject to such conditions as they may think fit and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Board may think fit and may also authorise any such attorney to sub-delegate all or any of the powers, authorities and discretions so vested in the attorney. Such attorney may, if so authorised under the seal of the Company, execute any deed or instrument under their personal seal with the same effect as the affixation of the seal of the Company.

8.	Power to appoint and dismiss employees

The Board may appoint, suspend or remove any manager, secretary, clerk, agent or employee of the Company and may fix their remuneration and determine their duties.

9.	Power to borrow and charge property

The Board may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital, or any part thereof, and may issue debentures, debenture stock and other securities whether outright or as security for any debt, liability or obligation of the Company or any third party.

10.	Power to repurchase shares of the Company

(1)	Power to Repurchase Shares of the Company

The Company may repurchase its own shares in accordance with the Act on such terms as the Board shall think fit.

(2)	Exercise of Power to Repurchase Shares of the Company

The Board may exercise all the powers of the Company to repurchase all or any part of its own shares pursuant to Sections 42, 42A and 42B of the Act or to discontinue the Company to a named country or jurisdiction outside Bermuda pursuant to Section 132G of the Act.

(3)	Unilateral Repurchase Right

Subject to Sections 42A and 42B of the Act, if the Board in its absolute and unfettered discretion, on behalf of the Company, determines that share ownership by any Member may result in adverse tax, regulatory or legal consequences to the Company, any of its subsidiaries or any of the Members, the Company will have the option, but not the obligation, to repurchase all or part of the shares held by such Member (to the extent the Board, in the reasonable exercise of its discretion, determines it is necessary to avoid or cure such adverse consequences) for immediately available funds in an amount equal to the Fair Market Value of such shares on the date the Company sends the Repurchase Notice referred to below (the “Repurchase Price”); provided, that the Board will use its best efforts to exercise this option equally among similarly situated Members (to the extent possible under the circumstances). In that event, the Company will also be entitled to assign its repurchase right to a third party or parties including the other Members, with the consent of such assignee. Each Member shall be bound by the determination by the Company to repurchase or assign its right to repurchase such Member’s shares and, if so required by the Company, shall sell the number of shares that the Company requires it to sell.

In the event that the Company or its assignee(s) determines to repurchase any such shares, the Company shall provide each Member concerned with written notice of such determination (a “Repurchase Notice”) at least seven (7) calendar days prior to such repurchase or such shorter period as each such Member may authorize, specifying the date on which any such shares are to be repurchased and the Repurchase Price. The Company may revoke the Repurchase Notice at any time before it (or its assignee(s)) pays for the shares. Neither the Company nor its assignee(s) shall be obliged to give general notice to the Members of any intention to repurchase or the conclusion of any repurchase of shares. Payment of the Repurchase Price by the Company or its assignee(s) shall be by wire transfer and made at a closing to be held no less than seven (7) calendar days after receipt of the Repurchase Notice by the Member.

(4)	Restrictions on repurchases

If the Company repurchases shares pursuant to this Bye-law 10, it shall do so only in a manner it believes would not result, upon consummation of such repurchase, in the number of total Controlled Shares of any Person as a percentage of the shares of the Company, increasing to ten percent (10%) or any higher percentage on an Unadjusted Basis.

11.	Election of Directors

(1)	Number and term of office

Subject to paragraph 3 of this Bye-law, the Board shall consist of not less than two (2) Directors and not more than such number in excess thereof as the Board may from time to time determine up to a maximum of twelve (12) Directors, each having one vote, who shall be elected, except in the case of casual vacancy, by the Members at the annual general meeting or any special general meeting called for the purpose and who shall hold office until the next succeeding annual general meeting or until their successors are elected or appointed or their office is otherwise vacated, and any general meeting may authorize the Board to fill any vacancy in their number left unfilled at a general meeting.

(2)	[RESERVED]

(3)	Increase of maximum number of directors

Notwithstanding any other provision of these Bye-laws, in the event any class or series of Preferred Shares is issued and outstanding, the Board may from time to time increase the maximum number of Directors specified in Paragraph (1) of this Bye-law to any number larger than twelve (12), if the Board determines, in its discretion, that such increase is necessary to comply with the terms of any such class or series of issued and outstanding Preferred Shares.

12.	Defects in appointment of Directors

All acts done bona fide by any meeting of the Board or by a committee of the Board or by any person acting as a Director shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every person had been duly appointed and was qualified to be a Director.

13.	[RESERVED]

14.	Removal of Directors

(1) Subject to any provision to the contrary in these Bye-laws, the Members may, at any special general meeting convened for that purpose and held in accordance with these Bye-laws, remove any Director provided that the notice of any such meeting convened for the purpose of removing a Director shall contain a statement of the intention so to do and be served on such Director not less than 14 days before the meeting and at such meeting such Director shall be entitled to be heard on the motion for such Director’s removal.

(2) A vacancy on the Board created by the removal of a Director under the provisions of subparagraph (1) of this Bye-law may be filled by the Members at the meeting at which such Director is removed. A Director so appointed shall hold office until the next annual general meeting or until such Director’s successor is elected or appointed or such Director’s office is otherwise vacated and, in the absence of such election or appointment, the Board may fill any such vacancy in accordance with Bye-law 15.

15.	Vacancies on the Board

(1) The Board shall have the power from time to time and at any time to appoint any person as a Director to fill a vacancy on the Board occurring as the result of the death, disability, disqualification or resignation of any Director or if such Director’s office is otherwise vacated. A Director so appointed by the Board shall hold office until the next succeeding annual general meeting or until such Director’s successor is elected or appointed or such Director’s office is otherwise vacated.

(2) The Board may act notwithstanding any vacancy in its number but, if and so long as its number is reduced below the number fixed by these Bye-laws, or such greater number as may have been determined by the Members, as the quorum necessary for the transaction of business at meetings of the Board, the continuing Directors or Director may act only for the purpose of (i) summoning a general meeting of the Company or (ii) preserving the assets of the Company.

(3) The office of Director shall be vacated if the Director:

(a) is removed from office pursuant to these Bye-laws or is prohibited from being a Director by law;

(b) is or becomes bankrupt or makes any arrangement or composition with his creditors generally;

(c) is or becomes of unsound mind or dies;

(d) resigns his or her office by notice in writing to the Company.

16.	Notice of meetings of the Board

(1) The Chairman or Deputy Chairman, or any two (2) Directors may, and the Secretary on the requisition of the Chairman or Deputy Chairman, or any two (2) Directors shall, at any time summon a meeting of the Board by at least three (3) Business Days’ notice to each Director, unless such Director consents to shorter notice.

(2) Notice of a meeting of the Board shall specify the general nature of the business to be considered at such meeting and shall be deemed to be duly given to a Director if it is given to such Director in person or otherwise communicated or sent to such Director by registered mail, courier service, cable, telex, telecopier, facsimile or other mode of representing words in a legible and non-transitory form at such Director’s last known address or any other address given by such Director to the Company for this purpose. If such notice is sent by next-day courier, cable, telex, telecopier or facsimile, it shall be deemed to have been given the Business Day following the sending thereof and, if by registered mail, five (5) Business Days following the sending thereof.

(3) Meetings of the Directors may be held within or outside of Bermuda provided, however, that meetings may not be held within the United States.

17.	Quorum at meetings of the Board

The quorum necessary for the transaction of business at a meeting of the Board shall be a majority of the Directors then in office, present in person or represented or such greater number as the Members shall determine.

18.	Meetings of the Board

(1) The Board may meet for the transaction of business, adjourn and otherwise regulate its meetings as it sees fit.

(2) Directors may participate in any meeting of the Board by means of such telephone, electronic or other communication facilities as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting, provided, however, that no Director may participate in any meeting of the Board while physically present in the United States except as permitted pursuant to Bye-law 18(3) hereof.

(3) A Director may participate in a meeting of the Board (or Board committee or series of Board and committee meetings) while physically present in the United States if, and then only to the extent, permitted by a resolution approved by a majority of the Board (determined without taking into account the vote of the Director physically present in the United States); provided, however, that (a) no more than one Director may participate in any meeting of the Board (or Board committee or series of Board and committee meetings) while physically present in the United States and (b) no Director may participate in a meeting of the Board (or Board committee or series of Board and committee meetings) while physically present in the United States more than once per calendar year. A “series of Board and committee meetings” shall mean, collectively, meetings of the Board and Board committees that are scheduled to be held outside of the United States on one or more consecutive days.

(4) A resolution put to the vote at a duly constituted meeting of the Board at which a quorum is present and acting throughout shall be carried by the affirmative votes of a majority of the votes cast and in the case of an equality of votes, the resolution shall fail.

19.	Unanimous written resolutions

A resolution in writing signed by all the Directors which may be in counterparts, shall be as valid as if it had been passed at a meeting of the Board duly called and constituted, such resolution to be effective on the date on which the last Director signs the resolution, provided that no such resolution shall be valid unless the last signature of a Director is affixed outside the United States (but, notwithstanding Bye-law 18(2) hereof, a Director who is not the last Director to sign may sign a resolution in writing even though he or she is in the United States). Such resolution shall be deemed to be adopted as an act of the Board, at the place where, and at the time when, the last signature of a Director is affixed thereto.

20.	Contracts and disclosure of Directors’ interests

(1) Any Director, or any Director’s firm, partner or any company with whom any Director is associated, may act in a professional capacity for the Company and such Director or such Director’s firm, partner or such company shall be entitled to remuneration for professional services as if such Director were not a Director, provided that nothing herein contained shall authorise a Director or Director’s firm, partner or such company to act as Auditor of the Company.

(2) A Director who is directly or indirectly interested in a contract or proposed contract or arrangement with the Company shall declare the nature of such interest as required by the Act.

(3) Following a declaration being made pursuant to this Bye-law, and unless disqualified by the chairman of the relevant Board meeting, a Director may vote in respect of any contract or proposed contract or arrangement in which such Director is interested and may be counted in the quorum at such meeting.

21.	Remuneration of Directors

(1) The remuneration, (if any) of the Directors shall be determined by the Company in general meeting and shall be deemed to accrue from day to day. The Directors may also be paid all travel, hotel and other expenses properly incurred by them in attending and returning from meetings of the Board, any committee appointed by the Board, general meetings of the Company, or in connection with the business of the Company or their duties as Directors generally.

(2) A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

22.	Other interests of Directors

A Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as member or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company. The Board may also cause the voting power conferred by the shares in any other company held or owned by the Company to be exercised in such manner in all respects as the Board thinks fit, including the exercise thereof in favour of any resolution appointing the Directors or any of them to be directors or officers of such other company, or voting or providing for the payment of remuneration to the directors or officers of such other company.

COMMITTEES

23.	Power to delegate to a committee

The Board may appoint one or more Board committees and may delegate any of its powers to any such committee. Without limiting the generality of the foregoing, such committees may include:

(a) an Executive Committee, which shall have the power of the Board between meetings of the Board;

(b) an Audit Committee, which shall, among other things, advise the Board with respect to the Company’s financial reporting responsibilities and related matters;

(c) a Stock Option and Stock Purchase Committee, which shall, among other things, advise the Board with respect to the Company’s employee stock option and stock purchase plans, and approve and administer such plans in accordance with Rule 16b-3 under the Exchange Act; and

(d) a Compensation Committee, which shall, among other things, advise the Board with respect to compensation of Officers.

All Board committees shall conform to such directions as the Board shall impose on them, provided that each member shall have one (1) vote, and each committee shall have the right as it deems appropriate to retain outside experts. Each committee may adopt rules for the conduct of its affairs, including rules governing the adoption of resolutions by unanimous written consent, and the place, time, and notice of meetings, as such committee shall consider advisable and as shall not be inconsistent with these Bye-laws or with any applicable resolution adopted by the Board. Each committee shall cause minutes to be made of all meetings of such committee and of the attendance thereat and shall cause such minutes and copies of resolutions adopted by unanimous consent to be promptly inscribed or incorporated by the Secretary in the Company’s minute book.

OFFICERS

24.	Officers of the Company

The Officers of the Company shall consist of a Chief Executive Officer, a Chairman, a Deputy Chairman, a Secretary and such additional Officers as the Board may from time to time determine all of whom shall be deemed to be Officers for the purposes of these Bye-laws.

25.	Appointment of Officers

(1) The Board shall, as soon as possible after each annual general meeting elect one of its number to be Chairman of the Company and another of its number to be Deputy Chairman.

(2) The Secretary, the Chief Executive Officer and any additional Officers shall be appointed by the Board from time to time.

26.	Remuneration of Officers

The Officers shall receive such remuneration as the Board may from time to time determine.

27.	Duties of Officers

The Officers shall have such powers and perform such duties in the management, business and affairs of the Company as may be delegated to them by the Board from time to time.

28.	Chairman of meetings

The Chairman shall act as chairman at all meetings of the Members and of the Board at which such person is present. In his absence the Deputy Chairman, if present, shall act as chairman and in the absence of both of them a chairman shall be appointed or elected by those present at the meeting and entitled to vote.

29.	Register of Directors and Officers

(1) The Board shall cause to be kept in one or more books at its registered office a Register of Directors and Officers and shall enter therein the following particulars with respect to each Director and the Chairman, Deputy Chairman, provided each such person is a Director, and the Chief Executive Officer and Secretary, that is to say:

(a) first name and surname; and

(b) address.

(2) The Board shall, within the period of fourteen days from the occurrence of –

(a) any change among its Directors and in the Chairman, Deputy Chairman, Chief Executive Officer or Secretary; or

(b) any change in the particulars contained in the Register of Directors and Officers,

cause to be entered on the Register of Directors and Officers the particulars of such change and the date on which such change occurred.

(3) The Register of Directors and Officers shall be open to inspection at the office of the Company on every Business Day, subject to such reasonable restrictions as the Board may impose, so that not less than two hours in each Business Day be allowed for such inspection.

MINUTES

30.	Obligations of Board to keep minutes

The Board shall cause minutes to be duly entered in books provided for the purpose:-

(a) of all elections and appointments of Officers;

(b) of the names of the Directors present at each meeting of the Board and of any committee appointed by the Board; and

(c) of all resolutions and proceedings of general meetings of the Members, meetings of the Board, meetings of managers and meetings of committees appointed by the Board.

INDEMNITY

31.	Indemnification of Directors and Officers of the Company

(1) The Directors, Secretary and other Officers (such term to include, for the purposes of Bye-laws 31 and 32, any person appointed to any committee by the Board) and employees and agents of the Company who has acted or is acting in relation to any of the affairs of the Company or any subsidiary thereof and the liquidator or trustees (if any) who has acted or is acting in relation to any of the affairs of the Company or any subsidiary thereof, and every one of them, and their heirs, executors and administrators, shall be indemnified and secured harmless out of the assets of the Company from and against all actions, costs, charges, losses, damages and expenses which they or any of them, their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done, concurred in or omitted (actual or alleged) in or about the execution of their duty, or supposed duty, or in their respective offices or trusts, and none of them shall be answerable for the acts, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any moneys or effects belonging to the Company shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to the Company shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation to the Company or any subsidiary thereof , provided, that, this indemnity shall not extend to any matter prohibited by the Act.

(2) Any indemnification under this Bye-law 31, unless ordered by a court, shall be made by the Company only as authorised in the specific case upon a determination that indemnification of such Person is proper in the circumstances because such Person has met the applicable standard of conduct set forth in paragraph (1) of this Bye-law 31. Such determination shall be made (i) by the Board by a majority vote of disinterested Directors or (ii) if a majority of the disinterested Directors so directs, by independent legal counsel in a written opinion or (iii) by the Members. The Company may purchase and maintain insurance to protect itself and any Director, Officer or other Person entitled to indemnification pursuant to this Bye-law 31, to the fullest extent permitted by law.

(3) Expenses (including, without limitation, attorneys’ fees) actually and reasonably incurred by any Director, Secretary, other Officer or employee of the Company in defending any civil, criminal, administrative or investigative action, suit or proceeding or threat thereof for which indemnification is sought pursuant to paragraph (a) of this Bye-law 31 shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Person to repay such amount if it shall be ultimately determined that such Person is not entitled to be indemnified by the Company as authorised in these Bye-laws or otherwise pursuant to applicable law; provided, that if it is determined by either (i) a majority vote of Directors who were not parties to such action, suit or proceeding or (ii) if a majority of the disinterested Directors so directs, by independent legal counsel in a written opinion, that there is no reasonable basis to believe that such Person is entitled to be indemnified by the Company as authorised in these Bye-laws or otherwise pursuant to applicable law, then no expense shall be advanced in accordance with this paragraph (c) of this Bye-law 31. Such expenses (including attorneys’ fees) incurred by agents of the Company may be paid upon the receipt of the aforesaid undertaking and such terms and conditions, if any, as the Board deems appropriate.

(4) The indemnification and advancement of expenses provided in these Bye-laws shall not be deemed exclusive of any other rights to which those seeking indemnification and advancement of expenses may now or hereafter be entitled under any statute, agreement, vote of Members or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office.

(5) The indemnification and advancement of expenses provided by, or granted pursuant to, this Bye-law 31 shall, unless otherwise provided when authorised or ratified, continue as to a Person who has ceased to hold the position for which such Person is entitled to be indemnified or advanced expenses and shall inure to the benefit of the heirs, executors and administrators of such a Person.

(6) No amendment or repeal of any provision of this Bye-law 31 shall alter, to the detriment of any Person, the right of such Person to the indemnification or advancement of expenses related to a claim based on an act or failure to act which took place prior to such amendment, repeal or termination.

32.	Waiver of claim by Member

Each Member agrees to waive any claim or right of action such Member might have, whether individually or by or in the right of the Company, against any Director or Officer on account of any action taken by such

Director or Officer, or the failure of such Director or Officer to take any action in the performance of his duties with or for the Company, PROVIDED THAT such waiver shall not extend to any matter in respect of any1 fraud or dishonesty which may attach to such Director or Officer.

MEETINGS

33.	Notice of annual general meeting

The annual general meeting of the Company shall be held in each year at such time and place (which shall not be in the United States) as the Chairman or any two Directors or any Director and the Secretary or the Board shall appoint. At least ten days’ written notice of such meeting shall be given to each Member stating the date, place and time at which the meeting is to be held, that the election of Directors will take place thereat, and as far as practicable, the other business to be conducted at the meeting.

34.	Notice of special general meeting

The Chairman or any two Directors or any Director and the Secretary or the Board may convene a special general meeting of the Company whenever in their judgement such a meeting is necessary, upon not less than ten days’ written notice which shall state the time, place and the general nature of the business to be considered at the meeting.

35.	Advance Notice of Shareholder Nominees for Director and Other Shareholder Proposals

(1) The matters to be considered and brought before any annual or special general meeting of shareholders of the Company shall be limited to only such matters, including the nomination and election of directors, as shall be brought properly before such meeting in compliance with the procedures set forth in this Bye-law.

(2) For any matter to be brought properly before any annual general meeting of shareholders, the matter must be (i) specified in the notice of the annual general meeting given by or at the direction of the Board of Directors, (ii) otherwise brought before the annual general meeting by or at the direction of the Board of Directors or (iii) brought before the annual general meeting by a shareholder who is a shareholder of record of the Company on the date the notice provided for in this Bye-law is delivered to the Secretary of the Company, who is entitled to vote at the annual general meeting and who complies with the procedures set forth in this Bye-law.

(3) In addition to any other requirements under applicable law and these Bye-laws, written notice (the “Shareholder Notice”) of any nomination or other proposal must be timely and any proposal, other than a nomination, must constitute a proper matter for shareholder action. To be timely, the Shareholder Notice must be delivered to the Secretary of the Company at the registered office of the Company not less than ninety (90) nor more than one hundred twenty (120) days prior to the first anniversary date of the annual general meeting for the preceding year; provided, however, that if (and only if) the annual general meeting is not scheduled to be held within a period that commences thirty (30) days before such anniversary date and ends thirty (30)days after such anniversary date (an annual general meeting date outside such period being referred to herein as an “Other Meeting Date”), the Shareholder Notice shall be given in the manner provided herein by the later of the close of business on (i) the date ninety (90) days prior to such Other Meeting Date or (ii) the tenth (10th ) day following the date such Other Meeting Date is first publicly announced or disclosed.

(4) A Shareholder Notice must contain the following information: (i) whether the shareholder is providing the notice at the request of a beneficial holder of shares, whether the shareholder, any such beneficial holder or

[1]	Standard should be in accordance with Act

any nominee has any agreement, arrangement or understanding with, or has received any financial assistance, funding or other consideration from, any other person with respect to the investment by the shareholder or such beneficial holder in the Company or the matter the Shareholder Notice relates to, and the details thereof, including the name of such other person (the shareholder, any beneficial holder on whose behalf the notice is being delivered, any nominees listed in the notice and any persons with whom such agreement, arrangement or understanding exists or from whom such assistance has been obtained are hereinafter collectively referred to as “Interested Persons”), (ii) the name and address of all Interested Persons, (iii) a complete listing of the record and beneficial ownership positions (including number or amount) of all equity securities and debt instruments, whether held in the form of loans or capital market instruments, of the Company or any of its subsidiaries held by all Interested Persons, (iv) whether and the extent to which any hedging, derivative or other transaction is in place or has been entered into within the prior six months preceding the date of delivery of the Shareholder Notice by or for the benefit of any Interested Person with respect to the Company or its subsidiaries or any of their respective securities, debt instruments or credit ratings, the effect or intent of which transaction is to give rise to gain or loss as a result of changes in the trading price of such securities or debt instruments or changes in the credit ratings for the Company, its subsidiaries or any of their respective securities or debt instruments (or, more generally, changes in the perceived creditworthiness of the Company or its subsidiaries), or to increase or decrease the voting power of such Interested Person, and if so, a summary of the material terms thereof, and (v) a representation that the shareholder is a holder of record of stock of the Company that would be entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose the matter set forth in the Shareholder Notice. As used herein, “beneficially owned” has the meaning provided in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934.

(5) The Shareholder Notice shall be updated not later than 10 days after the record date for the determination of shareholders entitled to vote at the meeting to provide any material changes in the foregoing information as of the record date.

(6) Any Shareholder Notice relating to the nomination of directors must also contain (i) the information regarding each nominee required by paragraphs (a), (e) and (f) of Item 401 of Regulation S-K adopted by the Securities and Exchange Commission (or the corresponding provisions of any successor regulation), (ii) each nominee’s signed consent to serve as a director of the Company if elected, and (iii) whether each nominee is eligible for consideration as an independent director under the relevant standards contemplated by Item 407(a) of Regulation S-K (or the corresponding provisions of any successor regulation).

(7) The Company may also require any proposed nominee to furnish such other information, including completion of the Company’s directors questionnaire, as it may reasonably require to determine whether the nominee would be considered “independent” as a director or as a member of the audit committee of the Board of Directors under the various rules and standards applicable to the Company.

(8) Any Shareholder Notice with respect to a matter other than the nomination of directors must contain (i) the text of the proposal to be presented, including the text of any resolutions to be proposed for consideration by shareholders and (ii) a brief written statement of the reasons why such shareholder favors the proposal.

(9) Notwithstanding anything in this Bye-law to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Company is increased and either all of the nominees for director or the size of the increased Board of Directors is not publicly announced or disclosed by the Company at least 100 days prior to the first anniversary of the preceding year’s annual general meeting, a Shareholder Notice shall also be considered timely hereunder, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary of the Company at the registered office of the Company not later than the close of business on the tenth (10th) day following the first date all of such nominees or the size of the increased Board of Directors shall have been publicly announced or disclosed.

(10) For any matter to be brought properly before a special general meeting of shareholders called at the direction of the Board of Directors, the matter must be set forth in the Company’s notice of the meeting given by or at the direction of the Board of Directors. In the event that the Company calls a special general meeting of shareholders for the purpose of electing one or more persons to the Board of Directors, , any shareholder may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Company’s notice of the meeting, if the Shareholder Notice required by this Bye-law hereof shall be delivered to the Secretary of the Company at the registered office of the Company not later than the close of business on the tenth (10th) day following the earlier of the day on which the date of the special general meeting and of the nominees proposed by the Board of Directors to be elected at such meeting is publicly announced or disclosed or the date on which the notice of special general meeting is deemed to have been served pursuant to Bye-law 85.

(11) For any matter to be brought properly before a special general meeting of shareholders called by requisition of the shareholders in accordance with section 74 of the Act and Bye-law 37, the matter must be set forth in the Company’s notice of the meeting given by or at the direction of the Board of Directors. In the event a special general meeting of shareholders is requisitioned by the shareholders in accordance with section 74 of the Act and Bye-law 37 for the purpose of electing one or more persons to the Board of Directors, including, without limitation, any such elections required as a result of the removal from office of one or more directors pursuant to section 93 of the Act, any requisitionists (as such term is used in section 74 of the Act) may nominate a person or persons (as the case may be), for election to such position(s), if the Shareholder Notice required by this Bye-law hereof shall be delivered to the Secretary of the Company at the registered office of the Company together with the requisition (as such term is used in section 74 of the Act).

(12) For purposes of this Bye-law, a matter shall be deemed to have been “publicly announced or disclosed” if such matter is disclosed in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission.

(13) Only persons who are nominated in accordance with the procedures set forth in this Bye-law shall be eligible for election as directors of the Company. In no event shall the postponement or adjournment of any general meeting already publicly noticed, or any announcement of such postponement or adjournment, commence a new period (or extend any time period) for the giving of notice as provided in this Bye-law. This Bye-law shall not apply to (i) shareholders proposals made pursuant to Rule 14a-8 under the Exchange Act or (ii) the election of directors selected by or pursuant to Bye-law 11(3) relating to the rights of the holders of any class or series of shares of the Company having a preference over the Common Shares as to dividends or upon liquidation to elect directors under specified circumstances.

(14) The person presiding at any meeting of shareholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall have the power and duty to determine whether notice of nominees and other matters proposed to be brought before a meeting has been duly given in the manner provided in this Bye-law and, if not so given, shall direct and declare at the meeting that such nominees and other matters are not properly before the meeting and shall not be considered. Notwithstanding the foregoing provisions of this Bye-law, if the shareholder or a qualified representative of the shareholder does not appear at the annual or special meeting of shareholders of the Company to present any such nomination, or make any such proposal, such nomination or proposal shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the Company.

36.	Accidental omission of notice of general meeting

The accidental omission to give notice of a general meeting to, or the non-receipt of notice of a general meeting by, any person entitled to receive notice shall not invalidate the proceedings at that meeting.

37.	Meeting called on requisition of Members

Notwithstanding anything herein, the Board shall, on the requisition of Members holding at the date of the deposit of the requisition not less than one-tenth of such of the paid-up share capital of the Company as at the date of the deposit carries the right to vote at general meetings of the Company, forthwith proceed to convene a special general meeting of the Company and the provisions of section 74 of the Act shall apply.

38.	Short notice

A general meeting of the Company shall, notwithstanding that it is called by shorter notice than that specified in these Bye-laws, be deemed to have been properly called if it is so agreed by (i) all the Members entitled to attend and vote thereat in the case of an annual general meeting; and (ii) by a majority in number of the Members having the right to attend and vote at the meeting, being a majority together holding not less than 95% in nominal value of the shares giving a right to attend and vote thereat in the case of a special general meeting.

39.	Postponement of Meetings

The Board may postpone any general meeting called in accordance with the provisions of these Bye-laws (other than a meeting requisitioned under Bye-law 37) provided that notice of postponement is given to each Member before the time for such meeting. Fresh notice of the date, time and place for the postponed meeting shall be given to each Member in accordance with the provisions of these Bye-laws.

40.	Quorum For General Meeting

At any general meeting of the Company two or more persons present in person and representing in person or by proxy in excess of 50% (on an Unadjusted Basis) of the total issued and outstanding Common Shares throughout the meeting shall form a quorum for the transaction of business; provided, that if the Company shall at any time have only one Member, one Member present in person or by proxy shall constitute a quorum. If within half an hour from the time appointed for the meeting a quorum is not present, the meeting shall stand adjourned to the same day two (2) weeks later, at the same time and place or to such other day, time or place as the Chairman (if there be one) or failing him the Deputy Chairman or any Director in attendance may determine. Unless the meeting is adjourned to a specific date and time, fresh notice of the date, time and place for the adjourned meeting shall be given to each Member in accordance with the provisions of these Bye-laws.

41.	Adjournment of meetings

The chairman of a general meeting may, with the consent of the Members at any general meeting at which a quorum is present (and shall if so directed), adjourn the meeting. Unless the meeting is adjourned to a specific date and time, fresh notice of the date, time and place for the resumption of the adjourned meeting shall be given to each Member in accordance with the provisions of these Bye-laws.

42.	Attendance at meetings

Members may participate in any general meeting by means of such telephone, electronic or other communication facilities as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting, provided, however, that no Member may participate in any general meeting while that Member (or, if any Member is an entity, its representative) is physically present in the United States.

43.	Written resolutions

(1) Subject to subparagraph (6), anything which may be done by resolution of the Company in general meeting or by resolution of a meeting of any class of the Members of the Company, may, without a meeting and without any previous notice being required, be done by resolution in writing signed by, or, in the case of a Member that is a corporation whether or not a company within the meaning of the Act, on behalf of, all the Members who at the date of the resolution would be entitled to attend the meeting and vote on the resolution.

(2) A resolution in writing may be signed by, or, in the case of a Member that is a corporation whether or not a company within the meaning of the Act, on behalf of, all the Members, or any class thereof, in as many counterparts as may be necessary.

(3) For the purposes of this Bye-law, the date of the resolution is the date when the resolution is signed by, or, in the case of a Member that is a corporation whether or not a company within the meaning of the Act, on behalf of, the last Member to sign and any reference in any Bye-law to the date of passing of a resolution is, in relation to a resolution made in accordance with this Bye-law, a reference to such date. Any resolution in writing may be signed within or outside the United States; provided, that the last Member to sign the resolution must sign such resolution outside of the United States.

(4) A resolution in writing made in accordance with this Bye-law is as valid as if it had been passed by the Company in general meeting or by a meeting of the relevant class of Members, as the case may be, provided that no such resolution shall be valid unless the last signature of a Member is offered outside the United States, and any reference in any Bye-law to a meeting at which a resolution is passed or to Members voting in favour of a resolution shall be construed accordingly.

(5) A resolution in writing made in accordance with this Bye-law shall constitute minutes for the purposes of sections 81 and 82 of the Act.

(6) This Bye-law shall not apply to:-

(a) a resolution passed pursuant to section 89(5) of the Act; or

(b) a resolution passed for the purpose of removing a Director before the expiration of his term of office under these Bye-laws.

44.	Attendance of Directors

The Directors of the Company shall be entitled to receive notice of and to attend and be heard at any general meeting.

45.	Voting at meetings

Subject to the provisions of the Act and these Bye-laws, any question proposed for the consideration of the Members at any general meeting shall be decided by the affirmative votes of a majority of the votes cast in accordance with the provisions of these Bye-laws and in the case of an equality of votes the resolution shall fail.

46.	Voting on show of hands

At any general meeting a resolution put to the vote of the meeting shall, in the first instance, be voted upon by a show of hands and, subject to any rights or restrictions for the time being lawfully attached to any class of shares and subject to the provisions of these Bye-laws, every Member present in person and every person holding a valid proxy at such meeting shall be entitled to one vote and shall cast such vote by raising his or her hand.

47.	Decision of chairman

At any general meeting a declaration by the chairman of the meeting that a question proposed for consideration has, on a show of hands, been carried, or carried unanimously, or by a particular majority, or lost, or an entry to that effect in a book containing the minutes of the proceedings of the Company shall, subject to the provisions of these Bye-laws, be conclusive evidence of that fact.

48.	Demand for a poll

(1) Notwithstanding the provisions of the immediately preceding two Bye-laws, at any general meeting of the Company, in respect of any question proposed for the consideration of the Members (whether before or on the declaration of the result of a show of hands as provided for in these Bye-laws), a poll may be demanded by any of the following persons:-

(a) the chairman of such meeting; or

(b) at least two Members present in person or represented by proxy; or

(c) any Member or Members present in person or represented by proxy and holding between them not less than one-tenth of the total voting rights of all the Members having the right to vote at such meeting; or

(d) any Member or Members present in person or represented by proxy holding Common Shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total sum paid up on all Common Shares.

(2) Where, in accordance with the provisions of paragraph (1) of this Bye-law, a poll is demanded, subject to any rights or restrictions for the time being lawfully attached to any class of shares, including any limitation on the voting power of any Controlled Shares pursuant to Bye-law 53, every Person present at such meeting shall have one vote for each share of which such Person is the holder or for which such person holds a proxy and such vote shall be counted in the manner set out in paragraph (4) of this Bye-law or in the case of a general meeting at which one or more Members are present by telephone in such manner as the chairman of the meeting may direct and the result of such poll shall be deemed to be the resolution of the meeting at which the poll was demanded and shall replace any previous resolution upon the same matter which has been the subject of a show of hands.

(3) A poll demanded in accordance with the provisions of paragraph (1) of this Bye-law, for the purpose of electing a chairman or on a question of adjournment, shall be taken forthwith and a poll demanded on any other question shall be taken in such manner and at such time and place as the chairman may direct and any business other than that upon which a poll has been demanded may be proceeded with pending the taking of the poll.

(4) Where a vote is taken by poll each person present and entitled to vote shall be furnished with a ballot paper on which such person shall record his or her vote in such manner as shall be determined at the meeting having regard to the nature of the question on which the vote is taken, and each ballot paper shall be signed or initialled or otherwise marked so as to identify the voter and the registered holder in the case of a proxy. At the conclusion of the poll the ballot papers shall be examined and counted by a committee of not less than two Members or proxy holders appointed by the chairman for the purpose and the result of the poll shall be declared by the chairman.

49.	Seniority of joint holders voting

In the case of joint holders the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the Register of Members.

50.	Instrument of proxy

The instrument appointing a proxy shall be in writing in the form, or as near thereto as circumstances admit, a Form “A” in the Schedule hereto, under the hand of the appointor or of his attorney duly authorised in writing, or if the appointor is a corporation, either under its seal, or under the hand of a duly authorised officer or attorney. The decision of the chairman of any general meeting as to the validity of any instrument of proxy shall be final.

51.	Representation of corporations at meetings

A corporation which is a Member may by written instrument authorise such person as it thinks fit to act as its representative at any meeting of the Members and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which such person represents as that corporation could exercise if it were an individual Member. Notwithstanding the foregoing, the chairman of the meeting may accept such assurances as he or she thinks fit as to the right of any person to attend and vote at general meetings on behalf of a corporation which is a Member.

SHARE CAPITAL AND SHARES

52.	Rights of shares

(1) The share capital of the Company shall initially be divided into two classes of shares consisting of (i) 200,000,000 Common Shares and (ii) 35,000,000 Preferred Shares.

(2) The holders of Common Shares shall, subject to the provisions of these Bye-laws:

(a) be entitled to one vote per Common Share or, in the case of Controlled Shares, if applicable, a fraction of a vote per Controlled Share as determined pursuant to Bye-law 53;

(b) be entitled to such dividends as the Board may from time to time declare;

(c) in the event of a liquidation, winding-up or dissolution of the Company, whether voluntary or involuntary or for the purpose of a reorganisation or otherwise or upon any distribution of capital, be entitled to share equally and ratably in the assets of the Company, if any, remaining after the payment of all debts and liabilities of the Company and the liquidation preference of any outstanding Preferred Shares; and

(d) generally be entitled to enjoy all of the rights attaching to shares.

(3) The Board is authorised, subject to limitations prescribed by law, to issue the Preferred Shares in series, to establish from time to time the number of Preferred Shares to be included in each such series, and to fix the designation, powers, preferences and rights to the Preferred Shares of each such series and the qualifications, limitations or restrictions thereof. The terms of any series of Preferred Shares shall be set forth in a Certificate of Designation in the minutes of the Board. The authority of the Board with respect to each series of Preferred Shares shall include, but not be limited to, determination of the following:

(a) the number of Preferred Shares constituting that series and the distinctive designation of that series;

(b) the rate of dividend, and whether (and if so, on what terms and conditions) dividends shall be cumulative (and if so, whether unpaid dividends shall compound or accrue interest) or shall be payable in preference or in any other relation to the dividends payable on any other class or classes of shares or any other series of the Preferred Shares;

(c) whether that series shall have voting rights in addition to the voting rights provided by law and, if so, the terms and extent of such voting rights;

(d) whether the Preferred Shares may be redeemed and, if so, the terms and conditions on which they may be redeemed (including, without limitation, the dates upon or after which they may be redeemed and the price or prices at which they may be redeemed, which price or prices may be different in different circumstances or at different redemption dates);

(e) whether the Preferred Shares shall be issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange (including, without limitation the price or prices or the rate or rates of conversion or exchange or any terms for adjustment thereof);

(f) the amounts, if any, payable upon the Preferred Shares in the event of voluntary liquidation, dissolution or winding up of the Company in preference of shares of any other class or series and whether the Preferred Shares shall be entitled to participate generally in distributions on the Common Shares under such circumstances;

(g) the amounts, if any, payable upon the Preferred Shares in the event of involuntary liquidation, dissolution or winding up of the Company in preference of shares of any other class or series and whether the Preferred Shares shall be entitled to participate generally in distributions on the Common Shares under such circumstances;

(h) sinking fund provisions, if any, for the redemption or purchase of the Preferred Shares (the term “sinking fund” being understood to include any similar fund, however designated); and

(i) any other relative rights, preferences, limitations and powers of that series

(4) All the rights attaching to a Treasury Share shall be suspended and shall not be exercised by the Company while it holds such Treasury Share and, except where required by the Act, all Treasury Shares shall be excluded from the calculation of any percentage or fraction of the share capital, or shares, of the Company (including, without limitation, the calculation of the quorum and majority vote required to approve an amalgamation).

53.	Limitation on voting rights of Controlled Shares

(1) Subject to any rights or restrictions for the time being attached to any class or classes of shares, on a poll at a general meeting every Member of record present in person or by proxy shall have one vote for each Common Share registered in his name in the register; PROVIDED, however, that, subject to the following provisions of this Bye-law 53, if and for so long as the number of issued Controlled Shares of any Person would constitute ten percent (10%) or more of the total combined voting rights attaching to the issued Common Shares of the Company (calculated after giving effect to any prior reduction in voting rights attaching to Common Shares of other Persons as provided in this Bye-law 53), each such issued Controlled Share, regardless of the identity of the registered holder thereof, shall confer only a fraction of a vote as determined by the following formula (the “Formula”):

(T - C) / (9.1 x C)

Where: “T” is the aggregate number of votes conferred by all the issued Common Shares immediately prior to that application of the Formula with respect to such issued Controlled Shares, adjusted to take into account each reduction in such aggregate number of votes that results from a prior reduction in the exercisable votes conferred by any issued Controlled Shares pursuant to Bye-law 53(4) below as at the same date;

“C” is the number of issued Controlled Shares attributable to such Person.

(2) The Directors may, by notice in writing, require any Member to provide within not less than ten (10) Business Days, complete and accurate information to the registered office or such other place as the Directors may designate in respect of any or all of the following matters:

(a) the number of Common Shares in which such Member is legally or beneficially interested;

(b) the Persons who are beneficially interested in Common Shares in respect of which such Member is the registered holder;

(c) the relationship, association or affiliation of such Member with any other Member or Person whether by means of common control or ownership or otherwise; or

(d) any other facts or matters which the Directors may consider relevant to the determination of the number of Controlled Shares attributable to any Person.

(3) If any Member does not respond to any notice given pursuant to Bye-law 53(2) above within the time specified therein or the Directors shall have reason to believe that any information provided in relation thereto is incomplete or inaccurate, the Directors may determine that the votes attaching to any Common Shares registered in the name of such Member shall be disregarded for all purposes until such time as a response (or additional response) to such notice reasonably satisfactory to the Directors has been received as specified therein.

(4) The Formula shall be applied successively as many times as may be necessary to ensure that no Person shall be a 10% Shareholder at any time. For the purposes of determining the votes exercisable by Members as at any date, the Formula shall be applied to the shares of each Member in declining order based on the respective numbers of total Controlled Shares attributable to each Member. Thus, the Formula will be applied first to the votes of shares held by the Member to whom the largest number of total Controlled Shares is attributable and thereafter sequentially with respect to the Member with the next largest number of total Controlled Shares. In each case, calculations are made on the basis of the aggregate number of votes conferred by the issued Common Shares as of such date, as reduced by the application of the Formula to any issued Common Shares of any Member with a larger number of total Controlled Shares as of such date.

(5) Notwithstanding the provisions of paragraphs (1) and (2) of this Bye-law 53 above, having applied the provisions thereof as best as they consider reasonably practicable, the Directors may make such final adjustments to the aggregate number of votes attaching to the Common Shares of any Member that they consider fair and reasonable in all the circumstances to ensure that no Person shall be a 10% Shareholder at any time.

54.	Power to issue shares

(1) Subject to the provisions of these Bye-laws and to any rights attaching to issued shares of the Company, the unissued shares of the Company (whether forming part of the original share capital or any increased share capital) shall be at the disposal of the Board, which may issue, offer, allot, exchange or otherwise dispose of shares or options, warrants or other rights to purchase shares or securities convertible into or exchangeable for shares (including any employee benefit plan providing for the issuance of shares or options or rights in respect thereof), at such times, for such consideration and on such terms and conditions as it may determine (including, without limitation, such preferred or other special rights or restrictions with respect to dividend, voting, liquidation or other rights of the shares as may be determined by the Board).

(2) Notwithstanding the foregoing provisions of this Bye-law, the Company shall not issue any shares in a manner that the Board believes would cause, by reason of such issuance, the total Controlled Shares of any Person to equal or exceed ten percent (10%) of the shares of the Company on an Unadjusted Basis.

Notwithstanding the foregoing provisions of this Bye-law, the restrictions of this Bye-law 54(2) shall not apply to any issuance of shares to a person acting as an underwriter in the ordinary course of its business, purchasing such shares pursuant to a purchase agreement to which the Company is a party, for resale.

(3) The Board shall, in connection with the issue of any share, have the power to pay such commission and brokerage as may be permitted by law.

(4) The Company shall not give, whether directly or indirectly, whether by means of loan, guarantee, provision of security or otherwise, any financial assistance for the purpose of or in connection with a purchase or subscription made or to be made by any person of or for any shares in the Company, but nothing in this Bye-law shall prohibit transactions permitted pursuant to Sections 39A, 39B, and 39C of the Act.

55.	Variation of rights and alteration of share capital

(1) While the share capital is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not the Company is being wound-up, be varied with the consent in writing of the holders of three-fourths of the issued shares of that class or with the sanction of a resolution passed by a majority of the votes cast at a separate general meeting of the holders of the shares of the class in accordance with Section 47(7) of the Act. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

(2) The Company may from time to time by resolution of the Members change the currency denomination of, increase, alter or reduce its share capital in accordance with the provisions of Sections 45 and 46 of the Act. Where, on any alteration of share capital, fractions of shares or some other difficulty would arise, the Board may deal with or resolve the same in such manner as it thinks fit including, without limiting the generality of the foregoing, the issue to Members, as appropriate, of fractions of shares and/or arranging for the sale or transfer of the fractions of shares of Members.

56.	Registered holder of shares

(1) The Company shall be entitled to treat the registered holder of any share as the absolute owner thereof and accordingly shall not be bound to recognise any equitable or other claim to, or interest in, such share on the part of any other person.

(2) Any dividend, interest or other monies payable in cash in respect of shares may be paid by cheque or draft sent through the post directed to the Member at such Member’s address in the Register of Members or, in the case of joint holders, to such address of the holder first named in the Register of Members, or to such person and to such address as the holder or joint holders may in writing direct. If two or more persons are registered as joint holders of any shares any one can give an effectual receipt for any dividend paid in respect of such shares.

57.	Death of a joint holder

Where two or more persons are registered as joint holders of a share or shares then in the event of the death of any joint holder or holders the remaining joint holder or holders shall be absolutely entitled to the said share or shares and the Company shall recognise no claim in respect of the estate of any joint holder except in the case of the last survivor of such joint holders.

58.	Share certificates

(1) Every Member shall be entitled to a certificate under the seal of the Company (or a facsimile thereof) specifying the number and, where appropriate, the class of shares held by such Member and whether the same are fully paid up and, if not, how much has been paid thereon. The Board may by resolution determine, either generally or in a particular case, that any or all signatures on certificates may be printed thereon or affixed by mechanical means.

(2) The Company shall be under no obligation to complete and deliver a share certificate unless specifically called upon to do so by the person to whom such shares have been allotted.

(3) If any such certificate shall be proved to the satisfaction of the Board to have been worn out, lost, mislaid or destroyed the Board may cause a new certificate to be issued and request an indemnity for the lost certificate if they see fit.

59.	Calls on shares

The Board may from time to time make such calls as it thinks fit upon the Members in respect of any monies unpaid on the shares allotted to or held by such Members.

REGISTER OF MEMBERS

60.	Contents of Register of Members

The Board shall cause to be kept in one or more books a Register of Members and shall enter therein the following particulars:-

(a) the name and address of each Member, the number and, where appropriate, the class of shares held by such Member and the amount paid or agreed to be considered as paid on such shares;

(b) the date on which each person was entered in the Register of Members;

(c) the date on which any person ceased to be a Member for one year after such person so ceased; and

(d) the country where such Member is resident.

61.	Inspection of Register of Members

The Register of Members shall be open to inspection at the registered office of the Company on every Business Day, subject to such reasonable restrictions as the Board may impose, so that not less than two hours in each business day be allowed for inspection. The Register of Members may, after notice has been given by advertisement in an appointed newspaper to that effect, be closed for any time or times not exceeding in the whole thirty days in each year.

62.	Determination of record dates

Notwithstanding any other provision of these Bye-laws, the Board may fix any date as the record date for:

(a) determining the Members entitled to receive any dividend; and

(b) determining the Members entitled to receive notice of and to vote at any general meeting of the Company.

TRANSFER OF SHARES

63.	Instrument of transfer

(1) An instrument of transfer shall be in the form or as near thereto as circumstances admit of Form “B” in the Schedule hereto or in such other common form as the Board may accept. Such instrument of transfer shall be signed by or on behalf of the transferor and transferee provided that, in the case of a fully paid share, the Board may accept the instrument signed by or on behalf of the transferor alone. The transferor shall be deemed to remain the holder of such share until the same has been transferred to the transferee in the Register of Members.

(2) The Board may refuse to recognise any instrument of transfer unless it is accompanied by the certificate in respect of the shares to which it relates and by such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer.

(3) Shares may be transferred without a written instrument if transferred by an Appointed Agent or otherwise in accordance with the Act.

64.	Restriction on transfer

(1) Subject to the Act, this Bye-law 64 and such other of the restrictions contained in these Bye-laws and elsewhere as may be applicable, and except, in the case of any shares other than the Common Shares, as may otherwise be provided by the terms of issuance thereof, any Member may sell, assign, transfer or otherwise dispose of shares of the Company at the time owned by it and, upon receipt of a duly executed form of transfer in writing, the Directors shall procure the timely registration of the same. If the Directors refuse to register a transfer for any reason they shall notify the proposed transferor and transferee within thirty days of such refusal.

(2) The Directors shall decline to register a transfer of shares if the Directors have reason to believe that the effect of such transfer would be to increase the number of total Controlled Shares of any Person to ten percent (10%) or any higher percentage of the shares of the Company on an Unadjusted Basis.

(3) The Directors may, in their absolute and unfettered discretion, decline to register the transfer of any shares if the Directors have reason to believe (i) that such transfer may expose the Company, any subsidiary thereof, any Member or any Person ceding insurance to the Company or any such subsidiary to adverse tax or regulatory treatment in any jurisdiction or (ii) that registration of such transfer under the Securities Act or under any blue sky or other U.S. state securities laws or under the laws of any other jurisdiction is required and such registration has not been duly effected (PROVIDED, however, that in this case (ii) the Directors shall be entitled to request and rely on an opinion of counsel to the transferor or the transferee, in form and substance satisfactory to the Directors, that no such approval or consent is required and no such violation would occur, and the Directors shall not be obligated to register any transfer absent the receipt of such an opinion).

(4) Without limiting the foregoing, the Board shall decline to approve or register a transfer of shares unless all applicable consents, authorisations, permissions or approvals of any governmental body or agency in Bermuda, the United States or any other applicable jurisdiction required to be obtained prior to such transfer shall have been obtained.

(5) The registration of transfers may be suspended at such time and for such periods as the Directors may from time to time determine; PROVIDED that such registration shall not be suspended for more than forty-five days in any period of three hundred and sixty five (365) consecutive days.

(6) The Directors may require any Member, or any Person proposing to acquire shares of the Company, to certify or otherwise provide information in writing as to such matters as the Directors may request for the purpose of giving effect to Bye-laws 10(2), 10(4),54(2) 64(2) and 64(3), including as to such Person’s status as a U.S. Person, its Controlled Shares and other matters of the kind contemplated by Bye-law 53(2). Such request shall be made by written notice and the certification or other information requested shall be provided to such place and within such period (not less than ten (10) Business Days after such notice is given unless the Directors and such Member or proposed acquiror otherwise agree) as the Directors may designate in such request. If any Member or proposed acquiror does not respond to any such request by the Directors as requested, or if the Directors have reason to believe that any certification or other information provided pursuant to any such request is inaccurate or incomplete, the Directors may decline to register any transfer or to effect any issuance or purchase of shares to which such request relates.

65.	Transfers by joint holders

The joint holders of any share or shares may transfer such share or shares to one or more of such joint holders, and the surviving holder or holders of any share or shares previously held by them jointly with a deceased Member may transfer any such share or shares to the executors or administrators of such deceased Member.

66.	Lien on Shares

(1) The Company shall have a first and paramount lien and charge on all shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other Person, whether a Member or not, but the Directors may at any time declare any share to be wholly or in part exempt from the provisions of this Bye-law. The registration of a transfer of any such share shall operate as a waiver of the Company’s lien (if any) thereon. The Company’s lien (if any) on a share shall extend to all dividends or other monies payable in respect thereof.

(2) The Company may sell, in such manner as the Directors think fit, any shares on which the Company has a lien, but no sale shall be made unless a sum in respect of which the lien exists is then presently payable, nor until the expiration of fourteen days after a notice in writing stating and demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the relevant Member, or the Person, of which the Company has notice, entitled thereto by reason of such Member’s death or bankruptcy. Effective upon such sale, any certificate representing such shares prior to such sale shall become null and void, whether or not it was actually delivered to the Company.

(3) To give effect to any such sale the Directors may authorize some Person to transfer the shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

(4) The proceeds of such sale shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable and the residue, if any, shall (subject to a like lien for sums not presently payable as existed upon the shares before the sale) be paid to the Person entitled to the shares at the date of the sale.

TRANSMISSION OF SHARES

67.	Registration on bankruptcy

Any person becoming entitled to a share in consequence of the bankruptcy of any Member may be registered as a Member upon such evidence as the Board may deem sufficient or may elect to nominate some person to be registered as a transferee of such share, and in such case the person becoming entitled shall execute in favour of such nominee an instrument of transfer in the form, or as near thereto as circumstances admit, of Form “B” in the Schedule hereto. On the presentation thereof to the Board, accompanied by such evidence as the Board may require to prove the title of the transferor, the transferee shall be registered as a Member but the Board shall, in either case, have the same right to decline or suspend registration as it would have had in the case of a transfer of the share by that Member before such Member’s bankruptcy.

DIVIDENDS AND OTHER DISTRIBUTIONS

68.	Declaration of dividends by the Board

Subject to any rights or restrictions at the time lawfully attached to any class of shares and subject to these Bye-laws, the Board may, in accordance with Section 54 of the Act, declare a dividend to be paid to the Members, in proportion to the number of shares held by them, and such dividend may be paid in cash or wholly or partly in specie in which case the Board may fix the value for distribution in specie of any assets.

69.	Other distributions

The Board may declare and make such other distributions (in cash or in specie) to the Members as may be lawfully made out of the assets of the Company.

70.	Reserve fund

The Board may from time to time before declaring a dividend set aside, out of the surplus or profits of the Company, such sum as it thinks proper as a reserve fund to be used to meet contingencies or for equalising dividends or for any other special purpose.

71.	Deduction of amounts due to the Company

The Board may deduct from the dividends or distributions payable to any Member all monies due from such Member to the Company on account of calls or otherwise.

72.	Unclaimed dividends

Any dividend unclaimed for a period of six (6) years from the date of declaration of such dividend shall be forfeited and shall revert to the Company and the payment by the Board of any unclaimed dividend, interest or other sum payable on or in respect of the share into a separate account shall not constitute the Company a trustee in respect thereof.

73.	Interest on dividend

No dividend or distribution shall bear interest against the Company.

74.	Issue of bonus shares

Subject to Bye-law 54(2), the Board may resolve to capitalise any part of the amount for the time being standing to the credit of any of the Company’s share premium or other reserve accounts or to the credit of the profit and loss account or otherwise available for distribution by applying such sum in paying up unissued shares to be allotted as fully paid bonus shares pro rata to the Members.

ACCOUNTS AND FINANCIAL STATEMENTS

75.	Records of account

The Board shall cause to be kept proper records of account with respect to all transactions of the Company and in particular with respect to:-

(a) all sums of money received and expended by the Company and the matters in respect of which the receipt and expenditure relates;

(b) all sales and purchases of goods by the Company; and

(c) the assets and liabilities of the Company.

Such records of account shall be kept at the registered office of the Company or, subject to Section 83 (2) of the Act, at such other place as the Board thinks fit and shall be available for inspection by the Directors during normal business hours.

76.	Financial year end

The financial year end of the Company may be determined by resolution of the Board and failing such resolution shall be 31st December in each year.

77.	Financial statements

Subject to any rights to waive laying of accounts pursuant to Section 88 of the Act, financial statements as required by the Act shall be laid before the Members in general meeting.

AUDIT

78.	Appointment of Auditor

Subject to Section 88 of the Act and to Bye-Law 80, at the annual general meeting or at a subsequent special general meeting in each year, an independent representative of the Members shall be appointed by them as Auditor of the accounts of the Company. Such Auditor may be a Member but no Director, Officer or employee of the Company shall, during his or her continuance in office, be eligible to act as an Auditor of the Company.

79.	Remuneration of Auditor

The remuneration of the Auditor shall be fixed by the Company in general meeting or in such manner as the Members may determine.

80.	Vacation of office of Auditor

If the office of Auditor becomes vacant by the resignation or death of the Auditor, or by the Auditor becoming incapable of acting by reason of illness or other disability at a time when the Auditor’s services are required, the Board shall, as soon as practicable, fill the vacancy thereby created.

81.	Access to books of the Company

The Auditor shall at all reasonable times have access to all books kept by the Company and to all accounts and vouchers relating thereto, and the Auditor may call on the Directors or Officers of the Company for any information in their possession relating to the books or affairs of the Company.

82.	Report of the Auditor

(1) Subject to any rights to waive laying of accounts or appointment of an Auditor pursuant to Section 88 of the Act, the accounts of the Company shall be audited at least once in every year.

(2) The financial statements provided for by these Bye-laws shall be audited by the Auditor in accordance with generally accepted auditing standards. The Auditor shall make a written report thereon in accordance with generally accepted auditing standards and the report of the Auditor shall be submitted to the Members in general meeting.

(3) The generally accepted auditing standards referred to in paragraph (2) of this Bye-law shall be those of the United States of America and the financial statements and the report of the Auditor shall disclose this fact.

NOTICES

83.	Notices to Members of the Company

A notice may be given by the Company to any member either by delivering it to such Member in person or by sending it to such Member’s address in the Register of Members or to such other address given for the purpose. For the purposes of this Bye-law, a notice may be sent by mail, courier service, cable, telex, telecopier, facsimile or other mode of representing words in a legible and non-transitory form.

84.	Notices to joint Members

Any notice required to be given to a Member shall, with respect to any shares held jointly by two or more persons, be given to whichever of such persons is named first in the Register of Members and notice so given shall be sufficient notice to all the holders of such shares.

85.	Service and delivery of notice

(1) Any notice shall be deemed to have been served at the time when the same would be delivered in the ordinary course of transmission and, in proving such service, it shall be sufficient to prove that the notice was properly addressed and prepaid, if posted, and the time when it was posted, delivered to the courier or to the cable company or transmitted by telex, facsimile or other method as the case may be.

(2) Notwithstanding Bye-law 85(1), notice shall be deemed to have been served ten (10) days after the date on which it is deposited, with postage prepaid, in the mail of any member state of the European Union, the United States, or Bermuda.

SEAL OF THE COMPANY

86.	The Seal

The seal of the Company shall be in such form as the Board may from time to time determine. The Board may adopt one or more duplicate seals for use outside Bermuda.

87.	Manner in which seal is to be affixed

The seal of the Company shall not be affixed to any instrument except attested by the signature of a Director and the Secretary or any two Directors, or some other person appointed by the Board for the purpose, provided that any Director, or Officer, may affix the seal of the Company attested by such Director or Officer’s signature only to any authenticated copies of these Bye-laws, the incorporating documents of the Company, the minutes of any meetings or any other documents required to be authenticated by such Director or Officer.

88.	Determination to wind up Company

The Company may be wound up voluntarily by resolution of the Members.

WINDING-UP

89.	Winding-up/distribution by liquidator

If the Company shall be wound up the liquidator may, with the sanction of a resolution of the Members, divide amongst the Members in specie or in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose, set such value as he or she deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator shall think fit, but so that no Member shall be compelled to accept any shares or other securities or assets whereon there is any liability.

ALTERATION OF BYE-LAWS

90.	Alteration of Bye-laws

No Bye-law shall be rescinded, altered or amended and no new Bye-law shall be made until the same has been approved by a resolution of the Board and by a resolution of the Members.

*****

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ANNEX G: SHAREHOLDER RESOLUTIONS TO AMEND THE BYE-LAWS OF

IPC HOLDINGS, LTD.

Proposal 1: IPC Bye-law Amendment to Increase the Maximum Number of Directors

RESOLVED that the Bye-laws of the Company be amended as follows:

(i) In Bye-law 11, by deleting the strike-through text and inserting the underlined text as follows:

(1) Number and term of office

Subject to paragraph 3 of this Bye-law, the Board shall consist of not less than two (2) Directors and not more than such number in excess thereof as the Board may from time to time determine up to a maximum of ~~nine~~ twelve (~~9~~12) Directors, each having one vote, who shall be elected, except in the case of casual vacancy, by the Members ~~in the manner set forth in paragraph (2) of this Bye-law 11~~ at the annual general meeting or any special general meeting called for the purpose and who shall hold office until the next succeeding annual general meeting or until their successors are elected or appointed or their office is otherwise vacated, and any general meeting may authorize the Board to fill any vacancy in their number left unfilled at a general meeting. ~~Candidates for election at each annual general meeting or special general meeting called for the purpose shall be nominated by the Board.~~

(3) Increase of maximum number of directors

Notwithstanding any other provision of these Bye-laws, in the event any class or series of Preferred Shares is issued and outstanding, the Board may from time to time increase the maximum number of Directors specified in Paragraph (1) of this Bye-law to any number larger than ~~nine~~ twelve (~~9~~12), if the Board determines, in its discretion, that such increase is necessary to comply with the terms of any such class or series of issued and outstanding Preferred Shares.

Proposal 2: IPC Bye-law Amendment to Modify the Indemnity Provisions

RESOLVED that the Bye-laws of the Company be amended as follows:

(i) In Bye-law 31, by deleting the strike-through text and inserting the underlined text as follows:

(1) ~~(a)~~ The Directors, Secretary and other Officers ~~for the time being of the Company~~ (such term to include, for the purposes of Bye-laws 31 and 32, any person appointed to any committee by the Board) and employees and agents of the Company who has acted or is acting in relation to any of the affairs of the Company or any subsidiary thereof and the liquidator or trustees (if any) ~~for the time being~~ who has acted or is acting in relation to any of the affairs of the Company or any subsidiary thereof, and every one of them, and their heirs, executors and administrators, shall be indemnified and secured harmless out of the assets of the Company from and against all actions, costs, charges, losses, damages and expenses which they or any of them, their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done, concurred in or omitted (actual or alleged) in or about the execution of their duty, or supposed duty, or in their respective offices or trusts, and none of them shall be answerable for the acts, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity, or for ~~the acts of or the solvency or honesty of~~ any bankers or other persons with whom any ~~monies~~ moneys or effects belonging to the Company shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any ~~monies~~ moneys of or belonging to the Company shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation ~~thereto, PROVIDED THAT~~ to the Company or any subsidiary thereof , provided, that, this indemnity shall not extend to any matter ~~in respect of any wilful negligence, wilful default, fraud or dishonesty which may attach to any of said persons.~~ prohibited by the Act.

~~(b) Every Director and Officer of the company shall be indemnified out of the funds of the Company against all liabilities incurred by him as such Director or Officer of the Company in defending any~~

~~proceedings, whether civil or criminal, in which judgement is given in his favour, or in which he is acquitted, or in connection with any application under the Companies Acts in which relief from liability is granted to him by the court. Such funds shall be advanced to such Director or Officer on his incurring liability prior to judgement provided that should he be found guilty of a criminal or other offence for which he cannot by law be indemnified he shall reimburse the Company the funds advanced.~~

(2) Any indemnification under this Bye-law 31, unless ordered by a court, shall be made by the Company only as authorised in the specific case upon a determination that indemnification of such Person is proper in the circumstances because such Person has met the applicable standard of conduct set forth in paragraph (1) of this Bye-law 31. Such determination shall be made (i) by the Board by a majority vote of disinterested Directors or (ii) if a majority of the disinterested Directors so directs, by independent legal counsel in a written opinion or (iii) by the Members. The Company may purchase and maintain insurance to protect itself and any Director, Officer or other Person entitled to indemnification pursuant to this Bye-law 31, to the fullest extent permitted by law.

(3) Expenses (including, without limitation, attorneys’ fees) actually and reasonably incurred by any Director, Secretary, other Officer or employee of the Company in defending any civil, criminal, administrative or investigative action, suit or proceeding or threat thereof for which indemnification is sought pursuant to paragraph (a) of this Bye-law 31 shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Person to repay such amount if it shall be ultimately determined that such Person is not entitled to be indemnified by the Company as authorised in these Bye-laws or otherwise pursuant to applicable law; provided, that if it is determined by either (i) a majority vote of Directors who were not parties to such action, suit or proceeding or (ii) if a majority of the disinterested Directors so directs, by independent legal counsel in a written opinion, that there is no reasonable basis to believe that such Person is entitled to be indemnified by the Company as authorised in these Bye-laws or otherwise pursuant to applicable law, then no expense shall be advanced in accordance with this paragraph (c) of this Bye-law 31. Such expenses (including attorneys’ fees) incurred by agents of the Company may be paid upon the receipt of the aforesaid undertaking and such terms and conditions, if any, as the Board deems appropriate.

(4) The indemnification and advancement of expenses provided in these Bye-laws shall not be deemed exclusive of any other rights to which those seeking indemnification and advancement of expenses may now or hereafter be entitled under any statute, agreement, vote of Members or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office.

(5) The indemnification and advancement of expenses provided by, or granted pursuant to, this Bye-law 31 shall, unless otherwise provided when authorised or ratified, continue as to a Person who has ceased to hold the position for which such Person is entitled to be indemnified or advanced expenses and shall inure to the benefit of the heirs, executors and administrators of such a Person.

(6) No amendment or repeal of any provision of this Bye-law 31 shall alter, to the detriment of any Person, the right of such Person to the indemnification or advancement of expenses related to a claim based on an act or failure to act which took place prior to such amendment, repeal or termination.

(ii) In Bye-law 32, by deleting the strike-through text as follows:

Each Member agrees to waive any claim or right of action such Member might have, whether individually or by or in the right of the Company, against any Director or Officer on account of any action taken by such Director or Officer, or the failure of such Director or Officer to take any action in the performance of his duties with or for the Company, PROVIDED THAT such waiver shall not extend to any matter in respect of any ~~wilful negligence, wilful default,~~ fraud or dishonesty which may attach to such Director or Officer.

Proposal 3: IPC Bye-law Amendment to Provide for Advance Notice of Shareholder Nominees for Director and Other Shareholder Proposals

RESOLVED that the Bye-laws of the Company be amended as follows:

(i) By inserting a new Bye-law 35 as follows:

35. Advance Notice of Shareholder Nominees for Director and Other Shareholder Proposals

(1) The matters to be considered and brought before any annual or special general meeting of shareholders of the Company shall be limited to only such matters, including the nomination and election of directors, as shall be brought properly before such meeting in compliance with the procedures set forth in this Bye-law.

(2) For any matter to be brought properly before any annual general meeting of shareholders, the matter must be (i) specified in the notice of the annual general meeting given by or at the direction of the Board of Directors, (ii) otherwise brought before the annual general meeting by or at the direction of the Board of Directors or (iii) brought before the annual general meeting by a shareholder who is a shareholder of record of the Company on the date the notice provided for in this Bye-law is delivered to the Secretary of the Company, who is entitled to vote at the annual general meeting and who complies with the procedures set forth in this Bye-law.

(3) In addition to any other requirements under applicable law and these Bye-laws, written notice (the “Shareholder Notice”) of any nomination or other proposal must be timely and any proposal, other than a nomination, must constitute a proper matter for shareholder action. To be timely, the Shareholder Notice must be delivered to the Secretary of the Company at the registered office of the Company not less than ninety (90) nor more than one hundred twenty (120) days prior to the first anniversary date of the annual general meeting for the preceding year; provided, however, that if (and only if) the annual general meeting is not scheduled to be held within a period that commences thirty (30) days before such anniversary date and ends thirty (30) days after such anniversary date (an annual general meeting date outside such period being referred to herein as an “Other Meeting Date”), the Shareholder Notice shall be given in the manner provided herein by the later of the close of business on (i) the date ninety (90) days prior to such Other Meeting Date or (ii) the tenth (10th ) day following the date such Other Meeting Date is first publicly announced or disclosed.

(4) A Shareholder Notice must contain the following information: (i) whether the shareholder is providing the notice at the request of a beneficial holder of shares, whether the shareholder, any such beneficial holder or any nominee has any agreement, arrangement or understanding with, or has received any financial assistance, funding or other consideration from, any other person with respect to the investment by the shareholder or such beneficial holder in the Company or the matter the Shareholder Notice relates to, and the details thereof, including the name of such other person (the shareholder, any beneficial holder on whose behalf the notice is being delivered, any nominees listed in the notice and any persons with whom such agreement, arrangement or understanding exists or from whom such assistance has been obtained are hereinafter collectively referred to as “Interested Persons”), (ii) the name and address of all Interested Persons, (iii) a complete listing of the record and beneficial ownership positions (including number or amount) of all equity securities and debt instruments, whether held in the form of loans or capital market instruments, of the Company or any of its subsidiaries held by all Interested Persons, (iv) whether and the extent to which any hedging, derivative or other transaction is in place or has been entered into within the prior six months preceding the date of delivery of the Shareholder Notice by or for the benefit of any Interested Person with respect to the Company or its subsidiaries or any of their respective securities, debt instruments or credit ratings, the effect or intent of which transaction is to give rise to gain or loss as a result of changes in the trading price of such securities or debt instruments or changes in the credit ratings for the Company, its subsidiaries or any of their respective securities or debt instruments (or, more generally, changes in the perceived creditworthiness of the Company or its subsidiaries), or to increase or decrease the voting power of such Interested Person, and if so, a summary of the material terms thereof, and

(v) a representation that the shareholder is a holder of record of stock of the Company that would be entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose the matter set forth in the Shareholder Notice. As used herein, “beneficially owned” has the meaning provided in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934.

(5) The Shareholder Notice shall be updated not later than 10 days after the record date for the determination of shareholders entitled to vote at the meeting to provide any material changes in the foregoing information as of the record date.

(6) Any Shareholder Notice relating to the nomination of directors must also contain (i) the information regarding each nominee required by paragraphs (a), (e) and (f) of Item 401 of Regulation S-K adopted by the Securities and Exchange Commission (or the corresponding provisions of any successor regulation), (ii) each nominee’s signed consent to serve as a director of the Company if elected, and (iii) whether each nominee is eligible for consideration as an independent director under the relevant standards contemplated by Item 407(a) of Regulation S-K (or the corresponding provisions of any successor regulation).

(7) The Company may also require any proposed nominee to furnish such other information, including completion of the Company’s directors questionnaire, as it may reasonably require to determine whether the nominee would be considered “independent” as a director or as a member of the audit committee of the Board of Directors under the various rules and standards applicable to the Company.

(8) Any Shareholder Notice with respect to a matter other than the nomination of directors must contain (i) the text of the proposal to be presented, including the text of any resolutions to be proposed for consideration by shareholders and (ii) a brief written statement of the reasons why such shareholder favors the proposal.

(9) Notwithstanding anything in this Bye-law to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Company is increased and either all of the nominees for director or the size of the increased Board of Directors is not publicly announced or disclosed by the Company at least 100 days prior to the first anniversary of the preceding year’s annual general meeting, a Shareholder Notice shall also be considered timely hereunder, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary of the Company at the registered office of the Company not later than the close of business on the tenth (10th) day following the first date all of such nominees or the size of the increased Board of Directors shall have been publicly announced or disclosed.

(10) For any matter to be brought properly before a special general meeting of shareholders called at the direction of the Board of Directors, the matter must be set forth in the Company’s notice of the meeting given by or at the direction of the Board of Directors. In the event that the Company calls a special general meeting of shareholders for the purpose of electing one or more persons to the Board of Directors, , any shareholder may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Company’s notice of the meeting, if the Shareholder Notice required by this Bye-law hereof shall be delivered to the Secretary of the Company at the registered office of the Company not later than the close of business on the tenth (10th ) day following the earlier of the day on which the date of the special general meeting and of the nominees proposed by the Board of Directors to be elected at such meeting is publicly announced or disclosed or the date on which the notice of special general meeting is deemed to have been served pursuant to Bye-law 85.

(11) For any matter to be brought properly before a special general meeting of shareholders called by requisition of the shareholders in accordance with section 74 of the Act and Bye-law 37, the matter must be set forth in the Company’s notice of the meeting given by or at the direction of the Board of Directors. In the event a special general meeting of shareholders is requisitioned by the shareholders in accordance with section 74 of the Act and Bye-law 37 for the purpose of electing one or more persons to the Board of Directors, including, without limitation, any such elections required as a result of the removal from office of one or more directors pursuant to section 93 of the Act, any requisitionists (as such term is used in section

74 of the Act) may nominate a person or persons (as the case may be), for election to such position(s), if the Shareholder Notice required by this Bye-law hereof shall be delivered to the Secretary of the Company at the registered office of the Company together with the requisition (as such term is used in section 74 of the Act).

(12) For purposes of this Bye-law, a matter shall be deemed to have been “publicly announced or disclosed” if such matter is disclosed in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission.

(13) Only persons who are nominated in accordance with the procedures set forth in this Bye-law shall be eligible for election as directors of the Company. In no event shall the postponement or adjournment of any general meeting already publicly noticed, or any announcement of such postponement or adjournment, commence a new period (or extend any time period) for the giving of notice as provided in this Bye-law. This Bye-law shall not apply to (i) shareholders proposals made pursuant to Rule 14a-8 under the Exchange Act or (ii) the election of directors selected by or pursuant to Bye-law 11(3) relating to the rights of the holders of any class or series of shares of the Company having a preference over the Common Shares as to dividends or upon liquidation to elect directors under specified circumstances.

(14) The person presiding at any meeting of shareholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall have the power and duty to determine whether notice of nominees and other matters proposed to be brought before a meeting has been duly given in the manner provided in this Bye-law and, if not so given, shall direct and declare at the meeting that such nominees and other matters are not properly before the meeting and shall not be considered. Notwithstanding the foregoing provisions of this Bye-law, if the shareholder or a qualified representative of the shareholder does not appear at the annual or special meeting of shareholders of the Company to present any such nomination, or make any such proposal, such nomination or proposal shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the Company.

Proposal 4: IPC Bye-law Amendment Regarding Alternate Directors and Cumulative Voting

RESOLVED that the Bye-laws of the Company be amended as follows:

(i) In the Bye-law 1 by deleting the strike-through text as follows:

~~(c) “Alternate Director” means an alternate Director;~~

(l) “Director” means a director of the Company ~~and shall include an Alternate Director~~;

(ii) In Bye-law 13, by deleting the strike-through text and inserting the underlined text as follows:

~~13. Alternate Directors~~

~~(1) Each Director may appoint an Alternate Director and such appointment shall become effective upon the Secretary receiving written notice of such appointment. Any person so appointed shall have all the rights and powers of the Director or Directors for whom such person is appointed in the alternate, provided that such person shall not be counted more than once in determining whether or not a quorum is present.~~

~~(2) An Alternate Director shall be entitled to receive notice of all meetings of the Board and to attend and vote at any such meeting at which a Director for whom such Alternate Director was appointed in the alternative is not personally present and generally to perform at such meeting all the functions of such Director for whom such Alternate Director was appointed.~~

~~(3) An Alternate Director shall cease to be such if the Director for whom such Alternate Director was appointed ceases for any reason to be a Director but may be re-appointed by the Board as alternate to the person appointed to fill the vacancy in accordance with these Bye-laws.~~

13. [RESERVED]

(iv) In Bye-law 16 by deleting the strike-through text as follows:

(1) The Chairman or Deputy Chairman, or any two (2) Directors may, and the Secretary on the requisition of the Chairman or Deputy Chairman, or any two (2) Directors shall, at any time summon a meeting of the Board by at least three (3) Business Days’ notice to each Director ~~and Alternate Director~~, unless such ~~Director or Alternate~~ Director consents to shorter notice.

(ii) In Bye-law 11 by deleting the strike-through text and inserting the underlined text as follows:

~~(2) Election by cumulative voting~~

~~Notwithstanding any other provisions of these Bye-laws, the principle of cumulative voting shall apply in any election of Directors pursuant to paragraph (1) of this Bye-law 11. Each Member entitled to vote in such election (including any Member owning Controlled Shares) shall have a number of votes equal to the product of (x) the number of votes conferred by such Member’s Common Shares (as adjusted pursuant to Bye-law 52, if applicable) and (y) the number of persons standing for election as Directors at the general meeting. Each Member may divide and distribute such Member’s votes, as so calculated, among any one or more candidates for the directorships to be filled, or such Member may cast such Member’s votes for a single candidate. At such election, the candidates receiving the highest number of votes, up to the number of directors to be chosen, shall stand elected, and an absolute majority of the votes cast is not a prerequisite to the election of any candidate to the Board.~~

(2) [RESERVED]

Proposal 5: IPC Bye-law Amendment to Add Certain Conditions to the Conduct of Director and Shareholder Meetings

RESOLVED that the Bye-laws of the Company be amended as follows:

(i) In Bye-law 16 by inserting the underlined text as follows:

(3) Meetings of the Directors may be held within or outside of Bermuda provided, however, that meetings may not be held within the United States.

(ii) In Bye-law 18 by inserting the underlined text as follows:

(2) Directors may participate in any meeting of the Board by means of such telephone, electronic or other communication facilities as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting, provided, however, that no Director may participate in any meeting of the Board while physically present in the United States except as permitted pursuant to Bye-law 18(3) hereof.

(3) A Director may participate in a meeting of the Board (or Board committee or series of Board and committee meetings) while physically present in the United States if, and then only to the extent, permitted by a resolution approved by a majority of the Board (determined without taking into account the vote of the Director physically present in the United States); provided, however, that (a) no more than one Director may participate in any meeting of the Board (or Board committee or series of Board and committee meetings) while physically present in the United States and (b) no Director may participate in a meeting of the Board (or Board committee or series of Board and committee meetings) while physically present in the United States more than once per calendar year. A “series of Board and committee meetings” shall mean, collectively, meetings of the Board and Board committees that are scheduled to be held outside of the United States on one or more consecutive days.

(iii) In Bye-law 19 by deleting the strike-through text and inserting the underlined text as follows:

A resolution in writing signed by all the Directors which may be in counterparts, shall be as valid as if it had been passed at a meeting of the Board duly called and constituted, such resolution to be effective on the date on which the last Director signs the resolution~~. For the purposes of this Bye-law only, “Director” shall not include an Alternate Director.~~ , provided that no such resolution shall be valid unless the last signature of a Director is affixed outside the United States (but, notwithstanding Bye-law 18(2) hereof, a Director who is not the last Director to sign may sign a resolution in writing even though he or she is in the United States). Such resolution shall be deemed to be adopted as an act of the Board, at the place where, and at the time when, the last signature of a Director is affixed thereto.

(iv) In Bye-law 33 by inserting the underlined text as follows:

The annual general meeting of the Company shall be held in each year at such time and place (which shall not be in the United States) as the Chairman or any two Directors or any Director and the Secretary or the Board shall appoint. At least ten days’ written notice of such meeting shall be given to each Member stating the date, place and time at which the meeting is to be held, that the election of Directors will take place thereat, and as far as practicable, the other business to be conducted at the meeting.

(v) In Bye-law 41 by inserting the underlined text as follows:

Members may participate in any general meeting by means of such telephone, electronic or other communication facilities as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting, provided, however, that no Member may participate in any general meeting while that Member (or, if any Member is an entity, its representative) is physically present in the United States.

(vi) In Bye-law 42 by inserting the underlined text as follows:

(3) For the purposes of this Bye-law, the date of the resolution is the date when the resolution is signed by, or, in the case of a Member that is a corporation whether or not a company within the meaning of the Act, on behalf of, the last Member to sign and any reference in any Bye-law to the date of passing of a resolution is, in relation to a resolution made in accordance with this Bye-law, a reference to such date. Any resolution in writing may be signed within or outside the United States; provided, that the last Member to sign the resolution must sign such resolution outside of the United States.

(4) A resolution in writing made in accordance with this Bye-law is as valid as if it had been passed by the Company in general meeting or by a meeting of the relevant class of Members, as the case may be, provided that no such resolution shall be valid unless the last signature of a Member is offered outside the United States, and any reference in any Bye-law to a meeting at which a resolution is passed or to Members voting in favour of a resolution shall be construed accordingly.

Proposal 6: IPC Bye-law Amendment to Reflect the Increase in Authorized Share Capital

RESOLVED that the Bye-laws of the Company be amended as follows:

(i) In Bye-law 51, by deleting the strike-through text and inserting the underlined text as follows:

(1) The share capital of the Company shall initially be divided into two classes of shares consisting of (i) ~~150,000,000~~200,000,000 Common Shares and (ii) 35,000,000 Preferred Shares.

ANNEX H: SHAREHOLDER RESOLUTIONS TO INCREASE AUTHORIZED

SHARE CAPITAL AND CHANGE NAME OF IPC HOLDINGS, LTD.

Proposal 6: Resolution to Increase the Authorized Share Capital

RESOLVED that, upon the closing of the amalgamation of IPC Limited with Max Capital Group Ltd., the authorized share capital of IPC Holdings, Ltd. be increased from US$1,850,000 to US$2,350,000, by the creation of an additional 50,000,000 common shares, par value $0.01 per share, ranking pari passu with existing common shares.

Proposal 7: Resolution to Change the Name of IPC Holdings Ltd to Max Capital Group Ltd.

RESOLVED that, upon the closing of the amalgamation of IPC Limited with Max Capital Group Ltd., the name of “IPC Holdings, Ltd.” be changed to “Max Capital Group Ltd.”

H-1

PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.	Indemnification of Officers and Directors.

Indemnification of Directors. IPC indemnifies its directors and officers in their capacity as such in respect of their actions and omissions except in respect of their own willful default, willful neglect, fraud or dishonesty. Under Delaware law, a corporation may indemnify a director or officer of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in defense of an action, suit or proceeding by reason of such position if (1) the director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and (2) with respect to any criminal action or proceeding, if the director or officer had no reasonable cause to believe his conduct was unlawful.

Item 21.	Exhibits and Financial Statement Schedules.

Exhibits

Exhibit Number	Description	Method of filing
2.1	Agreement and Plan of Amalgamation, dated as of March 1, 2009, among IPC Holdings, Ltd., IPC Limited and Max Capital Group Ltd. (included as Annex A to the joint proxy statement/prospectus included in this registration statement)	(1)

2.2	First Amendment to Agreement and Plan of Amalgamation, dated as of March 5, 2009, among IPC Holdings, Ltd., IPC Limited and Max Capital Group Ltd. (included as Annex B to the joint proxy statement/prospectus included in this registration statement)	(2)

3.1	Memorandum of Association of IPC Holdings, Ltd.	(3)

3.2	Amended and Restated Bye-Laws of IPC Holdings, Ltd.	(4)

3.3	Form of Memorandum of Increase of Share Capital	(3)

4.1	Form of certificate for the common shares of IPC Holdings, Ltd.	(3)

5.1	Opinion of Mello, Jones & Martin	**

8.1	Tax Opinion of Sullivan & Cromwell LLP	**

8.2	Tax Opinion of Akin Gump Strauss Hauer & Feld LLP	**

23.1	Consent of KPMG, Independent Registered Public Accounting Firm	*

23.2	Consent of KPMG, Independent Registered Public Accounting Firm	*

23.3	Consent of Mello, Jones & Martin (included in Exhibit 5.1)	**

23.4	Consent of Sullivan & Cromwell LLP (included in Exhibit 8.1)	**

23.5	Consent of Akin Gump Strauss Hauer & Feld LLP (included in Exhibit 8.2)	**

23.6	Consent of J.P. Morgan Securities Inc.	*

23.7	Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated	*

24	Powers of Attorney	**

99.1	Opinion of J.P. Morgan Securities Inc.	**

99.2	Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated	**

99.3	Form of Proxy Card of IPC Holdings, Ltd.	*

99.4	Form of Proxy Card of Max Capital Group Ltd.	*

Method of Filing:

(1)	Incorporated by reference to Exhibit 2.1 of IPC’s Current Report on Form 8-K filed on March 2, 2009 (File No. 0-27662).

(2)	Incorporated by reference to Exhibit 2.1 to IPC’s Current Report on Form 8-K filed on March 10, 2009 (File No. 0-27662).

(3)	Incorporated by reference to the corresponding exhibit to IPC’s Registration Statement on Form S-1 (File No. 333-00088).

(4)	Incorporated by reference to Exhibit 3.2 to IPC’s Quarterly Report on Form 10-Q for the period ended June 30, 2007 (File No. 0-27662).

*	Filed herewith.
**	Previously filed.

Item 22.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”); (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by Form S-4 with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The undersigned registrant hereby undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Pembroke, Bermuda on the 27th day of April, 2009.

IPC HOLDINGS, LTD.

By:	/s/ James P. Bryce
Name:	James P. Bryce
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

*	Chairman of the Board of Directors	April 27, 2009
Kenneth L. Hammond

/s/ James P. Bryce James P. Bryce	President, Chief Executive Officer and Director	April 27, 2009

* John R. Weale	Executive Vice President, Chief Financial Officer and principal accounting officer	April 27, 2009

* Mark R. Bridges	Director	April 27, 2009

* Michael J. Cascio	Director	April 27, 2009

* Peter S. Christie	Director	April 27, 2009

* L. Anthony Joaquin	Director	April 27, 2009

* Antony P.D. Lancaster	Director	April 27, 2009

* Donald J. Puglisi, Puglisi & Associates	Authorized Representative in the United States	April 27, 2009

* By James P. Bryce as attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description	Method of filing
2.1	Agreement and Plan of Amalgamation, dated as of March 1, 2009, among IPC Holdings, Ltd., IPC Limited and Max Capital Group Ltd. (included as Annex A to the joint proxy statement/prospectus included in this registration statement)	(1)

2.2	First Amendment to Agreement and Plan of Amalgamation, dated as of March 5, 2009, among IPC Holdings, Ltd., IPC Limited and Max Capital Group Ltd. (included as Annex B to the joint proxy statement/prospectus included in this registration statement)	(2)

3.1	Memorandum of Association of IPC Holdings, Ltd.	(3)

3.2	Amended and Restated Bye-Laws of IPC Holdings, Ltd.	(4)

3.3	Form of Memorandum of Increase of Share Capital	(3)

4.1	Form of certificate for the common shares of IPC Holdings, Ltd.	(3)

5.1	Opinion of Mello, Jones & Martin	**

8.1	Tax Opinion of Sullivan & Cromwell LLP	**

8.2	Tax Opinion of Akin Gump Strauss Hauer & Feld LLP	**

23.1	Consent of KPMG, Independent Registered Public Accounting Firm	*

23.2	Consent of KPMG, Independent Registered Public Accounting Firm	*

23.3	Consent of Mello, Jones & Martin (included in Exhibit 5.1)	**

23.4	Consent of Sullivan & Cromwell LLP (included in Exhibit 8.2)	**

23.5	Consent of Akin Gump Strauss Hauer & Feld LLP (included in Exhibit 8.2)	**

23.6	Consent of J.P. Morgan Securities Inc.	*

23.7	Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated	*

24	Powers of Attorney	**

99.1	Opinion of J.P. Morgan Securities Inc.	**

99.2	Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated	**

99.3	Form of Proxy Card of IPC Holdings, Ltd.	*

99.4	Form of Proxy Card of Max Capital Group Ltd.	*

Method of Filing:

(1)	Incorporated by reference to Exhibit 2.1 of IPC’s Current Report on Form 8-K filed on March 2, 2009 (File No. 0-27662).

(2)	Incorporated by reference to Exhibit 2.1 to IPC’s Current Report on Form 8-K filed on March 10, 2009 (File No. 0-27662).

(3)	Incorporated by reference to the corresponding exhibit to IPC’s Registration Statement on Form S-1 (File No. 333-00088).

(4)	Incorporated by reference to Exhibit 3.2 to IPC’s Quarterly Report on Form 10-Q for the period ended June 30, 2007 (File No. 0-27662).

*	Filed herewith.
**	Previously filed.